As filed with the Securities and Exchange Commission on October 19, 2018

Registration No. 333-226435

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

T-MOBILE US, INC.

(Exact name of registrant as specified in its charter)

Delaware	4812	20-0836269
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12920 SE 38th Street

Bellevue, Washington 98006-1350

(425) 378-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

J. Braxton Carter

Chief Financial Officer

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

(425) 378-4000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Adam O. Emmerich David K. Lam Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000	Stefan K. Schnopp Vice President and Corporate Secretary Sprint Corporation 6200 Sprint Parkway Overland Park, Kansas 66251 (877) 564-3166	Brandon C. Parris Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger transactions described in the enclosed joint consent solicitation statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to the securities to be issued in the merger transactions has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint consent solicitation statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS

DATED OCTOBER 19, 2018, SUBJECT TO COMPLETION

To Our Stockholders:

As previously announced, on April 29, 2018, T-Mobile US, Inc. (which we refer to as “T-Mobile”) and Sprint Corporation (which we refer to as “Sprint”) entered into a business combination agreement (which, as it may be amended or supplemented from time to time, we refer to as the “business combination agreement”), pursuant to which T-Mobile and Sprint agreed to combine their respective businesses (which we refer to as the “merger transactions”). The combined company will be named “T-Mobile” and, as a result of the merger, is expected to be able to rapidly launch a broad and deep nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. Neither T-Mobile nor Sprint on its own could generate comparable benefits to consumers.

If the merger transactions are completed, each share of Sprint common stock (other than certain shares described in the business combination agreement) will be automatically converted into the right to receive 0.10256 shares (which we refer to as the “exchange ratio”) of T-Mobile common stock, the common stock of the combined company. We expect that the T-Mobile common stock will continue to be listed on the NASDAQ Global Select Market (which we refer to as “NASDAQ”) under the ticker symbol “TMUS.” Based on the closing price of a share of T-Mobile common stock on NASDAQ on April 27, 2018, the last trading day before public announcement of the merger transactions, the implied value of the exchange ratio to Sprint stockholders was approximately $6.62 per share. As of [                ], 2018, and assuming that each share of T-Mobile common stock will have a value equal to the closing price of a share of T-Mobile common stock on NASDAQ on such date, the implied value of the exchange ratio to Sprint stockholders is approximately $[                ] per share. Because T-Mobile’s share price will fluctuate between now and the completion of the merger transactions, and because the exchange ratio is fixed and will not be adjusted to reflect changes in T-Mobile’s or Sprint’s share price, the value of the T-Mobile common stock received by Sprint stockholders in the merger transactions may differ from the implied value based on the share price on the date of the business combination agreement or on [                ], 2018. We urge you to obtain current share price quotations for T-Mobile common stock and Sprint common stock.

Following the merger transactions, it is anticipated that Deutsche Telekom AG (which we refer to as “Deutsche Telekom”) and SoftBank Group Corp. (which we refer to as “SoftBank”) will hold, directly or indirectly, on a fully diluted basis, approximately 41.7% and 27.3%, respectively, of the outstanding T-Mobile common stock, with the remaining approximately 31.0% of the outstanding T-Mobile common stock held by other stockholders, based on closing share prices and certain other assumptions as of October 1, 2018. In connection with the closing of the merger transactions, Deutsche Telekom, SoftBank and T-Mobile will enter into an amended and restated stockholders’ agreement, and Deutsche Telekom and SoftBank will enter into a proxy, lock-up and ROFR agreement, each of which will provide for certain rights and restrictions in respect of the T-Mobile common stock that will be held by Deutsche Telekom and SoftBank from and after the closing of the merger transactions. Descriptions of these agreements can be found under the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements.”

The T-Mobile board of directors has carefully considered the terms of the business combination agreement and, following the determination by an independent committee of the T-Mobile board of directors that the merger transactions are fair to and in the best interests of all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom) and the recommendation of the independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, T-Mobile and its stockholders. Accordingly, the T-Mobile board of directors has unanimously approved the business combination agreement and the transactions contemplated thereby. However, the approval of a proposal to amend and restate the T-Mobile certificate of incorporation, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to, collectively, as the “T-Mobile charter amendment”) and the approval of the issuance of shares of T-Mobile common stock in the merger transactions (which we refer to as the “T-Mobile share issuance” and, together with the T-Mobile charter amendment, the “T-Mobile proposals”) by holders of a majority of the outstanding shares of T-Mobile common stock (which we refer to as the “T-Mobile stockholder approval”) are required for the merger transactions to close.

T-Mobile is sending this document to its stockholders to request that they approve the T-Mobile proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus. The T-Mobile board of directors has set October 1, 2018 as the record date (which we refer to as the “T-Mobile record date”) for determining the holders of T-Mobile common stock entitled to execute and deliver written consents with respect to this solicitation.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding B.V. (which we refer to as “Deutsche Telekom Holding”) entered into a support agreement (which we refer to as the “Deutsche Telekom support agreement”) under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals (which we refer to as the “Deutsche Telekom written consent”). Because the T-Mobile proposals require the approval of at least a majority of the outstanding shares of T-Mobile common stock and Deutsche Telekom Holding is the beneficial holder of a majority of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval.

The Sprint board of directors has carefully considered the terms of the business combination agreement and, following the determination by an independent committee of the Sprint board of directors that the merger transactions are fair to and in the best interests of all of Sprint’s stockholders (including such stockholders other than SoftBank) and the recommendation of the independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, Sprint and its stockholders. Accordingly, the Sprint board of directors has unanimously approved the business combination agreement and the transactions contemplated thereby. However, the approval of the adoption of the business combination agreement (which we refer to as the “Sprint merger approval”) by the holders of a majority of the outstanding shares of Sprint common stock is required for the merger transactions to close. In addition, Sprint is submitting to its stockholders a proposal for the approval (which, together with the Sprint merger approval, we refer to as the “Sprint stockholder approval”), on a nonbinding, advisory basis, of an amended and restated T-Mobile certificate of incorporation, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to, collectively, as the “Sprint advisory T-Mobile charter amendment” and, together with the Sprint merger approval, the “Sprint proposals”).

Sprint is sending this document to its stockholders to request that they approve the Sprint proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus. The Sprint board of directors has set October 1, 2018 as the record date (which we refer to as the “Sprint record date”) for determining the holders of Sprint common stock entitled to execute and deliver written consents with respect to this solicitation.

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank Group Capital Limited, Starburst I, Inc. (which we refer to as “Starburst”) and Galaxy Investment Holdings, Inc. (which we refer to as “Galaxy”) entered into a support agreement (which we refer to as the “SoftBank support agreement”) under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals

(which we refer to as the “SoftBank written consent”). Because the Sprint proposals require the approval of a majority of the outstanding shares of Sprint common stock and Starburst and Galaxy are, collectively, the beneficial holders of a majority of the outstanding shares of Sprint common stock as of the Sprint record date, the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval.

Neither T-Mobile nor Sprint will be holding a stockholders’ meeting to consider the T-Mobile proposals or the Sprint proposals, as applicable.

The obligations of the parties to the business combination agreement to complete the merger transactions are subject to the satisfaction or waiver of several conditions set forth in the business combination agreement, a copy of which is included as Annex A to the accompanying joint consent solicitation statement/prospectus. The accompanying joint consent solicitation statement/prospectus provides you with detailed information about the business combination agreement and the merger transactions. It also contains or references information about T-Mobile and Sprint and certain related matters. You are encouraged to read the accompanying joint consent solicitation statement/prospectus, including the Annexes and the documents incorporated by reference in the accompanying joint consent solicitation statement/prospectus, carefully and in their entirety. In particular, you should read the “Risk Factors” section beginning on page 40 of the accompanying joint consent solicitation statement/prospectus for a discussion of the risks you should consider in evaluating the proposed transactions and how they will affect you.

We look forward to the successful combination of T-Mobile and Sprint.

[ ] John J. Legere Chief Executive Officer T-Mobile US, Inc.	[ ] Michel Combes President and Chief Executive Officer Sprint Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger transactions or the securities to be issued in connection with the merger transactions or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The accompanying joint consent solicitation statement/prospectus is dated [                ], 2018, and is first being mailed to the stockholders of T-Mobile and Sprint on or about [                ], 2018.

T-MOBILE US, INC.

12920 SE 38th Street

Bellevue, Washington 98006-1350

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of T-Mobile US, Inc.:

Pursuant to a Business Combination Agreement, dated as of April 29, 2018 (which we refer to as the “business combination agreement”), by and among T-Mobile US, Inc. (which we refer to as “T-Mobile”), Sprint Corporation (which we refer to as “Sprint”), Huron Merger Sub LLC, a wholly owned subsidiary of T-Mobile (which we refer to as “Merger Company”), Superior Merger Sub Corporation, a wholly owned subsidiary of Merger Company (which we refer to as “Merger Sub”), Starburst I, Inc. (which we refer to as “Starburst”), Galaxy Investment Holdings, Inc. (which, together with Starburst, we refer to as the “SoftBank US HoldCos”), and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V. and SoftBank Group Corp., the SoftBank US HoldCos will merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile, and Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned subsidiary of T-Mobile, in each case on the terms and subject to the satisfaction or waiver of the conditions described in the business combination agreement (which we refer to, collectively, as the “merger transactions”).

This joint consent solicitation statement/prospectus is being delivered to you on behalf of the T-Mobile board of directors to request that holders of T-Mobile common stock as of the record date of October 1, 2018 (which we refer to as the “T-Mobile record date”) execute and return written consents to approve the amendment and restatement of the T-Mobile certificate of incorporation in connection with the merger transactions, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to as the “T-Mobile charter amendment”), and approve of the issuance of shares of T-Mobile common stock in the merger transactions (which we refer to as the “T-Mobile share issuance” and, together with the T-Mobile charter amendment, the “T-Mobile proposals”).

This joint consent solicitation statement/prospectus describes the merger transactions and the T-Mobile proposals and the actions to be taken in connection with the merger transactions and the T-Mobile proposals and provides additional information about the parties involved. Please give this information your careful attention. A copy of the business combination agreement is attached as Annex A to this joint consent solicitation statement/prospectus.

The T-Mobile board of directors has carefully considered the terms of the business combination agreement and, following the determination by an independent committee of the T-Mobile board of directors that the merger transactions are fair to and in the best interests of all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom) and the recommendation of the independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, T-Mobile and its stockholders.

Please complete, date and sign the written consent furnished with this joint consent solicitation statement/prospectus and return it promptly to T-Mobile by one of the means described in “Solicitation of T-Mobile Written Consents.”

By Order of the Board of Directors,

[                    ]

Timotheus Höttges

Chairman of the Board of Directors

[                ], 2018

SPRINT CORPORATION

6200 Sprint Parkway

Overland Park, Kansas 66251

NOTICE OF SOLICITATION OF WRITTEN CONSENT

To Stockholders of Sprint Corporation:

Pursuant to a Business Combination Agreement, dated as of April 29, 2018 (which we refer to as the “business combination agreement”), by and among T-Mobile US, Inc. (which we refer to as “T-Mobile”), Sprint Corporation (which we refer to as “Sprint”), Huron Merger Sub LLC, a wholly owned subsidiary of T-Mobile (which we refer to as “Merger Company”), Superior Merger Sub Corporation, a wholly owned subsidiary of Merger Company (which we refer to as “Merger Sub”), Starburst I, Inc. (which we refer to as “Starburst”), Galaxy Investment Holdings, Inc. (which, together with Starburst, we refer to as the “SoftBank US HoldCos”), and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V. and SoftBank Group Corp., the SoftBank US HoldCos will merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile, and Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned subsidiary of T-Mobile, in each case on the terms and subject to the satisfaction or waiver of the conditions described in the business combination agreement (which we refer to, collectively, as the “merger transactions”).

This joint consent solicitation statement/prospectus is being delivered to you on behalf of the Sprint board of directors to request that holders of Sprint common stock as of the record date of October 1, 2018 (which we refer to as the “Sprint record date”) execute and return written consents to approve the adoption of the business combination agreement (which we refer to as the “Sprint merger approval”). You are also being requested to approve, on a nonbinding, advisory basis, the amendment and restatement of the T-Mobile certificate of incorporation in connection with the merger transactions, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to, collectively, as the “Sprint advisory T-Mobile charter amendment” and, together with the Sprint merger approval, the “Sprint proposals”).

This joint consent solicitation statement/prospectus describes the merger transactions and the Sprint proposals and the actions to be taken in connection with the merger transactions and the Sprint proposals and provides additional information about the parties involved. Please give this information your careful attention. A copy of the business combination agreement is attached as Annex A to this joint consent solicitation statement/prospectus.

The Sprint board of directors has carefully considered the terms of the business combination agreement and, following the determination by an independent committee of the Sprint board of directors that the merger transactions are fair to and in the best interests of all of Sprint’s stockholders (including such stockholders other than SoftBank) and the recommendation of the independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, Sprint and its stockholders.

Please complete, date and sign the written consent furnished with this joint consent solicitation statement/prospectus and return it promptly to Sprint by one of the means described in “Solicitation of Sprint Written Consents.”

By Order of the Board of Directors,

[                    ]

Stefan K. Schnopp

Vice President and Corporate Secretary

[            ], 2018

i

ii

iii

ADDITIONAL INFORMATION

The accompanying joint consent solicitation statement/prospectus incorporates by reference important business and financial information about T-Mobile and Sprint from documents that are not included in or delivered with the accompanying joint consent solicitation statement/prospectus. This information is available without charge to you upon written or oral request. You can obtain the documents incorporated by reference in the accompanying joint consent solicitation statement/prospectus by requesting them in writing, by email or by telephone from T-Mobile or Sprint at their respective addresses and telephone numbers listed below or by accessing such documents on the websites listed below. Any other information provided on the websites listed below is not a part of the accompanying joint consent solicitation statement/prospectus and therefore is not incorporated by reference into the accompanying joint consent solicitation statement/prospectus.

For T-Mobile Stockholders: Investor Relations T-Mobile US, Inc. 1 Park Avenue, 14th Floor New York, New York 10016 Telephone: (212) 358-3210 investor.relations@t-mobile.com www.t-mobile.com	For Sprint Stockholders: Sprint Shareholder Relations 6200 Sprint Parkway Mailstop KSOPHF0302-3B679 Overland Park, Kansas 66251 Telephone: (913) 794-1091 shareholder.relations@sprint.com www.sprint.com

In addition, if you have questions about the merger transactions, the solicitation of T-Mobile written consents or the solicitation of Sprint written consents, or if you need to obtain copies of the accompanying joint consent solicitation statement/prospectus or other documents incorporated by reference in the accompanying joint consent solicitation statement/prospectus, you may contact the appropriate contact listed above. You will not be charged for any of the documents you request.

To ensure timely delivery, any request should be made no later than [                ], 2018.

For a more detailed description of the information incorporated by reference in the accompanying joint consent solicitation statement/prospectus and how you may obtain it, see “Where You Can Find More Information.”

ABOUT THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS

This joint consent solicitation statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) by T-Mobile (File No. 333-226435), constitutes a prospectus of T-Mobile under Section 5 of the U.S. Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement. This joint consent solicitation statement/prospectus also constitutes a consent solicitation statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), of T-Mobile with respect to the proposals to approve each of the T-Mobile charter amendment and the T-Mobile share issuance, and a consent solicitation statement under Section 14(a) of the Exchange Act of Sprint with respect to the proposals to approve each of the adoption of the business combination agreement and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment.

Neither T-Mobile nor Sprint has authorized anyone to give any information or make any representation about the merger transactions or any of the other transactions contemplated by the business combination agreement, T-Mobile or Sprint that is different from, or in addition to, that contained in this joint consent solicitation statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, neither T-Mobile nor Sprint takes any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained in or incorporated by reference into this joint consent solicitation statement/prospectus. This joint consent solicitation statement/prospectus is dated [                ], 2018. The information contained in this joint consent solicitation statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this joint consent solicitation statement/prospectus to T-Mobile or Sprint stockholders nor the issuance by T-Mobile of common stock pursuant to the business combination agreement will create any implication to the contrary.

This joint consent solicitation statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning T-Mobile contained in or incorporated by reference into this joint consent solicitation statement/prospectus has been provided by T-Mobile, and the information concerning Sprint contained in this joint consent solicitation statement/prospectus has been provided by Sprint.

Unless otherwise indicated or as the context otherwise requires, all references in this joint consent solicitation statement/prospectus to:

•	“closing” refers to the closing of the merger transactions;

•	“combined company” refers to T-Mobile following the completion of the merger transactions;

•	“DGCL” refers to the General Corporation Law of the State of Delaware;

•	“Deutsche Telekom” refers to Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany;

•	“Deutsche Telekom Holding” refers to Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands;

•	“Deutsche Telekom Parties” refers to Deutsche Telekom and Deutsche Telekom Holding, collectively;

•	“effective time” refers to the effective time of the merger pursuant to the business combination agreement;

•	“exchange ratio” refers to 0.10256 shares of T-Mobile common stock per share of Sprint common stock;

•	“Galaxy” refers to Galaxy Investment Holdings, Inc., a Delaware corporation;

•	“Galaxy common stock” refers to the shares of common stock, par value $0.01 per share, of Galaxy;

•

“HoldCo mergers” refers to, collectively, the merger of each SoftBank US HoldCo with and into Merger Company, in each case with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile;

•	“HoldCo mergers effective time” refers to the effective time of the HoldCo mergers pursuant to the business combination agreement;

•	“merger” refers to the merger of Merger Sub with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned subsidiary of T-Mobile;

•	“Merger Company” refers to Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile;

•	“merger consideration” refers to the right of holders of Sprint common stock to receive the exchange ratio;

•	“Merger Sub” refers to Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company;

•

“merger transactions” refers to (i) if the revised structure notice has not been delivered in accordance with the business combination agreement, the HoldCo mergers and the merger, or (ii) if the revised structure notice has been delivered in accordance with the business combination agreement, the merger;

•	“SEC” refers to the U.S. Securities and Exchange Commission;

•	“SoftBank” refers to SoftBank Group Corp., a Japanese kabushiki kaisha;

•	“SoftBank Parties” refers to SoftBank and the SoftBank US HoldCos, collectively;

•	“SoftBank UK” refers to SoftBank Group Capital Limited, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank;

•	“SoftBank US HoldCos” refers to Galaxy and Starburst, collectively;

•	“Sprint” refers to Sprint Corporation, a Delaware corporation;

•	“Sprint board of directors” refers to the board of directors of Sprint;

•	“Sprint common stock” refers to the shares of common stock, par value $0.01 per share, of Sprint;

•

“Sprint independent committee” refers to the committee of the Sprint board of directors consisting solely of the independent directors of Sprint, which the Sprint board of directors established for the purpose of analyzing and evaluating a possible business combination transaction with T-Mobile and, in coordination with the rest of the Sprint board of directors and Sprint management, interacting with SoftBank, Deutsche Telekom or T-Mobile with respect to such a possible business combination;

•

“Sprint proposals” refers to the Sprint merger approval and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment (which includes three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing), collectively;

•	“Sprint stockholders” refers to the holders of Sprint common stock;

•	“Starburst” refers to Starburst I, Inc., a Delaware corporation;

•	“Starburst common stock” refers to the shares of common stock, par value $0.01 per share, of Starburst;

•	“T-Mobile” refers to T-Mobile US, Inc., a Delaware corporation;

•	“T-Mobile board of directors” refers to the board of directors of T-Mobile or, following the completion of the merger, the combined company;

•	“T-Mobile common stock” refers to the shares of common stock, par value $0.00001 per share, of T-Mobile or, following the completion of the merger, the combined company;

•

“T-Mobile independent committee” refers to the committee of the T-Mobile board of directors consisting solely of independent directors of T-Mobile, which the T-Mobile board of directors established for the purpose of reviewing and monitoring a possible business combination transaction with Sprint and negotiating on behalf of T-Mobile the terms and conditions of any agreements or arrangements proposed to be entered into between T-Mobile or the combined company and Deutsche Telekom related to the transaction;

•

“T-Mobile proposals” refers to the proposal to approve the T-Mobile charter amendment (which includes three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing) and the proposal to approve the T-Mobile share issuance, collectively;

•	“T-Mobile stockholders” refers to the holders of T-Mobile common stock;

•	“T-Mobile USA” refers to T-Mobile USA, Inc., a Delaware corporation; and

•	“we,” “our” and “us” refer to T-Mobile and Sprint, collectively.

QUESTIONS AND ANSWERS

The following are answers to certain questions you may have regarding the merger transactions, the other transactions contemplated by the business combination agreement, the solicitation of T-Mobile written consents and the solicitation of Sprint written consents. You are urged to read this joint consent solicitation statement/prospectus carefully and in its entirety, because the information in this section may not provide all of the information that might be important to you. Additional important information is also contained in the Annexes to, and the documents incorporated by reference into, this joint consent solicitation statement/prospectus. See “Where You Can Find More Information.”

Q:	WHAT IS THE PROPOSED TRANSACTION?

A:

On April 29, 2018, T-Mobile and Sprint entered into a business combination agreement (together with the other parties to the agreement) pursuant to which T-Mobile and Sprint agreed to combine their respective businesses. The combined company will be named “T-Mobile” and, as a result of the merger, is expected to be able to rapidly launch a broad and deep nationwide 5G network, accelerate innovation and increase competition in the U.S. wireless, video and broadband industries. Neither T-Mobile nor Sprint on its own could generate comparable benefits to consumers.

A copy of the business combination agreement is attached as Annex A to this joint consent solicitation statement/prospectus. The business combination agreement contains the terms and conditions of the proposed transaction between T-Mobile and Sprint. Under the business combination agreement, if certain conditions are met, each SoftBank US HoldCo will merge with and into Merger Company (which we refer to, collectively, as the “HoldCo mergers”), with Merger Company continuing as the surviving entity (which we sometimes refer to as the “SoftBank surviving entity”) and as a wholly owned subsidiary of T-Mobile. Irrespective of whether the HoldCo mergers occur, subject to the satisfaction or waiver of the conditions in the business combination agreement, Merger Sub will merge with and into Sprint (which we refer to as the “merger”), with Sprint continuing as the surviving corporation (which we sometimes refer to as the “surviving corporation”) and as a wholly owned indirect subsidiary of T-Mobile. Following the merger transactions, the Sprint common stock will be delisted from the New York Stock Exchange (which we refer to as the “NYSE”) and deregistered under the Exchange Act and cease to be publicly traded.

Q:	WHO IS SOLICITING MY WRITTEN CONSENT?

A:	The T-Mobile board of directors is providing these consent solicitation materials to the stockholders of T-Mobile.

The Sprint board of directors is providing these consent solicitation materials to the stockholders of Sprint.

These materials also constitute a prospectus of T-Mobile with respect to the T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement.

Q:	WHAT ARE T-MOBILE STOCKHOLDERS BEING ASKED TO APPROVE?

A:

T-Mobile stockholders are being asked to approve each of the T-Mobile charter amendment, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing, and the T-Mobile share issuance (which we refer to as the “T-Mobile proposals”).

Q:	WHAT ARE SPRINT STOCKHOLDERS BEING ASKED TO APPROVE?

A:

Sprint stockholders are being asked to approve each of the adoption of the business combination agreement and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to as the “Sprint proposals”).

Q:	WHO IS ENTITLED TO GIVE A WRITTEN CONSENT?

A:

The T-Mobile board of directors has set October 1, 2018 as the record date for determining the holders of shares of T-Mobile common stock entitled to execute and deliver written consents with respect to the T-Mobile proposals (which we refer to as the “T-Mobile record date”). Holders of T-Mobile common stock at the close of business on the T-Mobile record date will be entitled to give or withhold consent with respect to the T-Mobile proposals using the written consent furnished with this joint consent solicitation statement/prospectus.

The Sprint board of directors has set October 1, 2018 as the record date for determining the holders of shares of Sprint common stock entitled to execute and deliver written consents with respect to the Sprint proposals (which we refer to as the “Sprint record date”). Holders of Sprint common stock at the close of business on the Sprint record date will be entitled to give or withhold consent with respect to the Sprint proposals using the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	WHAT WILL STOCKHOLDERS RECEIVE IN THE MERGER TRANSACTIONS?

A:

In the HoldCo mergers, the shares of Galaxy common stock and Starburst common stock issued and outstanding immediately prior to the HoldCo mergers effective time, all of which are currently held by SoftBank UK, will be automatically converted into the right to receive an aggregate number of shares of T-Mobile common stock equal to the product of (x) 0.10256 (which we refer to as the “exchange ratio”) and (y) the aggregate number of shares of Sprint common stock then held collectively by Galaxy and Starburst (which we refer to as the “HoldCo merger consideration”).

In the merger, each share of Sprint common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Sprint as treasury stock and shares held by the SoftBank surviving entity) will be automatically converted into the right to receive 0.10256 shares of T-Mobile common stock (which we refer to as the “merger consideration”).

Accordingly, SoftBank and its affiliates will receive the same amount of T-Mobile common stock per share of Sprint common stock in the merger transactions as all other Sprint stockholders.

No holder of Sprint common stock will be issued a fraction of a share of T-Mobile common stock in the merger transactions. Each holder of Sprint common stock converted pursuant to the merger transactions who would otherwise have been entitled to receive a fraction of a share of T-Mobile common stock (after taking into account all shares represented by the certificates and book-entry shares delivered by such holder) will receive the T-Mobile fractional share consideration as described in “The Business Combination Agreement—No Fractional Shares.”

The merger will not result in an exchange of outstanding shares of T-Mobile common stock. Accordingly, holders of shares of T-Mobile common stock immediately prior to the effective time will continue to hold their respective shares of T-Mobile common stock immediately following the effective time.

Q:	WHAT IS THE VALUE OF THE MERGER CONSIDERATION?

A:

The exact value of the consideration to Sprint stockholders will depend on the price per share of T-Mobile common stock at the completion of the merger transactions, which may be greater than, less than or the same as the price per share of T-Mobile common stock at the time of entry into the business combination agreement or the date of this joint consent solicitation statement/prospectus.

Based on the closing price of a share of T-Mobile common stock on NASDAQ on April 27, 2018, the last trading day before public announcement of the merger transactions, the implied value of the exchange ratio to Sprint stockholders was approximately $6.62 per share. As of [                ], and assuming that each share of T-Mobile common stock will have a value equal to the closing price of a share of T-Mobile common stock on NASDAQ on such date, the implied value of the exchange ratio to Sprint stockholders is approximately $[        ] per share. You should obtain current market price quotations for T-Mobile common stock; however, as noted above, the prices at the effective time may be greater than, the same as or less than such price quotations.

Q:	WHAT WILL BE THE RESPECTIVE OWNERSHIP PERCENTAGES OF FORMER SPRINT STOCKHOLDERS AND T-MOBILE STOCKHOLDERS IN THE COMBINED COMPANY?

A:

Following the merger transactions, it is anticipated that Deutsche Telekom and SoftBank will hold, directly or indirectly, on a fully diluted basis, approximately 41.7% and 27.3%, respectively, of the outstanding T-Mobile common stock, with the remaining approximately 31.0% of the outstanding T-Mobile common stock held by other stockholders, based on closing share prices and certain other assumptions as of October 1, 2018. In connection with the closing of the merger transactions, Deutsche Telekom, SoftBank and T-Mobile will enter into an amended and restated stockholders’ agreement, and Deutsche Telekom and SoftBank will enter into a proxy lock-up and ROFR agreement, each of which will provide for certain rights and restrictions in respect of the T-Mobile common stock that will be held by Deutsche Telekom and SoftBank from and after the closing of the merger transactions. Descriptions of these agreements can be found under the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements.”

Q:	WHAT WILL HOLDERS OF SPRINT EQUITY-BASED AWARDS RECEIVE IN THE MERGER?

A:

Stock Options. Each option to purchase shares of Sprint common stock (other than under the Sprint Employees Stock Purchase Plan), whether vested or unvested, that is outstanding immediately prior to the effective time, as of the effective time, will be automatically converted into an option to purchase, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, a number of shares of T-Mobile common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (a) the total number of shares of Sprint common stock subject to such Sprint option immediately prior to the effective time, by (b) 0.10256, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the Sprint common stock subject to such option as of immediately prior to the effective time, divided by (y) 0.10256.

Time-Based Restricted Stock Units. Each award of time-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit award, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of time-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock.

Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit, on the same terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such performance-based restricted stock unit in respect of Sprint common stock immediately prior to the effective time) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time, multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of performance-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock. The number of shares of Sprint common stock subject to each award of performance-based restricted stock units as of immediately prior to the effective time will be based on the assumed level of performance equal to (x) in the case of a “turnaround incentive award” issued in respect of Sprint common stock, the greatest of (1) the volume-weighted average price of Sprint common stock over any 150-calendar day period as specified in the applicable award agreement as of the effective time, (2) the volume-weighted average price of Sprint common stock over the five consecutive trading day period ending with the second complete trading day prior to the effective time, and (3) the volume-weighted average price of Sprint common stock equal to 100% of the target award; and (y) in the case of an award of performance-based restricted stock units issued in respect of shares of Sprint common stock that is not a “turnaround incentive award,” in respect of outstanding performance periods as of the effective time, the target number of shares of Sprint common stock underlying such award of performance-based restricted stock units, and in respect of completed performance periods as of the effective time, the actual number of shares of Sprint common stock underlying such award of performance-based restricted stock units.

Employees Stock Purchase Plan. Prior to the effective time, Sprint will, contingent on the completion of the merger transactions, (a) cause the purchase period then underway under the Sprint Employees Stock Purchase Plan (the “final purchase period”), to the extent it would otherwise be outstanding at the effective time, to be terminated no later than five business days prior to the effective time; (b) make any pro rata adjustments that may be necessary to reflect the final purchase period, but otherwise treat the final purchase period as a fully effective and completed purchase period; and (c) cause the exercise (as of no later than five business days prior to the effective time) of each outstanding purchase right pursuant to the Sprint Employees Stock Purchase Plan. On such exercise date, Sprint will apply the funds credited to each participant’s payroll withholding account as of such date to the purchase of whole shares of Sprint common stock in accordance with the terms of the Sprint Employees Stock Purchase Plan, and such shares of Sprint common stock will be entitled to receive the merger consideration as of the effective time.

Cash will be payable in lieu of any fractional share of T-Mobile common stock resulting from application of the 0.10256 equity award adjustment ratio.

Q:	WHEN WILL THE MERGER TRANSACTIONS BE COMPLETED?

A:

The parties currently expect that the merger transactions will be completed in the first half of 2019, subject to certain conditions. Neither T-Mobile nor Sprint can predict, however, the actual date on which the merger transactions will be completed, or whether they will be completed, because the merger transactions are subject to factors beyond each company’s control, including whether or when the required regulatory and other governmental consents will be received. See “The Business Combination Agreement—Conditions to the Completion of the Merger Transactions” and “The Merger Transactions—Regulatory Approvals Required for the Merger Transactions.”

Q:	WHAT ARE THE CONDITIONS TO THE COMPLETION OF THE MERGER?

A:

In addition to the T-Mobile stockholder approval and the Sprint merger approval, completion of the merger and the other transactions contemplated by the business combination agreement is subject to the satisfaction or waiver of a number of other conditions, including the receipt of required regulatory and other governmental consents and specified minimum credit ratings for T-Mobile USA on the closing date of the merger transactions (after giving effect to the merger) from at least two of three specified credit rating agencies, subject to certain qualifications. See “The Business Combination Agreement—Conditions to the Completion of the Merger Transactions.”

Q:	WHAT EFFECT WILL THE MERGER TRANSACTIONS HAVE ON T-MOBILE AND SPRINT?

A:

Upon completion of the merger transactions, Sprint will cease to be a publicly traded company. Whether or not the HoldCo mergers occur, Merger Sub will merge with and into Sprint, with Sprint surviving the merger as a wholly owned indirect subsidiary of T-Mobile. Following the merger transactions, the Sprint common stock will no longer be listed on the NYSE or any other stock exchange or quotation system and the registration of Sprint common stock and the related reporting obligations under the Exchange Act will be terminated. If you are a Sprint stockholder, you will no longer be a stockholder of Sprint immediately following the merger transactions, but you will have an interest in the businesses and assets of both T-Mobile and Sprint through your ownership of T-Mobile common stock.

Following the merger transactions, the T-Mobile common stock will be the common stock of the combined company, and it is expected that the T-Mobile common stock will continue to be listed on NASDAQ under the ticker symbol “TMUS.” If you are a T-Mobile stockholder, you will continue to be a stockholder of T-Mobile immediately following the merger transactions, but you will have an interest in the businesses and assets of both T-Mobile and Sprint through your ownership of T-Mobile common stock.

Q:	WHAT IS THE RECOMMENDATION OF THE T-MOBILE BOARD OF DIRECTORS?

A:

The T-Mobile board of directors has carefully considered the terms of the business combination agreement and, following the determination by the T-Mobile independent committee that the business combination agreement and the transactions contemplated thereby are fair to and in the best interests of all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom) and the recommendation of the T-Mobile independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, T-Mobile and its stockholders. Accordingly, the T-Mobile board of directors has unanimously approved the business combination agreement and the transactions contemplated thereby. The T-Mobile board of directors unanimously recommends that T-Mobile stockholders approve the T-Mobile proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	WHAT T-MOBILE STOCKHOLDER APPROVAL IS REQUIRED TO APPROVE THE MERGER TRANSACTIONS?

A:

The approval of the T-Mobile proposals by the holders of a majority of the outstanding shares of T-Mobile common stock (which we refer to as the “T-Mobile stockholder approval”) is required for the merger transactions to be completed. As of the T-Mobile record date, there were 848,381,358 shares of T-Mobile common stock outstanding and entitled to consent with respect to the T-Mobile proposals, and directors and executive officers of T-Mobile and their affiliates owned and were entitled to consent with respect to 2,851,511 shares of T-Mobile common stock (excluding shares owned by Deutsche Telekom), representing approximately 0.34% of the shares of T-Mobile common stock outstanding on that date. T-Mobile currently expects that its directors and executive officers will deliver written consents in favor of the T-Mobile proposal, although none of them has entered into any agreements obligating him or her to do so.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into a support agreement (which we refer to as the “Deutsche Telekom support agreement”) under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals. Because Deutsche Telekom Holding is the beneficial holder of a majority of the T-Mobile common stock outstanding as of the T-Mobile record date, the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval, regardless of the delivery or withholding of consent by any other T-Mobile stockholder. Therefore, T-Mobile expects to receive a number of consents sufficient to constitute the T-Mobile stockholder approval.

Q:	ARE THERE ANY RISKS RELATING TO THE MERGER TRANSACTIONS, SPRINT’S BUSINESS OR THE COMBINED COMPANY THAT T-MOBILE STOCKHOLDERS SHOULD CONSIDER IN DECIDING WHETHER TO APPROVE THE T-MOBILE PROPOSALS?

A:

Yes. Before making any decision on whether to give or withhold consent, T-Mobile stockholders are urged to read the information contained in “Risk Factors” carefully and in its entirety. T-Mobile stockholders should also read and carefully consider the risk factors of T-Mobile and Sprint that are incorporated by reference into this joint consent solicitation statement/prospectus.

Q:	DO ANY OF THE T-MOBILE DIRECTORS OR EXECUTIVE OFFICERS HAVE INTERESTS IN THE MERGER TRANSACTIONS THAT MAY DIFFER FROM THOSE OF T-MOBILE STOCKHOLDERS?

A:

Yes. The T-Mobile directors and executive officers have interests in the merger that are different from, or in addition to, their interests as T-Mobile stockholders. See “The Merger Transactions—Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transactions.” The members of the T-Mobile board of directors and the T-Mobile independent committee were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the T-Mobile board of directors’ recommendation that T-Mobile stockholders approve the T-Mobile proposals.

Q:	WHAT IS THE RECOMMENDATION OF THE SPRINT BOARD OF DIRECTORS?

A:

The Sprint board of directors has carefully considered the terms of the business combination agreement and, following the determination by the Sprint independent committee that the business combination agreement and the transactions contemplated thereby are fair to and in the best interests of all of Sprint’s stockholders (including such stockholders other than SoftBank) and the recommendation of the Sprint independent committee, has determined that the business combination agreement and the transactions contemplated thereby are fair to, and in the best interests of, Sprint and its stockholders. Accordingly, the Sprint board of directors has unanimously approved the business combination agreement and the transactions contemplated thereby. The Sprint board of directors unanimously recommends that Sprint stockholders approve the Sprint proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Q:	WHAT SPRINT STOCKHOLDER APPROVAL IS REQUIRED TO APPROVE THE MERGER TRANSACTIONS?

A:

The approval of the adoption of the business combination agreement by the holders of a majority of the outstanding shares of Sprint common stock (which we refer to as the “Sprint merger approval”) is required for the merger transactions to be completed. As of the Sprint record date, there were 4,077,202,570 shares of Sprint common stock outstanding and entitled to consent with respect to the Sprint proposals, and directors and executive officers of Sprint and their affiliates owned and were entitled to consent with respect to 10,074,674 shares of Sprint common stock (excluding shares owned by SoftBank), representing approximately 0.25% of the shares of Sprint common stock outstanding on that date. Sprint currently expects that its directors and executive officers will deliver written consents in favor of the Sprint proposals, although none of them has entered into any agreements obligating him or her to do so.

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst and Galaxy entered into a support agreement (which we refer to as the “SoftBank support agreement”) under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals (which we refer to as the “SoftBank written consent”). Because Starburst and Galaxy are, collectively, the beneficial holder of a majority of the Sprint common stock outstanding as of the Sprint record date, the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval, regardless of the delivery or withholding of consent by any other Sprint stockholder. Therefore, Sprint expects to receive a number of consents sufficient to constitute the Sprint stockholder approval.

Q:

GIVEN THAT THE DELIVERY OF THE DEUTSCHE TELEKOM WRITTEN CONSENT AND THE SOFTBANK WRITTEN CONSENT WILL CONSTITUTE THE T-MOBILE STOCKHOLDER APPROVAL AND THE SPRINT STOCKHOLDER APPROVAL, RESPECTIVELY, WHY ARE THE PARTIES SEEKING CONSENTS FROM ALL T-MOBILE AND SPRINT STOCKHOLDERS?

A:

Under applicable SEC guidance, a company may seek a commitment from principal security holders of a target to vote in favor of a business combination transaction and register the securities to be offered and sold in the transaction if, among other things, votes will also be solicited from target stockholders who have not entered such commitments.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into the Deutsche Telekom support agreement, and SoftBank, SoftBank UK, Starburst and Galaxy entered into the SoftBank support agreement, under which they agreed to deliver written consents with respect to all of the outstanding shares of T-Mobile common stock and Sprint common stock, respectively, that they hold approving the T-Mobile proposals and the Sprint proposals, respectively. Because the principal security holders of each of T-Mobile and Sprint have agreed to deliver written consents in favor of the merger transactions, T-Mobile and Sprint are seeking written consents from all T-Mobile stockholders and all Sprint stockholders, respectively, in accordance with the applicable SEC guidance. Nevertheless, the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval, regardless of the delivery or withholding of consent by any other T-Mobile stockholder, and the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval, regardless of the delivery or withholding of consent by any other Sprint stockholder.

Q:	ARE THERE ANY RISKS RELATING TO THE MERGER TRANSACTIONS, T-MOBILE’S BUSINESS OR THE COMBINED COMPANY THAT SPRINT STOCKHOLDERS SHOULD CONSIDER IN DECIDING WHETHER TO APPROVE THE SPRINT PROPOSALS?

A:

Yes. Before making any decision on whether to give or withhold consent, Sprint stockholders are urged to read the information contained in “Risk Factors” carefully and in its entirety. Sprint stockholders should also read and carefully consider the risk factors of T-Mobile and Sprint that are incorporated by reference into this joint consent solicitation statement/prospectus.

Q:	DO ANY OF THE SPRINT DIRECTORS OR EXECUTIVE OFFICERS HAVE INTERESTS IN THE MERGER TRANSACTIONS THAT MAY DIFFER FROM THOSE OF SPRINT STOCKHOLDERS?

A:

Yes. The Sprint directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Sprint stockholders. See “The Merger Transactions—Interests of Certain Executive Officers and Directors of Sprint in the Merger Transactions.” The members of the Sprint board of directors and the Sprint independent committee were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the Sprint board of directors’ recommendation that Sprint stockholders approve the Sprint proposals.

Q:	HOW DO I RETURN MY WRITTEN CONSENT?

A:

If you are a T-Mobile stockholder at the close of business on the T-Mobile record date, or a Sprint stockholder at the close of business on the Sprint record date, and after carefully reading and considering the information contained in this joint consent solicitation statement/prospectus you wish to return your written consent, please complete, date and sign the enclosed written consent and promptly return it to T-Mobile or Sprint, as applicable, at the addresses below, or email a .pdf copy of your signed and dated written consent to T-Mobile or Sprint, as applicable, to the email addresses below.

To T-Mobile: T-Mobile US, Inc. Corporate Secretary 12920 SE 38th Street Bellevue, Washington 98006 investor.relations@t-mobile.com	To Sprint: Corporate Secretary 6200 Sprint Parkway Mailstop KSOPHF0302-3B679 Overland Park, Kansas 66251 shareholder.relations@sprint.com

Neither T-Mobile nor Sprint will be holding a stockholders’ meeting to consider the T-Mobile proposals or the Sprint proposals, as applicable, and therefore you will be unable to vote in person by attending a stockholders’ meeting.

Q:	WHAT HAPPENS IF I DO NOT RETURN MY WRITTEN CONSENT?

A:

If you are a T-Mobile stockholder at the close of business on the T-Mobile record date and you do not return your written consent, that will have the same effect as a vote against the T-Mobile proposals. However, because Deutsche Telekom Holding is required to deliver a written consent approving the T-Mobile proposals under the Deutsche Telekom support agreement, and Deutsche Telekom Holding is the beneficial holder of a majority of the T-Mobile common stock outstanding as of the T-Mobile record date, a failure of any other T-Mobile stockholder to deliver a written consent is not expected to have any effect on the approval of the T-Mobile proposals.

If you are a Sprint stockholder at the close of business on the Sprint record date and you do not return your written consent, that will have the same effect as a vote against the Sprint proposals. However, because Starburst and Galaxy are required to deliver a written consent approving the Sprint proposals under the SoftBank support agreement, and Starburst and Galaxy are, collectively, the beneficial holders of a majority of the Sprint common stock outstanding as of the Sprint record date, a failure of any other Sprint stockholder to deliver a written consent is not expected to have any effect on the approval of the Sprint proposals.

Q:	WHAT IF I AM A RECORD HOLDER AND I RETURN A SIGNED WRITTEN CONSENT WITHOUT INDICATING A DECISION WITH RESPECT TO THE T-MOBILE PROPOSALS OR THE SPRINT PROPOSALS?

A:

If you are a T-Mobile stockholder at the close of business on the T-Mobile record date, or a Sprint stockholder at the close of business on the Sprint record date, and you return a signed written consent without indicating a decision with respect to the T-Mobile proposals or the Sprint proposals, as applicable, that will have the same effect as a vote for the T-Mobile proposals or the Sprint proposals, as applicable.

Q:	WHAT IS THE DEADLINE FOR SUBMISSION OF WRITTEN CONSENTS?

A:

T-Mobile has set [                ], 2018 as the targeted final date for the receipt of written consents (which date, as it may be extended in accordance with the next sentence, we refer to as the “T-Mobile consent deadline”). T-Mobile reserves the right to extend the T-Mobile consent deadline beyond [                ], 2018. Any such extension may be made without notice to T-Mobile stockholders. Under the Deutsche Telekom support agreement, Deutsche Telekom Holding has agreed to deliver its written consent promptly, and in any event within two business days, following its receipt of this joint consent solicitation statement/prospectus. Therefore, a failure of any other T-Mobile stockholder to deliver a written consent is not expected to have any effect on the approval of the T-Mobile proposals.

Sprint has set [                ], 2018 as the targeted final date for the receipt of written consents (which date, as it may be extended in accordance with the next sentence, we refer to as the “Sprint consent deadline”). Sprint reserves the right to extend the Sprint consent deadline beyond [                ], 2018. Any such extension may be made without notice to Sprint stockholders. Under the SoftBank support agreement, Starburst and Galaxy have agreed to deliver their written consents promptly, and in any event within two business days, following their receipt of this joint consent solicitation statement/prospectus. Therefore, a failure of any other Sprint stockholder to deliver a written consent is not expected to have any effect on the approval of the Sprint proposals.

Q:	CAN I CHANGE OR REVOKE MY WRITTEN CONSENT?

A:

Yes. If you are a T-Mobile stockholder at the close of business on the T-Mobile record date, you may change or revoke your consent to the T-Mobile proposals at any time before the T-Mobile consent deadline; however, such change or revocation may not have any effect, as the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval. If you wish to change or revoke your consent before the T-Mobile consent deadline, T-Mobile stockholders may do so by sending in a new written consent with a later date by one of the means described in “Solicitation of T-Mobile Written Consents—Submission of Consents” or by delivering a notice of revocation to the corporate secretary of T-Mobile. If you are a Sprint stockholder at the close of business on the Sprint record date, you may change or revoke your consent to the Sprint proposals at any time before the Sprint consent deadline; however, such change or revocation may not have any effect, as the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval. If you wish to change or revoke your consent before the Sprint consent deadline, Sprint stockholders may do so by sending in a new written consent with a later date by one of the means described in “Solicitation of Sprint Written Consents—Submission of Consents” or by delivering a notice of revocation to the corporate secretary of Sprint.

Q:	SHOULD I SEND IN MY SPRINT STOCK CERTIFICATES NOW?

A:

No. To the extent you are a Sprint stockholder with certificated shares, you should keep your existing stock certificates at this time. After the merger transactions are completed, Sprint stockholders will receive from the exchange agent a letter of transmittal and written instructions for exchanging their stock certificates for the merger consideration. To the extent you are a T-Mobile stockholder with certificated shares, your shares will not be exchanged in connection with the merger transactions. In either case, do not send in your certificates now.

Q:	WHAT IF I HOLD SHARES IN BOTH T-MOBILE AND SPRINT?

A:

If you are both a stockholder of T-Mobile and a stockholder of Sprint, you will receive two separate packages of consent solicitation materials. A written consent with respect to the T-Mobile proposals will not count as a written consent with respect to the Sprint proposals, and a written consent with respect to the Sprint proposals will not count as a written consent with respect to the T-Mobile proposals. Therefore, please separately return a written consent for each of your shares of T-Mobile common stock and your shares of Sprint common stock.

Q:	ARE STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?

A:

No. Sprint stockholders and T-Mobile stockholders are not entitled to appraisal rights in connection with the merger transactions or the other transactions contemplated by the business combination agreement.

Q:	WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF SPRINT COMMON STOCK?

A:

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), and that U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of Sprint common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to the receipt of cash in lieu of fractional shares of T-Mobile common stock. Only in the event that the HoldCo mergers are consummated is the closing of the merger conditioned upon receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization”. Otherwise, the merger will be completed without the receipt of any tax opinion from counsel. Furthermore, neither T-Mobile nor Sprint intends to request a ruling from the Internal Revenue Service (which we refer to as the “IRS”) regarding the United States federal income tax consequences of the merger. Accordingly, there can be no assurance that the merger will so qualify. See “Material U.S. Federal Income Tax Consequences of the Merger.” Sprint stockholders should consult their own tax advisors.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the merger is not completed, Sprint stockholders will retain their shares of Sprint common stock and will not receive any consideration for their shares of Sprint common stock. Instead, T-Mobile and Sprint will remain independent public companies and their shares of common stock will continue to be listed and traded separately on NASDAQ and the NYSE, respectively.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

A:

If you have questions about the merger transactions, the solicitation of T-Mobile written consents or the solicitation of Sprint written consents, or if you need to obtain copies of this joint consent solicitation statement/prospectus or other documents incorporated by reference in this joint consent solicitation statement/prospectus, you may contact the appropriate contact listed below. You will not be charged for any of the documents you request.

For T-Mobile Stockholders: Investor Relations T-Mobile US, Inc. 1 Park Avenue, 14th Floor New York, New York 10016 Telephone: (212) 358-3210 investor.relations@t-mobile.com	For Sprint Stockholders: Sprint Shareholder Relations 6200 Sprint Parkway Mailstop KSOPHF0302-3B679 Overland Park, Kansas 66251 Telephone: (913) 794-1091 shareholder.relations@sprint.com

To ensure timely delivery, any request should be made no later than [                ], 2018.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT T-MOBILE AND SPRINT?

A:	You can find more information about T-Mobile and Sprint from the sources described under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected material information included in this joint consent solicitation statement/prospectus. You should read this joint consent solicitation statement/prospectus and its Annexes and the other documents referred to in this joint consent solicitation statement/prospectus carefully and in their entirety, because the information in this section may not provide all of the information that might be important to you. Additional important information about T-Mobile and Sprint is also contained in the Annexes to, and the documents incorporated by reference into, this joint consent solicitation statement/prospectus. For a description of, and instructions as to how to obtain, this information, see “Where You Can Find More Information” on page 296 of this joint consent solicitation statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Merger Transactions (page 66)

The terms and conditions of the merger transactions are contained in the business combination agreement, which is attached to this joint consent solicitation statement/prospectus as Annex A. You should read the business combination agreement carefully as it is the legal document that governs the merger transactions.

Pursuant to the business combination agreement, if certain conditions are met, each SoftBank US HoldCo will merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile. Irrespective of whether the HoldCo mergers occur, subject to the satisfaction or waiver of the conditions in the business combination agreement, Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned indirect subsidiary of T-Mobile. Following the merger transactions, the Sprint common stock will be delisted from the NYSE and deregistered under the Exchange Act and cease to be publicly traded.

The following diagrams illustrate in simplified terms the current structure of Sprint and T-Mobile, the merger transactions and the structure of the combined company following the consummation of the merger transactions.

Simplified Structure Prior to the Merger Transactions

Sprint Corporation	T-Mobile US, Inc.

The HoldCo Mergers*

*

If either T-Mobile or Sprint is unable to obtain the applicable tax opinions described under “—Conditions to the Completion of the Merger Transactions,” but all other conditions have been satisfied or waived or are then capable of being satisfied or waived, then T-Mobile or Sprint, as the case may be, is required to give prompt written notice to the other party (which we refer to as a “revised structure notice”), and upon delivery of a revised structure notice, the parties will be required to complete the transactions contemplated by the business combination agreement, including the merger, other than the HoldCo mergers.

The Merger

Simplified Structure Immediately Following the Merger Transactions

*	Anticipated ownership percentages of the outstanding T-Mobile common stock based on closing share prices and certain other assumptions as of October 1, 2018.

Consideration to Sprint Stockholders (page 66)

Sprint Common Stock

In the HoldCo mergers, the shares of Galaxy common stock and Starburst common stock issued and outstanding immediately prior to the HoldCo mergers effective time, all of which are currently held by SoftBank UK, will be automatically converted into the right to receive an aggregate number of shares of T-Mobile common stock equal to the product of (x) 0.10256 and (y) the aggregate number of shares of Sprint common stock then held collectively by Galaxy and Starburst.

In the merger, each share of Sprint common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Sprint as treasury stock and shares held by the SoftBank surviving entity) will be automatically converted into the right to receive 0.10256 shares of T-Mobile common stock.

SoftBank and its affiliates will receive the same amount of T-Mobile common stock per share of Sprint common stock in the merger transactions as all other Sprint stockholders.

No holder of Sprint common stock will be issued a fraction of a share of T-Mobile common stock in the merger transactions. Each holder of Sprint common stock converted pursuant to the merger transactions who would otherwise have been entitled to receive a fraction of a share of T-Mobile common stock (after taking into account all shares represented by the certificates and book-entry shares delivered by such holder) will receive the T-Mobile fractional share consideration as described in “The Business Combination Agreement—No Fractional Shares.”

Sprint Warrants

The business combination agreement provides that, except as described below, each warrant to purchase shares of Sprint common stock outstanding immediately prior to the effective time (which we refer to as a “Sprint warrant”) and all rights in respect thereof will automatically be canceled and retired and will cease to exist, and no consideration will be payable in respect of such Sprint warrant. However, the warrant to purchase 7,288,630 shares of Sprint common stock issued by Sprint to a non-affiliate of Sprint on May 16, 2016 (which we refer to as the “specified Sprint warrant”) will be assumed by T-Mobile in connection with the transactions contemplated by the business combination agreement, unless exercised prior to the closing. As of April 29, 2018, a warrant to purchase 54,579,924 shares of Sprint common stock issued by Sprint to Starburst on July 10, 2013 (which we refer to as the “SoftBank Sprint warrant”) was outstanding. On July 10, 2018, Starburst exercised the SoftBank Sprint warrant and received 54,579,924 shares of Sprint common stock at a purchase price of $5.25 per share.

Treatment of Sprint Equity-Based Awards (page 67)

Stock Options. Each option to purchase shares of Sprint common stock (other than under the Sprint Employees Stock Purchase Plan), whether vested or unvested, that is outstanding immediately prior to the effective time, as of the effective time, will be automatically converted into an option to purchase, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, a number of shares of T-Mobile common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (a) the total number of shares of Sprint common stock subject to such Sprint option immediately prior to the effective time, by (b) 0.10256, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the Sprint common stock subject to such option as of immediately prior to the effective time, divided by (y) 0.10256.

Time-Based Restricted Stock Units. Each award of time-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit award, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of time-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock.

Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit, on the same terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such performance-based restricted stock unit in respect of Sprint common stock immediately prior to the effective time) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time, multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of performance-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock. The number of shares of Sprint common stock subject to each award of performance-based restricted stock units as of immediately prior to the effective time will be based on the assumed level of performance equal to (x) in the case of a “turnaround incentive award” issued in respect of Sprint common stock, the greatest of (1) the volume-weighted average price of Sprint common stock over any 150-calendar day period as specified in the applicable award agreement as of the effective time, (2) the volume-weighted average price of Sprint common stock over the five consecutive trading day period ending with the second complete trading day prior to the effective time, and (3) the volume-weighted average price of Sprint common stock equal to 100% of the target award; and (y) in the case of an award of performance-based restricted stock units issued in respect of shares of Sprint common stock that is not a “turnaround incentive award,” in respect of outstanding performance periods as of the effective time, the target number of shares of Sprint common stock underlying such award of performance-based restricted stock units, and in respect of completed performance periods as of the effective time, the actual number of shares of Sprint common stock underlying such award of performance-based restricted stock units.

Employees Stock Purchase Plan. Prior to the effective time, Sprint will, contingent on the completion of the merger transactions, (a) cause the final purchase period, to the extent it would otherwise be outstanding at the effective time, to be terminated no later than five business days prior to the effective time; (b) make any pro rata adjustments that may be necessary to reflect the final purchase period, but otherwise treat the final purchase period as a fully effective and completed purchase period; and (c) cause the exercise (as of no later than five business days prior to the effective time) of each outstanding purchase right pursuant to the Sprint Employees Stock Purchase Plan. On such exercise date, Sprint will apply the funds credited to each participant’s payroll withholding account as of such date to the purchase of whole shares of Sprint common stock in accordance with the terms of the Sprint Employees Stock Purchase Plan, and such shares of Sprint common stock will be entitled to receive the merger consideration as of the effective time.

Cash will be payable in lieu of any fractional share of T-Mobile common stock resulting from application of the 0.10256 equity award adjustment ratio.

T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors (page 84)

At a meeting held on April 27, 2018, the T-Mobile board of directors unanimously determined that the business combination agreement and the transactions contemplated by the agreement are fair to, and in the best interests of, T-Mobile and its stockholders, and unanimously approved and declared advisable the business combination agreement and the transactions contemplated by the agreement. For factors considered by the T-Mobile board of directors in approving the business combination agreement, see “The Merger Transactions—T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors.” The T-Mobile board of directors recommends that T-Mobile stockholders approve the T-Mobile proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Opinions of T-Mobile’s Financial Advisors (page 89)

Opinion of PJT Partners (see page 89)

At a meeting of the T-Mobile board of directors, PJT Partners LP (which we refer to as “PJT Partners”) rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, to the T-Mobile board of directors that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio pursuant to the business combination agreement was fair to T-Mobile from a financial point of view.

The full text of the written opinion of PJT Partners, dated April 29, 2018, which sets forth the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion, is attached to this joint consent solicitation statement/prospectus as Annex H and incorporated by reference herein. The summary of the PJT Partners opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion. PJT Partners’ advisory services and opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to any action the T-Mobile board of directors should take with respect to the merger transactions or how any holder of T-Mobile common stock or Sprint common stock should vote with respect to the merger transactions or any other matter.

PJT Partners was retained by T-Mobile to act as its financial advisor in connection with the merger transactions and to provide financial advisory services and, upon T-Mobile’s request, to render its fairness opinion to the T-Mobile board of directors in connection therewith. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors—Opinion of PJT Partners” and Annex H.

Opinion of Goldman Sachs (see page 100)

At a meeting of the T-Mobile board of directors, Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, to the T-Mobile board of directors that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to T-Mobile.

The full text of the written opinion of Goldman Sachs, dated April 29, 2018, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint consent solicitation statement/prospectus as Annex I and incorporated by reference herein. The summary of the Goldman Sachs opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services provided to T-Mobile and opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to how any holder of T-Mobile common stock should vote with respect to the merger transactions or any other matter.

Goldman Sachs was jointly engaged by T-Mobile and Deutsche Telekom to serve as a financial advisor in connection with the merger transactions. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors—Opinion of Goldman Sachs” and Annex I.

Opinion of Evercore to the T-Mobile Independent Committee (see page 113)

In connection with the merger transactions, the T-Mobile independent committee retained Evercore Group L.L.C. (which we refer to as “Evercore”) to act as financial advisor to the T-Mobile independent committee in connection with evaluating the merger transactions. At a meeting of the T-Mobile independent committee, Evercore rendered its oral opinion, subsequently confirmed in writing, that, as of April 29, 2018 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio is fair, from a financial point of view, to the holders of shares of T-Mobile common stock (including such holders of shares of T-Mobile common stock other than Deutsche Telekom and its affiliates).

The full text of the written opinion of Evercore, dated as of April 29, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex J to this joint consent solicitation statement/prospectus and is incorporated by reference herein. The summary of the Evercore opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Evercore’s written opinion. Evercore’s advisory services and opinion were provided for the use and benefit of the T-Mobile independent committee in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to how any holder of T-Mobile common stock or Sprint common stock should vote with respect to the merger transactions or any other matter.

Evercore was retained by the T-Mobile independent committee to act as its financial advisor in connection with the merger transactions and to provide financial advisory services and, upon the T-Mobile independent committee’s request, to render its financial opinion to the T-Mobile independent committee in connection therewith. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors—Opinion of Evercore to the T-Mobile Independent Committee” and Annex J.

Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors (page 123)

At a meeting held on April 29, 2018, the Sprint board of directors unanimously determined that the business combination agreement and the transactions contemplated thereby, including the merger transactions, are fair to, and in the best interests of, Sprint and its stockholders, and approved and declared advisable the business combination agreement and the transactions contemplated thereby, including the merger transactions. For factors considered by the Sprint board of directors in approving the business combination agreement, see “The Merger Transactions—Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors.” The Sprint board of directors recommends that the stockholders of Sprint approve the Sprint proposals by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

Opinions of Sprint’s Financial Advisors (page 128)

Opinion of Raine (see page 128)

At the meeting of the Sprint board of directors on April 29, 2018, Raine Securities LLC (which we refer to as “Raine”) rendered its oral opinion to the Sprint board of directors to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers. Raine has confirmed its oral opinion by delivering its written opinion to the Sprint board of directors, dated April 29, 2018, to the effect that, as of such date, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger.

The full text of the written opinion of Raine, dated April 29, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this joint consent solicitation statement/prospectus. Raine’s opinion is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger, and does not address any other terms or aspects of the merger transactions including, without limitation, the HoldCo mergers or the form or structure of the merger transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger transactions, the HoldCo mergers or otherwise. The opinion does not address the underlying business decision of the Sprint board of directors or any other person to proceed with the merger or any other action. The opinion does not constitute a recommendation to the Sprint board of directors, Sprint or to any stockholder of Sprint or T-Mobile or to any other person as to how to vote or act with respect to the merger transactions or any other matter. Holders of Sprint common stock are encouraged to read Raine’s opinion carefully in its entirety.

Raine was retained by Sprint to act as its lead financial advisor in connection with the merger transactions. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions–Opinions of Sprint’s Financial Advisors–Opinion of Raine” and Annex K.

Opinion of J.P. Morgan (see page 138)

At the meeting of the Sprint board of directors on April 29, 2018, J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) rendered its oral opinion to the Sprint board of directors to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers. J.P. Morgan has confirmed its oral opinion by delivering its written opinion to the Sprint board of directors, dated April 29, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers.

The full text of the written opinion of J.P. Morgan, dated as of April 29, 2018, which sets forth the assumptions made, matters considered and limitations and qualifications on the review undertaken, is attached as Annex L to this joint consent solicitation statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Sprint stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Sprint board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Sprint or T-Mobile as to how such stockholder should vote with respect to the merger or any other matter.

J.P. Morgan was retained by Sprint to act as its financial advisor in connection with the merger transactions. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Opinions of Sprint’s Financial Advisors—Opinion of J.P. Morgan” and Annex L.

Opinion of Centerview to the Sprint Independent Committee (see page 150)

Centerview Partners LLC (which we refer to as “Centerview”) was retained by the Sprint independent committee as its financial advisor in connection with the merger and the other transactions contemplated by the business combination agreement. In connection with this engagement, the Sprint independent committee requested that Centerview evaluate the fairness, from a financial point of view, to the holders of Sprint common stock (other than Sprint common stock held by the SoftBank Parties, the Deutsche Telekom Parties or any affiliate of Sprint or T-Mobile, Sprint common stock held by Sprint as treasury stock and any Sprint common stock held by Merger Company (which we refer to as “excluded shares”)) of the exchange ratio provided for pursuant to the business combination agreement. On April 29, 2018, Centerview rendered to the Sprint independent committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated such date that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock (other than holders of excluded shares).

The full text of Centerview’s written opinion, dated April 29, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex M and is incorporated herein by reference. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Sprint independent committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger transactions and Centerview’s opinion addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Sprint common stock (other than holders of excluded shares) of the exchange ratio provided for pursuant to the business combination agreement. Centerview’s opinion did not address any other term or aspect of the business combination agreement or the merger transactions and does not constitute a recommendation to any stockholder of Sprint or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger transactions or any other matter. The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Centerview was retained by the Sprint independent committee to act as its financial advisor in connection with the merger transactions. For further information, see the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Opinions of Sprint’s Financial Advisors—Opinion of Centerview to the Sprint Independent Committee” and Annex M.

Solicitation of T-Mobile Written Consents (page 62)

The business combination agreement provides that T-Mobile will seek the T-Mobile stockholder approval pursuant to this joint consent solicitation statement/prospectus, and T-Mobile will not call or convene any meeting of its stockholders in connection with the T-Mobile stockholder approval. T-Mobile stockholders are being asked to approve each of the T-Mobile charter amendment and the T-Mobile share issuance by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Only T-Mobile stockholders of record at the close of business on October 1, 2018, the T-Mobile record date, will be notified of and be entitled to execute and deliver a written consent. Under the T-Mobile certificate of incorporation and the DGCL, each holder of T-Mobile common stock is entitled to one vote for each share of T-Mobile common stock held as of the T-Mobile record date. Approval of each of the T-Mobile proposals requires the execution and delivery to T-Mobile of one or more written consents approving the T-Mobile proposals by the holders of a majority of the outstanding shares of T-Mobile common stock entitled to vote thereon.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into the Deutsche Telekom support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals. The delivery of the Deutsche Telekom written consent by Deutsche Telekom Holding will constitute receipt by T-Mobile of the T-Mobile stockholder approval. Therefore, T-Mobile expects to receive a number of consents sufficient to constitute the T-Mobile stockholder approval.

You may consent to the T-Mobile proposals with respect to your shares of T-Mobile common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to T-Mobile by the T-Mobile consent deadline. Your consent to the T-Mobile proposals may be changed or revoked at any time before the T-Mobile consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval. Due to the obligations of Deutsche Telekom and Deutsche Telekom Holding under the Deutsche Telekom support agreement, a failure of any other T-Mobile stockholder to deliver a written consent is not expected to have any effect on the approval of the T-Mobile proposals.

Solicitation of Sprint Written Consents (page 64)

The business combination agreement provides that Sprint will seek the Sprint merger approval pursuant to this joint consent solicitation statement/prospectus, and Sprint will not call or convene any meeting of its stockholders in connection with the Sprint stockholder approval. Sprint stockholders are being asked to approve the adoption of the business combination agreement and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Only Sprint stockholders of record at the close of business on October 1, 2018, the Sprint record date, will be notified of and be entitled to execute and deliver a written consent. Under the Sprint certificate of incorporation and the DGCL, each holder of Sprint common stock is entitled to one vote for each share of Sprint common stock held as of the Sprint record date. Approval of the Sprint proposals requires the execution and delivery to Sprint of one or more written consents approving the Sprint proposals by the holders of a majority of the outstanding shares of Sprint common stock entitled to vote thereon.

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst and Galaxy entered into the SoftBank support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals. The delivery of the SoftBank written consent will constitute receipt of the Sprint stockholder approval. Therefore, Sprint expects to receive a number of consents sufficient to constitute the Sprint stockholder approval.

You may consent to the Sprint proposals with respect to your shares of Sprint common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to Sprint by the Sprint consent deadline. Your consent to the Sprint proposals may be changed or revoked at any time before the Sprint consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval. Due to the obligations of SoftBank, SoftBank UK, Starburst and Galaxy under the SoftBank support agreement, a failure of any other Sprint stockholder to deliver a written consent is not expected to have any effect on the approval of the Sprint proposals.

Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transactions (page 170)

In considering the recommendation of the T-Mobile board of directors with respect to the merger transactions, T-Mobile stockholders should be aware that the directors and executive officers of T-Mobile have certain interests in the merger transactions that may be different from, or in addition to, the interests of T-Mobile stockholders generally. The T-Mobile board of directors and the T-Mobile independent committee were aware of these interests and considered them, among other matters, in approving the business combination agreement and the transactions contemplated thereby and making the T-Mobile board of directors’ recommendation that T-Mobile stockholders approve the T-Mobile proposals.

Interests of Certain Executive Officers and Directors of Sprint in the Merger Transactions (page 175)

In considering the recommendation of the Sprint board of directors with respect to the merger transactions, Sprint stockholders should be aware that the directors and executive officers of Sprint have certain interests in the merger transactions that may be different from, or in addition to, the interests of Sprint stockholders generally. The Sprint board of directors and the Sprint independent committee were aware of these interests and considered them, among other matters, in approving the business combination agreement and the transactions contemplated thereby and making the Sprint board of directors’ recommendation that Sprint stockholders approve the Sprint proposals.

Board of Directors and Management of the Combined Company (page 183)

Board of Directors of the Combined Company

Under the business combination agreement, T-Mobile, Sprint, Deutsche Telekom and SoftBank have agreed to cooperate to take all actions necessary to cause the T-Mobile board of directors as of immediately following the effective time to consist of a total of 14 directors as follows:

•

Deutsche Telekom will designate nine of such 14 directors prior to the effective time. Of the nine designees, (1) at least two of the designees will be designated following consultation with SoftBank and the independent directors of T-Mobile and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC and (2) one of the designees will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time;

•

SoftBank will designate four of such 14 directors prior to the effective time. Of the four designees, (1) at least two of the designees will be designated following consultation with Deutsche Telekom and the independent directors of Sprint and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom will also qualify as the “security director” (or equivalent) to the extent required by the national security agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into, and (2) one of the designees will be the chief executive officer of SoftBank as of the date of the business combination agreement (or, if such person is unable to serve, another person designated by SoftBank); and

•	the remaining director will be the chief executive officer of the combined company.

In addition, immediately following the effective time, the chairperson of the T-Mobile board of directors will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time.

Management of the Combined Company

Following the completion of the merger transactions, the executive officers of T-Mobile will include John J. Legere, chief executive officer of T-Mobile, who will continue as the chief executive officer of the combined company, and G. Michael Sievert, president and chief operating officer of T-Mobile, who will continue as president and chief operating officer of the combined company. The remaining executive officers of the combined company have not yet been determined but will be individuals agreed upon before the effective time by T-Mobile and Sprint, through a process overseen by their respective chief executive officers and in consultation with Deutsche Telekom and SoftBank, cooperating in good faith.

Stockholders’ and Proxy Agreements (page 187)

Pursuant to the business combination agreement, prior to the closing, T-Mobile, Deutsche Telekom and SoftBank will enter into the amended and restated stockholders’ agreement. The amended and restated stockholders’ agreement includes, among other things, provisions setting forth the rights of Deutsche Telekom and SoftBank to designate a number of individuals to be nominees for election to the T-Mobile board of directors and any committees thereof and specified actions that the combined company may not take without the prior written consent of Deutsche Telekom or SoftBank, as applicable. The amended and restated stockholders’ agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement.”

In addition, pursuant to the business combination agreement, prior to the closing, Deutsche Telekom and SoftBank will enter into the proxy agreement. The proxy agreement will establish between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of T-Mobile common stock that will be owned by each of Deutsche Telekom, SoftBank and their respective affiliates following the completion of the merger transactions. The proxy agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements—Proxy Agreement.”

Description of Financing (page 236)

The completion of the merger transactions is not conditioned on T-Mobile’s ability to obtain financing.

T-Mobile currently intends to repay or redeem approximately $10.5 billion of Sprint’s outstanding debt and to assume approximately $30.0 billion of Sprint’s outstanding debt in connection with the merger transactions. T-Mobile also has agreed to repay or redeem approximately $8.3 billion of existing debt provided by Deutsche Telekom. Such debt includes T-Mobile’s secured and unsecured revolving credit facilities provided by Deutsche Telekom, which are assumed to have an aggregate outstanding balance of $500 million at closing. T-Mobile expects to fund the foregoing repayment and redemptions and fees and expenses relating to the merger transactions through a combination of T-Mobile’s and Sprint’s cash on hand and the proceeds of additional debt financing. Such additional debt financing could take any of several forms or any combination of them, including borrowing under the senior secured credit facilities (as defined below) or the issuance of secured or unsecured notes by T-Mobile USA in lieu of or in addition to borrowing under the bridge facilities (as defined under “Description of Financing”).

Pursuant to the amended and restated commitment letter (as defined under “Description of Financing”), certain financial institutions party thereto had committed to provide up to $38.0 billion in debt financing to T-Mobile USA in connection with the merger transactions. On June 6, 2018, T-Mobile USA reduced the commitments under the amended and restated commitment letter by $8.0 billion, such that the remaining size of the commitments is $30.0 billion, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”), a $7.0 billion secured term loan facility (which we refer to as the “term loan facility” and, together with the revolving credit facility, the “senior secured credit facilities”), and a $19.0 billion secured bridge loan facility (which we refer to as the “secured bridge facility”). As such, $26.0 billion is the total committed debt financing, consisting of the $19.0 billion bridge facility and a $7.0 billion term loan.

In addition, Deutsche Telekom and T-Mobile USA have entered into a financing matters agreement pursuant to which, among other things, T-Mobile USA has agreed to repay and terminate certain of its existing debt provided by Deutsche Telekom, including the $4.0 billion term loan facility, $2.0 billion of T-Mobile USA’s 5.300% senior notes due 2021 and $2.0 billion of T-Mobile USA’s 6.000% senior notes due 2024, as well as the $1.5 billion secured revolving credit facility of which $320 million is drawn as of June 30, 2018, and $1.0 billion unsecured revolving credit facility of which $0 is drawn as of June 30, 2018. T-Mobile USA and Deutsche Telekom have also agreed, upon the closing of the merger transactions, to amend the $1.25 billion of T-Mobile USA’s 5.125% senior notes due 2025 and $1.25 billion of T-Mobile USA’s 5.375% senior notes due 2027 to change the maturity dates thereof to April 15, 2021 and April 15, 2022, respectively.

For a more complete description of the financing of the merger transactions, see “Description of Financing.”

Regulatory Approvals Required for the Merger Transactions (page 183)

Required Regulatory Consents

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that (1) the waiting period (and any extension thereof) applicable to the merger transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”) has been terminated or has expired and (2) all consents required to be obtained from the Federal Communications Commission (which we refer to as the “FCC”) in connection with the transactions contemplated by the business combination agreement are obtained. On May 24, 2018, each of T-Mobile and Sprint filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice, and on June 18, 2018, T-Mobile and Sprint filed the required applications with the FCC.

Other Governmental Consents

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that (1) all consents required to be obtained from any state and territorial public utility commissions (which we refer to as “PUCs”) or similar state and foreign regulatory bodies in connection with the transactions contemplated by the business combination agreement are obtained, (2) the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”) has completed its review and, where applicable, investigation under the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007, and the regulations promulgated by CFIUS thereunder (which we refer to collectively as “Section 721”) without unresolved national security concerns with respect to the transactions contemplated by the business combination agreement, and (3) the Defense Security Service (which we refer to as “DSS”) has approved a plan to operate pursuant to a foreign ownership, control or influence requirements (“FOCI”) mitigation agreement those National Industrial Security Program Operating Manual covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or has accepted a commitment from the parties to implement such FOCI mitigation agreement following the closing.

T-Mobile and Sprint can provide no assurance that the required regulatory and other governmental consents will be obtained. In addition, even if all required regulatory and other governmental consents are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or clearances.

The required regulatory and other governmental consents are discussed under “The Merger Transactions—Regulatory Approvals Required for the Merger Transactions.”

No Appraisal Rights (page 193)

Stockholders are not entitled to appraisal rights under Delaware law in connection with the merger transactions. See “No Appraisal Rights.”

No Solicitation; Third-Party Acquisition Proposals (page 205)

Under the business combination agreement, each of T-Mobile, Deutsche Telekom, Sprint and SoftBank has agreed that it will not (and will cause its controlled affiliates and its officers and directors not to), and that it will use reasonable best efforts to cause its other employees and representatives retained by it or any of its controlled affiliates not to, directly or indirectly:

•

solicit, initiate or knowingly encourage, or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction (as defined under “The Business Combination Agreement—Covenants and Agreements—No Solicitation; Third-Party Acquisition Proposals”);

•

participate in any discussions or negotiations, or cooperate in any way with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction; or

•

approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any agreement, commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, an alternative transaction.

T-Mobile and Deutsche Telekom are required to promptly (and in no event later than 48 hours after receipt) advise Sprint, and Sprint and SoftBank are required to promptly (and in no event later than 48 hours after receipt) advise T-Mobile, in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and to keep Sprint or T-Mobile, as applicable, informed on a reasonably prompt basis regarding the status and material details of any such inquiry or proposal. In addition, to the extent any material non-public information, documents or materials are made available by or on behalf of T-Mobile or Sprint, as applicable, to any third party in response to any alternative transaction pursuant to the fiduciary duties of the T-Mobile board of directors or the Sprint board of directors, as applicable, all such information, documents and materials must promptly (and in any event within 48 hours) be made available to Sprint and SoftBank, or T-Mobile and Deutsche Telekom, as applicable.

Change of Recommendation (page 207)

Change of Recommendation of the T-Mobile Board of Directors

T-Mobile has agreed to include the recommendation of the T-Mobile board of directors to T-Mobile stockholders in favor of the approval of the T-Mobile charter amendment and the T-Mobile share issuance in this joint consent solicitation statement/prospectus, subject to the fiduciary duties of the T-Mobile board of directors under applicable law.

Notwithstanding the foregoing, prior to obtaining the T-Mobile stockholder approval, the T-Mobile board of directors is permitted to (1) disclose to T-Mobile stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issue a “stop, look and listen” statement to T-Mobile stockholders pursuant to Rule 14d-9(f) under the Exchange Act, (2) make any disclosure to T-Mobile stockholders and (3) change or withdraw the T-Mobile board recommendation, but, in the case of (2) or (3), solely to the extent any such disclosure, change or withdrawal is required for the T-Mobile board of directors to carry out its fiduciary duties under applicable law. However, in no event will any such disclosure, change or withdrawal affect the validity and enforceability of the business combination agreement or the Deutsche Telekom support agreement, including the applicable parties’ obligations to complete the transactions contemplated by the business combination agreement or deliver (or cause to be delivered) the Deutsche Telekom written consent. Therefore, Deutsche Telekom Holding will be required to deliver the Deutsche Telekom written consent, which will constitute the T-Mobile stockholder approval, even if the T-Mobile board of directors changes or withdraws the T-Mobile board recommendation.

Change of Recommendation of the Sprint Board of Directors

Sprint has agreed to include the recommendation of the Sprint board of directors to Sprint stockholders in favor of the adoption of the business combination agreement in this joint consent solicitation statement/prospectus, subject to the fiduciary duties of the Sprint board of directors under applicable law.

Notwithstanding the foregoing, prior to obtaining the Sprint stockholder approval, the Sprint board of directors is permitted to (1) disclose to Sprint stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issue a “stop, look and listen” statement to Sprint stockholders pursuant to Rule 14d-9(f) under the Exchange Act, (2) make any disclosure to Sprint stockholders and (3) change or withdraw the Sprint board recommendation, but, in the case of (2) or (3), solely to the extent any such disclosure, change or withdrawal is required for the Sprint board of directors to carry out its fiduciary duties under applicable law. However, in no event will any such disclosure, change or withdrawal affect the validity and enforceability of the business combination agreement or the SoftBank support agreement, including the applicable parties’ obligations to complete the transactions contemplated by the business combination agreement or deliver (or cause to be delivered) the SoftBank written consent. Therefore, Starburst and Galaxy will be required to deliver the SoftBank written consent, which will constitute the Sprint stockholder approval, even if the Sprint board of directors changes or withdraws the Sprint board recommendation.

Conditions to the Completion of the Merger Transactions (page 211)

Under the business combination agreement, the respective obligations of each party to effect the merger transactions are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of each of the following conditions:

Summary of Condition	Ability to waive condition
• Approval by T-Mobile stockholders of the T-Mobile proposals and by Sprint stockholders of the adoption of the business combination agreement.	Not waivable by T-Mobile or Sprint

•  (1) Termination or expiration of the waiting period (and any extension thereof) applicable to the merger transactions under the HSR Act and (2) receipt of all consents required to be obtained from the FCC in connection with the transactions contemplated by the business combination agreement.

Not waivable by T-Mobile or Sprint

Summary of Condition	Ability to waive condition

•  (1) Receipt of all consents required to be obtained from any PUCs or similar state and foreign regulatory bodies in connection with the transactions contemplated by the business combination agreement, (2) completion of review and, where applicable, investigation by CFIUS under Section 721 without unresolved national security concerns with respect to the transactions contemplated by the business combination agreement, and (3) approval by DSS of a plan to operate pursuant to a FOCI mitigation agreement of those NISPOM covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or acceptance of a commitment from the parties to implement such FOCI mitigation agreement following the closing.

Waivable by agreement of T-Mobile and Sprint

•  The absence of any law, order or injunction entered, enacted, promulgated, enforced or issued by a court or other governmental entity of competent jurisdiction preventing the completion of the merger.

Not waivable by T-Mobile or Sprint

• The effectiveness of the registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part.	Not waivable by T-Mobile or Sprint

• The approval for listing on NASDAQ of the shares of T-Mobile common stock to be issued in the merger transactions, subject to official notice of issuance.	Waivable by agreement of T-Mobile and Sprint

•  Specified minimum credit ratings for T-Mobile USA on the closing date of the merger transactions (after giving effect to the merger) from at least two of three specified credit rating agencies, subject to certain qualifications.

Waivable by agreement of T-Mobile and Sprint

Under the business combination agreement, the respective obligations of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties to effect the merger transactions are also subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following additional conditions:

Summary of Condition	Ability to waive condition
• The accuracy of the representations and warranties of Sprint and the SoftBank Parties, subject to specified materiality standards.	Waivable by T-Mobile

•  The performance by each of Sprint and the SoftBank Parties in all material respects of all obligations required to be performed by it under the business combination agreement at or prior to the closing date.

Waivable by T-Mobile

• The receipt by T-Mobile of an officer’s certificate from Sprint to the effect that the conditions in the preceding two bullet points are satisfied.	Waivable by T-Mobile

• The execution and delivery by SoftBank of (1) the amended and restated stockholders’ agreement and (2) the proxy agreement.	Waivable by T-Mobile

•  If the HoldCo mergers are to be completed, the receipt by T-Mobile of the applicable tax opinion described under “The Business Combination Agreement—Conditions to the Completion of the Merger Transactions.”

Waivable by T-Mobile

Under the business combination agreement, the respective obligations of Sprint and the SoftBank Parties to effect the merger transactions are also subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following additional conditions:

Summary of Condition	Ability to waive condition
• The accuracy of the representations and warranties of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties, subject to specified materiality standards.	Waivable by Sprint

•  The performance by each of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties in all material respects of all obligations required to be performed by it under the business combination agreement at or prior to the closing date.

Waivable by Sprint

• The receipt by Sprint of an officer’s certificate from T-Mobile to the effect that the conditions in the preceding two bullet points are satisfied.	Waivable by Sprint

•  The execution and delivery by T-Mobile and Deutsche Telekom (as applicable) of (1) the amended and restated stockholders’ agreement, (2) the proxy agreement and (3) the license agreement amendment (as defined under “The Merger Transactions—Other Agreements—Trademark License”).

Waivable by Sprint

•  If the HoldCo mergers are to be completed, the receipt by Sprint of the applicable tax opinion described under “The Business Combination Agreement—Conditions to the Completion of the Merger Transactions.”

Waivable by Sprint with the consent of the SoftBank Parties

Termination of the Business Combination Agreement; Payment Amount (page 216)

Termination of the Business Combination Agreement

The business combination agreement may be terminated at any time prior to the HoldCo mergers effective time as follows:

•	by mutual written consent of T-Mobile and Sprint;

•

by either T-Mobile or Sprint, if the merger transactions have not been completed by April 29, 2019 (subject to extension to July 29, 2019, and further extension to October 29, 2019, if the only conditions not satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, which conditions are then capable of being satisfied) are conditions relating to the required regulatory and other governmental consents and the absence of restraints, and subject to a marketing period as described under “The Business Combination Agreement—Closing and Effective Time of the Merger Transactions”);

•

by either T-Mobile or Sprint, if (1) any restraint is in effect and has become final and nonappealable or (2) any authorization or consent from a governmental entity that must be obtained to satisfy the conditions regarding required regulatory and other governmental consents (a) has been denied and such denial has become final and nonappealable or (b) requires as a final and nonappealable condition to such authorization or consent that Sprint, T-Mobile, SoftBank or Deutsche Telekom take any action that would or would reasonably be expected to result in a regulatory material adverse condition (provided, in each case, that the business combination agreement may not be so terminated by a party whose material breach of its obligations under the provisions of the business combination agreement described under “The Business Combination Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions” has been the principal cause of, or principally resulted in, such restraint or denial); and

•

by either T-Mobile or Sprint, if there has been a breach or failure to perform in any material respect by Sprint, on the one hand, or T-Mobile, on the other hand, of its representations, warranties, covenants or other agreements contained in the business combination agreement, which breach or failure to perform would result in the conditions to the other parties’ obligation to complete the merger transactions not being satisfied (and such breach is incapable of being cured or is not cured within 60 days of written notice thereof), so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the business combination agreement.

The business combination agreement also provides for the following termination rights:

•

termination by T-Mobile, if any of the SoftBank Parties or SoftBank UK fails to execute and deliver to T-Mobile the SoftBank support agreement within one business day following the execution of the business combination agreement; and

•

termination by Sprint, if either Deutsche Telekom Party fails to execute and deliver to Sprint the Deutsche Telekom support agreement within one business day following the execution of the business combination agreement.

However, subsequent to the execution of the business combination agreement, the SoftBank Parties and SoftBank UK executed and delivered to T-Mobile the SoftBank support agreement, and the Deutsche Telekom Parties executed and delivered to Sprint the Deutsche Telekom support agreement, in each case within one business day following the execution of the business combination agreement.

Payment Amount

The business combination agreement requires T-Mobile to pay Sprint an amount equal to $600 million (which we refer to as the “payment amount”) if all of the following occur: (1) T-Mobile terminates the business combination agreement because the merger transactions have not been completed by the outside date; (2) at the time of such termination, all of the conditions to the respective obligations of each party to effect the merger transactions have been satisfied or waived, except for the condition related to the specified minimum credit ratings of T-Mobile USA on the closing date of the merger (after giving effect to the merger), and all of the conditions to the obligations of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties to effect the merger transactions would be satisfied at the time of such termination if the closing were held at such time; and (3) Sprint has provided a written certification to T-Mobile that it is ready, willing and able to complete the merger on the date required by the business combination agreement at the time of such termination.

Notwithstanding the foregoing, T-Mobile will have no obligation to pay the payment amount if (1) on the date of the termination of the business combination agreement as described above, Sprint does not have the following three credit ratings: (A) a corporate family rating (CFR) of at least “B2” from Moody’s, (B) a long-term issuer credit rating of at least “B” from S&P, and (C) a long-term issuer credit rating of at least “B+” from Fitch (unless Sprint does not have any such credit rating due to a change in credit ratings or credit outlook generally affecting the industry in which Sprint operates); or (2) Sprint or any of the SoftBank Parties has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the business combination agreement and such breach has impacted any of the credit ratings described in the bullet point above or the ability of T-Mobile to obtain the specified minimum credit ratings.

Transaction-Related Costs (page 186)

T-Mobile and Sprint currently estimate that, upon the effective time, transaction-related costs incurred by the combined company, including fees and expenses relating to the merger transactions, will be approximately $660 million. The business combination agreement provides for the allocation of such costs as described under “The Business Combination Agreement—Fees and Expenses.”

Accounting Treatment (page 186)

T-Mobile and Sprint prepare their financial statements in accordance with generally accepted accounting principles in the United States (which we refer to as “GAAP”). The merger transactions will be accounted for in accordance with Financial Accounting Standards Board (which we refer to as “FASB”) Accounting Standards Codification (which we refer to as “ASC”) Topic 805, Business Combinations, with T-Mobile considered as the accounting acquirer and Sprint as the accounting acquiree. Accordingly, T-Mobile will measure the assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing, with any excess purchase price over those fair values being recorded as goodwill.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information included in this joint consent solicitation statement/prospectus are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2017 and interim condensed consolidated financial statements for the six months ended June 30, 2018. Certain adjustments are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile, which are described in the pro forma condensed combined financial information. T-Mobile is still in the process of evaluating the pro forma adjustments necessary to conform the accounting policies of Sprint to those of T-Mobile and expects further adjustments may be necessary as T-Mobile conducts a more detailed review of Sprint’s accounting policies.

Litigation Related to the Merger Transactions (page 188)

On September 28, 2018, Arthur Gober, a purported stockholder of Sprint, commenced a putative class action lawsuit, captioned Gober v. Sprint Corporation et al., No. 2:18-cv-02523 (D. Kan.), in the United States District Court for the District of Kansas. The complaint named Sprint and the members of the Sprint board of directors as defendants. The complaint asserted claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in this joint consent solicitation statement/prospectus. On October 5, 2018, the plaintiff voluntarily dismissed the complaint without prejudice.

On October 9, 2018 and October 18, 2018, two additional purported stockholders of Sprint commenced actions, captioned Klein v. Sprint Corporation et al., No. 1:18-cv-01551-UNA (D. Del.) and Muehlgay v. Sprint Corporation et al., No. 1:18-cv-01622-UNA (D. Del.), in the United States District Court for the District of Delaware. The complaints name Sprint and the members of the Sprint board of directors as defendants. The complaints assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in this joint consent solicitation statement/prospectus. The complaints seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and the award of attorneys’ fees. T-Mobile and Sprint believe the claims asserted in the lawsuits are without merit.

Material U.S. Federal Income Tax Consequences of the Merger (page 291)

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders (as defined under “Material U.S. Federal Income Tax Consequences of the Merger”) of Sprint common stock will not recognize gain or loss, except with respect to the receipt of cash in lieu of fractional shares of T-Mobile common stock. Only in the event that the HoldCo mergers are consummated is the closing of the merger conditioned upon receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization”. Otherwise, the merger will be completed without the receipt of any tax opinion from counsel. Furthermore, neither T-Mobile nor Sprint intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, there can be no assurance that the merger will so qualify. See “Material U.S. Federal Income Tax Consequences of the Merger.” Sprint stockholders should consult their own tax advisors.

Comparison of Stockholders’ Rights (page 268)

Upon completion of the merger transactions, Sprint stockholders will become stockholders of T-Mobile, as the combined company, and their rights will be governed by Delaware law and the governing corporate documents of the combined company as amended and restated in connection with the completion of the merger transactions, the forms of which are attached as Annex D and Annex E to this joint consent solicitation statement/prospectus, as well as the amended and restated stockholders’ agreement in effect at the effective time, the form of which is attached as Annex F to this joint consent solicitation statement/prospectus. The differences between the governing corporate documents of Sprint and T-Mobile that are currently in effect and the governing documents of T-Mobile that will be in effect immediately following the completion of the merger transactions are described in detail in “Comparison of Stockholders’ Rights.”

Risk Factors (page 40)

In deciding whether to approve the T-Mobile proposals or the Sprint proposals, as applicable, you should read carefully this entire joint consent solicitation statement/prospectus, including the documents incorporated by reference herein and the Annexes hereto, and in particular, you should read the “Risk Factors” section.

Information about the Companies (page 59)

T-Mobile

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

T-Mobile is a Delaware corporation formed in 2013 through the combination of T-Mobile USA and MetroPCS Communications, Inc. (which we refer to as “MetroPCS”). T-Mobile USA was a Delaware corporation formed in 1994 as VoiceStream Wireless PCS, a subsidiary of Western Wireless Corporation that was spun off in 1999, acquired by Deutsche Telekom in 2001 and renamed T-Mobile USA in 2002. T-Mobile is redefining the way consumers and businesses buy wireless services through leading product and service innovation. T-Mobile introduced its Un-carrier strategy in 2013 and has since announced 14 signature initiatives that have disrupted the wireless communication services industry by ending annual service contracts, overages, unpredictable international roaming fees, data buckets and more. T-Mobile’s advanced nationwide 4G LTE network provides wireless services to 74.0 million customers as of March 31, 2018. T-Mobile provides service, devices and accessories across its flagship brands, T-Mobile and MetroPCS, and through its owned and operated retail stores, third-party distributors and websites.

Merger Company

Huron Merger Sub LLC

c/o T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

Merger Company is a Delaware limited liability company and a direct wholly owned subsidiary of T-Mobile. Merger Company was formed on April 26, 2018 for the purpose of entering into the business combination agreement and effecting the transactions contemplated by the agreement. As of the date of the business combination agreement, Merger Company has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the business combination agreement, the performance of its obligations thereunder and matters ancillary thereto.

Merger Sub

Superior Merger Sub Corporation

c/o T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

Merger Sub is a Delaware corporation, a direct wholly owned subsidiary of Merger Company and an indirect wholly owned subsidiary of T-Mobile. Merger Sub was incorporated on April 26, 2018 for the purpose of entering into the business combination agreement and effecting the transactions contemplated by the agreement. As of the date of the business combination agreement, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the business combination agreement, the performance of its obligations thereunder and matters ancillary thereto.

Sprint

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Phone: (877) 564-3166

Sprint, originally named Starburst II, Inc. (which we refer to as “Starburst II” in certain contexts), was incorporated in 2012 under the laws of Delaware and is a holding company with operations conducted by its subsidiaries. In 2013, SoftBank and certain of its wholly owned subsidiaries completed a merger with Sprint Nextel Corporation (which we refer to as the “SoftBank-Sprint merger”). As a result of the SoftBank-Sprint merger, Sprint became the parent company of Sprint Nextel Corporation, which was renamed Sprint Communications, Inc. (which we refer to as “Sprint Communications”). Sprint is a communications company that offers a comprehensive range of wireless and wireline communications products and services designed to meet the needs of not only individual consumers, but also businesses, government subscribers, and resellers. Its services are provided through its ownership of extensive wireless networks, an all-digital global wireline network and a Tier 1 internet backbone. Sprint offers wireless and wireline services to subscribers in all 50 states, Puerto Rico and the United States Virgin Islands under the Sprint corporate brand, which includes its retail brands of Sprint®, Boost Mobile®, Virgin Mobile® and Assurance Wireless® on Sprint’s wireless networks utilizing various technologies including 3G CDMA and 4G LTE. Sprint is headquartered in Overland Park, Kansas.

Starburst

Starburst I, Inc.

One Circle Star Way

San Carlos, CA 94070

Phone: (650) 562-8100

Starburst, incorporated in Delaware, is an indirect wholly owned subsidiary of SoftBank and a direct wholly owned subsidiary of SoftBank UK. It was formed in connection with SoftBank’s acquisition of Sprint Nextel Corporation for the purpose of holding SoftBank’s interest in Sprint.

Galaxy

Galaxy Investment Holdings, Inc.

One Circle Star Way

San Carlos, CA 94070

Phone: (650) 562-8100

Galaxy, incorporated in Delaware, is an indirect wholly owned subsidiary of SoftBank and a direct wholly owned subsidiary of SoftBank UK. It was formed for the purpose of holding SoftBank’s indirect interest in Sprint not held by Starburst.

Deutsche Telekom

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Phone: +49-228-181-0

Deutsche Telekom is one of the world’s leading telecommunications companies, with approximately 170 million mobile customers, 28 million fixed-network lines and 19 million broadband lines. Deutsche Telekom provides fixed-network/broadband, mobile communications, internet and internet protocol television products and services for consumers, and information and communication technology solutions for business and corporate customers. Deutsche Telekom is headquartered in Bonn, Germany, with a presence in more than 50 countries, including Germany and the United States.

Deutsche Telekom Holding

Deutsche Telekom Holding B.V.

Stationsplein 8K, 6221 BT

Maastricht, The Netherlands

Phone: +31 437999032

Deutsche Telekom Holding is a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of Deutsche Telekom. As a result of an internal reorganization of Deutsche Telekom’s subsidiaries on December 31, 2013, Deutsche Telekom Holding directly holds the T-Mobile common stock beneficially owned by Deutsche Telekom. Deutsche Telekom Holding’s principal business purpose is to incorporate, participate and supervise companies belonging to the Deutsche Telekom group and their relevant businesses.

SoftBank

SoftBank Group Corp.

1-9-1, Higashi-Shimbashi Minato-ku

Tokyo 105-7303 Japan

+81-3-6889-2000

SoftBank is a Japanese kabushiki kaisha, originally organized in 1981. SoftBank is a pure holding company that engages in a range of businesses in the information industry, including mobile communications, broadband infrastructure, fixed-line telecommunications and internet culture. SoftBank is headquartered in Tokyo, Japan, where it seeks to use the information revolution to contribute to the wellbeing of people and society.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this joint consent solicitation statement/prospectus, including the matters addressed under the caption “Cautionary Statement Regarding Forward-Looking Statements,” T-Mobile stockholders should carefully consider the following risks in deciding whether to approve the T-Mobile proposals, and Sprint stockholders should carefully consider the following risk factors in deciding whether to approve the Sprint proposals. You should read this joint consent solicitation statement/prospectus and its Annexes and the other documents incorporated by reference into this joint consent solicitation statement/prospectus carefully and in their entirety. See “Where You Can Find More Information.”

Risks Related to the Merger Transactions

Because the market price of T-Mobile common stock will fluctuate, Sprint stockholders cannot be sure of the value of the shares of T-Mobile common stock they will receive in the merger transactions. In addition, because the exchange ratio is fixed, the number of shares of T-Mobile common stock to be received by holders of Sprint common stock in the merger transactions will not change between now and the time the merger transactions are completed to reflect changes in the trading prices of T-Mobile common stock or Sprint common stock.

As a result of the merger transactions, each share of Sprint common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Sprint as treasury stock and shares held by the SoftBank surviving entity) will be automatically converted into the right to receive 0.10256 shares of T-Mobile common stock. The exchange ratio is fixed and will not be adjusted prior to the completion of the merger transactions to account for changes in the trading prices of T-Mobile common stock or Sprint common stock or, except as otherwise set forth in the business combination agreement, other factors. The exact value of the consideration to Sprint stockholders will therefore depend on the price per share of T-Mobile common stock at the completion of the merger transactions, which may be greater than, less than or the same as the price per share of T-Mobile common stock at the time of entry into the business combination agreement or the date of this joint consent solicitation statement/prospectus.

As of [                ], 2018, and assuming that each share of T-Mobile common stock will have a value equal to the closing price of a share of T-Mobile common stock on NASDAQ on such date, the implied value of the exchange ratio to Sprint stockholders is approximately $[                ] per share. The market price of T-Mobile common stock is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the businesses, operations and prospects of T-Mobile, and an evolving regulatory landscape. Market assessments of the benefits of the merger transactions and the likelihood that the merger transactions will be completed, as well as general and industry specific market and economic conditions, may also impact the market price of T-Mobile common stock. Many of these factors are beyond T-Mobile’s and Sprint’s control. You should obtain current market price quotations for T-Mobile common stock; however, as noted above, the prices at the effective time may be greater than, the same as or less than such price quotations.

The market price for T-Mobile common stock following the closing may be affected by factors different from those that historically have affected or currently affect T-Mobile common stock and Sprint common stock.

Upon completion of the merger transactions, holders of shares of Sprint common stock will receive shares of T-Mobile common stock. The combined company’s business and financial position will differ from the business and financial position of T-Mobile and Sprint before the completion of the merger and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently affecting the results of operations of T-Mobile and those currently affecting the results of operations of

Sprint. Accordingly, the market price and performance of T-Mobile common stock is likely to be different from the performance of Sprint common stock in the absence of the merger transactions. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, T-Mobile common stock, regardless of T-Mobile’s actual operating performance. For a discussion of the businesses of T-Mobile and Sprint and some important factors to consider in connection with those businesses, see the documents incorporated by reference in this joint consent solicitation statement/prospectus and referred to under “Where You Can Find More Information.”

The closing of the merger transactions is subject to a number of conditions, including the receipt of approvals from various governmental entities, which may not approve the merger transactions, may delay the approvals for, or may impose conditions or restrictions on, jeopardize or delay completion of, or reduce or delay the anticipated benefits of, the merger transactions, and if these conditions are not satisfied or waived, the merger transactions will not be completed.

The completion of the merger transactions is subject to a number of conditions, including, among others, obtaining certain governmental authorizations, consents, orders or other approvals, including the expiration or termination of applicable waiting periods under the HSR Act, the receipt of required approvals from the FCC and any PUCs or similar state and foreign regulatory bodies, clearance by CFIUS and approval by DSS, and the absence of any injunction prohibiting the merger transactions or any legal requirements enacted by a court or other governmental entity preventing the completion of the merger transactions. See “The Merger Transactions—Regulatory Approvals Required for the Merger Transactions.” There is no assurance that these required authorizations, consents, orders or other approvals will be obtained or that they will be obtained in a timely manner, or whether they will be subject to required actions, conditions, limitations or restrictions on the combined company’s business, operations or assets. If any such required actions, conditions, limitations or restrictions are imposed, they may jeopardize or delay completion of the merger transactions, reduce or delay the anticipated benefits of the merger transactions or allow the parties to terminate the business combination agreement, which could result in a material adverse effect on T-Mobile’s, Sprint’s or the combined company’s business, financial condition or operating results. In addition, the completion of the merger transactions is also subject to T-Mobile USA having specified minimum credit ratings on the closing date of the merger transactions (after giving effect to the merger) from at least two of three specified credit rating agencies, subject to certain qualifications. In the event that T-Mobile terminates the business combination agreement in connection with a failure to satisfy the closing condition related to the specified minimum credit ratings, then in certain circumstances, T-Mobile may be required to pay Sprint an amount equal to $600 million. If the merger transactions are not completed by April 29, 2019 (subject to extension to July 29, 2019, and further extension to October 29, 2019, if the only conditions not satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, which conditions are then capable of being satisfied) are conditions relating to the required regulatory and other governmental consents and the absence of restraints, and subject to the marketing period), either T-Mobile or Sprint may terminate the business combination agreement. The business combination agreement may also be terminated if the other conditions to closing are not satisfied, and T-Mobile and Sprint may also mutually decide to terminate the business combination agreement at any time prior to the HoldCo mergers effective time.

The financing of the merger transactions is not assured.

Although T-Mobile has received debt financing commitments from lenders to provide various bridge and other credit facilities to finance the merger transactions, the obligation of the lenders to provide these facilities is subject to a number of conditions. Furthermore, each of T-Mobile and Sprint may seek to modify its existing financing arrangements in connection with the merger transactions, subject to the terms of the business combination agreement, and T-Mobile and Sprint do not currently have commitments from lenders providing their existing financing arrangements for these modifications. Even if T-Mobile and Sprint are able to obtain financing or modify their existing financing arrangements, the terms of such new or modified financing arrangements may not be available to T-Mobile or Sprint on favorable terms, and T-Mobile and Sprint may incur significant costs in connection with entering into such financing. Accordingly, financing for the merger transactions may not be obtained on the expected terms or at all.

In particular, T-Mobile has received commitments for a $19.0 billion secured bridge loan facility. T-Mobile expects to conduct one or more secured notes offerings to reduce commitments under the secured bridge facility. However, there can be no assurance that T-Mobile will be able to issue the secured notes or other long-term financing on terms it finds acceptable or at all, in which case T-Mobile may choose to borrow under the secured bridge facility. Accordingly, the costs of financing for the merger transactions may be higher than expected.

Credit rating downgrades could adversely affect the businesses, cash flows, financial condition and operating results of T-Mobile, Sprint and the combined company.

The credit ratings of T-Mobile and Sprint impact the cost and availability of future borrowings, and, as a result, cost of capital. T-Mobile’s and Sprint’s current ratings reflect each rating agency’s opinion of the company’s financial strength, operating performance and ability to meet its debt obligations or, following the completion of the merger transactions, obligations to the combined company’s obligors. Each rating agency reviews these ratings periodically and there can be no assurance that such ratings will be maintained in the future. A downgrade in the rating of either or both companies could adversely affect the businesses, cash flows, financial condition and operating results of T-Mobile, Sprint and, following the merger transactions, the combined company.

T-Mobile and Sprint directors and officers may have interests in the merger transactions different from the interests of T-Mobile stockholders and Sprint stockholders.

Certain of the directors and executive officers of T-Mobile and Sprint negotiated the terms of the business combination agreement. T-Mobile and Sprint directors and executive officers may have interests in the merger transactions that are different from, or in addition to, those of T-Mobile stockholders and Sprint stockholders, respectively. These interests include, but are not limited to, the continued service of certain directors of T-Mobile and Sprint as directors of the combined company, the continued employment of certain executive officers of T-Mobile and Sprint by the combined company, the treatment in the merger transactions of Sprint stock options, Sprint time-based restricted stock units, Sprint performance-based restricted stock units, the treatment of the Sprint Employees Stock Purchase Plan and severance and other rights held by Sprint directors and executive officers, severance agreements and amended employment terms and other rights held by T-Mobile directors and executive officers, and provisions in the business combination agreement regarding continued indemnification of and advancement of expenses to T-Mobile and Sprint directors and officers. T-Mobile stockholders and Sprint stockholders should be aware of these interests when they consider the recommendation of the T-Mobile board of directors in favor of the T-Mobile proposals and the recommendation of the Sprint board of directors in favor of the Sprint proposals, respectively.

The members of the T-Mobile board of directors and the T-Mobile independent committee were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the T-Mobile board of directors’ recommendation that that T-Mobile stockholders approve the T-Mobile proposals. The interests of T-Mobile directors and executive officers are described in more detail in the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transactions.”

The members of the Sprint board of directors and the Sprint independent committee were aware of and considered these interests, among other matters, in evaluating the business combination agreement and the transactions contemplated thereby, and in making the Sprint board of directors’ recommendation that Sprint stockholders approve the Sprint proposals. The interests of Sprint directors and executive officers are described in more detail in the section of this joint consent solicitation statement/prospectus entitled “The Merger Transactions—Interests of Certain Executive Officers and Directors of Sprint in the Merger Transactions.”

The governance arrangements of the combined company will be different from the current governance arrangements of each of T-Mobile and Sprint.

Upon completion of the merger transactions, the rights of former Sprint stockholders who receive shares of T-Mobile common stock, and the rights of T-Mobile stockholders who continue to hold shares of T-Mobile common stock, will be governed by the T-Mobile certificate of incorporation and the bylaws of T-Mobile, in each case as amended and restated in accordance with the business combination agreement, and by Delaware law. You should carefully review the forms of the T-Mobile certificate of incorporation and the bylaws of T-Mobile to be in effect at the effective time, copies of the forms of which are attached as Annex D and Annex E, respectively, to this joint consent solicitation statement/prospectus. By becoming a stockholder in T-Mobile, former holders of Sprint common stock are deemed to have notice of and to have consented to the provisions of the T-Mobile certificate of incorporation and the bylaws of T-Mobile, including with respect to the provisions that are described elsewhere in this joint consent solicitation statement/prospectus. See “Comparison of Stockholders’ Rights.”

The governance arrangements of the combined company are different from the existing governance arrangements of each of T-Mobile and Sprint. Deutsche Telekom is currently the controlling stockholder of T-Mobile, and SoftBank is currently the controlling stockholder of Sprint. Following the completion of the merger transactions, Deutsche Telekom will retain the power to vote a majority of the T-Mobile common stock, and T-Mobile will therefore continue to be a “controlled company” for purposes of NASDAQ rules; however, the combined company will have the governance arrangements set forth in the business combination agreement and the other agreements described elsewhere in this joint consent solicitation statement/prospectus, and the combined company will be governed by the T-Mobile certificate of incorporation and the bylaws of T-Mobile, in each case as amended and restated in accordance with the business combination agreement, copies of the forms of which are attached as Annex D and Annex E, respectively, to this joint consent solicitation statement/prospectus, and T-Mobile, Deutsche Telekom and SoftBank will enter into the amended and restated stockholders’ agreement, a copy of the form of which is attached as Annex F to this joint consent solicitations statement/prospectus. See “Comparison of Stockholders’ Rights” and “Stockholders’ and Proxy Agreements.”

Following the merger transactions, the composition of the combined company board of directors will be different than the composition of the current T-Mobile board of directors or the current Sprint board of directors.

The T-Mobile board of directors currently consists of 12 directors and the Sprint board of directors currently consists of ten directors. Upon completion of the merger transactions, the T-Mobile board of directors, which will be the board of directors of the combined company, will consist of 14 directors, including nine directors designated by Deutsche Telekom, four directors designated by SoftBank and the chief executive officer of the combined company. See “The Merger Transactions—Board of Directors and Management of the Combined Company” and “Stockholders’ and Proxy Agreements.” This new composition of the T-Mobile board of directors may affect the future decisions of the combined company.

Stockholders will not be entitled to appraisal rights in connection with the merger transactions.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold, as of the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon a merger, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because T-Mobile common stock is listed on NASDAQ, a national securities exchange, and because Sprint stockholders will receive in the merger transactions only shares of T-Mobile common stock, which will be publicly listed on NASDAQ upon the effective time, and cash in lieu of fractional shares, stockholders will not be entitled to appraisal rights in connection with the merger transactions.

The opinions of T-Mobile’s and Sprint’s respective financial advisors do not reflect changes in circumstances that may have occurred or that may occur between the signing of the business combination agreement and the completion of the merger transactions.

Neither the T-Mobile board of directors or the T-Mobile independent committee, nor the Sprint board of directors or the Sprint independent committee, has obtained updated opinions from their respective financial advisors as of the date of this joint consent solicitation statement/prospectus, nor do any of them expect to receive updated, revised or reaffirmed opinions prior to the completion of the merger transactions. Changes in the operations and prospects of T-Mobile or Sprint, general market and economic conditions and other factors that may be beyond the control of T-Mobile or Sprint, and on which T-Mobile’s and Sprint’s financial advisors’ opinions were based, may significantly alter the value of T-Mobile or Sprint or the share prices of T-Mobile common stock or Sprint common stock by the time the merger transactions are completed. The opinions do not speak as of the time the merger transactions will be completed or as of any date other than the date of such opinions. Because T-Mobile’s and Sprint’s financial advisors will not be updating their opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger transactions are completed. The T-Mobile board of directors’ recommendation that T-Mobile stockholders approve the T-Mobile proposals and the Sprint board of directors’ recommendation that Sprint stockholders approve the Sprint proposals, however, are made as of the date of this joint consent solicitation statement/prospectus. For a description of the opinions that the T-Mobile board of directors, the T-Mobile independent committee, the Sprint board of directors and the Sprint independent committee received from their respective financial advisors, see “The Merger Transactions—Opinions of T-Mobile’s Financial Advisors” and “The Merger Transactions—Opinions of Sprint’s Financial Advisors.”

The business combination agreement contains provisions that restrict the ability of each of the T-Mobile board of directors and the Sprint board of directors to pursue alternatives to the merger transactions.

The business combination agreement contains non-solicitation provisions that restrict the ability of each of T-Mobile and Sprint to solicit, initiate, knowingly encourage or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the completion of which would constitute an alternative transaction for purposes of the business combination agreement. In addition, the business combination agreement does not permit T-Mobile or Sprint to terminate the business combination agreement in order to enter into an agreement providing for, or to complete, such an alternative transaction, even if the alternative transaction provides for the payment of consideration with a higher per share cash or market value than the market value proposed to be received or realized in the merger transactions. See “The Business Combination Agreement—Covenants and Agreements—No Solicitation; Third-Party Acquisition Proposals.”

A significant stockholder of each of T-Mobile and Sprint has executed a support agreement that requires such stockholder to deliver a written consent in favor of the T-Mobile proposals and the Sprint proposals, as applicable, which will constitute approval of the merger transactions by T-Mobile stockholders and Sprint stockholders, respectively, even if the T-Mobile board of directors or the Sprint board of directors changes its recommendation.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into the Deutsche Telekom support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals. The delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval, and Deutsche Telkom Holding is required to deliver the Deutsche Telekom written consent even if the T-Mobile board of directors changes its recommendation to the stockholders of T-Mobile. Therefore, T-Mobile expects to receive a number of consents sufficient to constitute the T-Mobile stockholder approval.

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst and Galaxy entered into the SoftBank support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals. The delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval, and Starburst and Galaxy are required to deliver the SoftBank written consent even if the Sprint board of directors changes its recommendation to the stockholders of Sprint. Therefore, Sprint expects to receive a number of consents sufficient to constitute the Sprint stockholder approval.

T-Mobile and Sprint are subject to various uncertainties, including litigation and contractual restrictions and requirements while the merger transactions are pending that could disrupt T-Mobile’s, Sprint’s or the combined company’s business and adversely affect T-Mobile’s, Sprint’s or the combined company’s business, assets, liabilities, prospects, outlook, financial condition and results of operations.

Uncertainty about the effect of the merger transactions on employees, customers, suppliers, vendors, distributors, dealers and retailers may have an adverse effect on T-Mobile, Sprint or the combined company. These uncertainties may impair the ability to attract, retain and motivate key personnel during the pendency of the merger transactions and, if the merger transactions are completed, for a period of time thereafter, as existing and prospective employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business following the completion of the merger transactions could be negatively impacted. T-Mobile, Sprint or the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent. Additionally, these uncertainties could cause customers, suppliers, distributors, dealers, retailers and others to seek to change or cancel existing business relationships with T-Mobile, Sprint or the combined company or fail to renew existing relationships. Suppliers, distributors and content and application providers may also delay or cease developing for T-Mobile, Sprint or the combined company new products that are necessary for the operations of its business due to the uncertainty created by the merger transactions. Competitors may also target T-Mobile’s or Sprint’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger transactions.

The business combination agreement also restricts each of T-Mobile and Sprint, without the other’s consent, from taking certain actions outside of the ordinary course of business while the merger transactions are pending, including, among other things, certain acquisitions or dispositions of businesses and assets, entering into or amending certain contracts, repurchasing or issuing securities, making capital expenditures and incurring indebtedness, in each case subject to certain exceptions. See “The Business Combination Agreement—Covenants and Agreements” for a description of certain restrictive covenants applicable to T-Mobile and Sprint. These restrictions may have a significant negative impact on T-Mobile’s or Sprint’s business, results of operations and financial condition.

Management and financial resources have been diverted and will continue to be diverted toward the completion of the merger transactions. T-Mobile and Sprint have incurred, and expect to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the merger transactions. These costs could adversely affect T-Mobile’s, Sprint’s or the combined company’s financial condition and results of operations.

In addition, T-Mobile, Sprint and their respective affiliates are involved in various disputes, governmental and/or regulatory inspections, investigations and proceedings and litigation matters that arise from time to time, and it is possible that an unfavorable resolution of these matters could adversely affect T-Mobile or Sprint and their respective results of operations, financial condition and cash flows and the results of operations, financial condition and cash flows of the combined company.

Failure to complete the merger could negatively impact T-Mobile and Sprint and their respective businesses, assets, liabilities, prospects, outlook, financial condition or results of operations.

If the merger is not completed for any reason, T-Mobile and Sprint may be subject to a number of material risks. The price of T-Mobile common stock and of Sprint common stock may decline to the extent that their current market prices reflect a market assumption that the merger will be completed. In addition, some costs related to the merger transactions must be paid by T-Mobile and Sprint whether or not the merger transactions are completed. Furthermore, T-Mobile and Sprint may experience negative reactions from their respective stockholders, customers, employees, suppliers, distributors, retailers, dealers and others who deal with T-Mobile and Sprint, which could have an adverse effect on their respective businesses, financial condition and results of operations.

In addition, it is expected that if the merger is not completed, T-Mobile and Sprint will continue to lack the network, scale and financial resources of the current market share leaders in, and other companies that have more recently begun providing, wireless services. Further, if the merger is not completed, it is expected that T-Mobile and Sprint will not be able to deploy a nationwide 5G network on the same scale and on the same timeline as the combined company. For example, T-Mobile’s standalone 5G network would have substantially less capacity than the combined company’s 5G network, while Sprint’s standalone 5G network would be geographically limited due to Sprint’s limited current network footprint on which to build 5G sites and the cost of utilizing 2.5 GHz spectrum for 5G. As a result, if the merger is not completed, it is expected that T-Mobile and Sprint will continue to be limited in their respective abilities to compete effectively in the 5G era.

Only in the event that the HoldCo mergers are completed is the closing of the merger conditioned upon the receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and neither T-Mobile nor Sprint intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the merger.

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of Sprint common stock will not recognize gain or loss, except with respect to the receipt of cash in lieu of fractional shares of T-Mobile common stock. Only in the event that the HoldCo mergers are consummated is the closing of the merger conditioned upon receipt of an opinion of counsel to the effect that the merger will qualify as a “reorganization”. Otherwise, the merger will be completed without the receipt of any tax opinion from counsel. Furthermore, neither T-Mobile nor Sprint intends to request a ruling from the IRS regarding the United States federal income tax consequences of the merger. Accordingly, there can be no assurance that the merger will so qualify. See “Material U.S. Federal Income Tax Consequences of the Merger.” Sprint stockholders should consult their own tax advisors.

Litigation relating to the merger transactions may be filed against the T-Mobile board of directors and/or the Sprint board of directors that could prevent or delay the completion of the merger transactions and/or result in the payment of damages following the completion of the merger transactions.

In connection with the merger transactions, it is possible that stockholders of T-Mobile and/or Sprint may file putative class action lawsuits against the T-Mobile board of directors and/or the Sprint board of directors. Among other remedies, these stockholders could seek damages and/or to enjoin the merger transactions. The outcome of any litigation is uncertain and any such potential lawsuits could prevent or delay the completion of the merger transactions and/or result in substantial costs to T-Mobile and/or Sprint. Any such actions may create uncertainty relating to the merger transactions and may be costly and distracting to management. Further, the defense or settlement of any lawsuit or claim that remains unresolved at the time the merger transactions are completed may adversely affect the combined company’s business, financial condition, results of operations and cash flows.

Risks Related to the Business of the Combined Company

Although T-Mobile and Sprint expect that the merger transactions will result in synergies and other benefits, those synergies and benefits may not be realized or may not be realized within the expected time frame.

The ability of T-Mobile and Sprint to realize the anticipated benefits of the merger transactions will depend, to a large extent, on the combined company’s ability to integrate T-Mobile’s and Sprint’s businesses in a manner that facilitates growth opportunities and achieves the projected standalone cost savings and revenue growth trends identified by each company without adversely affecting current revenues and investments in future growth. In addition, some of the anticipated synergies are not expected to occur for a significant time period following the completion of the merger transactions and will require substantial capital expenditures in the near term to be fully realized. Even if the combined company is able to integrate the two companies successfully, the anticipated benefits of the merger transactions, including the expected synergies and network benefits, may not be realized fully or at all or may take longer to realize than expected.

T-Mobile’s business and Sprint’s business may not be integrated successfully or such integration may be more difficult, time consuming or costly than expected. Operating costs, customer loss and business disruption, including difficulties in maintaining relationships with employees, customers, suppliers or vendors, may be greater than expected following the merger transactions. Revenues following the merger transactions may be lower than expected.

The combination of two independent businesses is complex, costly and time-consuming and may divert significant management attention and resources to combining T-Mobile’s and Sprint’s business practices and operations. This process may disrupt T-Mobile’s and Sprint’s businesses. The failure to meet the challenges involved in combining the two businesses and to realize the anticipated benefits of the merger transactions could cause an interruption of, or a loss of momentum in, the activities of the combined company and could adversely affect the results of operations of the combined company. The overall combination of T-Mobile’s and Sprint’s businesses may also result in material unanticipated problems, expenses, liabilities, competitive responses, and loss of customer and other business relationships. The difficulties of combining the operations of the companies include, among others:

•	the diversion of management attention to integration matters;

•

difficulties in integrating operations and systems, including intellectual property and communications systems, administrative and information technology infrastructure and financial reporting and internal control systems;

•	challenges in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures between the two companies;

•	difficulties in integrating employees and attracting and retaining key personnel;

•	challenges in retaining existing customers and obtaining new customers;

•	difficulties in achieving anticipated cost savings, synergies, accretion targets, business opportunities, financing plans and growth prospects from the combination;

•	difficulties in managing the expanded operations of a significantly larger and more complex company;

•	the impact of the additional debt financing expected to be incurred in connection with the merger transactions;

•	the transition of management to the combined company management team, and the need to address possible differences in corporate cultures and management philosophies;

•	contingent liabilities that are larger than expected; and

•	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the merger transactions.

Many of these factors are outside of the control of T-Mobile and Sprint and/or will be outside the control of the combined company, and any one of them could result in lower revenues, higher costs and diversion of management time and energy, which could materially impact the business, financial condition and results of operations of the combined company. In addition, even if the operations of the businesses of T-Mobile and Sprint are integrated successfully, the full benefits of the merger may not be realized, including, among others, the synergies, cost savings or sales or growth opportunities that are expected. These benefits may not be achieved within the anticipated time frame or at all. Further, additional unanticipated costs may be incurred in the integration of the businesses of T-Mobile and Sprint. All of these factors could cause dilution to the earnings per share of the combined company, decrease or delay the projected accretive effect of the merger, and negatively impact the price of T-Mobile common stock following the merger. As a result, it cannot be assured that the combination of T-Mobile and Sprint will result in the realization of the full benefits expected from the merger transactions within the anticipated time frames or at all.

The financial analyses, estimates and forecasts considered by T-Mobile and Sprint and their respective financial advisors may not be realized, which may adversely affect the market price of T-Mobile common stock following the merger.

In performing their financial analyses and rendering their opinions regarding the fairness, from a financial point of view, of the exchange ratio to T-Mobile, holders of T-Mobile common stock and holders of Sprint common stock, as applicable, each of the respective financial advisors to T-Mobile and Sprint relied on, among other things, internal financial analyses, estimates and forecasts relating to T-Mobile and Sprint prepared by or at the direction of the managements of T-Mobile and Sprint, as applicable. See “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information” and “The Merger Transactions—Sprint Unaudited Prospective Financial Information.” The unaudited prospective financial information of T-Mobile and Sprint was not prepared with a view toward public disclosure, and the unaudited prospective financial information and the estimated synergies were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections are inherently uncertain and based on various assumptions and estimates that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of T-Mobile and Sprint. There can be no assurance that T-Mobile’s, Sprint’s or the combined company’s financial condition or results of operations will be consistent with those set forth in such projections, which could have a material impact on the market price of T-Mobile common stock following the merger.

The indebtedness of the combined company following the completion of the merger transactions will be substantially greater than the indebtedness of each of T-Mobile and Sprint on a standalone basis prior to the execution of the business combination agreement. This increased level of indebtedness could adversely affect the combined company’s business flexibility and increase its borrowing costs.

In connection with the merger transactions, T-Mobile and Sprint have conducted, and expect to conduct, certain pre-merger financing transactions, which will be used in part to prepay a portion of T-Mobile’s and Sprint’s existing indebtedness and to fund liquidity needs. After giving effect to the pre-merger financing transactions, the merger transactions and the other transactions contemplated by the business combination agreement, T-Mobile and Sprint anticipate that the combined company will have consolidated indebtedness of approximately $75.0 billion to $77.0 billion, based on estimated December 31, 2018 debt and cash balances and excluding tower obligations.

T-Mobile’s substantially increased indebtedness following the merger transactions will have the effect, among other things, of reducing its flexibility to respond to changing business, economic, market and industry conditions and increasing the amount of cash required to meet interest payments. In addition, this increased level of indebtedness following the merger transactions may reduce funds available to support efforts to combine the businesses of T-Mobile and Sprint and realize the expected benefits of the merger transactions, and may also reduce funds available for capital expenditures, share repurchases and other activities that may put the combined company at a competitive disadvantage relative to other companies with lower debt levels. Further, it may be necessary for the combined company to incur substantial additional indebtedness in the future, subject to the restrictions contained in its debt instruments, which could increase the risks associated with the capital structure of the combined company.

Because of the substantial indebtedness of the combined company following the completion of the merger transactions, there is a risk that the combined company may not be able to service its debt obligations in accordance with their terms.

The ability of the combined company to service its substantial debt obligations following the merger transactions will depend in part on future performance, which will be affected by business, economic, market and industry conditions and other factors, including the ability of the combined company to achieve the expected benefits of the merger transactions. There is no guarantee that the combined company will be able to generate sufficient cash flow to service its debt obligations when due. If the combined company is unable to meet such obligations or fails to comply with the financial and other restrictive covenants contained in the agreements governing such debt obligations, it may be required to refinance all or part of its debt, sell important strategic assets at unfavorable prices or make additional borrowings. The combined company may not be able to, at any given time, refinance its debt, sell assets or make additional borrowings on commercially reasonable terms or at all, which could have a material adverse effect on its business, financial condition and results of operations after the merger transactions.

In addition, some or all of the combined company’s variable-rate indebtedness may use the London Inter-Bank Offered Rate or similar rates (which we refer to as “LIBOR”) as a benchmark for establishing the rate. LIBOR is the subject of recent national, international and other regulatory guidance and proposals for reform. These reforms and other pressures may cause LIBOR to disappear entirely or to perform differently than in the past. The consequence of these developments cannot be entirely predicted, but could include an increase in the cost of the combined company’s variable rate indebtedness.

The agreements governing the combined company’s indebtedness and other financings will include restrictive covenants that limit the combined company’s operating flexibility.

The agreements governing the combined company’s indebtedness and other financings will impose material operating and financial restrictions on the combined company. These restrictions, subject in certain cases to customary baskets, exceptions and maintenance and incurrence-based financial tests, may limit the combined company’s ability to engage in transactions and pursue strategic business opportunities, including the following:

•	incurring additional indebtedness and issuing preferred stock;

•	paying dividends, redeeming capital stock or making other restricted payments or investments;

•	selling or buying assets, properties or licenses;

•	developing assets, properties or licenses which the combined company has or in the future may procure;

•	creating liens on assets securing indebtedness or other obligations;

•	participating in future FCC auctions of spectrum or private sales of spectrum;

•	engaging in mergers, acquisitions, business combinations or other transactions;

•	entering into transactions with affiliates; and

•	placing restrictions on the ability of subsidiaries to pay dividends or make other payments.

These restrictions could limit the combined company’s ability to obtain debt financing, make share repurchases, refinance or pay principal on its outstanding indebtedness, complete acquisitions for cash or indebtedness or react to business, economic, market and industry conditions and other changes in its operating environment or the economy. Any future indebtedness that the combined company incurs may contain similar or more restrictive covenants. Any failure to comply with the restrictions of the combined company’s debt agreements may result in an event of default under these agreements, which in turn may result in defaults or acceleration of obligations under these and other agreements, giving the combined company’s lenders the right to terminate any commitments they had made to provide it with further funds and to require the combined company to repay all amounts then outstanding.

T-Mobile and Sprint have incurred, and will incur, direct and indirect costs as a result of the merger transactions.

T-Mobile and Sprint have incurred, and will incur, substantial expenses in connection with and as a result of completing the merger transactions, and over a period of time following the completion of the merger transactions, the combined company also expects to incur substantial expenses in connection with integrating and coordinating the businesses, operations, policies and procedures of T-Mobile and Sprint. A portion of the transaction costs related to the merger transactions will be incurred regardless of whether the merger transactions are completed. While T-Mobile and Sprint have assumed that a certain level of transaction expenses will be incurred, factors beyond T-Mobile’s and Sprint’s control could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately. These expenses will exceed the costs historically borne by T-Mobile and Sprint. These costs could adversely affect the financial condition and results of operations of T-Mobile and Sprint prior to the merger transactions and of the combined company following the merger transactions.

The combined company’s actual financial position and results of operations may differ materially from the unaudited pro forma financial data included in this joint consent solicitation statement/prospectus.

The pro forma financial information contained in this joint consent solicitation statement/prospectus is presented for illustrative purposes only and may not be an accurate indication of what the combined company’s financial position or results of operations would have been had the merger been completed on the dates assumed. The pro forma financial information has been derived from the audited and unaudited historical financial statements of T-Mobile and Sprint, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the merger transactions. The pro forma financial statements do not include, among other things, estimated cost or growth synergies, adjustments related to restructuring or integration activities, future acquisitions or disposals not yet known or probable, including those that may be required by regulatory or governmental authorities in connection with the merger transactions, or impacts of merger-related change in control provisions that are currently not factually supportable and/or probable of occurring. Certain assets and liabilities of Sprint have been measured at fair value based on various preliminary estimates using assumptions that T-Mobile’s management and Sprint’s management believe are reasonable, utilizing information currently available, including the use of benchmarking to similar transactions. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates may be revised and may include additional assets acquired or liabilities assumed as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have a material impact on the pro forma financial information and the combined company’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate. Such assumptions can be adversely affected by known or unknown facts, risks and uncertainties, many of which are beyond T-Mobile’s or Sprint’s control. Other factors may also affect the combined company’s financial condition or results of operations following the closing. In addition, following the merger transactions, certain adjustments to the accounting policies applied by Sprint to its financial information are expected to be made in order to conform the treatment of such financial information to the accounting policies of the combined company. In certain cases, the information necessary to determine the appropriate adjustments may not be available until after the completion of the merger transactions, and therefore, when conformed, the financial information of the combined company may vary materially from the pro forma financial information contained in this joint consent solicitation statement/prospectus, including, for example, adjustments with respect to revenue recognition, expenses and depreciation.    Any material variance from the pro forma financial information may cause significant variations in the market price of the T-Mobile common stock following the merger transactions. In view of these uncertainties, the inclusion of pro forma financial information in this joint consent solicitation statement/prospectus is for illustrative purposes and does not purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The pro forma financial information represents historical results as if T-Mobile and Sprint had operated as a combined entity and does not include future benefits from the merger transactions, such as those resulting from estimated synergies, and related costs, such as those costs expected to achieve certain benefits. See “Unaudited Pro Forma Condensed Financial Information.”

The merger transactions may not be accretive and may cause dilution to the earnings per share of the combined company, which may negatively affect the market price of the T-Mobile common stock.

In the merger transactions, it is currently estimated that T-Mobile will issue approximately 418 million shares of T-Mobile common stock, based upon the shares of Sprint common stock outstanding as of October 1, 2018. The issuance of these new shares could have the effect of depressing the market price of the T-Mobile common stock. In addition, T-Mobile or Sprint (or the combined company after the merger transactions) could encounter other transaction-related costs, such as the failure to realize all of the benefits anticipated in the merger transactions, which could cause dilution to the combined company’s earnings per share or decrease or delay the expected accretive effect of the merger transactions and cause a decrease in the market price of the T-Mobile common stock.

Risks Related to T-Mobile’s Business

You should read and consider the risk factors specific to T-Mobile’s business that will also affect the combined company after the merger transactions. These risks are described in Part I, Item 1A of T-Mobile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and in other documents that are incorporated by reference into this joint consent solicitation statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint consent solicitation statement/prospectus.

Risks Related to Sprint’s Business

You should read and consider the risk factors specific to Sprint’s business that will also affect the combined company after the merger transactions. These risks are described in Part I, Item 1A of Sprint’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, and in other documents that are incorporated by reference into this joint consent solicitation statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint consent solicitation statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint consent solicitation statement/prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning T-Mobile, Sprint, the merger transactions and the other transactions contemplated by the business combination agreement. All statements other than statements of fact, including information concerning future results, are forward-looking statements. These forward-looking statements are generally identified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could” or similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger transactions, including anticipated future financial and operating results, synergies, accretion and growth rates, T-Mobile’s, Sprint’s and the combined company’s plans, objectives, expectations and intentions, and the expected timing of completion of the merger transactions. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to, the failure to obtain, or delays in obtaining, required regulatory approvals, and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger transactions, or the failure to satisfy any of the other conditions to the merger transactions on a timely basis or at all; the occurrence of events that may give rise to a right of one or both of the parties to terminate the business combination agreement; adverse effects on the market price of T-Mobile’s or Sprint’s common stock and on T-Mobile’s or Sprint’s operating results because of a failure to complete the merger transactions in the anticipated time frame or at all; inability to obtain the financing contemplated to be obtained in connection with the merger transactions on the expected terms or timing or at all; the ability of T-Mobile, Sprint and the combined company to make payments on debt or to repay existing or future indebtedness when due or to comply with the covenants contained therein; adverse changes in the ratings of T-Mobile’s or Sprint’s debt securities or adverse conditions in the credit markets; negative effects of the announcement, pendency or completion of the merger transactions on the market price of T-Mobile’s or Sprint’s common stock and on T-Mobile’s or Sprint’s operating results, including as a result of changes in key customer, supplier, employee or other business relationships; significant transaction costs, including financing costs, and unknown liabilities; failure to realize the expected benefits and synergies of the merger transactions in the expected time frames or at all; costs or difficulties related to the integration of Sprint’s network and operations into T-Mobile; the risk of litigation or regulatory actions; the inability of T-Mobile, Sprint or the combined company to retain and hire key personnel; the risk that certain contractual restrictions contained in the business combination agreement during the pendency of the merger transactions could adversely affect T-Mobile’s or Sprint’s ability to pursue business opportunities or strategic transactions; effects of changes in the regulatory environment in which T-Mobile and Sprint operate; changes in global, political, economic, business, competitive and market conditions; changes in tax and other laws and regulations; and other risks and uncertainties detailed in T-Mobile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” as well as in its subsequent reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.t-mobile.com, and in Sprint’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and in its subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “MD&A—Forward-Looking Statements,” as well as in its subsequent reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and www.sprint.com. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Given these risks and uncertainties, readers of this joint consent solicitation statement/prospectus are cautioned not to place undue reliance on such forward-looking statements. T-Mobile and Sprint assume no obligation to update or revise the information contained in this communication (whether as a result of new information, future events or otherwise), except as required by applicable law.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF T-MOBILE

The following selected historical consolidated financial data is derived from T-Mobile’s audited consolidated financial statements as of and for each of the years ended December 31, 2017, 2016, 2015, 2014 and 2013 and unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2018 and 2017. In the opinion of T-Mobile’s management, the interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results for the interim periods. In connection with the business combination with MetroPCS Communications, Inc. (which we refer to as “MetroPCS”), the selected financial data prior to May 1, 2013 represents T-Mobile USA’s historical financial data. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of T-Mobile and the related notes, as well as the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in T-Mobile’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as updated by the Current Report on Form 8-K filed with the SEC on June 18, 2018, along with the unaudited condensed consolidated financial statements of T-Mobile for the six month period ended June 30, 2018 contained in T-Mobile’s Quarterly Report on Form 10-Q that T-Mobile previously filed with the SEC and that are incorporated by reference into this joint consent solicitation statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. See “Where You Can Find More Information.”

(in millions, except per share and customer amounts)	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Statement of Operations Data
Total service revenues	$15,737	$14,774	$30,160	$27,844	$24,821	$22,375	$19,068
Total revenues(1)	21,026	19,826	40,604	37,490	32,467	29,920	24,605
Operating income(1)	2,732	2,453	4,888	4,050	2,479	1,772	1,181
Total other expense, net(1)	(783)	(912)	(1,727)	(1,723)	(1,501)	(1,359)	(1,130)
Income tax benefit (expense)	(496)	(262)	1,375	(867)	(245)	(166)	(16)
Net income	1,453	1,279	4,536	1,460	733	247	35
Net income attributable to common stockholders	1,453	1,251	4,481	1,405	678	247	35
Earnings per share:
Basic	$1.71	$1.51	$5.39	$1.71	$0.83	$0.31	$0.05
Diluted	$1.69	$1.47	$5.20	$1.69	$0.82	$0.30	$0.05
Balance Sheet Data
Cash and cash equivalents	$215	$181	$1,219	$5,500	$4,582	$5,315	$5,891
Property and equipment, net	22,375	21,423	22,196	20,943	20,000	16,245	15,349
Spectrum licenses	35,532	35,060	35,366	27,014	23,955	21,955	18,122
Total assets	69,692	67,159	70,563	65,891	62,413	56,639	49,946
Total debt, excluding tower obligations	27,970	28,494	28,319	27,786	26,243	21,946	20,182
Stockholders’ equity	23,390	19,614	22,559	18,236	16,557	15,663	14,245
Statement of Cash Flows and Operational Data
Net cash provided by operating activities(3)	$2,031	$1,714	$3,831	$2,779	$1,877	$1,957	$3,545
Purchases of property and equipment	(2,995)	(2,875)	(5,237)	(4,702)	(4,724)	(4,317)	(4,025)
Purchases of spectrum licenses and other intangible assets, including deposits	(79)	(5,805)	(5,828)	(3,968)	(1,935)	(2,900)	(381)
Proceeds related to beneficial interests in securitization transactions(3)	2,618	2,016	4,319	3,356	3,537	2,228	—
Net cash (used in) provided by financing activities(3)	(2,267)	(366)	(1,367)	463	3,413	2,485	4,044
Total customers (in thousands)(2)	75,619	69,562	72,585	71,455	63,282	55,018	46,684

(1)

Effective January 1, 2017, T-Mobile changed an accounting principle. The imputed discount on Equipment Installment Plan (“EIP”) receivables, which is amortized over the financed installment term using the effective interest method, and was previously presented within Interest income in T-Mobile’s Consolidated Statements of Comprehensive Income, is now presented within Other revenues in T-Mobile’s Consolidated Statements of Comprehensive Income. T-Mobile has applied this change retrospectively and presented the effect of $280 million, $248 million, $414 million, $356 million and $185 million on the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, in the table above. See Note 2. Summary of Significant Accounting Policies and Other Information in Notes to the Consolidated Financial Statements in Sprint’s Annual Report on Form 10-K for the year ended March 31, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, for additional information related to the adoption of this standard.
(2)

T-Mobile believes current and future regulatory changes have made the Lifeline program offered by its wholesale partners uneconomical. T-Mobile will continue to support its wholesale partners offering the Lifeline program, but has excluded the Lifeline customers from its reported wholesale subscriber base resulting in the removal of 4,528,000 reported wholesale customers in 2017 and the beginning of the second quarter of 2017.

(3)

On January 1, 2018, T-Mobile adopted the new cash flow standard which impacted the presentation of its cash flows related to its beneficial interests in securitization transactions, which is the deferred purchase price, resulting in a reclassification of cash inflows from Operating activities to Investing activities in its Consolidated Statements of Cash Flows. T-Mobile has applied this change retrospectively and presented the effect of $2.0 billion, $4.3 billion, $3.4 billion, $3.5 billion, $2.2 billion and $0 for the six months ended June 30, 2017 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, in the table above. The new cash flow standard also impacted the presentation of T-Mobile’s cash payments for debt prepayment and extinguishment costs, resulting in a reclassification of cash outflows from Operating activities to Financing activities in its Consolidated Statements of Cash Flows. T-Mobile has applied this change retrospectively and presented the effect of $188 million, $188 million, $0, $0, $39 million and $0 for the six months ended June 30, 2017 and the years ended December 31, 2017, 2016, 2015, 2014 and 2013, respectively, in the table above. See Note 1—Summary of Significant Accounting Policies of the Notes to Consolidated Financial Statements included in Part II, Item 8 of Exhibit 99.1 to T-Mobile’s Current Report on Form 8-K filed June 18, 2018 for further information.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SPRINT

Sprint’s selected financial data presented below distinguishes between the predecessor period (which we indicate in the table below by the heading “Predecessor”) relating to Sprint Communications (formerly known as Sprint Nextel Corporation) for periods prior to the SoftBank-Sprint merger and the successor period (which we indicate in the table below by the heading “Successor”) relating to Sprint (formerly known as Starburst II) for periods subsequent to the incorporation of Starburst II on October 5, 2012. The Successor financial information represents the activity and accounts of Sprint, which includes the activity and accounts of Starburst II prior to the close of the SoftBank-Sprint merger on July 10, 2013 and Sprint Communications, inclusive of the consolidation of Clearwire Corporation, prospectively following completion of the SoftBank-Sprint merger, beginning on July 11, 2013. The accounts and operating activity of Starburst II prior to the close of the SoftBank-Sprint merger primarily related to merger expenses that were incurred in connection with the SoftBank-Sprint merger (recognized in selling, general and administrative expense) and interest related to the $3.1 billion convertible bond Sprint Communications issued to Starburst II. The Predecessor financial information represents the historical basis of presentation for Sprint Communications for all periods prior to the SoftBank-Sprint merger.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (which we refer to as the “Tax Act”). The Tax Act included changes in tax laws that had a material impact on the financial statements of Sprint. Based on currently available information, Sprint recorded, as a provisional estimate, a $7.1 billion non-cash tax benefit through income for continuing operations to re-measure the carrying values of its deferred tax assets and liabilities. The re-measurement of deferred taxes had no impact on cash flows. See Note 10. Income Taxes in Notes to the Consolidated Financial Statements in Sprint’s Annual Report on Form 10-K for the year ended March 31, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, for additional information.

On January 1, 2018, Sprint adopted authoritative guidance regarding Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. Sprint adopted this standard with retrospective application to the consolidated statements of cash flows including the impacted cash flow data in the table below. See Note 2. Summary of Significant Accounting Policies and Other Information in Notes to the Consolidated Financial Statements in Sprint’s Annual Report on Form 10-K for the year ended March 31, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, for additional information related to the adoption of this standard.

The selected financial data presented below is not comparable for all periods presented primarily as a result of transactions such as the SoftBank-Sprint merger and acquisitions of Clearwire Corporation and certain assets of United States Cellular Corporation in 2013. All acquired companies’ results of operations subsequent to their acquisition dates are included in Sprint’s consolidated financial statements.

	Successor									Predecessor
	Three Months Ended June 30,		Year Ended March 31,				Three Months Ended March 31,		Year Ended December 31,	191 Days Ended July 10,	Three Months Ended March 31,
	2018	2017	2018	2017	2016	2015	2014	2013	2013	2013	2013
	(in millions, except per share amounts)
Results of Operations
Service revenue	$5,740	$6,071	$23,834	$25,368	$27,174	$29,542	$7,876	$—	$15,094	$16,895	$7,980
Equipment sales	1,173	1,187	4,524	4,684	3,168	4,826	999	—	1,797	1,707	813
Equipment rentals	1,212	899	4,048	3,295	1,838	164	—	—	—	—	—

Net operating revenues	8,125	8,157	32,406	33,347	32,180	34,532	8,875	—	16,891	18,602	8,793
Depreciation—network and other	1,023	977	3,976	3,982	4,013	3,591	868	—	2,026	3,098	1,422
Depreciation— equipment rentals	1,136	854	3,792	3,116	1,781	206	—	—	—	—	—
Amortization	171	223	812	1,052	1,294	1,552	429	—	908	147	70
Operating income (loss)	815	1,163	2,727	1,764	310	(1,895)	420	(14)	(970)	(885)	29
Net income (loss)	173	206	7,377	(1,206)	(1,995)	(3,345)	(151)	(9)	(1,860)	(1,158)	(643)
Net income (loss) attributable to Sprint Corporation	176	206	7,389	(1,206)	(1,995)	(3,345)	(151)	(9)	(1,860)	(1,158)	(643)
Earnings (Loss) per Share
Basic net income (loss) per common share	$0.04	$0.05	$1.85	$(0.30)	$(0.50)	$(0.85)	$(0.04)		$(0.54)	$(0.38)	$(0.21)
Diluted net income (loss) per common share	0.04	0.05	1.81	(0.30)	(0.50)	(0.85)	(0.04)		(0.54)	(0.38)	(0.21)
Financial Position
Total assets	$86,449	$83,324	$85,459	$85,123	$78,975	$82,841	$84,549	$3,122	$85,953	N/A	$50,474
Property, plant and equipment, net	20,538	18,866	19,925	19,209	20,297	19,721	16,299	—	16,164	N/A	14,025
Intangible assets, net	50,199	50,727	50,360	50,484	51,117	52,455	55,919	—	56,272	N/A	22,352
Total debt, capital lease and financing obligations (including equity unit notes)	40,617	39,584	40,892	40,914	33,958	33,642	32,638	—	32,869	N/A	24,217
Total stockholders’ equity	27,893	19,015	26,356	18,808	$19,783	21,710	25,312	3,122	25,584	N/A	6,474
Noncontrolling interests	52	—	63	—	—	—	—	—	—	—	—
Cash Flow Data
Net cash provided by (used in) operating activities	$2,430	$(1,924)	$10,062	$(3,290)	$(423)	$3,749	$522	$(2)	$119	$2,669	$939
Capital expenditures—network and other	(1,132)	(1,151)	3,319	1,950	4,680	5,422	1,488	—	3,847	3,140	1,381
Capital expenditures—leased devices	(1,817)	(1,359)	7,461	4,976	5,898	1,885	—	—	—	—	—

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following selected unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the six months ended June 30, 2018. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical unaudited condensed consolidated balance sheet of T-Mobile as of June 30, 2018 and historical audited consolidated balance sheet of Sprint as of June 30, 2018, giving effect to (1) the merger transactions as if they had been completed on June 30, 2018 and (2) the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included in this joint consent solicitation statement/prospectus. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the fiscal year ended December 31, 2017 give effect to (1) the merger transactions as if they had been completed on January 1, 2017, the beginning of T-Mobile’s most recently completed fiscal year and (2) the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information included in this joint consent solicitation statement/prospectus. The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Actual results may differ materially from the assumptions within the accompanying selected unaudited pro forma condensed combined financial information. The following selected unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” and related notes included in this joint consent solicitation statement/prospectus.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
	(in millions, except share and per share amounts)	(in millions, except share and per share amounts)
Pro Forma Condensed Combined Statement of Operations Data
Total revenues	$36,906	$72,837
Operating income	4,027	8,056
Net income	1,528	11,683
Earnings per share
Basic	$1.21	$9.35
Diluted	$1.20	$9.03
Weighted-average shares outstanding
Basic	1,269,708,909	1,250,138,296
Diluted	1,284,320,274	1,295,542,049

As of June 30, 2018
(in millions)
Pro Forma Condensed Combined Balance Sheet Data
Cash and cash equivalents	$10,534
Total assets	160,595
Debt	75,937
Total stockholders’ equity	52,098

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE FINANCIAL DATA

The following table sets forth selected historical per share information of T-Mobile and Sprint and unaudited pro forma combined per share information after giving effect to the merger transactions and the other transactions contemplated by the business combination agreement. The pro forma per share information gives effect to the merger transactions as if they had been completed on January 1, 2017, in the case of diluted net income per share data, and June 30, 2018, in the case of book value per share data. The pro forma per share financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma per share financial information. The following historical and unaudited pro forma per share financial data should be read in conjunction with the audited financial statements as of and for the year ended December 31, 2017 of T-Mobile, the audited financial statements as of and for the year ended March 31, 2018 of Sprint, and the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” and related notes included in this joint consent solicitation statement/prospectus.

	Six Months Ended June 30, 2018	Year Ended December 31, 2017
T-Mobile Historical Data
Basic net income per share	$1.71	$5.39
Diluted net income per share	$1.69	$5.20
Book value per share	$27.61	$26.25
Sprint Historical Data
Basic net income per share	$0.06	$1.85
Diluted net income per share	$0.06	$1.81
Book value per share	$6.95	$6.58
Combined Company Unaudited Pro Forma Data
Basic net income per share	$1.21	$9.35
Diluted net income per share	$1.20	$9.03
Book value per share	$41.17	$40.22
Sprint Unaudited Pro Forma Equivalent Data(1)
Basic net income per share	$0.12	$0.96
Diluted net income per share	$0.12	$0.93
Book value per share	$4.22	$4.13

(1)	The Sprint unaudited pro forma equivalent data was calculated by multiplying the combined company unaudited pro forma data by the exchange ratio of 0.10256.

INFORMATION ABOUT THE COMPANIES

T-Mobile

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

T-Mobile is a Delaware corporation formed in 2013 through the combination of T-Mobile USA and MetroPCS. T-Mobile USA was a Delaware corporation formed in 1994 as VoiceStream Wireless PCS, a subsidiary of Western Wireless Corporation that was spun off in 1999, acquired by Deutsche Telekom in 2001 and renamed T-Mobile USA in 2002. T-Mobile is redefining the way consumers and businesses buy wireless services through leading product and service innovation. T-Mobile introduced its Un-carrier strategy in 2013 and has since announced 14 signature initiatives that have disrupted the wireless communication services industry by ending annual service contracts, overages, unpredictable international roaming fees, data buckets and more. T-Mobile’s advanced nationwide 4G LTE network provides wireless services to 74.0 million customers as of March 31, 2018. T-Mobile provides service, devices and accessories across its flagship brands, T-Mobile and MetroPCS, and through its owned and operated retail stores, third-party distributors and websites.

Merger Company

Huron Merger Sub LLC

c/o T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

Merger Company is a Delaware limited liability company and a direct wholly owned subsidiary of T-Mobile. Merger Company was formed on April 26, 2018 for the purpose of entering into the business combination agreement and effecting the transactions contemplated by the agreement. As of the date of the business combination agreement, Merger Company has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the business combination agreement, the performance of its obligations thereunder and matters ancillary thereto.

Merger Sub

Superior Merger Sub Corporation

c/o T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006-1350

Phone: (425) 378-4000

Merger Sub is a Delaware corporation, a direct wholly owned subsidiary of Merger Company and an indirect wholly owned subsidiary of T-Mobile. Merger Sub was incorporated on April 26, 2018 for the purpose of entering into the business combination agreement and effecting the transactions contemplated by the agreement. As of the date of the business combination agreement, Merger Sub has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of the business combination agreement, the performance of its obligations thereunder and matters ancillary thereto.

Sprint

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Phone: (877) 564-3166

Sprint, originally named Starburst II, was incorporated in 2012 under the laws of Delaware and is a holding company with operations conducted by its subsidiaries. In 2013, SoftBank and certain of its wholly owned subsidiaries completed the SoftBank-Sprint merger. As a result of the SoftBank-Sprint merger, Sprint became the parent company of Sprint Nextel Corporation, which was renamed Sprint Communications. Sprint is a communications company that offers a comprehensive range of wireless and wireline communications products and services designed to meet the needs of not only individual consumers, but also businesses, government subscribers, and resellers. Its services are provided through its ownership of extensive wireless networks, an all-digital global wireline network and a Tier 1 internet backbone. Sprint offers wireless and wireline services to subscribers in all 50 states, Puerto Rico and the United States Virgin Islands under the Sprint corporate brand, which includes its retail brands of Sprint®, Boost Mobile®, Virgin Mobile® and Assurance Wireless® on Sprint’s wireless networks utilizing various technologies including 3G CDMA and 4G LTE. Sprint is headquartered in Overland Park, Kansas.

Starburst

Starburst I, Inc.

One Circle Star Way

San Carlos, CA 94070

Phone: (650) 562-8100

Starburst, incorporated in Delaware, is an indirect wholly owned subsidiary of SoftBank and a direct wholly owned subsidiary of SoftBank UK. It was formed in connection with SoftBank’s acquisition of Sprint Nextel Corporation for the purpose of holding SoftBank’s interest in Sprint.

Galaxy

Galaxy Investment Holdings, Inc.

One Circle Star Way

San Carlos, CA 94070

Phone: (650) 562-8100

Galaxy, incorporated in Delaware, is an indirect wholly owned subsidiary of SoftBank and a direct wholly owned subsidiary of SoftBank UK. It was formed for the purpose of holding SoftBank’s indirect interest in Sprint not held by Starburst.

Deutsche Telekom

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Phone: +49-228-181-0

Deutsche Telekom is one of the world’s leading telecommunications companies, with approximately 170 million mobile customers, 28 million fixed-network lines and 19 million broadband lines. Deutsche Telekom provides fixed-network/broadband, mobile communications, internet and internet protocol television products and services for consumers, and information and communication technology solutions for business and corporate customers. Deutsche Telekom is headquartered in Bonn, Germany, with a presence in more than 50 countries, including Germany and the United States.

Deutsche Telekom Holding

Deutsche Telekom Holding B.V.

Stationsplein 8K, 6221 BT

Maastricht, The Netherlands

Phone: +31 437999032

Deutsche Telekom Holding is a limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of Deutsche Telekom. As a result of an internal reorganization of Deutsche Telekom’s subsidiaries on December 31, 2013, Deutsche Telekom Holding directly holds the T-Mobile common stock beneficially owned by Deutsche Telekom. Deutsche Telekom Holding’s principal business purpose is to incorporate, participate and supervise companies belonging to the Deutsche Telekom group and their relevant businesses.

SoftBank

SoftBank Group Corp.

1-9-1, Higashi-Shimbashi Minato-ku

Tokyo 105-7303 Japan

+81-3-6889-2000

SoftBank is a Japanese kabushiki kaisha, originally organized in 1981. SoftBank is a pure holding company that engages in a range of businesses in the information industry, including mobile communications, broadband infrastructure, fixed-line telecommunications and internet culture. SoftBank is headquartered in Tokyo, Japan, where it seeks to use the information revolution to contribute to the wellbeing of people and society.

SOLICITATION OF T-MOBILE WRITTEN CONSENTS

Consents

The T-Mobile board of directors is providing these consent solicitation materials to the stockholders of T-Mobile. T-Mobile stockholders are being asked to approve each of the T-Mobile charter amendment, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing, and the T-Mobile share issuance by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Shares Entitled to Consent and Consent Required

Only T-Mobile stockholders of record at the close of business on October 1, 2018 (which we refer to as the “T-Mobile record date”) will be notified of and be entitled to execute and deliver a written consent. As of the T-Mobile record date, only shares of T-Mobile common stock are eligible to consent with respect to the T-Mobile proposals. Under the T-Mobile certificate of incorporation and the DGCL, each holder of T-Mobile common stock is entitled to one vote for each share of T-Mobile common stock held as of the T-Mobile record date.

Approval of each of the T-Mobile proposals, including each of the sub-proposals included in the proposal to approve the T-Mobile charter amendment, requires the execution and delivery to T-Mobile of one or more written consents by the holders of a majority of the outstanding shares of T-Mobile common stock entitled to vote thereon. By approving each of the sub-proposals included in the proposal to approve the T-Mobile charter amendment, T-Mobile stockholders will be approving the T-Mobile charter amendment in its entirety. As of the T-Mobile record date, there were 848,381,358 shares of T-Mobile common stock outstanding and entitled to consent with respect to the T-Mobile proposals, and directors and executive officers of T-Mobile and their affiliates owned and were entitled to consent with respect to 2,851,511 shares of T-Mobile common stock (excluding shares owned by Deutsche Telekom), representing approximately 0.34% of the shares of T-Mobile common stock outstanding on that date. T-Mobile currently expects that its directors and executive officers will deliver written consents in favor of the T-Mobile proposal, although none of them has entered into any agreements obligating him or her to do so.

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into the Deutsche Telekom support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals. The delivery of the Deutsche Telekom written consent by Deutsche Telekom Holding will constitute receipt by T-Mobile of the T-Mobile stockholder approval. Therefore, T-Mobile expects to receive a number of consents sufficient to constitute the T-Mobile stockholder approval. For additional information, see “Support Agreements—Deutsche Telekom Support Agreement.”

Submission of Consents

You may consent to the T-Mobile proposals with respect to your shares of T-Mobile common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to T-Mobile by the T-Mobile consent deadline.

If you hold shares of T-Mobile common stock at the close of business on the T-Mobile record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to T-Mobile. Once you have completed, dated and signed the written consent, you may deliver it to T-Mobile by emailing a .pdf copy of your written consent to investor.relations@t-mobile.com, or by mailing your written consent to T-Mobile US, Inc., Corporate Secretary, 12920 SE 38th Street, Bellevue, Washington 98006.

The delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval, and a failure of any other T-Mobile stockholder to deliver a written consent is not expected to have any effect on the approval of the T-Mobile proposals.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the T-Mobile proposals (which is equivalent to a vote FOR the T-Mobile proposals) or disapprove, or abstain from consenting with respect to, the T-Mobile proposals (which is equivalent to a vote AGAINST the T-Mobile proposals). If you do not return your written consent, it will have the same effect as a vote against the T-Mobile proposals. If you are a T-Mobile stockholder at the close of business on the T-Mobile record date and you return a signed written consent without indicating your decision on the T-Mobile proposals, you will have given your consent to approve the T-Mobile proposals.

Your consent to the T-Mobile proposals may be changed or revoked at any time before the T-Mobile consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval. If you wish to change or revoke a previously given consent before the T-Mobile consent deadline, you may do so by delivering a notice of revocation to the corporate secretary of T-Mobile or by delivering a new written consent with a later date.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne 50% by T-Mobile and 50% by Sprint. Officers and employees of T-Mobile may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Recommendation of the T-Mobile Board of Directors

The T-Mobile board of directors recommends that T-Mobile stockholders approve the T-Mobile charter amendment, including each of the related sub-proposals, and the T-Mobile share issuance by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus. See “The Merger Transactions—T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors.”

SOLICITATION OF SPRINT WRITTEN CONSENTS

Consents

The Sprint board of directors is providing these consent solicitation materials to the stockholders of Sprint. Sprint stockholders are being asked to approve each of the adoption of the business combination agreement and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment proposal, including three sub-proposals to (1) approve an increase in the number of authorized shares of T-Mobile common stock from one billion to two billion, (2) amend the director designation rights of Deutsche Telekom and add director designation rights of SoftBank and (3) add approval rights of SoftBank, in each case, including other amendments incidental or related to the foregoing (which we refer to as the “Sprint proposals”), by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus.

Shares Entitled to Consent and Consent Required

Only Sprint stockholders of record at the close of business on October 1, 2018 (which we refer to as the “Sprint record date”) will be notified of and be entitled to execute and deliver a written consent. As of the Sprint record date, only shares of Sprint common stock are eligible to consent with respect to the Sprint proposals. Under the Sprint certificate of incorporation and the DGCL, each holder of Sprint common stock is entitled to one vote for each share of Sprint common stock held as of the Sprint record date.

Approval of each of the Sprint proposals, including each of the related sub-proposals included in the Sprint advisory T-Mobile charter amendment proposal, requires the execution and delivery to Sprint of one or more written consents by the holders of a majority of the outstanding shares of Sprint common stock entitled to vote thereon. As of the Sprint record date, there were 4,077,202,570 shares of Sprint common stock outstanding and entitled to consent with respect to the Sprint proposals, and directors and executive officers of Sprint and their affiliates owned and were entitled to consent with respect to 10,074,674 shares of Sprint common stock (excluding shares owned by SoftBank), representing approximately 0.25% of the shares of Sprint common stock outstanding on that date. Sprint currently expects that its directors and executive officers will deliver written consents in favor of the Sprint proposals, although none of them has entered into any agreements obligating him or her to do so.

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst and Galaxy entered into the SoftBank support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals. The delivery of the SoftBank written consent will constitute receipt of the Sprint stockholder approval. Therefore, Sprint expects to receive a number of consents sufficient to constitute the Sprint stockholder approval. For additional information, see “Support Agreements—SoftBank Support Agreement.”

Submission of Consents

You may consent to the Sprint proposals with respect to your shares of Sprint common stock by completing and signing the written consent furnished with this joint consent solicitation statement/prospectus and returning it to Sprint by the Sprint consent deadline.

If you hold shares of Sprint common stock as of the Sprint record date and you wish to give your written consent, you must fill out the enclosed written consent, date and sign it, and promptly return it to Sprint. Once you have completed, dated and signed the written consent, you may deliver it to Sprint by emailing a .pdf copy of your written consent to shareholder.relations@sprint.com, or by mailing your written consent to Corporate Secretary, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, KS 66251.

The delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval, and a failure of any other Sprint stockholder to deliver a written consent is not expected to have any effect on the approval of the Sprint proposals.

Executing Consents; Revocation of Consents

You may execute a written consent to approve the Sprint proposals (which is equivalent to a vote FOR the Sprint proposals) or disapprove, or abstain from consenting with respect to, the Sprint proposals (which is equivalent to a vote AGAINST the Sprint proposals). If you do not return your written consent, it will have the same effect as a vote against the Sprint proposals. If you are a record holder at the close of business on the Sprint record date and you return a signed written consent without indicating your decision on the Sprint proposals, you will have given your consent to approve the Sprint proposals.

Your consent to the Sprint proposals may be changed or revoked at any time before the Sprint consent deadline; however, such change or revocation is not expected to have any effect, as the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval. If you wish to change or revoke a previously given consent before the Sprint consent deadline, you may do so by delivering a notice of revocation to the corporate secretary of Sprint or by delivering a new written consent with a later date.

Solicitation of Consents; Expenses

The expense of preparing, printing and mailing these consent solicitation materials is being borne 50% by Sprint and 50% by T-Mobile. Officers and employees of Sprint may solicit consents by telephone and personally, in addition to solicitation by mail. These persons will receive their regular compensation but no special compensation for soliciting consents.

Recommendation of the Sprint Board of Directors

The Sprint board of directors recommends that Sprint stockholders approve the adoption of the business combination agreement and, on a nonbinding, advisory basis, the Sprint advisory T-Mobile charter amendment proposal, including each of the related sub-proposals, by executing and delivering the written consent furnished with this joint consent solicitation statement/prospectus. See “The Merger Transactions—Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors.”

THE MERGER TRANSACTIONS

This discussion of the merger transactions is qualified in its entirety by reference to the business combination agreement, which is attached to this joint consent solicitation statement/prospectus as Annex A and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger transactions that is important to you. You should read the business combination agreement carefully and in its entirety as it is the legal document that governs the merger transactions. This section is not intended to provide you with any factual information about T-Mobile or Sprint. Such information can be found elsewhere in this joint consent solicitation statement/prospectus and in the public filings T-Mobile and Sprint make with the SEC that are incorporated by reference into this joint consent solicitation statement/prospectus, as described in “Where You Can Find More Information.”

The Merger Transactions

Pursuant to the business combination agreement, if certain conditions are met, each SoftBank US HoldCo will merge with and into Merger Company (which we refer to, collectively, as the “HoldCo mergers”), with Merger Company continuing as the surviving entity (which we sometimes refer to as the “SoftBank surviving entity”) and as a wholly owned subsidiary of T-Mobile. The business combination agreement provides for the HoldCo mergers because SoftBank desired to simplify and consolidate its ownership of what, following the closing of the merger transactions, will be a minority investment in the combined company by eliminating the two existing SoftBank US HoldCos in order to facilitate streamlined corporate governance, reduced operating costs and increased overall efficiency that will result from these entities being removed from the ownership chain and eliminating the requirements that their corporate boards and officers meet and take actions with respect to the ownership of the combined company shares. In order to achieve these objectives without triggering substantial taxable income in Japan, it was necessary to structure the elimination of the two U.S. HoldCos using forward mergers, which is the structure of the Holdco mergers.

Irrespective of whether the HoldCo mergers occur, subject to the satisfaction or waiver of the conditions in the business combination agreement, Merger Sub will merge with and into Sprint (which we refer to as the “merger”), with Sprint continuing as the surviving corporation (which we sometimes refer to as the “surviving corporation”) and as a wholly owned indirect subsidiary of T-Mobile. Following the merger transactions, the Sprint common stock will be delisted from the New York Stock Exchange (which we refer to as the “NYSE”) and deregistered under the Exchange Act and cease to be publicly traded.

Consideration to Sprint Stockholders

Sprint Common Stock

In the HoldCo mergers, the shares of Galaxy common stock and Starburst common stock issued and outstanding immediately prior to the HoldCo mergers effective time, all of which are currently held by SoftBank UK, will be automatically converted into the right to receive an aggregate number of shares of T-Mobile common stock equal to the product of (x) 0.10256 (which we refer to as the “exchange ratio”) and (y) the aggregate number of shares of Sprint common stock then held collectively by Galaxy and Starburst (which we refer to as the “HoldCo merger consideration”).

In the merger, each share of Sprint common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Sprint as treasury stock and shares held by the SoftBank surviving entity) will be automatically converted into the right to receive 0.10256 shares of T-Mobile common stock (which we refer to as the “merger consideration”).

SoftBank and its affiliates will receive the same amount of T-Mobile common stock per share of Sprint common stock in the merger transactions as all other Sprint stockholders.

No holder of Sprint common stock will be issued a fraction of a share of T-Mobile common stock in the merger transactions. Each holder of Sprint common stock converted pursuant to the merger transactions who would otherwise have been entitled to receive a fraction of a share of T-Mobile common stock (after taking into account all shares represented by the certificates and book-entry shares delivered by such holder) will receive the T-Mobile fractional share consideration as described in “The Business Combination Agreement—No Fractional Shares.”

Sprint Warrants

The business combination agreement provides that, except as described below, each warrant to purchase shares of Sprint common stock outstanding immediately prior to the effective time (which we refer to as a “Sprint warrant”) and all rights in respect thereof will automatically be canceled and retired and will cease to exist, and no consideration will be payable in respect of such Sprint warrant. However, the warrant to purchase 7,288,630 shares of Sprint common stock issued by Sprint to a non-affiliate of Sprint on May 16, 2016 (which we refer to as the “specified Sprint warrant”) will be assumed by T-Mobile in connection with the transactions contemplated by the business combination agreement, unless exercised prior to the closing. As of April 29, 2018, a warrant to purchase 54,579,924 shares of Sprint common stock issued by Sprint to Starburst on July 10, 2013 (which we refer to as the “SoftBank Sprint warrant”) was outstanding. On July 10, 2018, Starburst exercised the SoftBank Sprint warrant and received 54,579,924 shares of Sprint common stock at a purchase price of $5.25 per share.

Treatment of Sprint Equity-Based Awards

Stock Options. Each option to purchase shares of Sprint common stock (other than under the Sprint Employees Stock Purchase Plan), whether vested or unvested, that is outstanding immediately prior to the effective time, as of the effective time, will be automatically converted into an option to purchase, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, a number of shares of T-Mobile common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (a) the total number of shares of Sprint common stock subject to such Sprint option immediately prior to the effective time, by (b) 0.10256, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the Sprint common stock subject to such option as of immediately prior to the effective time, divided by (y) 0.10256.

Time-Based Restricted Stock Units. Each award of time-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit award, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of time-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock.

Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit, on the same terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such performance-based restricted stock unit in respect of

Sprint common stock immediately prior to the effective time) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time, multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of performance-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock. The number of shares of Sprint common stock subject to each award of performance-based restricted stock units outstanding as of immediately prior to the effective time will be based on the assumed level of performance equal to (x) in the case of a “turnaround incentive award” issued in respect of Sprint common stock, the greatest of (1) the volume-weighted average price of Sprint common stock over any 150-calendar day period as specified in the applicable award agreement as of the effective time, (2) the volume-weighted average price of Sprint common stock over the five consecutive trading day period ending with the second complete trading day prior to the effective time, and (3) the volume-weighted average price of Sprint common stock equal to 100% of the target award; and (y) in the case of an award of performance-based restricted stock units issued in respect of shares of Sprint common stock that is not a “turnaround incentive award,” in respect of outstanding performance periods as of the effective time, the target number of shares of Sprint common stock underlying such award of performance-based restricted stock units, and in respect of completed performance periods as of the effective time, the actual number of shares of Sprint common stock underlying such award of performance-based restricted stock units.

Employees Stock Purchase Plan. Prior to the effective time, Sprint will, contingent on the completion of the merger transactions, (a) cause the final purchase period, to the extent it would otherwise be outstanding at the effective time, to be terminated no later than five business days prior to the effective time; (b) make any pro rata adjustments that may be necessary to reflect the final purchase period, but otherwise treat the final purchase period as a fully effective and completed purchase period; and (c) cause the exercise (as of no later than five business days prior to the effective time) of each outstanding purchase right pursuant to the Sprint Employees Stock Purchase Plan. On such exercise date, Sprint will apply the funds credited to each participant’s payroll withholding account as of such date to the purchase of whole shares of Sprint common stock in accordance with the terms of the Sprint Employees Stock Purchase Plan, and such shares of Sprint common stock will be entitled to receive the merger consideration as of the effective time.

Cash will be payable in lieu of any fractional share of T-Mobile common stock resulting from application of the 0.10256 equity award adjustment ratio.

Background of the Merger Transactions

The management and board of directors of each of T-Mobile and Sprint, together with representatives of their majority stockholders—Deutsche Telekom and SoftBank, respectively—regularly review the performance, strategy, competitive position, opportunities and prospects of their respective companies in light of the then-current business and economic environments, as well as developments in the industries that provide and use wireless communications and related services, and the opportunities and challenges facing participants in those industries. These reviews have included consideration of, and discussions with other companies from time to time regarding, potential strategic alternatives, including business combinations and other strategic transactions, as well as remaining independent standalone companies.

In connection with those reviews, representatives of T-Mobile and Deutsche Telekom, on the one hand, and representatives of Sprint and SoftBank, on the other hand, have held discussions from time to time regarding a possible business combination between T-Mobile and Sprint. To facilitate such discussions, T-Mobile, Deutsche Telekom, Sprint and SoftBank entered into a nondisclosure agreement in connection with such discussions.

Following the business combination of T-Mobile and MetroPCS, and the acquisition of a majority of the outstanding common stock of Sprint by SoftBank, each of which occurred in mid-2013, representatives of T-Mobile and Deutsche Telekom, on the one hand, and Sprint and SoftBank, on the other hand, held discussions regarding a potential business combination transaction beginning in late 2013 and continuing from time to time until mid-2014. These discussions involved a transaction in which Sprint would acquire T-Mobile for consideration consisting of cash and shares of Sprint common stock. However, the parties were unable to reach an agreement on valuation, transaction provisions relating to regulatory and financing risk, governance terms and matters relating to participation in an upcoming FCC spectrum auction, among other transaction provisions, and the parties ceased negotiations regarding a potential business combination transaction in August 2014.

Following the closing of the FCC’s 600 MHz spectrum auction in April 2017, representatives of Sprint, SoftBank, T-Mobile and Deutsche Telekom held discussions from time to time regarding a possible business combination between Sprint and T-Mobile.

In April 2017, the members of the Sprint board of directors who were deemed to be independent and not affiliated with SoftBank (Gordon M. Bethune, Patrick Doyle, Julius Genachowski, Admiral Michael G. Mullen and Sara Martinez Tucker) (whom we refer to as the “independent Sprint directors”) held a meeting at which Sprint internal counsel and Shearman & Sterling LLP (which we refer to as “Shearman & Sterling”), which had been engaged as legal counsel to the independent Sprint directors, were present. The independent Sprint directors discussed a possible business combination transaction between Sprint and T-Mobile. Representatives of Sprint management described the deliberations among Sprint management regarding potential transaction terms and workstreams for such a transaction.

In mid-May 2017, media stories reported that Sprint and T-Mobile were engaging in discussions regarding a possible business combination.

On May 23, 2017, representatives of T-Mobile, Deutsche Telekom, Sprint and SoftBank met to discuss a possible transaction. The parties noted that a combination of T-Mobile and Sprint would be expected to create a company that would be capable of developing a leading 5G platform and other innovation opportunities, and that the transaction would potentially result in significant synergies. At the meeting, representatives of T-Mobile and Deutsche Telekom proposed that, given the market rumors of a possible transaction and the potential impact of such rumors on each company’s stock price, the parties consider a stock-for-stock merger with a fixed exchange ratio reflecting the intrinsic valuations of each of Sprint and T-Mobile. The representatives of T-Mobile and Deutsche Telekom suggested that such exchange ratio could be a number of shares in the combined company that would imply a discount to Sprint’s then current market price given their belief that the market rumors of a potential transaction with T-Mobile had resulted in a higher trading price for Sprint common stock as compared to its fundamental value. Representatives of Sprint and SoftBank responded that they believed that the exchange ratio should be set such that the Sprint stockholders would receive consideration with a value at least equal to the then current market price. At the time of the meeting, the market prices of the companies’ respective common stock implied an exchange ratio equivalent to approximately 8.18 shares of Sprint common stock for each share of T-Mobile common stock (or approximately 0.12225 of a share of T-Mobile common stock for each share of Sprint common stock). Deutsche Telekom also communicated that, as a controlling stockholder of T-Mobile, its willingness to consent to a merger transaction between T-Mobile and Sprint was conditioned on Deutsche Telekom continuing to have governance rights consistent with the rights of a controlling stockholder, including for purposes of consolidating the financial statements of the combined company into the financial statements of Deutsche Telekom, which, in turn, required Deutsche Telekom to retain voting control of at least a majority of the shares of the combined company following the merger. SoftBank indicated that it was willing to consider providing Deutsche Telekom with the right to vote some of its shares in the combined company so that Deutsche Telekom could consolidate the combined company into its financial statements, but SoftBank proposed, among other things, that SoftBank would have substantially equivalent governance rights as Deutsche Telekom in the combined company. The parties discussed their respective views on terms, but did not reach any agreement.

From time to time during the period from May 2017 through September 2017, representatives of SoftBank and Sprint met with representatives of a public company that we refer to as “Company A” and representatives of one of Company A’s largest shareholders (which we refer to as “Shareholder X”) in order to discuss a possible business combination between Sprint and Company A.

In late May 2017, the Sprint board of directors held a regularly scheduled meeting. Representatives from management, SoftBank, Raine, Morrison & Foerster LLP (which we refer to as “Morrison & Foerster”), and McKinsey & Company (which we refer to as “McKinsey”), consultant to Sprint, were in attendance. In connection with the consideration of a possible strategic transaction, including a possible transaction with T-Mobile, Morrison & Foerster and Raine had been retained as legal advisor and financial advisor, respectively, to each of Sprint and SoftBank. Raine had been retained taking into consideration, among other things, Raine’s extensive knowledge of Sprint and its business, operations, and competitive environment and Raine’s breadth of experiences with complex transactions, particularly in the telecommunications sector. Among other business matters, the Sprint board of directors discussed the overall strategy of Sprint, including a potential business combination with T-Mobile and a potential business combination with Company A. The Sprint board of directors was provided with further information on the state of discussions with T-Mobile and Deutsche Telekom and with Company A. Representatives of McKinsey and Raine discussed possible synergies that may be realized in a transaction with T-Mobile and provided a preliminary analysis of a possible business combination with Company A. Representatives from Skadden, Arps, Slate, Meagher & Flom LLP (which we refer to as “Skadden”), regulatory co-counsel to Sprint, presented a preliminary regulatory analysis for both the possible transaction with T-Mobile and the possible transaction with Company A.

In June 2017, the members of the T-Mobile board of directors who were deemed to be independent and not affiliated with Deutsche Telekom (W. Michael Barnes, Srikant M. Datar, Lawrence H. Guffey, Teresa A. Taylor and Kelvin R. Westbrook) (whom we refer to as the “independent T-Mobile directors”) met with counsel from Latham & Watkins LLP (which we refer to as “Latham & Watkins”) as part of a regular corporate governance update and discussed the fiduciary duties of independent directors in the context of related party transactions, the corporate governance of controlled companies and transactions involving potential conflicts of interest.

In late June 2017, SoftBank, Sprint, Company A and a public company that we refer to as “Company B” entered into a nondisclosure agreement in connection with discussions of a potential strategic transaction. In July 2017, SoftBank and Shareholder X entered into a nondisclosure agreement in connection with discussions of a possible business combination between Sprint and Company A, and Sprint subsequently became a party to such nondisclosure agreement.

In late July 2017, representatives of Sprint, SoftBank, Raine, McKinsey, Company A and Shareholder X met to discuss a possible business combination between Sprint and Company A.

In late July and early August 2017, representatives of T-Mobile and Deutsche Telekom, on the one hand, and representatives of Sprint and SoftBank, on the other hand, re-engaged in discussions regarding a possible business combination transaction between T-Mobile and Sprint. During these discussions, representatives of T-Mobile and Deutsche Telekom reiterated their view that the exchange ratio should be determined based in part on the intrinsic value of the businesses of each of T-Mobile and Sprint as opposed to the then current market value, because T-Mobile and Deutsche Telekom believed that market rumors regarding possible transactions between Sprint and T-Mobile and other parties continued to cause the trading price of Sprint common stock to exceed its intrinsic value. Representatives of Sprint and SoftBank again responded that any exchange ratio should be based on, or provide Sprint stockholders with a premium compared to, the then current market value of Sprint common stock. At the time of the July 2017 discussions, the market prices of the companies’ respective common stock implied an exchange ratio equivalent to approximately 7.52 shares of Sprint common stock for each share of T-Mobile common stock (or approximately 0.13298 of a share of T-Mobile common stock for each share of Sprint common stock). The parties did not reach agreement on the exchange ratio during these discussions, but representatives from the parties agreed to engage in further discussions to determine whether they could align on terms for a transaction and to conduct due diligence. Subsequently, each of T-Mobile and Sprint made available to representatives of the other party due diligence materials in an electronic data room and the parties held meetings in connection with their due diligence investigations.

In early August 2017, the Sprint board of directors held a regularly scheduled meeting which included representatives from Sprint management, SoftBank, Raine, McKinsey, Morrison & Foerster and Skadden in attendance. Among other business matters, the Sprint board of directors held a broad discussion with Sprint management and Raine regarding recent discussions with T-Mobile and Deutsche Telekom, Company A and Company B.

In August 2017, representatives from Morrison & Foerster and Raine held a telephonic meeting with legal representatives of Shareholder X, during which Morrison & Foerster presented potential transaction structures and governance arrangements for a business combination between Sprint and Company A. On the same day, representatives of Raine and McKinsey were requested to, and did, meet with Shareholder X’s financial advisor to discuss other aspects of a possible business combination.

From time to time during the period from May 2017 to early November 2017, T-Mobile, Deutsche Telekom, Sprint and SoftBank engaged in discussions, negotiations and diligence regarding the terms of a possible business combination transaction. During this period, the T-Mobile board of directors, and a transaction committee of the T-Mobile board of directors (which we refer to as the “T-Mobile transaction committee”), which the T-Mobile board of directors formed to facilitate its evaluation of potential strategic transactions involving T-Mobile, the members of which were Thomas Dannenfeldt, Lawrence H. Guffey, Thorsten Langheim, John J. Legere and Kelvin R. Westbrook, met telephonically or in person on multiple occasions. During these meetings, the T-Mobile board of directors and the T-Mobile transaction committee received regular updates regarding discussions and planning relating to a possible transaction involving T-Mobile and Sprint. The T-Mobile board of directors and the T-Mobile transaction committee also considered possible terms for such a transaction, in addition to industry and market developments and possible strategic alternatives, including remaining a standalone company, and reviewed and evaluated the current regulatory environment and the regulatory approval process for a possible business combination transaction with Sprint, other risks related to deal certainty, projected transaction synergies, the proposed financing for the transaction and due diligence matters. In addition, during this period, Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”) and Goldman Sachs assisted T-Mobile and Deutsche Telekom in connection with their review and evaluation of a possible transaction, and in August 2017, the T-Mobile board of directors approved the engagement of Goldman Sachs and Wachtell Lipton to serve as joint financial advisor and joint legal counsel, respectively, to T-Mobile and Deutsche Telekom. In addition, in connection with their evaluation of a possible transaction with Sprint, from June through early August 2017, PJT Partners assisted the independent T-Mobile directors, and in August 2017, the T-Mobile board of directors approved the engagement of PJT Partners as financial advisor to T-Mobile. The T-Mobile board of directors determined that it would be advisable to engage each of Goldman Sachs and PJT Partners in order to benefit from the advice and fairness opinions of two independent financial advisors, including one financial advisor to T-Mobile and Deutsche Telekom and one that would serve as a financial advisor only to T-Mobile. In connection with the engagement of PJT Partners and Goldman Sachs, the T-Mobile board of directors reviewed disclosures of certain relationships made by each of PJT Partners and Goldman Sachs, including certain fees received from T-Mobile, Deutsche Telekom, Sprint and SoftBank and their respective affiliates. During these meetings, the T-Mobile board of directors authorized T-Mobile’s representatives to continue to engage in discussions with representatives of Sprint to determine whether it would be possible to reach an agreement on acceptable terms.

In August 2017, the T-Mobile board of directors also established the T-Mobile independent committee, which consisted solely of all of the independent T-Mobile directors, each of whom was deemed to be independent and not affiliated with Deutsche Telekom, in light of Deutsche Telekom’s ownership of a majority of the T-Mobile common stock, the potential impact of the possible transaction on existing related party transactions and the potential for additional agreements or arrangements to be entered into between T-Mobile or the combined company and Deutsche Telekom in connection with the proposed transaction. The T-Mobile board of directors resolved that T-Mobile would not enter into a business combination transaction with Sprint unless the T-Mobile independent committee determined that the transaction was fair to and in the best interests of all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom) and recommended to the full T-Mobile board of directors to approve the transaction. In addition, the T-Mobile board of directors authorized the T-Mobile independent committee to review and monitor negotiations related to the transaction, and to review, direct the negotiation of and approve the terms and conditions of any related-party agreements or arrangements proposed to be entered into between T-Mobile or the combined company and Deutsche Telekom in connection with or relating to the transaction. In connection with its review and evaluation of a possible transaction with Sprint, in August 2017, the T-Mobile independent committee retained Evercore as its financial advisor and Latham & Watkins and Richards Layton & Finger P.A. (which we refer to as “RLF”), each of which had been assisting and advising the independent T-Mobile directors since June 2017, as legal counsel. During the course of the discussions between the parties in 2017, the T-Mobile independent committee met telephonically or in person on multiple occasions, during which the T-Mobile independent committee consulted with Latham & Watkins and RLF regarding the duties and responsibilities of the T-Mobile independent committee, reviewed and evaluated the terms under discussion between the parties, communicated its views on such terms to T-Mobile’s management team and Deutsche Telekom, and authorized its representatives and advisors and T-Mobile’s management to participate in negotiations with respect to the possible transaction. During these meetings, the T-Mobile independent committee also separately reviewed and evaluated the current regulatory environment and the regulatory approval process, other risks related to deal certainty, projected transaction synergies and the ability of the combined company to realize such synergies, the potential impact of the proposed transaction on existing related party transactions with Deutsche Telekom, the proposed governance and control of the combined company, the proposed financing for the transaction and due diligence matters. In addition, representatives of the T-Mobile independent committee and its advisors regularly participated in discussions with the T-Mobile board of directors, management and Deutsche Telekom with respect to the proposed transaction and the terms thereof.

During the period from May 2017 to September 2017, the Sprint board of directors met, and the independent Sprint directors separately met, on multiple occasions. During these meetings, the Sprint board of directors and the independent Sprint directors received regular updates from representatives of Sprint management, SoftBank and Sprint’s outside advisors (including the outside advisors to the independent Sprint directors) regarding their discussions with Deutsche Telekom and T-Mobile, as well as Company A and Company B, and discussed possible transactions with T-Mobile, Company A and Company B. The Sprint board of directors and the independent Sprint directors, both separately and together with the Sprint board of directors, considered possible terms for such transactions, overall strategy matters, regulatory and other legal matters, financial analyses of the possible transactions, and other matters related to the possible transactions.

In late September 2017, at the direction of Sprint and SoftBank, representatives from Raine and McKinsey met with representatives from Company A to discuss a possible business combination between Sprint and Company A. No agreement on a business combination was reached at this meeting, and there were no subsequent discussions between Sprint and Company A regarding a possible business combination.

Also in September 2017, the Sprint board of directors established the Sprint independent committee, which consisted solely of all of the independent Sprint directors, each of whom was deemed to be independent and not affiliated with SoftBank, in light of SoftBank’s ownership of a majority of the outstanding Sprint common stock and the potential for related party transactions between Sprint and SoftBank in connection with the proposed transaction. The Sprint board of directors resolved that the Sprint board would not approve a business combination transaction with T-Mobile unless the Sprint independent committee recommended a business combination transaction with T-Mobile. In addition, the Sprint board of directors authorized the Sprint independent committee to review and participate in negotiations related to the transaction and to determine whether any possible transaction was advisable, fair to, and in the best interests of Sprint and the Sprint stockholders, other than SoftBank and certain of its affiliates (which we refer to as the “Sprint minority stockholders”). The Sprint independent committee was also empowered to reject any and all potential transactions if it determined any such potential transaction was not fair to or otherwise not in the best interests of Sprint and the Sprint minority stockholders. In connection with its review and evaluation of possible transactions with T-Mobile and other parties, the Sprint independent committee retained Centerview to act as its financial advisor. During the course of the discussions between the parties from September 2017 through early November

2017, the Sprint independent committee met on multiple occasions, during which the Sprint independent committee reviewed and evaluated the terms under discussion between the parties, as well as the current regulatory environment and the regulatory approval process, other risks related to deal certainty and diligence matters. In addition, representatives of the Sprint independent committee and its advisors regularly participated in discussions with the Sprint board of directors, representatives of Sprint management, SoftBank and their advisors with respect to the proposed transaction and the terms thereof. The Sprint board of directors also met on multiple occasions during this period to discuss the potential transactions.

On September 26, 2017, representatives of T-Mobile, Deutsche Telekom, Sprint and SoftBank and the respective legal and financial advisors of each held a meeting to discuss various matters in connection with a possible business combination between T-Mobile and Sprint, including matters related to timing of a transaction, transaction structure, what exchange ratio should be used in a possible transaction, due diligence, the regulatory environment, communications, tax matters, employee retention and transaction documentation.

On November 1, 2017, following extensive discussions and negotiations between the parties, at the direction of the T-Mobile board of directors, representatives of T-Mobile and Deutsche Telekom sent a proposal to Sprint and SoftBank to seek to determine whether it would be possible to reach agreement on the principal terms for a stock-for-stock business combination of T-Mobile and Sprint, which remained subject to the approval of the T-Mobile independent committee and the T-Mobile board of directors. T-Mobile and Deutsche Telekom believed that the terms of the proposal would provide Sprint stockholders with a premium relative to the intrinsic value of Sprint. The proposal also set forth governance terms, including board composition and the initial chief executive officer of the combined company, terms of a proposed amended and restated stockholders’ agreement and voting and proxy agreement. In addition, the proposal contemplated that T-Mobile and Sprint would enter into a roaming agreement pursuant to which T-Mobile would provide Sprint with access to roaming LTE data services on T-Mobile’s network concurrently with entering into a definitive agreement providing for the business combination transaction.

The following day, representatives of Sprint and SoftBank sent a revised proposal that included a revised exchange ratio and revisions to certain of the governance proposals, capital structure terms and other terms outlined by T-Mobile and Deutsche Telekom that were more favorable to Sprint and SoftBank.

The parties discussed the transaction terms reflected in these proposals, but ultimately were unable to reach agreement, including with respect to the exchange ratio, certain governance matters and financing for the proposed transaction. As a result, the parties mutually determined to cease discussions at that time. On November 4, 2017, T-Mobile and Sprint issued a joint press release announcing that they had ended merger discussions at that time.

Later in November 2017, representatives of T-Mobile, Deutsche Telekom, Sprint and SoftBank communicated as to the reasons discussions regarding a possible business combination between T-Mobile and Sprint had broken off, and whether it would be productive to re-engage in such discussions, but no further discussions ensued at that time.

During the period from November 2017 to February 2018, representatives of Sprint and Raine (acting at the direction of Sprint), on the one hand, and representatives of a public company that we refer to as “Company C”, on the other hand, met from time to time to discuss a possible business combination between Sprint and Company C, and in December 2017, Sprint and Company C entered into a nondisclosure agreement in connection with these discussions.

In late January and early February 2018, representatives of Sprint and SoftBank and representatives of T-Mobile and Deutsche Telekom again discussed the possibility of re-engaging in discussions regarding a possible business combination between Sprint and T-Mobile.

On January 30 and 31, 2018, the Sprint board of directors held a regularly scheduled meeting, which included representatives of Sprint management. Representatives of Sprint management discussed with the Sprint board of directors the potential reopening of discussions with T-Mobile and Deutsche Telekom, Sprint’s long-term outlook and financial projections, general strategic issues, and the regulatory outlook for a business combination with T-Mobile.

On February 15, 2018, representatives of T-Mobile and Deutsche Telekom and advisors to Sprint and SoftBank held a meeting during which they discussed developments since the parties ended their prior discussions in November 2017 and determined to hold an additional meeting, subsequently scheduled for February 23, 2018, to discuss a possible business combination transaction.

On February 23, 2018, representatives of T-Mobile and Deutsche Telekom met in person with representatives of Sprint and SoftBank to discuss a possible business combination transaction. During the meeting, the parties discussed their respective perspectives on the exchange ratio for a stock-for-stock business combination transaction. The representatives of T-Mobile and Deutsche Telekom initially indicated that they believed that an exchange ratio equivalent to 10.5 shares of Sprint common stock for each share of T-Mobile common stock (or approximately 0.09524 of a share of T-Mobile common stock for each share of Sprint common stock) was appropriate. Representatives of Sprint and SoftBank expressed their view that an exchange ratio equivalent to 9 shares of Sprint common stock for each share of T-Mobile common stock (or approximately 0.11111 of a share of T-Mobile common stock for each share of Sprint common stock) was appropriate. The willingness of Sprint and SoftBank to engage in discussions involving a lower exchange ratio than had been the basis for the parties’ 2017 discussions was based on a number of factors consistent with those set forth under “The Merger Transactions—Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors”, including the decline in the trading price of Sprint common stock since the parties announced that the merger discussions between T-Mobile and Sprint ended on November 4, 2017 (in addition to the fact that the trading price of T-Mobile common stock had increased during the same period), the unlikelihood of other strategic alternatives available to Sprint that would provide comparable or superior value to Sprint stockholders, based in part on Sprint’s prior discussions with Company A and Company B, the ongoing discussions with Company C and the fact that there were no other serious inquiries regarding a potential strategic transaction with Sprint even after widespread media reports that Sprint was considering a strategic transaction with T-Mobile, and the belief that the prospects of the combined company were more favorable than the standalone prospects of Sprint. The representatives of T-Mobile and Deutsche Telekom agreed to further examine and discuss the exchange ratio and indicated that they would provide Sprint and SoftBank with a proposal after undertaking such examination and discussion.

On February 25, 2018, representatives of Sprint and representatives of Company C met to discuss a possible business combination between Sprint and Company C. The parties did not reach any agreement with respect to such a transaction.

On March 9, 2018, the Sprint independent committee held a telephonic meeting with representatives of Centerview and Goodwin Procter LLP (which we refer to as “Goodwin”) in attendance. Goodwin had been retained by the Sprint independent committee to act as its legal counsel in connection with the renewed consideration of any potential transaction. The Sprint independent committee discussed with its advisors Sprint’s recent performance, Sprint’s budget and financial forecasts approved by the Sprint board of directors during the fall of 2017 and potential value enhancement alternatives for Sprint, including potential alternatives for enhancing value for Sprint on a standalone basis as well as potential strategic alternatives involving SoftBank and other parties. Goodwin then reviewed with the Sprint independent committee their fiduciary duties and responsibilities in the context of a variety of potential strategic scenarios.

On March 26 and 27, 2018, representatives of T-Mobile, Deutsche Telekom, Sprint and SoftBank met in person to discuss a possible business combination transaction. During the period between the November 4, 2017 announcement by the parties that they had ended merger discussions and the March 27, 2018 meeting, the price per share of T-Mobile common stock had increased by approximately 3%, while the price per share of Sprint common stock had decreased by approximately 26%, in each case based on the last closing prices prior to such dates. At the meeting, representatives of T-Mobile and Deutsche Telekom indicated that they would be prepared to proceed with negotiations at an exchange ratio equivalent to 10 shares of Sprint common stock for each share of T-Mobile common stock (or 0.10000 of a share of T-Mobile common stock for each share of Sprint common stock). Representatives of Sprint and SoftBank indicated that they would not continue discussions with T-Mobile and Deutsche Telekom on that basis. After further discussions, the parties agreed, subject to further due diligence, to engage in further negotiations and planning for a stock-for-stock merger on the proposed basis of an exchange ratio equivalent to 9.75 shares of Sprint common stock for each share of T-Mobile common stock (or 0.10256 of a share of T-Mobile common stock for each share of Sprint common stock), which implied that approximately 67% of the combined company resulting from a possible transaction would have been held by T-Mobile stockholders and approximately 33% of the combined company would have been held by Sprint stockholders. As previously discussed between the parties, Deutsche Telekom also reiterated that, as the controlling stockholder of T-Mobile, its willingness to consent to a merger transaction between T-Mobile and Sprint was conditioned on Deutsche Telekom continuing to have governance rights consistent with the rights of a controlling stockholder, including for purposes of consolidating the financial statements of the combined company into the financial statements of Deutsche Telekom, which, in turn, required Deutsche Telekom to retain voting control of at least a majority of the shares of the combined company following the merger. The parties therefore continued their discussions on the basis that SoftBank would enter into a voting and proxy agreement pursuant to which it would provide Deutsche Telekom with the right to vote some or all of SoftBank’s shares in the combined company. The parties also reached a preliminary understanding, subject to the review, consideration and approval of the T-Mobile board of directors, the T-Mobile independent committee, the Sprint board of directors and the Sprint independent committee, on certain governance provisions, including that the chief executive officer of T-Mobile and the chief executive officer of Deutsche Telekom would serve as the initial chief executive officer of the combined company and initial chairman of the board of directors of the combined company, respectively. In addition, the parties discussed the terms of an amended and restated stockholders’ agreement that would generally retain Deutsche Telekom’s rights under the existing stockholder’s agreement between T-Mobile and Deutsche Telekom and provide certain approval, information, registration and other rights to SoftBank as a significant stockholder of the combined company, and which would provide Deutsche Telekom with the right to designate nine directors (including two independent directors) and SoftBank with the right to designate four directors (including two independent directors) for the initial combined company board of directors, with one additional director who would be the chief executive officer of the combined company.

Following the March 27, 2018 meeting, representatives of T-Mobile and Deutsche Telekom contacted members of the T-Mobile board of directors to provide an update regarding the discussions between the parties at the meeting.

On March 29, 2018, on behalf of T-Mobile and Deutsche Telekom, Wachtell Lipton sent a term sheet setting forth certain proposed key transaction terms to Morrison & Foerster. The proposed terms included an exchange ratio equivalent to 9.75 shares of Sprint common stock for each share of T-Mobile common stock (or 0.10256 of a share of T-Mobile common stock for each share of Sprint common stock), as discussed between the parties previously. The term sheet also set forth the proposed terms of a roaming agreement between T-Mobile and Sprint to be entered into concurrently with the business combination agreement, as well as governance, capital structure and other proposed terms for the possible transaction.

On March 30, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins present at the meeting. At the meeting, the T-Mobile independent committee received an update regarding the renewed discussions between representatives of T-Mobile and Deutsche Telekom, on the one hand, and Sprint and SoftBank, on the other hand, including the proposed terms under discussion among the parties, as well as market developments since discussions terminated in 2017. The members of the T-Mobile independent committee directed their representatives and advisors to communicate their preliminary views on such terms to Deutsche Telekom and T-Mobile’s management, and authorized their representatives and advisors to participate in discussions and negotiations with respect to the transaction.

On April 2, 2018, the Sprint independent committee held a telephonic meeting with representatives of Sprint management in attendance. The representatives of Sprint management provided an update of ongoing due diligence, discussions and negotiations with T-Mobile and Deutsche Telekom. The Sprint independent committee asked questions of, and had a detailed discussion with, representatives of Sprint management on these and other matters in connection with the potential transaction, including regulatory and process matters.

On April 2 and 3, 2018, representatives of T-Mobile and Sprint held in-person meetings to conduct due diligence and engage in discussions regarding, among other topics, a preliminary proposed business plan, network plan and capital structure for the combined company, due diligence matters, regulatory planning and a roaming agreement proposed to be entered into in connection with the possible transaction. Subsequently, while the parties continued to engage in planning for the combined company and in negotiations regarding open transaction terms, each of T-Mobile and Sprint made available to representatives of the other party due diligence materials in an electronic data room.

On April 3, 2018, Wachtell Lipton sent a draft business combination agreement and other draft agreements to Morrison & Foerster.

On April 4, 2018, the Sprint independent committee held a telephonic meeting, with representatives of Sprint management, Raine, Morrison & Foerster, Centerview and Goodwin in attendance. Representatives from Sprint management presented an overview of financial forecasts for Sprint, which were subsequently submitted to the Sprint board of directors for approval on April 8, 2018. Representatives from Sprint management also updated the Sprint independent committee on recent discussions between representatives of Sprint management and representatives of T-Mobile management. The Sprint independent committee then engaged in a detailed discussion with representatives of Sprint management on several matters, including further clarification on the financial forecasts for Sprint, ramifications of any public leak of the potential transaction, potential synergies and job impacts and various regulatory matters. The roaming agreement, which would continue to provide benefits to Sprint if the proposed transaction did not occur and mitigate Sprint’s potentially foregone development opportunities, was also discussed. The Sprint independent committee met separately with Goodwin and Centerview and discussed topics to be covered at future meetings.

On April 5, 2018, the T-Mobile board of directors held a telephonic meeting with representatives of T-Mobile management, Wachtell Lipton and Latham & Watkins in attendance. At the meeting, the T-Mobile board of directors received an update regarding the renewed discussions between representatives of T-Mobile and Deutsche Telekom, on the one hand, and Sprint and SoftBank, on the other hand, as well as recent market developments, and reviewed and considered the proposed transaction terms under discussion between the parties and preliminary due diligence findings and regulatory, capital structure and other transaction planning. Members of T-Mobile management reviewed with the T-Mobile board of directors the strategic rationale for the transaction, including the opportunity for the combined company to develop a leading 5G platform. In addition, members of the T-Mobile independent committee provided certain of their preliminary views regarding a possible transaction and the proposed terms. At the meeting, the T-Mobile board of directors determined that T-Mobile should continue discussions and negotiations regarding a possible business combination with Sprint on the basis of the terms discussed between the parties.

In addition, on April 5, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins, RLF and Evercore present. At the meeting, the T-Mobile independent committee reviewed the duties and responsibilities of, and the independence of members of, the T-Mobile independent committee, received an update from Latham & Watkins regarding developments in the discussions between the parties and the proposed terms set forth in the most recent draft transaction documents, and discussed preliminary due diligence findings. In addition, representatives of Evercore reviewed its preliminary financial analyses relating to the proposed transaction, including an analysis of potential synergies, and also discussed recent market developments. At the meeting, the T-Mobile independent committee directed its representatives and advisors to continue to participate in negotiations related to the terms of the business combination agreement and agreements between T-Mobile and Deutsche Telekom in connection with the transaction, including the amended and restated stockholders’ agreement, the trademark license pursuant to which T-Mobile licensed the right to use the T-Mobile trademark from Deutsche Telekom and the treatment of outstanding debt owed by T-Mobile to Deutsche Telekom. The T-Mobile independent committee also authorized its representatives and advisors to continue to discuss its views with T-Mobile’s management, the T-Mobile board of directors and Deutsche Telekom.

Later on April 5, 2018, Morrison & Foerster sent a revised term sheet to Wachtell Lipton, which proposed revised transaction terms reflecting the positions of Sprint and SoftBank, including terms relating to covenants, closing conditions and expense sharing relating to financing for the transaction, communications by T-Mobile and Sprint with their business counterparties in connection with a transaction and interim operating covenants to which T-Mobile and Sprint would be subject prior to the closing of a transaction.

On April 8, 2018, the Sprint board of directors held a telephonic meeting with representatives of Sprint management, Raine, Morrison & Foerster, Centerview and Goodwin. During the meeting, the Sprint board of directors received an update on the business combination transaction from Sprint management, Raine and Morrison & Foerster. Representatives of Sprint management presented to the Sprint board of directors a proposed budget for the fiscal year ending March 31, 2019 as well as financial forecasts for Sprint, which were prepared by Sprint management. Following a detailed discussion, the Sprint board of directors approved the proposed budget for the fiscal year ending March 31, 2019 and the financial forecasts for Sprint presented by representatives of Sprint management. Representatives of Sprint management also presented to the Sprint board of directors an adjusted set of financial forecasts. The adjusted financial forecasts were initially developed by Sprint management and discussed with the Sprint board of directors beginning in January of 2018, and were developed in order to take into account certain Sprint-specific and overall industry challenges. The adjusted Sprint forecasts were further refined by Sprint management before they were presented to the Sprint board of directors and its financial advisors at the April 8 meeting.

On April 9 and 10, 2018, representatives of T-Mobile, Deutsche Telekom and Wachtell Lipton, and representatives of Sprint, SoftBank and Morrison & Foerster, discussed the open transaction terms, and on April 10, 2018, Morrison & Foerster sent revised drafts of the business combination agreement and other draft agreements reflecting the position of Sprint and SoftBank to Wachtell Lipton. During the course of these and subsequent discussions, representatives of Deutsche Telekom and management of T-Mobile also discussed the open transaction terms with the members of the T-Mobile independent committee and Latham & Watkins, and Latham & Watkins provided revisions to the draft transaction documents reflecting the positions of the T-Mobile independent committee to Wachtell Lipton.

In addition, on April 10, 2018, media reports indicated that T-Mobile and Sprint were re-engaging in discussions regarding a possible business combination transaction.

On April 11, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins, RLF and Evercore present, during which it received an update on discussions and negotiations regarding a transaction with Sprint, due diligence findings and regulatory planning in connection with the transaction. In addition, representatives of Evercore reviewed its further preliminary financial analyses relating to the proposed transaction with the T-Mobile independent committee, including an analysis of potential synergies. The T-Mobile independent committee also reviewed with its advisors the proposed financing for the transaction, the proposed capital structure for the combined company and the proposed governance terms for the combined company.

On April 12, 2018, the T-Mobile board of directors held a telephonic meeting with representatives of T-Mobile management, Wachtell Lipton and Latham & Watkins present, during which it received an update on recent market developments and the discussions between the parties regarding a business combination transaction, including proposed transaction terms. The T-Mobile board of directors also reviewed and considered the combined company capital structure and financing process, proposed combined company business and network plans, due diligence findings and regulatory planning in connection with the transaction. In addition, members of the T-Mobile independent committee provided an update regarding their deliberations and negotiations related to the proposed transaction. Following the meeting, representatives of the T-Mobile independent committee and its advisors coordinated with Wachtell Lipton to provide further comments on the proposed transaction terms.

Also on April 12, 2018, the Sprint independent committee held a telephonic meeting, with representatives of Sprint management, Morrison & Foerster, Goodwin and Centerview in attendance for all or part of the meeting. Representatives of Sprint management provided an update on discussions with T-Mobile and Deutsche Telekom. Representatives of Sprint management also presented an overview of a proposed communications plan regarding the potential transaction. After the presentations by representatives of Sprint management, the representatives of Sprint management and Morrison & Foerster left the meeting. Goodwin then presented to the Sprint independent committee an overview of the Sprint independent committee’s fiduciary duties and responsibilities in connection with the potential transaction with T-Mobile. Goodwin then presented the key terms of the potential transaction, highlighting the key transaction terms related only to SoftBank, including, among other things, the treatment of current related-party agreements between Sprint and SoftBank, board and committee designation rights at the combined company, veto rights for certain actions, a matching right for a sale of the combined company, a right to acquire stock of the combined company and a right of first refusal for sales of combined company common stock by Deutsche Telekom. The members of the Sprint independent committee had a detailed discussion on these topics.

On April 13, 2018, the Sprint independent committee held a telephonic meeting with representatives of Goodwin and Centerview in attendance. At the meeting, Centerview presented to the Sprint independent committee its preliminary standalone financial analysis of Sprint based on Sprint’s budget and financial forecasts approved by the Sprint board of directors on April 8, 2018 and Sprint management’s adjusted financial forecasts also presented at the April 8th meeting. Centerview also reviewed Sprint’s historical performance and provided an illustrative analysis of the present value of Sprint’s stock price under a number of scenarios. Throughout the meeting, the members of the Sprint independent committee discussed potential risks that could impact Sprint’s actual performance versus the financial forecasts.

On April 13, 2018, representatives of T-Mobile and Deutsche Telekom began negotiating the terms of a commitment letter with certain financial institutions, pursuant to which such financial institutions would commit to provide debt financing to T-Mobile in connection with the transaction, the proceeds of which would be used to refinance certain existing debt of T-Mobile, Sprint and their respective subsidiaries and for working capital needs of the combined company.

On April 15, 2018, Wachtell Lipton sent a revised version of the term sheet to Morrison & Foerster, and the next day, Wachtell Lipton and Morrison & Foerster discussed the open transaction terms.

On April 16, 2018, representatives of the T-Mobile independent committee, including Latham & Watkins and T-Mobile management, participated in discussions and negotiations with representatives of Deutsche Telekom on various transaction terms, including governance of the combined company, the trademark license and the treatment of outstanding debt owed by T-Mobile to Deutsche Telekom in connection with the transaction. In addition, on April 16, 2018, members of the T-Mobile board of directors held a telephonic meeting to review additional financing matters related to the transaction with T-Mobile management and representatives of Deutsche Telekom, Wachtell Lipton, Latham & Watkins and PJT Partners.

On April 17, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins, RLF and Evercore present, during which it received an update on discussions between the parties regarding a possible transaction. In addition, the T-Mobile independent committee reviewed the proposed financing process for the transaction, combined company capital structure and treatment of outstanding debt owed by T-Mobile to Deutsche Telekom, and certain transaction terms discussed and negotiated with representatives of Deutsche Telekom.

From April 18 to April 20, 2018, representatives of T-Mobile and Deutsche Telekom, together with Wachtell Lipton, and representatives of Sprint and SoftBank, together with Morrison & Foerster and Raine, held in-person meetings to negotiate the open transaction terms, including covenants, closing conditions and expense sharing relating to financing for the transaction, certain regulatory provisions to be included in the business combination agreement, interim operating covenants to which T-Mobile and Sprint would be subject prior to the closing of a transaction, and certain governance arrangements for the combined company. During these meetings, a number of open points were resolved, subject to approvals by the T-Mobile board of directors, the T-Mobile independent committee and Deutsche Telekom, as well as the Sprint board of directors, the Sprint independent committee and SoftBank; however, the parties were not able to reach an agreement on certain terms, including provisions relating to financing for the transaction and whether there would be conditions to the closing of the transaction relating to financing matters, including a minimum credit rating for the combined company after giving effect to the merger transactions. In addition, during this period, representatives of the T-Mobile independent committee and its advisors and T-Mobile management held various telephonic meetings with representatives of Deutsche Telekom to discuss and negotiate certain open transaction terms.

On April 19, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins, RLF and Evercore present, during which it received an update on negotiations between the parties and discussed the proposed combined company capital structure and treatment of outstanding debt owed by T-Mobile to Deutsche Telekom.

Also on April 19, 2018, the Sprint independent committee held a telephonic meeting. Representatives from Sprint management, Morrison & Foerster, Skadden, Lawler Metzger, Keeney & Logan LLC (which we call “Lawler”), FCC regulatory counsel to Sprint, Goodwin and Centerview attended all or part of the meeting. Morrison & Foerster, Skadden, Lawler and Goodwin discussed with the Sprint independent committee various regulatory matters in connection with the potential transaction with T-Mobile. Members of the committee engaged in a discussion with these advisors. After the representatives from Sprint management, Morrison & Foerster, Skadden and Lawler had left the meeting, Goodwin discussed further the regulatory considerations of the potential transaction. Goodwin also discussed with the committee the current status of discussions with T-Mobile and Deutsche Telekom, as well as certain key transaction terms for the potential transaction, including terms related to a termination under certain regulatory conditions, financing matters and closing conditions and termination rights tied to Sprint’s and the combined company’s credit ratings. Goodwin also highlighted the current status of discussions on certain transaction terms that related only to SoftBank, including, among other things, the treatment of current related-party agreements between Sprint and SoftBank, veto rights for certain actions, a right to acquire combined company common stock and a right of first refusal for sales of combined company common stock by Deutsche Telekom.

On April 20, 2018, the T-Mobile board of directors held a telephonic meeting with representatives of T-Mobile management, Wachtell Lipton and Latham & Watkins in attendance, during which it received an update on the negotiations between the parties and reviewed the proposed transaction terms, as well as remaining open points. In addition, the T-Mobile board of directors reviewed and considered the combined company capital structure and financing process and regulatory planning, and members of T-Mobile management reviewed with the directors due diligence findings.

On April 21, 2018, representatives of the T-Mobile independent committee, members of T-Mobile management and representatives of Deutsche Telekom discussed and negotiated terms relating to governance of the combined company, the trademark license and the treatment of outstanding debt owed by T-Mobile to Deutsche Telekom.

On April 22, 2018, Wachtell Lipton sent revised drafts of the business combination agreement and other draft agreements to Morrison & Foerster. The revised draft of the business combination agreement included, among other changes, a condition to the closing of the transaction requiring a minimum credit rating for the combined company after giving effect to the merger transactions.

Also on April 22, 2018, the T-Mobile board of directors held a telephonic meeting, attended by representatives of PJT Partners, Goldman Sachs, Evercore, Wachtell Lipton, Latham & Watkins and T-Mobile’s regulatory advisors. During the meeting, the T-Mobile board of directors received an update on the negotiations between the parties and the proposed transaction terms. T-Mobile management engaged in a detailed review with the directors of the proposed business plan for the combined company, an operating model for the combined company, the network integration plan, financial forecasts for the combined company and projected transaction synergies, as well as findings of the due diligence review of Sprint. In addition, T-Mobile management and representatives of PJT Partners and Goldman Sachs reviewed with the directors the proposed financing for the transaction and the proposed capital structure for the combined company, including risks and considerations relating thereto. Representatives of PJT Partners and Goldman Sachs also presented their respective preliminary financial analyses in connection with the transaction, and reviewed with the directors matters relating to current market dynamics, precedent mergers and acquisitions and potential synergies in connection with the transaction. In connection with the presentations of PJT Partners and Goldman Sachs, the T-Mobile board of directors reviewed disclosures of certain relationships made by each of PJT Partners and Goldman Sachs, including certain fees received from T-Mobile, Deutsche Telekom, Sprint and SoftBank and their respective affiliates. In addition, the regulatory advisors to T-Mobile and Deutsche Telekom reviewed with the directors the current regulatory environment and considerations relating to regulatory approvals for a business combination transaction with Sprint, and representatives of Wachtell Lipton reviewed with the directors their fiduciary duties in connection with their consideration of a possible business combination transaction. T-Mobile management also reviewed with the T-Mobile board of directors the proposed communications and outreach plan in connection with the transaction. Finally, members of the T-Mobile independent committee provided an update regarding the committee’s views on the proposed terms of the transaction.

On April 23, 2018, the Sprint independent committee held a telephonic meeting, at which representatives of Goodwin and Centerview were present. Centerview presented its preliminary financial analysis of the proposed business combination between Sprint and T-Mobile, including a discussion of Sprint’s standalone valuation, T-Mobile’s standalone valuation and relative valuation. The Sprint independent committee, Centerview and Goodwin discussed Centerview’s presentation. In addition, Goodwin provided an update on the status of negotiations and reviewed with the Sprint independent committee certain transaction terms, and the Sprint independent committee and Goodwin discussed the transaction terms.

On April 24, 2018, the T-Mobile independent committee held a telephonic meeting with representatives of Latham & Watkins, RLF and Evercore present, during which it reviewed and discussed the duties and responsibilities of the T-Mobile independent committee. The T-Mobile independent committee received an update on negotiations and reviewed and considered the proposed transaction terms, with a focus on the terms of agreements and transactions proposed to be entered into between T-Mobile and Deutsche Telekom in connection with the transaction and the governance of the combined company. Latham & Watkins also provided analysis with respect to the current regulatory environment and considerations relating to regulatory approvals for a business combination transaction with Sprint. In addition, representatives of Evercore reviewed Evercore’s preliminary financial analyses relating to the transaction, including an analysis of the potential synergies.

In addition, on April 24, 2018, the Sprint independent committee held a telephonic meeting. In attendance for all or part of the meeting were representatives of Sprint management, Morrison & Foerster, Skadden, Lawler, J.P. Morgan, Goodwin and Centerview. J.P. Morgan had been engaged in April 2017 as a financial advisor to Sprint in connection with a potential strategic transaction with T-Mobile. In light of the size and complexity of the merger transactions, the Sprint board of directors engaged J.P. Morgan, in addition to Raine, because of J.P. Morgan’s experience in and reputation for providing financial advisory services to an extensive range of clients, particularly in the telecommunications industry. At the meeting, Skadden and Lawler gave a presentation regarding certain regulatory considerations in connection with the proposed transaction between Sprint and T-Mobile. The representatives of J.P. Morgan then presented J.P. Morgan’s preliminary financial analysis of the financial terms of the proposed transaction. Members of the committee engaged in a discussion with the representatives of J.P. Morgan regarding their presentation. In addition, representatives of Sprint management provided an overview of the status of negotiations between the parties and reviewed the proposed transaction terms, highlighting the status of discussions on financing and capital structure matters and termination rights. Representatives of Sprint management also engaged in a discussion with the Sprint independent committee on potential synergies from the proposed transaction.

Also, on April 24, 2018, Morrison & Foerster sent revised drafts of the business combination agreement and other draft agreements to Wachtell Lipton. Among other changes, the revised draft of the business combination agreement deleted the condition to the closing of the transaction requiring a minimum credit rating for the combined company after giving effect to the merger transactions. Beginning later that day and continuing through April 27, 2018, representatives of T-Mobile and Deutsche Telekom, together with Wachtell Lipton, Latham & Watkins, and representatives of Sprint and SoftBank, together with Morrison & Foerster and Raine, held in-person meetings to negotiate and seek to resolve the remaining open points and finalize the transaction documentation, including the business combination agreement, the amended and restated stockholders’ agreement and related amendments to the certificate of incorporation and bylaws of T-Mobile reflected in the amended and restated certificate of incorporation and amended and restated bylaws, respectively, and the proxy agreement. During these negotiations, representatives of Sprint and SoftBank proposed to accept the minimum credit rating condition if the business combination agreement included an obligation of T-Mobile to pay $1 billion to Sprint if the business combination agreement were terminated due to a failure of that condition, subject to certain exceptions. Representatives of T-Mobile and Deutsche Telekom proposed that any amount payable by T-Mobile would be significantly lower. In addition, during this period, representatives of Deutsche Telekom and management of T-Mobile provided updates to the T-Mobile independent committee and its representatives, including Latham & Watkins, and representatives of Deutsche Telekom, T-Mobile management and the T-Mobile independent committee, including Latham & Watkins, negotiated and finalized the proposed terms of the treatment of outstanding debt owed by T-Mobile to Deutsche Telekom in connection with the transaction, including the terms of the financing matters agreement, which, among other things, would provide for Deutsche Telekom to consent to the incurrence by T-Mobile USA of secured debt in connection with and after the completion of the merger and for the repayment and termination by T-Mobile USA of certain facilities provided by and debt owed to Deutsche Telekom upon closing of the merger, as well as the terms of an amendment to the trademark license, which would provide for a cap on the fee that would otherwise have been payable by the combined company to Deutsche Telekom thereunder, and the terms of the amended and restated stockholders’ agreement. At the conclusion of these meetings, the parties agreed that the amount payable by T-Mobile as a result of termination due to a failure of the condition to closing requiring a minimum credit rating of the combined company (subject to certain exceptions) would be $600 million, and also finalized the other proposed terms for the proposed transaction, subject to approvals by the T-Mobile board of directors, T-Mobile independent committee and Deutsche Telekom, as well as the Sprint board of directors, Sprint independent committee and SoftBank.

On April 26, 2018, the Sprint board of directors held an in-person meeting, with representatives of Sprint management, Raine, J.P. Morgan, Centerview, Morrison & Foerster, Skadden and Goodwin in attendance. Prior to the meeting, the Sprint directors, including the members of the Sprint independent committee, reviewed disclosures of certain relationships made by each of Raine, J.P. Morgan and Centerview, including disclosure with respect to certain fees which may have been received from Sprint, SoftBank, T-Mobile and Deutsche Telekom. At the meeting, representatives of Morrison & Forester reviewed with the Sprint board of directors the proposed transaction terms, including terms relating to governance, regulatory matters and financing. Representatives of Morrison & Foerster also reviewed with the directors their fiduciary duties in connection with their consideration of the transaction with T-Mobile. Representatives of Sprint management reviewed the synergies expected to be achieved in the proposed transaction with T-Mobile, and noted that management believed that the proposed transaction with T-Mobile was the best path forward for Sprint. Representatives of Sprint management also reviewed with the directors the proposed communications and outreach plan relating to the transaction and the transaction approval process and timeline, and discussed the final findings of the due diligence review of T-Mobile. In addition, representatives of Raine, J.P. Morgan and Centerview presented their respective firms’ updated preliminary financial analyses of the financial terms of the proposed transaction.

On April 27, 2018, the T-Mobile independent committee held an in-person meeting with representatives of Latham & Watkins, RLF and Evercore present. At the meeting, representatives of Latham & Watkins reviewed and discussed with the T-Mobile independent committee the duties and responsibilities of the T-Mobile independent committee. The T-Mobile independent committee received an update on the negotiations between the parties and discussed and considered the proposed transaction terms. In addition, the T-Mobile independent committee reviewed and considered the proposed financing for the transaction, as well as the proposed agreements and transactions proposed to be entered into between T-Mobile and Deutsche Telekom in connection with the transaction, including the business combination agreement, the license agreement amendment, the financing matters agreement and the amended and restated stockholders’ agreement, and the proposed terms of the proxy agreement. Representatives of Evercore reviewed Evercore’s financial analyses relating to the proposed transaction and the projected transaction synergies. Evercore rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, to the T-Mobile independent committee that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to the holders of shares of T-Mobile common stock (including such holders of T-Mobile common stock other than Deutsche Telekom and its affiliates). Following a discussion regarding the proposed transaction, including the terms of the agreements and transactions to be entered into between T-Mobile and Deutsche Telekom in connection with the transaction, the T-Mobile independent committee determined that the business combination agreement and the transactions contemplated by the agreement were fair to, and in the best interests of, T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom), and unanimously resolved to (1) recommend that the T-Mobile board of directors approve and declare advisable the business combination agreement and the transactions contemplated by the agreement and (2) approve the related party transactions contemplated by the transaction.

Later on April 27, 2018, following the meeting of the T-Mobile independent committee, the T-Mobile board of directors held an in-person meeting, with representatives of PJT Partners, Goldman Sachs, Wachtell Lipton and Latham & Watkins in attendance. At the meeting, representatives of Wachtell Lipton reviewed with the T-Mobile board of directors the proposed transaction terms. T-Mobile management and Wachtell Lipton reviewed with the directors the final proposed capital structure for the combined company as well as the proposed financing for the transaction, including the terms of proposed committed financing for the transaction. T-Mobile management also reviewed with the directors the proposed communications and outreach plan relating to the transaction and the transaction approval process and timeline, and discussed the final findings of the due diligence review of Sprint. Representatives of Wachtell Lipton reviewed with the directors their fiduciary duties in connection with their consideration of the transaction with Sprint. In addition, representatives of PJT Partners and Goldman Sachs provided their respective financial presentations regarding the final proposed transaction terms and their respective financial analyses. At the meeting, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, to the T-Mobile board of directors that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio pursuant to the business combination agreement was fair to T-Mobile from a financial point of view. In addition, at the meeting, Goldman Sachs delivered its oral opinion to the T-Mobile board of directors, which opinion was subsequently confirmed in its written opinion dated April 29, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to T-Mobile. Following discussion, and upon consideration of the recommendation of the T-Mobile independent committee, the T-Mobile board of directors unanimously determined that the business combination agreement and the transactions contemplated by the agreement were fair to, and in the best interests of, T-Mobile and its stockholders, approved and declared advisable the business combination agreement and the transactions contemplated by the agreement, and resolved to recommend that the T-Mobile stockholders approve the T-Mobile charter amendment and the T-Mobile share issuance in connection with the transactions contemplated by the business combination agreement.

On April 29, 2018, the Sprint board of directors, including all of the members of the Sprint independent committee, held a meeting. Representatives of Sprint management, Morrison & Foerster, Raine, J.P. Morgan, Goodwin and Centerview attended the meeting. At the meeting, representatives of Morrison & Foerster reviewed and discussed with the Sprint board of directors the final transaction terms, and the Sprint board of directors considered final drafts of the business combination agreement and the other agreements to be entered into in connection with the business combination transaction. Representatives of Centerview presented Centerview’s financial analyses in connection with the transaction and rendered Centerview’s oral opinion to the Sprint independent committee, which was subsequently confirmed by delivery of a written opinion dated as of April 29, 2018, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock (other than Sprint common stock held in treasury or held by Merger Company, the SoftBank parties, the Deutsche Telekom parties or any affiliate of Sprint or T-Mobile). Representatives of Goodwin reviewed the Sprint independent committee’s duties and responsibilities as well as the approvals required from the Sprint independent committee. The Sprint independent committee then determined that the business combination agreement and the transactions contemplated by the agreement were fair to, and in the best interests of, Sprint and the Sprint minority stockholders, and unanimously resolved to recommend that (1) the business combination agreement be submitted to the Sprint board of directors, (2) the Sprint board of directors approve and declare advisable the business combination agreement and the transactions contemplated thereby, (3) the Sprint board of directors submit the business combination agreement to Sprint’s stockholders for adoption and (4) the Sprint board of directors recommend adoption of the business combination agreement to Sprint’s stockholders. In addition, representatives of Raine and J.P. Morgan provided their respective firms’ updated financial analyses of the final financial terms of the proposed transaction. At the meeting, Raine rendered its oral opinion, subsequently confirmed by a written opinion dated April 29, 2018, to the Sprint board of directors to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger. In addition, at the meeting, J.P. Morgan rendered its oral opinion to the Sprint board of directors, subsequently confirmed by delivery of a written opinion dated April 29, 2018, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers. Upon consideration of the recommendation of the Sprint independent committee, the Sprint board of directors unanimously determined that the business combination agreement and the transactions contemplated by the agreement were fair to, and in the best interests of, Sprint and its stockholders, approved and declared advisable the business combination agreement and the transactions contemplated thereby, resolved to submit the business combination agreement to Sprint’s stockholders for adoption and resolved to recommend adoption of the business combination agreement to Sprint’s stockholders.

On April 29, 2018, the Deutsche Telekom board of management and, later, the Deutsche Telekom supervisory board approved entry by Deutsche Telekom into the transactions contemplated by the business combination agreement, as well as the other agreements to be entered into by Deutsche Telekom in connection with the transaction.

Later on April 29, 2018, T-Mobile USA entered into the original commitment letter pursuant to which the financial institutions party thereto committed to provide up to $38.0 billion in secured and unsecured debt financing in connection with the transaction, as further described in the section entitled “Description of

Financing—Commitment Letter”, and T-Mobile, Sprint, Deutsche Telekom, SoftBank and certain of their affiliates executed the business combination agreement. Following the execution of the business combination agreement, T-Mobile and Sprint issued a joint press release announcing entry into the business combination agreement.

T-Mobile’s Reasons for the Merger and Recommendation of the T-Mobile Board of Directors

At a meeting held on April 27, 2018, the T-Mobile board of directors unanimously determined that the business combination agreement and the transactions contemplated by the agreement are fair to, and in the best interests of, T-Mobile and its stockholders, and unanimously approved and declared advisable the business combination agreement and the transactions contemplated by the agreement. The T-Mobile board of directors recommends that the T-Mobile stockholders approve the T-Mobile charter amendment and the T-Mobile share issuance.

In arriving at this determination and recommendation, the T-Mobile board of directors reviewed and discussed a significant amount of information and consulted with T-Mobile’s management, legal advisors and financial advisors. The following are some of the significant factors that supported its decision to approve the business combination agreement:

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the belief that the combined company will be able to use the respective strengths of each of T-Mobile and Sprint to position itself as a leading wireless communications services provider with the network capacity to rapidly launch a nationwide 5G network with the breadth and depth critical to extend U.S. global internet and technology leadership;

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the belief that the transaction will accelerate the growth potential of T-Mobile through the addition of Sprint’s spectrum and network resources, which will enable the combined company to supercharge the Un-carrier strategy and deliver lower prices, greater value and greater competition in wireless, video and broadband services, while creating new jobs and employing more people in the United States than T-Mobile and Sprint would be expected to employ on a standalone basis;

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the belief that the combined company’s spectrum resources and network capacity will allow it to expand product and service offerings and offer improved services to Americans in rural areas, create greater competition for business and government customers and result in expanded choice for broadband services;

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the view that the combination could result in potential aggregate annual run rate cost synergies of $6 billion or more, representing a net present value of $43 billion or more, net of expected costs to achieve such cost synergies, with the potential for additional possible synergies to be identified during integration, and the fact that T-Mobile stockholders will participate in the expected synergies and such synergies will allow the combined company to make a substantial investment in its business and next-generation network;

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the belief that the nature of the business strategies and networks of T-Mobile and Sprint, together with T-Mobile’s experience with integrating the business of MetroPCS, will allow for a successful integration of the two companies and rapid deployment of a nationwide 5G network;

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the fact that the terms of the combination provide for Sprint stockholders to receive 0.10256 of a share of T-Mobile common stock for each share of Sprint common stock and all T-Mobile stockholders to retain their T-Mobile common stock, and that, upon completion of the merger, T-Mobile stockholders will own approximately 67% of the common stock of the combined company (based on the outstanding shares of T-Mobile common stock and Sprint common stock as of the date of the business combination agreement), which will provide T-Mobile stockholders with an opportunity to participate in the equity value of the combined company, including potential future growth and expected synergies resulting from the business combination transaction;

•	the belief that the combined company will have an appropriate capital structure and credit profile that will enable it to pursue its growth strategy; and

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the view that the combination of T-Mobile and Sprint will enable the combined company to take advantage of greater strategic and innovation opportunities with its significant spectrum and network resources and the integration of the capabilities of each company.

These beliefs are based in part on the following factors that the T-Mobile board of directors considered:

•	its knowledge and understanding of the T-Mobile business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects;

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information and discussions with T-Mobile’s management, in consultation with T-Mobile’s advisors, regarding Sprint’s business, operations, assets and liabilities, financial condition, earnings, strategy and future prospects, and the results of T-Mobile’s due diligence review of Sprint;

•	the current and prospective economic climate generally and competitive developments in the wireless communications services industry and related industries that have been converging in recent years;

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the fact that the board of directors of the combined company following the completion of the merger transactions will consist of 14 directors, nine of whom will be designated by Deutsche Telekom, T-Mobile’s current controlling stockholder, one of whom will be John Legere, chief executive officer of T-Mobile, and one of whom will be Masayoshi Son, chairman and chief executive officer of SoftBank;

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the fact that John Legere, chief executive officer of T-Mobile, will serve as chief executive officer of the combined company, and the fact that Timotheus Höttges, chairman of the T-Mobile board of directors, will serve as chairman of the board of directors of the combined company;

•	the fixed exchange ratio in the business combination agreement, which will not be reduced or increased in the event of a change in the price of T-Mobile common stock or Sprint common stock;

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the potential strategic alternatives available to T-Mobile, including the possibility of remaining a stand-alone entity, and the T-Mobile board of directors’ short- and long-term assessment of the wireless communications services industry;

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the benefits that T-Mobile was able to obtain as a result of its negotiations with Sprint and SoftBank and the T-Mobile board of directors’ belief that this was the most favorable exchange ratio and terms, taken as a whole, to which Sprint and SoftBank would be willing to agree;

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the likelihood that the merger transactions would be completed based on, among other things, the conditions to closing and the assessment of the T-Mobile board of directors, after consulting with counsel, regarding the likelihood of obtaining all required regulatory approvals, and the termination and remedy provisions under the business combination agreement in the event that the transaction is not completed due to the failure to obtain required regulatory approvals without the imposition of a regulatory material adverse condition or otherwise;

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the determination by the T-Mobile independent committee that the business combination agreement and the transactions contemplated by the agreement are fair to and in the best interests of all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom) and the recommendation of the T-Mobile independent committee that the T-Mobile board of directors approve the business combination agreement and the transactions contemplated by the agreement, which determination and recommendation were based upon, among other factors, the following (in addition to the factors considered by the T-Mobile board of directors):

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the fact that the terms of the combination provide for Sprint stockholders to receive 0.10256 of a share of T-Mobile common stock for each share of Sprint common stock and all T-Mobile stockholders to retain their shares of T-Mobile common stock;

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the fact that, upon completion of the merger, T-Mobile stockholders will own approximately 67% of the common stock of the combined company (based on the outstanding shares of T-Mobile common stock and Sprint common stock as of the date of the business combination agreement), and that all T-Mobile stockholders will have the opportunity to participate, proportionate to their ownership of the combined company, in the equity value of the combined company and the expected synergies resulting from the transaction;

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the procedural safeguards and process implemented to enable the T-Mobile independent committee to determine the fairness of the proposed transaction for all of T-Mobile’s stockholders (including such stockholders other than Deutsche Telekom), including the independence of its members, its delegated power and responsibilities, the retention and advice of its own legal and financial advisors, and its deliberations, access to information and participation in connection with its evaluation of the proposed transaction;

•	the frequency and extent of the T-Mobile independent committee’s deliberations, and its access to T-Mobile’s management and advisors in connection with its evaluation of the proposed transaction;

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the participation by representatives of the T-Mobile independent committee in the negotiation and review, with the advice of Latham & Watkins and RLF, of the governance arrangements for the combined company and the agreements and transactions entered or to be entered into between T-Mobile and Deutsche Telekom in connection with the transaction, including the license agreement amendment, which, among other things, would provide for a cap on the fee that would otherwise have been payable by the combined company to Deutsche Telekom thereunder, the financing matters agreement, which, among other things, would allow T-Mobile USA to incur secured debt in connection with and after completion of the merger and for the repayment and termination by T-Mobile USA of certain facilities provided by and debt owed to Deutsche Telekom upon closing of the merger, and the amended and restated stockholders’ agreement;

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the fact that the terms of the transaction provide that Deutsche Telekom, T-Mobile’s current controlling stockholder, will continue to control the combined company (balanced with certain agreed-upon procedural safeguards, including SoftBank’s voting and governance rights in the combined company, the inclusion of independent directors on the board of the combined company and the combined company’s policy for the approval of related party transactions); John Legere, chief executive officer of T-Mobile, will continue to serve as the initial chief executive officer of the combined company; and the combined company will continue to be named “T-Mobile,” which gave the T-Mobile independent committee greater confidence in the ability of the combined company to achieve the estimated synergies;

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the financial analyses of Evercore reviewed with the T-Mobile independent committee on April 27, 2018 in connection with the rendering of its opinion and the opinion of Evercore to the T-Mobile independent committee, dated April 29, 2018, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in such opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to the holders of shares of T-Mobile common stock (including such holders of T-Mobile common stock other than Deutsche Telekom and its affiliates), as more fully described in the section entitled “—Opinions of T-Mobile’s Financial Advisors”; and

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the T-Mobile independent committee’s determination that the potential synergies and other benefits that it anticipates T-Mobile and T-Mobile stockholders could achieve as a result of the merger transactions outweigh the uncertainties, risks and potentially negative factors relevant to the business combination considered by the T-Mobile board of directors (as described below), in addition to other uncertainties, risks and potentially negative factors considered by the T-Mobile independent committee;

•	the financial analyses presented to the T-Mobile board of directors by PJT Partners on April 27, 2018 and the oral opinion of PJT Partners rendered to the T-Mobile board of directors, subsequently confirmed in its written opinion dated April 29, 2018, that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio pursuant to the business combination agreement was fair to T-Mobile from a financial point of view, as more fully described in the section entitled “—Opinions of T-Mobile’s Financial Advisors”;

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the financial analyses presented to the T-Mobile board of directors by Goldman Sachs on April 27, 2018 and the oral opinion of Goldman Sachs delivered to the T-Mobile board of directors, which opinion was subsequently confirmed in its written opinion dated April 29, 2018, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to T-Mobile, as more fully described in the section entitled “—Opinions of T-Mobile’s Financial Advisors”; and

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the fact that Sprint is not permitted to terminate the business combination agreement notwithstanding receipt of a proposal for a Sprint alternative transaction, even in the event that the Sprint board of directors changes or withdraws its recommendation that the Sprint stockholders vote their shares in favor of the adoption of the business combination agreement, and the fact that subsequent to the execution of the business combination agreement, SoftBank was expected to execute a support agreement requiring it to deliver a written consent in respect of its shares of Sprint common stock in favor of the adoption of the business combination agreement, which written consent would result in adoption of the business combination agreement by Sprint (which support agreement SoftBank subsequently executed).

The T-Mobile board of directors weighed these factors against a number of uncertainties, risks and potentially negative factors relevant to the business combination, including the following:

•

the substantial risk that regulatory authorities might seek to impose conditions on or otherwise prevent or delay the merger, or impose restrictions or requirements on the operation of the businesses of the combined company after completion of the merger, and that as a result the transaction might not be completed in a timely manner, without the imposition of restrictions or requirements, or at all;

•

the substantial indebtedness of Sprint and the anticipated substantial indebtedness of the combined company following the closing of the transaction, as well as the type and terms of such indebtedness, and the risk that the combined company will be constrained by its need to, and may not be able to, meet its debt service obligations, as well as the financial and other restrictive covenants contained in the agreements governing the combined company’s indebtedness, which could limit the combined company’s ability to grow its business and deploy a next-generation network;

•

the challenges inherent in the combination of two business enterprises of the size and scope of T-Mobile and Sprint, including the possibility that anticipated synergies and other benefits of the transaction might not be achieved in the time frame contemplated or at all, and the other numerous risks and uncertainties that could adversely affect the combined company’s operating performance and financial results;

•

the risk that T-Mobile may incur significant expenses in connection with the transaction and may become obligated to reimburse certain of Sprint’s expenses and/or pay Sprint $600 million in connection with a termination of the business combination agreement under certain circumstances, as more fully described in the section entitled “The Business Combination Agreement—Termination of the Business Combination Agreement”;

•	the risk that announcing the transaction or the failure to complete the transaction could lead to negative perceptions of T-Mobile among investors, customers, employees and other stakeholders;

•

the adverse impact that business uncertainty prior to the closing of the transaction and during the post-closing integration period could have on the ability of both T-Mobile and Sprint to attract, retain and motivate key personnel, retain customers and maintain business relationships;

•

the risk that the transaction may divert management focus and resources from operating T-Mobile’s business, as well as other strategic opportunities, and that combining and integrating T-Mobile and Sprint may result in potential disruption;

•

the risk that the unaudited prospective financial information of T-Mobile and Sprint, and the estimated synergies, as further described under “—T-Mobile Unaudited Prospective Financial Information” and “—Sprint Unaudited Prospective Financial Information,” may not be achieved in the amounts or at the times anticipated;

•

the fact that during the term of the business combination agreement, T-Mobile is prohibited from soliciting, initiating or knowingly encouraging any inquiry with respect to a T-Mobile alternative transaction, or participating in any discussions or negotiations regarding a T-Mobile alternative transaction;

•

the fact that T-Mobile is not permitted to terminate the business combination agreement notwithstanding receipt of a proposal for a T-Mobile alternative transaction, even in the event that the T-Mobile board of directors changes or withdraws its recommendation that the T-Mobile stockholders vote their shares in favor of the T-Mobile charter amendment and the T-Mobile share issuance, and the fact that subsequent to the execution of the business combination agreement, Deutsche Telekom was expected to execute a support agreement requiring it to deliver a written consent in respect of its shares of T-Mobile common stock in favor of the T-Mobile charter amendment and the T-Mobile share issuance, which written consent would result in approval of the T-Mobile charter amendment and the T-Mobile share issuance (which support agreement Deutsche Telekom subsequently executed); and

•	the risks of the type and nature described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The T-Mobile board of directors concluded that the uncertainties, risks and potentially negative factors relevant to the transaction were outweighed by the potential benefits that it expected T-Mobile and T-Mobile stockholders would achieve as a result of the merger transactions.

In considering the recommendation of the T-Mobile board of directors, T-Mobile stockholders should be aware that directors and executive officers of T-Mobile have interests in the transaction that are different from, or in addition to, any interests they might have solely as stockholders. See “—Interests of the T-Mobile Directors and Executive Officers in the Merger Transactions.”

This discussion of the information and factors considered by the T-Mobile board of directors (including the T-Mobile independent committee) includes the principal positive and negative factors, but is not intended to be exhaustive and may not include all of the factors considered by the T-Mobile board of directors. In view of the wide variety of factors considered in connection with its evaluation of the transaction, and the complexity of these matters, the T-Mobile board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that the T-Mobile board of directors considered in reaching its determination to approve the business combination agreement and the transactions contemplated thereby and to make its recommendations to T-Mobile stockholders. Rather, the T-Mobile board of directors viewed their respective decisions as being based on the totality of the information presented to them and the factors they considered. In addition, individual members of the T-Mobile board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of T-Mobile’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of T-Mobile’s Financial Advisors

Opinion of PJT Partners

At a meeting of the T-Mobile board of directors, PJT Partners rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, to the T-Mobile board of directors that, as of the date of such opinion and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the exchange ratio pursuant to the business combination agreement was fair to T-Mobile from a financial point of view.

The full text of the written opinion of PJT Partners, dated April 29, 2018, which sets forth the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by PJT Partners in rendering its opinion, is attached to this joint consent solicitation statement/prospectus as Annex H and incorporated by reference herein. The summary of the PJT Partners opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of PJT Partners’ written opinion. PJT Partners’ advisory services and opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to any action the T-Mobile board of directors should take with respect to the merger transactions or how any holder of T-Mobile common stock or Sprint common stock should vote with respect to the merger transactions or any other matter.

In arriving at its opinion, PJT Partners, among other things:

•	reviewed certain publicly available information concerning the business, financial condition and operations of Sprint and T-Mobile;

•

reviewed certain internal information concerning the business, financial condition and operations of Sprint and T-Mobile prepared by the management of Sprint and T-Mobile, respectively, and approved for PJT Partners’ use and furnished to PJT Partners by the management of T-Mobile;

•

reviewed certain internal financial analyses, estimates and forecasts relating to T-Mobile, including projections for T-Mobile’s fiscal years 2018 through 2026, that were prepared by or at the direction of and approved and furnished to PJT Partners by the management of T-Mobile (which we refer to as the T-Mobile management T-Mobile forecasts and which are summarized under “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information”);

•

reviewed certain financial analyses, estimates and forecasts relating to Sprint, including projections for calendar years 2018 through 2022, that were prepared by the management of Sprint and approved for PJT Partners’ use and furnished to PJT Partners by the management of T-Mobile, and projections for calendar years 2018 through 2026 that were prepared by or at the direction of and approved and furnished to PJT Partners by the management of T-Mobile (which we refer to as the Sprint management Sprint forecasts and the T-Mobile management Sprint forecasts, respectively, and which are summarized under “The Merger Transactions—Sprint Unaudited Prospective Financial Information”);

•

reviewed certain financial analyses, estimates and forecasts relating to the combined company, including projections for calendar years 2019 through 2026 that were prepared by or at the direction of and approved and furnished to PJT Partners by the management of T-Mobile (which we refer to as the combined company forecasts and, together with T-Mobile management T-Mobile forecasts, the Sprint management Sprint forecasts and the T-Mobile management Sprint forecasts, we refer to collectively in this section entitled “—Opinion of PJT Partners” as the “forecasts,” and which are summarized under “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information”);

•

held discussions with members of senior management of T-Mobile concerning, among other things, their evaluations of the merger transactions and T-Mobile’s and Sprint’s respective businesses, operating and regulatory environment, financial condition, prospects and strategic objectives;

•

reviewed the expectations of the management of T-Mobile with respect to the pro forma impact of the merger transactions on the future financial performance of the combined company, including the estimated synergies (which are summarized under “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information”), and other strategic benefits expected by the management of T-Mobile to result from the merger transactions;

•

reviewed the net operating loss projections for T-Mobile, Sprint and the combined company that were prepared by or at the direction of and approved and furnished to PJT Partners by the management of T-Mobile (which we refer to in this section entitled “—Opinion of PJT Partners” as the “NOL forecasts”);

•

reviewed certain estimates relating to the capitalization of Sprint, T-Mobile and the combined company as of March 31, 2018 and December 31, 2018 that were prepared by the management of Sprint or T-Mobile, as applicable, and approved for PJT Partners’ use and furnished to PJT Partners by the management of T-Mobile (which, with respect to the estimates relating to the capitalization of Sprint, T-Mobile and the combined company as of December 31, 2018, we refer to in this section entitled “—Opinion of PJT Partners” as the “estimated capitalization”);

•

reviewed certain estimates relating to transaction and financing fees and expenses to be incurred in connection with the merger transactions that were prepared by and approved for PJT Partners’ use and furnished to PJT Partners by the management of T-Mobile (which we refer to in this section entitled “—Opinion of PJT Partners” as the “estimated transaction expenses”);

•	compared certain financial information for Sprint and T-Mobile with similar publicly available financial and stock market data for certain other companies that PJT Partners deemed to be relevant;

•	reviewed the publicly available financial terms of certain other business combinations that PJT Partners deemed to be relevant;

•	reviewed the business combination agreement; and

•	performed such other financial studies, analyses and investigations, and considered such other matters, as PJT Partners deemed necessary or appropriate for purposes of rendering its opinion.

In preparing its opinion, with the consent of T-Mobile, PJT Partners relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by it, without independent verification thereof. PJT Partners assumed, with the consent of T-Mobile, that the forecasts and the estimated capitalization and the underlying assumptions therefor, and all other financial analyses, estimates and forecasts provided to PJT Partners by T-Mobile’s or Sprint’s management, were reasonably prepared in accordance with industry practice and represented T-Mobile or Sprint, as applicable, management’s best then available estimates and judgments as to the business, financial condition and operations and future financial performance of T-Mobile, Sprint and/or the combined company, as applicable. PJT Partners assumed, with the consent of T-Mobile, that the amounts and timing of the estimated synergies were reasonable and that the estimated synergies would be realized in accordance with such estimates, and estimates of the tax effects set forth in the NOL forecasts were reasonable and that the net operating losses described therein would be utilized in accordance with such estimates. PJT Partners also assumed, at the direction of T-Mobile, that for purposes of its analysis the estimated transaction expenses represented the aggregate amount of transaction and financing fees and expenses that would be incurred in connection with the merger transactions.

With the consent of T-Mobile, PJT Partners assumed no responsibility for and expressed no opinion as to any of the forecasts, the estimated synergies, the NOL forecasts, the estimated capitalization or the estimated transaction expenses, the assumptions upon which any of the foregoing were based or any other financial analyses, estimates and forecasts provided to PJT Partners by the management of T-Mobile or Sprint. PJT Partners also assumed that there were no material changes in the assets, financial condition, results of operations, business or prospects of each of T-Mobile and Sprint since the respective dates of the last financial statements made available to PJT Partners. PJT Partners further relied, with the consent of T-Mobile, upon the assurances of the management of T-Mobile that they were not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

PJT Partners was not asked to undertake, and did not undertake, an independent verification of any information provided to or reviewed by it, nor was it furnished with any such verification and it did not assume any responsibility or liability for the accuracy or completeness thereof. PJT Partners did not conduct a physical inspection of any of the properties or assets of T-Mobile or Sprint. PJT Partners did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of T-Mobile or Sprint, nor was it furnished with any such evaluations or appraisals, nor did it evaluate the solvency of T-Mobile or Sprint (or the impact of the merger transactions thereon) under any applicable laws.

PJT Partners also assumed, with the consent of T-Mobile, that the completion of the merger transactions would be effected in accordance with the terms and conditions of the business combination agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise, including any consent or waiver under T-Mobile’s, Sprint’s or any of their affiliates’ debt instruments or securities) for the merger transactions and related transactions, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on T-Mobile or the contemplated benefits of the merger transactions in any way that would affect PJT Partners’ analysis. PJT Partners further assumed, with the consent of T-Mobile, that the merger transactions would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. PJT Partners did not express any opinion as to any tax or other consequences that might result from the merger transactions, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which PJT Partners understood that T-Mobile obtained such advice as it deemed necessary from qualified professionals. PJT Partners is not a legal, tax or regulatory advisor and relied upon, with the consent of T-Mobile and without independent verification, the assessment of T-Mobile and its legal, tax and regulatory advisors with respect to such matters.

PJT Partners did not consider the relative merits of the merger transactions as compared to any other business plan or opportunity that might be available to T-Mobile or the effect of any other arrangement in which T-Mobile might engage and PJT Partners’ opinion did not address the underlying decision by T-Mobile to engage in the merger transactions. PJT Partners’ opinion was limited to the fairness as of the date of the opinion, from a financial point of view, to T-Mobile of the exchange ratio pursuant to the business combination agreement, and PJT Partners’ opinion did not address any other aspect or implication of the merger transactions, the business combination agreement, or any other agreement or understanding entered into or to be entered into in connection with the merger transactions or otherwise. PJT Partners further expressed no opinion or view as to the fairness of the merger transactions or any related transaction to the holders of any class of securities, creditors or other constituencies of any party, including, without limitation, the treatment of any debt provided by Deutsche Telekom to T-Mobile in connection with the merger transactions, or as to the underlying decision by T-Mobile to engage in the merger transactions. PJT Partners also expressed no opinion as to the fairness (financial or otherwise) of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons or any party to the merger transactions, whether relative to the exchange ratio or otherwise. PJT Partners’ opinion does not constitute a recommendation to any stockholder of T-Mobile or Sprint as to how any such stockholder should vote or act with respect to the merger transactions or any other matter.

PJT Partners’ opinion was necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to PJT Partners, as of the date thereof. PJT Partners expressed no opinion as to the prices or trading ranges at which the shares of T-Mobile common stock or Sprint common stock would trade at any time. PJT Partners assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. The issuance of PJT Partners’ opinion was approved by a fairness committee of PJT Partners in accordance with established procedures.

PJT Partners’ advisory services and opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to any action the T-Mobile board of directors should take with respect to the merger transactions or how any holder of T-Mobile common stock or Sprint common stock should vote with respect to the merger transactions or any other matter.

Summary of Financial Analyses

In connection with rendering its opinion, PJT Partners performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, PJT Partners did not ascribe a specific range of values to the shares of T-Mobile common stock but rather made its determination that, from a financial point of view, the exchange ratio pursuant to the business combination agreement was fair to T-Mobile on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, PJT Partners did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the merger transactions. Accordingly, PJT Partners believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by PJT Partners in preparing its opinion to the T-Mobile board of directors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by PJT Partners, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, PJT Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of T-Mobile or any other parties to the merger transactions. None of T-Mobile, PJT Partners, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold. The financial analyses summarized below were based on the forecasts, the estimated synergies, the NOL forecasts, the estimated capitalization, the estimated transaction expenses and other financial information prepared and furnished to PJT Partners by or on behalf of the management of T-Mobile. The following summary does not purport to be a complete description of the financial analyses performed by PJT Partners. The following quantitative information, to the extent that it is based on market data, is based on market data as it existed, for T-Mobile and Sprint, on April 26, 2018 (and with respect to market data for the last “unaffected” trading day for shares of T-Mobile common stock and Sprint common stock, April 9, 2018, prior to an article published in The Wall Street Journal on April 10, 2018 reporting that T-Mobile and Sprint had recommenced negotiations regarding a possible business combination transaction ), and is not necessarily indicative of current or future market conditions. Fully diluted share numbers for T-Mobile and Sprint used below were provided by, and used at the direction of, the management of T-Mobile.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Sprint common stock and T-Mobile common stock by reference to these companies, which could then be used to calculate implied exchange ratio ranges, PJT Partners reviewed and compared specific financial and operating data relating to Sprint and T-Mobile with selected companies that PJT Partners deemed comparable to Sprint and T-Mobile. The selected comparable companies were AT&T Inc. (which we refer to as “AT&T”) and Verizon Communications Inc. (which we refer to as “Verizon”).

PJT Partners calculated and compared various implied financial multiples and ratios of Sprint, T-Mobile and the selected comparable companies. As part of its selected comparable company analysis, PJT Partners calculated and analyzed total adjusted enterprise value (calculated as the equity value based on fully diluted shares outstanding using the treasury stock method, assuming, in the case of Sprint, the cash settlement of warrants owned by SoftBank, (1) plus debt and less cash, each as of March 31, 2018, after giving effect to certain adjustments, (2) less the present value of net operating losses discounted to March 31, 2018, (3) plus tax-affected unfunded pension and other post-retirement liabilities, (4) plus certain adjustments for minority interests and investments in affiliates) (which we refer to in this section entitled “—Opinion of PJT Partners” as “adjusted TEV”) as a multiple of 2018 calendar year estimated (which we refer to in this section entitled “—Opinion of PJT Partners” as “2018E”) cash adjusted EBITDA (post-SBC). “Cash adjusted EBITDA (post-SBC)” is calculated as (a) EBITDA (as described in “The Merger Transactions—T-Mobile Unaudited Prospective Financial Information” and “The Merger Transactions—Sprint Unaudited Prospective Financial Information”) less (b) leasing revenue. All of these calculations were performed and based on publicly available financial data and (i) for T-Mobile, on T-Mobile’s closing unaffected share price as of April 9, 2018 and closing share price as of April 26, 2018, (ii) for Sprint, on Sprint’s closing unaffected share price as of April 9, 2018 and closing share price as of April 26, 2018, and at the exchange ratio pursuant to the business combination agreement as of April 9, 2018 and April 26, 2018, (iii) for AT&T, on AT&T’s closing share price as of April 26, 2018 (reflecting the pro forma impact of the pending Time Warner Inc. acquisition) and (iv) for Verizon, on Verizon’s closing share price as of April 26, 2018. The results of this selected comparable company analysis are summarized below:

Selected Comparable Companies

	T-Mobile[1]		Sprint[2]				Verizon	AT&T
	Unaffected as of 4/9/18	At Market as of 4/26/18	Unaffected as of 4/9/18	At Market as of 4/26/18	At 0.10256x exchange ratio		At Market as of 4/26/18	At Market as of 4/26/18
					as of 4/9/18	as of 4/26/18
Adjusted TEV/2018E cash adjusted EBITDA (post-SBC)	7.8x	8.1x	6.7x	7.2x	7.3x	7.5x	7.3x	7.2x

1	Based on T-Mobile management T-Mobile forecasts.
2	Based on T-Mobile management Sprint forecasts.

PJT Partners, based on its professional judgment, selected the comparable companies listed above because PJT Partners believed their businesses and operating profiles are reasonably similar to that of Sprint and T-Mobile, as applicable. However, because of the inherent differences between the businesses, operations and prospects of Sprint and T-Mobile, as applicable, and those of the selected comparable companies, PJT Partners believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, PJT Partners also made qualitative judgments concerning the differences between the businesses, financial and operating characteristics and prospects of Sprint, T-Mobile and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Sprint, T-Mobile and the companies included in the selected company analysis.

Selected Comparable Company Analysis—Sprint

With respect to Sprint, based upon these judgments, PJT Partners selected an adjusted TEV to 2018E cash adjusted EBITDA (post-SBC) multiple range of 6.75x to 7.25x and applied such range to Sprint’s 2018E cash adjusted EBITDA (post-SBC) based on the T-Mobile management Sprint forecasts to calculate a range of implied prices per share of Sprint common stock based on the fully diluted number of shares of Sprint common stock as of April 26, 2018. The following summarizes the results of these calculations:

Implied Prices per Share of Sprint Common Stock
T-Mobile management Sprint forecasts	$5.20 – $6.08

PJT Partners then compared this range to (1) the implied value per share of Sprint common stock of $6.57 based on the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and the exchange ratio pursuant to the business combination agreement and (2) the unaffected closing share price of Sprint common stock of $5.14 as of April 9, 2018.

Selected Comparable Company Analysis—T-Mobile

With respect to T-Mobile, based upon these judgments, PJT Partners selected an adjusted TEV to 2018E cash adjusted EBITDA (post-SBC) multiple range of 7.5x to 8.0x and applied such range to T-Mobile’s 2018E cash adjusted EBITDA (post-SBC) based on the T-Mobile management T-Mobile forecasts to calculate a range of implied prices per share of T-Mobile common stock based on the fully diluted number of shares of T-Mobile common stock as of April 26, 2018. The following summarizes the results of these calculations:

Implied Prices per Share of T-Mobile Common Stock
T-Mobile management T-Mobile forecasts	$56.59 – $62.57

PJT Partners then compared this range to (1) the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and (2) the unaffected closing share price of T-Mobile common stock of $59.74 as of April 9, 2018.

Implied Exchange Ratio

Based on the range of implied equity value per share for Sprint and the range of implied equity value per share for T-Mobile that were calculated by PJT Partners in its comparable company analyses, PJT Partners calculated a range of implied exchange ratios for T-Mobile common stock per share of Sprint common stock. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of the Sprint implied equity values per share reference range by the high value of the T-Mobile implied equity values per share reference range. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Sprint implied equity values per share reference range by the low value of the T-Mobile implied equity values per share reference range. The result of this analysis, as compared to the exchange ratio pursuant to the business combination agreement, was an implied exchange ratio range of 0.09192x – 0.09715x.

Selected Precedent Transaction Analysis

PJT Partners reviewed, to the extent publicly available, and analyzed the valuation and financial metrics relating to the following fourteen selected transactions since 2004 involving companies in the U.S. wireless industry, which PJT Partners, in its professional judgment, considered generally relevant for comparative purposes. For each precedent transaction, PJT Partners reviewed the transaction total enterprise value implied for each target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s trailing EBITDA and the target company’s forward EBITDA. The following summarizes the results of these calculations:

Month and Year Announced	Acquirer	Target	Transaction Total Enterprise Value ($ in billions)	Transaction Total Enterprise Value / EBITDA
				Trailing	Forward
September 2013	Verizon Communications Inc.	Vodafone Group Plc’s 45% stake in Cellco Partnership, Inc.	$130.0	8.9x	8.4x
July 2013	AT&T Inc.	Leap Wireless International, Inc.	4.1	8.7x	8.7x
June 2013	SoftBank Corp.	Sprint Corporation	47.3	8.9x	6.9x
October 2012	T-Mobile US, Inc.	MetroPCS Communications, Inc.	8.3	6.3x	6.1x
March 2011	AT&T Inc.	T-Mobile US, Inc.	39.0	7.1x	7.0x
November 2008	AT&T Inc.	Centennial Communications Corp.	2.8	7.0x	6.9x
June 2008	Verizon Wireless Inc.	Alltel Corporation	28.1	8.7x	8.3x
September 2007	T-Mobile US, Inc.	SunCom Wireless Holdings, Inc.	2.4	14.2x	11.9x
July 2007	Verizon Wireless Inc.	Rural Cellular Corporation	2.7	11.4x	10.1x
June 2007	AT&T Inc.	Dobson Communications Corporation	5.1	10.4x	9.8x
May 2007	TPG Partners V, L.P. and Goldman Sachs Capital Partners VI, L.P.	Alltel Corporation	27.2	9.9x	9.1x
January 2005	Alltel Corporation	Western Wireless Corporation	5.8	9.4x	8.6x
December 2004	Sprint Corporation	Nextel Communications, Inc.	42.3	8.5x	7.5x
February 2004	Cingular Wireless LLC	AT&T Wireless Services, Inc.	47.3	9.9x	9.9x

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sprint and the companies included in the selected precedent transaction analysis. Accordingly, PJT Partners believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the merger transactions. PJT Partners therefore made qualitative judgments concerning the differences between the characteristics of the selected precedent transactions and the merger transaction that would affect the acquisition values of the selected target companies and Sprint.

Based upon these judgments, after reviewing the above analysis, PJT Partners selected an adjusted TEV to 2018E cash adjusted EBITDA (post-SBC) multiple range of 7.5x to 8.5x and applied such range to Sprint’s 2018E cash adjusted EBITDA (post-SBC) based on the T-Mobile management Sprint forecasts to calculate a range of implied enterprise values for Sprint. PJT Partners then calculated a range of implied prices per share of Sprint common stock. The following summarizes the result of these calculations:

Precedent M&A Transactions	Implied Prices per Share of Sprint Common Stock
T-Mobile management Sprint forecasts	$6.52 – $8.27

PJT Partners then compared this range to (1) the implied value per share of Sprint common stock of $6.57 based on the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and the exchange ratio pursuant to the business combination agreement and (2) the unaffected closing share price of Sprint common stock of $5.14 as of April 9, 2018.

Discounted Cash Flow Analysis

Sprint Standalone

In order to estimate the present value of Sprint common stock as of March 31, 2018, PJT Partners performed discounted cash flow (which we refer to in this section entitled “—Opinion of PJT Partners” as “DCF”) analyses of Sprint using both the T-Mobile management Sprint forecasts and the Sprint management Sprint forecasts. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows generated by the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

8.75 Year DCF Analysis—T-Mobile Management Sprint Forecasts

With respect to the discounted cash flow analysis based on the T-Mobile management Sprint forecasts, to calculate the estimated enterprise value of Sprint using the discounted cash flow method, PJT Partners added (1) Sprint’s projected after-tax unlevered free cash flows for the nine months ended December 31, 2018 and the calendar years 2019 through 2026 (which we refer to in this section entitled “—Opinion of PJT Partners” as the “8.75 year DCF analysis”) based on the T-Mobile management Sprint forecasts to (2) ranges of “terminal values” of Sprint as of December 31, 2026, and discounted such amount to its present value as of March 31, 2018 using a range of selected discount rates. The residual value of Sprint at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 6.5x to 7.5x to Sprint’s 2026 calendar year estimated (which we refer to in this section entitled “—Opinion of PJT Partners” as “2026E”) cash adjusted EBITDA (post-SBC) from the T-Mobile management Sprint projections. The after-tax unlevered free cash flows and terminal values were then discounted to present value as of March 31, 2018 using discount rates ranging from 6.75% to 7.75%. This range of discount rates was selected based on PJT Partners’ analysis of Sprint’s weighted average cost of capital. PJT Partners then calculated a range of implied equity values per share of Sprint common stock by subtracting debt, as of March 31, 2018, from, and adding cash, as of March 31, 2018, and the present value of certain net operating losses of approximately $4.5 billion as of March 31, 2018 based on the NOL forecasts as calculated by PJT Partners using a discount rate of 7.875% to, the estimated enterprise value derived using the discounted cash flow method and dividing such amounts by the fully diluted number of shares of Sprint common stock as of April 26, 2018. The following summarizes the results of these calculations:

Sprint Standalone 8.75 Year DCF Analysis	Implied Prices per Share of Sprint Common Stock
T-Mobile management Sprint forecasts	$5.92 – $8.21

PJT Partners then compared this range to (1) the implied value per share of Sprint common stock of $6.57 based on the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and the exchange ratio pursuant to the business combination agreement and (2) the unaffected closing share price of Sprint common stock of $5.14 as of April 9, 2018.

4.75 Year DCF Analysis—Sprint Management Sprint Forecasts

With respect to the discounted cash flow analysis based on the Sprint management Sprint forecasts, to calculate the estimated enterprise value of Sprint using the discounted cash flow method, PJT Partners added (1) Sprint’s projected after-tax unlevered free cash flows for the nine months ended December 31, 2018 and the calendar years 2019 through 2022 (which we refer to in this section entitled “—Opinion of PJT Partners” as the “4.75 year DCF analysis”) based on the Sprint management Sprint forecasts to (2) ranges of “terminal values” of

Sprint as of December 31, 2022, and discounted such amount to its present value as of March 31, 2018 using a range of selected discount rates. PJT Partners applied the same exit multiple range of 6.5x to 7.5x to Sprint’s 2022 calendar year estimated cash adjusted EBITDA (post-SBC) from the Sprint management Sprint forecasts. The after-tax unlevered free cash flows and terminal values were similarly discounted to present value as of March 31, 2018 using discount rates ranging from 6.75% to 7.75%, determined based on PJT Partners’ analysis of Sprint’s weighted average cost of capital. The following summarizes the results of these calculations:

Sprint Standalone 4.75 Year DCF Analysis	Implied Prices per Share of Sprint Common Stock
Sprint management Sprint forecasts	$7.52 – $10.07

PJT Partners then compared this range to (1) the implied value per share of Sprint common stock of $6.57 based on the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and the exchange ratio pursuant to the business combination agreement and (2) the unaffected closing share price of Sprint common stock of $5.14 as of April 9, 2018.

T-Mobile Standalone—8.75 Year DCF Analysis, T-Mobile Management T-Mobile Forecasts

In order to estimate the present value of T-Mobile common stock as of March 31, 2018, PJT Partners performed a discounted cash flow analysis of T-Mobile.

To calculate the estimated enterprise value of T-Mobile on a standalone basis using the discounted cash flow method, PJT Partners added (1) T-Mobile’s projected after-tax unlevered free cash flows for the 8.75 year DCF analysis period based on the T-Mobile management T-Mobile forecasts to (2) ranges of “terminal values” of T-Mobile as of December 31, 2026, and discounted such amount to its present value as of March 31, 2018 using a range of selected discount rates. The residual value of T-Mobile at the end of the projection period, or “terminal value,” was estimated by applying the exit multiple range of 7.0x to 8.0x to T-Mobile’s 2026E cash adjusted EBITDA (post-SBC) from the T-Mobile management T-Mobile forecasts. The after-tax unlevered free cash flows and terminal values were then discounted to present value as of March 31, 2018 using discount rates ranging from 6.25% to 7.25%. This range of discount rates was selected based on PJT Partners’ analysis of T-Mobile’s weighted average cost of capital. PJT Partners then calculated a range of implied equity values per share of T-Mobile common stock by subtracting debt, as of March 31, 2018, from, and adding cash, as of March 31, 2018, and the present value of certain net operating losses of approximately $1.8 billion as of March 31, 2018 based on the NOL forecasts as calculated by PJT Partners using a discount rate of 5.75% to, the estimated enterprise value derived using the discounted cash flow method and dividing such amounts by the fully diluted number of shares of T-Mobile common stock as of April 26, 2018. The following summarizes the results of these calculations:

T-Mobile Standalone 8.75 Year DCF Analysis	Implied Prices per Share of T-Mobile Common Stock
T-Mobile management T-Mobile forecasts	$67.96 – $84.70

PJT Partners then compared this range to (1) the closing share price of T-Mobile common stock of $64.10 as of April 26, 2018 and (2) the unaffected closing share price of T-Mobile common stock of $59.74 as of April 9, 2018.

Implied Exchange Ratio Without and With Synergies—8.75 Year DCF Analysis

Based on the range of implied equity values per share for Sprint and the range of implied equity values per share for T-Mobile that were calculated by PJT Partners in its respective 8.75 year DCF analyses, PJT Partners calculated a range of implied exchange ratios for T-Mobile common stock per share of Sprint common stock. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of the Sprint implied equity values per share from the 8.75 year DCF analysis by the high value of the T-Mobile implied equity values per share from the 8.75 year DCF analysis. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Sprint implied equity values per share from the 8.75 year DCF analysis by the low value of the T-Mobile implied equity values per share from the 8.75 year DCF analysis. The result of this analysis, as compared to the exchange ratio pursuant to the business combination agreement, was an implied exchange ratio range of 0.08716x – 0.09687x.

In respect of the 8.75 year DCF analyses for T-Mobile and Sprint, PJT also calculated a range of implied exchange ratios for Sprint common stock per share of T-Mobile common stock, for purposes of which the value of Sprint based on a merger with T-Mobile included a net present value of $43.6 billion of net synergies based upon the estimated synergies (net of any costs to achieve the estimated synergies), as directed by T-Mobile’s management. The result of this analysis, as compared to the exchange ratio pursuant to the business combination agreement, was an implied exchange ratio range of 0.22018x – 0.24083x.

Contribution Analysis

PJT Partners also performed a contribution analysis in which it reviewed and compared Sprint’s and T-Mobile’s respective cumulative levered free cash flows in terms of their contribution to the combined company. PJT Partners calculated Sprint’s and T-Mobile’s respective cumulative levered free cash flows (after giving effect to stock-based compensation expense) for the 2019 through 2023 calendar years (which we refer to in this section entitled “—Opinion of PJT Partners” as “2019E–2023E cumulative levered FCF (post-SBC)”) and for the 2019 through 2026 calendar years (which we refer to in this section entitled “—Opinion of PJT Partners” as “2019E–2026E cumulative levered FCF (post-SBC)”) based on the T-Mobile management Sprint forecasts and the T-Mobile management T-Mobile forecasts, as applicable, to derive Sprint’s and T-Mobile’s implied equity ownership split in the combined company. Based on the implied ownership percentages for Sprint stockholders and T-Mobile stockholders, PJT Partners then calculated an implied exchange ratio for T-Mobile common stock per share of Sprint common stock of (1) 0.06692x based on 2019E–2023E cumulative levered FCF (post-SBC) and (2) 0.08829x based on 2019E–2026E cumulative levered FCF (post-SBC).

“Has / Gets” Analysis

PJT Partners performed a “Has / Gets” analysis in order to compare (1) the standalone DCF-based per share value of T-Mobile to (2) the DCF-based per share value of the combined company, giving effect to the completion of the merger transactions, in each case from the perspective of the holders of T-Mobile common stock. For purposes of the “Has / Gets” analysis, PJT Partners calculated the DCF-based standalone value of T-Mobile based on PJT Partners’ 8.75 year DCF analysis for T-Mobile at the mid-point of the discount rates and exit multiples used in such analysis. For purposes of the “Has / Gets” analysis, PJT Partners calculated the DCF-based value of the combined company, giving effect to the completion of the merger transactions, to the holders of shares of T-Mobile common stock based on (a) their implied ownership percentage in the combined company at the exchange ratio pursuant to the business combination agreement and (b) the DCF-based value of the combined company calculated based on PJT Partners’ discounted cash flow analysis for the combined company, as described below, at the mid-points of discount rates and exit multiples used in such analysis. PJT Partners calculated the estimated enterprise value of the combined company on a pro forma basis using the discounted cash flow method utilized by PJT Partners with respect to Sprint and T-Mobile described above (i) based on (A) each of Sprint’s and T-Mobile’s projected after-tax unlevered free cash flows for the nine months ended December 31, 2018 based on the T-Mobile management Sprint forecasts and the T-Mobile management T-Mobile forecasts, respectively, and (B) the combined company’s projected after-tax unlevered free cash flows for the calendar years 2019 through 2026 based on the combined company forecasts (which reflected the estimated synergies, as directed by T-Mobile’s management) and (ii) (A) applying an exit multiple range of 7.0x to 8.0x to the combined company’s 2026E cash adjusted EBITDA (post-SBC) from the combined company projections and (B) discount rates ranging from 6.50% to 7.50%. PJT Partners then calculated a range of implied equity values per share of T-Mobile common stock, giving effect to the completion of the merger transactions, by subtracting estimated debt for the combined company (including estimated transaction expenses, as directed by T-Mobile’s management), as of March 31, 2018, from and adding estimated cash for the combined company, as of March 31, 2018, and the present value of certain estimated net operating losses of the combined company of approximately $7.2 billion as of March 31, 2018 based on the NOL forecasts as calculated by PJT Partners using a discount rate of 7.00% to, the estimated enterprise value derived using the discounted cash flow method and dividing such amounts by the pro forma share count of T-Mobile common stock, giving effect to the completion of the merger transactions, at the exchange ratio pursuant to the business combination agreement. The result of PJT Partners’ analysis for the DCF-based standalone value of T-Mobile was an implied price of $76.06 per share of T-Mobile common stock. The result of PJT Partners’ analysis for the DCF-based value of the combined company was an implied price of $107.98 per share of T-Mobile common stock, giving effect to the completion of the merger transactions, representing an increase in DCF-based value of approximately 42% in respect of a share of T-Mobile common stock.

Other Information

PJT Partners also observed the additional factors described below, which were not considered part of its financial analyses in connection with rendering its opinion, but were referenced solely for informational purposes:

•

Historical Stock Price Trading Analysis: PJT Partners reviewed the historical trading prices of Sprint common stock and T-Mobile common stock during the 52-week period ending April 26, 2018, which indicated (1) low and high prices of Sprint common stock during such 52-week period of $4.81 to $9.22 and (2) low and high prices of T-Mobile common stock during such period of $54.60 to $68.88;

•

Discounted Analyst Price Target Analysis: PJT Partners reviewed publicly available Wall Street research analysts’ standalone share price targets in the next 12 months for each of Sprint common stock and T-Mobile common stock. After excluding each of the highest and lowest standalone share price targets for each of Sprint common stock and T-Mobile common stock, the remaining share price targets indicated (1) a target share price range for Sprint common stock of $4.20 to $6.40 (reflecting the discounting of such price targets to March 31, 2018 using Sprint’s estimated cost of equity of 9.25% and rounding to the nearest $0.05) and (2) a target share price range for T-Mobile common stock of $64.85 to $71.15 (reflecting the discounting of such price targets to March 31, 2018 using T-Mobile’s estimated cost of equity of 8.00% and rounding to the nearest $0.05); and

•

Discounted Analyst Price Target Analysis—Implied Exchange Ratio: Based on the publicly available Wall Street research analysts’ target share price range of implied equity values per share for Sprint and T-Mobile that were reviewed by PJT Partners, PJT Partners calculated a range of implied exchange ratios for T-Mobile common stock per share of Sprint common stock. PJT Partners calculated the high end of the implied exchange ratio range by dividing the high value of the Sprint implied equity values per share from the discounted analyst price targets by the high value of the T-Mobile implied equity values per share from the discounted analyst price targets. PJT Partners calculated the low end of the implied exchange ratio range by dividing the low value of the Sprint implied equity values per share from the discounted analyst price targets by the low value of the T-Mobile implied equity values per share from the discounted analyst price targets. The result of this analysis, as compared to the exchange ratio pursuant to the business combination agreement, was an implied exchange ratio range of 0.06476x – 0.08995x.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying PJT Partners’ opinion. In arriving at its fairness determination, PJT Partners considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, PJT Partners made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to T-Mobile or Sprint or the contemplated transaction.

PJT Partners prepared these analyses for purposes of PJT Partners providing its opinion to the T-Mobile board of directors as to the fairness, as of the date of the opinion, of the exchange ratio pursuant to the business combination agreement to T-Mobile from a financial point of view. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of T-Mobile, Sprint, PJT Partners or any other person assumes responsibility if future results are materially different from those forecast.

PJT Partners is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The T-Mobile board of directors selected PJT Partners because of its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally and in the U.S. wireless industry specifically.

PJT Partners is acting as financial advisor to T-Mobile with respect to the merger transactions. As compensation for its services in connection with the merger transactions, T-Mobile paid PJT Partners $3.0 million upon the delivery of PJT Partners’ opinion. Compensation of $20.0 million, less the amount of the opinion fee previously paid, will be payable by T-Mobile to PJT Partners upon the closing of the merger. In addition, at the sole discretion of T-Mobile, a discretionary fee of up to $10.0 million may be payable to PJT Partners upon the closing of the merger. Furthermore, T-Mobile has agreed to reimburse PJT Partners for out-of-pocket expenses and to indemnify PJT Partners for certain liabilities arising out of the performance of such services (including the rendering of its opinion).

In the ordinary course of its and its affiliates’ businesses, PJT Partners and its affiliates may provide investment banking and other financial services to T-Mobile, Sprint or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of PJT Partners’ opinion, PJT Partners and certain of its affiliated entities were advising or have advised (1) the audit committee of T-Mobile in connection with certain financings by Deutsche Telekom, for which PJT Partners received customary compensation, (2) SoftBank in connection with an investment unrelated to the merger transactions, for which PJT Partners received customary compensation, (3) OneWeb, in which SoftBank owns a non-controlling equity stake, in connection with a potential transaction unrelated to the merger transactions, for which PJT Partners may in the future receive customary compensation, and (4) Ligado Networks LLC, in which Fortress Investment Group LLC, which has become a subsidiary of SoftBank subsequent to PJT Partners’ mandate, owns a significant investment, on matters unrelated to the merger transactions, for which PJT Partners may in the future receive customary compensation. For its financial advisory services to T-Mobile during the two years preceding the date of the PJT Partners’ opinion, PJT Partners has received compensation in an aggregate amount of $500,000. For its financial advisory services to SoftBank during the two years preceding the date of PJT Partners’ opinion, PJT Partners has received compensation in an aggregate amount of $5,000,000. PJT Partners may also in the future provide investment banking and other financial services to T-Mobile, Deutsche Telekom and SoftBank and their respective affiliates for which it may receive compensation.

Opinion of Goldman Sachs

At a meeting of the T-Mobile board of directors, Goldman Sachs rendered its oral opinion, subsequently confirmed in its written opinion dated April 29, 2018, that, as of the date of its written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the business combination agreement was fair from a financial point of view to T-Mobile.

The full text of the written opinion of Goldman Sachs, dated April 29, 2018, which sets forth assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint consent solicitation statement/prospectus as Annex I and incorporated by reference herein. The summary of the Goldman Sachs opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services provided to T-Mobile and opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to how any holder of T-Mobile common stock should vote with respect to the merger transactions or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the business combination agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of T-Mobile and Sprint for the five fiscal years ended December 31, 2017 and March 31, 2017, respectively;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of T-Mobile and Sprint;

•	certain other communications from T-Mobile and Sprint to their respective stockholders;

•	certain publicly available research analyst reports for T-Mobile and Sprint;

•

certain internal financial analyses and forecasts for Sprint prepared by its management (which we refer to as the Sprint management Sprint forecasts and which are summarized under “—Sprint Unaudited Prospective Financial Information”); and

•

certain internal financial analyses and forecasts for T-Mobile on a standalone basis (which we refer to as the T-Mobile management T-Mobile forecasts), and for the combined company on a pro forma basis giving effect to the completion of the merger transactions (which we refer to as the combined company forecasts), and certain financial analyses and forecasts for Sprint (which we refer to as the T-Mobile management Sprint forecasts), in each case, as prepared by the management of T-Mobile and approved for Goldman Sachs’ use by T-Mobile (which we refer to in this section entitled “—Opinion of Goldman Sachs,” collectively, as the “T-Mobile forecasts”) and which are summarized under “—T-Mobile Unaudited Prospective Financial Information” and “—Sprint Unaudited Prospective Financial Information,” and certain operating synergies projected by the management of T-Mobile based in part on inputs from and discussions with Sprint management to result from the merger (which we refer to as the estimated synergies), as approved for Goldman Sachs’ use by T-Mobile.

Goldman Sachs also held discussions with members of the senior managements of T-Mobile and Sprint regarding their assessment of the past and current business operations, financial condition and future prospects of Sprint and with the members of senior management of T-Mobile regarding their assessment of the past and current business operations, financial condition and future prospects of T-Mobile and the strategic rationale for, and the potential benefits of, the merger transactions; reviewed the reported price and trading activity for the shares of T-Mobile common stock and the shares of Sprint common stock; compared certain financial and stock market information for T-Mobile and Sprint with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications industry and in other industries; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the T-Mobile board of directors, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the T-Mobile board of directors that the T-Mobile forecasts and the estimated synergies were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of T-Mobile. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of T-Mobile or Sprint or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger transactions would be obtained without any adverse effect on T-Mobile or Sprint or on the expected benefits of the merger transactions in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the merger transactions would be completed on the terms set forth in the business combination agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of T-Mobile to engage in the merger transactions, or the relative merits of the merger transactions as compared to any strategic alternatives that may be available to T-Mobile; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to T-Mobile, as of the date of the opinion, of the exchange ratio pursuant to the business combination agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the business combination agreement, or the merger transactions or any term or aspect of any other agreement or instrument contemplated by the business combination agreement or entered into or amended in connection with the merger transactions, including those agreements contemplated by section 2.6 of the business combination agreement, the fairness of the merger transactions to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of T-Mobile; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of T-Mobile or Sprint, or any class of such persons in connection with the merger transactions, whether relative to the exchange ratio pursuant to the business combination agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of T-Mobile common stock would trade at any time or as to the impact of the merger transactions on the solvency or viability of T-Mobile, Deutsche Telekom, Sprint or SoftBank or the ability of T-Mobile, Deutsche Telekom, Sprint or SoftBank to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services provided to T-Mobile and its opinion were provided for the information and assistance of the T-Mobile board of directors in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to how any holder of shares of T-Mobile common stock should vote with respect to the merger transactions or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses delivered by Goldman Sachs to the T-Mobile board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 26, 2018 and is not necessarily indicative of current market conditions.

Illustrative Sprint Financial Analysis

Implied Premia and Multiples Analysis

Goldman Sachs calculated and compared certain premia and multiples using various prices per share of T-Mobile common stock and Sprint common stock and various implied values for the 0.10256 of a share of T-Mobile common stock to be paid by T-Mobile for each share of Sprint common stock based on various prices per share of T-Mobile common stock.

Goldman Sachs calculated implied values for the 0.10256 of a share of T-Mobile common stock to be paid by T-Mobile for each share of Sprint common stock (which we refer to in this section entitled “—Opinion of Goldman Sachs” as an “implied price per Sprint share”) by multiplying the exchange ratio by:

•

$59.74, the closing price for the shares of T-Mobile common stock on April 9, 2018, the last completed trading day before The Wall Street Journal reported on April 10, 2018 that T-Mobile and Sprint had recommenced negotiations regarding a possible business combination transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “T-Mobile undisturbed share price”);

•

$64.10, the closing price for shares of T-Mobile common stock on April 26, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the T-Mobile board of directors (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “T-Mobile at-market share price”);

•

$61.89, the volume-weighted average trading price (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “VWAP”) of the shares of T-Mobile common stock over the 30-calendar day period ended April 9, 2018;

•	$61.99, the VWAP of the shares of T-Mobile common stock over the 90-calendar day period ended April 9, 2018; and

•	$62.36, the VWAP of the shares of T-Mobile common stock over the 12-month period ended April 9, 2018.

The results of these calculations were as follows:

T-Mobile Reference Share Price	Implied Price per Sprint Share at 0.10256x Exchange Ratio
T-Mobile undisturbed share price	$6.13
T-Mobile at-market share price	$6.57
30-day VWAP	$6.35
90-day VWAP	$6.36
12-month VWAP	$6.40

Goldman Sachs calculated and compared the implied premia (discounts) represented by:

•

$6.13, the implied price per Sprint share calculated based on the T-Mobile undisturbed share price, compared to $5.14, the closing price for shares of Sprint common stock as of April 9, 2018, the last completed trading day before The Wall Street Journal reported that T-Mobile and Sprint had recommenced negotiations regarding a possible business combination transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “Sprint undisturbed share price”);

•

$6.57, the implied price per Sprint share calculated based on the T-Mobile at-market share price, compared to $6.00, the closing price for shares of Sprint common stock on April 26, 2018, the last completed trading day before Goldman Sachs delivered its opinion to the T-Mobile board of directors (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “Sprint at-market share price”);

•

$6.35, the implied price per Sprint share calculated based on the VWAP of the shares of T-Mobile common stock over the 30-calendar day period ended April 9, 2018, compared to $5.12, the VWAP of the shares of Sprint common stock over the same 30-calendar day period;

•

$6.36, the implied price per Sprint share calculated based on the VWAP of the shares of T-Mobile common stock over the 90-calendar day period ended April 9, 2018, compared to $5.30, the VWAP of the shares of Sprint common stock over the same 90-calendar day period; and

•

$6.40, the implied price per Sprint share calculated based on the VWAP of the shares of T-Mobile common stock over the 12-month period ended April 9, 2018, compared to $6.86, the VWAP of the shares of Sprint common stock over the same 12-month period.

The results of these calculations and comparisons are as follows:

Reference Share Prices	Implied Premium (Discount)
T-Mobile undisturbed share price and Sprint undisturbed share price	19.2%
T-Mobile at-market share price and Sprint at-market share price	9.6%
30-day VWAP of T-Mobile common Stock and of Sprint common stock	24.0%
90-day VWAP of T-Mobile common Stock and of Sprint common stock	20.1%
12-month VWAP of T-Mobile common Stock and of Sprint common stock	(6.8)%

Goldman Sachs calculated the expected relative ownership of shares of T-Mobile common stock as the common stock of the combined company (after giving effect to the completion of the merger transactions) held by each of Deutsche Telekom, the stockholders of T-Mobile prior to the completion of the merger transactions other than Deutsche Telekom, SoftBank and the stockholders of Sprint prior to the completion of the merger transactions other than SoftBank, based on capitalization information provided by T-Mobile management for each of T-Mobile and Sprint and the number of shares of T-Mobile common stock expected to be outstanding upon completion of the merger transactions, based on the exchange ratio, calculated using information provided by T-Mobile management. The results of these calculations are as follows:

Stockholder	Ownership Percentage in Combined Company
Deutsche Telekom	41.7%
Other T-Mobile stockholders	25.3%
All T-Mobile stockholders	67.0%
SoftBank	27.4%
Other Sprint stockholders	5.6%
All Sprint stockholders	33.0%
All stockholders, other than Deutsche Telekom and SoftBank	30.9%

In addition, Goldman Sachs calculated implied equity values for Sprint on a standalone basis by multiplying each of the Sprint undisturbed share price, the Sprint at-market share price, and each of the implied prices per Sprint share calculated by Goldman Sachs based on the exchange ratio as described above, by the number of fully diluted shares of Sprint common stock outstanding as of April 25, 2018, calculated using information provided by Sprint management and approved for Goldman Sachs’ use by T-Mobile. Goldman Sachs then calculated implied enterprise values for Sprint on a standalone basis by adding to the equity values calculated as described above Sprint’s net debt (calculated as debt plus tower obligations less cash and cash equivalents, which, with respect to Sprint, T-Mobile and the combined company, we refer to in this section entitled “—Opinion of Goldman Sachs” as “net debt”) as of March 31, 2018 as provided by Sprint management and approved for Goldman Sachs’ use by T-Mobile, and subtracting the illustrative net present value of approximately $4.2 billion calculated by Goldman Sachs as of March 31, 2018 of Sprint’s net operating losses and tax asset utilization, as provided by T-Mobile management and reflected in the T-Mobile management Sprint forecasts (derived using a discount rate of 9.0% at the direction of T-Mobile management).

Goldman Sachs also calculated implied equity values for T-Mobile on a standalone basis by multiplying the T-Mobile undisturbed share price and the T-Mobile at-market share price by the number of fully diluted shares of T-Mobile common stock outstanding as of April 25, 2018, calculated using information provided by T-Mobile management. Goldman Sachs then calculated implied enterprise value for T-Mobile on a standalone basis by adding to the equity values calculated as described above T-Mobile’s net debt as of March 31, 2018 provided by T-Mobile management and subtracting the illustrative net present value of approximately $1.6 billion calculated by Goldman Sachs as of March 31, 2018 of T-Mobile’s net operating losses and tax asset utilization, as provided by T-Mobile management and reflected in the T-Mobile management T-Mobile forecasts (derived using a discount rate of 8.0% at the direction of T-Mobile management).

Using the foregoing, Goldman Sachs calculated the following multiples:

•

each of the foregoing implied enterprise values of Sprint on a standalone basis, as a multiple of estimated earnings before interest, taxes, depreciation and amortization, less leasing revenue (taking into account stock based compensation costs) (which we refer to in this section entitled “—Opinion of Goldman Sachs” as “core EBITDA”) of Sprint for calendar years 2018 and 2019, as reflected in the T-Mobile forecasts;

•	each of the foregoing implied enterprise values of T-Mobile on a standalone basis, as a multiple of core EBITDA of T-Mobile for fiscal years 2018 and 2019, as reflected in the T-Mobile forecasts;

•

each of the foregoing implied enterprise values of Sprint on a standalone basis, as a multiple of core EBITDA minus network capital expenditures of Sprint for calendar years 2018 and 2019, as reflected in the T-Mobile forecasts; and

•

each of the foregoing implied enterprise values of T-Mobile on a standalone basis, as a multiple of core EBITDA minus network capital expenditures of T-Mobile for fiscal years 2018 and 2019, as reflected in the T-Mobile forecasts.

The results of these calculations were as follows:

Reference Price Per Share:	2018E EV/Core EBITDA	2018E EV/Core EBITDA—Capex	2019E EV/Core EBITDA	2019E EV/Core EBITDA—Capex
T-Mobile and Sprint Prices Per Share
T-Mobile undisturbed share price	7.8x	15.9x	7.3x	14.0x
Sprint undisturbed share price	6.7x	22.5x	6.4x	16.7x
T-Mobile at-market share price	8.1x	16.7x	7.6x	14.7x
Sprint at-market share price	7.2x	24.2x	6.8x	17.9x
Sprint Implied Price Per Share at 0.10256x Exchange Ratio
Based on T-Mobile undisturbed share price	7.2x	24.4x	6.9x	18.1x
Based on T-Mobile at-market share price	7.5x	25.3x	7.1x	18.8x
Based on T-Mobile 30-day VWAP	7.4x	24.9x	7.0x	18.4x
Based on T-Mobile 90-day VWAP	7.4x	24.9x	7.0x	18.5x
Based on T-Mobile 12-month VWAP	7.4x	25.0x	7.0x	18.5x

Illustrative Discounted Cash Flow Analysis

Using the T-Mobile forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Sprint on a standalone basis to derive a range of illustrative present values per share of Sprint common stock on a standalone basis, excluding estimated synergies.

Using discount rates ranging from 8.5% to 9.5%, reflecting estimates of Sprint’s weighted average cost of capital, Goldman Sachs derived a range of implied enterprise values for Sprint by discounting to present value, as of March 31, 2018, (1) estimates of the unlevered free cash flow, excluding estimated synergies, to be generated by Sprint for the period from March 31, 2018 to December 31, 2026 derived from the T-Mobile forecasts and (2) a range of implied terminal values for Sprint as of December 31, 2026, calculated by applying perpetuity growth rates ranging from 1.5% to 2.5% to the estimate of the terminal year unlevered free cash flow of Sprint, derived from the T-Mobile forecasts (which analysis implied multiples of the implied terminal values derived for Sprint to core EBITDA of Sprint for the four quarter period ended December 31, 2026 ranging from 6.0x to 8.1x and multiples of the implied enterprise values derived for Sprint to core EBITDA of Sprint for the four quarter period ended December 31, 2018 ranging from 6.1x to 8.0x). Goldman Sachs derived the range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “CAPM”). The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the T-Mobile forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for Sprint by adding the ranges of present values it derived as described above. Goldman Sachs subtracted from the range of implied enterprise values Sprint’s net debt as of March 31, 2018 as provided by Sprint management, and added the illustrative net present value of approximately $4.2 billion calculated by Goldman Sachs as of March 31, 2018 (derived using a discount rate of 9.0% at the direction of T-Mobile management) of net operating losses and tax asset utilization of Sprint as provided by T-Mobile management, to derive a range of illustrative equity values for Sprint. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of Sprint common stock outstanding as of April 25, 2018, calculated using information provided by Sprint management, to derive a range of implied present values per share of Sprint common stock of $4.15 to $7.51.

Selected Publicly Traded Companies Analysis

Using publicly available information, Goldman Sachs compared certain ratios with respect to the implied enterprise values of Sprint and T-Mobile derived as described under the heading “—Implied Premia and Multiples Analysis” above, as well as financial and operating information for Sprint and T-Mobile, with corresponding information for the following selected group of publicly traded companies in the U.S. wireless communications industry:

•	AT&T Inc. (pro forma for the Time Warner transaction); and

•	Verizon Communications Inc.

Goldman Sachs calculated an implied enterprise value for AT&T and Verizon by multiplying their respective closing share prices as of April 26, 2018 by the number of fully diluted shares of each to derive an implied equity value for each of AT&T and Verizon, as applicable, and adding to the resulting equity values the amount of each company’s (1) net debt, (2) post-tax unfunded pension liability as of December 31, 2017 at a 25% tax rate, and (3) minority interest and investments in affiliates. All such numbers and amounts were calculated based on information in AT&T and Verizon’s respective publicly available SEC filings.

Using estimates of core EBITDA and network capital expenditures for 2018 and 2019 for each of AT&T and Verizon derived from Wall Street research analyst consensus estimates and the implied enterprise values it calculated for each company as described above, Goldman Sachs calculated implied enterprise value as a multiple of (1) estimated core EBITDA for 2018 and 2019, respectively, and (2) estimated core EBITDA minus network capital expenditures for 2018 and 2019, respectively. Goldman Sachs also calculated the implied levered free cash flow yield for 2019 for each of AT&T and Verizon by dividing estimates of the levered free cash flow (defined as cash flow from operations less network capital expenditures) for 2019 for each of AT&T and Verizon derived from Wall Street research analyst consensus estimates by the implied equity values it calculated for each company as described above.

The results of these calculations were as follows:

	AT&T	Verizon
2018E EV/Core EBITDA	7.1x	7.2x
2019E EV/Core EBITDA	6.9x	7.1x
2018E EV/Core EBITDA—Capex	11.3x	11.5x
2019E EV/Core EBITDA—Capex	11.1x	11.2x
2019E Levered Free Cash Flow Yield	11.4%	9.1%

Although neither of the selected companies is directly comparable to Sprint or T-Mobile, Goldman Sachs selected these companies because they are publicly traded companies that operate in the U.S. wireless communications industry with certain operations that for purposes of analysis may be considered similar to certain operations of Sprint and T-Mobile.

Using the information in the table above and the 2018E enterprise value to core EBITDA multiples it calculated for Sprint and T-Mobile based on their respective undisturbed share prices as described above under “—Implied Premia and Multiples Analysis,” and its professional judgment and experience, Goldman Sachs applied a reference range of 2018E enterprise value to core EBITDA multiples of 7.1x (reflecting the 2018E enterprise value to core EBITDA multiple calculated for AT&T) to 7.8x (reflecting the 2018E enterprise value to core EBITDA multiple calculated for T-Mobile based on the T-Mobile undisturbed share price) to the estimate of Sprint’s 2018 core EBITDA reflected in the T-Mobile forecasts to derive a range of implied enterprise values for Sprint. Goldman Sachs subtracted from the range of implied enterprise values Sprint’s net debt as of March 31, 2018 as provided by Sprint management and added the illustrative net present value of approximately $4.2 billion calculated by Goldman Sachs as of March 31, 2018 (derived using a discount rate of 9.0% at the direction of T-Mobile management) of Sprint’s net operating losses and tax asset utilization, as provided by T-Mobile management and reflected in the T-Mobile forecasts, to derive a range of illustrative equity values for Sprint. Goldman Sachs divided the result by the total number of fully diluted shares of Sprint common stock outstanding as of April 25, 2018, calculated using information provided by Sprint management, to derive a range of implied values per share of Sprint common stock of $5.92 to $7.10.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the selected acquisition transactions listed below announced since February 2004 involving target companies in the U.S. wireless communications industry.

Based on information in public filings, press releases and financial media reports relating to the applicable transaction, for each of the selected transactions, Goldman Sachs calculated and compared the implied enterprise value of the applicable target company based on the consideration paid in the transaction as a multiple of:

•

the target company’s core EBITDA (excluding synergies) over the last four quarter period ended prior to the announcement of the applicable transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as “trailing core EBITDA”);

•

the target company’s core EBITDA (excluding synergies) over the next completed four quarter period after the announcement of the applicable transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as “forward core EBITDA”);

•

the target company’s core EBITDA (including run-rate synergies) over the last four quarter period ended prior to the announcement of the applicable transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as “trailing synergized core EBITDA”); and

•

the target company’s core EBITDA (including run-rate synergies) over the next completed four quarter period after the announcement of the applicable transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as “forward synergized core EBITDA”).

The results of these calculations for each transaction are set forth below:

Date	Acquirer	Target	EV/Trailing Core EBITDA	EV/Forward Core EBITDA	EV/ Trailing Synergized EBITDA	EV/ Forward Synergized EBITDA
9/2013	Verizon Communications Inc.	Cellco Partnership, Inc. (d/b/a Verizon Wireless Inc.)	8.9x	8.4x	NM	NM
7/2013	AT&T Inc.	Leap Wireless International, Inc.	8.7x	8.7x	NM	NM
6/2013	SoftBank Corp.	Sprint Corporation	8.9x	6.9x	5.7x	4.8x
6/2013	SoftBank Corp.	Sprint Corporation	8.0x	6.7x	4.9x	4.4x
10/2012	T-Mobile US, Inc.	MetroPCS Communications, Inc.	6.3x	6.1x	3.7x	3.7x
3/2011	AT&T Inc.	T-Mobile US, Inc.	7.1x	7.0x	5.0x	5.0x
11/2008	AT&T Inc.	Centennial Communications Corp.	7.0x	6.9x	NM	NM
6/2008	Cellco Partnership, Inc. (d/b/a Verizon Wireless Inc.)	Alltel Corporation	8.7x	8.3x	6.4x	6.2x
9/2007	T-Mobile US, Inc.	SunCom Wireless Holdings, Inc.	14.2x	11.9x	NM	NM
7/2007	Cellco Partnership, Inc. (d/b/a Verizon Wireless Inc.)	Rural Cellular Corporation	11.4x	10.1x	NM	NM
6/2007	AT&T Inc.	Dobson Communications Corporation	10.4x	9.8x	NM	NM
5/2007	TPG Partners V, L.P., Goldman Sachs Capital Partners VI, L.P.	Alltel Corporation	9.9x	9.1x	NM	NM
1/2005	Alltel Corporation	Western Wireless Corporation	9.4x	8.6x	8.3x	7.7x
12/2004	Sprint Corporation	Nextel Communications, Inc.	8.5x	7.5x	NM	NM
2/2004	Cingular Wireless LLC	AT&T Wireless Services, Inc.	9.9x	9.9x	7.0x	7.0x
Maximum			14.2x	11.9x	8.3x	7.7x
Median			8.9x	8.4x	5.7x	5.0x
Average			9.2x	8.4x	5.9x	5.5x
Minimum			6.3x	6.1x	3.7x	3.7x

While none of the selected transactions or companies that participated in the selected transactions are directly comparable to the merger transactions or Sprint, the selected transactions are all of the transactions since February 2004 that, in Goldman Sachs’ professional judgment, involved target companies with operations that, for the purposes of analysis, may be considered similar to certain of Sprint’s results, market size and services profile.

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of enterprise value to forward core

EBITDA multiples of 6.1x (reflecting the minimum enterprise value to forward core EBITDA multiple referenced above) to 8.4x (reflecting the median enterprise value to forward core EBITDA multiple referenced above) to the estimate of Sprint’s 2018 core EBITDA reflected in the T-Mobile forecasts, to derive a range of implied enterprise values for Sprint. Goldman Sachs subtracted from the range of implied enterprise values Sprint’s net debt as of March 31, 2018 as provided by Sprint management and added the illustrative net present value of approximately $4.2 billion calculated by Goldman Sachs as of March 31, 2018 (derived using a discount rate of 9.0% at the direction of T-Mobile management) of Sprint’s net operating losses and tax asset utilization, as provided by T-Mobile management, to derive a range of illustrative equity values for Sprint. Goldman Sachs divided the results by the total number of fully diluted shares of Sprint common stock outstanding as of April 25, 2018, calculated using information provided by Sprint management, to derive a range of implied values per share of Sprint common stock of $4.17 to $8.26.

Premia Paid Analysis

Based on publicly available information, Goldman Sachs analyzed the premia paid in pending or completed U.S. transactions since 2000 in which the target company had an equity value based on the transaction consideration that was greater than $10 billion, including pending transactions but excluding acquisitions of financial institutions and real estate investment trusts, related party transactions and mergers of equals (defined as transactions announced as mergers of equals or where stockholders of the target company would own 40% or greater of the pro forma entity). Goldman Sachs performed such analysis for all such transactions and separately for such transactions that were all-stock transactions. With respect to each of these transactions, Goldman Sachs reviewed the implied median premium of the price paid in the transaction to the closing stock price of the target company on the following days:

•

one day prior to the day on which the pendency of the transaction became publicly known due to a leak or an announcement of the transaction (which we refer to in this section entitled “—Opinion of Goldman Sachs” as the “disturbed date”);

•	five trading days prior to the disturbed date;

•	30 trading days prior to the disturbed date; and

•	90 trading days prior to the disturbed date.

With respect to the merger transactions, Goldman calculated implied premia based on an implied price per Sprint share of $6.13, calculated by multiplying the exchange ratio by $59.74, the closing price for the shares of T-Mobile common stock on April 9, 2018, the last completed trading day before The Wall Street Journal reported on April 10, 2018 that T-Mobile and Sprint had recommenced negotiations regarding a possible business combination transaction, compared to the closing share price for the Sprint common stock on each of one, five, 30 and 90 trading days prior to April 9, 2018. The following table presents the results of this review:

		Greater than $10 billion Equity Value Deals
Trading Days Before Disturbed Date	Implied Sprint Premium at $6.13 (Exchange Ratio Multiplied by T-Mobile Undisturbed Share Price)	All Transactions	All Stock Transactions
One day	19.2%	29.6%	22.0%
Five days	23.5%	30.3%	25.3%
30 days	14.5%	34.1%	24.3%
90 days	0.9%	37.6%	28.0%

Although none of the selected transactions is directly comparable to the merger transactions, the target companies in the selected transactions were companies with operations, geography and size, and other factors that, for the purposes of analysis, may be considered similar to Sprint, and as such, for purposes of analysis, the selected transactions may be considered similar to the merger transactions.

Based on its review of the implied premia for the selected transactions and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 22.0% to 29.6%, representing the median premium to the price one trading day prior to the disturbed date of the all-stock selected transactions and the median premium to the price one trading day prior to the disturbed date of all the selected transactions, respectively, to the Sprint undisturbed share price, to derive a range of implied values per share of Sprint common stock of $6.27 to $6.66.

Illustrative Transaction Impact to T-Mobile

Illustrative Discounted Cash Flow Analysis.

Using the forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on T-Mobile on a standalone basis and on the combined company to derive a range of illustrative present values per share of T-Mobile common stock on a standalone basis and per share of T-Mobile common stock giving effect to the completion of the merger transactions.

T-Mobile. Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of T-Mobile’s weighted average cost of capital on a standalone basis, Goldman Sachs derived a range of implied enterprise values for T-Mobile on a standalone basis by discounting to present value, as of March 31, 2018, (1) estimates of the unlevered free cash flow to be generated by T-Mobile on a standalone basis for the period from March 31, 2018 to December 31, 2026 derived from the T-Mobile forecasts and (2) a range of illustrative terminal values for T-Mobile on a standalone basis as of December 31, 2026, calculated by applying illustrative perpetuity growth rates ranging from 1.5% to 2.5% to the estimate of the terminal year unlevered free cash flow of T-Mobile on a standalone basis, derived from the T-Mobile forecasts (which analysis implied multiples of the implied terminal values derived for T-Mobile on a standalone basis to core EBITDA of T-Mobile on a standalone basis for the four quarter period ended December 31, 2026 ranging from 6.3x to 8.8x and multiples of the implied enterprise values derived for T-Mobile on a standalone basis to core EBITDA of T-Mobile on a standalone basis for the four quarter period ended December 31, 2018 ranging from 7.5x to 9.9x). Goldman Sachs derived the range of discount rates by application of the CAPM. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the T-Mobile forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for T-Mobile on a standalone basis by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values T-Mobile’s net debt as of March 31, 2018 as provided by T-Mobile management, and added the illustrative net present value of approximately $1.6 billion calculated by Goldman Sachs as of March 31, 2018 (derived using a discount rate of 8.0% at the direction of T-Mobile management) of net operating losses and tax asset utilization of T-Mobile on a standalone basis as provided by T-Mobile management, to derive a range of illustrative equity values for T-Mobile on a standalone basis. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of T-Mobile common stock outstanding as of April 25, 2018, calculated using information provided by T-Mobile management, to derive a range of implied present values per share of T-Mobile common stock on a standalone basis of $55.79 to $85.24.

Combined Company. Using discount rates ranging from 7.5% to 8.5%, reflecting estimates of the combined company’s weighted average cost of capital, Goldman Sachs derived a range of implied enterprise values for the combined company by discounting to present value, as of March 31, 2018, (1) estimates of the unlevered free cash flow to be generated by the combined company for the period from March 31, 2018 to December 31, 2026 derived from the T-Mobile forecasts and (2) a range of illustrative terminal values for the combined company as of December 31, 2026, calculated by applying illustrative perpetuity growth rates ranging from 1.5% to 2.5% to the estimate of the terminal year unlevered free cash flow of the combined company, derived from the T-Mobile forecasts (which analysis implied multiples of the implied terminal values derived for the combined company to core EBITDA of the combined company for the four quarter period ended December 31, 2026 ranging from 7.6x to 10.7x and multiples of the implied enterprise values derived for the combined company to core EBITDA of the combined company for the four quarter period ended December 31, 2018 ranging from 7.6x to 10.5x). Goldman Sachs derived the range of discount rates by application of the CAPM. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the T-Mobile forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for the combined company by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values the combined company’s net debt as of March 31, 2018 reflected in the T-Mobile forecasts, and added the illustrative net present value of approximately $7.1 billion calculated by Goldman Sachs as of March 31, 2018 (derived using a discount rate of 8.0% at the direction of T-Mobile management) of net operating losses and tax asset utilization of the combined company as provided by T-Mobile management, to derive a range of illustrative equity values for the combined company. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of T-Mobile common stock expected to be outstanding as of April 25, 2018 (after giving effect to the completion of the merger transactions), based on the exchange ratio, calculated using information provided by T-Mobile management, to derive a range of implied present values per share of T-Mobile common stock (after giving effect to the completion of the merger transactions) of $96.87 to $150.95.

Illustrative Equity Value Analysis.

Goldman Sachs also performed an illustrative equity value analysis of the combined company based on undisturbed equity values and illustrative net present value of the estimated synergies. Based on the T-Mobile forecasts, Goldman Sachs derived a range of illustrative equity values for the combined company by adding (1) the implied equity value of T-Mobile on a standalone basis at the T-Mobile undisturbed share price calculated as described above under “—Implied Premia and Multiples Analysis,” (2) the implied equity value of Sprint at the Sprint undisturbed share price calculated as described above under “—Implied Premia and Multiples Analysis,” and (3) a range of net present values of $41.5 billion to $60.8 billion, as of December 31, 2018, of the estimated synergies estimated to be generated through December 31, 2026 as reflected in the estimated synergies (net of any costs to achieve the estimated synergies), calculated using a discount rate of 8% at the direction of T-Mobile management and sensitized for 0.0% perpetuity growth rate and $2.1 billion of potential transaction implementation costs to 2.5% perpetuity growth rate and $0 of potential transaction implementation costs. The range of potential transaction implementation costs was chosen at the direction of T-Mobile management. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the T-Mobile forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of T-Mobile common stock expected to be outstanding as of April 25, 2018 (after giving effect to the completion of the merger transactions), based on the exchange ratio, calculated using information provided by T-Mobile management, to derive a range of implied present values per share of T-Mobile common stock (after giving effect to the completion of the merger transactions) of $88.58 to $103.46.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to T-Mobile or Sprint or the merger transactions.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the T-Mobile board of directors as to the fairness from a financial point of view to T-Mobile, as of the date of the opinion, of the exchange ratio pursuant to the business combination agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of T-Mobile, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arm’s-length negotiations between T-Mobile and Sprint and was approved by the T-Mobile board of directors. Goldman Sachs provided advice to T-Mobile during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to T-Mobile or that any specific exchange ratio constituted the only appropriate consideration for the merger transactions.

As described above, Goldman Sachs’ opinion to the T-Mobile board of directors was one of many factors taken into consideration by the T-Mobile board of directors in making its determination to approve the business combination agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the T-Mobile board of directors and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex I to this joint consent solicitation statement/prospectus.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of T-Mobile, Sprint, Deutsche Telekom, SoftBank and any of their respective affiliates and, as applicable, portfolio companies, and third parties, or any currency or commodity that may be involved in the merger transactions. Goldman Sachs has acted as financial advisor to T-Mobile and Deutsche Telekom in connection with, and has participated in certain of the negotiations leading to, the merger transactions. Goldman Sachs expects to receive fees from T-Mobile and Deutsche Telekom for its services in connection with the merger transactions, all of which are contingent upon completion of the merger, and T-Mobile and Deutsche Telekom have agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of its engagement. At the request of the T-Mobile board of directors, affiliates of Goldman Sachs have entered into financing commitments and agreements to provide T-Mobile with senior secured credit facilities, a senior secured bridge loan facility, and a senior unsecured bridge loan facility in connection with the completion of the merger, in each case subject to the terms of such commitments and agreements. The actual amount of aggregate fees received and to be received by Goldman Sachs and its affiliates in connection with this debt financing will depend upon, among other things, the timing of reductions of the bridge loan commitments, T-Mobile’s credit rating and the issuance costs for such debt financing. T-Mobile estimates that Goldman Sachs and its affiliates will in the aggregate receive approximately $33.9 million in fees in connection with the bridge loan facilities and permanent debt financing. This estimate is based on various assumptions, including that T-Mobile will incur permanent debt financing. Goldman Sachs has provided from time to time, and is currently providing, certain financial advisory and/or underwriting services to Deutsche Telekom and/or its affiliates for which its Investment Banking Division has received, and may receive, compensation, including having acted as dealer manager on Deutsche Telekom’s commercial paper program since June 2011; as joint bookrunner in connection with Deutsche Telekom’s 1.770% guaranteed notes due 2019 (aggregate principal amount $250,000,000), 2.485% guaranteed notes due 2023 (aggregate principal amount $750,000,000), 1.95% guaranteed notes due 2021 (aggregate principal amount $1,000,000,000) and 1.500% guaranteed notes due 2019 (aggregate principal amount $750,000,000) in September 2016; as bookrunner in connection with Deutsche Telekom’s 2.950% medium term notes due 2027 (aggregate principal amount HK$1,300,000,000) in April 2017; and as joint bookrunner in connection with Deutsche Telekom’s 2.250% guaranteed medium term notes due 2029 (aggregate principal amount GBP

250,000,000) in April 2017. During the two-year period ended April 29, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Deutsche Telekom and/or its affiliates (other than T-Mobile and its other affiliates) of approximately $1.6 million. Goldman Sachs has also provided from time to time, and is currently providing, certain financial advisory and/or underwriting services to Sprint and/or its affiliates for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with Sprint’s $3,500,000,000 asset securitization in October 2016; and as joint bookrunner in connection with Sprint’s $3,937,500,000 asset securitization in March 2018. During the two-year period ended April 29, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Sprint and/or its affiliates (other than SoftBank and its other affiliates) of approximately $59.7 million. Goldman Sachs also has provided from time to time, and is currently providing, certain financial advisory and/or underwriting services to SoftBank and/or its affiliates and portfolio companies for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with Alibaba Group Holdings Limited’s, a portfolio company of SoftBank, unsecured term loan (aggregate principal amount $4,000,000,000) in May 2016; as joint bookrunner in connection with Alibaba Group Holdings Limited’s $5,500,000,000 mandatory exchangeable trust offering of common stock in June 2016; financial advisor to SoftBank in connection with the formation of the approximately $100,000,000,000 SoftBank Vision Fund in May 2017; and as co-manager in connection with SoftBank’s 6.000% perpetual notes (aggregate principal amount $2,750,000,000) and 6.875% perpetual notes (aggregate principal amount $1,750,000,000) in July 2017. During the two-year period ended April 29, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to SoftBank and/or its affiliates (other than Sprint and its other affiliates) of approximately $98.3 million. During the two-year period ended April 29, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by T-Mobile or its affiliates (other than Deutsche Telekom and its other affiliates) to provide financial advisory and/or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to T-Mobile, Deutsche Telekom, Sprint, SoftBank and their respective affiliates and, as applicable, portfolio companies for which its Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with SoftBank and its affiliates from time to time and may have invested in limited partnership units of affiliates of SoftBank from time to time and may do so in the future. In addition, a director on the board of directors of SoftBank was, as of the date of the opinion of Goldman Sachs, and is currently, affiliated with The Goldman Sachs Group, Inc. as a senior director.

T-Mobile and Deutsche Telekom selected Goldman Sachs as their joint financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger transactions. Pursuant to an engagement letter between T-Mobile and Deutsche Telekom and Goldman Sachs, T-Mobile and Deutsche Telekom have agreed to pay Goldman Sachs for its services in connection with the merger transactions a transaction fee of $22.5 million. In addition, at the sole discretion of T-Mobile and Deutsche Telekom, a discretionary fee of up to $10 million may be payable to Goldman Sachs upon the closing of the merger (such discretionary fee to be split between Goldman Sachs and other financial advisors of Deutsche Telekom solely engaged and paid by Deutsche Telekom). In addition, T-Mobile and Deutsche Telekom agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws. In addition, T-Mobile and Deutsche Telekom agreed that T-Mobile will be responsible for only 25% of the foregoing obligations and Deutsche Telekom shall be responsible for only 75% of the foregoing obligations.

Opinion of Evercore to the T-Mobile Independent Committee

In connection with the merger transactions, the T-Mobile independent committee retained Evercore to act as financial advisor to the T-Mobile independent committee in connection with evaluating the merger transactions. At a meeting of the T-Mobile independent committee, Evercore rendered its oral opinion, subsequently confirmed in writing, that, as of April 29, 2018 and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio to be paid by T-Mobile pursuant to the business combination agreement is fair, from a financial point of view, to the holders of shares of T-Mobile common stock (including such holders of shares of T-Mobile common stock other than Deutsche Telekom and its affiliates).

The full text of the written opinion of Evercore, dated as of April 29, 2018, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex J to this joint consent solicitation statement/prospectus and is incorporated by reference herein. The summary of the Evercore opinion contained in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of Evercore’s written opinion. Evercore’s advisory services and opinion were provided for the use and benefit of the T-Mobile independent committee in connection with its consideration of the merger transactions and the opinion does not constitute a recommendation as to how any holder of T-Mobile common stock or Sprint common stock should vote with respect to the merger transactions or any other matter.

In connection with rendering its opinion, Evercore has, among other things:

•	reviewed certain publicly available business and financial information relating to Sprint and T-Mobile that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to each of Sprint and T-Mobile prepared and furnished to Evercore by the management of Sprint and T-Mobile, respectively;

•	reviewed certain non-public projected financial and operating data relating to Sprint prepared and furnished to Evercore by the management of Sprint;

•	reviewed certain non-public projected financial and operating data relating to Sprint prepared and furnished to Evercore by the management of T-Mobile;

•	reviewed certain non-public projected financial and operating data relating to T-Mobile prepared and furnished to Evercore by the management of T-Mobile;

•	reviewed the amount and timing of the estimated synergies;

•	reviewed the amount, timing and use of certain tax attributes of Sprint, T-Mobile and the combined company, as estimated by the management of T-Mobile;

•

discussed the past and current operations, financial projections and current financial condition of each of Sprint and T-Mobile with the management of T-Mobile (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of each of the Sprint common stock and the T-Mobile common stock;

•

compared the financial performance of each of Sprint and T-Mobile and their respective stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of Sprint and T-Mobile and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•

reviewed the potential pro forma financial impact of the merger on the future financial performance of the combined company based on the projected financial data relating to each of Sprint and T-Mobile referred to above, including the estimated synergies and other strategic benefits and the amount and timing of realization thereof, anticipated by the management of T-Mobile to be realized from the merger;

•	reviewed a draft of the business combination agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to Sprint and T-Mobile referred to above (including the estimated synergies), Evercore assumed that they were reasonably prepared on bases reflecting the best then currently available estimates and good faith judgment of the management of T-Mobile as to (1) the future financial performance of the companies under the assumptions reflected therein and (2) the estimated synergies, including the amount and timing of the realization of such estimated synergies. Evercore expressed no view as to any projected financial data relating to the Sprint or T-Mobile, the estimated synergies or the assumptions on which they are based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the business combination agreement in the draft form reviewed by Evercore were true and correct, that each of the merger transactions would qualify as a tax-free reorganization for United States federal income tax purposes, that each party would perform all of the covenants and agreements required to be performed by it under the business combination agreement in all material respects and that all conditions to the completion of the merger transactions would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the completion of the merger transactions would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on T-Mobile or Sprint or the completion of the merger transactions or materially reduce the benefits of the merger transactions to the holders of shares of Sprint common stock or T-Mobile common stock. Evercore also assumed that the executed business combination agreement would not differ in any material respect from the draft business combination agreement dated April 25, 2018 reviewed by Evercore.

Evercore did not make nor assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of Sprint or T-Mobile, nor was Evercore furnished with any such inspection, valuation or appraisal, nor did Evercore evaluate the solvency or fair value of Sprint or T-Mobile under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the exchange ratio to holders of shares of T-Mobile common stock (including such holders of shares of T-Mobile common stock other than Deutsche Telekom and its affiliates). Evercore did not express any view on, and its opinion did not address, the fairness of the merger transactions to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of T-Mobile or Sprint, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of T-Mobile or Sprint, or any class of such persons, whether relative to the exchange ratio or otherwise.

Evercore assumed that any modification to the structure of the merger transactions would not vary its analysis in any material respect. Evercore’s opinion did not address the relative merits of the merger transactions as compared to other business or financial strategies that might be available to T-Mobile, nor did it address the underlying business decision of T-Mobile to engage in the merger transactions. Evercore expressed no opinion as to the price at which shares of Sprint common stock or T-Mobile common stock would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by T-Mobile and its advisors with respect to legal, regulatory, accounting and tax matters.

Summary of Material Financial Analyses

Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the T-Mobile independent committee in connection with rendering Evercore’s opinion to the T-Mobile independent committee. Each analysis was provided to the T-Mobile independent committee. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on April 26, 2018, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Selected Precedent Transaction Analysis

Evercore performed an analysis of selected precedent transactions to compare multiples paid in other transactions to the multiple implied in the merger. Evercore analyzed seven merger and acquisition transactions that were announced since 2008 involving targets that were wireless carrier companies with a total enterprise value (which we refer to in this section entitled “—Opinion of Evercore to the T-Mobile Independent Committee” as “TEV”) greater than $1 billion.

While none of the companies that participated in the selected precedent transactions is directly comparable to Sprint and none of the transactions in the selected precedent transactions analysis is directly comparable to the merger transactions, Evercore selected these transactions because each of the target companies was a wireless carrier company and had operating characteristics, products and services that, for purposes of analysis, may be considered similar to certain of Sprint’s operating characteristics, products and services.

For each of the selected transactions, Evercore reviewed transaction values and calculated the TEV implied for each target company based on the consideration paid in the selected transaction, as a multiple of the target company’s earnings before interest, taxes, depreciation and amortization for the first unfinished calendar year with greater than six months remaining following the date of announcement of such transaction (which we refer to in this section entitled “—Opinion of Evercore to the T-Mobile Independent Committee” as “forward EBITDA”).

Evercore’s analysis indicated average and median TEV to forward EBITDA multiples of 7.3x and 7.0x, respectively. The selected precedent transactions and the TEV to forward EBITDA multiple related thereto are set forth in the table below:

Date Announced	Acquirer	Target	TEV/Forward EBITDA
09/03/13	Verizon Communications Inc.	Verizon Wireless	8.4x
07/12/13	AT&T Inc.	Leap Wireless International, Inc.	8.7x(1)
06/10/13	SoftBank Corp.	Sprint Nextel Corporation	6.9x(2)
10/03/12	T-Mobile USA, Inc.	MetroPCS Communications, Inc.	5.0x
03/20/11	AT&T Inc.	T-Mobile USA, Inc.	7.0x(3)
11/07/08	AT&T Inc.	Centennial Communications Corp.	6.9x(4)
06/05/08	Verizon Communications Inc.	Alltel Corporation	8.3x

(1)	Assumes contingent value right related to 700MHz spectrum performance is valued at $204 million.
(2)	Pro forma for acquisition of Clearwire Corporation.
(3)	Withdrawn transaction.
(4)	Forward financial estimate per Wall Street consensus.

Evercore then applied a reference range of forward EBITDA multiples of 7.0x to 9.0x, derived by Evercore based on its review of the selected precedent transactions and its experience and professional judgment, to the estimated core EBITDA of Sprint for the year ending December 31, 2018, to derive a range of implied enterprise values for Sprint. Core EBITDA for T-Mobile and Sprint were provided by the management of T-Mobile. A range of implied equity values was then calculated by reducing the range of implied enterprise values by the amount of net debt (calculated as debt less cash and cash equivalents, which, with respect to Sprint and T-Mobile, we refer to in this section entitled “—Opinion of Evercore to the T-Mobile Independent Committee” as “net debt”) as of March 31, 2018. This analysis indicated an implied per share equity value range for Sprint common stock of $4.93 to $8.50.

Implied Exchange Ratio

Evercore used the resulting per share equity value reference range to calculate the implied exchange ratio by dividing the lowest per share equity value for Sprint common stock by T-Mobile’s share price of $64.10 per share as of April 26, 2018 for the low end of the exchange ratio range, and dividing the highest per share equity value for Sprint common stock by T-Mobile’s share price of $64.10 per share as of April 26, 2018 for the high end of the exchange ratio range. This analysis indicated an implied exchange ratio reference range of 0.07687x to 0.13258x of a share of T-Mobile common stock for each share of Sprint common stock. Evercore compared this resulting implied exchange ratio to the exchange ratio pursuant to the business combination agreement.

Selected Peer Trading Analysis

In performing a selected peer trading analysis of Sprint and T-Mobile, Evercore reviewed and compared certain financial, operating and market information relating to Sprint and T-Mobile to corresponding information of the selected publicly traded companies listed in the tables below, which Evercore deemed most relevant to consider in relation to Sprint and T-Mobile, respectively, based on its professional judgment and experience, because they are public companies with operations that, for purposes of this analysis, Evercore considered similar to the operations of Sprint and T-Mobile, respectively.

Evercore reviewed, among other things, TEV of the selected companies as a multiple of estimated EBITDA, as well as equity value of the selected companies as a multiple of free cash flow for calendar year 2018. Core EBITDA of Sprint and T-Mobile was calculated on a pre-stock based compensation expense basis. TEVs were calculated for the purpose of this analysis as equity value (based on the per share closing price of each selected company on April 26, 2018, multiplied by the fully diluted number of such company’s outstanding equity securities on such date), plus debt, less cash and cash equivalents (in the case of debt, cash and cash equivalents, as provided by the management of T-Mobile). In calculating the enterprise values of Sprint and T-Mobile, net debt included in such calculations was as of March 31, 2018. Free cash flow was calculated as EBITDA less capital expenditures, interest, cash taxes, changes in net working capital and other operating and investing cash flow items. The financial data of the selected peer companies used by Evercore for this analysis were based on publicly available research analysts’ estimates. The financial data of Sprint and T-Mobile were based on the projections provided by the management of T-Mobile.

The EBITDA multiples and free cash flow multiples for the selected peer companies are set forth in the table below:

Selected Public Company	TEV/2018E EBITDA	Equity Value/ 2018E Free Cash Flow
AT&T Inc.(1)	7.0x	8.9x
Verizon Communications Inc.(2)	7.2x	12.7x
T-Mobile USA, Inc.—Unaffected (4/9/18)(3)	7.5x	14.8x
Sprint Nextel Corporation—Unaffected (4/9/18)(3)	7.5x	NM
United States Cellular Corporation	5.5x	12.5x

(1)	Pro forma for merger with Time Warner Inc.
(2)	Pro forma for acquisition of Straight Path Communications Inc.
(3)	Estimated balance sheets as of 3/31/18 as provided by the management of T-Mobile.

Evercore applied a reference range of EBITDA multiples of 7.0x to 8.0x to the estimated core EBITDA of Sprint and T-Mobile, respectively, for the year ending December 31, 2018, to derive a range of implied enterprise values. The reference range was derived by Evercore based on its review of the respective peer companies selected and its experience and professional judgment. In the case of Sprint, estimated core EBITDA was based on the T-Mobile management Sprint forecasts. In the case of T-Mobile, estimated core EBITDA and free cash flow were based on the T-Mobile management T-Mobile forecasts. Using the 2018 EBITDA multiples, this analysis indicated an implied equity value per share reference range for Sprint common stock and T-Mobile common stock of approximately $4.93 to $6.71 and $53.07 to $65.83, respectively. Using the 2018 free cash flow multiple, this analysis indicated an implied equity value per share reference range for T-Mobile common stock of approximately $48.04 to $60.05.

Implied Exchange Ratio

Evercore used the resulting per share equity value reference ranges to calculate the implied exchange ratios by dividing the lowest respective per share equity value for Sprint common stock by the highest respective per share equity value for T-Mobile common stock for the low end of the exchange ratio range, and dividing the highest respective per share equity value for Sprint common stock by the lowest respective per share equity value for T-Mobile common stock for the high end of the exchange ratio range. This analysis indicated an implied exchange ratio reference range of 0.07485x to 0.12651x of a share of T-Mobile common stock for each share of Sprint common stock. Evercore compared this implied exchange ratio to the exchange ratio pursuant to the business combination agreement.

No company utilized in the peer company trading analysis is identical to Sprint or T-Mobile. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial, operating and market characteristics of Sprint and T-Mobile and other factors that could affect the public trading value of the companies to which they are being compared. In evaluating the peer companies selected, Evercore made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Sprint and T-Mobile, such as the impact of competition on Sprint or T-Mobile and the industry generally, industry growth and the absence of any adverse material change in the financial conditions and prospects of Sprint, T-Mobile, the industry or the financial markets in general. Mathematical analysis, such as determining the mean, median or average, is not in itself a meaningful method of using peer company trading data.

Discounted Cash Flow Analyses

Sprint

Evercore performed a discounted cash flow analysis of Sprint to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that Sprint was projected to generate from March 31, 2018 through calendar year 2026, based on the T-Mobile management Sprint forecasts.

Evercore also calculated a terminal value for Sprint by applying a range of perpetuity growth rates, based on available information, and its professional judgment and experience given the nature of Sprint and its business and industry, of 0.0% to 1.0% to the unlevered, after-tax free cash flow in the terminal year. Evercore also calculated estimated future tax savings of approximately $4.8 billion from usage of net operating losses (based on projected assumptions provided by the management of T-Mobile). The cash flows, terminal value and tax savings for Sprint were then discounted to present value as of March 31, 2018 using a range of discount rates of 6.25% to 7.25%, based on an estimate of Sprint’s weighted average cost of capital, to derive an implied enterprise value for Sprint. An implied equity value for Sprint was then calculated by reducing the implied enterprise value by the amount of projected net debt as of March 31, 2018. Evercore performed this analysis for Sprint on a standalone basis. Evercore’s analysis indicated an implied per share equity value reference range for Sprint on a standalone basis of approximately $6.71 to $11.49.

T-Mobile

Evercore performed a discounted cash flow analysis of T-Mobile to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that T-Mobile was projected to generate from March 31, 2018 through calendar year 2026, based on the T-Mobile management T-Mobile forecasts.

Evercore also calculated a terminal value for T-Mobile by applying a range of perpetuity growth rates, based on available information, and its professional judgment and experience given the nature of T-Mobile and its business and industry, of 0.5% to 1.5% to the unlevered, after-tax free cash flow in the terminal year. Evercore also calculated estimated future tax savings of approximately $1.7 billion from usage of net operating losses (based on projected assumptions provided by the management of T-Mobile). The terminal value, cash flows and tax savings were then discounted to present value as of March 31, 2018 using a range of discount rates of 6.0% to 7.0%, based on an estimate of T-Mobile’s weighted average cost of capital, to derive an implied enterprise value for T-Mobile. An implied equity value for T-Mobile was then calculated by reducing the implied enterprise value by the amount of projected net debt as of March 31, 2018. Evercore performed this analysis for T-Mobile on a standalone basis. Evercore’s analysis indicated an implied per share equity value reference range for T-Mobile on a standalone basis of approximately $68.48 to $106.74.

Implied Exchange Ratio

Based on the implied per share equity value reference ranges, Evercore also calculated implied exchange ratios by dividing the lowest per share equity value for Sprint common stock by the midpoint of the implied per share reference range for T-Mobile common stock for the low end of the exchange ratio range, and dividing the highest per share equity value for Sprint common stock by the midpoint of the implied per share reference range for T-Mobile common stock for the high end of the exchange ratio range. This analysis indicated an implied exchange ratio reference range of 0.07973x to 0.13647x of a share of T-Mobile common stock for each share of Sprint common stock. Evercore compared each of these exchange ratios to the exchange ratio pursuant to the business combination agreement.

Net Present Value of Future Stock Price Analyses

Sprint

Evercore performed an illustrative analysis of the net present value of the future stock price of Sprint, which was designed to provide an indication of the present value of a theoretical future value of Sprint as a function of Sprint’s estimated future EBITDA and its assumed TEV to next 12 months (which we refer to in this section entitled “—Opinion of Evercore to the T-Mobile Independent Committee” as “NTM”) EBITDA multiple. Evercore used the projected Sprint forecasts through calendar year 2024 provided by T-Mobile management for this analysis. Evercore first multiplied the estimated 2024 core EBITDA by a range of TEV to NTM EBITDA multiples of 7.0x to 8.0x based on Evercore’s experience and professional judgment, to calculate the implied future enterprise value as of December 31, 2023. Evercore then calculated the implied future equity value for Sprint as of December 31, 2023 by reducing the implied future enterprise value by the amount of Sprint’s projected future net debt as of that date. Evercore then discounted the projected per share equity value as of December 31, 2023 to March 31, 2018 using a discount rate of 9.0%. The discount rate was based on Evercore’s analysis of the cost of equity for Sprint and Evercore’s professional judgment and experience. Future equity value per share as of December 31, 2023 discounted to March 31, 2018 resulted in an implied per share equity value reference range of approximately $6.18 to $7.64.

T-Mobile

Evercore performed an illustrative analysis of the net present value of the future stock price of T-Mobile, which was designed to provide an indication of the present value of a theoretical future value of T-Mobile as a function of T-Mobile’s estimated future EBITDA and its assumed TEV to NTM EBITDA multiple. Evercore used the projected T-Mobile forecasts through calendar year 2024 provided by T-Mobile management for this analysis. Evercore first multiplied the estimated 2024 core EBITDA by a range of TEV to NTM EBITDA multiples of 7.0x to 8.0x based on Evercore’s experience and professional judgment, to calculate the implied future enterprise value as of December 31, 2023. Evercore then calculated the implied future equity value for T-Mobile as of December 31, 2023 by reducing the implied future enterprise value by the amount of T-Mobile’s projected future net debt as of that date and assuming that T-Mobile would complete $1.5 billion in share repurchases in calendar year 2018. Evercore then discounted the projected per share equity value as of December 31, 2023 to March 31, 2018 using a discount rate of 8.5%. The discount rate was based on Evercore’s analysis of the cost of equity for T-Mobile and Evercore’s professional judgment and experience. Future equity value per share as of December 31, 2023 discounted to March 31, 2018 resulted in an implied per share equity value reference range of approximately $67.66 to $78.07.

Implied Exchange Ratio

Based on the implied per share equity value reference ranges, Evercore calculated an implied exchange ratio reference range by dividing the lowest respective per share equity value for Sprint common stock by the midpoint of the respective implied per share reference range for T-Mobile common stock for the low end of the exchange ratio range, and dividing the highest per share equity value for Sprint common stock by the midpoint of the respective implied per share reference range for T-Mobile common stock for the high end of the exchange ratio range. This analysis indicated, on a standalone basis, an implied exchange ratio reference range of 0.08480x to 0.10479x of a share of T-Mobile common stock for each share of Sprint common stock. Evercore compared these exchange ratios to the exchange ratio pursuant to the business combination agreement.

Illustrative DCF “Has-Gets” Analysis

Evercore also reviewed the implied per share equity value of T-Mobile on a standalone and pro forma (for the merger transactions) basis based on a discounted cash flow analysis. In performing this analysis, Evercore assumed a 6.50% discount rate based on T-Mobile’s estimated weighted average cost of capital and 1.0% perpetuity growth rate for T-Mobile and a 6.75% discount rate based on Sprint’s estimated weighted average cost of capital and 0.5% perpetuity growth rate for Sprint, which were based, in each case, on Evercore’s professional judgment and experience in the wireless carrier industry. The pro forma implied equity value per share was equal to the quotient obtained by dividing (1) 67.0% (T-Mobile stockholders’ pro forma ownership of the combined company based on the exchange ratio) multiplied by an amount equal to the sum of (a) T-Mobile’s standalone discounted cash flow implied equity value using the T-Mobile management T-Mobile forecasts, (b) Sprint’s standalone discounted cash flow implied equity value using the T-Mobile management Sprint forecasts, (c) the net present value of the estimated synergies of approximately $58.8 billion based on the estimated synergies (net of any costs to achieve the estimated synergies) and a 6.625% discount rate (the average of T-Mobile’s and Sprint’s assumed weighted average costs of capital) and 0.0% perpetuity growth rate, and (d) the net present value of the accelerated use of certain net operating losses and avoidance of Sprint restructuring charges as a result of the merger transactions of approximately $2.4 billion based on a 6.625% discount rate (the average of T-Mobile’s and Sprint’s assumed weighted average costs of capital) for the accelerated use of certain net operating losses and a 6.75% discount rate (Sprint’s assumed weighted average cost of capital) for the avoidance of Sprint restructuring charges, by (2) the fully diluted shares outstanding of T-Mobile common stock. Evercore’s discounted cash flow analysis resulted in an implied per share equity value for T-Mobile on a standalone basis of $84.19 per share of T-Mobile common stock. Evercore’s discounted cash flow analysis resulted in an implied per share equity value for T-Mobile on a pro forma (for the merger transactions) basis of $131.16 per share of T-Mobile common stock.

Other Factors

Evercore also reviewed and considered other factors, which were not considered part of its financial analysis in connection with rendering its advice, but were referenced for informational purposes, including, among other things, the 52-week trading range and the analysts’ price targets described below.

52-Week Trading Range

Evercore reviewed historical trading prices of T-Mobile common stock and Sprint common stock during the 52-week period ended April 26, 2018, noting that low and high closing prices during such period ranged from $55.36 to $68.32 for T-Mobile and $4.85 to $9.11 for Sprint. Evercore calculated a daily exchange ratio for the 52-week period ended April 26, 2018 by dividing the daily closing prices of T-Mobile common stock and Sprint common stock, and then selected an implied exchange ratio reference range using the lowest and highest daily exchange ratio observed during such period. This analysis indicated an implied exchange ratio reference range of 0.07933x to 0.13918x. Evercore compared these exchange ratios to the exchange ratio pursuant to the business combination agreement.

Analysts’ Price Targets

Evercore reviewed publicly available share price targets of research analysts’ estimates known to Evercore as of April 26, 2018, noting that the low and high share price targets ranged from $67.00 to $82.00 for T-Mobile common stock (excluding the highest and lowest price targets) and that the low and high share price targets ranged from $4.00 to $7.00 for Sprint common stock (excluding the highest and lowest price targets).

Precedent Premia

Evercore reviewed and analyzed premia paid in all-stock transactions above $5 billion over the past ten years. Based on its professional judgment and premia in the precedent transactions assessed, Evercore applied reference ranges of premia of 15.0% to 20.0% to the price of Sprint common stock as of market close on April 26, 2018. This analysis indicated a per share equity value reference range of approximately $6.90 to $7.20 for Sprint.

Evercore used the resulting per share equity value reference range to calculate the implied exchange ratio by dividing the lowest per share equity value for Sprint by the price of T-Mobile common stock as of market close on April 26, 2018 for the low end of the exchange ratio range, and dividing the highest per share equity value for Sprint by the price of T-Mobile common stock as of market close on April 26, 2018 for the high end of the exchange ratio range. This analysis indicated an implied exchange ratio reference range of 0.10764x to 0.11232x. Evercore compared this resulting implied exchange ratio to the exchange ratio pursuant to the business combination agreement.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger transactions, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the T-Mobile independent committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of Sprint common stock or T-Mobile common stock. No company used in the above analyses as a comparison is directly comparable to T-Mobile, no company used in the above analyses as a comparison is directly comparable to Sprint, and no precedent transaction used is directly comparable to the merger transactions. Furthermore, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, partnerships or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of T-Mobile, Sprint and their respective advisors.

Evercore prepared these analyses for the use and benefit of the T-Mobile independent committee and for the purpose of providing an opinion to the T-Mobile independent committee as to whether the exchange ratio was fair, from a financial point of view, to holders of shares T-Mobile common stock (including such holders of shares of T-Mobile common stock other than Deutsche Telekom and its affiliates). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an opinion committee of Evercore.

Except as described above, the T-Mobile independent committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The exchange ratio was determined through arm’s-length negotiations between the parties to the business combination agreement, and the T-Mobile independent committee recommended the business combination agreement to the T-Mobile board of directors for approval. Evercore provided advice to the T-Mobile independent committee during these negotiations. Evercore did not, however, recommend any specific consideration to the T-Mobile independent committee or the T-Mobile board of directors or recommend that any specific consideration constituted the only appropriate consideration in the merger transactions. Evercore’s opinion was only one of many factors considered by the T-Mobile independent committee in its evaluation of the merger transactions and its opinion should not be viewed as determinative of the views of the T-Mobile independent committee with respect to the merger transactions or the exchange ratio.

Under the terms of Evercore’s engagement letter with the T-Mobile independent committee, T-Mobile has agreed to pay Evercore a fee of $10 million, $3.5 million of which was payable upon delivery of Evercore’s opinion and $6.5 million of which is payable contingent upon completion of the merger transactions. Upon execution of its engagement letter with T-Mobile, Evercore also began receiving a monthly retainer fee of $100,000, for a period up to six months, for any month in which significant services are provided. In addition, T-Mobile has agreed to reimburse Evercore for its reasonable documented out-of-pocket expenses (including travel costs, fees to outside counsel and other expenses) incurred in connection with its engagement, subject to certain limitations, and to indemnify Evercore and any of its members, officers, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of its engagement, or to contribute to payments which any of such persons might be required to make with respect to such liabilities. In addition, at the sole discretion of the T-Mobile independent committee, a discretionary fee of up to $5 million may be payable to Evercore.

Prior to Evercore’s engagement in connection with the merger transactions, Evercore and its affiliates provided financial advisory services to T-Mobile and received fees for the rendering of such services, including the reimbursement of expenses. Other than the monthly retainer fee and expense reimbursement described in the preceding paragraph, during the two-year period prior to the delivery of its opinion, no material relationship existed between Evercore and its affiliates and T-Mobile or Sprint or their respective affiliates, including Deutsche Telekom and SoftBank pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to T-Mobile in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of T-Mobile, Sprint and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Sprint’s Reasons for the Merger and Recommendation of the Sprint Board of Directors

At a meeting held on April 29, 2017, the Sprint board of directors unanimously determined that the business combination agreement and the transactions contemplated thereby, including the merger transactions, are fair to, and in the best interests of, Sprint and its stockholders, and approved and declared advisable the business combination agreement and the transactions contemplated thereby, including the merger transactions. The Sprint board of directors recommends that the stockholders of Sprint approve the Sprint proposal by executing and returning the written consent furnished with this joint consent solicitation statement/prospectus.

In arriving at this determination and recommendation, the Sprint board of directors reviewed and discussed a significant amount of information and consulted with Sprint’s management, legal advisors and financial advisors. The following are some of the significant factors that supported its decision to approve the business combination agreement:

•

the Sprint board of directors’ and management’s knowledge of Sprint’s business, operations, financial condition, earnings, strategy and future prospects, and their knowledge of T-Mobile’s business, strategy and future prospects, and the assessment, based on such knowledge, that the merger transactions would be favorable to Sprint and its stockholders;

•	discussions with Sprint’s management and its financial advisors regarding T-Mobile’s business, assets, financial condition, business plan and prospects;

•	the all-stock nature of the merger transactions, which will allow Sprint stockholders to fully participate in the increased value of the combined company;

•	the fact that SoftBank is receiving the same per-share merger consideration as Sprint’s other stockholders;

•

their view that, in light of the complementary nature of the respective businesses of Sprint and T-Mobile, the business combination could result in potential aggregate annual run rate cost synergies of $6 billion or more, representing a net present value of $43 billion or more, net of expected costs to achieve such cost synergies, with the potential for additional possible synergies to be identified during integration, and the fact that Sprint stockholders will participate in the benefits from the expected synergies;

•

the implied value of the merger consideration of $6.13 per share of Sprint common stock based on the exchange ratio of 0.10256 per share and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on the last trading day prior to the publication of media reports that Sprint and T-Mobile had reengaged in discussions regarding a possible transaction on April 9, 2018, as compared to the unaffected closing trading price per share of Sprint common stock of $5.14;

•	the decline in the trading price of Sprint common stock since the parties announced that the merger discussions between T-Mobile and Sprint ended on November 4, 2017;

•

the absence of other strategic alternatives available to Sprint that would provide comparable or superior value to Sprint stockholders, based in part on Sprint’s discussions with Company A, Company B and Company C and the fact that there were no other serious inquiries regarding a potential strategic transaction with Sprint even after widespread media reports that Sprint was considering a strategic transaction;

•

the benefits that Sprint was able to obtain as a result of its negotiations with T-Mobile and Deutsche Telekom, including the fact that the exchange ratio is significantly more favorable than the exchange ratio initially proposed by representatives of T-Mobile and Deutsche Telekom during the initial 2018 negotiations of the business combination transaction, and the Sprint board of directors’ belief that the exchange ratio and the other terms of the business combination agreement and other transaction agreements, taken as a whole, were the best that T-Mobile and Deutsche Telekom would be willing to accept;

•	their belief that the prospects of the combined company are more favorable than the standalone prospects of Sprint;

•	their belief that the combined company would have the scale to challenge other major U.S. wireless carriers more effectively, as compared with Sprint on a standalone basis;

•	their belief that the combined company would benefit consumers by being able to offer superior products at lower prices;

•

their belief that the combined company would have expanded 5G coverage and reliability, as compared with Sprint on a standalone basis, and that the combined company would have the ability to rapidly create a nationwide 5G network in the critical first years of the 5G innovation cycle, faster than either Sprint or T-Mobile could do separately;

•	the improved store footprint and improved customer service potential of the combined company, as compared with Sprint on a standalone basis;

•

the opportunities for growth presented by the merger transactions, including with respect to traditional wireless and new markets, including commercial and consumer Internet of Things and fixed broadband;

•

their belief that, based on discussions with ratings agencies prior to the execution of the business combination agreement, that the combined company would be able to achieve investment grade credit ratings;

•

the benefits of the roaming agreement entered into concurrently with the business combination agreement, and the fact that the roaming agreement will provide benefits to Sprint, even if the merger transactions are abandoned;

•

that for United States federal income tax purposes the merger transactions are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of Sprint common stock will not recognize gain or loss;

•

the review by the Sprint board of directors with its financial and legal advisors of the structure of the proposed transactions and the financial and other terms of the business combination agreement, including the parties’ representations and warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the proposed merger transactions and the Sprint board of directors’ evaluation of the likely time period necessary to close the merger transactions;

•

the unanimous determination of the Sprint independent committee that the transactions contemplated by the business combination agreement, including the merger transactions, are advisable, fair to, and in the best interests of Sprint and the Sprint minority stockholders and the unanimous recommendation of the Sprint independent committee that (1) the Sprint board of directors approve and declare advisable the business combination agreement and the transactions contemplated thereby, including the merger transactions, (2) the Sprint board of directors submit the business combination agreement to Sprint’s stockholders for adoption; and (3) the Sprint board of directors recommend adoption of the business combination to Sprint’s stockholders, which determination and recommendation were based upon, among other factors, including each of the factors considered by the Sprint board of directors, the following factors considered by the Sprint independent committee:

•

that all Sprint stockholders, including SoftBank, its affiliates and the Sprint minority stockholders, will receive the same per-share merger consideration and the per-share merger consideration resulted from arm’s-length negotiations between the parties;

•

the procedural safeguards that the Sprint independent committee believed would ensure the fairness of the transactions contemplated by the business combination agreement, including the merger transactions, and permit the Sprint independent committee to effectively represent the interests of the Sprint minority stockholders, including that (1) the Sprint independent committee consists of five directors independent of, and not affiliated with, SoftBank or any of its affiliates, (2) the Sprint board of directors resolved that the Sprint board would not approve a business combination transaction with T-Mobile unless the Sprint independent committee recommended it, (3) the Sprint independent committee was empowered to reject a transaction with T-Mobile if the Sprint independent committee determined such transaction was not fair to or otherwise not in the best interests of Sprint and the Sprint minority stockholders, (4) the Sprint independent committee retained and was advised by its own legal and financial advisors and (5) the compensation of the members of the Sprint independent committee was in no way contingent on their approval of any transaction;

•

the Sprint independent committee was involved in frequent and extensive deliberations over a period of more than seven months, including over 15 meetings, and was provided with full access to Sprint management and advisors in connection with its evaluation;

•

the Sprint independent committee made its evaluation of the transactions contemplated by the business combination agreement, including the merger transactions, independent of SoftBank and its affiliates and with knowledge of the interests of SoftBank and its affiliates;

•

the Sprint independent committee’s review, with the advice of Centerview and Goodwin, of the agreements and transactions entered or to be entered into by SoftBank in connection with the transactions contemplated by the business combination agreement, including the amended and restated stockholders’ agreement, SoftBank support agreement and proxy agreement; and

•

the financial presentation and analysis of Centerview dated April 29, 2018 and the oral opinion of Centerview rendered to the Sprint independent committee on April 29, 2018, which was subsequently confirmed by delivery of a written opinion dated such date, that as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock (other than Sprint common stock held in treasury or held by Merger Company, the SoftBank parties, the Deutsche Telekom parties or any affiliate of Sprint or T-Mobile), as more fully described below under the section entitled “—Opinions of Sprint’s Financial Advisors—Opinion of Centerview to the Sprint Independent Committee”;

•

the oral opinion of Raine rendered to the Sprint board of directors on April 29, 2018, which was subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger, as more fully described in the section entitled “—Opinions of Sprint’s Financial Advisors”;

•

the oral opinion of J.P. Morgan rendered to the Sprint board of directors on April 29, 2018, which was subsequently confirmed by delivery of a written opinion dated such date, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, as more fully described in the section entitled “—Opinions of Sprint’s Financial Advisors”; and

•

the presentations and financial analyses of Raine and J.P. Morgan provided to the Sprint board of directors in connection with the rendering of their respective opinions, as more fully described in the section entitled “—Opinions of Sprint’s Financial Advisors”.

The Sprint board of directors also considered the following specific aspects of the business combination agreement:

•	the exchange ratio, including the fact that the exchange ratio was fixed and so will not change in the event of a change in the market price of Sprint common stock or T-Mobile common stock;

•

the nature of the closing conditions included in the business combination agreement, including the regulatory and credit rating-related conditions, as well as the exceptions to the events that would constitute a material adverse effect on Sprint for purposes of the business combination agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the merger transactions;

•	the agreement between Sprint and T-Mobile to use reasonable best efforts to consummate the merger transactions, including obtaining all required regulatory approvals;

•

the agreement between Sprint and T-Mobile to use reasonable best efforts to secure the credit ratings required as a condition to closing the merger transactions, and to obtain the financing necessary to consummate the transactions contemplated by the business combination agreement; and

•

the fact that T-Mobile is not permitted to terminate the business combination agreement notwithstanding receipt of a proposal for a more favorable transaction, even in the event that the T-Mobile board of directors changes or withdraws its recommendation that the T-Mobile stockholders provide their written consent with respect to the T-Mobile proposals, and the anticipation that subsequent to the execution of the business combination agreement, Deutsche Telekom would execute a support agreement requiring it to deliver its written consent with respect to its shares of T-Mobile common stock in favor of the T-Mobile proposals, which written consent would result in the required approval for the T-Mobile proposals.

•

the right of Sprint’s board of directors to change its recommendation in favor of adoption of the business combination agreement, if doing so would be required for the Sprint board of directors to carry out its fiduciary duty under applicable law;

•

the obligation of T-Mobile to pay a $600 million fee to Sprint in certain circumstances if T-Mobile terminates the business combination agreement because the combined company is not able to meet the credit ratings condition set forth in the business combination agreement;

•	the agreement that T-Mobile will bear 67% of financing related fees in connection with the merger transactions, as well as 67% of fees related to filings under the HSR Act and with the FCC;

•

the requirement that Sprint stockholder approval be obtained as a condition to consummation of the merger transactions, and the risks related to the anticipated execution of the SoftBank support agreement;

•	the requirement that Deutsche Telekom’s initial independent director designations must be made in consultation with the independent directors of Sprint; and

•

the minority stockholder protections contained in the combined company’s certificate of incorporation and bylaws and the amended and restated stockholders’ agreement, including the noncompetition provision in the amended and restated stockholders’ agreement, the fact that the “go-private” threshold will decrease from 85% under Sprint’s current certificate of incorporation to 80.1% for the combined company in the amended and restated stockholders’ agreement, and the fact that certain governance rights of SoftBank and Deutsche Telekom will be eliminated in connection with decreases in their ownership of the combined company.

The Sprint board of directors also considered potential risks and potential negative factors concerning the merger transactions in connection with its deliberations, including:

•	the restrictions on the conduct of Sprint’s business during the period between execution of the business combination agreement and the closing of the merger transactions;

•

the risk that regulatory agencies may not approve the merger transactions or may impose terms and conditions on their approvals that in retrospect adversely affect the business and financial results of the combined company following the merger transactions, and the fact that the business combination agreement does not include a reverse termination fee payable by T-Mobile in the event that regulatory agencies fail to approve the merger transactions (see “The Merger Transactions—Regulatory Approvals Required for the Merger Transactions”);

•	the prohibition on Sprint’s ability to solicit alternative transactions prior to closing or termination of the business combination agreement;

•

the fact that Sprint is not permitted to terminate the business combination agreement notwithstanding receipt of a proposal for a more favorable transaction, even in the event that the Sprint board of directors changes or withdraws its recommendation that the Sprint stockholders provide their written consent with respect to the Sprint proposals, and the anticipation that subsequent to the execution of the business combination agreement, SoftBank would execute a support agreement requiring it to deliver its written consent with respect to its shares of Sprint common stock in favor of the Sprint proposals, which written consent would result in the required approval for the Sprint proposals without the need for additional approval from any of the Sprint minority stockholders;

•	the transaction costs to be incurred in connection with the proposed transactions;

•

the interests of SoftBank with respect to the merger transactions that are in addition to, or that may be different from, the interests of the Sprint minority stockholders, including SoftBank’s director designation rights in the combined company, SoftBank’s consent rights with respect to certain actions of the combined company, SoftBank’s matching right for a sale of the combined company, SoftBank’s right to acquire stock of the combined company and SoftBank’s right of first refusal for sales of the combined company’s stock by Deutsche Telekom;

•	the interests of Sprint’s executive officers and directors with respect to the merger transactions that are in addition to, or that may be different from, their interests as Sprint stockholders;

•

the risk that while the merger transactions are expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger transactions will be satisfied, and as a result, it is possible that the merger transactions may not be completed even if approved by Sprint’s stockholders;

•

the risks and costs to Sprint if the merger transactions are not completed, including the diversion of management and employee attention, potential negative effects on Sprint’s relationships with suppliers, vendors and other business partners, impact on trading prices for Sprint shares and direct costs incurred;

•	the fact that there can be no assurances that the potential synergies considered by the Sprint board of directors will in fact be achieved by the combined company;

•

the potential challenges in integrating two business enterprises of the size and scope of Sprint and T-Mobile, including the possibility that the benefits of the merger transactions might not be achieved in the time frame contemplated or at all; and

•	the other risks described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Sprint board of directors concluded that the uncertainties, risks and potential negative factors relevant to the merger transactions were outweighed by the potential benefits that it expected Sprint stockholders would achieve as a result of the merger transactions.

In considering the recommendation of the Sprint board of directors, Sprint stockholders should be aware that directors and executive officers of Sprint have interests in the merger transactions that are different from, or in addition to, any interests they might have solely as stockholders. See “—Interests of the Sprint Directors and Executive Officers in the Merger Transactions.”

This discussion of the information and factors considered by the Sprint board of directors (including the Sprint independent committee) includes the principal positive and negative factors considered by the Sprint board of directors, but is not intended to be exhaustive and may not include all of the factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger transactions and the complexity of these matters, the Sprint board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. Rather, the Sprint board of directors viewed its position and recommendation as being based on the totality of the information presented to it and the factors it considered. In addition, individual members of the Sprint board of directors may have given differing weights to different factors. It should be noted that this explanation of the reasoning of Sprint’s board of directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinions of Sprint’s Financial Advisors

Opinion of Raine

At the meeting of the Sprint board of directors on April 29, 2018, Raine rendered its oral opinion to the Sprint board of directors to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers. Raine has confirmed its oral opinion by delivering its written opinion to the Sprint board of directors, dated April 29, 2018, to the effect that, as of such date, the exchange ratio pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger.

The full text of the written opinion of Raine, dated April 29, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex K to this joint consent solicitation statement/prospectus. Raine’s opinion is directed only to the fairness from a financial point of view, of the exchange ratio to the holders of the Sprint common stock as of immediately prior to the HoldCo mergers, taking into account the merger, and does not address any other terms or aspects of the merger transactions including, without limitation, the HoldCo mergers or the form or structure of the merger transactions or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, the HoldCo mergers or otherwise. The opinion does not address the underlying business decision of the Sprint board of directors or any other person to proceed with the merger or any other action. The opinion does not constitute a recommendation to the Sprint board of directors, Sprint or to any stockholder of Sprint or T-Mobile or to any other person as to how to vote or act with respect to the merger, the HoldCo mergers or any other matter. Holders of Sprint common stock are encouraged to read Raine’s opinion carefully in its entirety.

In arriving at its opinion, Raine:

•	reviewed the draft dated April 29, 2018 of the business combination agreement;

•

reviewed certain publicly available financial and other information relating to Sprint and T-Mobile, including publicly filed reports for each of Sprint and T-Mobile, publicly available research analyst reports regarding each of Sprint and T-Mobile, and reported price and trading activity for the Sprint common stock and the T-Mobile common stock;

•

reviewed certain additional financial and other information regarding the business, operations and future prospects of Sprint, which was furnished to Raine by Sprint, including the Sprint management Sprint forecasts and certain other financial projections prepared by the management of Sprint which we refer to as the adjusted Sprint management Sprint forecasts and which are summarized under “The Merger Transactions—Sprint Unaudited Prospective Financial Information”;

•

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of T-Mobile, which was furnished to Raine by T-Mobile, including the T-Mobile management T-Mobile forecasts prepared by the management of T-Mobile;

•

reviewed and discussed certain additional financial and other information regarding the estimated synergies that may result from the merger, as projected by T-Mobile’s management based in part on inputs from and discussions with Sprint management;

•

conducted discussions with management of Sprint regarding (1) the business, operations and future prospects of Sprint, including their views regarding the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, (2) the business, operations and future prospects of T-Mobile, including their views regarding the T-Mobile management T-Mobile forecasts, (3) the strategic rationale for, and the potential benefits of, the merger, and (4) the business, operations and future prospects of a combined entity, including management’s views regarding the estimated synergies;

•

reviewed and discussed certain financial information of a pro forma combined entity, including associated synergies that may result from the merger, pursuant to the combined company forecasts prepared by T-Mobile’s management based in part on inputs from and discussions with Sprint management;

•	reviewed and analyzed certain publicly available financial data relating to selected public companies that Raine deemed relevant to its analysis;

•	reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Raine deemed appropriate for purposes of its opinion.

In rendering its opinion, Raine relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to Raine from public sources, that was provided to Raine by Sprint or T-Mobile or any of their respective representatives, or that was otherwise reviewed by Raine, and was advised by management of Sprint that it was not aware of any information that might be material to Raine’s opinion that had not been made available to Raine. With respect to the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, Raine was advised by management of Sprint that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sprint as to the future operating and financial performance of Sprint. With respect to the T-Mobile management T-Mobile forecasts, Raine assumed, at the direction of Sprint’s management, that the T-Mobile management T-Mobile forecasts were reasonably prepared on a basis reflecting, at the time, the best currently available estimates and judgments of the management of T-Mobile as to the future operating and financial performance of T-Mobile. With respect to both the estimated synergies and the combined company forecasts, Raine was advised by Sprint’s management that they were reasonably prepared on a basis reflecting, at the time, the best currently available estimates and judgments of the management of Sprint and assumed, at the direction of Sprint’s management, that they were reasonably prepared on a basis reflecting, at the time, the best currently available estimates and judgments of the management of T-Mobile as to the future operating and financial performance of the potential combined entity. Raine further assumed, at the direction of Sprint’s management and with the consent of the Sprint board of directors, that the financial results in each of the Sprint management Sprint forecasts, adjusted Sprint management Sprint forecasts, T-Mobile management T-Mobile forecasts, estimated synergies and combined company forecasts and other financial and operating data utilized in the Raine analyses will be realized at the times and in the amounts projected. Raine assumed no responsibility for and expresses no view as to any such projections or forecasts, or as to the assumptions on which they are based.

Raine has not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of Sprint or T-Mobile, contingent or otherwise, and has not been provided with any such evaluation or appraisal, nor has Raine evaluated the solvency, viability or fair value of Sprint or T-Mobile or any other person or any assets, under any state or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, Raine did not undertake any independent analysis of any outstanding, pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Sprint or T-Mobile or any of their respective affiliates is a party or may be subject, and, at the direction of Sprint, the Raine opinion did not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

Raine assumed that the merger transactions will be consummated in a timely manner and in accordance with the terms of the business combination agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, and without any adjustment to the exchange ratio, that collectively would have an adverse effect on Sprint or T-Mobile, or the benefits contemplated by the merger transactions, in any way material to Raine’s analysis. Raine assumed that the representations and warranties of Sprint and T-Mobile as set forth in the business combination agreement are true and correct in all respects material to Raine’s analysis. Raine assumed that the merger transactions will be consummated in a manner that complies with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. Raine also assumed that the final executed business combination agreement would not differ in any material respect from the draft referred to above.

Raine’s opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Raine as of, the date of its opinion. It should be understood that, although subsequent circumstances, developments or events may affect its opinion, Raine does not have any obligation to update, revise or reaffirm its opinion.

Raine’s opinion did not address the relative merits of any portion of the merger as compared to any other business strategies or alternative transactions that may have been available to Sprint, nor did it address the underlying business decision of the Sprint board of directors or any other person to proceed with the merger or any other action. Raine did not express any view or opinion with respect to any aspect of the business combination agreement or the merger, other than the fairness to the holders of Sprint common stock immediately prior to the HoldCo mergers of the exchange ratio, taking into account the merger, to the extent expressly specified therein, including that Raine did not express any view or opinion with respect to the HoldCo mergers or any legal, tax, regulatory or accounting matters relating to the merger, as to which Raine understood Sprint obtained such advice as it deemed necessary from qualified professionals.

Raine’s opinion was limited to whether the exchange ratio, taking into account the merger, was fair to the holders of Sprint common stock immediately prior to the HoldCo mergers, solely in their capacity as stockholders, from a financial point of view, and did not address any other terms or aspects of the merger including, without limitation, the HoldCo mergers or the form or structure of the merger or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, the HoldCo mergers or otherwise. Raine did not express any opinion as to the prices at which shares of T-Mobile common stock will trade at any time or as to the impact of the merger transactions on the solvency or viability of Sprint or T-Mobile or the ability of Sprint or T-Mobile to pay their respective obligations when they come due.

Raine expressed no view or opinion as to the fairness of the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the merger transactions, relative to amounts to be paid or issued to any party’s stockholders or otherwise, or to the relative ownership of T-Mobile by the holders of T-Mobile common stock following the merger transactions. Its opinion does not constitute a recommendation to the Sprint board of directors, the holders of Sprint common stock, the holders of T-Mobile common stock or to any other person as to how to vote or act with respect to the merger transactions or any other matter. The issuance of Raine’s opinion was approved by the fairness opinion and valuation review committee of Raine.

The following is a summary of the material financial analyses performed by Raine and reviewed by the Sprint board of directors in connection with Raine’s opinion relating to the merger. The order of the analyses described does not represent relative importance or weight given to those analyses by Raine. The financial analyses summarized below include information presented in tabular format. In order to fully understand Raine’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Raine’s financial analyses. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by Raine are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses.

Standalone Valuation of Sprint

Enterprise values, which Raine defined as equity value plus total debt, less cash and cash equivalents, plus the book value of minority interests, derived from the selected comparable companies analysis described below were calculated as of April 29, 2018. Accordingly, the information may not reflect current or future market conditions. Estimates of earnings before interest, taxes, depreciation and amortization (which we refer to in this section entitled “—Opinion of Raine” as “EBITDA”) for the selected comparable companies were based on public filings, Capital IQ and publicly available research analyst estimates as of April 29, 2018.

Unless otherwise indicated, Raine calculated the per share values for Sprint common stock on a fully diluted basis using the treasury stock method. Raine also calculated enterprise value for Sprint adjusted to include the value of certain non-operating assets including the estimated net present value of certain net operating losses (which we refer to in this section entitled “—Opinion of Raine” as the “NOLs”) that are expected to be utilized to offset future taxable income in accordance with an NOL utilization schedule prepared by the management of Sprint, which net present value was approximately $1.9 billion under the Sprint management Sprint forecasts and $1.8 billion under the adjusted Sprint management Sprint forecasts (discounted based on a 9.5% cost of equity rate based on Raine’s analysis of the cost of equity for Sprint and Raine’s professional judgment and experience).

Discounted Cash Flow Analysis

Raine performed a discounted cash flow analysis of Sprint’s projected unlevered free cash flows based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts for the calendar years 2018 through 2022. Raine calculated the discounted cash flow value per share of Sprint common stock using Sprint discount rates ranging from 7.00% to 8.00%, reflecting estimates of Sprint’s weighted average cost of capital in both scenarios. Raine calculated implied prices per share of Sprint common stock using terminal values based on assumed perpetuity growth rates ranging from 0.0% to 1.00% (which range was selected based on guidance from Sprint management and Raine’s professional judgment and experience), which terminal values implied multiples of terminal 2022E EBITDA less stock-based compensation (which we refer to in this section entitled “—Opinion of Raine” as “adjusted EBITDA”) less handset depreciation of 5.8x to 7.8x for the Sprint management Sprint forecasts and 5.2x to 6.9x for the adjusted Sprint management Sprint forecasts. These terminal values were then discounted to net present value using the discount rates noted above. This analysis resulted in a range of present values of $6.52 to $10.96 per share of Sprint common stock for the Sprint management Sprint forecasts and a range of present values of $2.45 to $5.75 per share of Sprint common stock for the adjusted Sprint management Sprint forecasts.

Selected Comparable Companies Analysis

Raine reviewed and compared certain financial information of Sprint with corresponding financial information of selected publicly traded telecommunications companies that Raine judged to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to Sprint, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of Sprint’s business. The companies reviewed in connection with these analyses were as follows:

•	AT&T Inc.

•	Verizon Communications Inc.

•	United States Cellular Corp.

Raine reviewed, among other things, enterprise values as multiples of estimated adjusted EBITDA less handset depreciation, for calendar year 2018 and calendar year 2019. Raine then compared the multiples derived for the selected companies with corresponding adjusted EBITDA less handset depreciation multiples implied for Sprint based on (1) the Sprint management Sprint forecasts and (2) the adjusted Sprint management Sprint forecasts, as reflected below:

Enterprise Value/Adjusted EBITDA less Handset Depreciation
	CY2018	CY2019
AT&T Inc.	6.2x	6.2x
Verizon Communications Inc.	7.2x	7.0x
United States Cellular Corp.	6.4x	6.1x
Mean	6.6x	6.4x
Median	6.4x	6.2x
Sprint, Wall Street Consensus Estimates (for reference purposes only)	7.1x	6.9x
Sprint Management Sprint Forecasts	7.2x	6.0x
Adjusted Sprint Management Sprint Forecasts	7.2x	6.4x
T-Mobile, Wall Street Consensus Estimates (for reference purposes only)	7.5x	6.8x
T-Mobile Management T-Mobile Forecasts	7.8x	7.3x

Based upon its review of the comparable companies, and using adjustments determined based upon differences between the comparable companies and Sprint, Raine determined an appropriate range of estimated adjusted EBITDA less handset depreciation multiples of 6.5x to 7.5x for calendar year 2018 as of March 31, 2018 and a range of estimated adjusted EBITDA less handset depreciation multiples of 6.0x to 7.0x for calendar year 2019. Raine then applied these selected ranges to determine an approximate implied price per share range for Sprint common stock of $3.99 to $5.73 for the Sprint management Sprint forecasts and an approximate implied price per share range for Sprint common stock of $3.96 to $5.69 for the adjusted Sprint management Sprint forecasts for calendar year 2018. For calendar year 2019, this analysis indicated an approximate implied price per share range for Sprint common stock of $5.28 to $7.35 for the Sprint management Sprint forecasts and an approximate implied price per share range for Sprint common stock of $4.37 to $6.31 for the adjusted Sprint management Sprint forecasts.

Precedent Transactions Analysis

Raine reviewed and compared certain financial information relating to the merger with corresponding financial information of seven selected other transactions announced between June 2008 and September 2013 that Raine, based on its experience with merger and acquisition transactions, deemed relevant. Although none of the transactions in the selected transaction analysis is directly comparable to the merger transactions, Raine chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Sprint with respect to industry and other characteristics of their business. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sprint, T-Mobile and the companies included in the selected transaction analysis. Accordingly, Raine took into account multiple factors, including its industry and transactional experience, in undertaking its analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies, Sprint and T-Mobile. The seven transactions reviewed in connection with this analysis were as follows:

Announcement Date	Target	Acquirer
September 2, 2013	Verizon Wireless	Verizon Communications Inc.

Announcement Date	Target	Acquirer
July 12, 2013	Leap Wireless International, Inc.	AT&T Inc.
October 15, 2012	Sprint Nextel Corporation	SoftBank Corp.
October 3, 2012	MetroPCS Communications, Inc.	T-Mobile USA, Inc.
March 20, 2011*	T-Mobile USA, Inc.	AT&T Inc.
November 7, 2008	Centennial Communications Corp.	AT&T Inc.
June 5, 2008	Alltel Corporation	Verizon Wireless

*	Transaction not ultimately consummated.

For each of the selected transactions, Raine calculated and compared the implied enterprise value of the target company, based on the announced purchase price for the transaction, as a multiple of adjusted EBITDA of the target for the last 12 months (which we refer to in this section entitled “—Opinion of Raine” as “LTM adjusted EBITDA”) period ended prior to the announcement of the transaction. The following table presents this analysis:

Enterprise Value/ LTM Adjusted EBITDA
Low	5.5x
Mean	7.5x
Median	7.2x
High	9.4x

Based on its analysis of the relevant metrics for each of the selected transactions and upon the application of its professional judgment and experience, Raine selected an implied reference range for shares of Sprint common stock, based on the LTM adjusted EBITDA less handset depreciation multiples of 7.0x to 9.0x, of $5.04 per share to $8.52 per share (including an estimated $1.9 billion in net present value of the NOLs).

Standalone Valuation of T-Mobile

Enterprise values derived from the selected comparable companies analysis described below were calculated as of April 29, 2018. Accordingly, the information may not reflect current or future market conditions. Estimates of adjusted EBITDA less handset depreciation for the selected comparable companies were based on public filings, Capital IQ and publicly available research analyst estimates as of April 29, 2018.

Unless otherwise indicated, Raine calculated the per share values for T-Mobile common stock on a fully diluted basis using the treasury stock method. Raine also calculated enterprise value for T-Mobile adjusted to include the value of certain non-operating assets including the estimated net present value of the NOLs, which was approximately $1.0 billion under the T-Mobile management T-Mobile forecasts (discounted based on a 9.0% cost of equity rate based on Raine’s analysis of the cost of equity for T-Mobile and Raine’s professional judgment and experience).

Selected Comparable Companies Analysis

Raine reviewed and compared certain financial information of T-Mobile with corresponding financial information of selected publicly traded telecommunications companies that Raine judged to be relevant in performing a selected comparable companies analysis. Although none of the selected companies is entirely comparable to T-Mobile, these companies were selected, among other reasons, because of their operational and overall business similarities with certain portions of T-Mobile’s business. The companies reviewed in connection with these analyses were as follows:

•	AT&T Inc.

•	Verizon Communications Inc.

•	United States Cellular Corp.

Raine reviewed, among other things, enterprise values as multiples of estimated adjusted EBITDA less handset depreciation, for calendar year 2018 and calendar year 2019. Raine then compared the multiples derived for the selected companies with corresponding estimated adjusted EBITDA less handset depreciation multiples implied for T-Mobile, as reflected below:

Enterprise Value/ Adjusted EBITDA less Handset Depreciation
	CY2018	CY2019
AT&T Inc.	6.2x	6.2x
Verizon Communications Inc.	7.2x	7.0x
United States Cellular Corp.	6.4x	6.1x
Mean	6.6x	6.4x
Median	6.4x	6.2x
Sprint, Wall Street Consensus Estimates (for reference purposes only)	7.1x	6.9x
Sprint Management Sprint Forecasts	7.2x	6.0x
Adjusted Sprint Management Sprint Forecasts	7.2x	6.4x
T-Mobile, Wall Street Consensus Estimates (for reference purposes only)	7.5x	6.8x
T-Mobile Management T-Mobile Forecasts	7.8x	7.3x

Based upon its review of the comparable companies, and using adjustments determined based upon differences between the comparable companies and Sprint, Raine determined an appropriate range of estimated adjusted EBITDA less handset depreciation multiples of 6.5x to 7.5x for calendar year 2018 as of March 31, 2018 and a range of estimated adjusted EBITDA less handset depreciation multiples of 6.0x to 7.0x for calendar year 2019. Raine then applied these selected ranges to determine an approximate implied price per share range for T-Mobile common stock of $44.16 to $56.21 for calendar year 2018 and an approximate implied price per share range for T-Mobile common stock of $42.88 to $55.72 for calendar year 2019.

Discounted Cash Flow Analysis

Raine performed a discounted cash flow analysis of T-Mobile’s projected unlevered free cash flows based on the T-Mobile management T-Mobile forecasts for the calendar years 2018 through 2022. Raine calculated the discounted cash flow value per share of T-Mobile common stock using discount rates ranging from 6.50% to 7.50%, reflecting estimates of T-Mobile’s weighted average cost of capital. Raine calculated implied prices per share of T-Mobile common stock using terminal values based on assumed perpetuity growth rates ranging from 0.0% to 1.00% (which range was selected based on guidance from Sprint management and Raine’s professional judgment and experience), which terminal values implied multiples of terminal 2022E adjusted EBITDA less handset depreciation of 5.6x to 7.7x. These terminal values were then discounted to net present value using the discount rates noted above. This analysis resulted in a range of present values of $46.04 to $72.17 per share of T-Mobile common stock.

Combination Analysis

Implied Exchange Ratio Analysis

Raine calculated a discounted cash flow implied exchange ratio range (based on an implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock and excluding the impact of the merger) by dividing the low end of the per share present value range for T-Mobile by the high end of the per share present value range of Sprint indicated in their respective discounted cash flow analyses and by dividing the high end of the per share present value range for T-Mobile by the low end of the per share present value range of Sprint indicated in their respective discounted cash flow analyses. The analysis indicated an implied exchange ratio range of 4.2x to 11.1x for the Sprint management Sprint forecasts and 8.0x to 29.5x for the adjusted Sprint management Sprint forecasts.

Raine also calculated an implied exchange ratio range (based on an implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock and excluding the impact of the merger) based on the Selected Comparable Companies Analyses by dividing the low end of the per share present value range for Sprint by the high end of the per share present value range of T-Mobile indicated in their respective Selected Comparable Companies Analyses and by dividing the high end of the per share present value range for Sprint by the low end of the per share present value range of T-Mobile indicated in their respective Selected Comparable Companies Analyses. The analysis indicated an implied exchange ratio range of 7.7x to 14.1x for the Sprint management Sprint forecasts and an implied exchange ratio range of 7.8x to 14.2x for the adjusted Sprint management Sprint forecasts for calendar year 2018. For calendar year 2019, this analysis indicated an implied exchange ratio range of 5.8x to 10.6x for the Sprint management Sprint forecasts and an implied exchange ratio range of 6.8x to 12.8x for the adjusted Sprint management Sprint forecasts.

Raine compared the implied exchange ratios resulting from its analysis to the implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock of 9.75x derived from the exchange ratio in the merger.

Illustrative Discounted Cash Flow Analysis

Estimated Synergies

Raine analyzed certain pro forma effects on the present value per share of Sprint common stock expected to result from the merger, including the estimated synergies that may be achieved by the combined company. The analysis was based on the exchange ratio (measured as a ratio of shares of T-Mobile common stock to shares of Sprint common stock in the combined company) and on the estimated synergies provided jointly by Sprint and T-Mobile management.

Raine performed a discounted cash flow analysis of the combined company based on the Sprint management Sprint forecasts, the adjusted Sprint management Sprint forecasts, the T-Mobile management T-Mobile forecasts and the estimated synergies. Raine calculated the discounted cash flow value of Sprint using discount rates under both scenarios ranging from 7.00% to 8.00%, reflecting estimates of Sprint’s weighted average cost of capital, and the discounted cash flow values of T-Mobile and the range of net present values of approximately $53.1 to $76.4 billion of the estimated synergies (net of any costs to achieve the estimated synergies) using discount rates ranging from 6.50% to 7.50%, reflecting estimates of T-Mobile’s and the combined company’s weighted average cost of capital. Raine then calculated implied prices of the per share of the combined company by combining the per share present value of the T-Mobile common stock plus estimated synergies with the per share values of the Sprint common stock pursuant to the standalone discounted cash flow analyses under the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts relative to the exchange ratio (as a ratio of shares of T-Mobile common stock to shares of Sprint common stock in the combined company), on assumed perpetuity growth rates ranging from 0.0% to 1.00% (which range was selected based on guidance from Sprint management and Raine’s professional judgment and experience). This analysis resulted in a range of present values of $9.53 to $14.64 per share of Sprint common stock for the Sprint management Sprint forecasts and a range of present values of $8.20 to $12.91 per share of Sprint common stock for the adjusted Sprint management Sprint forecasts.

Raine then compared the ranges of present values under this illustrative contribution analysis against the present value per share of Sprint common stock calculated on a standalone basis. On an illustrative basis, the proposed transactions created a range of hypothetical incremental implied values for the holders of Sprint common stock of 33.6% to 46.2% under the Sprint management Sprint forecasts and a range of hypothetical incremental implied values for the holders of Sprint common stock of 124.6% to 234.7% under the adjusted Sprint management Sprint forecasts.

Pro Forma Comparison

Raine performed a discounted cash flow analysis of the combined company’s projected unlevered free cash flows based on the combined company forecasts. Raine calculated the discounted cash flow value per combined company common share using discount rates ranging from 6.50% to 7.50%, reflecting estimates of the combined company’s weighted average cost of capital. Raine calculated implied prices per combined company common share using terminal values based on assumed perpetuity growth rates ranging from 0.0% to 1.00% (which range was selected based on guidance from Sprint management and Raine’s professional judgment and experience), which terminal values implied LTM adjusted EBITDA less handset depreciation multiples of 7.2x to 9.8x. This analysis resulted in a range of present values of $10.15 to $15.29 per combined company common share.

Raine then compared the range of present values under this illustrative pro forma analysis against the present value per share of Sprint common stock calculated on a standalone basis. On an illustrative basis, the proposed transaction created a range of hypothetical incremental implied values for the holders of Sprint common stock of 39.5% to 55.8% under the Sprint management Sprint forecasts and a range of hypothetical incremental implied values for the holders of Sprint common stock of 165.9% to 314.4% under the adjusted Sprint management Sprint forecasts.

Other Information

Historical Trading Prices

Raine reviewed the historical trading prices of Sprint common stock and T-Mobile common stock during the 52-week period ended April 27, 2018, which reflected low to high closing prices for Sprint common stock during such period of $4.81 to $9.22 per share and T-Mobile common stock of $54.60 to $68.88 per share during such trading period. Raine also reviewed the historical implied spot exchange ratio range by for Sprint and T-Mobile over the 52-week period ended April 27, 2018, which reflects an exchange ratio range of 7.1x to 12.5x.

The historical trading prices analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Raine compared the implied exchange ratios resulting from its analysis to the implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock of 9.75x derived from the exchange ratio in the merger.

Analysts’ Price Targets

Raine reviewed publically available equity research analysts’ 12-month share price targets for Sprint common stock and T-Mobile common stock. Raine noted that the price targets issued by those research analysts with publicly available price targets ranged from approximately $3.00 to $7.50 per share of Sprint common stock and $65.00 to $80.00 per share of T-Mobile common stock, excluding one price target for T-Mobile common stock and one price target for Sprint common stock that Raine determined were not comparable for purposes of Raine’s review. Raine then calculated the implied combined company exchange ratio by (1) dividing the low end of the implied equity value per share of the T-Mobile common stock of $65.00 by the high end of the implied equity value per share of the Sprint common stock of $7.50, and (2) dividing the high end of the implied equity value per share of T-Mobile common stock by the low end of the implied equity value per share of Sprint common stock of $3.00. This analysis resulted in an implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock of 8.7x to 26.7x.

The analysts’ price targets were presented for reference purposes only, and were not relied upon for valuation purposes.

Raine compared the implied exchange ratios resulting from its analysis to the implied exchange ratio of a number of shares of Sprint common stock for each share of T-Mobile common stock of 9.75x derived from the exchange ratio in the merger.

Premiums Paid Analysis

Raine applied a range of illustrative acquisition premiums of 15% to 30% to the unaffected per share price of Sprint common stock as of April 9, 2018, which resulted in prices that ranged from $5.91 to $6.68.

The premiums paid analysis was presented for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The Sprint board of directors selected Raine as its financial advisor because the professionals of Raine have substantial experience in similar transactions. Raine, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. Raine has acted as a financial advisor to Sprint in connection with the merger and will receive fees for such services, including an announcement fee equal to $10 million that became payable following the execution of the business combination agreement and the announcement of the merger transactions and a success fee equal to $30 million payable upon the completion of the merger. Sprint also agreed to reimburse Raine for certain expenses and to indemnify Raine against certain liabilities arising from the parties’ engagement. In the two years prior to the date of its opinion, Raine frequently provided financial advisory and investment banking services to SoftBank, the majority equityholder of Sprint, which are unrelated to the merger, for which Raine received customary compensation. Further, SoftBank previously engaged Raine to act as SoftBank’s financial advisor in connection with its consideration of a potential transaction between Sprint and T-Mobile, including a potential merger, which engagement has been completed and for which Raine received customary compensation. Raine is not entitled to receive any further compensation pursuant to such engagement in connection with the completion of the merger transactions. Entities affiliated with SoftBank beneficially own a minority interest in Raine, and affiliates of SoftBank and Raine are investors in investment funds managed by Raine and SoftBank, respectively. Raine may currently be providing and may, in the future, provide other investment banking, financial advisory or other services to Sprint, T-Mobile, SoftBank, Deutsche Telekom or their respective affiliates, for which Raine would expect to receive compensation.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated April 3, 2017, Sprint retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the Sprint board of directors on April 29, 2018, J.P. Morgan rendered its oral opinion to the Sprint board of directors to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in its opinion, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers. J.P. Morgan has confirmed its oral opinion by delivering its written opinion to the Sprint board of directors, dated April 29, 2018, to the effect that, as of such date, the exchange ratio in the merger was fair, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers.

The full text of the written opinion of J.P. Morgan, dated as of April 29, 2018, which sets forth the assumptions made, matters considered and limitations and qualifications on the review undertaken, is attached as Annex L to this joint consent solicitation statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Sprint stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Sprint board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the exchange ratio in the merger and did not address any other aspect of the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of Sprint or T-Mobile as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the business combination agreement furnished to J.P. Morgan on April 28, 2018 and labeled “Execution Version”;

•	reviewed certain publicly available business and financial information concerning Sprint and T-Mobile and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Sprint and T-Mobile with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Sprint common stock and the T-Mobile common stock and certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of Sprint and T-Mobile relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies, including both cost synergies and growth synergies, expected to result from the merger, which were prepared by or at the direction of the managements of Sprint and T-Mobile relating to their respective businesses; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Sprint and T-Mobile with respect to certain aspects of the merger, and the past and current business operations of Sprint and T-Mobile, the financial condition and future prospects and operations of Sprint and T-Mobile, the effects of the merger on the financial condition and future prospects of Sprint and T-Mobile, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Sprint and T-Mobile or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with the Company, did not assume any obligation to undertake any such independent verification. J.P. Morgan further assumed, for purposes of its financial analysis, that each share of Sprint common stock issued and outstanding immediately prior to the HoldCo mergers, other than any shares of Sprint common stock held directly by Sprint as treasury stock, will be converted into the right to receive a number of shares of T-Mobile common stock equal to the exchange ratio. In addition, at Sprint’s direction, for purposes of its financial analysis, J.P. Morgan disregarded, and did not give any effect to, the occurrence of the HoldCo mergers. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Sprint or T-Mobile or any other party to the business combination agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the estimated synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Sprint and T-Mobile to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the estimated synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the merger transactions and the other transactions contemplated by the business combination agreement will qualify as a tax-free reorganization for United States federal income tax purposes and otherwise have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Sprint, and will be consummated as described in the business combination agreement, without any modifications to the structure of the merger transactions that would be material to J.P. Morgan’s analysis, and that the definitive business combination agreement would not differ in any material respect from the draft thereof furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Sprint, T-Mobile and the other parties in the business combination agreement and the related agreements were, and will be, true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Sprint with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger transactions will be obtained without any adverse effect on Sprint or T-Mobile or on the contemplated benefits of the merger transactions.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to the holders of Sprint common stock as of immediately prior to the HoldCo mergers of the exchange ratio in the merger. Furthermore, J.P. Morgan expressed no opinion as to the fairness of any consideration to be paid in connection with the merger transactions to the holders of any other class of securities, creditors or other constituencies of Sprint or in connection with any other transaction contemplated by the business combination agreement (including the HoldCo mergers) or as to the underlying decision by Sprint to engage in the merger transactions. J.P. Morgan also did not express any opinion as to the terms of the amended and restated stockholders’ agreement or the proxy agreement or any governance or other rights in either thereof or in the other documentation being entered into in connection with the merger transactions and the other transactions contemplated by the business combination agreement (and did not take any such terms or rights into account in its analysis). J.P. Morgan’s opinion did not take into account the individual circumstances of any holders of Sprint common stock with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger transactions, or any class of such persons relative to the exchange ratio applicable to the holders of Sprint common stock in the merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which the Sprint common stock or the T-Mobile common stock will trade at any future time.

The terms of the business combination agreement, including the exchange ratio, were determined through arm’s length negotiations between Sprint and T-Mobile, and the decision to enter into the business combination agreement was solely that of the Sprint board of directors and the T-Mobile board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Sprint board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the Sprint board of directors or management with respect to the merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Sprint board of directors on April 29, 2018 and contained in the presentation delivered to the Sprint board of directors on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by

J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Analysis of Sprint

Selected Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of Sprint with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to Sprint. The companies selected by J.P. Morgan were as follows:

•	AT&T Inc.

•	T-Mobile

•	United States Cellular Corporation

•	Verizon Communications Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Sprint based on business sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Sprint.

J.P. Morgan calculated and compared firm value (calculated as the market value of the relevant company’s common stock on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) (1) for Sprint and each company listed above, as a multiple of estimated earnings before interest, taxes, depreciation and amortization but after stock-based compensation expense (which we refer to in this section entitled “—Opinion of J.P. Morgan” as “EBITDA”) for calendar year 2018 (which we refer to in this section entitled “—Opinion of J.P. Morgan” as “FV / 2018E EBITDA”) and (2) for Sprint and T-Mobile, as a multiple of estimated EBITDA minus depreciation expense associated with leased handsets (which we refer to in this section entitled “—Opinion of J.P. Morgan” as “adjusted cash EBITDA”) for calendar year 2018 (which we refer to in this section entitled “—Opinion of J.P. Morgan” as “FV / 2018E adjusted cash EBITDA”), in each case, based on public filings with the SEC, equity analyst research reports, FactSet market prices and other publicly available information as of April 27, 2018 for each company listed above other than Sprint and T-Mobile, the publicly available information with respect to which was as of April 9, 2018, the last complete trading day before The Wall Street Journal reported on April 10, 2018 that T-Mobile and Sprint had recommenced negotiations regarding a possible business combination transaction.

In addition, with respect to Sprint, J.P. Morgan calculated and compared both the FV / 2018 EBITDA and the FV / 2018E adjusted cash EBITDA based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, each of which was furnished to J.P. Morgan by Sprint management for use by J.P. Morgan in connection with its financial analyses and in rendering its fairness opinion. With respect to T-Mobile, J.P. Morgan also calculated and compared both the FV / 2018 EBITDA and the FV / 2018E adjusted cash EBITDA based on the T-Mobile management T-Mobile forecasts, which were furnished to J.P. Morgan by T-Mobile management and reviewed and approved by Sprint management for use by J.P. Morgan in connection with its financial analyses and in rendering its fairness opinion.

Results of the analysis were presented for the selected companies and Sprint, as indicated in the following table:

FV/2018E EBITDA
AT&T Inc.(1)	6.2x
Sprint
Sprint Wall Street Consensus Estimates(1)	4.6x
Sprint Management Sprint Forecasts	4.5x
Adjusted Sprint Management Sprint Forecasts	4.5x
T-Mobile
T-Mobile Wall Street Consensus Estimates(1)	7.1x
T-Mobile Management T-Mobile Forecasts	7.5x
United States Cellular Corporation(1)	5.7x
Verizon Communications Inc.(1)	7.2x

FV/2018E Adj. Cash EBITDA
Sprint
Sprint Wall Street Consensus Estimates(1)	7.3x
Sprint Management Sprint Forecasts	7.5x
Adjusted Sprint Management Sprint Forecasts	7.5x
T-Mobile
T-Mobile Wall Street Consensus Estimates(1)	7.5x
T-Mobile Management T-Mobile Forecasts	7.9x

(1)	For reference only.

J.P. Morgan did not rely solely on the quantitative results of the selected multiples analysis in developing reference ranges or otherwise applying its analysis. To that end, based on J.P. Morgan’s professional judgment (including judgments concerning the relative comparability of each of the selected companies to Sprint), J.P. Morgan determined to present its analysis with respect to each of AT&T, United States Cellular Corporation and Verizon for reference only and not as a component of its fairness analysis. Based on the results of its analysis, the foregoing determination and J.P. Morgan’s professional judgment, as well as its experience with the industry in which Sprint participates, J.P. Morgan selected as the relevant metric FV / 2018E adjusted cash EBITDA and selected a relevant multiple reference range of 7.25x to 7.50x.

After applying the selected valuation range to the adjusted cash EBITDA projections for Sprint for calendar year 2018 included in each of the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, the analysis indicated the following ranges of implied equity value per share for the Sprint common stock (rounded to the nearest $0.10):

	Sprint Management Sprint Forecasts	Adjusted Sprint Management Sprint Forecasts
Sprint Implied Equity Value Per Share	$4.80 – $5.30	$4.80 – $5.30

The ranges of implied equity value per share for the Sprint common stock were compared to (1) the closing trading price per share of Sprint common stock of $6.50 as of April 27, 2018, (2) the unaffected closing trading price per share of Sprint common stock of $5.14 on April 9, 2018, and (3) the implied value of the merger consideration of $6.13 per share based on the exchange ratio of 0.10256 per share pursuant to the business combination agreement and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the Sprint common stock.

A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset, and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macroeconomic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the present value of unlevered free cash flows for Sprint for the calendar years 2018 through 2022 using unlevered free cash flows that were based on the Sprint management Sprint forecasts for such calendar years and the adjusted Sprint management Sprint forecasts for such calendar years and were reviewed and approved by Sprint management for use by J.P. Morgan in connection with its financial analyses and in rendering its fairness opinion. J.P. Morgan also calculated a range of terminal values for Sprint at December 31, 2022 by applying, based on assumptions provided by the management of Sprint, a terminal growth rate ranging from 0.00% to 1.00% to the unlevered free cash flows of Sprint for calendar year 2022, which were adjusted by the management of Sprint to create a normalized period as the starting point for the application of the terminal growth rate. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 6.50% to 7.50%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for Sprint. These present values, when added together, resulted in an implied firm value for Sprint. To calculate an estimated equity value per share of Sprint common stock, J.P. Morgan then adjusted the implied firm value for cash, debt and minority interest value of Sprint as of March 31, 2018 and, at the direction of the management of Sprint, to include the present value, calculated using the same range of discount rates, of certain net operating losses (which we refer to in this section entitled “—Opinion of J.P. Morgan” as the “NOLs”) that are expected to be utilized to offset future taxable income in accordance with an NOL utilization schedule prepared by the management of Sprint, which present value was approximately $4.4 billion under both the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, in each case, using a 7.00% discount rate. The resulting implied equity value was then divided by the fully diluted number of shares of Sprint common stock outstanding as of April 25, 2018.

This analysis indicated the following ranges of implied equity value per share for the Sprint common stock (rounded to the nearest $0.10).

	Sprint Management Sprint Forecasts	Adjusted Sprint Management Sprint Forecasts
Sprint Implied Equity Value Per Share	$7.60 – $12.80	$3.30 – $7.20

The ranges of implied equity values per share for the Sprint common stock were compared to (1) the closing trading price per share of Sprint common stock of $6.50 as of April 27, 2018, (2) the unaffected closing trading price per share of Sprint common stock of $5.14 on April 9, 2018, and (3) the implied value of the merger consideration of $6.13 per share based on the exchange ratio of 0.10256 per share pursuant to the business combination agreement and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined selected transactions with respect to selected companies engaged in businesses which J.P. Morgan judged to be analogous to the business of Sprint or aspects thereof. Using publicly available estimates, J.P. Morgan reviewed the firm values implied by the selected transactions (each of which is listed in the following table) as a multiple of the target company’s EBITDA for the 12-month period immediately preceding the announcement of the transaction (which we refer to in this section entitled “—Opinion of J.P. Morgan” as “LTM EBITDA”), as set forth below:

Announcement Date	Target	Acquirer
June 5, 2008	Alltel Corporation	Verizon Communications Inc.
November 7, 2008	Centennial Communications Corp.	AT&T Inc.
March 20, 2011	T-Mobile	AT&T Inc.(1)
April 15, 2013	MetroPCS Communications, Inc.	T-Mobile
June 10, 2013	Sprint	SoftBank
July 12, 2013	Leap Wireless International, Inc.	AT&T Inc.
September 2, 2013	Vodafone Group plc	Verizon Communications Inc.

(1)	This transaction was not completed.

This analysis indicated a range of LTM EBITDA multiples of 5.5x to 9.4x, with the median for such multiples at 7.5x. J.P. Morgan did not rely solely on the quantitative results of the selected transaction analysis in developing reference ranges or otherwise applying its analysis. Based on various judgments concerning relative comparability of each of the companies in the selected transactions to Sprint and each of the selected transactions to the merger, as well as its experience with mergers and acquisitions and the industry in which Sprint and T-Mobile participate, J.P. Morgan selected a range of LTM EBITDA multiples that it believed reflected an appropriate range of multiples applicable to Sprint.

Based on the results of this analysis, and other factors that J.P. Morgan considered appropriate, J.P. Morgan applied an LTM EBITDA multiple range of 7.5x to 9.5x to Sprint’s adjusted cash EBITDA for the 12-month period ending March 31, 2018.

This analysis indicated the following range of implied equity value per share for Sprint common stock (rounded to the nearest $0.10).

Sprint Implied Equity Value Per Share
Low	High
$5.50	$8.90

The range of implied equity value per share for the Sprint common stock was compared to (1) the closing trading price per share of Sprint common stock of $6.50 as of April 27, 2018, (2) the unaffected closing trading price per share of Sprint common stock of $5.14 on April 9, 2018, and (3) the implied value of the merger consideration of $6.13 per share based on the exchange ratio of 0.10256 per share pursuant to the business combination agreement and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Other Information

Historical Trading Range

For reference only, and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the Sprint common stock for the 52-week period ending on April 9, 2018, which was $4.81 per share to $9.22 per share, and compared that to (1) the closing trading price per share of Sprint common stock of $6.50 as of April 27, 2018, (2) the unaffected closing trading price per share of Sprint common stock of $5.14 on April 9, 2018, and (3) the implied value of the merger consideration of $6.13 per share based on the exchange ratio of 0.10256 per share pursuant to the business combination agreement and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Analyst Price Targets

For reference only, and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the Sprint common stock and noted that the range of such price targets was $2.00 per share to $7.50 per share, with the median for such price targets at $5.75 per share, and compared that to (1) the closing trading price per share of Sprint common stock of $6.50 as of April 27, 2018, (2) the unaffected closing trading price per share of Sprint common stock of $5.14 on April 9, 2018, and (3) the implied value of the merger consideration of $6.13 per share based on the exchange ratio pursuant to the business combination agreement and the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Analysis of T-Mobile

Selected Public Trading Multiples Analysis

Using publicly available information, J.P. Morgan compared selected financial data of T-Mobile with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to T-Mobile. The companies selected by J.P. Morgan were as follows:

•	AT&T Inc.

•	Sprint

•	United States Cellular Corporation

•	Verizon Communications Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of T-Mobile based on business sector participation, financial metrics and form of operations. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect T-Mobile.

J.P. Morgan calculated and compared firm value (1) for T-Mobile and each company listed above, as a multiple of estimated EBITDA for calendar year 2018 and (2) for T-Mobile and Sprint, as a multiple of estimated adjusted cash EBITDA for calendar year 2018, in each case, based on public filings with the SEC, equity analyst research reports, FactSet market prices and other publicly available information as of April 27, 2018 for each company listed above other than Sprint and T-Mobile, the publicly available information with respect to which was as of April 9, 2018.

In addition, with respect to T-Mobile, J.P. Morgan calculated and compared both the FV / 2018 EBITDA and the FV / 2018E adjusted cash EBITDA based on the T-Mobile management T-Mobile forecasts. With respect to Sprint, J.P. Morgan also calculated and compared both the FV / 2018 EBITDA and the FV / 2018E adjusted cash EBITDA based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts.

Results of the analysis were presented for the selected companies and T-Mobile, as indicated in the following table:

FV/2018E EBITDA
AT&T Inc.(1)	6.2x
Sprint
Sprint Wall Street Consensus Estimates(1)	4.6x
Sprint Management Sprint Forecasts	4.5x
Adjusted Sprint Management Sprint Forecasts	4.5x
T-Mobile
T-Mobile Wall Street Consensus Estimates(1)	7.1x
T-Mobile Management T-Mobile Forecasts	7.5x
United States Cellular Corporation(1)	5.7x
Verizon Communications Inc.(1)	7.2x

FV/2018E Adj. Cash EBITDA
Sprint
Sprint Wall Street Consensus Estimates(1)	7.3x
Sprint Management Sprint Forecasts	7.5x
Adjusted Sprint Management Sprint Forecasts	7.5x
T-Mobile
T-Mobile Wall Street Consensus Estimates(1)	7.5x
T-Mobile Management T-Mobile Forecasts	7.9x

(1)	For reference only.

J.P. Morgan did not rely solely on the quantitative results of the selected multiples analysis in developing reference ranges or otherwise applying its analysis. To that end, based on J.P. Morgan’s professional judgment (including judgments concerning the relative comparability of each of the selected companies to T-Mobile), J.P. Morgan determined to present its analysis with respect to each of AT&T, United States Cellular Corporation and Verizon for reference only and not as a component of its fairness analysis. Based on the results of its analysis, the foregoing determination and J.P. Morgan’s professional judgment, as well as its experience with the industry in which T-Mobile participates, J.P. Morgan selected as the relevant metric FV / 2018E adjusted cash EBITDA and selected a relevant multiple reference range of 7.25x to 7.50x.

After applying the selected valuation range to the adjusted cash EBITDA projections for T-Mobile for calendar year 2018 included in the T-Mobile management T-Mobile forecasts, the analysis indicated the following range of implied equity value per share for the T-Mobile common stock (rounded to the nearest $0.10):

T-Mobile Implied Equity Value Per Share
Low	High
$52.00	$55.00

The range of implied equity value per share for the T-Mobile common stock was compared to (1) the closing trading price per share of T-Mobile common stock of $64.52 as of April 27, 2018 and (2) the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Discounted Cash Flow Analysis

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for the T-Mobile common stock.

J.P. Morgan calculated the present value of unlevered free cash flows for T-Mobile for the calendar years 2018 through 2022 using unlevered free cash flows that were based on the T-Mobile management T-Mobile forecasts for such calendar years and were reviewed and approved by Sprint management for use by J.P. Morgan in connection with its financial analyses and in rendering its fairness opinion. J.P. Morgan also calculated a range of terminal values for T-Mobile at December 31, 2022 by applying, based on assumptions provided by the management of Sprint, a terminal growth rate ranging from 0.00% to 1.00% to the unlevered free cash flows of T-Mobile for calendar year 2022, which were adjusted by the management of Sprint to create a normalized period as the starting point for the application of the terminal growth rate. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 6.50% to 7.50%. The discount rate range was selected by J.P. Morgan based on J.P. Morgan’s analysis of the weighted average cost of capital for T-Mobile. These present values, when added together, resulted in an implied firm value for T-Mobile. To calculate an estimated equity value per share of T-Mobile common stock, J.P. Morgan then adjusted the implied firm value for cash, debt and minority interest value of T-Mobile as of March 31, 2018 and, at the direction of the management of Sprint, to include the present value, calculated using the same range of discount rates, of certain NOLs that are expected to be utilized to offset future taxable income in accordance with an NOL utilization schedule prepared by the management of T-Mobile, which present value was approximately $1.3 billion using a 7.00% discount rate. The resulting implied equity value was then divided by the fully diluted number of shares of T-Mobile common stock outstanding as of April 25, 2018.

This analysis indicated the following range of implied equity value per share for T-Mobile common stock (rounded to the nearest $0.10).

T-Mobile Implied Equity Value Per Share
Low	High
$46.10	$72.30

The range of implied equity value per share for the T-Mobile common stock was compared to (1) the closing trading price per share of T-Mobile common stock of $64.52 as of April 27, 2018 and (2) the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Other Information

Historical Trading Range

For reference only, and not as a component of its fairness analysis, J.P. Morgan reviewed the trading range for the T-Mobile common stock for the 52-week period ending on April 9, 2018, which was $54.60 per share to $68.88 per share, and compared that to (1) the closing trading price per share of T-Mobile common stock of $64.52 as of April 27, 2018 and (2) the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Analyst Price Targets

For reference only, and not as a component of its fairness analysis, J.P. Morgan also reviewed certain publicly available equity research analyst share price targets for the T-Mobile common stock and noted that the range of such price targets was $65.00 per share to $82.00 per share, with the median for such price targets at $75.00 per share, and compared that to (1) the closing trading price per share of T-Mobile common stock of $64.52 as of April 27, 2018 and (2) the unaffected closing trading price per share of T-Mobile common stock of $59.74 on April 9, 2018.

Relative Value Analysis

Based on the implied equity values per share for Sprint and T-Mobile calculated above in “—Analysis of Sprint—Public Trading Multiples Analysis,” “—Analysis of Sprint—Discounted Cash Flow Analysis,”

“—Analysis of T-Mobile—Public Trading Multiples Analysis” and “—Analysis of T-Mobile—Discounted Cash Flow Analysis,” J.P. Morgan calculated a range of implied exchange ratios based on a comparison of a share of Sprint common stock to a share of T-Mobile common stock, as shown in the table below. For each comparison, J.P. Morgan divided the highest equity value per share for Sprint by the lowest equity value per share for T-Mobile to derive the highest exchange ratio implied by each set of reference ranges. J.P. Morgan also divided the lowest equity value per share for Sprint by the highest equity value per share for T-Mobile to derive the lowest exchange ratio implied by each set of reference ranges. The implied exchange ratios resulting from J.P. Morgan’s analysis were:

Range of Implied Exchange Ratios
	Low	High
Public Trading Multiples Analysis
Sprint Management Sprint Forecasts	0.0878x	0.1013x
Adjusted Sprint Management Sprint Forecasts	0.0878x	0.1013x
Discounted Cash Flow Analysis
Sprint Management Sprint Forecasts	0.1053x	0.2787x
Adjusted Sprint Management Sprint Forecasts	0.0463x	0.1567x

The implied exchange ratios for Sprint and T-Mobile were compared to the exchange ratio of 0.10256 per share of T-Mobile common stock for a share of Sprint common stock pursuant to the business combination agreement.

Intrinsic Value Creation Analysis

J.P. Morgan conducted an implied intrinsic value creation analysis, based on the Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts, that compared the implied equity value of Sprint common stock and T-Mobile common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value, taking into account the estimated synergies. J.P. Morgan determined the pro forma combined company implied equity value by calculating the sum of (1) the implied equity values of the Sprint common stock and the T-Mobile common stock using the midpoint values determined pursuant to J.P. Morgan’s discounted cash flow analyses described above, (2) the estimated present value of approximately $53.0 billion of the cost synergies included in the estimated synergies, net of any related costs to achieve such cost synergies, which were discounted to present value using a 7.00% discount rate and a 0.50% terminal growth rate, net of estimated transaction expenses, which cost synergies, related costs and transaction expenses were furnished to J.P. Morgan by Sprint management, and (3) the estimated present value of approximately $7.9 billion of the growth synergies included in the estimated synergies, net of any related costs to achieve such growth synergies, which were discounted to present value using a 7.00% discount rate and a 0.50% terminal growth rate, which growth synergies and related costs were furnished to J.P. Morgan by Sprint management. J.P. Morgan determined the implied value to the holders of Sprint common stock by multiplying the pro forma equity value of the combined company by the pro forma equity ownership percentage of the combined company attributable to the existing holders of Sprint common stock pursuant to the merger. The analysis indicated that the merger created hypothetical incremental implied value to the holders of Sprint common stock, both with and without taking into account the growth synergies.

J.P. Morgan also conducted an implied value creation analysis based on the adjusted Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts. J.P. Morgan determined the pro forma combined company implied equity value by performing the same analysis described in the immediately preceding paragraph with respect to the adjusted Sprint management Sprint forecasts in lieu of the Sprint management Sprint forecasts. The analysis indicated that the merger created hypothetical incremental implied value for the holders of Sprint common stock, both with and without taking into account the growth synergies.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Sprint or T-Mobile. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not, and do not purport to be, appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Sprint or T-Mobile, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Sprint and T-Mobile. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Sprint and T-Mobile and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Sprint with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Sprint, T-Mobile and the industries in which they operate.

For services rendered in connection with the merger (including the delivery of its opinion), Sprint agreed to pay J.P. Morgan certain fees, which are payable in installments as follows: (1) $5 million, which became payable to J.P. Morgan upon the delivery of its fairness opinion, and (2) $10 million, which is payable to J.P. Morgan upon the consummation of the merger. J.P. Morgan may also receive a fee from Sprint in the event that Sprint receives a termination fee in connection with the termination of the business combination agreement and abandonment of the merger. In addition, Sprint has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement.

During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Sprint, T-Mobile and their respective ultimate parent companies, SoftBank and Deutsche Telekom, and each of their respective affiliates, for which J.P. Morgan and its affiliates have received or may receive customary compensation. Such services during such period have included acting as joint bookrunner on Sprint’s offering of debt securities in October 2016, February 2018 and March 2018; as joint lead arranger and bookrunner on Sprint’s credit facility in February 2017 and September

2017 (which was subsequently terminated in February 2018); as joint bookrunner on offerings of debt securities by T-Mobile in November 2015, March 2016, March 2017 and January 2018; as joint lead arranger and joint bookrunner on SoftBank’s credit facility in November 2017; as joint bookrunner on offerings of debt securities by Deutsche Telekom in April and September 2016 and as a co-advisor to Deutsche Telekom on a joint venture involving one of its affiliates. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Sprint, for which it receives customary compensation or other financial benefits. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have received aggregate fees of approximately $60 million from Sprint and $600,000 from T-Mobile. On each of May 7 and May 14, 2018, J.P. Morgan was separately engaged by Sprint and/or certain affiliates of Sprint pursuant to separate solicitation agent agreements to act as lead solicitation agent in connection with the solicitation from holders of certain notes issued by Sprint and such affiliates of certain consents in connection with the merger transactions, including as described in the section of this joint consent solicitation statement/prospectus entitled “The Business Combination Agreement—Covenants and Agreements—Financing Matters,” which agreements provided for solicitation fees payable to J.P. Morgan upon completion of the solicitations of up to $26 million. These solicitations have been completed. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of Sprint, T-Mobile, SoftBank and Deutsche Telekom. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Sprint, T-Mobile, SoftBank or Deutsche Telekom for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Opinion of Centerview to the Sprint Independent Committee

On April 29, 2018, Centerview rendered to the Sprint independent committee its oral opinion, subsequently confirmed in a written opinion dated such date, that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the exchange ratio provided for pursuant to the business combination agreement was fair, from a financial point of view, to the holders of Sprint common stock (other than holders of excluded shares).

The full text of Centerview’s written opinion, dated April 29, 2018, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex M to this joint consent solicitation statement/prospectus and is incorporated herein by reference. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex M to this joint consent solicitation statement/prospectus. Centerview’s financial advisory services and opinion were provided for the information and assistance of the Sprint independent committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger transactions and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to the holders of Sprint common stock (other than holders of excluded shares) of the exchange ratio provided for pursuant to the business combination agreement. Centerview’s opinion did not address any other term or aspect of the business combination agreement or the merger transactions and does not constitute a recommendation to any stockholder of Sprint or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger transactions or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•

a draft of the business combination agreement dated April 29, 2018 (which we refer to in this section entitled “—Opinion of Centerview to the Sprint Independent Committee” as the “draft business combination agreement”);

•

Annual Reports on Form 10-K of Sprint for the years ended March 31, 2017, March 31, 2016 and March 31, 2015 and Annual Reports on Form 10-K of T-Mobile for the years ended December 31, 2017, December 31, 2016 and December 31, 2015;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sprint and T-Mobile;

•	certain publicly available research analyst reports for Sprint and T-Mobile;

•	certain other communications from Sprint and T-Mobile to their respective stockholders;

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Sprint, including the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts prepared by management of Sprint and furnished to Centerview by Sprint for purposes of Centerview’s analysis (which we refer to, collectively, in this section entitled “—Opinion of Centerview to the Sprint Independent Committee” as the “Sprint forecasts” and which are summarized under “—Sprint Unaudited Prospective Financial Information”);

•

certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of T-Mobile, including the T-Mobile management T-Mobile forecasts prepared by management of T-Mobile and furnished to Centerview by Sprint for purposes of Centerview’s analysis (which we refer to in this section entitled “—Opinion of Centerview to the Sprint Independent Committee” as the “T-Mobile forecasts” and which are summarized under “—T-Mobile Unaudited Prospective Financial Information”); and

•

certain pro forma forecasts, including tax and other cost savings and operating synergies projected by the management of Sprint and T-Mobile to result from the merger transactions furnished to Centerview by Sprint for the purposes of Centerview’s analysis (which are summarized under “—T-Mobile Unaudited Prospective Financial Information”).

Centerview also participated in discussions with members of the senior management and representatives of Sprint and T-Mobile regarding their assessment of the Sprint forecasts, the T-Mobile forecasts and the estimated synergies, as appropriate, and the strategic rationale for the merger transactions. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for Sprint and T-Mobile and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the merger transactions with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant, and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the Sprint independent committee’s consent, Centerview relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the Sprint independent committee’s direction, that the Sprint forecasts (including, without limitation, the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts) and the estimated synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sprint as to the matters covered thereby and, that the T-Mobile forecasts (including, without limitation, the T-Mobile management T-Mobile forecasts) and the estimated synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of T-Mobile as to the matters covered thereby, and Centerview relied, at the Sprint independent committee’s direction, on the Sprint forecasts, the T-Mobile forecasts and the estimated synergies for purposes of Centerview’s analysis and opinion. Centerview expressed no view or opinion as to the Sprint forecasts, the T-Mobile forecasts, the estimated synergies or the assumptions on which they were based. In addition, at the Sprint independent committee’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Sprint or T-Mobile, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Sprint or T-Mobile. Centerview assumed, at the Sprint independent committee’s direction, that the final executed business combination agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft business combination agreement reviewed by Centerview. Centerview also assumed, at the Sprint independent committee’s direction, that the merger transactions will be completed on the terms set forth in the business combination agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or Centerview’s opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger transactions, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to Centerview’s analysis or Centerview’s opinion. Centerview further assumed, at the Sprint independent committee’s direction, that the merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of Sprint, T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties or any other person, or the ability of Sprint, T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties or any other person to pay their respective obligations when they come due, or as to the impact of the merger transactions on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and Centerview expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview’s opinion expressed no view as to, and did not address, Sprint’s underlying business decision to proceed with or effect the merger transactions, or the relative merits of the merger transactions as compared to any alternative business strategies or transactions that might be available to Sprint or in which Sprint might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of Centerview’s written opinion, to the holders of Sprint common stock (other than holders of excluded shares) of the exchange ratio pursuant to the business combination agreement. For purposes of its opinion, Centerview was not asked to, and Centerview did not, express any view on, and its opinion did not address, any other term or aspect of the business combination agreement or the merger transactions, including, without limitation, the structure or form of the merger transactions, or any other agreements or arrangements contemplated by the business combination agreement or entered into in connection with or otherwise contemplated by the merger transactions, including, without limitation, the fairness of the merger transactions or any other term or aspect of the merger transactions to, or any consideration to be received in connection therewith by, or the impact of the merger transactions on, the SoftBank Parties, the holders of any other class of securities, creditors or other constituencies of Sprint or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Sprint or any party, or class of such persons in connection with the merger transactions, whether relative to the exchange ratio provided for pursuant to the business combination agreement or otherwise. Centerview’s opinion relates to the relative values of Sprint and T-Mobile. Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview’s written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of Centerview’s written opinion. Centerview’s opinion expressed no view as to, and did not address, what the value of T-Mobile common stock actually will be when issued pursuant to the merger transactions or the prices at which Sprint common stock or T-Mobile common stock will trade or otherwise be transferable at any time, including following the announcement or completion of the merger transactions. Centerview’s opinion does not constitute a recommendation to any stockholder of Sprint or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger transactions or any other matter. Centerview’s financial advisory services and its written opinion were provided for the information and assistance of the independent committee of the Sprint board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the merger transactions. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Centerview Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the Sprint independent committee in connection with Centerview’s oral opinion, dated April 29, 2018, and subsequently confirmed in a written opinion dated such date. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of Sprint. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Sprint or any other parties to the merger transactions. None of Sprint, T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties or any other party to the business combination agreement or Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Sprint do not purport to be appraisals or reflect the prices at which Sprint may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. For purposes of Centerview’s financial analyses described below, earnings before interest, taxes, depreciation and amortization reflects each of stock-based compensation and handset depreciation as expenses (which we refer to in this section entitled “—Opinion of Centerview to the Sprint Independent Committee” as “adjusted EBITDA”). The inclusion of handset depreciation as an expense in adjusted EBITDA in this section differs from adjusted EBITDA as presented in the section entitled “The Merger Transactions—Sprint Unaudited Prospective Financial Information.”

Selected Public Comparable Companies Analysis

Centerview reviewed and compared certain financial information for Sprint and T-Mobile to corresponding financial information for the following publically traded U.S. companies in the wireless communications industry that Centerview, based on its experience and professional judgment, deemed relevant to consider in relation to Sprint and T-Mobile.

Selected Companies

•	AT&T Inc.

•	Verizon Communications Inc.

Although neither of the selected companies is directly comparable to Sprint or T-Mobile, the companies listed above were chosen by Centerview, among other reasons, because they are publicly traded U.S. companies in the wireless communications industry that have certain operational, business and/or financial characteristics that, for purposes of Centerview’s analysis, may be considered similar to those of Sprint and T-Mobile. However, because neither of the selected companies is exactly the same as Sprint or T-Mobile, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected company analysis. Accordingly, Centerview also made qualitative judgments, based on its experience and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of Sprint, T-Mobile and the selected companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis.

Using publicly available information obtained from SEC filings, FactSet, publicly available Wall Street research and closing stock prices as of April 27, 2018, as well as the Sprint management Sprint forecasts, the adjusted Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts, Centerview calculated, for each selected company, and for Sprint and T-Mobile (and in the case of Sprint and T-Mobile, an unaffected calculation was prepared based on a market closing stock price as of April 9, 2018, the day prior to press reports of negotiations between Sprint and T-Mobile), among other things, enterprise value, which was calculated as the equity value (taking into account in-the-money options and other equity awards) plus the principal value of debt and preferred equity, less cash, cash equivalents and short-term investments, plus the book value of non-controlling interests, less the book value of equity investments, as a multiple of estimated 2018 calendar year adjusted EBITDA.

The results of these analyses are summarized below:

EV / ’18E Adj. EBITDA
Selected Companies
AT&T Inc.	6.2x
Verizon Communications Inc.	7.2x
Sprint
Sprint Management Sprint Forecasts	7.4x
Adjusted Sprint Management Sprint Forecasts	7.4x
Sprint Wall Street Consensus Estimates	7.3x
T-Mobile
T-Mobile Management T-Mobile Forecasts	7.9x
T-Mobile Wall Street Consensus Estimates	7.5x
Median (includes T-Mobile Consensus, AT&T Inc. and Verizon Communications Inc.)	7.2x

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated 2018 calendar year adjusted EBITDA multiple reference range of 6.5x to 7.5x for each of Sprint and T-Mobile. In selecting this reference range, Centerview made qualitative judgments based on its experience and professional judgment concerning differences between the business, financial and operating characteristics and prospects of Sprint, T-Mobile and the selected companies that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this reference range and Sprint’s estimated 2018 calendar year adjusted EBITDA of approximately $7.2 billion, as reflected in the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts, Centerview calculated a range of implied value per share of Sprint’s common stock of $3.50 to $5.25. Using this reference range and T-Mobile’s estimated 2018 calendar year adjusted EBITDA of approximately $10.4 billion, as reflected in the T-Mobile management T-Mobile forecasts, Centerview calculated a range of implied value per share of T-Mobile’s common stock of $43.20 to $55.25. Centerview then calculated the ratio of the lowest implied per share price of Sprint’s common stock to the highest implied per share price of T-Mobile’s common stock and the ratio of the highest implied per share price of Sprint’s common stock to the lowest implied per share price of T-Mobile’s common stock to derive an implied exchange ratio range of 0.06335x to 0.12153x. Centerview then compared this implied exchange ratio to the exchange ratio pursuant to the business combination agreement.

Selected Precedent Transaction Analysis

Centerview performed a selected precedent transactions analysis in which Centerview reviewed publicly available financial terms of the following selected transactions in the wireless communications industry since 2008 (excluding divestitures and spectrum-only deals, in which a U.S. based target was acquired in a transaction valued greater than $1 billion) that Centerview in its professional judgment deemed relevant to consider in relation to Sprint, T-Mobile and the merger transactions.

The selected transactions were:

Announcement Date	Acquirer	Target	EV / LTM Adj. EBITDA
June 2008	Verizon Wireless	Alltel Corporation(1)	8.9x
June 2013	SoftBank Corp.	Sprint Nextel Corporation	8.1x(2)
July 2013	AT&T Inc.	Leap Wireless International, Inc.	7.8x / 7.5x(3)
November 2008	AT&T Inc.	Centennial Communications Corp.	7.2x
March 2011	AT&T Inc.	T-Mobile USA, Inc.(4)	7.1x
April 2013	T-Mobile USA, Inc.	MetroPCS Communications, Inc.	5.5x(5) / 4.5x(6)
September 2013	Verizon Communications Inc.	Vodafone Group Plc’s stake in Cellco Partnership, Inc.(7)	9.4x

(1)	Transaction announced prior to the 2008—2009 financial crisis.
(2)	Excludes the impact of Sprint’s acquisition of Clearwire Corporation.
(3)

Reflects adjustment for anticipated sale of Leap Wireless International, Inc.’s Chicago 700MHz A-block spectrum with proceeds accruing to the selling stockholders. Chicago 700MHz A-block spectrum had recently been purchased by Leap for $204 million.

(4)	Transaction terminated.
(5)	Structured as a reverse merger and recapitalization with T-Mobile. Includes $1.5 billion cash reserved for spectrum purchase.
(6)	Excludes $1.5 billion cash reserved for spectrum purchase.
(7)	Non-control transaction.

No company or transaction used in this analysis is identical or directly comparable to Sprint (as it existed at the time of Centerview’s analysis), T-Mobile or the merger transactions. The companies included in the selected transactions listed above were selected, among other reasons, because they have certain characteristics that, for the purposes of this analysis, may be considered similar to certain characteristics of Sprint and T-Mobile. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Sprint, T-Mobile and the companies included in the selected transaction analysis. Accordingly, Centerview believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected transactions analysis. This analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the selected target companies, Sprint and T-Mobile.

Financial data for the selected transactions was based on publicly available information at the time of the announcement of the relevant transactions that Centerview obtained from SEC filings, the S&P Capital IQ, FactSet and Wall Street research.

Centerview calculated, for each selected transaction set forth above, among other things, the enterprise value implied for the applicable target company based on the consideration payable in the applicable selected transaction as a multiple of the target company’s adjusted EBITDA for the latest 12-month period for which financial information had been made public (which we refer to in this section entitled “ —Opinion of Centerview to the Sprint Independent Committee” as “LTM adjusted EBITDA”), at the time of the transaction announcement, except where such information was not available.

Based on the foregoing analysis and other considerations that Centerview deemed relevant in its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to LTM adjusted EBITDA multiple reference range of 7.0x to 8.0x for each of Sprint and T-Mobile. Using this reference range and Sprint’s LTM adjusted EBITDA of approximately $7.3 billion, Centerview calculated a range of implied values per share of Sprint’s common stock of $4.55 to $6.30. Using this reference range and T-Mobile’s LTM adjusted EBITDA of approximately $10.3 billion, Centerview calculated a range of implied value per share of T-Mobile’s common stock of $47.95 to $59.85. Centerview then calculated the ratio of the lowest implied per share price of Sprint’s common stock to the highest implied per share price of T-Mobile’s common stock and the ratio of the highest implied per share price of Sprint’s common stock to the lowest implied per share price of T-Mobile’s common stock to derive an implied exchange ratio range of 0.07602x to 0.13139x. Centerview then compared this implied exchange ratio range to the exchange ratio pursuant to the business combination agreement.

Discounted Cash Flows Analysis

Centerview performed a discounted cash flow analysis of Sprint based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts and of T-Mobile based on the T-Mobile management T-Mobile forecasts for the calendar years ending December 31, 2018 through December 31, 2022. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows and is obtained by discounting those future cash flows by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

In performing these analyses, Centerview calculated the estimated present value of the standalone unlevered after-tax free cash flows that Sprint and T-Mobile were each forecasted to generate during the last nine months of the calendar year ending December 31, 2018 through the calendar year ending December 31, 2022. Standalone unlevered after-tax free cash flow for Sprint represents adjusted EBITDA (which reflected stock-based compensation and handset depreciation as expenses) less cash taxes, plus handset depreciation, less handset capital expenditures, less network capital expenditures, less change in net working capital, less restructuring costs and certain adjustments related to the effect of decommissioning, pension and installment billings. Standalone unlevered after-tax free cash flow for T-Mobile represents adjusted EBITDA (which reflected stock-based compensation and handset depreciation as expenses) less cash taxes, plus handset depreciation, less handset capital expenditures, less network capital expenditures, less change in net working capital and certain adjustments related to the effect of bad debt expense and other special factors.

Sprint

Centerview calculated the present value of Sprint’s tax assets based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts using a range of weighted average cost of capital. These calculations were then used in Centerview’s discounted cash flows analysis. The results of these calculations are summarized below:

		($ in billions)
	Sprint Management Sprint Forecasts	Adjusted Sprint Management Sprint Forecasts
Weighted Average Cost of Capital	Present Value of Tax Assets
7.25%	$5.2	$5.2
7.75%	$5.1	$5.1
8.25%	$5.0	$4.9

Financial data of Sprint was based on the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts. The terminal value of Sprint at the end of the forecast period was estimated by using perpetuity growth rates ranging from (1) 1.0% to 2.0% based on the Sprint management Sprint forecasts and (2) 0.75% to 1.75% based on the adjusted Sprint management Sprint forecasts. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 7.25% to 8.25%. This range of discount rates was determined based on Centerview’s analysis of Sprint’s weighted average cost of capital and utilized mid-year convention. Based on its analysis, Centerview calculated a range of implied values per share of Sprint’s common stock, rounded to the nearest $0.05, of (a) $8.00 to $13.55 based on the Sprint management Sprint forecasts and (b) $3.35 to $7.15 based on the adjusted Sprint management Sprint forecasts.

T-Mobile

Centerview calculated the present value of T-Mobile’s tax assets based on the T-Mobile management T-Mobile forecasts using a range of weighted average cost of capital. These calculations were then used in Centerview’s discounted cash flows analysis. The results of these calculations are summarized below:

($ in billions)
Weighted Average Cost of Capital	Present Value of Tax Assets
6.50%	$1.6
7.00%	$1.6
7.50%	$1.6

Financial data of T-Mobile was based on the T-Mobile management T-Mobile forecasts for the calendar years ending December 31, 2018 through December 31, 2022. The terminal value of T-Mobile at the end of the forecast period was estimated by using perpetuity growth rates ranging from 1.0% to 2.0%. The unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 6.50% to 7.50%. This range of discount rates was determined based on Centerview’s analysis of T-Mobile’s weighted average cost of capital and utilized mid-year convention. Based on its analysis, Centerview calculated a range of implied values per share of T-Mobile’s common stock, rounded to the nearest $0.05, of $56.65 to $93.05.

Centerview then calculated the ratio of the highest implied price per share of Sprint’s common stock for each of the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts to the lowest implied price per share of T-Mobile’s common stock and the ratio of the lowest implied price per share of Sprint’s common stock for each of the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts to the highest implied price per share of T-Mobile’s common stock to derive an implied exchange ratio range of (1) 0.08598x to 0.23919x based on the Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts and (2) 0.03600x to 0.12621x based on the adjusted Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts. Centerview then compared these implied exchange ratio ranges to the exchange ratio pursuant to the business combination agreement.

Illustrative Contribution Analysis

Centerview performed an illustrative relative contribution analysis of Sprint and T-Mobile in which Centerview reviewed the implied exchange ratio calculated based on relative contributions of Sprint and T-Mobile to the pro forma combined company’s estimated adjusted EBITDA, assuming no synergies, based on the Sprint management Sprint forecasts, adjusted Sprint management Sprint forecasts and the T-Mobile management T-Mobile forecasts. In performing this analysis, Centerview calculated (1) the implied ownership split and (2) the implied exchange ratio, in each case adjusted for Sprint’s and T-Mobile’s respective capital structures and based on Sprint’s and T-Mobile’s adjusted EBITDA for the calendar year 2017 and estimated adjusted EBITDA for the calendar years 2018 and 2019.

To derive the relative contributions based on the pro forma combined company’s adjusted EBITDA, Centerview derived an implied combined company enterprise value for Sprint and T-Mobile reflecting the sum of (1) Sprint market-implied enterprise value as of April 9, 2018 and (2) T-Mobile market-implied enterprise value as of April 9, 2018. Centerview then derived implied equity values of Sprint and T-Mobile after (a) multiplying the implied combined company enterprise value by the Sprint and T-Mobile percentage contribution of adjusted EBITDA and (b) giving effect to the merger transactions by deducting from the implied Sprint enterprise value Sprint’s net debt and non-controlling interest as of March 31, 2018 and deducting from the implied T-Mobile enterprise value T-Mobile’s net debt as of March 31, 2018. Centerview then calculated the implied Sprint ownership and exchange ratios based on the implied equity values of Sprint and T-Mobile.

The results of this analysis are summarized below:

	Implied Ownership Split	Implied Exchange Ratio
2017	34.1% / 65.9%	0.10963x
2018
Sprint Management Sprint Forecasts & Adjusted Sprint Management Sprint Forecasts	31.1% / 68.9%	0.09590x
2019
Sprint Management Sprint Forecasts	36.9% / 63.1%	0.12378x
Adjusted Sprint Management Sprint Forecasts	33.7% / 66.3%	0.10744x

Centerview then compared these implied exchange ratios to the exchange ratio pursuant to the business combination agreement.

Other Factors

Centerview noted for the Sprint independent committee certain additional factors solely for informational purposes, including, among other things, the following:

•

Historical Stock Price Trading Analysis. Centerview reviewed historical closing prices for shares of Sprint’s common stock and shares of T-Mobile’s common stock for the 52-week period ended April 9, 2018, which reflected low and high implied exchange ratios of 0.06983x to 0.16886x on a per trading day basis. Centerview then compared this implied exchange ratio range to the exchange ratio pursuant to the business combination agreement.

•

Analyst Price Targets Analysis. Centerview reviewed stock price targets for shares of Sprint’s common stock in Wall Street research analyst reports publicly available as of April 27, 2018, which indicated the latest available low and high stock price targets for shares of Sprint’s common stock ranging from $4.50 to $7.00 per share, excluding outliers and brokers with price targets that explicitly reflect the impact of speculation of a transaction with T-Mobile. Centerview also reviewed stock price targets for shares of T-Mobile’s common stock in Wall Street research analyst reports publicly available as of April 27, 2018, which indicated the latest available low and high stock price targets for shares of T-Mobile’s common stock ranging from $65.00 to $82.00 per share, excluding outliers. Centerview then calculated the ratio of such low stock price target for shares of Sprint’s common stock to such high stock price target for shares of T-Mobile’s common stock and the ratio of such high stock price target for shares of Sprint’s common stock to such low stock price target for shares of T-Mobile’s common stock to derive an implied exchange ratio range of 0.05488x to 0.10769x. Centerview then compared this implied exchange ratio range to the exchange ratio pursuant to the business combination agreement.

•

“Has/Gets” Analysis. Centerview calculated implied per share equity values of the pro forma combined company allocable to holders of Sprint’s common stock on a pro forma basis based on the exchange ratio pursuant to the business combination agreement and an ownership percentage of Sprint stockholders in the pro forma combined company of 33%. In performing this analysis, Centerview added to the $5.14 closing price per share of Sprint’s common stock on April 9, 2018, the day prior to press reports of negotiations between Sprint and T-Mobile, the following: (1) $0.68 per share, representing the premium per share of Sprint’s common stock implied by the premium of the exchange ratio pursuant to the business combination agreement to the exchange ratio implied by the closing prices per share of Sprint’s common stock and T-Mobile’s common stock on April 9, 2018 and (2) $3.66 per share, representing the portion of the estimated synergies, capitalized based on an illustrative, blended enterprise value to estimated 2018 calendar year adjusted EBITDA multiple of 7.4x, that would be allocable to holders of Sprint’s common stock per share. Centerview then subtracted from the result of the foregoing calculation, $1.33, representing the portion of the cost to achieve the estimated synergies, capitalized based on an illustrative, blended enterprise value to estimated 2018 calendar year adjusted EBITDA multiple of 7.4x, together with an illustrative $2 billion of transaction expenses, in each case that would be allocable to holders of Sprint’s common stock. The foregoing calculations resulted in an illustrative value attributable to each share of Sprint’s common stock of $8.14. Financial data for this analysis was based on the Sprint management Sprint forecasts, the adjusted Sprint management Sprint forecasts, the T-Mobile management T-Mobile forecasts, the estimated synergies and costs to achieve such synergies as estimated by Sprint and T-Mobile and FactSet as of April 9, 2018. Actual results achieved by Sprint, T-Mobile and the pro forma combined company may vary from forecasted results and such variations may be material.

General

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the Sprint independent committee in its evaluation of the merger transactions. Consequently, the analyses described above should not be viewed as determinative of the views of the Sprint independent committee or management of Sprint with respect to the exchange ratio or as to whether the Sprint independent committee would have been willing to determine that a different exchange ratio or consideration was fair. The exchange ratio for the merger was determined through arm’s-length negotiations between Sprint and T-Mobile and was approved by the Sprint board of directors. Centerview provided advice to the Sprint independent committee during these negotiations. Centerview did not, however recommend any specific amount of consideration or a specific exchange ratio to Sprint or the Sprint independent committee or that any specific amount of consideration constituted the only appropriate consideration for the merger transactions.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, except for Centerview’s engagement by the Sprint independent committee in connection with the merger transactions, Centerview was not engaged to provide financial advisory or other services to Sprint, and Centerview did not receive any compensation from Sprint during such period. In the two years prior to the date of its written opinion, Centerview was not engaged to provide financial advisory or other services to T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties, Merger Company or Merger Sub, and Centerview did not receive any compensation from T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties, Merger Company or Merger Sub during such period. Centerview may provide investment banking and other services to or with respect to Sprint, T-Mobile, the Deutsche Telekom Parties or the SoftBank Parties or their respective affiliates in the future, for which Centerview may receive compensation. Certain (1) of Centerview and its affiliates’ directors, officers, members and employees, or family members of such persons, (2) of Centerview’s affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Sprint, T-Mobile, the Deutsche Telekom Parties, the SoftBank Parties or any of their respective affiliates, or any other party that may be involved in the merger transactions.

The Sprint independent committee selected Centerview as its financial advisor in connection with the merger transactions because Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger transactions.

In connection with Centerview’s services as the financial advisor to the Sprint independent committee, Sprint has agreed to pay Centerview an aggregate fee of $16 million, of which $11 million was payable upon the execution of the business combination agreement and $5 million is payable contingent upon the completion of the merger transactions. In addition, Sprint has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

T-Mobile Unaudited Prospective Financial Information

T-Mobile does not publicly disclose long-term projections as to future performance, revenues, earnings or other results, with the exception of a three-year compound annual growth rate for free cash flow, due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, T-Mobile does not endorse the unaudited prospective financial information or estimated synergies as a reliable indication of future results. T-Mobile has prepared this prospective financial information on a different basis than the selected unaudited pro forma condensed consolidated financial information included in this joint consent solicitation statement/prospectus and is including certain unaudited prospective financial information and the run-rate of certain unaudited estimated operating synergies (which we refer to as the “estimated synergies”) in this joint consent solicitation statement/prospectus solely because they were among the financial information made available to the T-Mobile board of directors, T-Mobile’s financial advisors, Sprint and/or Sprint’s financial advisors in connection with their respective evaluations of the merger transactions and the other transactions contemplated by the business combination agreement. The estimated synergies were projected by T-Mobile’s management based in part on inputs from and discussions with Sprint management to result from the merger and be realized by the combined company on a run-rate basis by the end of the fiscal year ended December 31, 2026, assuming that the closing occurs by December 31, 2018. The combined company forecasts (as defined below) were prepared by T-Mobile’s management based in part on inputs from and discussions with Sprint management. The unaudited prospective financial information and the estimated synergies are not being included in this joint consent solicitation statement/prospectus in order to influence any T-Mobile stockholder or Sprint stockholder to make an investment decision with respect to the merger transactions or to influence any T-Mobile stockholder or Sprint stockholder as to whether or how such stockholder should deliver a written consent or act with respect to the T-Mobile proposals, the Sprint proposals, the merger transactions or the other transactions contemplated by the business combination agreement or any other matter. The unaudited prospective financial information and the estimated synergies presented below were prepared by T-Mobile’s management (in the case of the combined company forecasts and the estimated synergies, based in part on inputs from and discussions with Sprint management) for internal planning purposes prior to and during April 2018. The unaudited prospective financial information and the estimated synergies were based solely upon information available to T-Mobile’s management at the time of their preparation. The unaudited prospective financial information and the estimated synergies were based on estimates and assumptions made by T-Mobile’s management (in the case of the combined company forecasts and the estimated synergies, based in part on inputs from and discussions with Sprint management) prior to and during April 2018 and speak only as of that time. The estimated synergies assumed that the merger would be completed and that the expected benefits of the merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the completion of the merger, including any divestitures or other actions contemplated by the business combination agreement. T-Mobile has not updated the unaudited prospective financial information included in this joint consent solicitation statement/prospectus and does not intend to do so.

The inclusion of the unaudited prospective financial information and the estimated synergies in this joint consent solicitation statement/prospectus should not be regarded as an indication that any of T-Mobile, Sprint, Deutsche Telekom, SoftBank, any of their respective affiliates, any of their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results or synergies will be realized or that actual results or synergies will not be significantly higher or lower than estimated.

Because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. T-Mobile stockholders and Sprint stockholders are urged to review the SEC filings of T-Mobile incorporated by reference into this joint consent solicitation statement/prospectus for a description of risk factors with respect to the business of T-Mobile. See “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial information of T-Mobile and the combined company was not prepared with a view toward public disclosure, and the unaudited prospective financial information and the estimated synergies were not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The unaudited prospective financial information was prepared by T-Mobile’s management (in the case of the combined company forecasts and the estimated synergies, based in part on inputs from and discussions with Sprint management) and is the responsibility of T-Mobile’s management. Neither the independent registered public accounting firm of T-Mobile nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the unaudited prospective financial information or the estimated synergies, and accordingly, neither the independent registered public accounting firm of T-Mobile nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto. The report of the independent registered public accounting firm of T-Mobile contained in T-Mobile’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Current Report on Form 8-K filed with the SEC on June 18, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, relates to T-Mobile’s previously issued financial statements. It does not extend to the unaudited prospective financial information or the estimated synergies and should not be read to do so. Furthermore, the unaudited prospective financial information does not necessarily reflect T-Mobile’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the unaudited prospective financial information set forth below does not give effect to the merger transactions (except in the case of the combined company forecasts and estimated synergies), nor does it take into account the effect of any failure of the merger transactions to occur, and should not be viewed as accurate in those contexts.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by T-Mobile, Sprint, Deutsche Telekom, SoftBank or any of their respective affiliates that it or they view it as material information of T-Mobile, and in fact, none of the foregoing view the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding T-Mobile contained in this joint consent solicitation statement/prospectus and T-Mobile’s public filings with the SEC.

The following table presents selected unaudited prospective financial data of T-Mobile made available to the T-Mobile board of directors and the financial advisors to the T-Mobile independent committee and T-Mobile, as well as (except as noted below) to Sprint and the financial advisors to the Sprint independent committee and Sprint (which we refer to as the “T-Mobile management T-Mobile forecasts”):

(in millions)	Quarter Ended March 31, 2018E(1)	Three Quarters Ended December 31, 2018E(1)	Year Ended December 31,
			2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Service revenues	$7,858	$23,956	$33,217	$34,381	$35,409	$36,409	$37,277	$38,049	$38,751	$39,403
Total revenues	9,927	31,502	43,201	44,635	45,963	47,154	48,194	49,123	49,969	50,755
EBITDA(2)	2,772	8,167	11,524	12,213	12,700	13,234	13,703	14,123	14,507	14,865
Adjusted EBITDA(3)	2,863	8,453	11,836	12,525	13,012	13,546	14,015	14,435	14,819	15,177
Cash capital expenditures(4)	(1,376)	(3,915)	(5,339)	(4,990)	(5,150)	(5,098)	(5,022)	(4,917)	(4,867)	(4,853)
Unlevered free cash flow(5)	1,202	3,297	3,715	4,638	5,320	5,256	5,275	5,520	5,768	6,047

(1)

The estimates presented in these columns were made available to the T-Mobile board of directors and the financial advisors to the T-Mobile independent committee and T-Mobile. Sprint and the financial advisors to the Sprint independent committee and Sprint were provided (other than with respect to unlevered free cash flow) with estimates for the same periods that were not materially different from those presented in these columns and that, with respect to each line item in these columns, provided the same total amount when aggregating for the full calendar year 2018 the amounts for the quarter ended March 31, 2018 and the three quarters ended December 31, 2018.

(2)

EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and includes non-cash stock-based compensation and other special factors as expenses.

(3)

Adjusted EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and does not include non-cash stock-based compensation and other special factors as expenses.

(4)	Calculated as cash capital expenditures related to the purchase of tangible assets.
(5)

Unlevered free cash flow is a non-GAAP measure, which is calculated as EBITDA less cash taxes, capital expenditures (including estimated spectrum related expenditures), changes in net working capital, cash payments for debt prepayment or debt extinguishment costs, plus proceeds related to beneficial interests in securitization transactions, and other cash items. The unlevered free cash flow data of T-Mobile in the T-Mobile management T-Mobile forecasts was not provided to Sprint or the financial advisors to the Sprint independent committee or Sprint.

The following table presents selected unaudited prospective financial data of the combined company made available to the T-Mobile board of directors and the financial advisors to the T-Mobile independent committee and T-Mobile, as well as (except as noted below) to Sprint and the financial advisors to the Sprint independent committee and Sprint (which we refer to as the “combined company forecasts”):

(in millions)	Year Ended December 31,
	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Service revenues	$56,256	$57,498	$59,070	$60,910	$62,944	$65,005	$66,941	$68,527
Total revenues	78,837	80,736	83,229	86,485	90,157	93,410	95,933	97,855
EBITDA(1)	22,397	24,197	26,559	28,046	30,881	35,263	36,685	37,839
Adjusted EBITDA(2)	22,841	24,644	27,009	28,502	31,341	35,728	37,154	38,313
Cash capital expenditures(3)	(12,849)	(10,398)	(11,725)	(9,205)	(8,622)	(8,628)	(8,716)	(8,825)
Unlevered free cash flow(4)	3,413	7,152	7,658	10,025	11,871	14,870	15,619	16,439

(1)

EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and includes non-cash stock-based compensation and other special factors as expenses.

(2)

Adjusted EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and does not include non-cash stock-based compensation and other special factors as expenses. For the purposes of the combined company forecasts, costs to achieve synergies are not presented as a special factor and are included in adjusted EBITDA.

(3)	Calculated as cash capital expenditures related to the purchase of tangible assets.
(4)

Unlevered free cash flow is a non-GAAP measure, which is calculated as EBITDA less cash taxes, capital expenditures (including estimated spectrum related expenditures), changes in net working capital, cash payments for debt prepayment or debt extinguishment costs, plus proceeds related to beneficial interests in securitization transactions, and other cash items. The unlevered free cash flow data of the combined company in the combined company forecasts was not provided to Sprint or the financial advisors to the Sprint independent committee or Sprint.

The following table presents the estimated synergies on a run rate basis (and is not reflective of the phase in of estimated synergies during preceding years):

(in billions)	Run Rate, Year Ended December 31, 2026E(1)
Network(2)	$4.2
Sales, services & marketing	1.4
Back office(3)	1.1
Customer impact and other growth opportunities(4)	1.7

(1)	Calculated on a pre-tax basis.
(2)	Includes $0.4 billion of network capital expenditure synergies.
(3)	Includes $0.1 billion of back office capital expenditure synergies.
(4)	Includes $(0.5) billion of customer impact and other growth opportunities capital expenditures synergies.

Although presented with numerical specificity, the unaudited prospective financial information (including the T-Mobile management Sprint forecasts below) and estimated synergies reflect numerous assumptions and estimates as to future events made by the management of T-Mobile (in the case of the combined company forecasts and the estimated synergies, based in part on inputs from and discussions with Sprint management). In preparing the unaudited prospective financial information and estimated synergies, T-Mobile made assumptions and estimates regarding, among other things, total customers and revenues per customer, pricing and volume of products and services sold, network, spectrum and other capital expenditures, interest rates, corporate financing activities, including the amount and timing of the issuance of debt, the timing and amount of equity issuances or repurchases, the effective tax rate, the regulatory and legal environment in which T-Mobile operates, and the amount of general and administrative costs. At the time such unaudited prospective financial information and estimated synergies were prepared, T-Mobile’s management believed such assumptions and estimates were reasonable.

The unaudited prospective financial information and the estimated synergies constitute forward-looking statements and no assurances can be given that the assumptions made in preparing the unaudited prospective financial information and estimated synergies will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information and estimated synergies involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future tax rates and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of T-Mobile and/or Sprint and will be beyond the control of the combined company. In addition, the unaudited prospective financial information and estimated synergies will be affected by T-Mobile’s or the combined company’s, as applicable, ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results or synergies will be realized, and actual results or synergies likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information and the estimated synergies, whether or not the merger transactions are completed.

T-Mobile stockholders and Sprint stockholders are urged to review T-Mobile’s most recent SEC filings for a description of T-Mobile’s results of operations and financial condition and capital resources during 2016, 2017 and 2018, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in T-Mobile’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Current Report on Form 8-K filed with the SEC on June 18, 2018, along with the unaudited condensed consolidated financial statements of T-Mobile contained in T-Mobile’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2018, which are incorporated by reference into this joint consent solicitation statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the unaudited prospective financial information and the estimated synergies, readers of this joint consent solicitation statement/prospectus are cautioned not to place undue, if any, reliance on the unaudited prospective financial information and the estimated synergies included in this joint consent solicitation statement/prospectus. No representation is made by T-Mobile, Sprint, Deutsche Telekom, SoftBank, any of their respective affiliates, any of their respective financial advisors or any other person to any T-Mobile stockholder or any Sprint stockholder regarding the ultimate performance of T-Mobile or the combined company compared to the information included in the unaudited prospective financial information and estimated synergies. In particular, T-Mobile has made no representation to Sprint, SoftBank or any other party to the business combination agreement concerning the unaudited prospective financial information or the estimated synergies. None of T-Mobile, Sprint, Deutsche Telekom, SoftBank, any of their respective affiliates or any of their respective financial advisors can provide assurance of the validity, reasonableness, accuracy or completeness of the unaudited prospective financial information or the estimated synergies included in this joint consent solicitation statement/prospectus. The inclusion of unaudited prospective financial information and estimated synergies in this joint consent solicitation statement/prospectus should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

T-MOBILE DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION AND ESTIMATED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION OR ESTIMATED SYNERGIES ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Sprint Unaudited Prospective Financial Information

Sprint does not publicly disclose long-term projections as to future performance, revenues, earnings or other results due to, among other reasons, the uncertainty and subjectivity of the underlying assumptions and estimates. As a result, Sprint does not endorse the unaudited prospective financial information or the estimated synergies as a reliable indication of future results. Sprint is including certain unaudited prospective financial information in this section of this joint consent solicitation statement/prospectus solely because it was among the financial information made available to the Sprint board of directors, Sprint’s financial advisors, T-Mobile and/or T-Mobile’s financial advisors in connection with their respective evaluations of the merger transactions and the other transactions contemplated by the business combination agreement. The unaudited prospective financial information is not being included in this joint consent solicitation statement/prospectus in order to influence any Sprint stockholder or T-Mobile stockholder to make an investment decision with respect to the merger transactions or to influence any Sprint stockholder or T-Mobile stockholder as to whether or how such stockholder should deliver a written consent or act with respect to the Sprint proposals, the T-Mobile proposals, the merger transactions or the other transactions contemplated by the business combination agreement or any other matter. The unaudited prospective financial information presented below as the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts was prepared by Sprint’s management for internal planning purposes from January through April 2018. Such unaudited prospective financial information was based solely upon information available to Sprint’s management at the time of their preparation. Such unaudited prospective financial information was based on estimates and assumptions made by Sprint’s management from January through April 2018 and speaks only as of that time. Sprint has not updated the unaudited prospective financial information included in this joint consent solicitation statement/prospectus and does not intend to do so.

The inclusion of the unaudited prospective financial information in this joint consent solicitation statement/prospectus should not be regarded as an indication that any of Sprint, T-Mobile, SoftBank, Deutsche Telekom, any of their respective affiliates, any of their respective financial advisors or any other person considered, or now considers, this information to be necessarily predictive of actual future results or events, and it should not be relied upon as such. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated.

Because the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Sprint stockholders and T-Mobile stockholders are urged to review the SEC filings of Sprint incorporated by reference into this joint consent solicitation statement/prospectus for a description of risk factors with respect to the business of Sprint. See “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial information of Sprint was not prepared with a view toward public disclosure and was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The unaudited prospective financial information presented below as the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts was prepared by Sprint’s management and is the responsibility of Sprint’s management. Neither the independent registered public accounting firm of Sprint nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the unaudited prospective financial information, and accordingly, neither the independent registered public accounting firm of Sprint nor any other independent accountant expresses any opinion or any other form of assurance on such information or its achievability, and assumes no responsibility for, and disclaims any association with, the unaudited prospective financial information. The report of the independent registered public accounting firm of Sprint contained in Sprint’s Annual Report on Form 10-K for the year ended March 31, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, relates to Sprint’s previously issued financial statements. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not necessarily reflect Sprint’s current estimates and does not take into account any circumstances or events occurring after the date it was prepared, and some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since such date. In particular, the unaudited prospective financial information set forth below does not give effect to the merger transactions, nor does it take into account the effect of any failure of the merger transactions to occur, and should not be viewed as accurate in those contexts.

The inclusion of the unaudited prospective financial information herein should not be deemed an admission or representation by Sprint, T-Mobile, SoftBank, Deutsche Telekom or any of their respective affiliates that it or they view it as material information of Sprint, and in fact, none of the foregoing view the unaudited prospective financial information as material because of the inherent risks and uncertainties associated with such long-term projections. The unaudited prospective financial information should be evaluated in conjunction with the historical financial statements and other information regarding Sprint contained in this joint consent solicitation statement/prospectus and Sprint’s public filings with the SEC.

The following table presents selected unaudited prospective financial data of Sprint made available to the Sprint board of directors and the financial advisors to the Sprint independent committee and Sprint, as well as to T-Mobile and the financial advisors to the T-Mobile independent committee and T-Mobile (which we refer to as the “Sprint management Sprint forecasts”):

	Year Ended December 31,
(in millions)	2018E	2019E	2020E	2021E	2022E
Service revenues	$22,168	$23,136	$24,173	$25,253	$26,529
Wireline, corporate and other revenues	1,585	1,699	1,823	1,892	1,995
Total revenues	32,952	34,825	37,177	39,262	41,476
EBITDA(1)	11,737	14,032	16,010	17,676	19,458
Adjusted EBITDA(2)	11,890	14,132	16,080	17,728	19,509
Cash capital expenditures(3)	(5,636)	(5,570)	(5,451)	(4,522)	(4,683)
Levered free cash flow(4)	(2,444)	545	620	2,938	4,281

(1)

EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and includes non-cash stock-based compensation as an expense.

(2)

Adjusted EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and does not include non-cash stock-based compensation as an expense.

(3)	Calculated as cash capital expenditures related to the purchase of tangible assets.
(4)	Levered free cash flow is a non-GAAP measure, which is calculated as cash provided by operating activities less cash used in investing activities.

In addition to the Sprint management Sprint forecasts, at the request of the Sprint board of directors, Sprint management began in January 2018 the preparation of unaudited prospective financial data reflecting certain adjustments to the Sprint management Sprint forecasts, taking into account certain Sprint-specific and overall industry challenges (which Sprint management Sprint forecasts, as so adjusted, we refer to as the “adjusted Sprint management Sprint forecasts”). The adjusted Sprint management Sprint forecasts were initially discussed with the Sprint board of directors in January 2018, after which they were further refined and ultimately shared with the Sprint board of directors and the financial advisors to the Sprint independent committee and Sprint in April 2018. The following table presents the adjusted Sprint management Sprint forecasts:

	Year Ended December 31,
(in millions)	2018E	2019E	2020E	2021E	2022E
Service revenues	$22,170	$22,820	$23,343	$24,051	$25,106
Wireline, corporate and other revenues	1,583	1,699	1,823	1,892	1,995
Total revenues	32,952	34,462	36,142	37,719	39,589
EBITDA(1)	11,737	13,384	14,617	15,691	16,937
Adjusted EBITDA(2)	11,890	13,484	14,687	15,742	16,988
Cash capital expenditures(3)	(5,636)	(5,570)	(5,600)	(5,700)	(5,750)
Levered free cash flow(4)	(2,444)	127	(663)	(9)	784

(1)

EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and includes non-cash stock-based compensation as an expense.

(2)

Adjusted EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and does not include non-cash stock-based compensation as an expense.

(3)	Calculated as cash capital expenditures related to the purchase of tangible assets.
(4)	Levered free cash flow is a non-GAAP measure, which is calculated as cash provided by operating activities less cash used in investing activities.

T-Mobile’s management made certain adjustments and extrapolations to the Sprint management Sprint forecasts based on T-Mobile’s judgment and experience in the wireless communications services industry. This unaudited prospective financial information was prepared by T-Mobile’s management and is the responsibility of T-Mobile’s management. Neither the independent registered public accounting firm of T-Mobile nor any other independent accountant has audited, reviewed, compiled, examined or applied agreed-upon procedures with respect to the unaudited prospective financial information or the estimated synergies, and accordingly, neither the independent registered public accounting firm of T-Mobile nor any other independent accountant expresses an opinion or provides any form of assurance with respect thereto. The report of the independent registered public accounting firm of T-Mobile contained in T-Mobile’s Annual Report on Form 10-K for the year ended December 31, 2017, as updated by the Current Report on Form 8-K filed with the SEC on June 18, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus, relates to T-Mobile’s previously issued financial statements. It does not extend to the unaudited prospective financial information or the estimated synergies and should not be read to do so. The following table presents the Sprint management Sprint forecasts, as adjusted and extrapolated by T-Mobile’s management and made available to the T-Mobile board of directors and the financial advisors to the T-Mobile independent committee and T-Mobile, as well as (except as noted below) to Sprint and the financial advisors to the Sprint independent committee and Sprint (which we refer to as the “T-Mobile management Sprint forecasts”):

(in millions)	Quarter Ended March 31, 2018E(1)	Three Quarters Ended December 31, 2018E(1)	Year Ended December 31,
			2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E
Service revenues(2)	$5,728	$17,185	$23,437	$24,053	$24,723	$25,439	$26,017	$26,453	$26,823	$27,100
Total revenues(2)	8,551	25,654	35,275	36,052	36,954	37,988	38,768	39,390	39,922	40,251
EBITDA(2)(3)	2,557	8,572	11,531	12,160	12,640	13,370	13,855	14,167	14,414	14,623
Adjusted EBITDA(2)(4)	2,589	8,669	11,663	12,295	12,779	13,514	14,003	14,320	14,571	14,785
Cash capital expenditures(2)(5)	(1,135)	(4,023)	(4,767)	(4,867)	(4,720)	(4,467)	(3,967)	(3,967)	(3,967)	(4,010)
Unlevered free cash flow(2)(6)	810	(1,353)	2,705	3,244	1,543	2,703	3,864	4,171	4,481	4,811

(1)

The estimates presented in these columns were made available to the T-Mobile board of directors and the financial advisors to the T-Mobile independent committee and T-Mobile. Sprint and the financial advisors to the Sprint independent committee and Sprint were provided (other than with respect to unlevered free cash flow) with estimates for the calendar year 2018 presented on an annual basis that, with respect to each line item in these columns, provided the same total amount when aggregating for the full calendar year 2018 the amounts for the quarter ended March 31, 2018 and the three quarters ended December 31, 2018.

(2)

The Sprint management Sprint forecasts were provided by Sprint management, and all adjustments and extrapolations were made by T-Mobile management. Service revenues, total revenues, EBITDA, adjusted EBITDA, cash capital expenditures and unlevered free cash flow were adjusted by T-Mobile management to reflect possible adjustments to Sprint’s forecasts of customer additions, customer churn, average revenue per user and operating costs based on T-Mobile management’s experience and discussions with Sprint management.

T-Mobile’s management extrapolated underlying trends based on knowledge of the wireless industry and discussions with Sprint management to arrive at projections for Sprint for the years 2023 through 2026.

(3)

EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and includes non-cash stock-based compensation as an expense.

(4)

Adjusted EBITDA is a non-GAAP measure, which is calculated as earnings before interest expense, net of interest income, income tax expense, depreciation and amortization expense and does not include non-cash stock-based compensation as an expense.

(5)	Calculated as cash capital expenditures related to the purchase of tangible assets.
(6)

Unlevered free cash flow is a non-GAAP measure, which is calculated as EBITDA less cash taxes, capital expenditures (including estimated spectrum related expenditures), changes in net working capital, cash payments for debt prepayment or debt extinguishment costs, plus proceeds related to beneficial interests in securitization transactions, and other cash items. The unlevered free cash flow data of Sprint in the T-Mobile management Sprint forecasts was not provided to Sprint or the financial advisors to the Sprint independent committee or Sprint.

Although presented with numerical specificity, the unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by the management of Sprint and/or the management of T-Mobile. In preparing the unaudited prospective financial information, Sprint and T-Mobile made assumptions and estimates regarding, among other things, total customers and revenues per customer, pricing and volume of products and services sold, network, spectrum and other capital expenditures, interest rates, corporate financing activities, including the amount and timing of the issuance of debt, the timing and amount of equity issuances or repurchases, the effective tax rate, the regulatory and legal environment in which Sprint operates, and the amount of general and administrative costs. At the time the unaudited prospective financial information was prepared, Sprint’s management (in the case of the assumptions and estimates reflected in the Sprint management Sprint forecasts and the adjusted Sprint management Sprint forecasts) and T-Mobile’s management (in the case of the assumptions and estimates reflected in the T-Mobile management Sprint forecasts) believed such assumptions and estimates were reasonable.

The unaudited prospective financial information constitutes forward-looking statements and no assurances can be given that the assumptions made in preparing the unaudited prospective financial information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, future tax rates and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Sprint and/or T-Mobile and will be beyond the control of the combined company. In addition, the unaudited prospective financial information will be affected by Sprint’s ability to achieve strategic goals, objectives and targets over the applicable periods. As a result, there can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger transactions are completed.

Sprint stockholders and T-Mobile stockholders are urged to review Sprint’s most recent SEC filings for a description of Sprint’s results of operations and financial condition and capital resources during 2016 and 2017, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Sprint’s Annual Report on Form 10-K for the year ended March 31, 2018, which is incorporated by reference into this joint consent solicitation statement/prospectus.

In light of, among other matters, the foregoing factors and the uncertainties inherent in the unaudited prospective financial information, readers of this joint consent solicitation statement/prospectus are cautioned not to place undue, if any, reliance on the unaudited prospective financial information included in this joint consent solicitation statement/prospectus. No representation is made by Sprint, T-Mobile, SoftBank, Deutsche Telekom, any of their respective affiliates, any of their respective financial advisors or any other person to any Sprint stockholder or any T-Mobile stockholder regarding the ultimate performance of Sprint compared to the information included in the unaudited prospective financial information. In particular, Sprint has made no representation to T-Mobile, Deutsche Telekom or any other party to the business combination agreement concerning the unaudited prospective financial information or the estimated synergies. None of Sprint, T-Mobile, SoftBank, Deutsche Telekom, any of their respective affiliates or any of their respective financial advisors can provide assurance of the validity, reasonableness, accuracy or completeness of the unaudited prospective financial information included in this joint consent solicitation statement/prospectus. The inclusion of unaudited prospective financial information in this joint consent solicitation statement/prospectus should not be regarded as an indication that such unaudited prospective financial information will be an accurate prediction of future events, and such information should not be relied on as such.

SPRINT DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, UPDATE, CORRECT OR OTHERWISE REVISE THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT

CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE (EVEN IN THE SHORT TERM).

Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transactions

Certain of T-Mobile’s executive officers and members of the T-Mobile board of directors have interests in the merger transactions that may be different from, or in addition to, the interests of T-Mobile’s stockholders generally. The members of the T-Mobile board of directors and the T-Mobile independent committee were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the merger transactions.

The merger transactions contemplated by the business combination agreement will not constitute a “change in control” for purposes of the T-Mobile executive compensation and benefit plans described below.

Leadership Following the Merger Transactions

Certain members of the T-Mobile board of directors and certain executive officers of T-Mobile, including John J. Legere and G. Michael Sievert, will serve as members of the combined company board of directors or executive officers of the combined company following the effective time. See “—Board of Directors and Management of the Combined Company.”

T-Mobile Executive Officer Arrangements

T-Mobile Executive Severance Letters

In connection with the execution of the business combination agreement, T-Mobile entered into severance letter agreements with David R. Carey, J. Braxton Carter, Peter A. Ewens, Thomas C. Keys, David A. Miller, Neville R. Ray and Elizabeth A. McAuliffe (which we refer to as the “severance letter agreements”). The severance letter agreements provide that, upon an executive officer’s termination of employment without cause or for good reason, within 12 months following the earlier of the effective time or T-Mobile’s public announcement that the merger transactions will not close, such executive officer would be entitled to the following: (1) a cash payment equal to the executive officer’s annual incentive for the calendar year in which the termination occurs based on actual performance, prorated for the portion of the year elapsed as of the termination date, which payment is payable in a lump sum; (2) a cash severance payment equal to the product of (a) two, multiplied by (b) the sum of the executive officer’s annual base salary plus target annual incentive award, which severance payment is payable in a lump sum; (3) the executive officer’s earned, unpaid annual incentive for the calendar year preceding the year in which the termination occurs (if any), payable in a lump sum; (4) full vesting of the executive’s time-based long-term incentive awards and vesting of the executive’s performance-based long-term incentive awards based on actual performance determined as if the performance period in effect as of the termination date had ended as of the last trading day immediately preceding the termination date; (5) continued medical and dental coverage for the executive and the executive’s eligible dependents for up to 18 months following the termination date; and (6) outplacement services for 12 months following termination. As a condition of receiving the severance benefits under the severance letter agreements, the applicable executive officer must execute a release of claims in favor of T-Mobile and continue to comply with certain non-competition and non-solicitation restrictions for 18 months following termination (or 12 months if such termination occurs within 12 months following the date on which T-Mobile publicly announces the merger transactions will not close).

The Legere Amendment

In connection with the execution of the business combination agreement, T-Mobile adopted an amendment to Mr. Legere’s employment agreement (which we refer to as the “Legere amendment”), which extends the term of Mr. Legere’s employment agreement through April 30, 2020 (with Mr. Legere’s employment terminating on such date, unless terminated earlier) and increases Mr. Legere’s annual base salary to $2 million, target annual incentive award to $4 million and target grant-date value of his long-term incentive awards to $17.25 million. Pursuant to the Legere amendment, Mr. Legere was granted a one-time award of performance-based restricted stock units on April 29, 2018, with an approximate aggregate grant-date value of $37 million, 50% of which would vest on the earlier of the effective time or the date on which Mr. Legere’s employment term expires, and the remaining 50% of which would vest on the date on which Mr. Legere’s employment term expires, subject to Mr. Legere’s continued employment through the applicable vesting date (except as otherwise provided in his employment agreement, as amended, or the applicable award agreement) and based on T-Mobile’s total shareholder return during the applicable performance period. Under Mr. Legere’s employment agreement (as amended by the Legere amendment), if Mr. Legere’s employment is terminated by T-Mobile without cause (including due to the expiration of Mr. Legere’s employment agreement) or by Mr. Legere for good reason, subject to the execution and non-revocation of a release of claims in favor of T-Mobile and continued compliance with certain non-competition and non-solicitation restrictions for 24 months following termination, Mr. Legere would be entitled to the following severance benefits: (1) a lump-sum cash payment equal to two multiplied by the sum of his base salary and target annual incentive award; (2) a lump-sum payment equal to his prorated annual incentive award for the calendar year in which his termination occurs based on actual performance; (3) a lump-sum payment equal to his earned, unpaid annual incentive for the calendar year preceding the year in which the termination occurs (if any); (4) full vesting of his time-based long-term incentive awards; (5) vesting of his performance-based long-term incentive awards based on actual performance through the termination date (subject to Mr. Legere’s cooperation with succession planning with respect to certain performance-based awards); (6) medical and dental coverage for Mr. Legere and his eligible dependents for up to 18 months following termination; and (7) payment or reimbursement for an exclusive office and exclusive executive assistant for 18 months following termination (capped at $25,000 per month). Mr. Legere is also eligible for outplacement services for 12 months following termination under T-Mobile’s Executive Severance Benefit Guidelines.

The Sievert Amendment

In connection with the execution of the business combination agreement, T-Mobile adopted an amendment to Mr. Sievert’s compensation term sheet (which we refer to as the “Sievert amendment”), which increases Mr. Sievert’s annual base salary to $1.2 million, target grant-date value of his annual incentive award to $2.4 million and target long-term incentive awards to $10.35 million. Pursuant to the Sievert amendment, Mr. Sievert was granted a one-time award of performance-based restricted stock units on April 29, 2018, with an approximate aggregate grant-date value of $20 million, 50% of which is scheduled to vest on the earlier of the effective time or the third anniversary of the grant date, and the remaining 50% of which is scheduled to vest on the third anniversary of the grant date, subject to Mr. Sievert’s continued employment through the applicable vesting date (except as otherwise provided in his compensation term sheet, as amended, or the applicable award agreement) and based on T-Mobile’s total shareholder return during the applicable performance period. Under Mr. Sievert’s compensation term sheet (as amended by the Sievert amendment), if Mr. Sievert’s employment is terminated by T-Mobile without cause or by Mr. Sievert for good reason, subject to the execution and non-revocation of a release of claims in favor of T-Mobile, Mr. Sievert would be entitled to the following severance benefits: (1) a lump-sum cash payment equal to his annual incentive for the calendar year in which the termination occurs based on actual performance, prorated for the portion of the year elapsed as of the termination date; (2) a lump-sum cash severance payment equal to the product of (a) two, multiplied by (b) the sum of his annual base salary and target annual incentive award; (3) a lump-sum payment equal to his earned, unpaid annual incentive for the calendar year preceding the year in which the termination occurs (if any); (4) full vesting of his time-based long-term incentive awards; (5) vesting of his performance-based long-term incentive awards based on (a) actual performance during the portion of the performance period prior to and through Mr. Sievert’s termination date and (b) target performance during the remaining portion of the performance period following Mr. Sievert’s termination; (6) continued medical and dental coverage for Mr. Sievert and his eligible dependents for up to 18 months following the termination date; and (7) outplacement services for 12 months following termination.

The Carter Amendment

In connection with the execution of the business combination agreement, T-Mobile adopted an amendment to Mr. Carter’s employment agreement (which we refer to as the “Carter amendment”), which provides that Mr. Carter’s employment will continue until the first to occur of the following dates: (1) if the merger transactions close, the 20th day following T-Mobile’s first quarterly or annual financial filing following the effective time; or (2) if the merger transactions are terminated and (a) public announcement thereof is made prior to March 1, 2019, (x) the 20th day following T-Mobile’s next quarterly or annual financial filing after such public announcement if the deadline for such financial filing is after March 1, 2019, or (y) March 1, 2019 if the deadline for T-Mobile’s next quarterly or annual financial filing after such public announcement is before March 1, 2019, and (b) public announcement thereof is made following March 1, 2019, the 20th day following the first quarterly or annual financial filing made by T-Mobile after such public announcement. Mr. Carter’s employment will automatically terminate upon the expiration of his employment term (unless earlier terminated), at which time Mr. Carter will be eligible for severance benefits as if he experienced a termination without cause, subject to the execution and non-revocation of a release of claims in favor of T-Mobile.

Carey Term Sheet

In connection with the execution of the business combination agreement, T-Mobile adopted a compensation term sheet for Mr. Carey (which we refer to as the “Carey term sheet”), which has a two-year term continuing until April 29, 2020 and increases Mr. Carey’s annual base salary to $775,000, target annual incentive award to 125% of his base compensation and target grant-date value of long-term incentive awards to approximately $4.36 million. Pursuant to the Carey term sheet, Mr. Carey was granted a one-time award of performance-based restricted stock units on April 29, 2018, with an aggregate grant date value of approximately $5.72 million, 50% of which will vest on the earlier of the effective time or the date on which the Carey term sheet expires, and the remaining 50% of which will vest on the date on which the Carey term sheet expires, subject to Mr. Carey’s continued employment through the applicable vesting date (except as otherwise set forth in the Carey term sheet and the applicable award agreement) and based on T-Mobile’s total shareholder return during the applicable performance period.

Ray Performance-Based Restricted Stock Unit Award

In connection with the execution of the business combination agreement, Mr. Ray was granted a one-time award of performance-based restricted stock units on April 29, 2018, with an approximate aggregate value of $12.19 million, 50% of which vests on the earlier of the effective time or the third anniversary of the grant date, and the remaining 50% of which vests on the third anniversary of the grant date, subject to Mr. Ray’s continued employment through the applicable vesting date (except as otherwise set forth in the applicable award agreement) and based on T-Mobile’s total shareholder return during the applicable performance period.

For an estimate of the amounts that would become payable to each of T-Mobile’s named executive officers if a severance-qualifying termination of employment were to occur immediately following the completion of the merger, see “—Quantification of Potential Payments and Benefits to T-Mobile’s Named Executive Officers in Connection with the Merger Transactions.” T-Mobile estimates that the aggregate value of the severance payments and benefits that would become payable to T-Mobile’s other executive officers under their applicable agreements if the effective time were June 30, 2018, and each incurred a severance-qualifying termination of employment on that date, to be $213,457,466.

Quantification of Potential Payments and Benefits to T-Mobile’s Named Executive Officers in Connection with the Merger Transactions

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosures of information about certain compensation for each of T-Mobile’s named executive officers that is based on or otherwise relates to the merger transactions and assumes, among other things, that the T-Mobile named executive officers will incur a severance-qualifying termination immediately following the effective time. For additional details regarding the terms of the payments described below, see the discussion under the caption “—Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transaction” above.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the completion of the merger transactions and, as a result, the actual amounts, if any, to be received by an executive officer may differ in material respects from the amounts set forth below. For purposes of calculating such amounts, we have assumed:

•

the effective time of the combination is June 30, 2018, which is the assumed date of the closing solely for the purposes of this merger transactions-related compensation disclosure (which we refer to as the “assumed closing date”);

•	each named executive officer incurs a qualifying termination immediately following the effective time;

•	performance goals applicable to the cash annual incentive awards and performance-based RSUs are achieved at the target level; and

•

the value of a share of T-Mobile common stock immediately following the effective time is $58.02, which is equal to the five-day average closing price of a share of T-Mobile common stock following the announcement of the merger transactions (including the April 30, 2018 announcement date).

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
Named Executive Officers
John J. Legere	13,768,036	75,855,522	463,016	90,086,574
J. Braxton Carter	5,224,038	15,909,838	20,412	21,154,289
G. Michael Sievert	8,309,615	42,785,631	25,816	51,121,062
Neville R. Ray	6,171,274	27,051,013	27,475	33,249,762
Thomas C. Keys	4,007,933	13,811,951	25,895	17,845,779

(1)	The cash amounts payable to the named executive officers include the following components:

a.

A cash payment equal to the named executive officer’s annual incentive for the year of termination based on actual performance, prorated for the portion of the year elapsed as of the termination date, which payment is payable in a lump sum; and

b.

A cash severance payment equal to the product of (i) two multiplied by (ii) the sum of the executive officer’s annual base salary plus target annual incentive award, which severance payment is payable in a lump sum.

In addition to the amounts described above, each named executive officer would become entitled to a cash amount equal to any earned, unpaid prior year bonus; however, annual bonuses for 2017 have already been paid to the named executive officer and, accordingly, have not been included here. All components of such cash amount are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment). As a condition of receiving the prorated annual incentive and severance payment, the named executive officers must execute and not revoke a release of claims and comply with certain restrictive covenant obligations. The estimated amount of each component of the cash payment is set forth in the table below.

Name	Prorated Annual Short-Term Incentive ($)	T-Mobile Severance Payment ($)
Named Executive Officers
John J. Legere	1,768,036	12,000,000
J. Braxton Carter	724,038	4,500,000
G. Michael Sievert	1,109,615	7,200,000
Neville R. Ray	771,274	5,400,000
Thomas C. Keys	520,433	3,487,500

The prorated annual short-term incentive payments are prorated based on the assumed closing date of June 30, 2018.

(2)

As described in more detail above in “—Interests of Certain Executive Officers and Directors of T-Mobile in the Merger Transactions,” each named executive officer would receive, subject to the execution and non-revocation of a release of claims in favor of T-Mobile and, as applicable, continued compliance with certain restrictive covenants, (a) full vesting of the executive’s time-based long-term incentive awards and (b) vesting of the executive’s performance-based long-term incentive awards based on actual performance determined as if the performance period in effect as of the termination date had ended as of the last trading day immediately preceding the termination date (or in the case of Mr. Sievert, vesting (i) based on actual performance during the portion of the performance period prior to and through Mr. Sievert’s termination date and (ii) based on target performance during the remaining portion of the performance period following Mr. Sievert’s termination). Outstanding equity awards are subject to “double-trigger” vesting (i.e., vesting is contingent upon a qualifying termination of employment). The amounts above and in the table below assume a price per share of T-Mobile common stock of $58.02. Set forth below are the values of time-based restricted stock units and performance-based restricted stock units (including any related dividend equivalents) held by the named executive officers that would become vested upon a qualifying termination of employment.

Name	Time-Based RSUs ($)	Performance-Based RSUs ($)
Named Executive Officers
John J. Legere	8,250,676	67,604,846
J. Braxton Carter	7,653,302	8,256,536
G. Michael Sievert	10,155,125	32,630,506
Neville R. Ray	5,023,256	22,027,757
Thomas C. Keys	4,260,931	9,551,020

(3)

Subject to the execution and non-revocation of a release of claims in favor of T-Mobile and continued compliance with certain restrictive covenants, (a) each named executive officer is entitled to continued medical and dental coverage for the executive and the executive’s eligible dependents for up to 18 months following termination, (b) Mr. Legere is entitled to an exclusive office and exclusive executive assistant for 18 months following termination (capped at $25,000 per month) and (c) each named executive officer is entitled to outplacement services for 12 months following termination. All such amounts are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment).

Name	Insurance Benefits ($)	Outplacement ($)	Office and Executive Assistant ($)
Named Executive Officers
John J. Legere	6,516	6,500	450,000
J. Braxton Carter	13,912	6,500
G. Michael Sievert	19,316	6,500
Neville R. Ray	20,975	6,500
Thomas C. Keys	19,395	6,500

Transactions with Deutsche Telekom

Certain members of the T-Mobile board of directors are executives of Deutsche Telekom, and Deutsche Telekom is the beneficial holder of a majority of the outstanding shares of T-Mobile common stock as of the T-Mobile record date.

T-Mobile is party to a number of existing related person transactions with Deutsche Telekom and its affiliates that may be affected by the merger transactions if the merger transactions are completed. These transactions include important financing arrangements and commercial arrangements pursuant to which T-Mobile obtains or provides various services and/or licenses intellectual property or technology. See “Transactions with Related Persons and Approval—Transactions with Deutsche Telekom” in T-Mobile’s annual proxy statement filed with the SEC on April 26, 2018, which is incorporated herein by reference, for more information regarding these transactions. In addition, Deutsche Telekom and its affiliates are and will be parties to several agreements and arrangements related to the merger transactions to which T-Mobile also is or will be a party, including the business combination agreement, the amended and restated stockholders’ agreement, the license agreement amendment and the financing matters agreement. See “The Business Combination Agreement,” “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement,” “The Merger Transactions—Other Agreements—Trademark License,” and “Description of Financing.” With respect to any of these agreements or arrangements, the interests of Deutsche Telekom may be different from, or in addition to, the interests of T-Mobile’s stockholders generally.

Interests of Certain Executive Officers and Directors of Sprint in the Merger Transactions

Sprint’s directors and executive officers may have interests in the merger transactions that are different from or in addition to those of Sprint’s stockholders generally. The Sprint board of directors and the Sprint independent committee were aware of and considered these interests to the extent such interests existed at the time, among other matters, in evaluating the business combination agreement, in approving the business combination agreement and the terms of the merger transactions and in recommending that the business combination agreement be approved by the stockholders of Sprint.

The merger transactions contemplated by the business combination agreement will be a “change in control” for purposes of the Sprint executive compensation and benefit plans described below.

Leadership Following the Merger Transactions

Certain members of the Sprint board of directors and certain executive officers of Sprint may serve as members of the combined company board of directors or executive officers of the combined company following the effective time. See “—Board of Directors and Management of the Combined Company.”

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section entitled “—Interests of Certain Executive Officers and Directors of Sprint in the Merger Transactions,” the following assumptions were used:

•

The relevant price per share of Sprint common stock is $5.34, which is the average closing price per share of Sprint common stock as reported on the NYSE over the first five business days following the first public announcement of the merger transactions on April 29, 2018;

•

The effective time is June 30, 2018, which is the assumed date of the closing of the merger transactions solely for purposes of the disclosure in this section entitled “—Interests of Certain Executive Officers and Directors of Sprint in the Merger Transaction”;

•

The employment of each executive officer of Sprint was terminated by Sprint without “cause,” or a term of similar import, or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), or a term of similar import, in either case immediately following the assumed effective time of June 30, 2018; and

•	The service of each non-employee member of Sprint’s board of directors was involuntary terminated immediately following the assumed effective time of June 30, 2018.

As the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate as of the date referenced, the actual amounts, if any, that may be paid or become payable may materially differ from the amounts set forth below.

Treatment of Sprint Equity-Based Awards

Stock Options. Each option to purchase shares of Sprint common stock (other than under the Sprint Employees Stock Purchase Plan), whether vested or unvested, that is outstanding immediately prior to the effective time, as of the effective time, will be automatically converted into an option to purchase, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, a number of shares of T-Mobile common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (a) the total number of shares of Sprint common stock subject to such Sprint option immediately prior to the effective time, by (b) 0.10256, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the Sprint common stock subject to such option as of immediately prior to the effective time, divided by (y) 0.10256.

Time-Based Restricted Stock Units. Each award of time-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit award, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of time-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock.

Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit, on the same terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such performance-based restricted stock unit in respect of Sprint common stock immediately prior to the effective time) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time, multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of performance-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock. The number of shares of Sprint common stock subject to each performance-based restricted stock unit outstanding as of immediately prior to the effective time will be based on the assumed level of performance equal to (x) in the case of a “turnaround incentive award” issued in respect of Sprint common stock, the greatest of (1) the volume-weighted average price of Sprint common stock over any 150-calendar day period as specified in the applicable award agreement as of the effective time, (2) the volume-weighted average price of Sprint common stock over the five consecutive trading day period ending with the second complete trading day prior to the effective time, and (3) the volume-weighted average price of Sprint common stock equal to 100% of the target award; and (y) in the case of an award of performance-based restricted stock units issued in respect of shares of Sprint common stock that is not a “turnaround incentive award,” in respect of outstanding performance periods as of the effective time, the target number of shares of Sprint common stock underlying such award of performance-based restricted stock units, and in respect of completed performance periods as of the effective time, the actual number of shares of Sprint common stock underlying such award of performance-based restricted stock units.

Treatment of Equity Awards Following the Effective Time. At the effective time, the outstanding Sprint stock options, Sprint time-based restricted stock units and Sprint performance-based restricted stock units held by Sprint’s executive officers that convert into equity awards with respect to T-Mobile common stock in the manner described above will remain subject to the same service-based vesting conditions, if any. Pursuant to the terms of these awards, if an executive officer’s employment is terminated without “cause” or by the executive officer under circumstances which would constitute “good reason,” in each case, during the 18 months following a change of control, all outstanding converted equity awards held by such executive officer would fully vest and become exercisable, as applicable, upon such termination of employment. In general, for purposes of the converted equity awards, “cause” and “good reason” have the meanings applicable to the executive officers under the Severance Plan (as defined below) or the executive officer’s applicable employment agreement.

Each non-employee member of Sprint’s board of directors holds restricted stock units. The vesting of the restricted stock units will be accelerated upon the director’s involuntary termination of board service following the effective time.

See “Quantification of Potential Payments and Benefits to Sprint’s Named Executive Officers in Connection with the Merger Transactions” for an estimate of the amounts that would become payable to each of Sprint’s named executive officers in respect of their unvested equity awards. Based on the assumptions described above under “—Certain Assumptions,” (1) the estimated aggregate amounts that would become payable to Sprint’s three executive officers who are not named executive officers in respect of their unvested equity awards is as follows: unvested Sprint stock options—$161,389; Sprint restricted stock units—$2,028,661; and Sprint performance-based restricted stock units—$10,204,147 and (2) the estimated aggregate amount that would become payable to Sprint’s six non-employee directors in respect of their unvested equity awards is as follows: Sprint restricted stock units—$1,112,076.

For more information on equity holdings of Sprint’s non-employee directors and executive officers, see “Principal Stockholders of Sprint.”

Potential Severance Payments Upon a Qualifying Termination Following the Effective Time

Change in Control Severance Plan. Sprint maintains the Change in Control Severance Plan (which we refer to as the “Severance Plan”). Each current executive officer participates in the Severance Plan, except for Messrs.

Claure, Schieber and Davies. The Severance Plan provides that in the event that a participating executive’s employment is terminated (1) by Sprint without “cause” (as defined in the Severance Plan) 6 months prior to a change in control at the request of a third party in contemplation of a change in control or (2) by Sprint without “cause” (as defined in the Severance Plan) or by the executive officer for “good reason” (as defined in the Severance Plan) within 18 months following a change in control, then the participant would be entitled to the following benefits, subject to the execution of a general release:

•

An amount equal to the participant’s applicable severance multiple multiplied by the sum of (a) base salary and (b) target annual bonus, in each case, for the year in which the participant’s termination occurs (unless such termination is for good reason due to a reduction of the participant’s target bonus, in which case the target bonus used in this calculation will be such target bonus in effect immediately before the reduction), payable in lump sum;

•

Prorated target annual bonus if the termination of employment occurs in the same calendar year as the change in control and prorated annual bonus based on actual performance if the termination of employment occurs after the calendar year of the change in control;

•

Continued participation in health and life insurance plans through the earlier of the expiration of the applicable post-termination period or the participant’s eligibility for comparable benefits from a new employer or otherwise; and

•	Outplacement services for the period ending on the second calendar year following the year of termination, up to $35,000.

The applicable severance multipliers/applicable post-termination periods are as follows: two times/two years for Messrs. Combes, Cano and Crull and one-and-half (1.5) times 18 months for Messrs. Draper, Gracia and Saw. In addition, in the event that Mr. Combes’s employment with Sprint terminates and he subsequently commences employment with SoftBank, or is offered, but refuses to accept, a comparable employment position with SoftBank following the closing of the merger transactions, then in each case he will not be entitled to receive certain severance compensation and other benefits under certain conditions as specified in his employment agreement.

The Severance Plan provides that Sprint may reduce any payments and benefits that constitute “parachute payments” subject to the excise tax imposed by Section 4999 of the Code such that no portion of such amounts will be subject to the excise tax under Section 280G of the Code (if, and to the extent, such reduction would result in a greater after-tax return to the participant than receiving all of the payments and benefits and paying the resulting excise tax).

Claure Employment Agreement

Mr. Claure is not eligible to participate in the Severance Plan and he is not eligible to receive any cash severance payments (other than accrued benefits) upon any termination of employment from Sprint, other than a pro-rated annual incentive based on actual performance. If Mr. Claure remains employed through the closing of the merger transactions, then his employment with Sprint will terminate immediately after such closing and, subject to Mr. Claure’s execution and delivery to Sprint of a release, such termination will be treated as a termination by Sprint without “cause” for purposes of certain outstanding option and performance-based restricted stock unit awards. In addition, Mr. Claure will continue to receive certain perquisites, including indemnification and directors’ and officers’ liability insurance.

Davies Employment Letter Agreement

Mr. Davies is not eligible for severance benefits pursuant to his employment letter agreement or under the Severance Plan.

Schieber Employment Arrangements

Sprint previously entered into an employment agreement with Mr. Schieber. Pursuant to the employment agreement, in the event that Mr. Schieber’s employment is terminated by Sprint without “cause,” by Mr. Schieber as a result of a “constructive discharge” (as defined in the employment agreement) or because he is required to be based anywhere other than his location at the time or the Kansas City metropolitan area, within one year following a change in control then he would be entitled to the following benefits:

•	For 18 months following his termination of employment, continued payment of base salary, payable in accordance with regular payroll practices;

•	Annual bonus, based on actual performance, up to target, during the 18-month period following his termination of employment and pro-rated to reflect any partial year;

•

Continued participation for 18 months following his termination of employment in any executive medical, dental, life and qualified and non-qualified retirement benefits which Mr. Schieber was entitled to receive at the time of his termination of employment, other than long- and short-term disability benefits;

•	Outplacement services until the earlier of (a) the date he becomes employed or (b) December 31st of the second calendar year following the calendar year of his termination of employment; and

•

Continued receipt for 18 months following his termination of employment of all applicable executive perquisites except country club membership dues and accrual of vacation, currently consisting of mobile phone service.

In addition, Mr. Schieber previously entered into a Retention Award Letter pursuant to which he is eligible to receive (1) a retention payment of $40,000 if he remains an active Sprint employee in its finance organization through January 15, 2019, and (2) a retention payment of $60,000 if he remains an active Sprint employee in its finance organization through January 15, 2020. If, prior to a retention payment date, Mr. Schieber’s employment is involuntarily terminated without cause and he becomes eligible to receive severance benefits, he will receive the outstanding retention payment or payments. Finally, under Sprint’s short-term incentive plan, Mr. Schieber is entitled to a pro-rated payment, based on actual performance, in connection with his termination of employment as the result of death, disability, or involuntary termination by Sprint without cause.

Robbiati

Mr. Robbiati’s employment terminated with Sprint on January 31, 2018. He is no longer eligible for additional severance pursuant to his employment agreement or under the Severance Plan.

Restrictive Covenants. Participants in the Severance Plan are subject to certain restrictive covenants as set forth in their employment agreements. Messrs. Claure, Combes, Cano and Crull are subject to a 24-month post-employment noncompete and nonsolicit covenant and Messrs. Draper, Gracia and Saw are subject to an 18-month post-employment noncompete and nonsolicit covenant. Mr. Davies is subject to a 12-month post-employment noncompete and nonsolicit covenant pursuant to his grant of equity-based awards. Mr. Schieber will not be subject to a post-employment noncompete and nonsolicit covenant following his termination of employment in connection with the merger transactions.

See “Quantification of Potential Payments and Benefits to Sprint’s Named Executive Officers in Connection with the Merger Transactions” for the estimated amounts that each of Sprint’s named executive officers would receive under the Severance Plan upon a qualifying termination of employment. Based on the assumptions described above under “—Certain Assumptions,” the estimated aggregate amount of the cash severance payments (including prorated bonus payments) to be provided to Sprint’s three executive officers who are not named executive officers under the Severance Plan or Mr. Schieber’s employment arrangements upon a qualifying termination of employment is $5,317,693. The estimated aggregate amount of the cash severance payments does not attempt to quantify any reductions to “parachute payments” as defined by Section 280G of the Code in order to avoid any applicable excise tax.

Deferred Compensation Plan

Participants in the Sprint Deferred Compensation Plan (as amended and restated effective November 20, 2014) are fully vested in their account balances and have elected a time and form of payment to receive these balances (e.g., in installments on separation from service, in lump sum on a future specified date, etc.). Notwithstanding a participant’s earlier election, for deferrals made on or prior to August 29, 2013, upon a separation from service within 12 months following a change in control, the participant’s account balance will be paid in lump sum on the last business day of the calendar month in which the participant separates from service, subject to potential delay as may be required under Section 409A of the Code. For deferrals made after August 29, 2013, to the extent that the participant has not elected otherwise, upon a separation from service within 18 months following a change in control, the participant’s account balance will be paid in lump sum on the last business day of the calendar month in which the participant separates from service, subject to potential delay as may be required under Section 409A of the Code. Messrs. Cano, Saw and Schieber are participants in the Sprint Deferred Compensation Plan.

Grantor Trust

As of the effective time of the merger transactions, an amount of up to approximately $462,000 will be contributed to a grantor trust established by Sprint for purposes of funding certain existing deferred compensation obligations in respect of Sprint directors and executive officers under certain Sprint plans and agreements.

Indemnification and Insurance

The business combination agreement provides for certain indemnification arrangements for Sprint’s current officers and directors and the continuation of certain insurance arrangements for Sprint’s current officers and directors for six years after the completion of the merger transactions.

Arrangements with T-Mobile

Prior to the effective time, T-Mobile may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of Sprint’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of Sprint’s executive officers regarding employment with T-Mobile, in each case taking effect at the effective time.

Quantification of Potential Payments and Benefits to Sprint’s Named Executive Officers in Connection with the Merger Transactions

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Sprint that is based on, or otherwise relates to, the contemplated merger transactions. For additional details regarding the terms of the payments and benefits described below, see the discussion under the caption “Interests of Sprint’s Directors and Executive Officers in the Merger Transactions” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger transactions. For purposes of calculating such amounts, the following assumptions were used:

•

The relevant price per share of Sprint common stock is $5.34, which is the average closing price per share of Sprint common stock as reported on the NYSE over the first five business days following the first public announcement of the merger transactions on April 29, 2018;

•	The effective time is June 30, 2018, which is the assumed date of the closing of the merger transactions solely for purposes of the disclosure in this section; and

•

The employment of each executive officer of Sprint was terminated without “cause” or due to the executive officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), in either case immediately following the assumed effective time of June 30, 2018.

Name	Cash ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)(5)
Marcelo Claure	501,370	53,400,000	—	53,901,370
Michel Combes	9,747,945	22,462,536	45,412	32,255,893
Andrew Davies	—		—	—
Nestor Cano	5,524,110	11,810,569	62,022	17,396,701
Kevin Crull	3,399,452	18,438,768	59,430	21,897,650
Jorge Gracia	2,355,753	4,961,693	49,309	7,366,755
Tarek Robbiati(1)	—	—	—	—

(1)

Mr. Robbiati’s employment terminated with Sprint on January 31, 2018. He is no longer eligible for additional severance benefits pursuant to his employment agreement or under the Severance Plan, nor is he eligible for equity acceleration under the terms of his equity award agreements.

(2)

The amounts in this column represent the estimated cash payments set forth below. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without “cause” or by the named executive officer for “good reason” within 18 months following the closing of the merger transactions, or during the six-month period prior to a change in control, if the named executive officer’s employment is terminated without “cause” at the request of a third party in contemplation of a change in control, in each case other than for each of Mr. Claure and Mr. Davies. Mr. Davies is not eligible for cash severance benefits pursuant to his agreement or under the Severance Plan. Mr. Claure is not eligible for cash severance benefits pursuant to his agreement or under the Severance Plan, other than a pro-rated annual incentive based on actual performance. In addition, in the event that Mr. Combes’s employment with Sprint terminates and he subsequently commences employment with SoftBank, or is offered, but refuses to accept, a comparable employment position with SoftBank following the closing of the merger transactions, then in each case he will not be entitled to receive certain severance compensation and other benefits under certain conditions as specified in his employment agreement. For further details regarding potential severance payable in connection with the merger transactions, see “—Potential Severance Payments Upon a Qualifying Termination Following the Effective Time.”

Name	Cash Severance ($)(a)	Prorated Annual Incentive ($)(b)
Marcelo Claure	—	501,370
Michel Combes	9,000,000	747,945
Nestor Cano	5,200,000	324,110
Kevin Crull	3,200,000	199,452
Jorge Gracia	2,175,000	180,753

a.

For Messrs. Combes, Cano and Crull, the amounts in this column represent a lump-sum cash severance amount equal to two times the sum of the named executive officer’s base salary and target annual bonus. For Mr. Gracia, the amounts in this column represent a lump-sum cash severance amount equal to one and a half times the sum of the named executive officer’s base salary and target annual bonus. If a named executive officer terminates for good reason due to a reduction of his target bonus, the target bonus used in this calculation will be such target bonus in effect immediately before the reduction.

b.	The amounts in this column represent a pro-rated target annul bonus for the year in which the change in control occurs.

(3)

The amounts in this column represent the value of the accelerated vesting of Sprint unvested stock option awards, Sprint time-based restricted stock unit awards and Sprint performance-based restricted stock unit awards upon a qualifying termination of employment (a “double trigger” benefit). The amounts in this column do not include 141,509 time-based restricted stock units and 141,509 performance-based restricted stock units granted to Mr. Davies on July 2, 2018, with an aggregate accelerated vesting value of $1,511,316. For further details regarding the treatment of Sprint equity-based awards in connection with the merger transactions, see “—Treatment of Sprint Equity-Based Awards.”

	Unvested Stock Options		Time-Based Restricted Stock Units		Performance-Based Restricted Stock Units
Name	Number (#)	Value ($)	Number (#)	Value ($)	Number (#)	Value ($)
Named Executive Officers
Marcelo Claure	—	—	—	—	10,000,000	53,400,000
Michel Combes	132,802	6,640	536,707	2,866,015	3,668,517	19,589,881
Andrew Davies	—	—	—	—	—	—
Nestor Cano	61,303	—	194,641	1,039,383	2,017,076	10,771,186
Kevin Crull	180,056	229,262	339,175	1,811,195	3,070,845	16,398,312
Jorge Gracia	108,034	137,558	225,947	1,206,557	677,449	3,617,578
Tarek Robbiati	—	—	—	—	—	—

(4)

The amounts in this column represent an estimated amount equal to the sum of (1) continued health and welfare benefits for two years for Messrs. Combes, Cano and Crull and 18 months for Mr. Gracia following the date of termination and (2) $35,000 in outplacement services. The amounts shown in this column are “double-trigger” and will not be payable unless the named executive officer’s employment is terminated by the employer without “cause” or by the named executive officer for “good reason” within 18 months following the closing of the merger transactions, or if the executive officer’s employment is terminated without “cause” at the request of a third party in contemplation of a change in control during the six-month period prior to a change in control. For further details regarding these benefits in connection with the merger transactions, see “—Potential Severance Payments Upon a Qualifying Termination Following the Effective Time.”

The total amounts do not reflect any reductions to “parachute payments” as defined by Code Section 280G in order to avoid any applicable excise tax. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations.

Transactions with SoftBank

Certain members of the Sprint board of directors are executives or members of the board of directors of SoftBank or its subsidiaries, and SoftBank, through its wholly-owned subsidiaries, is the controlling stockholder of Sprint. Sprint is party to a number of existing related person transactions with SoftBank and its affiliates that may be affected by the merger transactions if the merger transactions are completed. See “Certain Relationships and Related Party Transactions” in Sprint’s annual proxy statement filed with the SEC on June 26, 2018, which is incorporated herein by reference, for more information. In addition, SoftBank and its affiliates are parties to several agreements and arrangements related to the merger transactions, including the business combination agreement, the amended and restated stockholders’ agreement, and the proxy agreement. See “The Business Combination Agreement” and “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement.” With respect to any of these agreements or arrangements, the interests of SoftBank may be different from, or in addition to, the interests of Sprint’s stockholders generally.

Board of Directors and Management of the Combined Company

Board of Directors of the Combined Company

Under the business combination agreement, T-Mobile, Sprint, Deutsche Telekom and SoftBank have agreed to cooperate to take all actions necessary to cause the T-Mobile board of directors as of immediately following the effective time to consist of a total of 14 directors as follows:

•

Deutsche Telekom will designate nine of such 14 directors prior to the effective time. Of the nine designees, (1) at least two of the designees will be designated following consultation with SoftBank and the independent directors of T-Mobile and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC and (2) one of the designees will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time;

•

SoftBank will designate four of such 14 directors prior to the effective time. Of the four designees, (1) at least two of the designees will be designated following consultation with Deutsche Telekom and the independent directors of Sprint and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom will also qualify as the “security director” (or equivalent) to the extent required by the national security agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the merger transactions or by the amended and restated stockholders’ agreement or the proxy agreement (which we refer to as the “NSA”), and (2) one of the designees will be the chief executive officer of SoftBank as of the date of the business combination agreement (or, if such person is unable to serve, another person designated by SoftBank); and

•	the remaining director will be the chief executive officer of the combined company.

In addition, immediately following the effective time, the chairperson of the T-Mobile board of directors will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time.

Management of the Combined Company

Following the completion of the merger transactions, the executive officers of T-Mobile will include Mr. Legere, who will continue as the chief executive officer of the combined company, and Mr. Sievert, who will continue as president and chief operating officer of the combined company. The remaining executive officers of the combined company have not yet been determined but will be individuals agreed upon before the effective time by T-Mobile and Sprint, through a process overseen by their respective chief executive officers and in consultation with Deutsche Telekom and SoftBank, cooperating in good faith.

Regulatory Approvals Required for the Merger Transactions

T-Mobile and Sprint can provide no assurance that the required regulatory and other governmental consents will be obtained. In addition, even if all required regulatory and other governmental consents are obtained and the closing conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or clearances.

Required Regulatory Consents

HSR Act

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and the rules and regulations promulgated thereunder by the U.S. Federal Trade Commission (which we refer to as the “FTC”), the merger transactions cannot be completed until, among other things, notifications have been given and certain information has been provided to the FTC and the Antitrust Division of the Department of Justice (which we refer to as the “Antitrust Division”) and all applicable waiting periods have been terminated or have expired.

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that the waiting period (and any extension thereof) applicable to the merger transactions under the HSR Act has been terminated or has expired. On May 24, 2018, each of T-Mobile and Sprint filed a Pre-Merger Notification and Report Form pursuant to the HSR Act with the FTC and the Antitrust Division. On June 25, 2018, each of T-Mobile and Sprint received a request for additional information and documentary material (which we refer to as a “second request”) regarding the merger transactions from the Antitrust Division. A second request extends the initial waiting period under the statute during which the Antitrust Division is permitted to review a proposed transaction. T-Mobile and Sprint intend to cooperate fully with the Antitrust Division.

In reviewing the combination of T-Mobile and Sprint, the Antitrust Division is expected to apply the practices and enforcement policy of the Antitrust Division and the FTC with respect to mergers involving competitors (which we refer to as a “horizontal merger”) set forth in the agencies’ Horizontal Merger Guidelines (which we refer to as the “Guidelines”). The Guidelines describe the analytical techniques and the main types of evidence on which the agencies typically rely to predict whether a horizontal merger may substantially lessen competition. The underlying theme of the Guidelines is that mergers should not be permitted if they harm consumer welfare, in particular by increasing prices charged to consumers or reducing product and service quality or innovation. As reflected in the parties’ submissions to the FCC, the parties believe that the transaction will enhance, not harm, consumer welfare and increase the competitiveness of the marketplace, including in services beyond traditional mobile wireless service. If the Antitrust Division nonetheless objects to the combination, it may seek an injunction against the merger transactions from a court. Pursuant to the business combination agreement, each of T-Mobile and Sprint has agreed to contest and defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the business combination agreement or the completion of the transactions contemplated thereby, in order to complete and make effective, as soon as possible following the date of the business combination agreement, the merger transactions. See “The Business Combination Agreement—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions.”

FCC Approval

T-Mobile and Sprint are subject to regulation by the FCC under the Federal Communications Act of 1934, as amended (which we refer to as the “Communications Act”). Each of T-Mobile and Sprint holds licenses issued by the FCC necessary for the operation of its wireless and wireline assets used to provide telecommunications, broadband and other services. The FCC must approve the transfer of control of the licenses held by Sprint to T-Mobile as a result of the merger transactions. The FCC must also approve the pro forma transfer of control of certain licenses held by T-Mobile, as the merger transactions will cause Deutsche Telekom, T-Mobile’s controlling stockholder, to fall below majority ownership while still retaining control through board appointment and voting agreement rights. The FCC likely will not issue its approval until it receives the consent of certain executive branch government agencies that undertake a national security review of transactions involving potential foreign ownership of U.S. telecommunications assets. These agencies include the Department of Justice, the Federal Bureau of Investigation, the Department of Homeland Security and the Department of Defense. Under the Communications Act, indirect foreign ownership of wireless common carrier licenses in excess of 25% is permitted, unless the FCC determines that the public interest will be served by refusing to permit such holdings. Following the merger transactions, indirect foreign ownership of the combined company’s licenses is expected to be in excess of 25%.

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that all consents required to be obtained from the FCC in connection with the transactions contemplated by the business combination agreement are obtained. On June 18, 2018, T-Mobile and Sprint filed the required applications with the FCC. These applications are subject to public comment and possible opposition by third parties. T-Mobile and Sprint intend to cooperate fully with the FCC.

Other Governmental Consents

Other Regulatory Approvals

T-Mobile, Sprint and their respective subsidiaries hold certificates, licenses and service authorizations issued by various state and territorial public utility commissions (which we refer to as “PUCs”) and similar foreign public utility bodies regulating telecommunications businesses. Certain PUCs require formal applications for the transfer of control of these certificates, licenses and authorizations in connection with the merger transactions. Applications for state approvals are subject to public comment and possible opposition by third parties. In addition to these applications, T-Mobile and Sprint may file prior notifications of the merger transactions in certain states and foreign jurisdictions where formal applications are not required, and some of these or other state commissions or foreign bodies could initiate proceedings investigating the merger transactions.

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that all consents required to be obtained from any PUCs or similar state and foreign regulatory bodies in connection with the transactions contemplated by the business combination agreement are obtained. T-Mobile and Sprint intend to cooperate fully with the relevant PUCs or other regulatory bodies.

CFIUS Clearance and DSS Approval

The merger transactions are subject to review and clearance by the Committee on Foreign Investment in the United States (which we refer to as “CFIUS”) under the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007, and the regulations promulgated by CFIUS thereunder (which we refer to collectively as “Section 721”), which provide for national security reviews of transactions involving acquisition of control by a foreign party of U.S. businesses that may have an impact on national security. In addition, for certain foreign acquisitions of interests in businesses engaged in work for U.S. federal government agencies involving access to classified information, the Defense Security Service (which we refer to as “DSS”), acting pursuant to the National Industrial Security Program Operating Manual (which we refer to as “NISPOM”), typically requires that the parties take certain actions to mitigate foreign ownership, control or influence. Such measures are intended to protect against unauthorized disclosures of classified or other sensitive information and technologies as well as other risks to classified information.

Under the business combination agreement, it is a condition to each party’s obligation to effect the merger transactions that (1) CFIUS has completed its review and, where applicable, investigation under Section 721 without unresolved national security concerns with respect to the transactions contemplated by the business combination agreement, and (2) DSS has approved a plan to operate pursuant to a FOCI mitigation agreement those NISPOM covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or has accepted a commitment from the parties to implement such FOCI mitigation agreement following the closing. T-Mobile and Sprint intend to cooperate fully with CFIUS and DSS.

Listing of T-Mobile Common Stock

It is a condition to the closing that the shares of T-Mobile common stock to be issued in the merger transactions have been approved for listing on NASDAQ, subject to official notice of issuance, prior to the closing date. It is expected that, following the merger transactions, the T-Mobile common stock will continue to trade on NASDAQ under the ticker symbol “TMUS.”

Delisting and Deregistration of Sprint Common Stock

Following the merger transactions, the Sprint common stock will be delisted from the NYSE and deregistered under the Exchange Act and cease to be publicly traded.

Transaction-Related Costs

T-Mobile and Sprint currently estimate that, upon the effective time, transaction-related costs incurred by the combined company, including fees and expenses relating to the merger transactions, will be approximately $660 million. Such costs are allocated as follows:

•

T-Mobile and Sprint will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this joint consent solicitation statement/prospectus and the registration statement of which it is a part, including SEC filing fees;

•	T-Mobile is required to pay 67%, and Sprint is required to pay 33%, of the HSR and FCC filing fees;

•

T-Mobile is required to pay 67%, and Sprint is required to pay 33%, of the out-of-pocket fees, costs, penalties, premiums and expenses incurred in connection with any pre-merger financing transaction (as defined under “The Business Combination Agreement—Covenants and Agreements—Financing Matters”), and any interest on or prepayment penalties with respect to any pre-funded indebtedness (including indebtedness funded into escrow) incurred as part of any pre-merger financing transaction, including any costs and expenses incurred prior to the date of the business combination agreement (subject to disclosures in the Sprint disclosure letter); and

•	other fees and expenses are to be paid by the party incurring such fees and expenses.

Accounting Treatment

T-Mobile and Sprint prepare their financial statements in accordance with GAAP. The merger transactions will be accounted for in accordance with FASB ASC Topic 805, Business Combinations, with T-Mobile considered as the accounting acquirer and Sprint as the accounting acquiree. Accordingly, T-Mobile will measure the assets acquired and liabilities assumed at their fair values including net tangible and identifiable intangible assets acquired and liabilities assumed as of the closing, with any excess purchase price over those fair values being recorded as goodwill.

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information included in this joint consent solicitation statement/prospectus are those set out in T-Mobile’s audited consolidated financial statements as of and for the year December 31, 2017 and unaudited condensed consolidated financial statements for the six months ended June 30, 2018. Certain adjustments are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile, which are described in the pro forma condensed combined financial information. T-Mobile is still in the process of evaluating the adjustments necessary to conform the accounting policies of Sprint to those of T-Mobile and expects further adjustments may be necessary as T-Mobile conducts a more detailed review of Sprint’s accounting policies.

Support Agreements

Deutsche Telekom Support Agreement

Subsequent to the execution of the business combination agreement, Deutsche Telekom and Deutsche Telekom Holding entered into a support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver a written consent with respect to all of the outstanding shares of T-Mobile common stock held by Deutsche Telekom Holding, representing approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date, approving the T-Mobile proposals. The delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval. See “Support Agreements—Deutsche Telekom Support Agreement.”

SoftBank Support Agreement

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst and Galaxy entered into a support agreement under which they agreed, promptly (and in any event within two business days) following their receipt of this joint consent solicitation statement/prospectus, to execute and deliver (or cause to be delivered) a written consent with respect to all of the outstanding shares of Sprint common stock held by Starburst and Galaxy, representing approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date, approving the Sprint proposals. The delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval. See “Support Agreements—SoftBank Support Agreement.”

Stockholders’ and Proxy Agreements

Stockholders’ Agreement

Pursuant to the business combination agreement, prior to the closing, T-Mobile, Deutsche Telekom and SoftBank will enter into an amendment and restatement (which we refer to as the “amended and restated stockholders’ agreement”) of the stockholder’s agreement (which we refer to as the “stockholder’s agreement”), dated as of April 30, 2013, by and between Deutsche Telekom and T-Mobile. The amended and restated stockholders’ agreement includes provisions setting forth the rights of Deutsche Telekom and SoftBank to designate a number of individuals to be nominees for election to the T-Mobile board of directors and any committees thereof. The amended and restated stockholders’ agreement also sets forth specified actions that the combined company may not take without the prior written consent of Deutsche Telekom or SoftBank, as applicable, including with respect to material acquisitions, dispositions and equity issuances by the combined company. The amended and restated stockholders’ agreement provides SoftBank with a match right in connection with a possible sale of the combined company and sets forth certain rights of Deutsche Telekom with respect to debt defaults and certain rights and limitations of each of Deutsche Telekom and SoftBank with respect to information rights, related party transaction approval rights and registration rights. Additionally, the amended and restated stockholders’ agreement restricts each of Deutsche Telekom and SoftBank and certain of their respective affiliates with respect to certain acquisitions and dispositions of T-Mobile common stock and the conduct of certain business activities that would compete with the combined company in the United States, Puerto Rico and the territories and protectorates of the United States during specified time periods, subject to certain exceptions. The amended and restated stockholders’ agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement.”

Proxy Agreement

Pursuant to the business combination agreement, prior to the closing, Deutsche Telekom and SoftBank will enter into a proxy, lock-up and ROFR agreement (which we refer to as the “proxy agreement”). The proxy agreement will establish between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of T-Mobile common stock that will be owned by each of Deutsche Telekom, SoftBank and certain of their respective affiliates following the completion of the merger transactions. Pursuant to the proxy agreement, at any meeting of the stockholders of the combined company, SoftBank is obligated to vote or not vote all of its shares of T-Mobile common stock in the manner directed by Deutsche Telekom, which obligation will terminate upon the earliest of: (1) with respect to each such share of T-Mobile common stock, the date on which such share is transferred to a third party in accordance with the terms of the proxy agreement, subject to certain exceptions, (2) the date on which Deutsche Telekom’s voting percentage equals or exceeds 55% and (3) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding T-Mobile common stock as of immediately following the effective time. The proxy agreement also contains certain restrictions on the ability of each of SoftBank and Deutsche Telekom to transfer or acquire shares of T-Mobile common stock, including that each of SoftBank and Deutsche Telekom is not permitted to transfer its shares without the prior written consent of the other stockholder from and after the effective time until the fourth anniversary of the effective time, subject to certain exceptions, including for transfers of up to specified percentages of the T-Mobile common stock outstanding as of the effective time beginning after the first anniversary of the effective time. The proxy agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “Stockholders’ and Proxy Agreements—Proxy Agreement.”

Other Agreements

Trademark License

Pursuant to the business combination agreement, prior to the closing, T-Mobile and Deutsche Telekom will enter into an amendment (which we refer to as the “license agreement amendment”) to the license agreement, dated as of April 30, 2013, by and between T-Mobile and Deutsche Telekom (which we refer to as the “trademark license”), the form of which is attached as Exhibit G to the business combination agreement and is incorporated by reference into this joint consent solicitation statement/prospectus. The license agreement amendment provides, among other things, that, so long as the business combination agreement is not terminated, the license fee payable by T-Mobile to Deutsche Telekom under the trademark license, which otherwise would have been calculated based on the net revenue of the combined company without a cap, will be subject to a cap of $80.0 million per year from January 1, 2019 through December 31, 2028. In 2017, T-Mobile paid Deutsche Telekom royalties totaling approximately $78.9 million under the terms of the trademark license. Absent the license agreement amendment, following the closing of the merger, the license fee payable by the combined company to Deutsche Telekom pursuant to the trademark license would have been calculated based on the net revenue of the combined company without a cap.

Roaming Agreement

Concurrently with the execution of the business combination agreement, T-Mobile and Sprint entered into a Domestic LTE Roaming Data Services Agreement (which we refer to as the “roaming agreement”). Pursuant to the roaming agreement, T-Mobile will provide Sprint with access to roaming LTE data services on T-Mobile’s network in consideration for the per-gigabyte fees set forth therein. If the business combination agreement is terminated, the roaming agreement will continue in effect for a period of four years following such termination, subject to the terms and conditions of the roaming agreement.

Litigation Related to the Merger Transactions

On September 28, 2018, Arthur Gober, a purported stockholder of Sprint, commenced a putative class action lawsuit, captioned Gober v. Sprint Corporation et al., No. 2:18-cv-02523 (D. Kan.), in the United States District Court for the District of Kansas. The complaint named Sprint and the members of the Sprint board of directors as defendants. The complaint asserted claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in this joint consent solicitation statement/prospectus. On October 5, 2018, the plaintiff voluntarily dismissed the complaint without prejudice.

On October 9, 2018 and October 18, 2018, two additional purported stockholders of Sprint commenced actions, captioned Klein v. Sprint Corporation et al., No. 1:18-cv-01551-UNA (D. Del.) and Muehlgay v. Sprint Corporation et al., No. 1:18-cv-01622-UNA (D. Del.), in the United States District Court for the District of Delaware. The complaints name Sprint and the members of the Sprint board of directors as defendants. The complaints assert claims under Section 14(a) and Section 20(a) of the Exchange Act challenging the adequacy of the disclosures relating to the merger transactions made in this joint consent solicitation statement/prospectus. The complaints seek, among other relief, an injunction preventing the parties from consummating the merger transactions, damages in the event the merger transactions are consummated, and the award of attorneys’ fees. T-Mobile and Sprint believe the claims asserted in the lawsuits are without merit.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material terms of the business combination agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the complete text of the business combination agreement, a copy of which is attached as Annex A and is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the business combination agreement that might be important to you. We encourage you to read the business combination agreement carefully and in its entirety.

Explanatory Note Regarding the Business Combination Agreement

The business combination agreement and this summary are included solely to provide you with information regarding the terms of the business combination agreement. The representations, warranties and covenants made in the business combination agreement by T-Mobile, Merger Sub, Merger Company, Sprint, the SoftBank Parties and the Deutsche Telekom Parties were made solely for the purposes of the business combination agreement and as of specific dates and are qualified by and subject to important limitations agreed to by T-Mobile, Merger Sub, Merger Company, Sprint, the SoftBank Parties and the Deutsche Telekom Parties in connection with negotiating the terms of the business combination agreement. In particular, in your review of the representations and warranties contained in the business combination agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the business combination agreement may have the right not to complete the merger transactions if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the business combination agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, are qualified by certain matters contained in certain reports publicly filed with the SEC, and in some cases are qualified by the matters contained in disclosure letters delivered in connection with the business combination agreement, which disclosures were not included in the business combination agreement attached to this joint consent solicitation statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint consent solicitation statement/prospectus, may have changed since the date of the business combination agreement. Accordingly, the representations and warranties and other provisions of the business combination agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint consent solicitation statement/prospectus, the documents incorporated by reference into this joint consent solicitation statement/prospectus, and reports, statements and filings that T-Mobile and Sprint file with the SEC from time to time. See “Where You Can Find More Information.”

The Merger Transactions

Pursuant to the business combination agreement, if certain conditions are met, each SoftBank US HoldCo will merge with and into Merger Company (which we refer to, collectively, as the “HoldCo mergers”), with Merger Company continuing as the surviving entity (which we sometimes refer to as the “SoftBank surviving entity”) and as a wholly owned subsidiary of T-Mobile. If either T-Mobile or Sprint is unable to obtain the applicable tax opinions described under “—Conditions to the Completion of the Merger Transactions,” but all other conditions have been satisfied or waived or are then capable of being satisfied or waived, then T-Mobile or Sprint, as the case may be, is required to give prompt written notice to the other party (which we refer to as a “revised structure notice”), and upon delivery of a revised structure notice, the parties will be required to complete the transactions contemplated by the business combination agreement, including the merger, other than the HoldCo mergers. Irrespective of whether the HoldCo mergers occur, subject to the satisfaction or waiver of the conditions in the business combination agreement, Merger Sub will merge with and into Sprint (which we refer to as the “merger”), with Sprint continuing as the surviving corporation (which we sometimes refer to as the

“surviving corporation”) and as a wholly owned indirect subsidiary of T-Mobile. Following the merger transactions, the Sprint common stock will be delisted from the New York Stock Exchange (which we refer to as the “NYSE”) and deregistered under the Exchange Act and cease to be publicly traded. Following the merger transactions, T- Mobile is expected to contribute Sprint to T-Mobile USA or otherwise cause Sprint to become a direct or indirect wholly owned subsidiary of T-Mobile USA.

Closing and Effective Time of the Merger Transactions

Unless otherwise mutually agreed to by T-Mobile and Sprint, the closing of the merger transactions (which we refer to as the “closing”) will take place at 9:00 a.m., New York time, on the third business day after the satisfaction or waiver of the last of the conditions to complete the merger transactions (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) (described under “ —Conditions to the Completion of the Merger Transactions”). However, if the marketing period (as defined below) has not ended at the time of the satisfaction or waiver of the conditions to complete the merger transactions, the closing will occur on the earlier to occur of (a) a date during the marketing period specified by T-Mobile on no less than three business days’ notice to Sprint and (b) the third business day immediately following the final day of the marketing period. The HoldCo mergers will be effective at the time (which we refer to as the “HoldCo mergers effective time”) that will be mutually agreed by the parties and specified in the certificate of merger with respect to the HoldCo mergers (which we refer to as the “HoldCo merger certificates”) and the merger will be effective at the time (which we refer to as the “effective time”) when the certificate of merger with respect to the merger (which we refer to as the “merger certificate”) has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by the parties. If no revised structure notice is delivered in accordance with the business combination agreement, the effective time will be at least one minute after the HoldCo mergers effective time.

Assuming timely satisfaction of the necessary closing conditions, the closing is expected to occur in the first half of 2019. However, as the merger transactions are subject to various regulatory approvals and the satisfaction or waiver of other conditions described in the business combination agreement, it is possible that factors outside the control of T-Mobile and Sprint could result in the merger transactions being completed at a later time or not at all.

For purposes of the business combination agreement, the term “marketing period” means the first period of 20 consecutive business days after the date of the business combination agreement (a) throughout and at the end of which T-Mobile will have certain required financial information regarding Sprint and its subsidiaries (which we refer to as the “required information”) and (b) throughout and at the end of which the conditions to each party’s obligation to effect the merger transactions and to the obligations of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties (other than those conditions that by their terms are to be satisfied at the closing) will be satisfied. Notwithstanding the foregoing, the marketing period will not commence if, after the date of the business combination agreement and prior to the completion of such 20 consecutive business day period: (i) Sprint’s independent accountant has withdrawn its audit opinion with respect to Sprint’s most recent annual audited financial statements, in which case the marketing period will not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of Sprint for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to T-Mobile, (ii) Sprint issues a public statement indicating its intent to restate any historical financial statements of Sprint or that any such restatement is under consideration or may be a possibility, in which case the marketing period will not be deemed to commence unless and until, at the earliest, such restatement has been completed or Sprint has announced that it has concluded that no restatement is required in accordance with GAAP, (iii) any required information would not be compliant (as defined in the business combination agreement) at any time during such 20 consecutive business day period, in which case the marketing period will not be deemed to commence unless and until, at the earliest, the receipt by T-Mobile of required information that is compliant, or (iv) Sprint has failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the marketing period will not be deemed to commence unless and until, at the earliest, such reports have been filed. The business combination agreement specifies certain days that will be excluded as a business day for purposes of determining the marketing period and certain additional requirements with respect to the start and end dates of the marketing period.

Consideration to Sprint Stockholders

Sprint Common Stock

In the HoldCo mergers, the shares of Galaxy common stock and Starburst common stock issued and outstanding immediately prior to the HoldCo mergers effective time, all of which are currently held by SoftBank UK, will be automatically converted into the right to receive an aggregate number of shares of T-Mobile common stock equal to the product of (x) 0.10256 (which we refer to as the “exchange ratio”) and (y) the aggregate number of shares of Sprint common stock then held collectively by Galaxy and Starburst (which we refer to as the “HoldCo merger consideration”).

In the merger, each share of Sprint common stock issued and outstanding immediately prior to the effective time (other than shares held directly by Sprint as treasury stock and shares held by the SoftBank surviving entity) will be automatically converted into the right to receive 0.10256 shares of T-Mobile common stock (which we refer to as the “merger consideration”).

SoftBank and its affiliates will receive the same amount of T-Mobile common stock per share of Sprint common stock in the merger transactions as all other Sprint stockholders.

Sprint Warrants

The business combination agreement provides that, except as described below, each Sprint warrant and all rights in respect thereof will automatically be canceled and retired and will cease to exist, and no consideration will be payable in respect of such Sprint warrant. However, the specified Sprint warrant will be assumed by T-Mobile in connection with the transactions contemplated by the business combination agreement, unless exercised prior to the closing. As of April 29, 2018, the SoftBank Sprint warrant was outstanding. On July 10, 2018, Starburst exercised the SoftBank Sprint warrant and received 54,579,924 shares of Sprint common stock at a purchase price of $5.25 per share.

Adjustment to Exchange Ratio

The exchange ratio will be adjusted appropriately to reflect the effect of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction with respect to the shares of T-Mobile common stock or Sprint common stock outstanding after the date of the business combination agreement and prior to the effective time.

Exchange Agent and Transmittal Materials and Procedures

Prior to the effective time, T-Mobile will designate a bank, trust company or nationally recognized stockholder services provider (which we refer to as the “exchange agent”) reasonably acceptable to Sprint on terms reasonably acceptable to Sprint to act as the exchange agent in connection with the merger transactions. On or prior to the effective time, T-Mobile will deposit, or cause to be deposited, with the exchange agent evidence of shares of T-Mobile common stock representing the aggregate number of shares of T-Mobile common stock sufficient to deliver the merger consideration payable in respect thereof (which shares we refer to as the “exchange fund”).

Exchange Procedures for the HoldCo Mergers

On the closing date, promptly following the HoldCo mergers effective time, SoftBank will cause the certificates (or affidavits of loss in lieu thereof) and book-entry shares that immediately prior to the HoldCo mergers effective time represented outstanding shares of Galaxy common stock and Starburst common stock to be surrendered to the exchange agent, and upon such surrender, the holder of such certificates and such book-entry shares will be entitled to receive:

•	the HoldCo merger consideration to which such holder is entitled; and

•	any fractional share consideration to which such holder is entitled.

Exchange Procedures for the Merger

As soon as reasonably practicable after the effective time (but no more than five business days following the effective time), the exchange agent will mail transmittal materials to holders of record of certificates representing shares of Sprint common stock, which will include the appropriate form of a letter of transmittal and instructions on how to effect the surrender of certificates representing shares of Sprint common stock in exchange for the merger consideration into which such shares of Sprint common stock have been converted.

When a Sprint stockholder surrenders his, her or its shares of Sprint common stock, and, in the case of certificated shares, delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, such holder will be entitled to receive:

•	the merger consideration to which such holder is entitled; and

•	any fractional share consideration to which such holder is entitled.

If any portion of the merger consideration is to be registered in the name of a person other than the holder in whose name any surrendered certificate or book-entry share is registered, it will be a condition of such registration that:

•	the surrendered certificate or book-entry share be properly endorsed or otherwise be in proper form for transfer; and

•

the person requesting such registration pay to the exchange agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such surrendered certificate or book-entry share or establish to the reasonable satisfaction of the exchange agent that such tax has been paid or is not required to be paid.

Treatment of Sprint Equity-Based Awards

Stock Options. Each option to purchase shares of Sprint common stock (other than under the Sprint Employees Stock Purchase Plan), whether vested or unvested, that is outstanding immediately prior to the effective time, as of the effective time, will be automatically converted into an option to purchase, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, a number of shares of T-Mobile common stock, rounded down to the nearest whole share, equal to the product determined by multiplying (a) the total number of shares of Sprint common stock subject to such Sprint option immediately prior to the effective time, by (b) 0.10256, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) of (x) the per share exercise price for the Sprint common stock subject to such option as of immediately prior to the effective time, divided by (y) 0.10256.

Time-Based Restricted Stock Units. Each award of time-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit award, on the same terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of time-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock.

Performance-Based Restricted Stock Units. Each award of performance-based restricted stock units in respect of shares of Sprint common stock, whether vested or unvested, that is outstanding as of immediately prior to the effective time, as of the effective time, will be automatically converted into a restricted stock unit, on the same terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such performance-based restricted stock unit in respect of Sprint common stock immediately prior to the effective time) under the applicable plan and award agreement in effect immediately prior to the effective time, in respect of a number of shares of T-Mobile common stock equal to the product (rounded up to the nearest whole share) of (a) the number of shares of Sprint common stock subject to such restricted stock unit as of immediately prior to the effective time, multiplied by (b) 0.10256. Any accrued but unpaid dividend equivalents with respect to any award of performance-based restricted stock units in respect of shares of Sprint common stock will be assumed and become an obligation with respect to the applicable award of restricted stock units in respect of shares of T-Mobile common stock. The number of shares of Sprint common stock subject to each performance-based restricted stock unit outstanding as of immediately prior to the effective time will be based on the assumed level of performance equal to (x) in the case of a “turnaround incentive award” issued in respect of Sprint common stock, the greatest of (1) the volume-weighted average price of Sprint common stock over any 150-calendar day period as specified in the applicable award agreement as of the effective time, (2) the volume-weighted average price of Sprint common stock over the five consecutive trading day period ending with the second complete trading day prior to the effective time, and (3) the volume-weighted average price of Sprint common stock equal to 100% of the target award; and (y) in the case of an award of performance-based restricted stock units issued in respect of shares of Sprint common stock that is not a “turnaround incentive award,” in respect of outstanding performance periods as of the effective time, the target number of shares of Sprint common stock underlying such award of performance-based restricted stock units, and in respect of completed performance periods as of the effective time, the actual number of shares of Sprint common stock underlying such award of performance-based restricted stock units.

Employees Stock Purchase Plan. Prior to the effective time, Sprint will, contingent on the completion of the merger transactions, (a) cause the final purchase period, to the extent it would otherwise be outstanding at the effective time, to be terminated no later than five business days prior to the effective time; (b) make any pro rata adjustments that may be necessary to reflect the final purchase period, but otherwise treat the final purchase period as a fully effective and completed purchase period; and (c) cause the exercise (as of no later than five business days prior to the effective time) of each outstanding purchase right pursuant to the Sprint Employees Stock Purchase Plan. On such exercise date, Sprint will apply the funds credited to each participant’s payroll withholding account as of such date to the purchase of whole shares of Sprint common stock in accordance with the terms of the Sprint Employees Stock Purchase Plan, and such shares of Sprint common stock will be entitled to receive the merger consideration as of the effective time.

Cash will be payable in lieu of any fractional share of T-Mobile common stock resulting from application of the 0.10256 equity award adjustment ratio.

No Appraisal Rights

Stockholders are not entitled to appraisal rights under Delaware law in connection with the merger transactions. See “No Appraisal Rights.”

Withholding

T-Mobile and the exchange agent will be entitled to deduct and withhold, from any amounts otherwise payable pursuant to the business combination agreement, any amounts that are required to be deducted or withheld with respect to the making of such payment under the Code or any provision of state, local or non-U.S. tax law. To the extent that amounts are withheld or paid over to the relevant taxing authority, such withheld amounts will be treated for all purposes of the business combination agreement as having been paid to the person in respect of which such deduction and withholding was made.

No Fractional Shares

No fractional shares of T-Mobile common stock will be issued in connection with the merger transactions. Each holder of Sprint common stock converted pursuant to the merger transactions who would otherwise have been entitled to receive a fraction of a share of T-Mobile common stock (after taking into account all shares represented by the certificates and book-entry shares delivered by such holder) will instead receive cash (without interest) in the amount of such holder’s pro rata portion of the proceeds of the sale or sales by the exchange agent of the aggregate number of shares of T-Mobile common stock in lieu of which Sprint stockholders would receive cash (reduced by the amount of commissions, transfer taxes and other out-of-pocket transactions costs, as well as expenses, of the exchange agent), which the exchange agent will execute at then-prevailing prices on NASDAQ as promptly as practicable following the effective time.

Certain Governance Matters Following the Merger Transactions

Combined Company Name and Ticker

The parties intend that, following the effective time, the name of T-Mobile will continue to be “T-Mobile US, Inc.,” T-Mobile will continue to conduct its business under that name (unless otherwise determined by the T-Mobile board of directors) and the T-Mobile common stock will continue to trade on NASDAQ under the ticker symbol “TMUS.”

Combined Company Headquarters

The parties intend that, following the effective time, T-Mobile will have its headquarters in Bellevue, Washington, with a secondary headquarters in Overland Park, Kansas.

Board of Directors of the Combined Company

Under the business combination agreement, T-Mobile, Sprint, Deutsche Telekom and SoftBank have agreed to cooperate to take all actions necessary to cause the T-Mobile board of directors as of immediately following the effective time to consist of a total of 14 directors as follows:

•

Deutsche Telekom will designate nine of such 14 directors prior to the effective time. Of the nine designees, (1) at least two of the designees will be designated following consultation with SoftBank and the independent directors of T-Mobile and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC and (2) one of the designees will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time;

•

SoftBank will designate four of such 14 directors prior to the effective time. Of the four designees, (1) at least two of the designees will be designated following consultation with Deutsche Telekom and the independent directors of Sprint and will qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom will also qualify as the “security director” (or equivalent) to the extent required by the NSA, and (2) one of the designees will be the chief executive officer of SoftBank as of the date of the business combination agreement (or, if such person is unable to serve, another person designated by SoftBank); and

•	the remaining director will be the chief executive officer of the combined company.

In addition, immediately following the effective time, the chairperson of the T-Mobile board of directors will be the chief executive officer of Deutsche Telekom as of immediately prior to the effective time.

Management of the Combined Company

Under the business combination agreement, T-Mobile and Sprint have agreed to cooperate to take all reasonable actions necessary to cause, effective as of the effective time, the chief executive officer of T-Mobile immediately prior to the effective time to serve as the chief executive officer of the combined company from and after the effective time, and the officers of the combined company from and after the effective time to be such individuals as T-Mobile and Sprint will agree, through a process overseen by their respective chief executive officers and in consultation with Deutsche Telekom and SoftBank, cooperating in good faith to identify such individuals prior to the effective time, in each case serving until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

CEO Selection Committee

Under the business combination agreement, T-Mobile, Sprint, Deutsche Telekom and SoftBank have agreed to cooperate to take all actions necessary to cause the T-Mobile board of directors to establish, effective as of the effective time, a CEO selection committee in accordance with the terms of the amended and restated stockholders’ agreement. See “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement.”

Representations and Warranties

Representations and Warranties of T-Mobile and Sprint

T-Mobile and Sprint made customary representations and warranties in the business combination agreement on behalf of themselves and their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the business combination agreement or in information provided pursuant to certain disclosure letters delivered in connection with the business combination agreement. The representations and warranties made by T-Mobile and Sprint are also subject to and qualified by certain information included in certain filings each party and its affiliates have made with the SEC.

Many of the representations and warranties of T-Mobile and Sprint are reciprocal and apply to T-Mobile and Sprint, as applicable, and their respective subsidiaries. Some of the more significant representations and warranties of T-Mobile and Sprint relate to:

•	organization, existence and good standing, and requisite corporate or other power and authority to carry on its business;

•	corporate power and authority to enter into the business combination agreement and the enforceability thereof;

•

the absence of any breach or violation of organizational documents or certain contracts as a result of entry into the business combination agreement or the completion of the merger or the other transactions contemplated by the business combination agreement;

•	required governmental approvals;

•	capital structure;

•	subsidiaries;

•

SEC reports and financial statements, including their preparation in accordance with GAAP, filing or furnishing with the SEC, and compliance with the applicable rules and regulations promulgated thereunder, and that such reports and financial statements fairly present, in all material respects, the relevant financial position and results of operations and cash flows;

•	the absence of undisclosed liabilities;

•	compliance with the rules and regulations of NASDAQ or the NYSE, as applicable;

•	the maintenance of internal control over financial reporting and disclosure controls and procedures;

•	the reliability and accuracy of information supplied for this joint consent solicitation statement/prospectus;

•	the absence of certain changes since March 31, 2017 that have had or would be reasonably expected to have, individually or in the aggregate, a material adverse effect;

•

the absence of any actions since December 31, 2017 that would constitute a breach of the covenants described under “—Covenants and Agreements—Conduct of Business Pending the Closing Date” if such action was taken between the date of the business combination agreement and the closing;

•	compliance with laws, government regulations, licenses and leases;

•	the absence of certain material litigation, investigations, claims and actions;

•	employee benefits and compliance with applicable laws related to employee benefits and the Employment Retirement Income Security Act (which we refer to as “ERISA”);

•	the absence of collective bargaining agreements, labor disputes and other employment and labor matters;

•	the accuracy and completeness of tax returns and other tax matters;

•	the requisite vote or consent of stockholders to complete the merger and the other transactions contemplated by the business combination agreement;

•	ownership of or right to intellectual property, absence of infringement and operation of material information technology assets;

•	protection of personal data;

•	the existence of and compliance with certain material contracts, and certain matters related to contracts with governmental entities and security clearances;

•	compliance with environmental laws and permits, and the absence of material environmental claims;

•	compliance with the Foreign Corrupt Practices Act of 1977, as amended, and anti-corruption laws in other jurisdictions;

•	title and rights to, and condition of, real property;

•	related party agreements;

•	the receipt of fairness opinions from financial advisors;

•	the absence of undisclosed brokers’ fees or finders’ fees relating to the merger transactions;

•	the inapplicability of certain anti-takeover statutes and any similar provisions in organizational documents; and

•	ownership of T-Mobile common stock or Sprint common stock, as applicable.

T-Mobile made additional representations and warranties in the business combination agreement in relation to financing commitments and the business of each of Merger Company and Merger Sub.

Many of the representations and warranties made by T-Mobile and Sprint are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the party making the representation and warranty). Certain of the representations and warranties are qualified by a general materiality standard or by a knowledge standard. For the purpose of the business combination agreement, a “material adverse effect” with respect to each of T-Mobile or Sprint means any fact, circumstance, effect, change, event or development (each referred to as an “effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other effects, a material adverse effect on the business, assets, financial condition or results of operations of T-Mobile and its subsidiaries, or Sprint and its subsidiaries, as applicable, in each case taken as a whole, excluding any effect to the extent that it results from or arises out of:

•

general economic or political conditions or securities, credit, financial or other capital markets conditions in the United States or elsewhere to the extent such effects do not have a disproportionate impact on the relevant party relative to other participants in the industry in which such party operates;

•

any failure, in and of itself, by the relevant party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party unless otherwise excluded in the definition of material adverse effect);

•

the execution and delivery of the business combination agreement or the public announcement or pendency of the merger transactions or any of the other transactions contemplated by the business combination agreement, including any litigation resulting or arising therefrom or with respect thereto;

•

any change, in and of itself, in the market price or trading volume of the securities of the relevant party (provided that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party unless otherwise excluded in the definition of material adverse effect);

•

any change after the date of the business combination agreement in applicable law, regulation or GAAP (or authoritative interpretation thereof) to the extent such effects do not have a disproportionate impact on the relevant party relative to other participants in the industry in which such party operates;

•

geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism to the extent such effects do not have a disproportionate impact on the relevant party relative to other participants in the industry in which such party operates;

•

any hurricane, tornado, flood, earthquake or other natural disaster to the extent such effects do not have a disproportionate impact on the relevant party relative to other participants in the industry in which such party operates;

•

any changes, including in credit ratings or credit outlook, generally affecting the industry in which the relevant party and its subsidiaries operate to the extent such effects do not have a disproportionate impact on the relevant party relative to other participants in the industry in which such party operates; or

•

any action taken by the relevant party pursuant to the express written direction of another party to the business combination agreement, where the authority of the second party to direct the first party is granted by the business combination agreement.

Representations and Warranties of the Deutsche Telekom Parties and the SoftBank Parties

The Deutsche Telekom Parties and the SoftBank Parties made certain limited representations and warranties in the business combination agreement that are subject, in some cases, to specified exceptions and qualifications contained in the business combination agreement or in information provided pursuant to certain disclosure letters delivered in connection with the business combination agreement.

Some of the more significant representations and warranties of the Deutsche Telekom Parties and the SoftBank Parties relate to:

•	organization, existence and good standing, and requisite corporate or other power and authority to carry on business;

•	power and authority to enter into the business combination agreement and the enforceability thereof;

•	the absence of certain material litigation, investigations, claims and actions; and

•	the reliability and accuracy of information supplied for this joint consent solicitation statement/prospectus.

The SoftBank Parties made additional representations and warranties in the business combination agreement in relation to the capitalization and business of, and certain tax matters with respect to, each of Galaxy and Starburst, the ownership of Sprint common stock by each of Galaxy and Starburst, and voting power with respect to the matters set forth in the business combination agreement and the SoftBank support agreement with respect to such common stock.

THE DESCRIPTION OF THE BUSINESS COMBINATION AGREEMENT IN THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE BUSINESS COMBINATION AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THE CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED TO BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THE BUSINESS COMBINATION AGREEMENT AND IN SOME CASES WERE QUALIFIED BY CONFIDENTIAL DISCLOSURES MADE BY THE PARTIES, WHICH DISCLOSURES ARE NOT REFLECTED IN THE BUSINESS COMBINATION AGREEMENT ATTACHED AS ANNEX A TO THIS JOINT CONSENT SOLICITATION STATEMENT/PROSPECTUS. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE AND THE REPRESENTATIONS AND WARRANTIES WERE GENERALLY USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

Nonsurvival of Representations and Warranties

The representations and warranties in the business combination agreement of each of T-Mobile, Sprint and the Deutsche Telekom Parties will not survive the completion of the merger. The representations and warranties in the business combination agreement of the SoftBank Parties, including any right to indemnification for breach thereof, will survive the completion of the merger and will terminate 90 days after the expiration of the applicable statute of limitations.

Covenants and Agreements

Conduct of Business Pending the Closing Date

During the period from the date of the business combination agreement to the earlier of the effective time and the termination of the business combination agreement pursuant to its terms, except as set forth in the applicable disclosure letter, as otherwise expressly permitted by the business combination agreement, as required by law or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), T-Mobile and Sprint have agreed to, and have agreed to cause their respective subsidiaries to, use reasonable best efforts to carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses will be unimpaired at the effective time.

During the period from the date of the business combination agreement to the earlier of the effective time and the termination of the business combination agreement pursuant to its terms, except as set forth in the applicable disclosure letter, as otherwise expressly permitted by the business combination agreement, as required by law or with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of T-Mobile and Sprint has agreed not to, and has agreed not to permit any of its subsidiaries to:

•

(1) other than dividends and distributions by a direct or indirect wholly owned subsidiary to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of or enter into any agreement with respect to the voting of, any of its capital stock, (2) (a) other than with respect to the capital stock or securities of its direct or indirect wholly owned subsidiaries, split, combine or reclassify any shares of its capital stock or (b) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, unless such issuance is to other direct or indirect wholly owned subsidiaries, or (3) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of any non-wholly owned subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities (other than the acquisition of shares from a holder of a T-Mobile or Sprint equity award, as applicable, in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of such award);

•

issue, deliver, sell, pledge or otherwise encumber or subject to any lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities, other than (1) in connection with the exercise or settlement of T-Mobile or Sprint equity awards, as applicable, outstanding as of the date of the business combination agreement in accordance with their present terms (or granted following the date of the business combination agreement in accordance with the terms of the business combination agreement), (2) in accordance with the applicable disclosure letter, (3) the issuance, delivery or sale of capital stock or other voting or equity securities or interests to another direct or indirect wholly owned subsidiary, (4) liens on the capital stock of any of its subsidiaries which are required to be granted pursuant to the terms of any indebtedness existing on the date of the business combination agreement or permitted to be incurred in accordance with the business combination agreement or that constitutes or is incurred because it represents a pre-merger financing transaction, or (5) in the case of Sprint, the issuance of up to 61,868,554 shares of Sprint common stock upon the exercise of Sprint warrants in accordance with the terms thereof;

•

except as set forth in the applicable disclosure letter: (1) amend or modify in any material respect, renew, waive any material provision of or terminate any material contract, or enter into any contract that would have been a material contract had it been in effect as of the date of the business combination agreement, except (a) in the ordinary course of business consistent with past practice (subject to certain exceptions), (b) in connection with any matter to the extent such matter is expressly permitted by another bullet point above or below or (c) for any renewal or extension of a material contract in the ordinary course of business consistent with past practice and in accordance with the express terms of such material contract as in effect on the date of the business combination agreement; or (2) permit to exist as of the closing date any condition that is or would result in an event of termination or an event of default with respect to any of the material contracts set forth on the applicable disclosure letter, or otherwise would result in a right of the applicable counterparty to terminate such material contract;

•

other than acquisitions of wireless spectrum, and except for transactions solely between T-Mobile or Sprint, as applicable, and its wholly owned subsidiaries, or among its wholly owned subsidiaries, (1) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (2) otherwise acquire (including through leases, subleases and licenses of real property) any assets, except (a) in the case of (2), inventory, equipment, tower leases and assets acquired in the ordinary course of business consistent with past practice and (b) in the case of clauses (1) and (2), (w) pursuant to any agreement in effect on the date of the business combination agreement and made available to the other party prior to the date of the business combination agreement, (x) acquisitions in its investment portfolio made in the ordinary course of business consistent with past practice and consistent with its bona fide cash management policies, (y) assets required for, and reasonably acquired for, a disaster recovery operation or (z) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of the business combination agreement to the closing date does not exceed $250 million (in the case of Sprint) or $375 million (in the case of T-Mobile);

•

acquire any wireless spectrum, except (1) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations, (2) pursuant to any agreement in effect on the date of the business combination agreement and made available to the other party prior to the date of the business combination agreement, (3) pursuant to an auction of wireless spectrum by a governmental entity or (4) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of the business combination agreement to the closing date does not exceed $1 billion (in the case of Sprint) or $2 billion (in the case of T-Mobile);

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among T-Mobile or Sprint, as applicable, and its wholly owned subsidiaries, including transactions between such subsidiaries) any communications licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to such party or any of its subsidiaries to do any of the foregoing to the extent it would impair the rights of such party to leased spectrum), other than (1) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations and would not reasonably be expected to adversely affect the expected benefits of the transactions contemplated by the business combination agreement in any material respect, (2) pursuant to any agreement in effect on the date of the business combination agreement and made available to the other party prior to the date of the business combination agreement, (3) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of the business combination agreement to the closing date does not exceed $50 million, or (4) liens which are required to be granted pursuant to the terms of any indebtedness existing on the date of the business combination agreement or permitted to be incurred in accordance with the bullet point related to indebtedness below;

•

except in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (except transfers, sales, leases or licenses solely among T-Mobile or Sprint, as applicable, and its wholly owned subsidiaries, including transactions between such subsidiaries) any licenses (other than communications licenses), assets (other than wireless spectrum and intellectual property), operations, rights, businesses or interests, other than (1) any such licenses, assets, operations, rights, businesses or interests therein with a fair market value or purchase price in the aggregate not in excess of $250 million (in the case of Sprint) or $375 million (in the case of T-Mobile) for all such transactions during the period from the date of the business combination agreement to the closing date or (2) pursuant to any agreement in effect on the date of the business combination agreement and made available to the other party prior to the date of the business combination agreement;

•

create, incur or assume any indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person; enter into any agreement to maintain any financial condition of another person; in the case of Sprint, enter into any securitization or factoring arrangement; or enter into any arrangement having the economic effect of any of the foregoing, except for (1) indebtedness under current revolving credit facilities or agreements and securitization facilities; (2) any indebtedness incurred to refinance or replace indebtedness in existence on the date of the business combination agreement or permitted to be incurred by this bullet point, which refinancing indebtedness is in an amount not to exceed the amount of indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto; (3) any intercompany indebtedness solely among T-Mobile or Sprint, as applicable, and/or its direct or indirect wholly owned subsidiaries; (4) incremental indebtedness for borrowed money used to finance permitted acquisitions of wireless spectrum after the date of the business combination agreement and prior to the closing date, not to exceed $1 billion (in the case of Sprint) or $2.5 billion (in the case of T-Mobile) in the aggregate outstanding at any time; (5) incremental indebtedness for borrowed money not to exceed $2 billion in the aggregate outstanding at any time; and (6) guarantees by T-Mobile or Sprint, as applicable, or its wholly owned subsidiaries of indebtedness for borrowed money of such party or its wholly owned subsidiaries (other than intercompany indebtedness) to the extent that (a) such guarantee is required by the terms of such indebtedness and (b) such indebtedness is in existence on the date of the business combination agreement or incurred in compliance with the foregoing clauses (1) through (6) (provided, in the case of Sprint, that any such indebtedness incurred pursuant to the foregoing clauses (2), (4) or (5) is prepayable at par at any time (except, in the case of any term loan B, for any customary 101 “soft call”); provided, further, that the foregoing will not limit the incurrence of indebtedness pursuant to any pre-merger financing transaction in accordance with the business combination agreement);

•

except in the ordinary course of business consistent with past practice, make any loans or advances, except (1) to the extent required under any agreement in effect on the date of the business combination agreement and made available to the other party prior to the date of the business combination agreement, (2) to T-Mobile or Sprint, as applicable, or any of its wholly owned subsidiaries (including loans and advances between such subsidiaries) or (3) loans or advances not in excess of $30 million in the aggregate for all such loans and advances during the period from the date of the business combination agreement to the closing date;

•

make or forgive any loans or advances to any employees, directors or officers (other than making travel and similar advances in the ordinary course of business consistent with past practice), except in the ordinary course of business in amounts not in excess of $5,000 per employee;

•

other than any action with respect to taxes, waive, release, assign, settle or compromise any pending or threatened (in writing) action, other than (1) settlements that result in recoveries, (2) settlements involving de minimis non-monetary obligations entered into in the ordinary course of business consistent with past practice or (3) settlements that result solely in monetary obligations (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the future activity or conduct of, T-Mobile or Sprint, as applicable, or any of its subsidiaries, and excluding any stockholder action relating to the business combination agreement) involving the payment by T-Mobile or Sprint, as applicable, or any of its subsidiaries of (a) amounts not in excess of the amounts specifically reserved in accordance with GAAP with respect to such action on its consolidated financial statements for the period ending December 31, 2017 or (b) amounts not in excess of $100 million (in the case of Sprint) or $150 million

(in the case of T-Mobile) for a single action or $167 million (in the case of Sprint) or $250 million (in the case of T-Mobile) in the aggregate for all such actions during the period from the date of the business combination agreement to the closing date;

•

other than in the ordinary course of business consistent with past practice, (1) make, change or revoke any material tax election, (2) settle or compromise any claim, audit, proceeding or liability relating to a material amount of taxes, (3) change (or make a request to any taxing authority to change) any tax accounting period or any material aspect of its method of accounting for tax purposes, (4) amend any material tax return, (5) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to any material tax, (6) surrender any claim for a refund of a material amount of taxes or (7) in the case of T-Mobile, take any action or make any election pursuant to Treasury Regulations Section 301.7701-3(c) to treat Merger Company as other than disregarded as an entity separate from T-Mobile for U.S. federal income tax purposes;

•

other than in the ordinary course of business and consistent with past practice, as set forth on the applicable disclosure letter, as required by any T-Mobile or Sprint benefit plan, as applicable, in effect on the date of the business combination agreement or as required by law, (1) increase any compensation or benefits of any executive officer or director, (2) grant any cash or equity incentive compensation to any executive officer or director, or pay or settle any cash or equity incentive compensation, other than in accordance with the terms of the applicable benefit plan based, if applicable, on actual performance, (3) enter into or adopt any new T-Mobile or Sprint benefit plan, as applicable, or amend in any material respect or terminate any existing T-Mobile or Sprint benefit plan, as applicable, (4) accelerate the vesting of any compensation or benefits (including equity awards), (5) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (6) amend the funding obligation or contribution rate of any T-Mobile or Sprint benefit plan, as applicable, or change any underlying assumptions to calculate benefits payable under any T-Mobile or Sprint benefit plan, as applicable, except as may be required by GAAP, or (7) grant to any executive officer or director any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

•

(1) negotiate, enter into, materially modify or (except in accordance with its terms) extend any labor agreement or (2) voluntarily recognize or certify any labor or trade union, works council, employee representative body or other labor organization as the representative of any employees of T-Mobile or Sprint, as applicable, or any of its subsidiaries;

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change any of its material financial accounting policies or procedures currently in effect, except (1) as required by GAAP (or with respect to permitted early adoption of changes required by GAAP), Regulation S-X of the Exchange Act or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) as determined in consultation with its outside auditor or (2) as required by law;

•

make any payment or accrual of aggregate capital expenditures (excluding leased handsets in the ordinary course of business consistent with past practice) that are greater than 110% of the amounts set forth in the applicable disclosure letter for the respective periods set forth therein;

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write up, write down or write off the book value of any assets, other than (1) in the ordinary course of business consistent with past practice or (2) as may be consistent with its financial accounting policies and procedures and GAAP as determined in consultation with its outside auditor;

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transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of (in each case except among T-Mobile or Sprint, as applicable, and its wholly owned subsidiaries), cancel, dedicate to the public, disclaim, forfeit, reexamine, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms), any rights in, or registrations or applications for, intellectual property, other than immaterial rights in, or registrations or applications for, intellectual property in the ordinary course of business consistent with past practice;

•

(A) amend its certificate of incorporation or bylaws or the comparable organizational documents of any of its subsidiaries (other than any amendment to the organizational documents of any of its wholly owned subsidiaries that would not reasonably be expected to be materially adverse to the other party or to prevent or materially delay the completion of any of the transactions contemplated by the business combination agreement) or (B) merge or consolidate with any person (other than any merger or consolidation involving only its direct and indirect wholly owned subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

•	authorize, commit, agree or publicly announce an intention to take any of the foregoing actions.

Conduct of the SoftBank Parties Pending the Closing Date

The SoftBank Parties have agreed that the SoftBank Parties will not acquire Sprint common stock that would cause (1) SoftBank’s voting interest in Sprint to equal or exceed 85%, (2) SoftBank’s and Deutsche Telekom’s collective voting interest in the combined company as of immediately following the closing to exceed 80.1% or (3) the ratio of (a) SoftBank’s beneficial ownership of T-Mobile common stock to (b) Deutsche Telekom’s beneficial ownership of T-Mobile common stock to exceed 49.9% to 50.1% as of immediately following the closing. In addition, the SoftBank US Holdcos have agreed to certain restrictions on their ability to issue, or enter into voting agreements with respect to, shares of their capital stock, make acquisitions and dispositions, incur indebtedness, amend their organizational documents and take certain actions with respect to taxes.

Conduct of Deutsche Telekom Pending the Closing Date

Deutsche Telekom has agreed that Deutsche Telekom and its subsidiaries will not acquire T-Mobile common stock that would cause SoftBank’s and Deutsche Telekom’s collective voting interest in the combined company as of immediately following the closing to exceed 80.1%.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Each of the parties to the business combination agreement has agreed to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to complete and make effective, as soon as possible following the date of the business combination agreement, the merger transactions and the other transactions contemplated by the business combination agreement, including using reasonable best efforts in:

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obtaining all governmental consents, including making all necessary registrations and filings and taking all steps as may be necessary to obtain a governmental consent from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

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contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the business combination agreement or the completion of the transactions contemplated thereby, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other governmental entity vacated or reversed;

•	executing and delivering any additional instruments necessary to complete the transactions contemplated by, and to fully carry out the purposes of, the business combination agreement; and

•	refraining from taking any action that would reasonably be expected to prevent or materially delay the completion of the transactions contemplated by the business combination agreement.

In addition, each of the parties has agreed to make or submit all filings, registrations, analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, correspondence and written communications, and to take all other actions or steps to be taken, in connection therewith in accordance with a strategy (including as to the timing and substance thereof) jointly developed by T-Mobile and Sprint, with each of the parties to consult and cooperate reasonably promptly and in good faith with the other parties with respect thereto. In the event any party reasonably objects in writing to any filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication to be (or proposed to be) made or submitted, or any other action or step to be (or proposed to be) taken, in connection with obtaining any governmental consent necessary, proper or advisable to complete and make effective the merger transactions and the other transactions contemplated by the business combination agreement, then such matters may be escalated for discussion to the chief executive officer of SoftBank and the chief executive officer of Deutsche Telekom, such discussion to be held no later than 24 hours following the date of the objection. If such representatives are not in good faith able to resolve such objection during such discussion, such matter will thereafter be resolved by the chief executive officer of Deutsche Telekom in his sole discretion. Promptly following such resolution by the chief executive officer of Deutsche Telekom, the parties will in good faith make or submit any such filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication, or take any such other action or step, in accordance with such resolution by the chief executive officer of Deutsche Telekom.

Each of the parties has also agreed to notify the other party of, and permit (subject to applicable law) the other party to review and comment on, substantive communications from or to any governmental entity, consult with the other party in advance and give the other party the opportunity to attend and participate in substantive meetings or discussions with any governmental entity.

In connection with the foregoing, and subject to certain limitations specified in the business combination agreement, each of the parties has agreed that the use of “reasonable best efforts” will include (a) contesting and defending any lawsuits or other legal proceedings challenging the business combination agreement or the merger transactions, including seeking to have any adverse decision, stay or temporary restraining order vacated or reversed, and (b) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, (1) the sale, divestiture, license or disposition of such assets or businesses of T-Mobile, Sprint or its subsidiaries and (2) restrictions, limitations or conditions relating to, or actions that after the effective time would limit T-Mobile’s or its subsidiaries’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (x) as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the completion of the transactions contemplated by the business combination agreement and (y) conditioned upon the completion of the merger transactions.

Notwithstanding the foregoing, none of T-Mobile, Sprint, either Deutsche Telekom Party or any SoftBank Party will be required to take, or cause to be taken, any action that, individually or in the aggregate, would or would reasonably be expected to result in any of the following:

•	any of the consequences set forth on the applicable disclosure letter;

•

a materially adverse impact on the business, financial condition or results of operations of T-Mobile, Sprint and their respective subsidiaries following the merger, taking into account the impact on the expected synergies of the merger (in each case with materiality measured on a scale consistent with the financial standard set forth in the next bullet point), as compared to such persons if such action (when taken together with all other actions undertaken with respect to the applicable section of the business combination agreement) were not taken;

•

any loss, cost or diminution in value of $7 billion or more, measured on a net present value basis, to T-Mobile, Sprint and their respective subsidiaries following the merger, taking into account the loss, cost or diminution in value of the expected synergies of the merger, as compared to such persons if such action (when taken together with all other actions undertaken with respect to the applicable section of the business combination agreement) were not taken;

•

any limit, restrictions or conditions (including as a result of any national security agreement or similar agreement or arrangement with CFIUS or any of its constituent members, whether as part of or separate from any review by CFIUS (which we refer to as a “national security agreement”)) on:

•

the ability of Deutsche Telekom or SoftBank to designate members of the T-Mobile board of directors after the merger or committees thereof (other than a minority of the compensation committee thereof) in all respects as contemplated by the business combination agreement and/or the amended and restated stockholders’ agreement and in accordance with the existing qualification criteria for T-Mobile directors as of the date of the business combination agreement (other than any requirement that one of each of Deutsche Telekom’s and SoftBank’s designees qualify as a “security director” or substantial equivalent to the extent required by any national security agreement);

•

the scope of authority provided to the T-Mobile board of directors after the merger or the exercise of any rights of any directors of the T-Mobile board of directors, in his or her capacity as a member of the T-Mobile board of directors or any committee thereof, other than with respect to oversight of, or participation in, a national security committee or related national security matters;

•

the exercise of any material right contemplated to be provided to Deutsche Telekom (unless waived by Deutsche Telekom) or SoftBank (unless waived by SoftBank) under the amended and restated stockholders’ agreement or the proxy agreement; or

•

except in any de minimis respect, any business or operations of Deutsche Telekom, SoftBank or any of their respective affiliates, apart from the business or operations of T-Mobile, Sprint or their respective subsidiaries;

•

any requirement to adopt a FOCI mitigation agreement or similar arrangement with DSS that results in a material change in, or material impact to, the network operations or the business operations of T-Mobile and its subsidiaries following the effective time, including T-Mobile’s control over such network operations or the business operations, as compared to such operations as conducted and controlled by T-Mobile and Sprint and their respective subsidiaries prior to the effective time (provided that restrictions having the same terms and operational scope of the FOCI mitigation agreement in effect as of the date of the business combination agreement between Sprint and DSS, and solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC, will not be deemed to result in any such change or impact); or

•	any requirement to change the ownership, including the interests held by any shareholders, of Deutsche Telekom, SoftBank or any of their respective affiliates.

Any of the items described in the bullet points above is referred to in this joint consent solicitation statement/prospectus as a “regulatory material adverse condition.” However, the parties have agreed that each of (1) the existing Sprint security agreement and any other national security agreement with substantially similar or less conditions as applied to T-Mobile after the merger and (2) the FOCI mitigation agreement between Sprint and DSS in effect as of the date of the business combination agreement solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC is not a regulatory material adverse condition.

No Solicitation; Third-Party Acquisition Proposals

Under the business combination agreement, each of T-Mobile, Deutsche Telekom, Sprint and SoftBank has agreed that it will not (and will cause its controlled affiliates and its officers and directors not to), and that it will use reasonable best efforts to cause its other employees and representatives retained by it or any of its controlled affiliates not to, directly or indirectly:

•

solicit, initiate or knowingly encourage (including by furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction (as defined below);

•

participate in any discussions or negotiations, or cooperate in any way with any person (including furnishing non-public information), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction; or

•

approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any agreement, commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, an alternative transaction.

In addition, the business combination agreement requires each of T-Mobile, Deutsche Telekom, Sprint and SoftBank to, and to cause its controlled affiliates and its officers and directors to, and to use reasonable best efforts to cause its other employees and representatives to, immediately cease and cause to be terminated any discussions or negotiations with any third parties conducted theretofore with respect to any alternative transaction.

T-Mobile and Deutsche Telekom are required to promptly (and in no event later than 48 hours after receipt) advise Sprint, and Sprint and SoftBank are required to promptly (and in no event later than 48 hours after receipt) advise T-Mobile, in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and to keep Sprint or T-Mobile, as applicable, informed on a reasonably prompt basis regarding the status and material details of any such inquiry or proposal. In addition, to the extent any material non-public information, documents or materials are made available by or on behalf of T-Mobile or Sprint, as applicable, to any third party in response to any alternative transaction pursuant to the fiduciary duties of the T-Mobile board of directors or the Sprint board of directors, as applicable, all such information, documents and materials must promptly (and in any event within 48 hours) be made available to Sprint and SoftBank, or T-Mobile and Deutsche Telekom, as applicable.

Definition of Alternative Transaction

For purposes of the business combination agreement, the term “alternative transaction” (as used with respect to each of T-Mobile and Sprint, as applicable) means any of:

•

a transaction or series of transactions pursuant to which any third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 15% of the outstanding shares of common stock or securities representing 15% or more of the voting power of T-Mobile or Sprint;

•

a merger, consolidation, share exchange or similar transaction pursuant to which any third party acquires or would acquire, directly or indirectly, assets or businesses representing 15% or more of the consolidated revenues, net income or assets of T-Mobile or Sprint and their respective subsidiaries taken as a whole;

•

any transaction pursuant to which any third party acquires or would acquire, directly or indirectly, control of assets representing 15% or more of the consolidated revenues, net income or assets of T-Mobile or Sprint and their respective subsidiaries taken as a whole;

•	any disposition of assets to a third party representing 15% or more of the consolidated revenues, net income or assets of T-Mobile or Sprint and their respective subsidiaries taken as a whole; or

•	other than arrangements in effect as of the date of the business combination agreement and arrangements in the ordinary course of business consistent with past practice, any agreement or transaction pursuant to which T-Mobile or Sprint or any of their respective subsidiaries provides or would provide mobile virtual network operator or other wholesale mobile network services to any third party which, individually or together with all related agreements or transactions with such third party or any affiliate thereof, would provide annual billed revenue to T-Mobile or Sprint in excess of $3 billion.

Change of Recommendation

Change of Recommendation of the T-Mobile Board of Directors

T-Mobile has agreed to include the recommendation of the T-Mobile board of directors to T-Mobile stockholders in favor of the approval of the T-Mobile charter amendment and the T-Mobile share issuance (which we refer to as the “T-Mobile board recommendation”) in this joint consent solicitation statement/prospectus, subject to the fiduciary duties of the T-Mobile board of directors under applicable law.

Notwithstanding the foregoing, prior to obtaining the T-Mobile stockholder approval, the T-Mobile board of directors is permitted to (1) disclose to T-Mobile stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issue a “stop, look and listen” statement to T-Mobile stockholders pursuant to Rule 14d-9(f) under the Exchange Act, (2) make any disclosure to T-Mobile stockholders and (3) change or withdraw the T-Mobile board recommendation, but, in the case of (2) or (3), solely to the extent any such disclosure, change or withdrawal is required for the T-Mobile board of directors to carry out its fiduciary duties under applicable law. However, in no event will any such disclosure, change or withdrawal (x) affect the validity and enforceability of the business combination agreement or the Deutsche Telekom support agreement, including the applicable parties’ obligations to complete the transactions contemplated by the business combination agreement or deliver (or cause to be delivered) the Deutsche Telekom written consent or (y) cause any state corporate takeover statute or other similar statute to be applicable to the merger transactions or the other transactions contemplated by the business combination agreement. Therefore, Deutsche Telekom Holding will be required to deliver the Deutsche Telekom written consent, which will constitute the T-Mobile stockholder approval, even if the T-Mobile board of directors changes or withdraws the T-Mobile board recommendation.

Change of Recommendation of the Sprint Board of Directors

Sprint has agreed to include the recommendation of the Sprint board of directors to Sprint stockholders in favor of the adoption of the business combination agreement (which we refer to as the “Sprint board recommendation”) in this joint consent solicitation statement/prospectus, subject to the fiduciary duties of the Sprint board of directors under applicable law.

Notwithstanding the foregoing, prior to obtaining the Sprint stockholder approval, the Sprint board of directors is permitted to (1) disclose to Sprint stockholders a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issue a “stop, look and listen” statement to Sprint stockholders pursuant to Rule 14d-9(f) under the Exchange Act, (2) make any disclosure to Sprint stockholders and (3) change or withdraw the Sprint board recommendation, but, in the case of (2) or (3), solely to the extent any such disclosure, change or withdrawal is required for the Sprint board of directors to carry out its fiduciary duties under applicable law. However, in no event will any such disclosure, change or withdrawal (x) affect the validity and enforceability of the business combination agreement or the SoftBank support agreement, including the applicable parties’ obligations to complete the transactions contemplated by the business combination agreement or deliver (or cause to be delivered) the SoftBank written consent or (y) cause any state corporate takeover statute or other similar statute to be applicable to the merger transactions or the other transactions contemplated by the business combination agreement. Therefore, Starburst and Galaxy will be required to deliver the SoftBank written consent, which will constitute the Sprint stockholder approval, even if the Sprint board of directors changes or withdraws the Sprint board recommendation.

No Stockholder Meetings

The business combination agreement provides that T-Mobile and Sprint will seek the T-Mobile stockholder approval and the Sprint stockholder approval, respectively, pursuant to this joint consent solicitation statement/prospectus, and neither T-Mobile nor Sprint will call or convene any meeting of its stockholders in connection with the T-Mobile stockholder approval or the Sprint stockholder approval, respectively. See “Solicitation of T-Mobile Written Consents” and “Solicitation of Sprint Written Consents.”

Employment and Benefits Matters

For 18 months following the effective time, T-Mobile will provide to each employee of Sprint or its subsidiaries: (a) base compensation that is no less favorable to such Sprint employee than the base compensation provided to such Sprint employee immediately prior to the effective time, (b) short-term compensation opportunities, equity compensation and commission opportunities that are no less favorable in the aggregate than those in effect immediately prior to the effective time and (c) other benefits that are no less favorable in the aggregate than the benefits provided to such employee immediately prior to the effective time or, starting in the year immediately following the year in which the effective time occurs, that are no less favorable in the aggregate than the benefits provided to similarly situated employees of T-Mobile or its subsidiaries.

During the year in which the effective time occurs, each employee of Sprint or its subsidiaries participating in an annual bonus plan will be eligible to receive a pro rata bonus, based on the greater of (x) target-level performance and (y) actual performance through the latest practicable date prior to the effective time (as determined by the compensation committee of Sprint’s board of directors or such other applicable committee and annualized through the end of the quarter in which the effective time occurs). Such pro rata bonus is payable following the end of Sprint’s fiscal year in which the effective time occurs, subject to the applicable employee’s continued employment with T-Mobile, Sprint or any of their respective affiliates through the end of such fiscal year or, if earlier, following such employee’s severance-eligible termination of employment (with such payment subject to the execution and non-revocation of a general release of claims in a form customarily used by T-Mobile, Sprint or their respective affiliates for similarly situated employees, if requested by T-Mobile, Sprint or any of their affiliates).

In terms of severance, the business combination agreement provides that T-Mobile will provide each employee of Sprint or its subsidiaries whose employment is terminated by T-Mobile on or within 18 months following the effective time with severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits that were provided to such employee immediately prior to the effective time and (ii) the severance payments and severance benefits that are provided to similarly situated employees of T-Mobile and its affiliates from time to time.

Furthermore, the business combination agreement provides certain other employment and benefits covenants in respect to service credits for employees taking into consideration years of service, as well as covenants in respect to third-party beneficiary rights.

Financing Matters

The business combination agreement provides that T-Mobile will, in reasonable consultation with Sprint and in a reasonable manner, direct and control all decisions, communications and discussions relating to any financing transactions entered into by T-Mobile or Sprint prior to the effective time, including (i) the raising of new financing by Sprint, T-Mobile and/or their respective subsidiaries, (ii) the refinancing of existing indebtedness by Sprint, T-Mobile and/or their respective subsidiaries, (iii) the repayment or retirement of existing indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, (iv) tendering or exchanging (or offering to tender or exchange) existing indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, and/or (v) entering into amendments or modifications or obtaining consents or waivers (including waivers of change of control provisions) in relation to agreements governing existing indebtedness or other financing arrangements of Sprint, T-Mobile and/or their respective subsidiaries (each of which we refer to as a “pre-merger financing transaction”).

The business combination agreement requires Sprint, in consultation with T-Mobile, to conduct change of control consent solicitations with respect to (i) all senior notes issued by Sprint and (ii) the 11.500% Senior Notes due 2021, the 7.000% Senior Notes due 2020 and the 6.000% Senior Notes due 2022, each issued by Sprint Communications, Inc., which consent solicitations have been completed.

Furthermore, the business combination agreement requires Sprint, upon the request of T-Mobile on reasonable notice, to use its reasonable best efforts to obtain (and requires T-Mobile to use its reasonable best efforts to assist in obtaining) the necessary consents with respect to the Series 2016-1 3.360% Senior Secured Notes, Series 2018-1 4.738% Senior Secured Notes, and Series 2018-1 5.152% Senior Secured Notes issued by Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC and Sprint Spectrum Co III LLC (which we refer to collectively as the “Sprint spectrum notes”) on terms reasonably determined by T-Mobile in consultation with Sprint, such that (1) T-Mobile and Deutsche Telekom and their affiliates will constitute “permitted holders” thereunder and (2) the merger transactions will not constitute a “change of control” thereunder. Such consents have been obtained, and in June 2018 the documentation relating to the Sprint spectrum notes was amended to, among other things, reflect the consents described in (1) and (2) above, and provide that the credit agreement contemplated by the amended and restated commitment letter that T-Mobile expects to enter into in connection with the closing of the merger transactions will be a “replacement credit agreement” as defined in such documentation and, in accordance with such documentation, any entity which is an obligor of such credit agreement (which entities are expected to include T-Mobile, T-Mobile USA and its domestic wholly owned restricted subsidiaries (subject to certain exceptions)) will also guarantee Sprint Communications Inc.’s lease payment obligations under the a 30-year intra-company lease agreement entered into by Sprint Communications Inc. in connection with the spectrum notes.

In addition, in connection with the merger transactions, Sprint conducted a consent solicitation to approve certain amendments to the governing documents of the 6.875% Senior Notes due 2028 and the 8.750% Senior Notes due 2032, each issued by Sprint Capital Corporation, which consent solicitation has been completed.

Each of T-Mobile and Sprint will, and will cause its officers and employees, its subsidiaries and the officers and employees of its subsidiaries to, and will use reasonable best efforts to cause its representatives to, provide all reasonable cooperation in completing any pre-merger financing transaction (and, in particular, each of T-Mobile and Sprint agrees to use reasonable best efforts to complete and obtain the financing contemplated by the amended and restated commitment letter in amounts reasonably necessary to effect the merger and the other transactions contemplated by the business combination agreement).

Pursuant to the business combination agreement, T-Mobile has agreed to indemnify and hold harmless Sprint from certain losses, damages, claims, and costs or expenses suffered or incurred in connection with any pre-merger financing transaction which are attributable to certain information provided by T-Mobile or its affiliates in connection therewith or to the gross negligence, willful misconduct or bad faith of T-Mobile or its affiliates. Additionally, pursuant to the business combination agreement, Sprint has agreed to indemnify and hold harmless T-Mobile from certain losses, damages, claims, and costs or expenses suffered or incurred in connection with any pre-merger financing transaction which are attributable to certain information provided by Sprint or its affiliates in connection therewith or to the gross negligence, willful misconduct or bad faith of Sprint or its affiliates.

T-Mobile will bear 67%, and Sprint will bear 33%, of the out-of-pocket fees, costs, penalties, premiums and expenses incurred in connection with any pre-merger financing transaction, and any interest on or prepayment penalties with respect to any pre-funded indebtedness (including indebtedness funded into escrow) incurred as part of any pre-merger financing transaction, including any costs and expenses incurred prior to the date of the business combination agreement (subject to disclosures in the Sprint disclosure letter).

The business combination agreement provides that T-Mobile and Sprint will each use their reasonable best efforts to (i) secure the specified minimum credit ratings for the combined company described under “—Conditions to the Completion of the Merger Transactions” and (ii) obtain the financing necessary to complete the transactions contemplated by the business combination agreement.

Pursuant to the business combination agreement, T-Mobile has agreed that, upon completion of the merger, T-Mobile will, and will cause T-Mobile USA to, guarantee each existing series of unsecured notes of Sprint, Sprint Communications Inc., and Sprint Capital Corporation.

Litigation Relating to the Transaction

The business combination agreement requires each of T-Mobile and Sprint to promptly advise the other party of any litigation commenced against it or any of its directors or officers by any of its stockholders relating to the business combination agreement or the transactions contemplated thereby (which we refer to as “stockholder litigation”), and to keep the other party reasonably informed regarding any such stockholder litigation. In addition, each of T-Mobile or Sprint must give the other party the opportunity to participate in the defense or settlement of any stockholder litigation and no settlement may be offered or agreed to by it without the other party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed).

Termination of Certain Agreements

The business combination agreement provides that, from and after the date of the business combination agreement and prior to the effective time, the parties will reasonably cooperate in order to mutually agree on the continuation or termination as of the effective time of certain agreements or other arrangements between or among SoftBank or any of its affiliates (other than Sprint and its subsidiaries), on the one hand, and Sprint or any of its subsidiaries, on the other hand, and between or among Deutsche Telekom or any of its affiliates (other than T-Mobile and its subsidiaries), on the one hand, and T-Mobile or any of its subsidiaries, on the other hand, and will take all actions as may be reasonably necessary or appropriate in order to effect such mutual agreement. The business combination agreement further provides that, from and after the effective time through the six-month anniversary thereof, each of SoftBank and Deutsche Telekom will, and will cause its affiliates to, take all actions as may be reasonably necessary or appropriate in order to terminate any contracts or other arrangements between or among SoftBank or any of its affiliates, or Deutsche Telekom or any of its affiliates, as applicable (in each case other than T-Mobile and its subsidiaries), on the one hand, and T-Mobile or any of its subsidiaries (including Sprint or any of its subsidiaries), on the other hand, other than those set forth on the applicable disclosure letter, promptly following notice from T-Mobile to SoftBank or Deutsche Telekom, as applicable, that it has elected to terminate such contract or other arrangement.

Certain Additional Covenants

The business combination agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint consent solicitation statement/prospectus, access to information of the other company, compliance with applicable FCC and Federal Aviation Administration rules and maintenance of communications licenses, communications with business counterparties and public announcements with respect to the merger, exemptions from takeover laws, Rule 16b-3 exemptions, the delisting of Sprint common stock and the listing of the shares of T-Mobile common stock issued in connection with the merger transactions, certain tax matters and FCC auction procedures.

Conditions to the Completion of the Merger Transactions

Under the business combination agreement, the respective obligations of each party to effect the merger transactions are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of each of the following conditions:

	Summary of Condition	Ability to waive condition
Stockholder Approvals	Each of the T-Mobile stockholder approval and the Sprint merger approval has been obtained.	Not waivable by T-Mobile or Sprint

Required Regulatory Consents	(1) The waiting period (and any extension thereof) applicable to the merger transactions under the HSR Act has been terminated or has expired and (2) all consents required to be obtained from the FCC in connection with the transactions contemplated by the business combination agreement have been granted by the FCC.	Not waivable by T-Mobile or Sprint

Other Governmental Consents	(1) All consents required to be obtained from any PUCs or similar state and foreign regulatory bodies in connection with the transactions contemplated by the business combination agreement have been obtained, (2) CFIUS has completed its review and, where applicable, investigation under Section 721 without unresolved national security concerns with respect to the transactions contemplated by the business combination agreement, and (3) DSS has approved a plan to operate pursuant to a FOCI mitigation agreement those NISPOM covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or has accepted a commitment from the parties to implement such FOCI mitigation agreement following the closing.	Waivable by agreement of T-Mobile and Sprint

No Injunctions or Restraints	No court or other governmental entity of competent jurisdiction has entered, enacted, promulgated, enforced or issued any law, order or injunction (whether temporary, preliminary or permanent) preventing the completion of the merger (which we refer to as a “restraint”).	Not waivable by T-Mobile or Sprint

Form S-4	The registration statement on Form S-4 of which this joint consent solicitation statement/ prospectus forms a part has become effective in accordance with the provisions of the Securities Act prior to the mailing of this joint consent solicitation statement/prospectus by each of T-Mobile and Sprint to their respective stockholders, and no stop order or proceeding seeking a stop order has been threatened or initiated by the SEC.	Not waivable by T-Mobile or Sprint

NASDAQ Listing	The shares of T-Mobile common stock to be issued in the merger transactions have been approved for listing on NASDAQ, subject to official notice of issuance.	Waivable by agreement of T-Mobile and Sprint

Ratings	On the closing date, T-Mobile USA, taking into account and after giving effect to the merger and the other transactions contemplated by and relating to the business combination	Waivable by agreement of T-Mobile and Sprint

Summary of Condition	Ability to waive condition
agreement, has at least two of the following three credit ratings (which we refer to as the “specified minimum credit ratings”): (1) a corporate family rating (CFR) of at least “Ba2” from Moody’s Investors Services, Inc. (which we refer to as “Moody’s”), (2) a long-term issuer credit rating of at least “BB” from Standard & Poor’s Financial Services LLC (which we refer to as “S&P”) and (3) a long-term issuer credit rating of at least “BB” from Fitch, Inc. (which we refer to as “Fitch”) (provided that the ratings condition described in this section will be deemed satisfied if, on the closing date (or, if earlier, upon the date of issuance by T-Mobile USA of debt securities in an amount sufficient to replace in full the commitments under the bridge facilities in the amended and restated commitment letter), T-Mobile USA, taking into account and after giving effect to the merger and the other transactions contemplated by and relating to the business combination agreement, has at least two of the following three public credit ratings on not less than $45 billion of secured debt: (a) a secured tranche rating of at least “Baa3” from Moody’s, (b) a secured tranche rating of at least “BBB-” from S&P, and (c) a secured tranche rating at least “BBB-” from Fitch). No party may rely on the failure of the ratings condition described in this section to be satisfied if such failure was principally caused by such party’s material breach of any material provision of the business combination agreement or such party’s failure to act in good faith.

Under the business combination agreement, the respective obligations of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties to effect the merger transactions are also subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following additional conditions:

	Summary of Condition	Ability to waive condition
Representations and Warranties	(1) The representations and warranties of Sprint regarding due organization and good standing, corporate authority, absence of stockholder agreements and similar agreements to which Sprint is a party, requisite vote of stockholders, related party agreements, brokers and absence of anti-takeover statutes or provisions (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct in all material respects as of such date), (2) the representations and warranties of Sprint regarding authorized capital stock are true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific	Waivable by T-Mobile

	Summary of Condition	Ability to waive condition
date, in which case such representations and warranties are true and correct as of such date), except for any de minimis inaccuracies, (3) the representation and warranty of Sprint regarding the absence of a material adverse effect since December 31, 2017 is true and correct as of the closing date as though made on the closing date, (4) the representations and warranties of Sprint contained in the business combination agreement (other than those set forth in the preceding clauses (1), (2) and (3)) (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect on Sprint and (5) the representations and warranties of the SoftBank Parties (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct in all material respects as of such date). However, the accuracy of the representations and warranties of the SoftBank US HoldCos are only a condition to the obligations of T-Mobile, Merger Sub, Merger Company and Deutsche Telekom to effect the HoldCo mergers.

Performance of Obligations	Each of Sprint and the SoftBank Parties has performed in all material respects all obligations required to be performed by it under the business combination agreement at or prior to the closing date.	Waivable by T-Mobile

Officer’s Certificate	T-Mobile has received an officer’s certificate duly executed by the chief executive officer or the chief financial officer of Sprint to the effect that the conditions in the preceding two bullet points are satisfied.	Waivable by T-Mobile

Other Agreements	SoftBank has duly executed and delivered (1) the amended and restated stockholders’ agreement and (2) the proxy agreement.	Waivable by T-Mobile

	Summary of Condition	Ability to waive condition
Tax Opinion	If the HoldCo mergers are to be completed, T-Mobile has received a written opinion of Wachtell, Lipton, Rosen & Katz (or in certain circumstances, other counsel selected by T-Mobile), in form and substance reasonably satisfactory to T-Mobile, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, each of the HoldCo mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.	Waivable by T-Mobile

Under the business combination agreement, the respective obligations of Sprint and the SoftBank Parties to effect the merger transactions are also subject to the satisfaction or, to the extent permitted by applicable law, waiver of the following additional conditions:

	Summary of Condition	Ability to waive condition
Representations and Warranties	(1) The representations and warranties of T-Mobile, Merger Sub and Merger Company regarding due organization and good standing, corporate authority, absence of stockholder agreements and similar agreements to which T-Mobile is a party, requisite vote of stockholders, related party agreements and brokers (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct in all material respects as of such date), (2) the representations and warranties of T-Mobile, Merger Sub and Merger Company regarding authorized capital stock are true and correct as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties are true and correct as of such date), except for any de minimis inaccuracies, (3) the representation and warranty of T-Mobile, Merger Sub and Merger Company regarding the absence of a material adverse effect since December 31, 2017 is true and correct as of the closing date as though made on the closing date, (4) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in the business combination agreement (other than those set forth in the preceding clauses (1), (2) and (3)) (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct as of the closing date as though made on the closing date (except to the	Waivable by Sprint

	Summary of Condition	Ability to waive condition
extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect on T-Mobile, and (5) the representations and warranties of the Deutsche Telekom Parties (without giving effect to any qualification as to materiality or material adverse effect, or any provision relating to preventing or materially delaying the completion of the transactions contemplated by the business combination agreement, contained therein) are true and correct in all material respects as of the closing date as though made on the closing date (except to the extent such representations and warranties expressly relate to a specific date or the date of the business combination agreement, in which case such representations and warranties are true and correct in all material respects as of such date).

Performance of Obligations	Each of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties has performed in all material respects all obligations required to be performed by it under the business combination agreement at or prior to the closing date.	Waivable by Sprint

Officer’s Certificate	Sprint has received an officer’s certificate duly executed by the chief executive officer or the chief financial officer of T-Mobile to the effect that the conditions in the preceding two bullet points are satisfied.	Waivable by Sprint

Other Agreements	T-Mobile and Deutsche Telekom have duly executed and delivered (as applicable) (1) the amended and restated stockholders’ agreement, (2) the proxy agreement and (3) the license agreement amendment.	Waivable by Sprint

Tax Opinion	If the HoldCo mergers are to be completed, Sprint has received a written opinion of Morrison & Foerster LLP, in form and substance reasonably satisfactory to Sprint (and, with respect to the opinion in (2), T-Mobile), dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (1) each of the HoldCo mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (2) the merger (or the merger and the HoldCo mergers, taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.	Waivable by Sprint with the consent of the SoftBank Parties

Termination of the Business Combination Agreement; Payment Amount

Termination of the Business Combination Agreement

The business combination agreement may be terminated at any time prior to the HoldCo mergers effective time as follows:

•	by mutual written consent of T-Mobile and Sprint;

•

by either T-Mobile or Sprint, if the merger transactions have not been completed by April 29, 2019, or, if the marketing period has started and is in effect at such date, then the second business day following the end of the marketing period (but in no event will such date be later than the 22nd business day following April 29, 2019) (which we refer to as the “outside date”) (provided that, if the closing has not occurred by April 29, 2019, but on that date, all of the conditions to the completion of the merger transactions have been satisfied or waived (other than the conditions regarding required regulatory and other governmental consents and the absence of restraints and those conditions that by their terms are to be satisfied at the closing, provided they would be satisfied if the closing were to occur on such date), then either T-Mobile or Sprint may elect to extend the outside date to July 29, 2019, or, if the marketing period has started and is in effect at such date, then the second business day following the end of the marketing period (but in no event will such date be later than the 22nd business day following July 29, 2019); provided, further, that, if after such extension, the closing has not occurred by July 29, 2019, but on that date, all of the conditions to the completion of the merger transactions have been satisfied or waived (other than the conditions regarding required regulatory and other governmental consents and the absence of restraints and those conditions that by their terms are to be satisfied at the closing, provided they would be satisfied if the closing were to occur on such date), then either T-Mobile or Sprint may elect to extend the outside date to October 29, 2019, or, if the marketing period has started and is in effect at such date, then the second business day following the end of the marketing period (but in no event will such date be later than the 22nd business day following October 29, 2019)). However, the business combination agreement may not be so terminated by Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any Deutsche Telekom Party’s, material breach of its obligations under the business combination agreement, the SoftBank support agreement or the Deutsche Telekom support agreement, as applicable, has been the principal cause of, or principally resulted in, the failure of the merger to be completed by such time;

•

by either T-Mobile or Sprint, if (1) any restraint is in effect and has become final and nonappealable or (2) any authorization or consent from a governmental entity that must be obtained to satisfy the conditions regarding required regulatory and other governmental consents (a) has been denied and such denial has become final and nonappealable or (b) requires as a final and nonappealable condition to such authorization or consent that Sprint, T-Mobile, SoftBank or Deutsche Telekom take any action that would or would reasonably be expected to result in a regulatory material adverse condition. However, the business combination agreement may not be so terminated by Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any Deutsche Telekom Party’s, material breach of its obligations under the provisions of the business combination agreement described under “—Covenants and Agreements—Reasonable Best Efforts; Regulatory Filings and Other Actions” has been the principal cause of, or principally resulted in, such restraint or denial;

•

by T-Mobile, if Sprint has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the business combination agreement, which breach or failure to perform would result in the conditions to the other parties’ obligation to complete the merger transactions not being satisfied (and such breach is incapable of being cured by Sprint or is not cured within 60 days of written notice thereof). However, the business combination agreement may not be terminated by T-Mobile under this bullet point if T-Mobile is then in material breach of any representation, warranty, covenant or other agreement contained in the business combination agreement;

•

by Sprint, if T-Mobile has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the business combination agreement, which breach or failure to perform would result in the conditions to the other parties’ obligation to complete the merger transactions not being satisfied (and such breach is incapable of being cured by T-Mobile or is not cured within 60 days of written notice thereof). However, the business combination agreement may not be terminated by Sprint under this bullet point if Sprint is then in material breach of any representation, warranty, covenant or other agreement contained in the business combination agreement;

•

by T-Mobile, if any of the SoftBank Parties or SoftBank UK fails to execute and deliver to T-Mobile the SoftBank support agreement within one business day following the execution of the business combination agreement; and

•

by Sprint, if either Deutsche Telekom Party fails to execute and deliver to Sprint the Deutsche Telekom support agreement within one business day following the execution of the business combination agreement.

Subsequent to the execution of the business combination agreement, the SoftBank Parties and SoftBank UK executed and delivered to T-Mobile the SoftBank support agreement, and the Deutsche Telekom Parties executed and delivered to Sprint the Deutsche Telekom support agreement, in each case within one business day following the execution of the business combination agreement.

Payment Amount

The business combination agreement requires T-Mobile to pay Sprint an amount equal to $600 million (which we refer to as the “payment amount”) if all of the following occur:

•	T-Mobile terminates the business combination agreement because the merger transactions have not been completed by the outside date;

•

at the time of such termination, all of the conditions to the respective obligations of each party to effect the merger transactions have been satisfied or waived, except for the condition related to the specified minimum credit ratings, and all of the conditions to the obligations of T-Mobile, Merger Sub, Merger Company and the Deutsche Telekom Parties to effect the merger transactions would be satisfied at the time of such termination if the closing were held at such time; and

•

Sprint has provided a written certification to T-Mobile that it is ready, willing and able to complete the merger on the date required by the business combination agreement at the time of such termination.

Notwithstanding the foregoing, T-Mobile will have no obligation to pay the payment amount if:

•

on the date of the termination of the business combination agreement pursuant to the bullet points above, Sprint does not have the following three credit ratings: (A) a corporate family rating (CFR) of at least “B2” from Moody’s, (B) a long-term issuer credit rating of at least “B” from S&P, and (C) a long-term issuer credit rating of at least “B+” from Fitch (unless Sprint does not have any such credit rating due to a change in credit ratings or credit outlook generally affecting the industry in which Sprint operates); or

•

Sprint or any of the SoftBank Parties has breached in any material respect any of its representations, warranties, covenants or agreements set forth in the business combination agreement and such breach has impacted any of the credit ratings described in the bullet point above or the ability of T-Mobile to obtain the specified minimum credit ratings.

Limitation on Remedies

In the event of the termination of the business combination agreement pursuant to the provisions described under “—Termination of the Business Combination Agreement; Payment Amount,” there will be no liability or obligation on the part of any party to the business combination agreement (or any of its directors, officers, employees or representatives). However, no such termination will relieve (i) T-Mobile from its obligation to pay the payment amount described under “—Termination of the Business Combination Agreement; Payment Amount—Payment Amount” or (ii) any party from liability for fraud or any willful breach of the business combination agreement, the confidentiality agreement or any other agreement contemplated by the business combination agreement and delivered in connection therewith prior to such termination.

In the event that the payment amount is paid to Sprint, the payment of the payment amount will be the sole and exclusive remedy of Sprint, the SoftBank Parties and their respective subsidiaries, stockholders, affiliates, officers, directors, employees and representatives against T-Mobile, Merger Sub, Merger Company, Deutsche Telekom, their respective affiliates and their and their respective affiliates’ stockholders, officers, directors, employees and representatives, for any loss suffered as a result of the failure of the merger transactions to be completed or the termination of, any liabilities or obligations arising under or any claims or actions arising out of or relating to, the business combination agreement.

Fees and Expenses

Except as otherwise expressly provided in the business combination agreement, all fees and expenses incurred in connection with the merger transactions, the business combination agreement and the other transactions contemplated by the business combination agreement will be paid by the party incurring such fees or expenses, whether or not the merger transactions are completed, except that:

•

T-Mobile and Sprint will share equally the costs and expenses incurred in connection with the filing, printing and mailing of this joint consent solicitation statement/prospectus and the registration statement of which it is a part, including SEC filing fees;

•	T-Mobile will pay 67%, and Sprint will pay 33%, of the HSR and FCC filing fees; and

•

T-Mobile will bear 67%, and Sprint will bear 33%, of the out-of-pocket fees, costs, penalties, premiums and expenses incurred in connection with any pre-merger financing transaction, and any interest on or prepayment penalties with respect to any pre-funded indebtedness (including indebtedness funded into escrow) incurred as part of any pre-merger financing transaction, including any costs and expenses incurred prior to the date of the business combination agreement (subject to disclosures in the Sprint disclosure letter).

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The parties to the business combination agreement have agreed that, from and after the effective time, the surviving corporation will, and T-Mobile will cause the surviving corporation to, indemnify and hold harmless each individual who is or was, or who becomes prior to the effective time, a director or officer of Sprint or any of its subsidiaries or T-Mobile, or who is as of the date of the business combination agreement, or thereafter commences prior to the effective time, serving at the request of Sprint or any of its subsidiaries as a director, officer or employee of another person (which individuals we refer to collectively as the “indemnified parties”), for acts or omissions occurring prior to the effective time to the same extent as such indemnified parties are indemnified as of the date of the business combination agreement pursuant to the Sprint certificate of incorporation, the bylaws of Sprint, the governing organizational documents of any subsidiary of Sprint, the T-Mobile certificate of incorporation, the bylaws of T-Mobile and any indemnification agreements in existence as of the date of the business combination agreement.

In addition, for a period of six years from and after the effective time, T-Mobile will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sprint or T-Mobile, as applicable, or any of their respective subsidiaries or provide substitute policies for not less than the existing coverage and with other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred prior to the effective time. However, T-Mobile will not be required to pay with respect to such policies in respect of any one policy year more than 300% of the last annual premium paid prior to the date of the business combination agreement. Notwithstanding the foregoing, Sprint or T-Mobile, as applicable, may at or prior to the effective time substitute for such policy a six-year “tail” policy under its existing policy, as long as the amount paid for such tail policy does not exceed 300% of the last annual premium paid prior to the date of the business combination agreement.

Certain Indemnification Obligations of SoftBank

SoftBank has agreed that, from and after the HoldCo mergers effective time, SoftBank will indemnify Deutsche Telekom, T-Mobile, their respective affiliates and each of their and their respective affiliates’ representatives, successors and assigns (each of which we refer to as a “T-Mobile indemnitee”) against any losses incurred or suffered by any such T-Mobile indemnitee arising out of, attributable to or resulting from (1) any breach of, or inaccuracy in, any of the representations or warranties of the SoftBank US HoldCos contained in the business combination agreement or any tax certificate delivered by them pursuant thereto, (2) any breach or nonfulfillment of any of the covenants or agreements made or to be performed by either SoftBank US HoldCo pursuant to the business combination agreement, (3) any breach of a covenant or agreement made or to be performed by SoftBank or any of its representatives or affiliates pursuant to the provision of the business combination agreement addressing procedural requirements of the indemnity described in this paragraph, (4) any and all assets of either SoftBank US HoldCo, other than the Sprint common stock held by them, and (5) any and all liabilities of either SoftBank US HoldCo, other than with respect to the tax matters described in the next paragraph.

SoftBank has agreed that, from and after the HoldCo mergers effective time, SoftBank will indemnify each T-Mobile indemnitee from any and all losses for or in connection with certain tax matters, including from (1) taxes imposed on or payable by either of the SoftBank US HoldCos or the SoftBank surviving entity for any pre-closing tax period, (2) taxes arising from the failure of any of the HoldCo mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except to the extent such failure is exclusively attributable to a breach by T-Mobile of any of the covenants contained in the tax certificates delivered by T-Mobile pursuant to the business combination agreement, (3) any taxes of a T-Mobile indemnitee that would not have arisen but for the HoldCo mergers and (4) certain other tax matters.

Amendment and Waiver

Subject to applicable law, the parties may amend the business combination agreement by written agreement, duly approved by the parties’ respective boards of directors (or comparable governing body) or a duly authorized committee thereof, at any time either before or after the T-Mobile stockholder approval or the Sprint stockholder approval is obtained. However, after such approval, no amendment may be made, which by law requires further approval by T-Mobile or Sprint stockholders, unless such further approval is obtained.

Prior to the effective time, the parties may, to the extent permitted by applicable law and except as otherwise set forth in the business combination agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the business combination agreement or in any document delivered pursuant thereto;

•	waive compliance by the other party with any of the agreements or conditions contained in the business combination agreement; or

•	waive the satisfaction of any of the conditions contained in the business combination agreement.

Any agreement by a party to such extension or waiver must be in writing and signed on behalf of the applicable party.

Governing Law

The business combination agreement is governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other jurisdiction.

Assignment

The business combination agreement may not be assigned by any party without the prior written consent of the other parties. Any purported assignment for which written consent has not been obtained will be void.

Specific Performance

The parties to the business combination agreement have agreed that irreparable damage would occur if any provisions of the business combination agreement are not performed in accordance with their specific terms or are otherwise breached, and that monetary damages would not be an adequate remedy for such defective performance or other breach. Accordingly, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to an injunction or injunctions to prevent breaches of the business combination agreement and to enforce specifically the terms and provisions of the business combination agreement, without proof of actual damages (and with no requirement for the securing or posting of a bond in connection with any such remedy). The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

SUPPORT AGREEMENTS

The following describes the material provisions of the Deutsche Telekom support agreement and the SoftBank support agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the Deutsche Telekom support agreement and the SoftBank support agreement, which are attached as Annex B and Annex C, respectively, to this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not contain all of the information that is important to you. We encourage you to read the Deutsche Telekom support agreement and the SoftBank support agreement carefully and in their entirety.

Deutsche Telekom Support Agreement

Subsequent to the execution of the business combination agreement, Deutsche Telekom, Deutsche Telekom Holding, Sprint and SoftBank entered into the Deutsche Telekom support agreement. Pursuant to the Deutsche Telekom support agreement, Deutsche Telekom Holding has agreed to execute and deliver a written consent approving the T-Mobile charter amendment and the T-Mobile share issuance with respect to all of its shares of T-Mobile common stock entitled to consent thereto promptly (and in any event within two business days) following receipt of this joint consent solicitation statement/prospectus as declared effective by the SEC. Deutsche Telekom Holding has also agreed that, from the date of the Deutsche Telekom support agreement until the earliest to occur of the effective time and the termination of the business combination agreement, it will vote or cause to be voted (including by written consent) all of its shares of T-Mobile common stock against (a) any alternative transaction with respect to T-Mobile and (b) any other action, agreement or transaction involving T-Mobile that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the completion of the merger or the other transactions contemplated by the business combination agreement. Under the Deutsche Telekom support agreement, Deutsche Telekom Holding will be required to deliver the Deutsche Telekom written consent even if the T-Mobile board of directors changes or withdraws the T-Mobile board recommendation. Any action of Deutsche Telekom Holding in contravention of the foregoing will be null and void.

The Deutsche Telekom support agreement contains customary provisions restricting Deutsche Telekom from transferring its shares of T-Mobile common stock during the pendency of the merger transactions, subject to limited exceptions.

Deutsche Telekom was the beneficial holder of approximately 63% of the outstanding shares of T-Mobile common stock as of April 25, 2018, prior to entry into the Deutsche Telekom support agreement, and is the beneficial holder of approximately 63.5% of the outstanding shares of T-Mobile common stock as of the T-Mobile record date. Because Deutsche Telekom Holding is the beneficial holder of a majority of the T-Mobile common stock outstanding as of the T-Mobile record date, the delivery of the Deutsche Telekom written consent will constitute receipt by T-Mobile of the T-Mobile stockholder approval.

SoftBank Support Agreement

Subsequent to the execution of the business combination agreement, SoftBank, SoftBank UK, Starburst, Galaxy, T-Mobile and Deutsche Telekom entered into the SoftBank support agreement. Pursuant to the SoftBank support agreement, each of Starburst, Galaxy and SoftBank UK has agreed to execute and deliver a written consent approving the adoption of the business combination agreement with respect to all of its shares of Sprint common stock (in the case of Starburst and Galaxy) or Starburst common stock and Galaxy common stock (in the case of SoftBank UK) entitled to consent thereto promptly (and in any event within two business days) following its receipt of this joint consent solicitation statement/prospectus as declared effective by the SEC. Each of Starburst, Galaxy and SoftBank UK has also agreed that, from the date of the SoftBank support agreement until the earliest to occur of the effective time and the termination of the business combination agreement, it will vote or cause to be voted (including by written consent) all of its shares of Sprint common stock (in the case of

Starburst and Galaxy) or Starburst common stock and Galaxy common stock (in the case of SoftBank UK) against (a) any alternative transaction with respect to Sprint or (b) any other action, agreement or transaction involving Sprint that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the completion of the merger or the other transactions contemplated by the business combination agreement. Under the SoftBank support agreement, Starburst and Galaxy will be required to deliver the SoftBank written consent even if the Sprint board of directors changes or withdraws the Sprint board recommendation. Any action of Starburst, Galaxy or SoftBank UK in contravention of the foregoing will be null and void.

The SoftBank support agreement contains customary provisions restricting each of Starburst, Galaxy and SoftBank UK from transferring its shares of Sprint common stock (in the case of Starburst and Galaxy) or Starburst common stock and Galaxy common stock (in the case of SoftBank UK) during the pendency of the merger transactions, subject to certain limited exceptions.

SoftBank was the beneficial holder of approximately 85% of the outstanding shares of Sprint common stock as of April 25, 2018, prior to entry into the SoftBank support agreement, and is the beneficial holder of approximately 84.5% of the outstanding shares of Sprint common stock as of the Sprint record date. Because SoftBank is the beneficial holder of a majority of the Sprint common stock outstanding as of the Sprint record date, the delivery of the SoftBank written consent will constitute receipt by Sprint of the Sprint stockholder approval.

STOCKHOLDERS’ AND PROXY AGREEMENTS

Amended and Restated Stockholders’ Agreement

In connection with the closing of the merger transactions, T-Mobile, Deutsche Telekom and SoftBank will enter into an amendment and restatement (which we refer to as the “amended and restated stockholders’ agreement”) of the stockholder’s agreement dated as of April 30, 2013, by and between Deutsche Telekom and T-Mobile, the form of which is attached as Exhibit E to the business combination agreement and Annex F to this joint consent solicitation statement/prospectus and is incorporated by reference herein. The following is a summary of the material provisions of the amended and restated stockholders’ agreement. The summary in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the amended and restated stockholders’ agreement. This summary does not purport to be complete and may not contain all of the information about the amended and restated stockholders’ agreement that is important to you. We encourage you to read the amended and restated stockholders’ agreement carefully and in its entirety.

Pursuant to the business combination agreement, prior to the closing, T-Mobile, Deutsche Telekom and SoftBank will enter into the amended and restated stockholders’ agreement.

Board Representation

Pursuant to the amended and restated stockholders’ agreement, Deutsche Telekom and SoftBank will have the right to designate a number of individuals (each of which we refer to as a “Deutsche Telekom designee” and a “SoftBank designee,” respectively) to the T-Mobile board of directors and any committees thereof as follows:

•

50% or more aggregate voting percentage / 22.5% or more SoftBank voting percentage. At all times when (1) the sum of the voting percentage (as defined below) of Deutsche Telekom and the voting percentage of SoftBank is 50% or more, (2) any voting security (as defined below) continues to be subject to the proxy (as defined under “—Proxy Agreement”) and (3) the voting percentage of SoftBank is 22.5% or more:

•

the T-Mobile board of directors will consist of 14 directors as follows: (a) nine Deutsche Telekom designees, at least two of whom will be independent directors designated following consultation with SoftBank and the then-serving directors who are not officers, employees or directors of Deutsche Telekom, SoftBank, certain SoftBank affiliated entities or any of their respective controlled affiliates (each of whom we refer to as a “non-affiliated director”) and one of whom will be the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom), (b) four SoftBank designees, at least two of whom will be independent directors designated following consultation with Deutsche Telekom and the then-serving non-affiliated directors (and one of whom will be the “security director” to the extent required by the NSA) and one of whom will be the chief executive officer of SoftBank (or, if such person is unable to serve, another person designated by SoftBank) and (c) the chief executive officer of the combined company;

•

the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom) will have the right to be the chairperson of the T-Mobile board of directors;

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the T-Mobile board of directors will establish a standing committee (which we refer to as the “CEO selection committee”) that has the exclusive right, by a majority vote of the members of such committee, to hire and fire the chief executive officer of the combined company. However, prior to any such firing of the chief executive officer, the CEO selection committee will consult with SoftBank for a period of one month (unless SoftBank concurs with such firing or the chief executive officer is fired for cause). The CEO selection committee will consist of five directors, three of whom will be Deutsche Telekom designees, one of whom will be a SoftBank designee and one of whom will be a non-affiliated director; and

•

all other committees of the T-Mobile board of directors will be comprised so that the number of Deutsche Telekom designees on such committee is greater than the number of SoftBank designees on such committee, the number of Deutsche Telekom and SoftBank designees on such committee is proportionate to the number of Deutsche Telekom and SoftBank designees on the T-Mobile board of directors and so that there will be at least one SoftBank designee and one non-affiliated director (or such greater number as may be required by the SEC, NASDAQ or any other exchange on which the securities of the combined company are listed) on each committee. In addition, the chairperson of the nominating and corporate governance committee will be a non-affiliated director and there will be a transaction committee and the chairperson of such committee will be a Deutsche Telekom designee.

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50% or more aggregate voting percentage / between 15% and 22.5% SoftBank voting percentage. At all times when (1) the sum of the voting percentage of Deutsche Telekom and the voting percentage of SoftBank is 50% or more, (2) any voting security continues to be subject to the proxy and (3) the voting percentage of SoftBank is 15% or more but less than 22.5%:

•

the T-Mobile board of directors will consist of 14 directors as follows: (a) ten Deutsche Telekom designees, at least two of whom will be independent directors designated following consultation with SoftBank and the then-serving non-affiliated directors and one of whom will be the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom), (b) two SoftBank designees, at least one of whom will be an independent director designated following consultation with Deutsche Telekom and the then-serving non-affiliated directors (and will be the “security director” to the extent required by the NSA), (c) one independent director recommended by the nominating and corporate governance committee for nomination and not designated by Deutsche Telekom or SoftBank and (d) the chief executive officer of the combined company;

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the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom) will have the right to be the chairperson of the T-Mobile board of directors;

•

the T-Mobile board of directors will establish a CEO selection committee that has the exclusive right, by a majority vote of the members of such committee, to hire and fire the chief executive officer of the combined company. However, prior to any such firing of the chief executive officer, the CEO selection committee will consult with SoftBank for a period of one month (unless SoftBank concurs with such firing or the chief executive officer is fired for cause). The CEO selection committee will consist of five directors, three of whom will be Deutsche Telekom designees, one of whom will be a SoftBank designee and one of whom will be a non-affiliated director; and

•

all other committees of the T-Mobile board of directors will be comprised so that the number of Deutsche Telekom designees on such committee is greater than the number of SoftBank designees on such committee, the number of Deutsche Telekom and SoftBank designees on such committee is proportionate to the number of Deutsche Telekom and SoftBank designees on the T-Mobile board of directors and so that there will be at least one SoftBank designee and one non-affiliated director (or such greater number as may be required by the SEC, NASDAQ or any other exchange on which the securities of the combined company are listed) on each committee. In addition, the chairperson of the nominating and corporate governance committee will be a non-affiliated director and there will be a transaction committee and the chairperson of such committee will be a Deutsche Telekom designee.

•	50% or more aggregate voting percentage / between 10% and 15% SoftBank voting percentage. At all times when (1) the sum of the voting percentage of Deutsche Telekom and the voting percentage of

SoftBank is 50% or more, (2) any voting security continues to be subject to the proxy and (3) the voting percentage of SoftBank is 10% or more but less than 15%:

•

the T-Mobile board of directors will consist of 14 directors as follows: (a) ten Deutsche Telekom designees, at least two of whom will be independent directors designated following consultation with SoftBank and the then-serving non-affiliated directors and one of whom will be the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom), (b) one SoftBank designee, (c) two independent directors recommended by the nominating and corporate governance committee for nomination and not designated by Deutsche Telekom or SoftBank and (d) the chief executive officer of the combined company;

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the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom) will have the right to be the chairperson of the T-Mobile board of directors;

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the T-Mobile board of directors will establish a CEO selection committee that has the exclusive right, by a majority vote of the members of such committee, to hire and fire the chief executive officer of the combined company. The CEO selection committee will consist of five directors, three of whom will be Deutsche Telekom designees and two of whom will be non-affiliated directors; and

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all other committees of the T-Mobile board of directors will be comprised so that the number of Deutsche Telekom designees on such committee is greater than the number of SoftBank designees on such committee, and so that there will be at least one non-affiliated director (or such greater number as may be required by the SEC, NASDAQ or any other exchange on which the securities of the combined company are listed) on each committee. In addition, the chairperson of the nominating and corporate governance committee will be a non-affiliated director and there will be a transaction committee and the chairperson of such committee will be a Deutsche Telekom designee.

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50% or more aggregate voting percentage / less than 10% SoftBank voting percentage. At all times when (1) the sum of the voting percentage of Deutsche Telekom and the voting percentage of SoftBank is 50% or more, (2) any voting security continues to be subject to the proxy and (3) the voting percentage of SoftBank is less than 10%:

•

the T-Mobile board of directors will consist of 14 directors as follows: (a) ten Deutsche Telekom designees, at least two of whom will be independent directors designated following consultation with SoftBank and the then-serving non-affiliated directors and one of whom will be the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom), (b) three independent directors recommended by the nominating and corporate governance committee for nomination by the T-Mobile board of directors and not designated by Deutsche Telekom or SoftBank and (c) the chief executive officer of the combined company;

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the chief executive officer of Deutsche Telekom (or, if such person is unable to serve, another person designated by Deutsche Telekom) will have the right to be the chairperson of the T-Mobile board of directors;

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the T-Mobile board of directors will establish a CEO selection committee that has the exclusive right, by a majority vote of the members of such committee, to hire and fire the chief executive officer of the combined company. The CEO selection committee will consist of five directors, three of whom will be Deutsche Telekom designees and two of whom will be non-affiliated directors; and

•	all other committees of the T-Mobile board of directors will be comprised so that there will be at least one non-affiliated director (or such greater number as may be required by the SEC,

NASDAQ or any other exchange on which the securities of the combined company are listed) on each committee. In addition, the chairperson of the nominating and corporate governance committee will be a non-affiliated director and there will be a transaction committee and the chairperson of such committee will be a Deutsche Telekom designee.

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Less than 50% or more aggregate voting percentage. At all times when either (1) the sum of the voting percentage of Deutsche Telekom and the voting percentage of SoftBank is less than 50% or (2) no voting security continues to be subject to the proxy:

•

each of Deutsche Telekom and SoftBank will have the right to designate a number of individuals to be nominees for election to the T-Mobile board of directors as follows, so long as its voting percentage is 10% or more: the number of Deutsche Telekom designees and SoftBank designees will be equal to (a) Deutsche Telekom’s voting percentage or SoftBank’s voting percentage, as applicable, multiplied by (b) the total number of directors that the T-Mobile board of directors would have if there were no vacancies, rounded to the nearest whole number (and not less than one). However, the number of directors who are also officers, employees or directors of Deutsche Telekom, SoftBank, certain SoftBank affiliated entities or any of their respective controlled affiliates (each of which we refer to as an “affiliated director”) may not exceed a number equal to the voting percentage of Deutsche Telekom or SoftBank, as applicable, multiplied by the total number of directors that the T-Mobile board of directors would have if there were no vacancies rounded to the nearest whole number greater than zero. If at any time the voting percentage of Deutsche Telekom or SoftBank is less than 10%, Deutsche Telekom or SoftBank, as applicable, will promptly cause all of its designees then serving as directors to resign from the T-Mobile board of directors, and the contractual rights of Deutsche Telekom or SoftBank, as applicable, to designate any directors will forever terminate; and

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unless otherwise consented to in writing by Deutsche Telekom or SoftBank, as applicable, any committee of the T-Mobile board of directors will include in its membership a number of Deutsche Telekom and SoftBank designees then serving as directors equal to (a) Deutsche Telekom’s voting percentage or SoftBank’s voting percentage, as applicable, multiplied by (b) the total number of members that such committee would have if there were no vacancies on such committee, rounded to the nearest whole number, in each case except to the extent that such membership would violate the rules of the SEC, NASDAQ or any other exchange on which the securities of the combined company are listed (provided that no committee may consist solely of affiliated directors). In addition, the chairperson of the nominating and corporate governance committee will be a non-affiliated director.

For purposes of the amended and restated stockholders’ agreement, (1) the term “voting percentage” means, with respect to any person, the ratio, expressed as a percentage, of (a) the aggregate number of votes entitled to be cast generally in the election of directors in respect of the voting securities beneficially owned by such person to (b) the aggregate number of votes entitled to be cast generally in the election of directors by all holders of the then-outstanding voting securities; and (2) the term “voting securities” means, collectively, (a) the T-Mobile common stock and (b) any class of capital stock or other securities of the combined company other than the T-Mobile common stock that is entitled to vote generally in the election of directors.

Specified Actions

Pursuant to the amended and restated stockholders’ agreement, as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of T-Mobile common stock, the combined company may not take the following actions without Deutsche Telekom’s prior written consent, which consent Deutsche Telekom may withhold in its sole discretion:

•	create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any indebtedness (as defined in the amended and restated

stockholders’ agreement) (excluding any permitted debt (as defined in the amended and restated stockholders’ agreement)) that would result in the combined company and its subsidiaries, on a consolidated basis, having or being liable for indebtedness in an aggregate principal amount that would result in the debt to cash flow ratio (as defined in the amended and restated stockholders’ agreement) for the combined company’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional indebtedness had been incurred at the beginning of such four-quarter period;

•

take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note or similar instrument or security to which Deutsche Telekom or any of its affiliates is a party or is bound;

•

acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business) (each of which we refer to as a “subject acquisition”), for consideration in excess of $1 billion;

•

sell, lease, transfer, encumber (other than permitted liens, as defined in the amended and restated stockholders’ agreement) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business or operations of the combined company or any of its subsidiaries, or any equity interests of the combined company or any of its subsidiaries, in any single transaction or series of related transactions (each of which we refer to as a “subject disposition”), for consideration in excess of $1 billion (including any such transaction or transactions providing for a sale of the combined company (as defined below));

•	change the size of the T-Mobile board of directors;

•

issue any equity or equity-linked securities or other voting securities of the combined company or any of its subsidiaries, in any single transaction or series of related transactions, (a) constituting 10% or more of the then-outstanding shares of T-Mobile common stock (other than grants of incentive awards to officers or employees of the combined company or its subsidiaries that are approved by the T-Mobile board of directors or the applicable committee thereof or issuances of securities to the combined company or any of its wholly owned subsidiaries) or (b) for the purpose of redeeming or purchasing any indebtedness (as defined in the amended and restated stockholders’ agreement) of the combined company held by Deutsche Telekom or its affiliates;

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(i) except as required by the governing documents of the combined company, repurchase or redeem any equity (or equity-based) securities of the combined company or any of its non-wholly owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the combined company or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the combined company, or a dividend to the combined company or any of its wholly owned subsidiaries; or

•

hire, or terminate without cause, the chief executive officer of the combined company, or agree to do so (which under certain circumstances will be evidenced by majority vote of the members of the CEO selection committee).

Pursuant to the amended and restated stockholders’ agreement, as long as (a) SoftBank beneficially owns 22.5% or more of the outstanding shares of T-Mobile common stock and (b) the sum of the voting percentage of Deutsche Telekom and SoftBank is at least 30%, the combined company may not take the following actions without SoftBank’s prior written consent, which consent SoftBank may withhold in its sole discretion:

•	complete any subject acquisition in excess of $1 billion;

•

complete any subject disposition for consideration in excess of $1 billion (other than a sale of the combined company (as defined below), for which the prior written consent of SoftBank is not required); or

•

issue any equity or equity-linked securities or other voting securities of the combined company or any of its subsidiaries, in any single transaction or series of related transactions, constituting 10% or more of the then-outstanding shares of T-Mobile common stock (other than grants of incentive awards to officers or employees of the combined company or its subsidiaries that are approved by the T-Mobile board of directors or the applicable committee thereof, issuances of securities to the combined company or any of its wholly owned subsidiaries, issuances in connection with a subject acquisition in excess of $1 billion or issuances in connection with a sale of the combined company).

In addition, the combined company will not be permitted to amend its governing documents in any manner that could adversely affect Deutsche Telekom, SoftBank or their respective rights under the amended and restated stockholders’ agreement, without the prior written consent of Deutsche Telekom or SoftBank, as applicable, as long as Deutsche Telekom or SoftBank, as applicable, beneficially owns 5% or more of the outstanding shares of T-Mobile common stock.

SoftBank Match Right for Sale of the Combined Company

Pursuant to the amended and restated stockholders’ agreement, as long as SoftBank beneficially owns 22.5% or more of the outstanding shares of T-Mobile common stock, the combined company may not enter into any binding definitive agreement to effect (a) any merger, tender or exchange offer, amalgamation, consolidation or similar transaction involving the combined company, pursuant to which the stockholders of the combined company immediately prior to such transaction would own, as of immediately after such transaction, less than 50% of the voting securities of the combined company (or, in the case of a transaction where the combined company or its successor entity becomes a direct or indirect subsidiary of a publicly traded entity, own less than 50% of the voting securities of such publicly traded entity) and (b) any sale or other disposition, directly or indirectly, of all or substantially all of the assets of the combined company and its subsidiaries, taken as a whole, or other liquidation of the combined company, in each case whether in any single transaction or series of related transactions, to a third party (which we refer to as a “sale of the combined company”), unless it first complies with the following:

•

If the combined company determines to commence a process pursuant to which it will solicit offers for a sale of the combined company from one or more third parties, then the combined company will provide written notice to SoftBank at least 20 days prior to soliciting any such offers. During such 20-day period, SoftBank will have the right to make one bona fide written proposal for a sale of the combined company to SoftBank, subject to certain exceptions.

•

If the combined company receives a proposal from a third party for a sale of the combined company to such third party, at least 20 days (which we refer to as the “match right period”) prior to entering into any binding agreement to effect such sale to such third party, the combined company will deliver (1) a written notice to SoftBank setting forth the identity of such third party, the purchase price, the form of consideration and the other material terms and conditions of the proposed sale of the combined company, (2) a copy of the form of proposed definitive agreement, if any, and (3) a written certification that the combined company believes in good faith that the third party’s proposed terms represent a bona fide proposal for the sale of the combined company on such terms and that a binding agreement for the sale of the combined company could be obtainable on such terms. Following the delivery of such notice, SoftBank will be entitled, during the match right period, to submit to the T-Mobile board of directors one bona fide written proposal containing proposed terms for a sale of the combined company to SoftBank, subject to certain exceptions. If, prior to entering into a binding definitive agreement to effect a sale of the company, the third party proposes any material decrease to the purchase price or any material change to the form of consideration, then the combined company will be required to deliver a new notice to SoftBank and SoftBank will have another match right period during which it can submit one bona fide written proposal for a sale of the company to SoftBank. The combined company may not enter into any binding definitive agreement to effect a sale of the combined company unless the T-Mobile board of directors, by a majority vote of the directors, determines in good faith, as of or following the end of the match right period, that the proposed terms of the third party proposal are more favorable to the stockholders of the combined company (other than SoftBank) than the proposed terms of the SoftBank proposal.

Debt Defaults

Pursuant to the amended and restated stockholders’ agreement, the combined company will be required to notify Deutsche Telekom any time it is reasonably likely that the combined company will default on any indebtedness with a principal amount greater than $75 million (which we refer to as a “potential default”). Thereupon, Deutsche Telekom will have the right, but not the obligation, to provide new debt financing to the combined company up to the amount of the indebtedness that is the subject of the potential default plus any applicable prepayment or other penalties, on the same terms and conditions as such indebtedness (together with any waiver of the potential default). If Deutsche Telekom elects to provide the combined company with new debt financing, the combined company must take any actions reasonably requested by Deutsche Telekom (1) to prepare documentation reflecting the terms and conditions of the new debt financing, (2) to repay the indebtedness that is the subject of the potential default and (3) to take any other action necessary or desirable to avert the potential default.

Information Rights

As long as Deutsche Telekom or SoftBank, as applicable, beneficially owns 10% or more of the outstanding shares of T-Mobile common stock, it will have certain information and consultation rights, including (1) the right to consult and, upon request, meet with the officers of the combined company with respect to the combined company’s business and financial matters, (2) the right to access certain financial and operating data and other information with respect to the business and properties of the combined company and (3) the right to inspect all books and records and facilities and properties of the combined company.

Related Party Transaction Consent Rights

During the term of the amended and restated stockholders’ agreement, neither Deutsche Telekom nor SoftBank may support, enter into or vote in favor of (1) any transaction in excess of $120,000 in the aggregate between or involving both (a) the combined company and (b) Deutsche Telekom or SoftBank, as applicable, or any of its affiliates, unless such transaction is approved unanimously by the audit committee of the T-Mobile board of directors, or (2) any amendment or modification to, extension or waiver of, or statement of work under, any such transaction, unless such amendment, modification, extension, waiver or statement of work has been approved by a majority of the members of the audit committee of the T-Mobile board of directors.

Top Up Right

Pursuant to the amended and restated stockholders’ agreement, in the event that Deutsche Telekom’s voting percentage would be reduced to less than 30%, or SoftBank’s voting percentage would be reduced to less than 22.5%, in each case as a direct result of a proposed issuance by the combined company of any equity or equity-linked securities or other voting securities in a public or private offering, regardless of the number of purchasers, in exchange for cash (which we refer to as a “dilutive issuance”), Deutsche Telekom or SoftBank, as applicable, will have the right to acquire newly issued voting securities issued directly from the combined company, either as part of the dilutive issuance or otherwise as determined mutually by the combined company and Deutsche Telekom or SoftBank, as applicable, up to an amount that would cause Deutsche Telekom’s voting percentage or SoftBank’s voting percentage, as applicable, to equal its voting percentage prior to the dilutive issuance (which we refer to as the “top up right”), in accordance with the terms of the amended and restated stockholders’ agreement. The price per share applicable to such purchase will be equal to the price per share applicable to the dilutive issuance that triggered the top up right, except that if the price per share applicable to the dilutive issuance is not available or readily determinable, then the price per share will instead be equal to the average of the volume-weighted average prices per share of the common stock on the national securities exchange on which the common stock is then listed for ten consecutive trading days immediately preceding the date that the dilutive issuance is completed or as otherwise determined mutually by the combined company and Deutsche Telekom or SoftBank, as applicable.

In addition, in the event that Deutsche Telekom’s voting percentage would be reduced to less than 30%, or SoftBank’s voting percentage would be reduced to less than 22.5%, in each case as the direct result of an issuance by the combined company of any equity or equity-linked securities or other voting securities, including by means of a dilutive issuance, SoftBank will not lose its match rights, and Deutsche Telekom or SoftBank, as applicable, will not lose its rights described under “—Specified Actions,” if Deutsche Telekom or SoftBank, as applicable, acquires beneficial ownership of additional voting securities such that its voting percentage is 30% or greater (in the case of Deutsche Telekom) or 22.5% or greater (in the case of SoftBank) prior to the 60th business day following the closing or settlement of such issuance (with such 60 business day period to be extended by an additional 90 calendar days under certain circumstances).

Acquisitions of T-Mobile Common Stock

Pursuant to the amended and restated stockholders’ agreement, Deutsche Telekom, SoftBank and their respective affiliates will generally be prohibited from acquiring voting securities that would cause the voting percentage of Deutsche Telekom and SoftBank, taken together, to exceed 80.1% of the outstanding shares of T-Mobile common stock unless such acquiring stockholder makes an offer to acquire all of the then-remaining outstanding shares of T-Mobile common stock at the same price and on the same terms and conditions as the proposed acquisition from all other stockholders of the combined company, which is either (1) accepted or approved by a majority of the directors, which majority includes a majority of non-affiliated directors, or (2) accepted or approved by a majority of the stockholders of the combined company (other than Deutsche Telekom, SoftBank and their respective affiliates) (which (1) or (2) we refer to as a “specified board approval”).

Dispositions of T-Mobile Common Stock

Pursuant to the amended and restated stockholders’ agreement, each of Deutsche Telekom and SoftBank will be prohibited from transferring any shares of T-Mobile common stock in any other transaction that would result in a third party owning more than 30% of the outstanding shares of T-Mobile common stock unless (1) such transfer is approved by the T-Mobile board of directors (including the specified board approval) or (2) such third party offers to acquire all of the then outstanding shares of T-Mobile common stock at the same price and on the same terms and conditions as the proposed transfer.

Registration Rights

The amended and restated stockholders’ agreement will include certain registration rights for equity securities (including the T-Mobile common stock) and debt securities (which we refer to collectively as “registrable securities”) of the combined company beneficially owned by Deutsche Telekom or SoftBank, as applicable. The combined company must file a shelf registration statement covering all registrable securities within 30 days after the closing, and Deutsche Telekom or SoftBank, as applicable, generally will have the right to request that the combined company file, from time to time, a registration statement or prospectus supplement to a registration statement (i) with respect to equity securities so long as it owns 5% or more of the T-Mobile common stock and (ii) with respect to debt securities so long as it holds any debt securities issued by the combined company.

Notwithstanding the foregoing, each of Deutsche Telekom and SoftBank will be subject to the following limitations with respect to its registration rights:

•	the expected proceeds from the sale of registrable securities to be included in any requested registration statement or prospectus supplement must be $100 million or greater;

•	with respect to equity securities, Deutsche Telekom and SoftBank must wait 90 days between requests, subject to certain exceptions; and

•

the combined company will be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, and in no event more than twice in any 12-month period, the filing or effectiveness of any such requested registration statement or prospectus supplement, if one or more executive officers of the combined company determines in good faith that any such filing or the offering or sale of any equity securities thereunder would (1) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the combined company, (2) based upon advice from the combined company’s investment banker or financial advisor, materially and adversely impede, delay or otherwise interfere with any pending or contemplated financing, offering or sale of any class of securities by the combined company, (3) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the combined company and its stockholders or (4) have a material adverse effect on the combined company.

In addition, Deutsche Telekom and SoftBank will have piggyback registration rights with respect to any offering initiated by the combined company or any of its other stockholders. These piggyback registration rights will be subject to cutback procedures in the event the piggyback offering is oversubscribed.

Any transferee of Deutsche Telekom or SoftBank who acquires at least 5% of either the registrable equity securities or the registrable debt securities pursuant to a transaction that is not registered under the Securities Act will be entitled to enjoy the same registration rights as Deutsche Telekom or SoftBank, respectively, as long as the registrable securities held by such transferee may not be sold or disposed of pursuant to Rule 144 without volume limitations at the time when such transferee seeks to exercise its registration rights.

Non-Competition

The amended and restated stockholders’ agreement will restrict each of Deutsche Telekom’s and SoftBank’s ability to compete with the combined company during the period beginning on the closing date and ending on the date that is six months after the first date on which Deutsche Telekom’s or SoftBank’s, as applicable, voting percentage is less than 10%. Specifically, during such period, Deutsche Telekom, SoftBank and certain of their respective controlled affiliates (excluding, in the case of SoftBank, Fortress Investment Group LLC, SoftBank Vision Fund L.P. and certain of their respective related persons) may not directly engage in the provision to retail mass market customers in the United States, Puerto Rico and the territories and protectorates of the United States through a terrestrial facilities-based network of commercial mobile radio services, broadband internet access service or acting as a multichannel video programming distributor, in each case as such term is defined by the FCC as of the date of the business combination agreement, including conventional mobile virtual network operator, but in each case excluding the provision of (1) devices, software, apps, advertising and “over-the-top” services on or through mobile, wireless or wired networks, (2) resale of network services ancillary to providing internet of things products or services, including autonomous driving, accident prevention, monitoring and security, smart agriculture, demand forecasting, consumer services, preventative medicine, health monitoring and smart houses and mapping services, and/or (3) satellite-based services and also excluding acquisitions of interests of persons conducting such covered activities if such acquisition does not exceed 10% of the voting equity of such person or if the aggregate purchase price for such acquisition is less than $50,000,000. In addition, in the case of Deutsche Telekom, for the period beginning on the closing date and ending on the first anniversary of the termination of the trademark license in accordance with its terms, or in the case of SoftBank, at any time after the closing, Deutsche Telekom or SoftBank, as applicable, may not manufacture, market or distribute any products or services under, or use in any way, the trademark T-MOBILE in connection with any of the activities described in the previous sentence, other than by the combined company and its affiliates in accordance with the terms of the trademark license. In addition, if SoftBank Vision Fund L.P. or certain of its related persons acquires any interest in excess of 10% of the voting equity of any of certain specified persons, then SoftBank will be deemed to automatically waive all of its rights under the provisions of the amended and restated stockholders’ agreement relating to board representation, the SoftBank match right and information rights.

Term

Except as otherwise provided in the amended and restated stockholders’ agreement, the amended and restated stockholders’ agreement will terminate with respect to Deutsche Telekom or SoftBank, as applicable, at any time after which its voting percentage is less than 5%.

Proxy Agreement

In connection with the closing of the merger transactions, Deutsche Telekom and SoftBank will enter into a proxy, lock-up and ROFR agreement (which we refer to as the “proxy agreement”), the form of which is attached as Exhibit F to the business combination agreement and Annex G to this joint consent solicitation statement/prospectus and is incorporated by reference herein. The following is a summary of the material provisions of the proxy agreement. The summary in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the proxy agreement. This summary does not purport to be complete and may not contain all of the information about the proxy agreement that is important to you. We encourage you to read the proxy agreement carefully and in its entirety.

Pursuant to the business combination agreement, prior to the closing, Deutsche Telekom and SoftBank will enter into the proxy agreement. The proxy agreement will establish between Deutsche Telekom and SoftBank certain rights and obligations in respect of the shares of T-Mobile common stock that will be owned by each of Deutsche Telekom, SoftBank and their respective affiliates following the completion of the merger transactions and related matters concerning each of Deutsche Telekom’s and SoftBank’s relationship with and investment in the combined company.

Voting Agreement and Proxy

Pursuant to the proxy agreement, at any meeting of the stockholders of the combined company, SoftBank is obligated to (1) vote or not vote or deliver or not deliver a consent with respect to all of its shares of T-Mobile common stock to the fullest extent that such shares are entitled to be voted or to consent, with respect to each proposal, action or other matter, as directed by Deutsche Telekom and (2) take all steps necessary or appropriate to ensure that all of its shares of T-Mobile common stock are counted as present for quorum purposes (if applicable). So long as SoftBank has the right under the amended and restated stockholders’ agreement to designate any SoftBank designee to be a nominee for election to the T-Mobile board of directors, at any meeting of the stockholders of the combined company, Deutsche Telekom is obligated to (1) vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to all of its shares of T-Mobile common stock and any shares of T-Mobile common stock that are subject to the proxy (as defined below) to the fullest extent such shares are entitled to be voted or to consent, with respect to any election of directors, in favor of (a) the election of all SoftBank designees to the extent that the selection of such SoftBank designees is consistent with the amended and restated stockholders’ agreement and (b) the removal (with or without cause) from office of any SoftBank designee’s service as a director upon the written request of SoftBank and (2) take (or cause to be taken) all steps necessary or appropriate to ensure that all of its shares of T-Mobile common stock and any shares of T-Mobile common stock that are subject to the proxy are counted as present for quorum purposes (if applicable).

In addition, pursuant to the proxy agreement, SoftBank will irrevocably appoint Deutsche Telekom or its designee as its attorney-in-fact and proxy to vote all of its shares of T-Mobile common stock at any meeting of the stockholders of the combined company or in connection with any written consent of the stockholders of the combined company, which will be deemed to include the right to execute and deliver a written consent in respect of such shares from time to time (which we refer to as the “proxy”). Any attempt by SoftBank to vote, or express consent or dissent with respect to, its shares in contravention of the proxy agreement will be null and void ab initio.

With respect to any share of T-Mobile common stock beneficially owned by Deutsche Telekom or SoftBank, as applicable, the obligation to vote such share in accordance with the proxy agreement will terminate upon the earliest of (1) the date on which the proxy agreement is terminated, (2) the date on which such share is transferred to a third party (other than a transfer that is a pledge or loan of shares of T-Mobile common stock pursuant to bona fide hedging or financing transactions in which Deutsche Telekom or SoftBank, as applicable, retains voting power over all such shares prior to any foreclosure (which, for purposes of the proxy agreement, we refer to as a “pledge”)) pursuant to the terms of the proxy agreement, (3) in the case of a pledged excess share (as defined below), the date on which such pledged excess share is transferred to a third party pursuant to a foreclosure in accordance with the proxy agreement, (4) the date on which Deutsche Telekom’s voting percentage equals or exceeds 55% and (5) the date on which Deutsche Telekom has transferred an aggregate number of shares representing 5% or more of the outstanding T-Mobile common stock as of immediately following the effective time (we refer to such earlier date in (4) or (5) as the “proxy fall away date”).

For the purposes of the proxy agreement, “excess shares” means, with respect to either of Deutsche Telekom or SoftBank as of any time, that number of shares of T-Mobile common stock held by Deutsche Telekom or SoftBank, as applicable, as of such time that is in excess of a number of shares of T-Mobile common stock equal to (1) 51% minus the voting percentage of Deutsche Telekom as of immediately following the effective time, multiplied by (2) the number of shares of T-Mobile common stock outstanding immediately following the effective time on a fully diluted basis (which number will be recalculated as of the time of any subsequent increase in the voting percentage of Deutsche Telekom and may only stay the same or decrease, but not increase, at any time after the effective time, and which number shall equal zero shares of T-Mobile common stock from and after the proxy fall away date).

Following the completion of the merger transactions, because Deutsche Telekom will retain the power to vote a majority of the T-Mobile common stock, T-Mobile will continue to be a “controlled company” for purposes of NASDAQ rules.

Restrictions on Transfer of Shares

During the period from and after the effective time until the earliest to occur of (1) the date on which the proxy agreement is terminated, (2) the proxy fall away date and (3) the fourth anniversary of the effective time (which we refer to as the “lock-up period”), the proxy agreement prohibits each of Deutsche Telekom and SoftBank from transferring or encumbering any of its shares of T-Mobile common stock without the prior written consent of the other, except for:

•	a transfer of shares to a controlled affiliate;

•	a pledge of shares or a transfer of pledged shares pursuant to a foreclosure of such pledged shares in accordance with the terms of the proxy agreement;

•	a transfer of Deutsche Telekom shares from Deutsche Telekom to SoftBank or from SoftBank to Deutsche Telekom;

•

a transfer pursuant to a tender offer or exchange offer for any shares, or merger or consolidation involving the combined company, in each case, that has been approved and recommended by the T-Mobile board of directors;

•

one or more transfers of excess shares of SoftBank or Deutsche Telekom, as applicable, following the first anniversary of the effective time and prior to the second anniversary of the effective time totaling no more than 5% of the shares of T-Mobile common stock outstanding as of the effective time, calculated on a fully diluted basis (provided that all such transfers are subject to the right of first refusal described below);

•

one or more transfers of excess shares of SoftBank or Deutsche Telekom, as applicable, following the second anniversary of the effective time totaling no more than the sum of (1) 10% of the shares of T-Mobile common stock outstanding as of the effective time, calculated on a fully diluted basis, and (2) the number of shares, if any, which Deutsche Telekom or SoftBank, as applicable, was permitted to transfer pursuant to the immediately preceding bullet point but did not transfer (provided that all such transfers are subject to the right of first refusal described below); and

•

one or more transfers of excess shares of SoftBank or Deutsche Telekom, as applicable, following the third anniversary of the effective time (provided that all such transfers will be subject to the right of first refusal described below).

Pursuant to the proxy agreement, each of SoftBank and Deutsche Telekom may pledge any of its shares of T-Mobile common stock, subject to certain terms and conditions, including:

•

the aggregate amount of all obligations which are secured by any shares subject to a pledge may not exceed 50% of the aggregate fair market value of such shares that are subject to such pledge, subject to any cure mechanism in the pledge documents; and

•

as a condition to any pledge of a share, such share will continue to be subject to the proxy and may not be transferred in connection with any foreclosure, except in accordance with a right of first refusal of the other stockholder as provided in the proxy agreement, subject to certain additional terms and conditions.

Rights of First Refusal

Pursuant to the proxy agreement, until the earliest to occur of (1) the proxy fall away date and (2) any time when either Deutsche Telekom or SoftBank no longer beneficially owns at least 5% of the voting securities of the combined company outstanding as of the effective time (which earlier date we refer to as the “ROFR fall away date”), neither Deutsche Telekom nor SoftBank may transfer any of its shares of T-Mobile common stock, whether such transfer occurs during or after the lock-up period, without first providing SoftBank (in the case of Deutsche Telekom) or Deutsche Telekom (in the case of SoftBank) a right of first refusal pursuant to the procedures set forth in the proxy agreement. However, the right of first refusal does not apply to (a) any transfer to a controlled affiliate, (b) any transfer from SoftBank to Deutsche Telekom or from Deutsche Telekom to SoftBank, (c) a transfer pursuant to a tender offer or exchange offer or merger or consolidation involving the combined company, in each case that has been approved and recommended by the T-Mobile board of directors, (d) any pledge of a share or any transfer in connection with a foreclosure of a pledged share, which is subject to a separate right of first refusal in the proxy agreement until the ROFR fall away date or (e) any transfer pursuant to a sale of the combined company.

Certain Prohibited Acquisitions of Shares

Pursuant to the proxy agreement, until the proxy fall away date, SoftBank may not, without prior written consent of Deutsche Telekom, acquire or offer to acquire any voting securities of the combined company if, following the acquisition, the ratio of (1) the number of shares of T-Mobile common stock beneficially owned by SoftBank to (2) the number of shares of T-Mobile common stock beneficially owned by Deutsche Telekom would be greater than the ratio of 49.9% to 50.1%.

In addition, each of Deutsche Telekom and SoftBank agrees that, without prior written consent of the other, until such time as either stockholder’s voting percentage is less than 5%, it will not, directly or indirectly, alone or in concert with any other person, acquire or offer to acquire any voting securities if the acquisition would cause the voting percentage of both stockholders, taken together, to exceed 80.1% of the outstanding shares of T-Mobile common stock.

Term

The proxy agreement will terminate on the earlier to occur of (1) the first date that either Deutsche Telekom or SoftBank no longer beneficially owns any shares of T-Mobile common stock or (2) the mutual agreement of Deutsche Telekom and SoftBank.

DESCRIPTION OF FINANCING

This section describes the material terms of the amended and restated commitment letter, the facilities thereunder and the financing matters agreement. The description in this section and elsewhere in this joint consent solicitation statement/prospectus is qualified in its entirety by reference to the complete text of the amended and restated commitment letter and the financing matters agreement, each of which is incorporated by reference into this joint consent solicitation statement/prospectus. This summary does not purport to be complete and may not provide all of the information about the financing of the merger transactions that might be important to you. We encourage you to read the amended and restated commitment letter and the financing matters agreement carefully and in their entirety.

The completion of the merger transactions is not conditioned on T-Mobile’s ability to obtain financing.

T-Mobile currently intends to repay or redeem approximately $10.5 billion of Sprint’s outstanding debt and to assume approximately $30.0 billion of Sprint’s outstanding debt in connection with the merger transactions. T-Mobile also has agreed to repay or redeem approximately $8.3 billion of existing debt provided by Deutsche Telekom. Such debt includes T-Mobile’s secured and unsecured revolving credit facilities provided by Deutsche Telekom which are assumed to have an aggregate outstanding balance of $500 million at closing. T-Mobile expects to fund these repayments and redemptions, as well as fees and expenses relating to the merger transactions, through a combination of T-Mobile’s and Sprint’s cash on hand and the proceeds of additional debt financing. Such additional debt financing could take several forms, including among others, borrowing under the senior secured credit facilities or the issuance of secured or unsecured notes by T-Mobile USA in lieu of or in addition to borrowing under the bridge facilities (as defined below).

Commitment Letter

In connection with entry into the business combination agreement, T-Mobile USA entered into a commitment letter, dated as of April 29, 2018 (which we refer to as the “original commitment letter”), with Barclays Bank PLC, Credit Suisse AG, Deutsche Bank AG, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada and certain of their respective affiliates. On May 15, 2018, T-Mobile USA amended and restated the original commitment letter pursuant to an amended and restated commitment letter (which we refer to as the “amended and restated commitment letter”), with Barclays Bank PLC, Credit Suisse AG, Deutsche Bank AG, Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, BNP Paribas, Commerzbank AG, Credit Agricole Corporate and Investment Bank, The Toronto-Dominion Bank, Wells Fargo Bank, National Association, Banco Santander, S.A., Societé Generale, SunTrust Bank, National Westminster Bank plc, U.S. Bank National Association and certain of their respective affiliates (which we refer to as the “commitment parties”).

Pursuant to the amended and restated commitment letter, the commitment parties had committed to provide up to $38.0 billion in secured and unsecured debt financing, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”), a $7.0 billion secured term loan facility (which we refer to as the “term loan facility” and, together with the revolving credit facility, the “senior secured credit facilities”), a $19.0 billion secured bridge facility (which we refer to as the “secured bridge facility”) and a $8.0 billion unsecured bridge facility (which we refer to as the “unsecured bridge facility” and, together with the secured bridge facility, the “bridge facilities”; and the bridge facilities together with the senior secured credit facilities, the “facilities”). As permitted by the terms of the amended and restated commitment letter, on May 22, 2018, T-Mobile USA delivered a notice to the commitment parties pursuant to which the entire $8.0 billion unsecured bridge facility was reallocated to be part of the secured bridge facility, increasing the size of the secured bridge facility to $27.0 billion. Subsequently, and also as permitted by the terms of the amended and restated commitment letter, on June 6, 2018, T-Mobile USA delivered a notice to the commitment parties pursuant to which the commitments under the secured bridge facility decreased by $8.0 billion, such that the remaining size of the secured bridge facility is $19.0 billion.

The funding of the facilities is subject to the satisfaction of certain conditions, including the completion of the merger transactions. The facilities will be available in a single drawing on the date on which the funding conditions of the amended and restated commitment letter are satisfied or waived (which we refer to as the “facilities closing date”), except that the revolving credit facility will be available for borrowing by T-Mobile USA from time-to-time thereafter. The proceeds of the facilities will be used to refinance certain existing debt of T-Mobile, Sprint and their respective subsidiaries in connection with the merger transactions, and for working capital needs and general corporate purposes of the combined company. The commitments to provide the facilities will terminate in the event that the closing date does not occur on or before 11:59 p.m. (New York time) on the outside date (or, if the outside date is extended, then on such extended outside date). The commitments to provide the facilities will also terminate on the earliest of (1) the valid termination of the business combination agreement in accordance with its terms or (2) the completion of the merger with the use of the facilities (after the funding thereof) or without the use of the facilities (unless the commitment parties have failed to fund in breach of their obligations under the amended and restated commitment letter).

Term Loan Facility

The term loan facility is expected to mature seven years after the facilities closing date and to amortize at a rate of 1.0% per annum, payable quarterly. Borrowings under the term loan facility will bear interest, at T-Mobile USA’s option, at either a base rate or LIBOR, in each case plus an applicable margin to be determined during syndication of the term loan facility. The term loan facility is expected to be prepayable at par at any time, subject to a 1.00% penalty in connection with certain repricing events within six months of the facilities closing date.

Revolving Credit Facility

The revolving credit facility is expected to mature five years after the facilities closing date and not to be subject to any scheduled amortization. Borrowings under the revolving credit facility will bear interest, at T-Mobile USA’s option, at either a base rate or LIBOR, in each case plus an applicable margin to be determined during syndication of the revolving credit facility. Additionally, from and after the facilities closing date, T-Mobile USA expects to pay a commitment fee calculated on the average daily unused portion of the revolving credit facility at a rate per annum of 0.375%, with one 0.125% step-up and one 0.125% step-down corresponding to certain first lien secured net leverage ratios to be agreed. The revolving credit facility is expected to be prepayable at any time without penalty. The revolving credit facility is also expected to include a $1.0 billion subfacility for letters of credit. The revolving credit facility is expected to include a financial maintenance test requiring T-Mobile USA to maintain a first lien secured net leverage ratio of not greater than 3.30 to 1.00, tested quarterly.

Secured Bridge Facility

The secured bridge facility is expected to mature on the date that is 364 days after the facilities closing date, subject to up to two extensions to (1) 546 days after the facilities closing date and (2) 728 days after the facilities closing date, in each case at T-Mobile USA’s election and subject to certain conditions, including payment of an extension fee. Borrowings under the secured bridge facility will bear interest, at T-Mobile USA’s option, at either a base rate or LIBOR, in each case plus an applicable margin. The applicable margin will initially be 0.25% for base rate loans and 1.25% for LIBOR loans, with step-ups of 0.25% for each three-month period subsequent to the initial three-month period after the closing of the merger transactions. The commitments under the secured bridge facility will be reduced, or the loans thereunder will be required to be prepaid, if, among other things, T-Mobile USA or its subsidiaries, obtains certain debt financing or completes certain asset sales, subject to customary limitations and exceptions. The secured bridge facility is not expected to require amortization. The secured bridge facility may be prepaid at any time without penalty.

Financing Matters Agreement

In connection with the entry into the business combination agreement, Deutsche Telekom and T-Mobile USA entered into financing matters agreement, dated as of April 29, 2018 (which we refer to as the “financing matters agreement”). Pursuant to the financing matters agreement, Deutsche Telekom agreed, among other things, to consent to the incurrence by T-Mobile USA of secured debt in connection with and after the completion of the merger. In connection with the foregoing consents, T-Mobile made an upfront payment to Deutsche Telekom of $7 million, and upon completion of the merger, T-Mobile will make additional payments to Deutsche Telekom of $20 million. Further, Deutsche Telekom agreed to a lockup on sales of T-Mobile USA’s $1.25 billion of 5.125% senior notes due 2025 (which we refer to as the “2025 Notes”) and $1.25 billion of 5.375% senior notes due 2027 (which we refer to as the “2027 Notes”) until the earlier of April 15, 2020 or the date on which the business combination agreement is terminated. In addition, T-Mobile USA agreed, among other things, to repay and terminate, upon the closing of the merger transactions, certain of its existing debt provided by Deutsche Telekom, including the $4.0 billion term loan facility, $2.0 billion of T-Mobile USA’s 5.300% senior notes due 2021 and $2.0 billion of T-Mobile USA’s 6.000% senior notes due 2024 as well as the $1.5 billion secured revolving credit facility of which $320 million is drawn as of June 30, 2018, and $1.0 billion unsecured revolving credit facility of which $0 is drawn as of June 30, 2018, in each case, without any prepayment premium or penalty. T-Mobile USA and Deutsche Telekom also agreed, upon the closing of the merger transactions, to amend the 2025 Notes and the 2027 Notes to change the maturity dates thereof to April 15, 2021 and April 15, 2022, respectively.

DESCRIPTION OF T-MOBILE CAPITAL STOCK

The following description of the material terms of the capital stock of the combined company is not complete and is qualified in its entirety by reference to the fifth amended and restated certificate of incorporation of T-Mobile (which we refer to as the “combined company certificate of incorporation”) and the sixth amended and restated bylaws of T-Mobile, which will be in effect at the closing. This description is subject to the detailed provisions of, and is qualified by reference to, the combined company certificate of incorporation, the bylaws of the combined company and the amended and restated stockholders’ agreement, the forms of which are attached as Exhibits A, B and E, respectively, to the business combination agreement and Annexes D, E and F, respectively, to this joint consent solicitation statement/prospectus and are incorporated by reference herein.

Authorized Share Capital

The authorized capital stock of the combined company will consist of 2,000,000,000 shares of common stock, par value $0.00001 per share (which we refer to in this section as “common stock”), and 100,000,000 shares of preferred stock, par value $0.00001 per share (which we refer to in this section as “preferred stock”). Following the completion of the merger transactions, we expect that there will be approximately 1,267 million shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock have the right to vote on every matter submitted to a vote of stockholders other than any matter on which only the holders of preferred stock are entitled to vote separately as a class. There are no cumulative voting rights. Accordingly, holders of a majority of shares entitled to vote in an election of directors are able to elect all of the directors standing for election.

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock will share equally on a per share basis any dividends when, as and if declared by the T-Mobile board of directors out of funds legally available for that purpose. If the combined company is liquidated, dissolved or wound up, the holders of common stock will be entitled to a ratable share of any distribution to stockholders, after satisfaction of all of the combined company’s liabilities and of the prior rights of any outstanding class of preferred stock. The common stock carries no preemptive or other subscription rights to purchase shares of common stock and is not convertible, assessable or entitled to the benefits of any sinking fund.

Redemption

Pursuant to the combined company certificate of incorporation, if a holder of common stock acquires additional shares of common stock or otherwise is attributed with ownership of such shares that would cause the combined company to violate FCC rules, the combined company may, at the option of the T-Mobile board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of common stock sufficient to eliminate the violation.

The redemption price will be a price mutually determined by the combined company and the stockholders, but if no agreement can be reached, the redemption price will be either:

•	75% of the fair market value of the common stock being redeemed, if the holder caused the FCC violation; or

•	100% of the fair market value of the common stock being redeemed, if the FCC violation was not caused by the holder.

The foregoing redemption rights do not apply to any shares of common stock or preferred stock beneficially owned by Deutsche Telekom or SoftBank or any of their subsidiaries. If any waivers or approvals are required from the FCC in order for Deutsche Telekom, SoftBank or any of their subsidiaries to acquire or hold any shares of common stock or preferred stock, each of Deutsche Telekom and SoftBank, as applicable, and any of its subsidiaries are required by the combined company certificate of incorporation to cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

Preferred Stock

Subject to the provisions of the combined company certificate of incorporation and the limitations prescribed by law, the combined company certificate of incorporation authorizes the T-Mobile board of directors to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, dividend rates, conversion rates, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of the series, which may be superior to those of the common stock, without further vote or action by the stockholders of the combined company.

One of the effects of undesignated preferred stock may be to enable the T-Mobile board of directors to render more difficult or to discourage an attempt to obtain control of the combined company by means of a tender offer, proxy contest, merger or otherwise, and as a result, protect the continuity of management. The issuance of shares of preferred stock under the T-Mobile board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by the combined company may rank prior to common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Anti-takeover Effects of Delaware Law and the Combined Company Certificate of Incorporation and Bylaws

Delaware law

The combined company will be a Delaware corporation and will be subject to Delaware law, which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before such time the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or

•

at or after such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder.

A “business combination” generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person:

•	who, together with affiliates and associates, owns 15% or more of the corporation’s outstanding voting stock; or

•	who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation’s outstanding voting stock within three years.

The provisions of Delaware law described above along with the combined company certificate of incorporation would make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of common stock or the removal of the incumbent board of directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of the combined company, even though such an attempt might be beneficial to the combined company and its stockholders.

The Combined Company Certificate of Incorporation and Bylaws

The following provisions of the combined company certificate of incorporation and bylaws could be deemed to have an anti-takeover effect and could delay, defer or prevent a takeover attempt that a stockholder might consider to be in the stockholders’ best interests.

•

Advance notice of director nominations and matters to be acted upon at meetings. The bylaws of the combined company contain advance notice requirements for nominations of directors to the T-Mobile board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

•

Amendment to bylaws. The combined company certificate of incorporation provides that the bylaws of the combined company may be amended upon the affirmative vote of the holders of shares having a majority of the combined company’s voting power. The combined company certificate of incorporation also provides that the T-Mobile board of directors is authorized to make, alter or repeal the bylaws of the combined company without further stockholder approval.

•

Special meeting of stockholders. The combined company certificate of incorporation provides that a special meeting of stockholders (1) may be called by the chairman of the T-Mobile board of directors or the chief executive officer of the combined company and (2) must be called by the secretary of the combined company at the request of (a) a majority of the T-Mobile board of directors or (b) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of common stock, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the combined company entitled to vote generally in the election of directors.

•

Board representation. The combined company certificate of incorporation incorporates the applicable provisions of the amended and restated stockholders’ agreement providing that Deutsche Telekom and SoftBank generally have the right to designate nominees for election to the T-Mobile board of directors and committees thereof as described under “Stockholders’ and Proxy Agreement—Amended and Restated Stockholders’ Agreement—Board Representation.”

•

Special approval rights. The combined company certificate of incorporation provides Deutsche Telekom and SoftBank with the same approval rights as are set forth in the amended and restated stockholders’ agreement with respect to the combined company’s ability to take certain actions without the prior written consent of Deutsche Telekom or SoftBank, respectively, pursuant to the provisions described under “Stockholders’ and Proxy Agreement—Amended and Restated Stockholders’ Agreement—Specified Actions.”

•

Authorized but unissued shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, such as for additional public offerings, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the combined company by means of a proxy contest, tender offer, merger or otherwise.

•

Cumulative voting. The combined company certificate of incorporation does not permit cumulative voting in the election of directors. Instead, any election of directors will be decided by a plurality of the votes cast (in person or by proxy) by holders of common stock.

Amended and Restated Stockholders’ Agreement

Pursuant to the amended and restated stockholders’ agreement, Deutsche Telekom and SoftBank will have certain rights to designate nominees for election to the T-Mobile board of directors and committees thereof. The amended and restated stockholders’ agreement also sets forth specified actions that the combined company may not take without the prior written consent of Deutsche Telekom or SoftBank, as applicable. Additionally, the amended and restated stockholders’ agreement restricts each of Deutsche Telekom and SoftBank with respect to certain acquisitions and dispositions of common stock and the conduct of certain business activities that would compete with the combined company in the United States, Puerto Rico and the territories and protectorates of the United States during specified time periods, subject to certain exceptions. The amended and restated stockholders’ agreement is described in more detail in the section of this joint consent solicitation statement/prospectus entitled “—Stockholders’ and Proxy Agreement—Amended and Restated Stockholders’ Agreement.”

Limitations on Liability and Indemnification of Officers and Directors

The combined company certificate of incorporation and bylaws:

•

eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by Delaware law, except (1) for any breach of a director’s duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption or (4) for any transaction from which the director derived an improper personal benefit; and

•	indemnify directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary.

We believe that these provisions are necessary to attract and retain qualified directors and officers. The combined company will also enter into separate indemnification agreements with each director and officer under which it agrees to indemnify, and to advance expenses to, each director and officer to the fullest extent permitted by applicable law with respect to liabilities they may incur in their capacities as directors and officers.

Director Removal

The combined company certificate of incorporation provides that, subject to certain rights of the holders of any preferred stock, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.

Stockholder Action by Written Consent

The combined company certificate of incorporation provides that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of common stock, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Governing Law; Forum for Adjudication of Disputes

The combined company certificate of incorporation provides that the combined company certificate of incorporation and the internal affairs of the combined company will be governed by and interpreted under the laws of the State of Delaware. In addition, unless the combined company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action brought on behalf of the combined company, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the combined company to the combined company or its stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, the combined company certificate of incorporation or bylaws, or (4) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

Corporate Opportunities

The combined company certificate of incorporation provides, as permitted by the DGCL, that non-employee directors have no obligation to offer the company a corporate opportunity to participate in business opportunities presented to them or their respective affiliates even if the opportunity is one that the company might reasonably have pursued, unless such corporate opportunity is offered to such director in his or her capacity as a director of the combined company. Stockholders will be deemed to have notice of and to have consented to this provision of the combined company certificate of incorporation.

Listing of Common Stock

We expect that the common stock will be listed on NASDAQ under the ticker symbol “TMUS.”

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the DGCL. Section 262 of the DGCL provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares. Stockholders do not have appraisal rights with respect to shares of any class or series of stock if such shares of stock, or depositary receipts in respect thereof, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation (or depositary receipts in respect thereof), or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts described above or any combination of the foregoing. Because T-Mobile common stock is listed on NASDAQ, a national securities exchange, and because Sprint stockholders will receive in the merger transactions only shares of T-Mobile common stock, which will be publicly listed on NASDAQ upon the effective time, and cash in lieu of fractional shares, stockholders will not be entitled to appraisal rights in connection with the merger transactions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information presents the unaudited pro forma condensed combined balance sheet as of June 30, 2018 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and the six months ended June 30, 2018. The unaudited pro forma condensed combined financial information includes the historical results of T-Mobile and Sprint after giving pro forma effect to the merger transactions as described in this section and under “Notes to Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments reflecting the merger transactions have been prepared in accordance with the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations, where T-Mobile is the accounting acquirer and Sprint is the accounting acquiree.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The assumed accounting for the merger transactions, including estimated merger consideration, is based on provisional amounts and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the preliminary estimate of fair values. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The unaudited pro forma adjustments are based upon available information and certain assumptions that T-Mobile believes are reasonable under the circumstances. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The purchase price adjustments relating to the Sprint and T-Mobile combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2018

(Amounts in millions)

	Historical		Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments			Pro Forma Combined
	T-Mobile US, Inc.	Sprint Corporation
	As of June 30, 2018	As of June 30, 2018								As of June 30, 2018
Assets
Current Assets
Cash and cash equivalents	$215	$4,378	$—		$6,510	5(a)	$(569)		5(a)	$10,534
Short-term Investments	—	4,008	—		—		—			4,008
Accounts receivable	1,630	3,492	(872)	4(a), 4(c)	—		(5)		5(e)	4,245
Equipment installment plan receivables	2,308	—	742	4(a)	—		—			3,050
Accounts receivable from affiliates	11	—	133	4(c)	—		—			144
Inventories	998	622	—		—		—			1,620
Other current assets	1,929	895	(3)	4(c)	2	5(c)	(40 (187	) )	5(b) 5(e)	2,596

Total current assets	7,091	13,395	—		6,512		(801)			26,197

Property and equipment	22,375	20,538	—		—		(5,201)		5(f)	37,712
Costs to acquire a customer contract	—	1,294	—				(1,294)		5(g)	—
Goodwill	1,901	6,586	—		—		(114)		5(f)	8,373
Spectrum licenses	35,532	—	—		—		42,000		5(f)	77,532
FCC licenses and other	—	41,368	—		—		(41,368)		5(f)	—
Definite-lived intangible assets	—	2,245	—		—		(2,245)		5(f)	—
Other intangible assets	260	—	—		—		7,096		5(f)	7,356
Equipment installment plan receivables due after one year	1,222	—	139	4(a)	—		—			1,361
Other assets	1,311	1,023	(139)	4(a)	(13)	5(c)	(9 (109	) )	5(b) 5(e)	2,064

Total assets	$69,692	$86,449	$—		$6,499		$(2,045)			$160,595

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	$6,686	$—	$5,292	4(b)	$(112)	5(c)	$—			$11,866
Accounts payable	—	3,143	(3,143)	4(b)	—		—			—
Accrued expenses and other current liabilities	—	3,658	(3,658)	4(b)	—		—			—
Payables to affiliates	190	—	87	4(b)	—		—			277
Short-term debt	1,004	4,846	—		16,866	5(c)	—			22,716
Short-term debt to affiliates	320	—	—		(320)	5(c)	—			—
Deferred revenue	722	—	1,349	4(b)	—		(145)		5(h)	1,926
Other current liabilities	359	—	73	4(b)	—		(61)		5(a)	371

Total current liabilities	9,281	11,647	—		16,434		(206)			37,156

Long-term debt	12,065	35,771	(99)	4(d)	(1,708)	5(c)	667		5(f)	46,696
Long-term debt to affiliates	14,581	—	—		(8,056)	5(c)	—			6,525
Tower obligations	2,574	—	99	4(d)	—		—			2,673
Deferred tax liabilities	4,087	7,704	—		—		(2,416)		5(i)	9,375
Deferred rent expense	2,746	—	—		—		—			2,746
Other long-term liabilities	968	3,382	—		—		(1,076)		5(j), 5(h)	3,274

Total long-term liabilities	37,021	46,857	—		(9,764)		(2,825)			71,289

Commitments and contingencies
Stockholders’ equity
Common Stock	—	40	—		—		(40)		5(k)	—
Additional paid-in capital	37,786	27,938	—		—		934		5(k)	66,658
Treasury stock, at cost	(7)	(4)	—		—		4			(7)
Accumulated other comprehensive income	—	(317)	—		—		317		5(k)	—
Accumulated deficit	(14,389)	236	—		(171)	5(d)	(229)		5(l)	(14,553)

Total stockholders’ equity	23,390	27,893	—		(171)		986			52,098

Stockholders’ equity attributable to NCI	—	52	—		—		—			52

Total liabilities and stockholders’ equity	$69,692	$86,449	$—		$6,499		$(2,045)			$160,595

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2018

(Amounts in millions, except per share and shares outstanding data)

	Historical		Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments
	T-Mobile US, Inc.	Sprint Corporation								Pro Forma Combined
	Six Months Ended June 30, 2018	Six Months Ended June 30, 2018(1)								Six Months Ended June 30, 2018
Revenues
Total service revenues	$15,737	$11,606	$(138)	4(e)	$—		$(56 (31	) )	6(a) 6(b)	$27,118
Equipment revenues	4,678	—	4,602	4(f)	—		(241)		6(b)	9,039
Equipment sales	—	2,254	(2,254)	4(f)	—		—			—
Equipment rentals	—	2,348	(2,348)	4(f)	—		—			—
Other revenues	611	—	138	4(e)	—		—			749

Total revenues	21,026	16,208	—		—		(328)			36,906

Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	3,119	3,338	—		—		—			6,457
Cost of equipment rentals (exclusive of depreciation below)	—	270	(270)	4(h)	—		—			—
Cost of equipment sales	5,617	2,757	—		—		(38)		6(b)	8,336
Selling, general and administrative	6,349	3,895	308	4(g)	—		(167 207)		6(c) 6(b)	10,592
Depreciation and amortization	3,209	—	4,859	4(h)	—		(574)		6(d)	7,494
Gains on disposal of spectrum licenses	—	—	—		—		—			—
Depreciation—network and other	—	2,038	(2,038)	4(h)	—		—			—
Depreciation—equipment rentals	—	2,196	(2,196)	4(h)	—		—			—
Amortization	—	355	(355)	4(h)	—		—			—
Other, net	—	308	(308)	4(g)	—		—			—

Total operating expense	18,294	15,157	—		—		(572)			32,879

Operating income	2,732	1,051	—		—		244			4,027

Other income (expense)
Interest expense	(447)	(1,213)	—		(691)	6(f)	43		6(e)	(2,308)
Interest expense to affiliates	(294)	—	—		195	6(f)	—			(99)
Interest income	12	—	62	4(i)	—		—			74
Other income (expense), net	(54)	33	(62)	4(i)	—		—			(83)

Total other expense, net	(783)	(1,180)	—		(496)		43			(2,416)

Income before income taxes	1,949	(129)	—		(496)		287			1,611
Income tax benefit (expense)	(496)	365	—		107	6(g)	(59)		6(g)	(83)

Net income	1,453	236	—		(389)		228			1,528
Less net loss attributable to non-controlling interest	—	9	—		—		—			9

Net income	$1,453	$245	$—		$(389)		$228			$1,537

Earnings per share
Basic	$1.71	$0.06								$1.21
Diluted	$1.69	$0.06								$1.20
Weighted-average shares outstanding
Basic	851,420,686	4,002,333,333								1,269,708,909	6(h)
Diluted	858,728,832	4,073,000,000								1,284,320,274	6(h)

See accompanying notes to unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(Amounts in millions, except per share and shares outstanding data)

	Historical
	T-Mobile US, Inc.	Sprint Corporation							Pro Forma Combined
	Year Ended December 31, 2017	Year Ended March 31, 2018	Reclassification Adjustments		Financing Adjustments		Pro Forma Adjustments		Year Ended December 31, 2017
Revenues
Total service revenues	$30,160	$23,834	$(421)	4(e)	$—		$(173)	6(a)	$53,400
Equipment revenues	9,375	—	8,572	4(f)	—		—		17,947
Equipment sales	—	4,524	(4,524)	4(f)	—		—		—
Equipment rentals	—	4,048	(4,048)	4(f)	—		—		—
Other revenues	1,069	—	421	4(e)	—		—		1,490

Total revenues	40,604	32,406	—		—		(173)		72,837

Operating Expenses
Cost of services, exclusive of depreciation and amortization shown separately below	6,100	6,801	—		—		(119)	6(a)	12,782
Cost of equipment rentals (exclusive of depreciation below)	—	493	(493)	4(h)	—		—		—
Cost of equipment sales	11,608	6,109	—		—		—		17,717
Selling, general and administrative	12,259	8,087	88	4(g)	—		(63)	6(c)	20,371
Depreciation and amortization	5,984	—	9,073	4(h)	—		(432)	6(d)	14,625
Gains on disposal of spectrum licenses	(235)	—	(479)	4(g)	—		—		(714)
Severance and exit costs	—	80	(80)	4(g)	—		—		—
Depreciation—network and other	—	3,976	(3,976)	4(h)	—		—		—
Depreciation—equipment rentals	—	3,792	(3,792)	4(h)	—		—		—
Amortization	—	812	(812)	4(h)	—		—		—
Other, net	—	(471)	471	4(g)	—		—		—

Total operating expense	35,716	29,679	—		—		(614)		64,781

Operating income	4,888	2,727	—		—		441		8,056

Other income (expense)
Interest expense	(1,111)	(2,365)	—		(1,078)	6(f)	81	6(e)	(4,473)
Interest expense to affiliates	(560)	—	—		201	6(f)	—		(359)
Interest income	17	—	85	4(i)	—		—		102
Other income, net	(73)	(59)	(85)	4(i)	—		—		(217)

Total other expense, net	(1,727)	(2,424)	—		(877)		81		(4,947)

Income before income taxes	3,161	303	—		(877)		522		3,109
Income tax benefit (expense)	1,375	7,074	—		311	6(g)	(186)	6(g)	8,574

Net income	4,536	7,377	—		(566)		336		11,683
Less net loss attributable to non-controlling interest	—	12	—		—		—		12

Net income	$4,536	$7,389	$—		$(566)		$336		$11,695

Earnings per share
Basic	$5.39	$1.85							$9.35
Diluted	$5.20	$1.81							$9.03
Weighted-average shares outstanding
Basic	831,850,073	3,999,000,000							1,250,138,296	6(h)
Diluted	871,787,450	4,078,000,000							1,295,542,049	6(h)

See accompanying notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to SEC Regulation S-X Article 11. T-Mobile’s fiscal year end is December 31 and Sprint’s fiscal year end is March 31. The unaudited pro forma condensed combined balance sheet as of June 30, 2018 combines the historical unaudited condensed consolidated balance sheet of T-Mobile as of June 30, 2018 and historical unaudited consolidated balance sheet of Sprint as of June 30, 2018, giving effect to (i) the merger transactions as if they had been completed on June 30, 2018 and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2018 and the fiscal year ended December 31, 2017 give effect to (i) the merger transactions as if they been completed on January 1, 2017, the beginning of T-Mobile’s most recently completed fiscal year and (ii) the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2018 was prepared using T-Mobile’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2018, Sprint’s historical unaudited condensed consolidated statement of operations for the three months ended June 30, 2018, Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2018, and Sprint’s historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2017. Sprint’s unaudited condensed consolidated statement of operations for the six months ended June 30, 2018 was derived by subtracting the historical unaudited condensed consolidated statement of operations for the nine months ended December 31, 2017 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on February 6, 2018 from the audited consolidated statement of operations for the fiscal year ended March 31, 2018 appearing in Sprint’s Annual Report on Form 10-K filed with the SEC on May 24, 2018, and adding the historical unaudited condensed consolidated statement of operations for the three months ended June 30, 2018 appearing in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2018. Because the difference between T-Mobile’s and Sprint’s fiscal year end dates is less than 93 days, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 was prepared using T-Mobile’s historical audited consolidated statement of operations for the year ended December 31, 2017 and Sprint’s historical audited consolidated statement of operations for the year ended March 31, 2018, as permitted under Rule 11-02 of Regulation S-X. However, given the different fiscal year ends of T-Mobile and Sprint, the Sprint historical unaudited condensed consolidated statement of operations for the three months ended March 31, 2018 has been included in both the fiscal year ended December 31, 2017 and the six months ended June 30, 2018 pro forma condensed combined statements of operations. Sales and net income for Sprint for the three months ended March 31, 2018 were $8,083 million and $69 million, respectively.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in FASB ASC Topic 805, Business Combinations (which we refer to as “ASC 805”), with T-Mobile treated as the accounting acquirer and Sprint as the accounting acquiree. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger transactions, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of any anticipated synergies, operating efficiencies or cost savings that may result from the merger transactions or of any integration costs.

This unaudited pro forma condensed combined financial information should be read in conjunction with:

•

the separate historical unaudited condensed consolidated financial statements of T-Mobile as of and for the six months ended June 30, 2018, included in T-Mobile’s Quarterly Report on Form 10-Q filed with the SEC on August 1, 2018;

•

the separate historical audited consolidated financial statements of T-Mobile as of and for the year ended December 31, 2017, included in T-Mobile’s Annual Report on Form 10-K filed with the SEC on February 8, 2018, as updated by T-Mobile’s Current Report on Form 8-K filed with the SEC on June 18, 2018;

•

the separate historical unaudited condensed consolidated financial statements of Sprint as of and for the three months ended June 30, 2018, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on August 7, 2018;

•

the separate historical audited consolidated financial statements of Sprint as of and for the year ended March 31, 2018, included in Sprint’s Annual Report on Form 10-K filed with the SEC on May 24, 2018; and

•

the separate historical unaudited condensed consolidated financial statements of Sprint as of and for the nine months ended December 31, 2017, included in Sprint’s Quarterly Report on Form 10-Q filed with the SEC on February 6, 2018.

Note 2.	Significant Accounting Policies

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in T-Mobile’s audited consolidated financial statements as of and for the year ended December 31, 2017 and T-Mobile’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2018. Management has determined that certain adjustments, including those described in Notes 4 and 5, are necessary to conform Sprint’s financial statements to the accounting policies used by T-Mobile in the preparation of the unaudited pro forma condensed combined financial information. The adjustment amounts are subject to change as further assessment is performed and finalized for purchase accounting. These reclassifications and adjustments have no effect on previous reported total assets, total liabilities, shareholders’ equity or income from continuing operations of T-Mobile or Sprint.

T-Mobile adopted FASB Accounting Standards Update 2014-09 the new revenue standard on January 1, 2018, while Sprint adopted the new revenue standard on April 1, 2018. The pro forma condensed combined financial information for the six months ended June 30, 2018 includes pro forma adjustments to adjust Sprint’s historical financial results to reflect the adoption of the new revenue standard as of January 1, 2018, consistent with the adoption date of T-Mobile, using T-Mobile’s revenue accounting policies.

As part of the application of ASC 805, T-Mobile will conduct a more detailed review of Sprint’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Sprint’s results of operations or reclassification or adjustment of assets or liabilities to conform to T-Mobile’s accounting policies and classifications. Therefore, T-Mobile may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information. In certain cases, the information necessary to evaluate the differences in accounting policies and the impacts thereof may not be available until after the merger transactions are completed.

Note 3.	Calculation of Estimated Merger Consideration and Preliminary Purchase Price Allocation of the Merger Transactions

Estimated Merger Consideration

The fair value of consideration to be transferred upon completion of the merger transactions will include the fair value of T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement and the fair value of Sprint equity awards assumed for pre-combination service, the fair value of the specified Sprint warrant, and repayment of a portion of Sprint’s debt, which is due at closing as a result of the change in control transaction. The estimated merger consideration is as follows:

	(dollars in millions)
Estimated value of T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement	$28,590	(1)
Estimated value of T-Mobile replacement equity awards attributable to precombination service	243	(2)
Estimated value of specified Sprint warrant	8	(3)
Estimated repayment of Sprint’s debt (including accrued interest and prepayment penalties)	10,774	(4)

Preliminary estimated merger consideration	$39,615

(1)

Represents the estimated fair value of T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement. The estimate is based on 4,068,421,433 shares of Sprint common stock issued and outstanding as of August 6, 2018, along with options and restricted stock units that are expected to vest by the closing date of the merger transactions, an exchange ratio of 0.10256 shares of T-Mobile common stock per share of Sprint common stock, and the closing price per share of T-Mobile common stock on NASDAQ on September 19, 2018 of $68.35.

(2)

Represents the portion of the fair value of stock options, restricted stock units and performance-based restricted stock units attributable to pre-combination services that will be assumed by T-Mobile upon completion of the merger transactions. ASC 805 requires that the fair value of replacement awards attributable to pre-combination service be included in the consideration transferred.

(3)	Represents the assumption by T-Mobile of the specified Sprint warrant.
(4)

Represents the total estimated cash consideration to be paid concurrent with the closing of the merger transactions to retire certain Sprint debt with an outstanding balance of approximately $10.5 billion, plus interest, prepayment penalties, and related consent fees.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the price of T-Mobile common stock price up to the closing date of the merger transactions. A sensitivity analysis related to the fluctuation in the price of T-Mobile common stock was performed to assess the impact a hypothetical change of 10% on the volume weighted average trading price of T-Mobile common stock on NASDAQ for the ten consecutive trading days ending on (and including) September 19, 2018 would have on the estimated merger consideration and goodwill as of the closing date of the merger transactions.

The following table shows the effect of an increase or decrease of 10% in the price per share of T-Mobile common stock on the estimated merger consideration and estimated goodwill:

Change in Price per Share of T-Mobile Common Stock	Price per Share of T-Mobile Common Stock	Estimated Merger Consideration	Estimated Goodwill
	(dollars in millions, except stock price)
Increase of 10%	$75.19	$42,474	$9,331
Decrease of 10%	$61.52	$36,756	$3,613

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of Sprint are recorded at the merger transactions date fair values and added to those of T-Mobile. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger transactions. For the preliminary estimate of fair values of assets acquired and liabilities assumed of Sprint, T-Mobile used publicly available benchmarking information as well as a variety of other assumptions, including market participant assumptions. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed, and such differences could be material.

The following table sets forth a preliminary allocation of the purchase price to the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed of Sprint using Sprint’s unaudited consolidated balance sheet as of June 30, 2018, with the excess recorded to goodwill:

Purchase price allocation	(dollars in millions)
Cash and cash equivalents	$3,947
Short-term investments	4,008
Accounts receivable	2,615
Equipment installment plan receivables	742
Accounts receivable from affiliates	133
Inventories	622
Other current assets	665
Property and equipment	15,337
Spectrum licenses	42,000
Other intangible assets	7,096
Equipment installment plan receivables due after one year	139
Other assets	745

Total assets	78,049
Accounts payable and accrued liabilities	(5,242)
Payable to affiliates	(87)
Short-term debt	(2,842)
Deferred revenue	(1,204)
Other current liabilities	(41)
Long-term debt	(27,825)
Tower obligations	(99)
Deferred tax liabilities	(5,208)
Other long-term liabilities	(2,306)

Total liabilities	(44,854)
Stockholders’ equity attributable to NCI	(52)

Net assets acquired (a)	33,143

Estimated merger consideration (b)	39,615

Estimated goodwill (b) - (a)	$6,472

Goodwill represents excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with FASB ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Sprint, planned growth in new markets and synergies expected to be achieved from the combined operations of T-Mobile and Sprint. Goodwill recorded in the merger transactions is not expected to be deductible for tax purposes.

The pro forma historical net assets adjustments as shown above are further described below in Notes 5 and 6.

The deferred tax liabilities represent the deferred tax impact associated with the differences in book and tax basis, including incremental differences created from the preliminary purchase price allocation and acquired net operating losses. Deferred taxes associated with estimated fair value adjustments reflect an estimated blended federal and state tax rate, net of tax effects on state valuation allowances. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law, and for statement of operations purposes, where U.S. tax rates were used, rates were based on the tax laws applicable to the respective periods. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including post-acquisition activities, cash needs, the geographical mix of income and changes in tax law. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Intangible Assets	Approximate Fair Value	Estimated Useful Life
	(dollars in millions)	(in years)
Spectrum licenses	$42,000	N/A
Trademarks	1,132	1.5-29
Customer relationships	5,100	9
Spectrum favorable leases	641	23
Other intangibles	223	5-10

Total	$49,096

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 6(d). The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method or sum-of-the-years’ digits method. Therefore, the amount of amortization following the merger transactions may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

Note 4.	Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Sprint’s financial information to T-Mobile’s presentation:

(a)

To reclassify $742 million and $139 million of equipment installment plan receivables from accounts receivable and other assets, respectively, to current equipment installment plan receivables and equipment installment plan receivables due after one year, respectively.

(b)

To reclassify $3,143 million of accounts payable and $3,658 million of accrued expenses and other current liabilities, of which $5,292 million, $87 million, $1,349 million and $73 million was reclassified to accounts payable and accrued liabilities, payables to affiliates, deferred revenue, and other current liabilities, respectively.

(c)	To reclassify $130 million of accounts receivable and $3 million of other current assets to accounts receivable from affiliates.

(d)	To reclassify $99 million of long-term tower obligations from long-term debt to tower obligations.

(e)

To reclassify $103 million of commissions earned from consigned inventory agreements and $35 million of imputed interest for equipment financing from service revenues to other revenues, and $154 million of commissions earned from consigned inventory agreements and $267 million of imputed interest for equipment financing from service revenue to other revenues for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

(f)	To reclassify $2,348 million and $2,254 million of equipment rentals and equipment sales, respectively, to equipment revenues for the six months ended June 30, 2018.

To reclassify $4,048 million and $4,524 million of equipment rentals and equipment sales, respectively, to equipment revenues for the year ended December 31, 2017.

(g)

Reclassifications to selling, general and administrative from other, net of $308 million for the six months ended June 30, 2018. Reclassifications to selling, general and administrative totaled $88 million for the year ended December 31, 2017 and included $80 million of severance and exit costs and $8 million of other, net, consisting of changes in legal reserves, legal settlement and construction in progress write-off. The remaining balance of $479 million of other, net for the year ended December 31, 2017 was reclassified to gains on disposal of spectrum licenses.

(h)

To reclassify $4,234 million and $7,768 million of depreciation expense for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, $355 million and $812 million of amortization expense for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, $270 million and $493 million of cost of equipment rentals for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, to depreciation and amortization.

(i)	To reclassify $62 million and $85 million of interest income in other income, net to interest income for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

Note 5.	Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)

Represents adjustments to the combined company cash balance, including (i) net proceeds from T-Mobile’s new debt financing, (ii) repayment of a portion of Sprint’s debt instruments anticipated to be repaid in connection with the closing of the merger transactions, including any fees associated with the repayment, and (iii) T-Mobile and Sprint transaction costs anticipated to be paid by each party in connection with completing the merger transactions. Included in the $138 million and $431 million cash outflow for T-Mobile and Sprint transaction costs anticipated to be paid in connection with the merger transactions, respectively, is the settlement of $29 million and $32 million of transaction costs previously accrued for within other current liabilities in the historical T-Mobile and Sprint balance sheets, respectively.

(dollars in millions)
Cash proceeds from new debt financing, net of debt issuance costs (footnote 5c)	$25,666
Repayment of T-Mobile debt—elimination of short-term debt	(320)

(dollars in millions)
Repayment of T-Mobile debt—elimination of long-term debt	(8,000)
Repayment of T-Mobile debt—elimination of accrued interest	(62)
Repayment of Sprint debt—elimination of short-term debt	(1,981)
Repayment of Sprint debt—elimination of long-term debt	(8,563)
Repayment of Sprint debt—elimination of accrued interest	(50)
Payment of prepayment penalties	(180)

Net cash inflow related to financing	$6,510

T-Mobile transaction costs anticipated to be paid	$(138)
Sprint transaction costs anticipated to be paid	(431)

Net cash outflow	$(569)

Settlement of T-Mobile accrued transaction costs	$(29)
Settlement of Sprint accrued transaction costs	(32)

Total settlement of accrued transaction costs	$(61)

(b)	Reflects the elimination of Sprint’s deferred cost of goods sold and deferred financing costs on Sprint’s historical balance sheet as a result of purchase accounting.

(c)

Reflects adjustments to (i) current and long-term deferred financing cost assets and (ii) current and long-term debt expected to be issued as a result of the merger transactions. The adjustments include the repayment of certain existing T-Mobile and Sprint debt, including any remaining original issue discount and the issuance of anticipated borrowings to fund the T-Mobile merger transactions, net of estimated original issue discounts.

In connection with the merger transactions, T-Mobile currently intends to repay or redeem approximately $10.5 billion of Sprint’s outstanding debt at closing and to assume Sprint’s remaining outstanding debt of approximately $29.8 billion. T-Mobile also has agreed to repay or redeem approximately $8.3 billion of existing debt provided by Deutsche Telekom.

The originally anticipated debt consisted of $38.0 billion in secured and unsecured debt financing, including a $4.0 billion secured revolving credit facility (which we refer to as the “revolving credit facility”) which will not be drawn on initially, a $7.0 billion secured term loan facility (which we refer to as the “term loan facility” and, together with the revolving credit facility, the “senior secured credit facilities”), a $19.0 billion secured bridge loan facility (which we refer to as the “secured bridge facility”) and a $8.0 billion unsecured bridge loan facility (which we refer to as the “unsecured bridge facility”, and together with the secured bridge facility, the “bridge facilities”; and the bridge facilities together with the senior secured credit facilities, the “facilities”). On May 22, 2018, T-Mobile delivered a notice to the commitment parties pursuant to which the entire $8.0 billion unsecured bridge loan facility was reallocated to be part of the secured bridge loan facility, increasing the size of the secured bridge loan facility to $27.0 billion. Subsequently, on June 6, 2018, T-Mobile delivered a notice to the commitment parties pursuant to which the commitments under the secured bridge facility decreased by $8.0 billion, such that the remaining size of the secured bridge facility is $19.0 billion. As such, $26.0 billion will be the balance reflected for the new debt outstanding as of June 30, 2018, consisting of the $19.0 billion bridge facility and a $7.0 billion term loan.

The adjustments to assets and current and long-term debt reflected in the unaudited pro forma condensed combined balance sheet are summarized as follows:

(dollars in millions)
New debt—debt issuance costs current (revolving credit facility)	$2

Financing adjustments to other current assets	$2

Repayment of Sprint debt—issuance costs write-off	$(21)
New debt—debt issuance costs (revolving credit facility)	$8

Financing adjustments to total long-term assets	$(13)

Repayment of Sprint debt—elimination of accrued interest	$(50)
Repayment of T-Mobile debt—elimination of accrued interest	(62)

Financing adjustments to accounts payable and accrued liabilities	$(112)

Repayment of Sprint debt—elimination of short-term debt	$(1,981)
Repayment of Sprint debt—elimination of short-term debt (unamortized premium)	(23)
New debt—short-term	19,052
New debt—short-term (debt issuance costs)	(182)

Financing adjustments to short-term debt	$16,866

Repayment of T-Mobile debt—elimination of short-term debt	$(320)

Financing adjustments to short-term debt to affiliates	$(320)

New debt—long-term	$6,947
New debt—long-term (debt issuance costs)	(141)
Repayment of Sprint debt—elimination of long-term debt	(8,563)
Repayment of Sprint debt—elimination of long-term debt (debt issuance costs)	92

Repayment of Sprint debt—elimination of long-term debt (unamortized premium)	(43)

Financing adjustments to long-term debt	$(1,708)

Repayment of T-Mobile debt—elimination of long-term debt	$(8,000)
Repayment of T-Mobile debt—elimination of long-term debt (unamortized premium)	(56)

Financing adjustments to long-term debt to affiliates	$(8,056)

(d)

Reflects adjustments to accumulated deficit to record (i) a gain on extinguishment of T-Mobile debt of $56 million and (ii) a loss on the payment of prepayment penalties and the write-off of debt issuance costs in connection with the repayment of the portion of Sprint debt that will not be assumed as part of the merger transactions, totalling $227 million. Amounts related to the repayment of Sprint’s debt do not impact pro forma combined company accumulated deficit, as Sprint’s accumulated deficit is eliminated as part of acquisition accounting adjustments. See adjustment 5(j).

(e)

These adjustments reflect differences in the amortization periods used by Sprint and T-Mobile for the contract assets associated with revenue recognition under ASC 606, whereby T-Mobile amortizes certain contract assets over a shorter period than Sprint, thereby resulting in a reduction to Sprint’s contract assets. Additionally, these adjustments reflect the adoption of ASC 606 in conformity with T-Mobile’s adoption date on January 1, 2018.

(f)

Reflects adjustments to arrive at the estimated fair value, largely based on benchmarking analysis of other similar transactions, of the property, plant and equipment, intangible assets and debt of Sprint. The fair value of property and equipment was estimated using a market participant assumption that a significant amount of Sprint’s assets would be decommissioned upon completion of the merger transactions. The combination of T-Mobile’s and Sprint’s networks is expected to result in rationalization of Sprint’s property and equipment for reasons such as redundant cell site locations, abandonment of projects and duplicative assets, which is viewed as consistent with the plans of market participants. For example, the carrying value of property and equipment at redundant cell site locations includes items such as site improvement costs which have a fair value that is estimated to be less than carrying value as these assets do not have an alternative use and are not expected to be used over their current remaining useful life. Goodwill represents the difference between the fair value of the estimated merger consideration and the fair value of the assets acquired and liabilities assumed in the merger transactions.

Property and Equipment	Historical Carrying Value (June 30, 2018)	Fair Value	Pro Forma Adjustment
	(dollars in millions)
Land	$223	$260	$37
Network equipment, site costs and related software	9,783	5,230	(4,553)
Building and improvements	445	660	215
Non-network software, office equipment, leased devices and other	6,994	6,930	(64)
Construction in progress and network asset inventory	3,093	2,257	(836)

Total property and equipment pro forma adjustment			$(5,201)

(dollars in millions)
Goodwill—elimination of historical	$(6,586)

Goodwill—fair value	6,472

Total goodwill pro forma adjustment	$(114)

(dollars in millions)
Intangible assets—fair value of Spectrum licenses	$42,000
Intangible assets—elimination of historical FCC licenses and other	$(41,368)
Intangible assets—elimination of definite-lived intangible assets	$(2,245)
Intangible assets—fair value of other intangible assets	$7,096
Assumed Sprint debt—fair value step-up	$667

(g)	Reflects the elimination of Sprint’s costs to acquire a customer contract on Sprint’s historical balance sheet as a result of purchase accounting.

(h)	Reflects the fair value adjustment for Sprint’s deferred revenue as a result of purchase accounting.

(i)

Reflects a net increase in deferred tax assets of $2,416 million primarily as a result of a reduction in Sprint’s valuation allowance, which is based on assumed taxable income of the combined entity. The adjustment additionally reflects a $201 million net increase in deferred tax assets associated with the incremental differences between book and tax basis created from the preliminary purchase price allocation, $16 million to reflect a net decrease in deferred tax assets as a result of the elimination of T-Mobile historical interest for debt paid off, and $64 million to reflect a net decrease in deferred tax assets as a result of an increase in T-Mobile’s valuation allowance. Deferred taxes on Sprint’s pre-tax pro forma adjustments were established based on an estimated blended federal and state statutory tax rate of 21.5%, net of tax effects on state valuation allowance. The estimated blended federal and state tax rate is not necessarily indicative of the effective tax rate of the combined company.

(j)	Reflects the elimination of Sprint’s deferred rent balance of $1,053 million on Sprint’s historical balance sheet as a result of purchase accounting.

(k)

Reflects the elimination of Sprint’s historical common stock, capital in excess of par value and accumulated other comprehensive income, as well as an adjustment to reflect the vesting of certain T-Mobile employee performance-based restricted stock unit awards granted in connection with the business combination agreement, which will vest 50% upon closing of the merger. For the adjustment for performance-based restricted stock unit awards, T-Mobile concluded that these new compensation arrangements were directly attributable to the merger transactions and factually supportable, and as such should be reflected in the pro forma condensed combined balance sheet to reflect the portion of the awards that will vest upon closing of the merger transactions.

(dollars in millions)
Elimination of Sprint historical common stock	$(40)
Elimination of Sprint historical accumulated other comprehensive income	$317
Elimination of Sprint historical additional paid-in capital	$(27,938)
Estimated value of T-Mobile common stock issued for outstanding shares of Sprint common stock	28,590
Estimated value of T-Mobile replacement equity awards attributable to precombination service	243
Estimated value of specified Sprint warrant	8
Adjustment for T-Mobile performance-based restricted stock unit awards	31

Adjustment to additional paid-in capital	$934

(l)

Reflects the adjustment to (i) eliminate Sprint’s historical accumulated deficit after pro forma adjustments, (ii) T-Mobile’s accumulated deficit to record T-Mobile deferred taxes, (iii) T-Mobile’s accumulated deficit to record the partial vesting of employee performance-based restricted stock unit awards granted in connection with the business combination agreement which will vest 50% upon completion of the merger transactions and (iv) T-Mobile’s accumulated deficit to record transaction costs. The transaction costs primarily consist of fees for investment banking, legal and accounting services. The adjustments for transaction costs and the one-time vesting of performance-based restricted stock unit awards that will vest upon closing of the merger transactions are not reflected in the unaudited pro forma condensed combined statements of operations because they are nonrecurring items that are directly attributable to the merger transactions. The adjustment to accumulated deficit is as follows:

(dollars in millions)
Elimination of Sprint Accumulated deficit after adjustments	$(9)
Adjustment for T-Mobile deferred taxes to Accumulated deficit	(80)
Adjustment for T-Mobile performance-based restricted stock unit awards to Accumulated deficit	(31)
Adjustment for T-Mobile transaction costs to Accumulated deficit	(109)

Total adjustment to Accumulated deficit	$(229)

Note 6.	Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a)

Reflects a reduction in revenues and costs due to the elimination of deferred revenues and costs recognized in the historical financial statements of Sprint that are not eligible for recognition in purchase accounting as they represent amounts collected and incurred in prior periods for which there is no future performance obligation or economic benefit, as applicable. As a result, amortization associated with these items has been eliminated.

(b)

Upon adoption of ASC 606 T-Mobile and Sprint capitalize incremental costs to acquire a contract. As T-Mobile’s amortization period for these capitalized costs is generally shorter than Sprint’s amortization period, this adjustment reflects an acceleration of expenses associated with costs to acquire a contract.

For certain device sales to dealers, Sprint and T-Mobile provide a payment (reimbursement) for discounts subsequently passed on to an end customer. Sprint records an asset and recognizes these payments as a reduction of service revenue. T-Mobile views these payments as variable consideration in the sale of a device to its dealers and reduces equipment revenue at the point of sale to the dealer. Certain manufacturer payments received by Sprint have also been reclassified to reduce cost of goods sold.

In addition, Sprint generally does not impute interest on its equipment installment plan receivables under ASC 606, while T-Mobile does, resulting in a difference in application of ASC 606 reflected in this adjustment.

(c)

Reflects the adjustments to (i) reverse non-recurring transaction costs, which were recorded in T-Mobile and Sprint’s selling, general and administrative expenses, and (ii) stock-based compensation expense for the post-combination portion of Sprint’s equity awards assumed by T-Mobile. The historic stock-based compensation expense recorded for the periods ending December 31, 2017 and March 31, 2018 was higher than the estimated value of the replacement post-combination expense for Sprint’s equity awards, as the share price pertaining to the historic periods presented was higher than the current share price utilized to calculate the replacement estimate. This adjustment also reflects additional stock compensation expense for additional grants of performance-based restricted stock units to four

T-Mobile executives in connection with the transactions contemplated by the business combination agreement, of which 50% will vest subsequent to the closing of the merger transactions. However, the pro forma condensed combined statements of operations do not include the $37 million expense for the first 50% of the additional shares granted that vest upon closing of the merger transactions, because these items will not have a continuing impact on the combined company. The new stock-based compensation expense is amortized on a straight-line basis over the remaining vesting periods. The transaction costs reflected in historical statements of operations and the adjustment to stock-based compensation expense are as follows:

	Pro Forma Six Months Ended June 30, 2018	Pro Forma 12 Months Ended December 31, 2017
	(dollars in millions)	(dollars in millions)
Reversal of T-Mobile transaction costs	$(43)	$(9)
Reversal of Sprint transaction costs	(98)	(25)
Adjustment to stock-based compensation expense from equity-based awards	(34)	(45)
Adjustment for T-Mobile performance-based restricted stock unit awards expense	8	16

Total adjustment to Selling, general and administrative expense	$(167)	$(63)

(d)

Represents the adjustments to record (i) the elimination of historical depreciation and recognition of new depreciation expense based on the fair value of property, plant and equipment and (ii) the elimination of historical amortization expense and recognition of new amortization expense related to identifiable intangible assets calculated on a straight-line basis, except for customer relationships, which is calculated using the sum-of-the-years’ digits method. The amortization expense for customer relationships, which is not calculated on a straight-line basis, for the 5 years post-acquisition are $1,020 million for 2017, $907 million for 2018, $793 million for 2019, $680 million for 2020 and $567 million for 2021. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets, and is calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

	Pro Forma Six Months Ended June 30, 2018	Pro Forma 12 Months Ended December 31, 2017
	(dollars in millions)	(dollars in millions)
Reversal of Sprint’s historical property and equipment depreciation—network and other	$(2,038)	$(3,976)
Reversal of Sprint’s historical property and equipment depreciation—equipment rentals	(2,196)	(3,792)
Depreciation of purchased property and equipment assets	3,404	6,808
Reversal of Sprint’s historical intangible asset amortization	(351)	(799)
Amortization of purchased identifiable intangible assets	607	1,327

Total intangible asset amortization and property and equipment depreciation expense	$(574)	$(432)

(e)	Reflects the adjustment to interest expense to accrete the interest related to the fair value of Sprint debt assumed by T-Mobile.

(f)

Reflects the adjustments to (i) reverse interest expense associated with the anticipated repayment of Sprint and T-Mobile’s existing debt and modified T-Mobile notes, (ii) recognition of new interest expense associated with the new debt financing and (iii) recognition of new interest expense associated with the modified T-Mobile notes.

	Pro Forma Six Months Ended June 30, 2018	Pro Forma 12 Months Ended December 31, 2017
	(dollars in millions)	(dollars in millions)
Elimination of historical interest expense related to repayment of T-Mobile’s debt	$266	$356
Interest expense related to T-Mobile’s modified notes	(71)	(155)

Financing adjustments to interest expense to affiliates	195	201

Elimination of historical interest expense related to repayment of Sprint’s debt	$256	$486
Interest expense related to new debt financing	(947)	(1,564)

Financing adjustments to interest expense	$(691)	$(1,078)

A sensitivity analysis on interest expense for the six months ended June 30, 2018 and the year ended December 31, 2017 has been performed to assess the effect of a change of 1/8% of the hypothetical interest rate would have on interest expense. The interest rates assumed for purposes of preparing this pro forma financial information related to the new revolving credit facility, term loan facility and secured bridge facility are approximately 3.6%, 4.1% and 3.6% as of June 30, 2018, respectively. These rates are comprised of the three-month LIBOR rate of 2.35% as of September 19, 2018, plus certain margins specified in the facility agreements, including an increase of 0.25% to the secured bridge facility margin on a quarterly basis. A 1/8% increase or decrease in interest rates would result in a change in interest expense of approximately $16 million for the six months ended June 30, 2018 and approximately $32 million for the year ended December 31, 2017.

(g)

A blended federal and state statutory tax rate of 21.5% and 35.5%, net of tax effects on the state valuation allowance, for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively, has been assumed for the pro forma adjustments. The blended tax rate is not necessarily indicative of the effective tax rate of the combined company. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, cash needs, the geographical mix of income and changes in tax law.

(h)

Represents the pro forma weighted average shares outstanding that have been calculated using the historical weighted average shares of T-Mobile common stock outstanding and the additional T-Mobile equity awards estimated to be issued in conjunction with the merger transactions, assuming those shares and awards were outstanding for the six months ended June 30, 2018 and the year ended December 31, 2017, respectively.

Pro Forma Basic Weighted Average Shares	Pro Forma Six Months Ended June 30, 2018	Pro Forma 12 Months Ended December 31, 2017
Historical T-Mobile weighted average shares outstanding—basic	851,420,686	831,850,073
Shares of T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement	425,167,612	425,167,612

Pro forma weighted average shares—basic	1,269,708,909	1,250,138,296

Pro Forma Diluted Weighted Average Shares	Pro Forma Six Months Ended June 30, 2018	Pro Forma 12 Months Ended December 31, 2017
Historical T-Mobile weighted average shares—diluted	858,728,832	871,787,450
Shares of T-Mobile common stock to be issued to Sprint stockholders pursuant to the business combination agreement	418,288,223	418,288,223
Diluted impact of T-Mobile’s stock options and awards to replace Sprint’s stock options	816,159	811,649
Diluted impact of T-Mobile’s RSUs to replace Sprint’s RSUs and PSUs	6,487,060	4,654,727

Pro Forma weighted average shares—diluted	1,284,320,274	1,295,542,049

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, as well as the dividend paid per share, of T-Mobile common stock, which trades on NASDAQ under the symbol “TMUS,” and Sprint common stock, which trades on the NYSE under the symbol “S.”

	T-Mobile			Sprint
Calendar Period	High	Low	Cash Dividends Declared	High	Low	Cash Dividends Declared
2016
First quarter	41.23	33.23	—	4.19	2.18	—
Second quarter	44.13	37.93	—	4.56	3.30	—
Third quarter	48.11	42.71	—	7.03	4.36	—
Fourth quarter	59.19	44.91	—	8.98	5.83	—
2017
First quarter	65.41	55.30	—	9.65	8.13	—
Second quarter	68.88	59.59	—	9.22	7.32	—
Third quarter	65.47	59.13	—	8.92	7.50	—
Fourth quarter	64.64	54.60	—	8.00	5.42	—
2018
First quarter	66.52	57.06	—	6.01	4.81	—
Second quarter	65.68	55.09	—	6.62	4.81	—
Third quarter	70.88	57.89	—	6.61	5.35	—
Fourth quarter (through October 18, 2018)	70.94	66.01	—	6.61	6.16	—

On April 27, 2018, the last trading day before the public announcement of the signing of the business combination agreement, the closing sale price per share of T-Mobile common stock on NASDAQ was $64.52 and the closing sale price per share of Sprint common stock on the NYSE was $6.50. On October 18, 2018, the latest practicable date before the date of this joint consent solicitation statement/prospectus, closing sale price per share of T-Mobile common stock on NASDAQ was $68.77 and the closing sale price per share of Sprint common stock on the NYSE was $6.37.

The T-Mobile board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing T-Mobile’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the T-Mobile board of directors considers important. While T-Mobile anticipates that if the merger were not completed it would continue not to pay dividends, there are no assurances that will be the case. Under the business combination agreement, until the effective time, T-Mobile is not permitted to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

The Sprint board of directors has the power to determine the amount and frequency of the payment of dividends. Decisions regarding whether to pay dividends and the amount of any dividends are based on compliance with the DGCL, compliance with agreements governing Sprint’s indebtedness, earnings, cash requirements, results of operations, cash flows and financial condition and other factors that the Sprint board of directors considers important. While Sprint anticipates that if the merger were not completed it would continue not to pay dividends, there are no assurances that will be the case. Under the business combination agreement, until the effective time, Sprint is not permitted to declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock.

The above tables show only historical comparisons. Based on the closing price of a share of T-Mobile common stock on NASDAQ on April 27, 2018, the last trading day before public announcement of the merger transactions, the implied value of the exchange ratio to Sprint stockholders was approximately $6.62 per share.

As of [                 ], 2018, and assuming that each share of T-Mobile common stock will have a value equal to the closing price of a share of T-Mobile common stock on NASDAQ on such date, the implied value of the exchange ratio to Sprint stockholders is approximately $[         ] per share. Because T-Mobile’s share price will fluctuate between now and the completion of the merger transactions, and because the exchange ratio is fixed and will not be adjusted to reflect changes in T-Mobile’s or Sprint’s share price, the value of the T-Mobile common stock received by Sprint stockholders in the merger transactions may differ from the implied value based on the share price on the date of the business combination agreement or on [                ], 2018. We urge you to obtain current share price quotations for T-Mobile common stock and Sprint common stock and to review carefully the other information contained in this joint consent solicitation statement/prospectus or incorporated by reference into this joint consent solicitation statement/prospectus in considering whether to approve the T-Mobile proposals and the Sprint proposals, as applicable. No assurance can be given concerning the market price of T-Mobile common stock and Sprint common stock before or after the effective time.

PRINCIPAL STOCKHOLDERS OF T-MOBILE

The table below shows the number of shares of T-Mobile common stock beneficially owned as of the close of business on October 1, 2018, by each of the T-Mobile directors and named executive officers, as well as the number of shares beneficially owned by all of the T-Mobile directors and named executive officers as a group. Together, these individuals beneficially own less than 1% of the T-Mobile common stock outstanding.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to T-Mobile’s knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of T-Mobile common stock shown as beneficially owned by him or her.

	Common Stock Beneficially Owned

Directors and Named Executive Officers(1)	Common Stock	Percentage
J. Braxton Carter	115,916	*
Thomas Dannenfeldt	—	*
Srikant M. Datar(2)	28,782	*
Lawrence H. Guffey	20,782	*
Timotheus Höttges	—	*
Bruno Jacobfeuerborn	—	*
Thomas C. Keys	268,444	*
Raphael Kübler	—	*
Thorsten Langheim	—	*
John J. Legere	1,473,051	*
Neville R. Ray(3)	204,369	*
G. Michael Sievert	272,128	*
Olaf Swantee	—	*
Teresa A. Taylor	20,782	*
Kelvin R. Westbrook	20,782	*
All directors and executive officers as a group(19)	2,851,511	*

*	Represents less than 1%.
(1)	Unless otherwise indicated, the address of each person is c/o T-Mobile US, Inc., 12920 SE 38th Street, Bellevue, Washington 98006.
(2)

Includes 8,000 shares of T-Mobile common stock held by Datar Investment LLC and 13,424 shares of T-Mobile common stock held by Safari LLC. Mr. Datar is a co-manager of Datar Investment LLC and Safari LLC and has shared voting and investment power over the securities held by these entities.

(3)	Includes 6,250 shares of T-Mobile common stock from vested RSUs that have been deferred.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of October 1, 2018, the only person known by T-Mobile to be a beneficial owner of more than 5% of the T-Mobile common stock is as follows:

Name and Address of Beneficial Owner	Common Stock Beneficially Owned
	Common Stock	Percentage
Deutsche Telekom AG(4) Friedrich-Ebert-Allee 140 53113 Bonn, Germany	538,590,941	63.5%

(4)

According to the Schedule 13D/A filed by Deutsche Telekom on April 29, 2018, reflecting ownership of 538,590,941 shares of T-Mobile common stock as of April 25, 2018. The shares are held of record by Deutsche Telekom Holding, which is a direct wholly owned subsidiary of T-Mobile Global Holding GmbH, which is a direct wholly owned subsidiary of T-Mobile Global Zwischenholding GmbH, which in turn is a direct wholly owned subsidiary of Deutsche Telekom.

PRINCIPAL STOCKHOLDERS OF SPRINT

The table below shows the number of shares of Sprint common stock beneficially owned as of the close of business on October 1, 2018, by each of the Sprint directors and named executive officers, as well as the number of shares beneficially owned by all of the Sprint directors and named executive officers as a group. Together, these individuals beneficially own less than 1% of the Sprint common stock outstanding.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Unless otherwise indicated below and except to the extent authority is shared by spouses under applicable law, to Sprint’s knowledge, each of the persons set forth below has sole voting and investment power with respect to all shares of Sprint common stock shown as beneficially owned by him or her.

Name of Beneficial Owner	Shares Owned	Shares Covered by Exercisable Options and RSUs to be Delivered(1)	Percentage of Common Stock
Gordon Bethune	252,989	—	*
Marcelo Claure(2)	6,890,936	2,949,077	*
Michel Combes	31,040	66,401	*
Andrew Davies	—	—
Nestor Cano	202,554	50,219	*
Kevin Crull	193,900	644,854	*
Jorge Gracia	129,652	110,496	*
Tarek Robbiati	—	—	*
Patrick Doyle	58,514	—	*
Ronald Fisher	1,651,502	—	*
Julius Genachowski	118,125	—	*
Adm. Michael Mullen	159,331	—	*
Masayoshi Son	—	—	*
Sara Martinez Tucker	160,763	—	*
Stephen Kappes	9,191	—	*
Current Directors and Executive Officers as a group (17 persons)	10,074,674	4,292,458	*

*	Represents less than 1%.
(1)

Represents shares of Sprint common stock that may be acquired upon the exercise of stock options exercisable, and shares of stock that underlie restricted stock units to be delivered, on or within 60 days after October 1, 2018 under our equity-based incentive plans.

(2)	6,890,936 shares of Mr. Claure’s Sprint stock are currently pledged as security for a line of credit with an unrelated third-party bank.

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of October 1, 2018, the only person known by Sprint to be a beneficial owner of more than 5% of the Sprint common stock is as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(3)
SoftBank Group Corp. 1-9-1 Higashi-Shimbashi, Minato-ku, Tokyo, 105-7303 Japan	3,446,086,110	(4)	84.5%

(3)

The ownership percentages set forth in this column are based on outstanding shares of Sprint common stock on October 1, 2018, and assumes that SoftBank continued to own the number of shares reflected in the table above on October 1, 2018.

(4)

Based solely on Amendment No. 12 to Schedule 13D jointly filed with the SEC on July 12, 2018 by SoftBank, Starburst I, Inc. and Galaxy Investment Holdings, Inc. According to the Schedule 13D/A: (a) SoftBank is the beneficial owner of, and has shared voting power and shared dispositive power with respect to, all of the shares of Sprint common stock; (b) Starburst I, Inc. is the beneficial owner of, and has shared voting power and shared dispositive power with respect to, 3,131,105,447 shares of Sprint common stock; and (c) Galaxy Investment Holdings, Inc. is the beneficial owner of, and has shared voting power and shared dispositive power with respect to, 314,980,663 shares of Sprint common stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Both T-Mobile and Sprint are incorporated under the laws of the State of Delaware, and, accordingly, the rights of the stockholders of each company are currently governed by the DGCL. T-Mobile, as the combined company, will continue to be a Delaware corporation following the completion of the merger transactions.

Upon completion of the merger transactions, the former Sprint stockholders will receive shares of T-Mobile common stock, and T-Mobile stockholders will continue to hold shares of T-Mobile common stock, which will be the common stock of the combined company. The rights of the stockholders of the combined company will thereafter be governed by the DGCL and by the combined company certificate of incorporation and the bylaws of the combined company.

The following description summarizes the material differences between the rights of the stockholders of Sprint and T-Mobile based on the governing documents of Sprint and T-Mobile that are currently in effect and the rights of stockholders of T-Mobile, as the combined company, based on the certificate of incorporation and bylaws of the combined company that will be adopted in connection with the completion of the merger, as well as the DGCL. However, the following description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. We encourage you to read carefully the relevant provisions of the DGCL and the respective certificates of incorporation and bylaws of the combined company, T-Mobile and Sprint. For more information on how to obtain certain documents that are not attached to this consent solicitation statement/prospectus, see “Where You Can Find More Information.”

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
Authorized Capital Stock

The authorized capital stock of the combined company consists of 2,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

The combined company certificate of incorporation provides that if a holder of T-Mobile common stock acquires additional shares of T-Mobile common stock or otherwise is attributed with ownership of such shares that would cause the combined company to violate FCC rules, T-Mobile may, at the option of the T-Mobile board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of common stock

The authorized capital stock of T-Mobile consists of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of preferred stock, par value $0.00001 per share.

The T-Mobile certificate of incorporation provides that if a holder of T-Mobile common stock acquires additional shares of T-Mobile common stock or otherwise is attributed with ownership of such shares that would cause T-Mobile to violate FCC rules, T-Mobile may, at the option of the T-Mobile board of directors, redeem from the holder or holders causing the violation of the FCC’s rules shares of T-Mobile common stock

The authorized capital stock of Sprint consists of 9,000,000,000 shares of common stock, par value $0.01 per share, 1,000,000,000 shares of non-voting common stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.0001 per share.

The Sprint certificate of incorporation permits, by action of the Sprint board of directors and at least a majority of the independent directors, the redemption by Sprint of shares of Sprint capital stock held by aliens in its sole discretion. The provisions permit capital stock to be redeemed at a price in cash mutually agreed between Sprint and the holders of the capital stock subject to redemption. If no mutually acceptable

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	sufficient to eliminate the violation by paying an amount in cash equal to the redemption price. The redemption price will be a price mutually determined by T-Mobile and such stockholders, but if no agreement can be reached, the redemption price will be either 75% of the fair market value of T-Mobile common stock being redeemed (if the holder caused the FCC violation) or 100% of the fair market value of the T-Mobile common stock being redeemed (if the FCC violation was not caused by the holder). The foregoing redemption rights do not apply to any shares of T-Mobile common stock beneficially owned by Deutsche Telekom or SoftBank or any of their subsidiaries.	sufficient to eliminate the violation by paying an amount in cash equal to the redemption price. The redemption price will be a price mutually determined by T-Mobile and such stockholders, but if no agreement can be reached, the redemption price will be either 75% of the fair market value of T-Mobile common stock being redeemed (if the holder caused the FCC violation) or 100% of the fair market value of the T-Mobile common stock being redeemed (if the FCC violation was not caused by the holder). The foregoing redemption rights do not apply to any shares of T-Mobile common stock beneficially owned by Deutsche Telekom or any of its subsidiaries.	agreement can be reached, the stock will be redeemed at the fair market value, which (i) for publicly traded securities, will be determined on the trading price of the security over the 30-day period ending three days prior to the date of redemption and (ii) for all non-publicly traded securities, will be determined in good faith by the disinterested and independent members of the Sprint board of directors.

Preferred Stock	The combined company certificate of incorporation provides that the T-Mobile board of directors may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series.	The T-Mobile certificate of incorporation provides that the T-Mobile board of directors may authorize the issuance of preferred stock in one or more series and fix by resolution the voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series.	The Sprint certificate of incorporation provides that the Sprint board may authorize the issuance of shares of preferred stock in one or more series and fix by resolution the voting powers (full or limited, if any) and the designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series.

Dividends and Share Repurchases

The DGCL provides that, subject to any restrictions in a corporation’s certificate of incorporation, dividends may be declared from the corporation’s surplus, or if there is no surplus, from its net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Dividends may not be declared out of net profits, however, if the corporation’s capital has been diminished to an amount less than the aggregate amount of all capital represented by the issued and outstanding stock of all classes having a preference

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
upon the distribution of assets until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets is repaired. Furthermore, the DGCL generally provides that a corporation may redeem or repurchase its shares only if the redemption or repurchase would not impair the capital of the corporation.

	The combined company certificate of incorporation provides that the holders of common stock are entitled to receive, when and as declared by the T-Mobile board of directors, out of any assets of the corporation legally available therefor, such dividends, distributed ratably among the holders of the common stock in proportion to the number of shares of such common stock owned by each holder, as may be declared from time to time by the board.	The T-Mobile certificate of incorporation provides that the holders of common stock are entitled to receive, when and as declared by the T-Mobile board of directors, out of any assets of the corporation legally available therefor, such dividends, distributed ratably among the holders of the common stock in proportion to the number of shares of such common stock owned by each holder, as may be declared from time to time by the board.	The Sprint certificate of incorporation provides that the Sprint board of directors has the power to fix the times for the declaration and payment of dividends.

Preemptive Rights

Pursuant to the amended and restated stockholders’ agreement, in the event that Deutsche Telekom’s voting percentage would be reduced to less than 30%, or SoftBank’s voting percentage would be reduced to less than 22.5%, in each case as a direct result of a proposed issuance by the combined company of any equity or equity-linked securities or other voting securities in a public or private offering, regardless of the number of purchasers, in exchange for cash (which we refer to as a “dilutive issuance”), Deutsche Telekom or SoftBank, as applicable, will have the right to acquire newly issued voting securities issued directly from the combined company, either as part of the dilutive

		T-Mobile stockholders do not have preemptive rights. Thus, if additional shares of T-Mobile common stock are issued, the current holders of T-Mobile common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.	Sprint stockholders do not have preemptive rights. Thus, if additional shares of Sprint common stock are issued, the current holders of Sprint common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

issuance or otherwise as determined mutually by the combined company and Deutsche Telekom or SoftBank, as applicable, up to an amount that would cause Deutsche Telekom’s voting percentage or SoftBank’s voting percentage, as applicable, to equal its voting percentage immediately prior to the dilutive issuance (which we refer to as the “top up right”), in accordance with the terms of the amended and restated stockholders’ agreement, as described in “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement—Top Up Right.”

Other than the aforementioned top up right, stockholders of the combined company do not have preemptive rights. Thus, if additional shares of T-Mobile common stock are issued, the current holders of T-Mobile common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Special Meetings of Stockholders	Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

	The combined company certificate of incorporation provides that special meetings of stockholders may be called by the chairperson of the T-Mobile board of directors or the chief executive officer and will be	The T-Mobile certificate of incorporation provides that special meetings of stockholders may be called by the chairperson of the T-Mobile board of directors or the chief executive officer and will be called by the	The bylaws of Sprint provide that special meetings of stockholders may be called only by or at the direction of the Sprint board of directors, pursuant to a resolution adopted by a majority of the Sprint board.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	called by the secretary of the corporation at the request of (i) a majority of the T-Mobile board of directors or (ii) for so long as Deutsche Telekom’s voting percentage is 25% or greater, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the corporation entitled to vote generally in the election of directors, which request must be in writing, state the purpose or purposes of the proposed meeting and include all of the information required to be delivered pursuant to the notice requirements set forth in the bylaws of the combined company in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder.	secretary of the corporation at the request of (i) a majority of the T-Mobile board of directors or (ii) for so long as Deutsche Telekom’s voting percentage is 25% or greater, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the corporation entitled to vote generally in the election of directors, which request must be in writing, state the purpose or purposes of the proposed meeting and include all of the information required to be delivered pursuant to the notice requirements set forth in the bylaws of T-Mobile in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder.

Special Meetings of the Board	The bylaws of the combined company provide that special meetings of the T-Mobile board of directors may be called by the chairperson of the board or the chief executive officer and will be called by the secretary upon written request of a majority of the directors.	The bylaws of T-Mobile provide that special meetings of the T-Mobile board of directors may be called by the chairman, the vice chairman or the chief executive officer and will be called by the chairman, the vice chairman, the chief executive officer or the secretary upon written request of the majority of the directors.	The bylaws of Sprint provide that special meetings of the Sprint board of directors will be held whenever called by the chairman of the Sprint board of directors and will be called by the chief executive officer or the secretary at the written request of any two directors then in office.

Stockholder Action by Written Consent	Under the DGCL, any action that can be taken at any annual or special meeting of stockholders of a corporation may also be taken by stockholders without a meeting, without prior notice and without a vote unless the certificate of incorporation provides otherwise.

	The combined company certificate of incorporation provides that, for so long as Deutsche Telekom’s voting	The T-Mobile certificate of incorporation provides that, for so long as Deutsche Telekom’s voting percentage	The bylaws of Sprint provide that any action required to be taken at any meeting of stockholders may be taken

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	percentage (as defined in the amended and restated stockholders’ agreement) is 25% or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time Deutsche Telekom’s voting percentage is less than 25%, the stockholders’ ability to act by written consent will forever terminate and thereafter the stockholders may not take action by written consent.	(as defined in the stockholder’s agreement) is 25% or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time Deutsche Telekom’s voting percentage is less than 25%, the stockholders’ ability to act by written consent will forever terminate and thereafter the stockholders may not take action by written consent.	without a meeting, without prior notice, and without a vote, if a consent or consents in writing setting forth the action so taken, will be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Stockholder Proposals and Nominations of Candidates for Election to the Board of Directors	The bylaws of the combined company allow stockholders who are record holders on the date of notice and, at the time of an annual meeting or special meeting, as applicable, who are entitled to vote at the meeting and who timely gave notice in writing to the secretary prior to the meeting, to nominate candidates for election to the T-Mobile board of directors. Stockholders who are record holders on the date of notice and, at the time of an annual meeting, who are entitled to vote at the meeting and who timely gave notice in writing to the secretary prior to the	The bylaws of T-Mobile allow stockholders who are record holders on the date of notice and, at the time of an annual meeting or special meeting, as applicable, who are entitled to vote at the meeting and who timely gave notice in writing to the secretary prior to the meeting, to nominate candidates for election to the T-Mobile board of directors. Stockholders who are record holders on the date of notice and, at the time of an annual meeting, who are entitled to vote at the meeting and who timely gave notice in writing to the secretary prior to the

The bylaws of Sprint allow stockholders who are record holders on the date of notice and on the record date for the determination of stockholders entitled to vote at the meeting and who are entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, to nominate persons for election to the Sprint board and propose business to be considered by the stockholders at an annual meeting.

Such proposals (other than proposals included in the

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

meeting may also propose business to be considered by stockholders at an annual or special meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought in accordance with the applicable provision of the combined company’s bylaws and certificate of incorporation.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received by the secretary at T-Mobile’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder received by the secretary not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by T-Mobile.

meeting may also propose business to be considered by stockholders at an annual or special meeting.

Such proposals (other than proposals included in the notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought in accordance with the applicable provision of T-Mobile’s bylaws and certificate of incorporation.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be received by the secretary at T-Mobile’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received by the secretary not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by T-Mobile.

notice of meeting pursuant to Rule 14a-8 promulgated under the Exchange Act) and nominations, however, may only be brought by a stockholder who has given timely notice in proper written form to Sprint’s secretary prior to the meeting.

In connection with an annual meeting, to be timely, notice of such proposals and nominations must be delivered to, or mailed to and received by, the secretary at Sprint’s principal executive office not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered, or mailed and received, not earlier than the close of business on the 120th day prior to the date of the annual meeting and not later than the close of business on the later of the 90th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by Sprint.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
Notwithstanding the foregoing, the combined company certificate of incorporation incorporates by reference the applicable provisions of the amended and restated stockholders’ agreement, which provides each of Deutsche Telekom and SoftBank with rights to designate for nomination for election as directors individuals selected by such stockholder, subject to such individuals satisfying certain requirements. Upon completion of the merger transactions, the combined company board of directors will consist of 14 directors, including nine directors designated by Deutsche Telekom, four directors designated by SoftBank and the chief executive officer of the combined company. See “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement.”

Notwithstanding the foregoing, the T-Mobile certificate of incorporation provides Deutsche Telekom with the right to designate for nomination for election as directors a number of individuals equal to the proportion of the number of persons serving on the whole board represented by the ratio of number of votes entitled to be cast in the election of directors by the voting securities beneficially owned by Deutsche Telekom to the aggregate votes entitled to be cast by all then-outstanding voting securities, subject to such individuals satisfying certain requirements, as long as such ratio equals 10% or greater.

The bylaws of Sprint provide that at all times until such time as the combined voting interest of SoftBank and its controlled affiliates in Sprint falls below 50% and remains below 50% for 90 consecutive days, the Sprint board of directors will include not fewer than three (or such greater number as may be required by applicable law or listing rules) individuals who qualify as “Independent Directors” (as such term is defined in the NYSE listing rules). If the combined voting interest of SoftBank and its controlled affiliates in Sprint remains below 50% for 90 consecutive days, then the board composition requirements described above will no longer apply. Thereafter, unless and until the combined voting interest of SoftBank and its controlled affiliates in Sprint remains below 10% for 90 consecutive days, the Sprint board of directors will include a number of individuals nominated by SoftBank or its controlled affiliate that is proportional to the combined voting interest of SoftBank and its controlled affiliates in Sprint, rounded up to the nearest whole number.

Number of Directors	The DGCL provides that the board of directors of a Delaware corporation must consist of one or more directors, each of whom must be a natural person, with the number of directors fixed by or in the manner provided in the corporation’s bylaws unless the certificate of incorporation fixes the number of directors.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

Subject to the amended and restated stockholders’ agreement (see “Stockholders’ and Proxy Agreements—Amended and Restated Stockholders’ Agreement”), the combined company certificate of incorporation and the bylaws of the combined company provide that the number of directors will be determined by resolution of the T-Mobile board of directors; provided that no decrease in the number of directors will have the effect of shortening the term of an incumbent director.

Upon the closing of the merger, it is anticipated that there will be 14 directors serving on the combined company’s board.

The T-Mobile certificate of incorporation and the bylaws of T-Mobile provide that the number of directors will be determined by resolution of the T-Mobile board of directors; provided that no decrease in the number of directors will have the effect of shortening the term of an incumbent director.

There are currently 12 directors serving on the T-Mobile board of directors.

The Sprint certificate of incorporation and the bylaws of Sprint provide that the Sprint board of directors will consist of ten directors, subject to other provisions of the bylaws.

There are currently ten directors serving on the Sprint board of directors.

Election of Directors	The DGCL provides that, unless the certificate of incorporation or bylaws provide otherwise, directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The DGCL also permits classified boards.

The combined company certificate of incorporation provides that the directors are to be elected annually and the T-Mobile board is not classified.

The combined company’s bylaws provide that directors are to be elected by a plurality of votes cast.

The T-Mobile certificate of incorporation provides that the directors are to be elected annually and the T-Mobile board is not classified.

T-Mobile’s bylaws provide that directors are elected by a plurality of votes cast.

The Sprint certificate of incorporation and bylaws does not specify that the Sprint board of directors is classified. Under the DGCL default rule, the directors of the Sprint board of directors are to be elected annually.

Sprint’s directors are elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders entitled to vote in the election of directors.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
Removal of Directors	The combined company certificate of incorporation provides that, subject to the applicable provisions of the amended and restated stockholders’ agreement, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors at any meeting of stockholders or any adjournment thereof or by action taken by the stockholders by written consent without a meeting. The amended and restated stockholders’ agreement provides that upon the removal (with or without cause) from office of a director designated by Deutsche Telekom or SoftBank at a time when such stockholder has the right under the amended and restated stockholders’ agreement to designate a replacement designee, such stockholder will be entitled promptly to designate a replacement designee.	The T-Mobile certificate of incorporation provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors at any meeting of stockholders or any adjournment thereof or by action taken by the stockholders by written consent without a meeting; provided that no Deutsche Telekom designee may be removed without the prior written consent of Deutsche Telekom.	The Sprint certificate of incorporation and bylaws of Sprint provide that (i) any director or the entire board of directors may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the then-outstanding shares entitled to vote in the election of directors and (ii) any SoftBank designee may be removed, with or without cause, by SoftBank upon written notice to the Sprint board of directors.

Vacancies of Directors	The bylaws of the combined company provide that vacancies may be filled by a majority of the T-Mobile directors then in office, though less than a quorum, or by the sole remaining director. Additionally, the T-Mobile certificate of incorporation incorporates by reference the applicable provisions of the amended and restated stockholders’ agreement, which provides that Deutsche Telekom and SoftBank will be entitled to	The bylaws of T-Mobile provide that vacancies may be filled by a majority of the T-Mobile directors then in office, though less than a quorum, or by the sole remaining director. Additionally, the T-Mobile certificate of incorporation provides that Deutsche Telekom will be entitled to fill any vacancy resulting from any Deutsche Telekom designee ceasing to serve as a director at a time when Deutsche Telekom has the	The bylaws of Sprint provide that vacancies, howsoever resulting, prior to SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, will only be filled by (i) a special committee of the board of directors formed to fill any such vacancy or (ii) the affirmative vote of the stockholders holding record capital stock of Sprint representing at least a majority of the voting power of the then-outstanding

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	fill any vacancy resulting from any designee of such stockholder ceasing to serve as a director at a time when such stockholder has the right to designate a replacement designee.	right to designate a replacement designee.	shares of the capital stock of Sprint entitled to vote in the election of directors. After the first occurrence of SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, vacancies will only be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director.

Limitation on Liability of Directors	The DGCL permits corporations to include provisions in their certificate of incorporation eliminating monetary damages for a director for any breach of fiduciary duty. A corporation may not eliminate liability for a director’s breach of the duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful dividends, stock purchases or redemptions, or for any transaction from which the director derived an improper personal benefit.

	In accordance with the DGCL, the combined company certificate of incorporation provides that no director will be personally liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to T-Mobile or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (4) for any transaction from which the director derived any improper personal benefit.	In accordance with the DGCL, the T-Mobile certificate of incorporation provides that no director will be personally liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to T-Mobile or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (4) for any transaction from which the director derived any improper personal benefit.	In accordance with the DGCL, the Sprint certificate of incorporation provides that no director will be personally liable to Sprint or its stockholders for monetary damages for breach of fiduciary duty as a director, for any act or omission, except that a director may be liable for (1) for breach of the director’s duty of loyalty to Sprint or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

Indemnification of Directors and Officers

Under the DGCL, a Delaware corporation must indemnify its present or former directors and officers against expenses (including attorneys’ fees) actually and reasonably incurred to the extent that the officer or director has been successful on the merits or otherwise in defense of any action, suit or proceeding brought against him or her by reason of the fact that he or she is or was a director or officer of the corporation.

Delaware law provides that a corporation may indemnify its present and former directors, officers, employees and agents, as well as any individual serving with another corporation in that capacity at the corporation’s request against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement of actions taken, if the individual acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. However, no indemnification may be paid for judgments and settlements in actions by or in the right of the corporation.

A corporation may not indemnify a current or former director or officer of the corporation against expenses to the extent the person is adjudged to be liable to the corporation unless a court approves the indemnity.

The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of a corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such.

	The combined company certificate of incorporation provides that T-Mobile will, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company,	The T-Mobile certificate of incorporation provides that T-Mobile will, to the fullest extent permitted by the DGCL, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company,	The bylaws of Sprint provide that Sprint will indemnify, to the full extent that it will have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of Sprint, or while serving as a director or officer of Sprint, is or was serving at the request of Sprint as a

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.	joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Sprint, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Sprint may indemnify, to the fullest extent that it will have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending or completed Proceeding, by reason of the fact that such person is or was an employee or agent of Sprint, or while not serving as a director or officer of Sprint, is or was serving at the request of Sprint as a director, officer, employee or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
Any indemnification under the certificate of incorporation will be made by T-Mobile only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL. Such determination will be made (1) by the T-Mobile board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the T-Mobile stockholders.	Any indemnification under the certificate of incorporation will be made by T-Mobile only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL. Such determination will be made (1) by the T-Mobile board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the T-Mobile stockholders.

excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Sprint, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Any indemnification required or permitted under Sprint’s bylaws (unless ordered by a court) will be made by Sprint only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in Sprint’s bylaws and Section 145 of the DGCL. Such determination will be made, with respect to a person who is a director or officer of Sprint at the time of such determination: (1) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

To the extent that a director, manager, member, officer, employee or agent of T-Mobile has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous sentence, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

The combined company may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any

To the extent that a director, manager, member, officer, employee or agent of T-Mobile has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the previous sentence, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

T-Mobile may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him stockholders. Such determination will be made, with respect to any person who is not a director or officer of Sprint at the time of such determination, in the manner determined by the Sprint board of directors (including in such manner as may be set forth in any general or specific action of the board of directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and Sprint are parties.

To the extent that a present or former director or officer of Sprint has been successful on the merits or otherwise in defense of any threatened, pending or completed Proceeding referred to in Section 145(a) or (b) of the DGCL, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sprint, or is or was serving at the request of Sprint as a director, officer, employee or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Sprint would

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not T-Mobile would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.	and incurred by him in any such capacity, or arising out of his status as such, whether or not T-Mobile would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.	have the power to indemnify such person against such liability under the provisions of Sprint’s bylaws or otherwise.

Amendments to Certificate of Incorporation

Under the DGCL, an amendment to the certificate of incorporation generally requires (1) the approval of the board of directors, (2) the approval of a majority of the voting power of the outstanding stock entitled to vote upon the proposed amendment and (3) the approval of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class, if any.

	The combined company certificate of incorporation provides that the affirmative vote of the holders of record of outstanding shares representing at least 75% of the voting power of all of the shares of capital stock of T-Mobile then entitled to vote generally in the election of the T-Mobile board of directors, voting together as a single class, will be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with, article IX (indemnification) and article XI (amendments to the certificate of incorporation) of the certificate of incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the T-Mobile board of directors by the affirmative vote of at least 75% of all of the members of the T-Mobile board of directors.	The T-Mobile certificate of incorporation provides that the affirmative vote of the holders of record of outstanding shares representing at least 75% of the voting power of all of the shares of capital stock of T-Mobile then entitled to vote generally in the election of the T-Mobile board of directors, voting together as a single class, will be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with, article IX (indemnification) and article XI (amendments to the certificate of incorporation) of the certificate of incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the T-Mobile board of directors by the affirmative vote of at least 75% of all of the members of the T-Mobile board of directors.	The Sprint certificate of incorporation provides that: (1) Sections 11.1 and 11.2(a) (amendment of bylaws) and Article VI (relationship with SoftBank) and Article VII (transactions with SoftBank) of the certificate of incorporation may only be altered, amended, changed, added to, repealed or rescinded by the affirmative vote of holders of capital stock of Sprint entitled to vote thereon representing more than 66-2/3% of the shares entitled to be voted thereon; (2) Section 11.2(b) (amendment of bylaws) of the certificate of incorporation may only be altered, amended, changed, added to, repealed or rescinded by the affirmative vote of holders of capital stock of Sprint entitled to vote thereon representing more than 90% of the shares entitled to be voted thereon; (3) Section 11.2(c) (amendment of bylaws) of the certificate of incorporation may only be

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint

The amended and restated stockholders’ agreement provides that, in addition to any other vote, consent or approval required by the combined company’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s or SoftBank’s voting percentage is 5% or greater, T-Mobile will not amend its certificate of incorporation, bylaws or the amended and restated stockholders’ agreement (including the creation of any stockholder rights plan or other amendment intended to limit such stockholder’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect such stockholder or its rights thereunder without the prior written consent of such stockholder, which consent may be withheld in its sole discretion.

The stockholders’ agreement provides that, in addition to any other vote, consent or approval required by T-Mobile’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s voting percentage is 5% or greater, T-Mobile will not amend its certificate of incorporation, bylaws or the stockholder’s agreement (including the creation of any stockholder rights plan or other amendment intended to limit Deutsche Telekom’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect Deutsche Telekom or its rights thereunder without the prior written consent of Deutsche Telekom, which consent may be withheld in its sole discretion.

altered, amended, changed, added to, repealed, or rescinded by (a) prior to the first occurrence of SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, the affirmative vote of (x) holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon and (y) holders of capital stock of Sprint representing at least a majority of the then-outstanding shares of capital stock of Sprint other than the SoftBank-owned shares or (b) after the first occurrence of SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, the affirmative vote of holders of capital stock of Sprint representing more than 80% of the voting power of the then outstanding shares of capital stock of Sprint entitled to vote thereon; and (4) Sections 6.2 (business activities), 6.3 (corporate opportunities), 6.5 (purchase of Sprint stock by SoftBank), 11.2(d) and (e) (amendment of bylaws) and 12.2 (amendment of certificate of incorporation) of the certificate of incorporation may only be altered, amended, changed, added to, repealed or rescinded by the affirmative vote of (a) holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.	In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.

shares of capital stock of Sprint entitled to vote thereon and (b) holders of capital stock of Sprint representing at least a majority of the then-outstanding shares of capital stock of Sprint other than the SoftBank-owned shares.

In all other instances, the DGCL standard for amendment to the certificate of incorporation described above applies.

Amendments to Bylaws

The combined company certificate of incorporation and the bylaws of the combined company provide that the T-Mobile board of directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend and repeal from time to time the bylaws of T-Mobile and make from time to time new bylaws of T-Mobile (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal bylaws made by the T-Mobile board of directors or to make new bylaws).

The T-Mobile stockholders may adopt, alter, amend or repeal bylaws made by the T-Mobile board of directors or make new bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of T-Mobile’s capital stock then entitled to vote thereon.

The T-Mobile certificate of incorporation and the bylaws of T-Mobile provide that the T-Mobile board of directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend and repeal from time to time the bylaws of T-Mobile and make from time to time new bylaws of T-Mobile (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend and repeal bylaws made by the T-Mobile board of directors or to make new bylaws).

The T-Mobile stockholders may adopt, alter, amend or repeal bylaws made by the T-Mobile board of directors or make new bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of T-Mobile’s capital stock then entitled to vote thereon.

The Sprint certificate of incorporation and the bylaws of Sprint provide that, subject to the below exceptions, the Sprint board of directors is expressly authorized, and will have power without the assent or vote of the Sprint stockholders, to adopt, alter, amend, change, add to, repeal and rescind the bylaws. Any adoption, alteration, amendment, change, addition to, repeal or rescission of the bylaws by the Sprint board of directors will require the approval of a majority of the votes entitled to be cast by all members of the Sprint board of directors.

The Sprint stockholders will also have power to adopt, alter, amend, change, add to, repeal and rescind the bylaws and the affirmative vote of holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon will be required for

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
The amended and restated stockholders’ agreement provides that, in addition to any other vote, consent or approval required by the combined company’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s or SoftBank’s voting percentage is 5% or greater, T-Mobile will not amend or seek to amend its certificate of incorporation, bylaws or the amended and restated stockholders’ agreement (including the creation of any stockholder rights plan or other amendment intended to limit such stockholder’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect such stockholder or its rights thereunder without the prior written consent of such stockholder, which consent may be withheld in its discretion.	The stockholders’ agreement provides that, in addition to any other vote, consent or approval required by T-Mobile’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s voting percentage is 5% or greater, T-Mobile will not amend or seek to amend its certificate of incorporation, bylaws or the stockholder’s agreement (including the creation of any stockholder rights plan or other amendment intended to limit Deutsche Telekom’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect Deutsche Telekom or its rights thereunder without the prior written consent of Deutsche Telekom, which consent may be withheld in its discretion.

the Sprint stockholders to adopt, alter, amend, change, add to, repeal or rescind any provision of the bylaws.

Notwithstanding the above, Sprint’s certificate of incorporation and bylaws provide for the following limitations on the power to amend its bylaws:

(1) Sections 2.4 (special meetings of stockholders), 2.6(a) (quorum of stockholders), 2.14 (notice of stockholder business and nominations) and 3.2 (number of directors) of the bylaws, and Section 7.7 (amendment) of the bylaws (as it relates to the foregoing sections) may be altered, amended, changed, added to, repealed or rescinded, or new bylaws of Sprint may be made, that are inconsistent with such sections only by the affirmative vote of holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon;

(2) Section 3.3(d) (board composition) of the bylaws and Section 7.7 (amendment) of the bylaws (as it relates to the foregoing section) may be altered, amended, changed, added to, repealed, rescinded or new bylaws of Sprint may be made that are inconsistent with such sections only by the affirmative vote of holders of capital stock of Sprint

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
representing more than 90% of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon;
(3) Sections 3.3(a), 3.3(b), 3.3(c) (board composition) and 3.17(c) (committees) of the bylaws, and Section 7.7 (amendment) of the bylaws (as it relates to the foregoing Sections), may be altered, amended, changed, added to, repealed or rescinded, or new bylaws Sprint may be made, that are inconsistent with such sections only by (a) prior to the first occurrence of SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, the affirmative vote of (x) holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon and (y) holders of capital stock of Sprint representing at least a majority of the then-outstanding shares of capital stock of Sprint other than the SoftBank-owned shares or (b) after the first occurrence of SoftBank’s voting interest falling and remaining below 50% for 90 consecutive days, the affirmative vote of holders of capital stock of Sprint representing more than 80% of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon;

Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
(4) Section 2.3 (election of directors) of the bylaws (as it relates to the nomination of directors) and Section 7.7 (amendment) of the Bylaws (as it relates to the foregoing section) may be altered, amended, changed, added to or repealed or rescinded or new bylaws of Sprint may be made that are inconsistent with such sections only by the affirmative vote of (a) holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon and (b) holders of capital stock of Sprint representing at least a majority of the then- outstanding shares of capital stock of Sprint other than the SoftBank-owned shares; and

(5) Section 3.19 (approval of certain matters) of the bylaws and Section 7.7 (amendment) of the bylaws (as it relates to the foregoing section) may be altered, amended, changed, added to or repealed or rescinded or new bylaws Sprint may be made that are inconsistent with such sections only by (a) the Sprint board of directors in accordance with the provisions of Sections 3.19 and 7.7 of the bylaws or (b) the affirmative vote of (x) holders of capital stock of Sprint representing at least a majority of the voting power of the then-outstanding shares of capital stock of Sprint entitled to vote thereon and (y) holders of

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
capital stock of Sprint representing at least a majority of the then- outstanding shares of capital stock of Sprint other than the SoftBank-owned shares.

Certain Business Combinations	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a business combination with a stockholder acquiring more than 15% but less than 85% of the corporation’s outstanding voting stock for three years following the time that person becomes an “interested stockholder” (a holder of more than 15% of the corporation’s outstanding shares), unless prior to the date the person becomes an interested stockholder, the board of directors approves either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder or the business combination is approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder or other specified exceptions are met. The DGCL allows a corporation’s certificate of incorporation to contain a provision expressly electing not to be governed by Section 203. Certain Business Combinations

	Because the combined company certificate of incorporation will not contain a provision opting out of Section 203 of the DGCL, it will be subject to such provision at the effective time.	Because the T-Mobile certificate of incorporation does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.	Because the Sprint certificate of incorporation does not contain a provision opting out of Section 203 of the DGCL, it is subject to such provision.

Exclusive Forum Provision	The combined company certificate of incorporation provides that unless T-Mobile consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of T-Mobile, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of T-Mobile to T-Mobile or T-Mobile’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or T-Mobile’s certificate of incorporation or bylaws, or (4) any other action asserting a claim	The T-Mobile certificate of incorporation and the bylaws of T-Mobile provide that unless T-Mobile consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of T-Mobile, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of T-Mobile to T-Mobile or T-Mobile’s stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL or T-Mobile’s certificate of incorporation or bylaws, or (4) any other action asserting a claim	The Sprint certificate of incorporation and the bylaws of Sprint provide that unless Sprint consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any actual or purported derivative action or proceeding brought on behalf of Sprint against directors or officers of Sprint alleging breaches of fiduciary duty or other wrongdoing by such directors or officers, (2) any action asserting a claim for breach of a fiduciary duty owed by any director or officer of Sprint to Sprint or the Sprint’s stockholders, (3) any action asserting a claim against Sprint or any director or officer of Sprint arising

	Rights of Stockholders of the Combined Company	Rights of Current Stockholders of T-Mobile	Rights of Current Stockholders of Sprint
	arising under, in connection with and governed by the internal affairs doctrine.	arising under, in connection with and governed by the internal affairs doctrine.	pursuant to any provision of the DGCL or Sprint’s certificate of incorporation or bylaws, (4) any action to interpret, apply, enforce or determine the validity of Sprint’s certificate of incorporation or bylaws, or (5) any action asserting a claim against Sprint or any director or officer of Sprint governed by the internal affairs doctrine.

Stockholder Rights Plan	The DGCL does not include a statutory provision expressly validating stockholder rights plans. However, such plans have generally been upheld by the decisions of courts applying Delaware law.

T-Mobile does not have a stockholder rights plan currently in effect.

The amended and restated stockholders’ agreement provides that, in addition to any other vote, consent or approval required by the combined company’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s or SoftBank’s voting percentage is 5% or greater, T-Mobile will not amend or seek to amend its certificate of incorporation, bylaws or the amended and restated stockholders’ agreement (including the creation of any stockholder rights plan or other amendment intended to limit such stockholder’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect such stockholder or its rights thereunder without the prior written consent of such stockholder, which consent may be withheld in its discretion.

T-Mobile does not have a stockholder rights plan currently in effect.

The stockholders’ agreement provides that, in addition to any other vote, consent or approval required by T-Mobile’s certificate of incorporation, bylaws or applicable law, for as long as Deutsche Telekom’s voting percentage is 5% or greater, T-Mobile will not amend or seek to amend its certificate of incorporation, bylaws or the stockholder’s agreement (including the creation of any stockholder rights plan or other amendment intended to limit Deutsche Telekom’s ownership or acquisition of securities of T-Mobile) in any manner that could limit, restrict or adversely affect Deutsche Telekom or its rights thereunder without the prior written consent of Deutsche Telekom, which consent may be withheld in its discretion.

Sprint does not have a stockholder rights plan currently in effect.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a general discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Sprint common stock. This discussion is limited to such U.S. holders who hold their shares of Sprint common stock as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment). This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (which we refer to as the “IRS”), each as in effect as of the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, any of which changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to particular U.S. holders of Sprint common stock in light of their particular facts and circumstances and does not apply to U.S. holders of Sprint common stock that are subject to special rules under the United States federal income tax laws, including, for example, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for United States federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, U.S. holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, U.S. holders having a functional currency other than the U.S. dollar, U.S. holders who hold their Sprint common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction, U.S. holders who own or have at any time owned (directly or constructively) 5% or more of the outstanding Sprint common stock, and U.S. holders who acquired their Sprint common stock through the exercise of an employee stock option or otherwise as compensation. This discussion also does not apply to non-U.S. holders (as defined below).

This discussion does not address any considerations under United States federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or non-U.S. tax laws, under the unearned income Medicare contribution tax, or under the Foreign Account Tax Compliance Act (by which we mean Sections 1471 through 1474 of the Code, the Treasury regulations and administrative guidance thereunder or any intergovernmental agreement entered into in connection therewith).

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds Sprint common stock, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for United States federal income tax purposes are treated as partners in a partnership holding Sprint common stock should consult their own tax advisors regarding the tax consequences to them of the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of Sprint common stock that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income tax regardless of its source; or

•

a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for United States federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of shares of Sprint common stock that is neither a U.S. holder nor a partnership for United States federal income tax purposes.

It is intended that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of Sprint common stock will not recognize gain or loss for United States federal income tax purposes, except with respect to the receipt of cash in lieu of fractional shares of T-Mobile common stock. Only in the event that the HoldCo mergers are consummated is the obligation of Sprint and the SoftBank Parties to effect the merger transactions conditioned upon the receipt by Sprint of a written opinion from Morrison & Foerster LLP, counsel to Sprint, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Otherwise, consummation of the merger is not conditioned upon the receipt of any such tax opinion.

Such tax opinion, in the event required to be delivered pursuant to the business combination agreement, will be based on representations made by T-Mobile and Sprint and on customary factual assumptions, as well as certain covenants and undertakings of T-Mobile and Sprint. If any of such representations, assumptions, covenants or undertakings is or becomes incorrect, incomplete, inaccurate or is violated, the validity of the opinion described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described below under “U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Sprint Common Stock if the HoldCo Mergers are Consummated.” In addition, the opinion described above will not be binding on the IRS or any court. T-Mobile and Sprint have not sought and do not intend to seek any ruling from the IRS regarding any matters relating to the merger transactions. There can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Sprint Common Stock if the HoldCo Mergers are not Consummated

In the event that the HoldCo mergers are not consummated, no assurance will be given as to whether the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger does qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the consequences to a U.S. holder of Sprint common stock will be the same as those set forth below under “U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Sprint Common Stock if the HoldCo Mergers are Consummated.”

If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of Sprint common stock generally would recognize capital gain or loss in an amount equal to the difference, if any, between (1) the sum of the fair market value of the shares of T-Mobile common stock and the amount of cash in lieu of fractional shares of T-Mobile common stock received in the merger, and (2) such holder’s tax basis in the shares of Sprint common stock surrendered. Gain or loss must be calculated separately for each block of shares of Sprint common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of shares of Sprint common stock exchanged exceeds one year on the date of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder generally would have an aggregate tax basis in the shares of T-Mobile common stock received in the merger equal to the fair market value of such shares as of the date such shares are received. A U.S. holder’s holding period in shares of T-Mobile common stock received in the merger would begin on the day following the merger.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Sprint Common Stock if the HoldCo Mergers are Consummated

The legal conclusions set forth under this section (“—U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Sprint Common Stock if the HoldCo Mergers are Consummated”) relating to the material U.S.

federal income tax consequences of the merger to U.S. Holders of Sprint common stock if the HoldCo mergers are consummated, and subject to the limitations, assumptions and qualifications described herein and in the opinion filed as Exhibit 8.1, are the opinion of Morrison & Foerster LLP, counsel to Sprint.

A U.S. holder receiving shares of T-Mobile common stock in exchange for shares of Sprint common stock pursuant to the merger will not recognize any gain or loss, except with respect to the receipt of cash in lieu of fractional shares of T-Mobile common stock (as discussed below). The U.S. holder’s aggregate tax basis in the shares of T-Mobile common stock received in the merger (including any fractional shares of T-Mobile common stock deemed received and sold by the exchange agent) will be equal to the U.S. holder’s aggregate tax basis in the shares of Sprint common stock surrendered, and the U.S. holder’s holding period for the shares of T-Mobile common stock received in the merger (including any fractional shares of T-Mobile common stock deemed received and sold by the exchange agent) will include the U.S. holder’s holding period of the Sprint common stock surrendered.

If a U.S. holder acquired different blocks of shares of Sprint common stock at different times and at different prices, such U.S. holder should consult its tax advisor regarding the determination of the basis and holding period of shares of T-Mobile common stock received in the merger in respect of particular blocks of shares of Sprint common stock.

A U.S. holder of Sprint common stock who receives cash in lieu of a fractional share of T-Mobile common stock in the merger generally will be treated as having received such fractional share in the merger and then as having sold such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional shares of T-Mobile common stock and the U.S. holder’s tax basis in such fractional share. Any gain or loss recognized generally will be long-term capital gain or loss if the holding period for the shares of Sprint common stock exchanged is more than one year on the date of the merger. Long-term capital gain of non-corporate U.S. holders (including individuals) is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Payments of cash made to a U.S. holder generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, U.S. holders of Sprint common stock should provide the exchange agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS in a timely manner.

THIS DISCUSSION IS NOT TAX ADVICE. ALL HOLDERS OF SPRINT COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX (INCLUDING ESTATE OR GIFT TAX LAWS), OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS.

HOUSEHOLDING INFORMATION

Under SEC rules, a single set of the joint consent solicitation statement/prospectus may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one joint consent solicitation statement/prospectus will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent.

T-Mobile has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, T-Mobile may deliver only one copy of this joint consent solicitation statement/prospectus to multiple stockholders who share the same address unless T-Mobile has received contrary instructions from an affected stockholder. If a T-Mobile stockholder received only one copy of this joint consent solicitation statement/prospectus and wishes to receive a separate copy for each stockholder at its household, or if a T-Mobile stockholder wishes to participate in householding, please contact T-Mobile Investor Relations by calling (212) 358-3210 or by writing to T-Mobile Investor Relations, 1 Park Avenue, 14th Floor, New York, New York 10016. T-Mobile will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of this joint consent solicitation statement/prospectus. A number of brokerage firms have instituted householding. A T-Mobile stockholder that holds shares in street name should contact his or her bank, broker or other holder of record to request information on householding.

Sprint has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, Sprint may deliver only one copy of this joint consent solicitation statement/prospectus to multiple stockholders who share the same address unless Sprint has received contrary instructions from an affected stockholder. If a Sprint stockholder received only one copy of this joint consent solicitation statement/prospectus and wishes to receive a separate copy for each stockholder at its household, or if a Sprint stockholder wishes to participate in householding, please contact Sprint Shareholder Relations by calling 913-794-1091 or by writing to Sprint Shareholder Relations, 6200 Sprint Parkway, Mailstop KSOPHF0302-3B679, Overland Park, Kansas 66251. Sprint will promptly deliver, upon written or oral request to the address or telephone number above by stockholders at a shared address to which a single copy of the documents was delivered, a separate copy of this joint consent solicitation statement/prospectus. A Sprint stockholder that holds shares in street name should contact his or her bank, broker or other holder of record to request information on householding.

EXPERTS

The financial statements incorporated in this joint consent solicitation statement/prospectus by reference to T-Mobile’s Current Report on Form 8-K dated June 18, 2018 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint consent solicitation statement/prospectus by reference to T-Mobile’s Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sprint Corporation and subsidiaries incorporated in this joint consent solicitation statement/prospectus by reference from Sprint Corporation’s Annual Report on Form 10-K for the year ended March 31, 2018, and the effectiveness of Sprint Corporation’s internal control over financial reporting as of March 31, 2018, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to Sprint Corporation’s retrospective adoption of Accounting Standards Update No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of T-Mobile common stock to be issued pursuant to the merger will be passed upon by Wachtell, Lipton, Rosen & Katz.

WHERE YOU CAN FIND MORE INFORMATION

Both T-Mobile and Sprint file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. You may read and copy any materials that either T-Mobile or Sprint files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the Public Reference Room. In addition, T-Mobile and Sprint file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from T-Mobile’s website at www.t-mobile.com under the “Investor Relations” link, or from Sprint’s website at www.sprint.com under the “Investor Relations” link. The information contained on the websites of T-Mobile, Sprint and the SEC (except for the filings described below) is not incorporated by reference into this joint consent solicitation statement/prospectus.

T-Mobile has filed a registration statement on Form S-4 of which this joint consent solicitation statement/prospectus forms a part with respect to the T-Mobile common stock to be issued in the merger transactions. This joint consent solicitation statement/prospectus constitutes the prospectus of T-Mobile filed as part of the registration statement. As permitted by SEC rules, this joint consent solicitation statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this joint consent solicitation statement/prospectus as to the contents of any contract or other documents referred to in this joint consent solicitation statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This joint consent solicitation statement/prospectus incorporates by reference documents that T-Mobile and Sprint have previously filed with the SEC, including those listed below.

You should rely only on the information contained in this joint consent solicitation statement/prospectus or to which you have been referred. T-Mobile and Sprint have not authorized anyone to provide you with any additional information. This joint consent solicitation statement/prospectus is dated as of the date listed on the cover page. You should not assume that the information contained in this joint consent solicitation statement/prospectus is accurate as of any date other than such date, and neither the mailing or posting of this joint consent solicitation statement/prospectus to stockholders of T-Mobile or Sprint nor the issuance of T-Mobile common stock in the merger transactions will create any implication to the contrary.

This joint consent solicitation statement/prospectus also incorporates by reference the following documents that have previously been filed with the SEC by T-Mobile (File No. 001–33409):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on February 8, 2018, as updated by the Current Report on Form 8-K filed on June 18, 2018;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2018, filed on May 1, 2018, and for the fiscal quarter ended June 30, 2018, filed on August 1, 2018;

•

Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on January 22, 2018 (two filings), January 25, 2018, February 21, 2018, February 22, 2018, March 30, 2018, April 30, 2018, May 4, 2018, May 17, 2018, May 21, 2018, June 14, 2018 and June 18, 2018; and

•	Definitive Proxy Statement on Schedule 14A, filed on April 26, 2018.

This joint consent solicitation statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by Sprint (File No. 001–04721):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2018, filed on May 24, 2018;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2018, filed on August 7, 2018;

•

Current Reports on Form 8-K (only to the extent “filed” and not “furnished”), filed on April 30, 2018, May 2, 2018, May 14, 2018, May 18, 2018, May 30, 2018, June 6, 2018, July 2, 2018 and August 9, 2018; and

•	Definitive Proxy Statement on Schedule 14A, filed on June 26, 2018.

All additional documents that either T-Mobile or Sprint may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint consent solicitation statement/prospectus and prior to the receipt of the T-Mobile stockholder approval and the Sprint stockholder approval will also be deemed to be incorporated by reference. However, some documents or information, such as that called for by Item 2.02 and Item 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents or that information is deemed to be incorporated by reference into this joint consent solicitation statement/prospectus. Additionally, except as expressly stated with respect to the filings described above, to the extent this joint consent solicitation statement/prospectus contains references to the websites of T-Mobile or Sprint, the information on those websites does not constitute a part of, and is not incorporated by reference into, this joint consent solicitation statement/prospectus.

If you are a stockholder of T-Mobile, you can obtain any of the documents incorporated by reference through T-Mobile or the SEC. Documents incorporated by reference are available from T-Mobile without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint consent solicitation statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint consent solicitation statement/prospectus free of charge by requesting them in writing or by telephone as follows or by accessing the website listed below:

T-Mobile Investor Relations

1 Park Avenue, 14th Floor

New York, New York 10016

Telephone: (212) 358-3210

www.t-mobile.com

To ensure timely delivery of the documents, T-Mobile stockholders must make their requests no later than [                ], 2018.

If you are a stockholder of Sprint, you can obtain any of the documents incorporated by reference through Sprint or the SEC. Documents incorporated by reference are available from Sprint without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint consent solicitation statement/prospectus. You will not receive copies of the documents incorporated by reference, as they are not being sent to stockholders unless specifically requested. You may obtain documents incorporated by reference in this joint consent solicitation statement/prospectus free of charge by requesting them in writing or by telephone as follows or by accessing the website listed below:

Sprint Shareholder Relations

6200 Sprint Parkway, Mailstop KSOPHF0302-3B679

Overland Park, Kansas 66251

Telephone: (913) 794-1091

www.sprint.com

To ensure timely delivery of the documents, Sprint stockholders must make their requests no later than [                ], 2018.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this joint consent solicitation statement/prospectus will be deemed to be modified or superseded for purposes of this joint consent solicitation statement/prospectus to the extent that a statement contained in this joint consent solicitation statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this joint consent solicitation statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this joint consent solicitation statement/prospectus. Any statement concerning the contents of any contract or other document filed as an exhibit to the registration statement is not necessarily complete. With respect to each contract or other document filed as an exhibit to the registration statement, you are referred to that exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

ANNEX A

Conformed Copy

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

by and among

T-MOBILE US, INC.,

HURON MERGER SUB LLC,

SUPERIOR MERGER SUB CORPORATION,

SPRINT CORPORATION,

STARBURST I, INC.,

GALAXY INVESTMENT HOLDINGS, INC.

and for the limited purposes set forth in this Agreement,

DEUTSCHE TELEKOM AG,

DEUTSCHE TELEKOM HOLDING B.V.,

and

SOFTBANK GROUP CORP.

Dated as of April 29, 2018

A-i

A-ii

Exhibits

Exhibit A – Form of Amended and Restated Certificate of Incorporation

Exhibit B – Form of Amended and Restated Bylaws

Exhibit C – Form of DT Support Agreement

Exhibit D – Form of SoftBank Support Agreement

Exhibit E – Form of Amended and Restated Stockholders’ Agreement

Exhibit F – Form of Voting and Proxy Agreement

Exhibit G – License Agreement Amendment

A-iii

INDEX OF DEFINED TERMS

Defined Term	Page
Action	20
affiliate	90
Agreement	1
Annual Bonus Plan	74
Anti-Corruption Laws	28
Antitrust Laws	14
Apportioned Expenses	72
Article IX Indemnitee	85
Board of Directors	91
Book-Entry Share	9
Business Counterparties	70
business day	91
Certificate	9
CFIUS	14
Change of Control Waiver Offer	76
Change of Control Waiver Supplemental Indentures	76
Clearance List	27
Closing	3
Closing Date	3
COBRA	20
Code	2
Commitment Letter	47
Communications Act	14
Compliant	91
Confidentiality Agreement	91
Consent Solicitation Statement	64
contract	91
control	90
Controlled Group Liability	91
Debt Offers	76
DGCL	1
DLLCA	1
DSS	14
DT	1
DT Holdco	1
DT Parties	1
DT Support Agreement	2
EDGAR	16
Effect	94
Effective Time	3
Employees	73
Enforceability Exceptions	13
Environmental Claim	91
Environmental Laws	92
Environmental Permits	28
ERISA	92
ERISA Affiliate	92
Excess Shares	10
Exchange Act	14
Exchange Agent	8

A-iv

Defined Term	Page
Exchange Fund	8
Exchange Ratio	6
FAA	18
FAA Rules	19
FAR	27
FASB	56
FCC	18
FCC Licenses	92
FCC Rules	20
Final Purchase Period	8
Financing	47
Financing Entities	92
Financing Parties	92
FOCI	67
Form S-4	65
GAAP	16
Galaxy	1
Galaxy Common Stock	5
Galaxy Exchange Ratio	5
Galaxy Merger Consideration	5
Government Contract	92
Governmental Bid	92
Governmental Consents	92
Governmental Entity	13
Hazardous Materials	92
HSR Act	14
Indebtedness	93
Indemnified Parties	71
Intellectual Property	93
IRS	20
IT Assets	93
knowledge	93
Labor Agreement	93
Laws	18
License Agreement Amendment	5
Licenses	18
Liens	13
Losses	85
Marketing Period	93
Material Adverse Effect	94
Maximum Amount	71
Measurement Date	14
Merger	1
Merger Certificate	3
Merger Company	1
Merger Consideration	6
Merger Sub	1
Merger Transactions	94
Multiemployer Plan	94
Multiple Employer Plan	95
NASDAQ	14
National Security Agreement	69
New Plans	73
NISPOM	14

A-v

Defined Term	Page
Non-SoftBank Sprint Warrant	6
NSA	28
NYSE	14
Old Plans	74
Outside Date	83
Payment Amount	84
PBGC	21
Permitted Liens	95
person	95
Personal Data	95
Post-Closing Tax Period	95
Pre-Closing Tax Period	95
Pre-Merger Financing Transaction	76
Pro-Rata Bonus	74
Protection Period	73
PUCs	14
Regulatory Material Adverse Condition	70
Representative	62
Required Information	96
Restraint	80
Revised Structure Notice	2
Roaming Agreement	1
Sarbanes-Oxley Act	15
SEC	12
Section 721	14
Securities Act	14
SoftBank	1
SoftBank Book-Entry Share	9
SoftBank Certificate	8
SoftBank Parties	1
SoftBank Sprint Warrant	92
SoftBank Support Agreement	2
SoftBank Surviving Entity	2
SoftBank UK HoldCo	2
SoftBank US HoldCos	1
SoftBank US Merger Certificates	3
SoftBank US Mergers	1
SoftBank US Mergers Effective Time	3
Specified Counsel	96
Specified Termination	84
Spectrum Notes	77
Spectrum Notes Change of Control Waiver	76
Sprint	1
Sprint 401(k) Plan	74
Sprint Alternative Transaction	63
Sprint Benefit Plan	96
Sprint Board Recommendation	13
Sprint Certificate of Incorporation	12
Sprint Classified Contracts	28
Sprint CoC Notes	76
Sprint Common Stock	6
Sprint Communications Licenses	18
Sprint Disclosure Letter	12
Sprint Equity Award	8

A-vi

Defined Term	Page
Sprint Equity Plans	96
Sprint ESPP	8
Sprint FCC Licenses	18
Sprint Filed SEC Documents	12
Sprint Financial Statements	16
Sprint Independent Committee	13
Sprint Material Contracts	25
Sprint Material Licenses	18
Sprint Non-Voting Common Stock	14
Sprint Notes	76
Sprint Option	96
Sprint Preferred Stock	14
Sprint PSU Award	97
Sprint RSU Award	97
Sprint SEC Documents	15
Sprint State Licenses	18
Sprint Stockholder Approval	96
Sprint Subject Shares	49
Sprint Third Party	62
Sprint TIA Award	97
Sprint Title IV Plan	21
Sprint Warrants	97
Starburst	1
Starburst Common Stock	5
Starburst Exchange Ratio	6
Starburst Merger Consideration	6
Stockholder Litigation	75
Stockholders’ Agreement	5
Straddle Period	96
subsidiary	96
Surviving Corporation	3
Tax Attribute	97
Tax Certificates	81
Tax Return	97
Taxes	97
Taxing Authority	97
T-Mobile	1
T-Mobile 401(k) Plan	74
T-Mobile Alternative Transaction	64
T-Mobile Benefit Plan	97
T-Mobile Board Recommendation	31
T-Mobile Certificate of Incorporation	30
T-Mobile Charter Amendment	97
T-Mobile Charter Amendment Approval	97
T-Mobile Clearance List	45
T-Mobile Common Stock	3
T-Mobile Communications Licenses	36
T-Mobile Disclosure Letter	30
T-Mobile Equity Award	97
T-Mobile ESPP	97
T-Mobile FCC Licenses	36
T-Mobile Filed SEC Documents	30

A-vii

Defined Term	Page
T-Mobile Financial Statements	33
T-Mobile Independent Committee	31
T-Mobile Material Contracts	42
T-Mobile Material Licenses	35
T-Mobile Option	97
T-Mobile Preferred Stock	32
T-Mobile PSU Award	97
T-Mobile RSU Award	97
T-Mobile SEC Documents	33
T-Mobile Share Issuance	98
T-Mobile Share Issuance Approval	98
T-Mobile State Licenses	36
T-Mobile Stockholder Approval	98
T-Mobile Third Party	64
Voting and Proxy Agreement	5
WARN Act	22
Willful Breach	98

A-viii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy” and, collectively with Starburst, the “SoftBank US HoldCos”), and for the limited purposes of the covenants and representations and warranties set forth herein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands (“DT Holdco” and, collectively with DT, the “DT Parties”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank” and, collectively with the SoftBank US HoldCos, the “SoftBank Parties”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of T-Mobile and Sprint have deemed it advisable and in the best interests of the respective corporations and their respective stockholders that, on the terms and subject to the conditions set forth in this Agreement, T-Mobile and Sprint effect a business combination through the SoftBank US Mergers and the merger of Merger Sub with and into Sprint in accordance herewith, with Sprint continuing as the surviving corporation and as a wholly owned subsidiary of T-Mobile (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, immediately prior to the Merger, Starburst and Galaxy shall each merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “SoftBank US Mergers”), pursuant to Section 264 of the DGCL and Section 18-209(b) of the Delaware Limited Liability Company Act (the “DLLCA”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of T-Mobile has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are fair to, and in the best interests of, T-Mobile and the stockholders of T-Mobile, (c) recommended the approval of the T-Mobile Charter Amendment and the T-Mobile Share Issuance to the stockholders of T-Mobile, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that the T-Mobile Charter Amendment and the T-Mobile Share Issuance be submitted to the stockholders of T-Mobile for approval;

WHEREAS, the Board of Directors of Sprint has unanimously (a) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, on the terms and subject to the conditions set forth in this Agreement, (b) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, are fair to, and in the best interests of, Sprint and the stockholders of Sprint, (c) recommended the adoption of this Agreement to the stockholders of Sprint, on the terms and subject to the conditions set forth in this Agreement, and (d) directed that this Agreement be submitted to the stockholders of Sprint for adoption;

WHEREAS, concurrently with the execution and delivery of this Agreement, T-Mobile USA, Inc., Sprint Spectrum L.P. and Sprint (solely for purposes of Section 20 thereof) are entering into that certain Domestic LTE Roaming Data Services Agreement (the “Roaming Agreement”);

WHEREAS, following the execution and delivery of this Agreement, it is anticipated that (a) each DT Party, in its capacity as a direct or indirect holder of T-Mobile Common Stock, will enter into a support agreement in the form attached hereto as Exhibit C (the “DT Support Agreement”) and (b) each SoftBank Party and SoftBank Group Capital Limited, a limited company organized under the laws of England and Wales (“SoftBank UK HoldCo”), in its capacity as a direct or indirect holder of Sprint Common Stock, will enter into a support agreement in the form attached hereto as Exhibit D (the “SoftBank Support Agreement”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger (and, if consummated, each of the SoftBank US Mergers) will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” with respect to the Merger (and, if consummated, each of the SoftBank US Mergers) for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER TRANSACTIONS

Section 1.1. The SoftBank US Mergers. Upon the terms and subject to the conditions set forth in this Agreement (which, for the purposes of the SoftBank US Mergers, shall constitute an agreement and plan of merger contemplated by Section 264 of the DGCL and Section 18-209(b) of the DLLCA) and in accordance with the DGCL and the DLLCA, at the SoftBank US Mergers Effective Time, each of Starburst and Galaxy will be merged with and into Merger Company, and the separate company existence of each of Starburst and Galaxy shall thereupon cease. Merger Company shall continue as the surviving entity in the SoftBank US Mergers (sometimes referred to herein as the “SoftBank Surviving Entity”) and, following the SoftBank US Mergers, shall continue to be a wholly owned subsidiary of T-Mobile. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that (i) T-Mobile is unable to obtain the opinion contemplated by Section 7.2(e) or Sprint is unable to obtain the opinion contemplated by Section 7.3(e), but all other conditions shall have been satisfied or waived or shall then be capable of being satisfied or waived, then T-Mobile or Sprint, as the case may be, shall give prompt written notice to Sprint or T-Mobile, respectively (each, a “Revised Structure Notice”), and upon delivery thereof, the parties shall be required to complete the transactions contemplated hereby, including the Merger, other than the SoftBank US Mergers, and (A) the provisions of this Agreement providing for the SoftBank US Mergers, including the first two sentences of this Section 1.1, Section 1.4(a)(i), Section 1.4(b)(i), the second sentence of Section 1.4, Section 3.1, Section 3.5(b), the reference to the SoftBank US Mergers in Section 6.10(a)(i) and the first sentence of Section 6.10(b) shall not be given effect, Section 6.10(c) shall not be given effect, and the conditions in Section 7.2(e) and Section 7.3(e) shall, notwithstanding anything to the contrary herein, be deemed automatically waived by the applicable parties entitled to waive such conditions without any further action on the part of such parties, the SoftBank US Mergers shall be abandoned and shall not occur, and the SoftBank US Mergers Effective Time shall not occur and references herein to the SoftBank US Mergers Effective Time shall, where appropriate, be deemed to be references to the Effective Time, but (B) all other provisions of this Agreement shall be given effect and shall continue in full force and effect and the Merger and the other transactions contemplated by this Agreement (other than the SoftBank US Mergers) shall (subject to the terms and conditions hereof) occur.

Section 1.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement (which, for purposes of the Merger, shall constitute an agreement and plan of merger contemplated by Section 251 of the DGCL) and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Sprint, and the separate corporate existence of Merger Sub shall thereupon cease. Sprint shall continue as the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and, following the Merger, shall be a wholly owned subsidiary of T-Mobile.

Section 1.3. Closing. Unless otherwise mutually agreed in writing between Sprint and T-Mobile, the closing of the Merger Transactions (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 9:00 a.m., New York time, on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived (other than those conditions that are not legally permitted to be waived) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement, or at such other time and place as may be mutually agreed in writing among the parties; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by T-Mobile on no less than three (3) business days’ notice to Sprint and (b) the third business day immediately following the final day of the Marketing Period.

Section 1.4. SoftBank US Mergers Effective Time and Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause (a) (i) with respect to each of the SoftBank US Mergers, a certificate of merger (the “SoftBank US Merger Certificates”) satisfying the applicable requirements of the DGCL and the DLLCA to be duly executed, and (ii) with respect to the Merger, a certificate of merger (the “Merger Certificate”) satisfying the applicable requirements of the DGCL to be duly executed, and (b) each of (i) the SoftBank US Merger Certificates and (ii) the Merger Certificate to be filed with the Secretary of State of the State of Delaware. The SoftBank US Mergers shall become effective at the time that shall be mutually agreed by the parties and specified in the SoftBank US Merger Certificates (the “SoftBank US Mergers Effective Time”). The Merger shall become effective at the time when the Merger Certificate has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be mutually agreed by the parties and specified in the Merger Certificate (the “Effective Time”); provided that if no Revised Structure Notice shall have been delivered in accordance with Section 1.1, the Effective Time (as specified in the Merger Certificate) shall be at least one minute after the SoftBank US Mergers Effective Time (and shall be so specified in the SoftBank US Merger Certificates).

Section 1.5. Effects of the Merger Transactions. Each of the Merger Transactions shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and, unless the Revised Structure Notice shall have been delivered in accordance with Section 1.1, the DLLCA.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1. Combined Company Name and Ticker. The parties intend that, following the Merger, (a) the name of T-Mobile shall continue to be “T-Mobile US, Inc.”, (b) T-Mobile shall continue to conduct its business under such name (unless otherwise determined by the Board of Directors of T-Mobile) and (c) the shares of common stock, par value $0.00001 per share, of T-Mobile (the “T-Mobile Common Stock”) shall continue to trade under the ticker symbol “TMUS.”

Section 2.2. Headquarters. The parties intend that, immediately following the Effective Time, T-Mobile shall have its headquarters in Bellevue, Washington, with a secondary headquarters in Overland Park, Kansas.

Section 2.3. Management of Combined Company. T-Mobile and Sprint shall cooperate to take all reasonable actions necessary to cause, effective as of the Effective Time, (a) the Chief Executive Officer of T-Mobile immediately prior to the Effective Time to serve as the Chief Executive Officer of T-Mobile from and after the Effective Time and (b) the officers of T-Mobile from and after the Effective Time to be such individuals as T-Mobile and Sprint shall agree, through a process overseen by their respective Chief Executive Officers and in consultation with DT and SoftBank, cooperating in good faith to identify such individuals prior to the Effective Time, in the case of each of clauses (a) and (b), serving until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.4. Board of Directors of Combined Company.

(a) Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Board of Directors of T-Mobile as of immediately following the Effective Time to consist of a total of 14 directors as follows:

(i) DT shall designate nine of such 14 directors prior to the Effective Time. Of such nine designees, (x) at least two of such designees shall be designated following consultation with SoftBank and the independent directors of T-Mobile and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC and (y) one of such designees shall be the Chief Executive Officer of DT as of immediately prior to the Effective Time;

(ii) SoftBank shall designate four of such 14 directors prior to the Effective Time. Of such four designees, (x) at least two of such designees shall be designated following consultation with DT and the independent directors of Sprint and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom shall also qualify as the “Security Director” (or equivalent) to the extent required by the national security agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the transactions contemplated hereby or by the Stockholders’ Agreement or the Voting and Proxy Agreement, and (y) one of such designees shall be the Chief Executive Officer of SoftBank as of the date hereof (or, if such Person is unable to serve, another Person designated by SoftBank); and

(iii) the remaining director of T-Mobile shall be the Chief Executive Officer of T-Mobile as determined in accordance with Section 2.3.

(b) Chairperson of the Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Chairperson of the Board of Directors of T-Mobile as of immediately following the Effective Time to be the Chief Executive Officer of DT as of immediately prior to the Effective Time.

(c) CEO Selection Committee of the Board of Directors. T-Mobile, Sprint, DT and SoftBank shall cooperate to take all actions necessary to cause the Board of Directors of T-Mobile to establish, effective as of the Effective Time, a CEO Selection Committee in accordance with the terms of the Stockholders’ Agreement.

Section 2.5. Organizational Documents; Subsidiary Arrangements.

(a) The parties shall take all necessary actions so that, at the Effective Time, subject in the case of the T-Mobile Certificate of Incorporation to the T-Mobile Charter Amendment Approval, the T-Mobile Certificate of Incorporation and the Bylaws of T-Mobile shall be amended and restated in their entirety to be in the forms attached hereto as Exhibit A and Exhibit B, respectively, in each case until thereafter amended in accordance with their respective terms and applicable Law.

(b) The parties shall take all necessary actions so that, at the Effective Time, the Sprint Certificate of Incorporation and the Bylaws of Sprint shall be amended and restated in their entirety to be in the forms of the

Certificate of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that (i) the name of the Surviving Corporation shall be “Sprint Corporation” and (ii) the reference to the incorporator will be removed) and, as so amended and restated, shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation, in each case until thereafter amended in accordance with their respective terms and applicable Law.

(c) The parties shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation. The parties shall take all actions necessary so that the officers of Sprint at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

(d) The limited liability company agreement of Merger Company in effect immediately prior to the SoftBank US Mergers Effective Time shall be the limited liability company agreement of the SoftBank Surviving Entity from and after the SoftBank US Mergers Effective Time until thereafter amended in accordance with its terms and applicable Law.

(e) The officers of Merger Company at the SoftBank US Mergers Effective Time shall, from and after the SoftBank US Mergers Effective Time, be the officers of the SoftBank Surviving Entity until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of the SoftBank Surviving Entity and applicable Law.

Section 2.6. Certain Other Agreements. Prior to the Closing, (a) T-Mobile, DT and SoftBank shall enter into an amended and restated stockholders’ agreement (the “Stockholders’ Agreement”) in the form attached hereto as Exhibit E, (b) DT and SoftBank shall enter into a voting and proxy agreement (the “Voting and Proxy Agreement”) in the form attached hereto as Exhibit F, in each case effective as of the Effective Time, and (c) DT and T-Mobile shall enter into an amendment to that certain License Agreement, dated as of April 30, 2013, by and between T-Mobile and DT (the “License Agreement Amendment”) in the form attached hereto as Exhibit G.

ARTICLE III

EFFECT OF THE MERGER TRANSACTIONS ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1. Effect of the SoftBank US Mergers on the Capital Stock of Starburst and Galaxy and the Limited Liability Interests of Merger Company. At the SoftBank US Mergers Effective Time, by virtue of the SoftBank US Mergers and without any action on the part of Starburst, Galaxy, T-Mobile, Merger Company, SoftBank, any other holder of any shares of common stock, par value $0.01 per share, of Starburst (the “Starburst Common Stock”), any other holder of any shares of common stock, par value $0.01 per share, of Galaxy (the “Galaxy Common Stock”), or any other person:

(a) Starburst Merger Consideration and Galaxy Merger Consideration. (i) The shares of Galaxy Common Stock outstanding immediately prior to the SoftBank US Mergers Effective Time shall cease to be outstanding, shall be canceled and shall cease to exist and shall be automatically converted into the right to receive, in the aggregate, a number of validly issued, fully paid and nonassessable shares of T-Mobile Common Stock equal to the product (the “Galaxy Exchange Ratio”) of (A) the Exchange Ratio and (B) the number of shares of Sprint Common Stock then held by Galaxy (the “Galaxy Merger Consideration”); and (ii) the shares of Starburst Common Stock outstanding immediately prior to the Effective Time shall cease to be outstanding, shall be canceled and shall cease to exist and shall be automatically converted into the right to receive, in the aggregate, a number of validly issued, fully paid and nonassessable shares of T-Mobile Common Stock equal to the product (the “Starburst Exchange Ratio”) of (A) the Exchange Ratio and (B) the number of shares of Sprint Common Stock then held by Starburst (the “Starburst Merger Consideration”). From and after the SoftBank US Mergers Effective Time, (I) each SoftBank Certificate or SoftBank Book-Entry Share that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Galaxy Common Stock shall represent only the right to receive, upon the surrender thereof, its pro rata portion of the Galaxy Merger Consideration and (II) each SoftBank Certificate or SoftBank Book-Entry Share that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Starburst Common Stock shall thereafter represent only the right to receive, upon the surrender thereof, its pro rata portion of the Starburst Merger Consideration, in each case pursuant to Section 3.5; provided that (after taking into account all such certificates and book-entry shares delivered by any holder of Starburst Common Stock or Galaxy Common Stock in connection with the SoftBank US Mergers) (i) no fractional shares of T-Mobile Common Stock shall be issued to any holder of Starburst Common Stock or Galaxy Common Stock in the SoftBank US Mergers and (ii) cash in lieu of fractional shares of T-Mobile Common Stock shall be paid to any such holder, in each case in accordance with Section 3.5(f).

(b) Conversion of Merger Company Limited Liability Company Interests. Each limited liability company interest of Merger Company outstanding immediately prior to the SoftBank US Mergers Effective Time shall remain outstanding as a limited liability company interest of the SoftBank Surviving Entity.

Section 3.2. Effect of the Merger on the Capital Stock of Sprint. At the Effective Time, by virtue of the Merger and without any action on the part of Sprint, T-Mobile, Merger Sub, Merger Company, the holders of any shares of Sprint Common Stock or any other person:

(a) Merger Consideration. Each share of common stock, par value $0.01 per share, of Sprint (the “Sprint Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Sprint Common Stock to be canceled pursuant to Section 3.2(b) and any shares of Sprint Common Stock to remain outstanding pursuant to Section 3.2(c)) shall be automatically converted into the right to receive 0.10256 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of T-Mobile Common Stock (the “Merger Consideration”); provided, that cash shall be payable in lieu of any fractional share of T-Mobile Common Stock as specified in Section 3.5(f). At the Effective Time, each share of Sprint Common Stock (other than any shares of Sprint Common Stock to be canceled pursuant to Section 3.2(b) or to remain outstanding pursuant to Section 3.2(c)) shall cease to be outstanding, shall be canceled and shall cease to exist and each Certificate or Book-Entry Share shall thereafter represent only, and any holder thereof shall cease to have any rights with respect thereto except, the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 3.5.

(b) Cancellation of Certain Sprint Common Stock. Each share of Sprint Common Stock held directly by Sprint as treasury stock immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor.

(c) Treatment of Sprint Common Stock Held by SoftBank Surviving Entity. Each share of Sprint Common Stock held by the SoftBank Surviving Entity immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as a share of common stock of the Surviving Corporation, par value $0.01 per share.

(d) Cancellation of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor.

(e) Sprint Warrants. Except for the Sprint Warrant described in Section 3.2(e) of the Sprint Disclosure Letter (the “Non-SoftBank Sprint Warrant”), each Sprint Warrant outstanding immediately prior to the Effective

Time and all rights in respect thereof shall automatically be canceled and retired and shall cease to exist, and no consideration shall be payable in respect thereof or in exchange therefor. None of the Sprint Warrants, other than the Non-SoftBank Sprint Warrant, shall be assumed by T-Mobile or its subsidiaries (including Merger Sub, Merger Company, the Surviving Corporation or the SoftBank Surviving Entity) in connection with the transactions contemplated by this Agreement, including the Merger Transactions.

Section 3.3. Treatment of Sprint Equity Awards.

(a) Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of Sprint, T-Mobile, Merger Sub, the holders of any Sprint Equity Awards or any other person:

(i) Each Sprint Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, (A) that number of shares of T-Mobile Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Sprint Common Stock subject to such Sprint Option immediately prior to the Effective Time by (II) the Exchange Ratio, (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Sprint Common Stock covered by such Sprint Option immediately prior to the Effective Time by (II) the Exchange Ratio.

(ii) Each Sprint RSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a T-Mobile RSU Award on the terms and conditions (including, if applicable, any continuing vesting requirements) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of T-Mobile Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of shares of Sprint Common Stock subject to such Sprint RSU Award immediately prior to the Effective Time by (B) the Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any Sprint RSU Award will be assumed and become an obligation with respect to the applicable T-Mobile RSU Award.

(iii) Each Sprint PSU Award, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be converted into a T-Mobile RSU Award on the terms and conditions (including, if applicable, any continuing vesting requirements, but not the performance-based vesting conditions applicable to such Sprint PSU Awards immediately prior to the Effective Time) under the applicable plan and award agreement in effect immediately prior to the Effective Time, with respect to a number of shares of T-Mobile Common Stock, rounded up to the nearest whole share, determined by multiplying (A) the number of shares of Sprint Common Stock subject to such Sprint PSU Award immediately prior to the Effective Time by (B) the Exchange Ratio. Any accrued but unpaid dividend equivalents with respect to any such Sprint PSU Award will be assumed and become an obligation with respect to the applicable T-Mobile RSU Award. For purposes of this Section 3.3(a)(iii), the number of shares of Sprint Common Stock subject to each Sprint PSU Award immediately prior to the Effective Time shall be based on the assumed level of performance to equal (1) in the case of a Sprint TIA Award the greatest of (x) the volume-weighted average price of Sprint Common Stock over any 150-calendar day period as specified in the applicable award agreement as of the Effective Time, (y) the volume-weighted average price of Sprint Common Stock over the five (5) consecutive trading day period ending with the second (2nd) complete trading day prior to the Effective Time and (z) the volume-weighted average price of Sprint Common Stock equal to 100% of the target award; and (2) in the case of a Sprint PSU Award other than a Sprint TIA Award, in respect of outstanding performance periods as of the Effective Time, the target number of shares of Sprint Common Stock underlying such Sprint PSU Award and in respect of completed performance periods as of the Effective Time, the actual number of shares of Sprint Common Stock underlying such Sprint PSU Award.

(b) Sprint ESPP. Prior to the Effective Time, Sprint shall take all actions necessary or required under the Sprint Employees Stock Purchase Plan (the “Sprint ESPP”) and applicable Law to, contingent on the Effective Time, (i) cause the purchase period then underway under the Sprint ESPP (the “Final Purchase Period”), to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) business days prior to the date on which the Effective Time occurs; (ii) make any pro rata adjustments that may be necessary to reflect the Final Purchase Period, but otherwise treat the Final Purchase Period as a fully effective and completed purchase period for all purposes pursuant to the Sprint ESPP; and (iii) cause the exercise (as of no later than five (5) business days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Sprint ESPP. On such exercise date, Sprint shall apply the funds credited as of such date pursuant to the Sprint ESPP within each participant’s payroll withholding account to the purchase of whole shares of Sprint Common Stock in accordance with the terms of the Sprint ESPP, and such shares of Sprint Common Stock shall be outstanding shares of Sprint Common Stock and entitled to receive the Merger Consideration in accordance with Section 3.2.

(c) Assumption of Sprint Equity Awards. Effective as of the Effective Time, T-Mobile shall assume (i) the Sprint Options, Sprint RSU Awards and Sprint PSU Awards (any such award, a “Sprint Equity Award”) in accordance with the terms of this Section 3.3 and (ii) sponsorship of each Sprint Equity Plan; provided that references to Sprint therein shall thereupon be deemed references to T-Mobile and references to Sprint Common Stock therein shall be deemed references to T-Mobile Common Stock with appropriate equitable adjustments to reflect the transactions contemplated by this Agreement.

(d) Corporate Actions. Prior to the Effective Time, the Board of Directors of Sprint or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Sprint Equity Awards and the Sprint Equity Plans as contemplated by this Section 3.3.

(e) Registration Statement. As soon as practicable after the Effective Time, T-Mobile shall prepare and file with the SEC a Form S-8 (or any successor form, or if Form S-8 is not available, such other appropriate forms) registering a number of shares of T-Mobile Common Stock necessary to fulfill T-Mobile’s obligations under this Section 3.3. T-Mobile shall take all corporate action necessary to reserve for issuance a sufficient number of shares of T-Mobile Common Stock for delivery with respect to the Sprint Equity Awards assumed by it in accordance with this Section 3.3. T-Mobile shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses with respect thereto) for so long as any of such assumed Sprint Equity Awards remain outstanding.

Section 3.4. No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of T-Mobile Common Stock or Sprint Common Stock in connection with the Merger Transactions.

Section 3.5. Exchange of Shares and Certificates; Fractional Shares.

(a) Exchange Agent. Prior to the Effective Time, T-Mobile shall designate a bank, trust company or nationally recognized stockholder services provider (the “Exchange Agent”) reasonably acceptable to Sprint on terms reasonably acceptable to Sprint for the purpose of exchanging, in accordance with this Article III, Certificates and Book-Entry Shares for the Merger Consideration. In addition, on or prior to the Effective Time, T-Mobile shall deposit or cause to be deposited with the Exchange Agent for the benefit of the holders of shares of Sprint Common Stock evidence of shares of T-Mobile Common Stock representing the aggregate amount of shares of T-Mobile Common Stock sufficient to deliver the Merger Consideration (such shares, the “Exchange Fund”) payable in respect thereof. The Exchange Agent shall deliver the Merger Consideration to be issued pursuant to Section 3.2 out of the Exchange Fund.

(b) Exchange Procedures for the SoftBank US Mergers. On the Closing Date, promptly following the SoftBank US Mergers Effective Time, SoftBank shall cause the certificates (each, a “SoftBank Certificate”) and book-entry shares (each, a “SoftBank Book-Entry Share”) that immediately prior to the SoftBank US Mergers Effective Time represented outstanding shares of Starburst Common Stock and Galaxy Common Stock (or affidavits of loss in lieu of SoftBank Certificates pursuant to Section 3.5(j)) to be surrendered to the Exchange Agent, and upon such surrender, the holder of such SoftBank Certificates and such SoftBank Book-Entry Shares shall be entitled to receive, in exchange therefor, that number of whole shares of T-Mobile Common Stock (which shall be in book-entry form) that such holder has the right to receive pursuant to the provisions of this Article III, and such SoftBank Certificates and SoftBank Book-Entry Shares so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.5, each SoftBank Certificate or SoftBank Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable pro rata portion of the Galaxy Merger Consideration or the applicable pro rata portion of the Starburst Merger Consideration, as applicable. No interest shall be paid or shall accrue for the benefit of holders of SoftBank Certificates or SoftBank Book-Entry Shares on the Galaxy Merger Consideration or the Starburst Merger Consideration payable upon the surrender of SoftBank Certificates or SoftBank Book-Entry Shares.

(c) Exchange Procedures for the Merger. As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), the Exchange Agent shall mail to each holder of record of a certificate (a “Certificate”) that immediately prior to the Effective Time represented outstanding shares of Sprint Common Stock and whose shares were converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of Certificates pursuant to Section 3.5(j)) to the Exchange Agent, and which shall be in a form reasonably acceptable to T-Mobile and Sprint) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates pursuant to Section 3.5(j)) in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by T-Mobile, together with such letter of transmittal, duly executed, or, in the case of a book-entry share (a “Book-Entry Share”) that immediately prior to the Effective Time represented outstanding shares of Sprint Common Stock and whose shares were converted into the right to receive the Merger Consideration, upon the surrender of such Book-Entry Share, and in each case upon delivery of such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor that number of whole shares of T-Mobile Common Stock (which shall be in book-entry form) and, if any, cash in lieu of fractional shares as set forth in Section 3.5(f) that such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition to the registration of such Merger Consideration that the surrendered Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other taxes required by reason of such registration in the name of a person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares.

(d) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to T-Mobile Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, SoftBank Certificate, Book-Entry Share or SoftBank Book-Entry Share with respect to any shares of T-Mobile Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.5(f), in each case until the later of the surrender of such

Certificate, SoftBank Certificate, Book-Entry Share or SoftBank Book-Entry Share in accordance with this Article III and the payment date for such dividends or distributions.

(e) No Further Ownership Rights in Sprint Common Stock. The Merger Consideration, the Galaxy Merger Consideration and the Starburst Merger Consideration paid upon the surrender for exchange of Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Sprint Common Stock theretofore represented by such Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Sprint Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares are presented to T-Mobile, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III.

(f) Fractional Shares.

(i) No certificates or scrip or book-entry notations representing fractional shares of T-Mobile Common Stock shall be issued upon the surrender for exchange of Certificates, SoftBank Certificates, Book-Entry Shares or SoftBank Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of T-Mobile.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Sprint Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of T-Mobile Common Stock (after taking into account all Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount as determined below. As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (A) the aggregate number of shares of T-Mobile Common Stock delivered to the Exchange Agent by T-Mobile for issuance to holders of Certificates or Book-Entry Shares over (B) the aggregate number of whole shares of T-Mobile Common Stock to be distributed to holders of Certificates or Book-Entry Shares (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent on NASDAQ shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares of such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 3.5(f).

(g) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent that remains undistributed to the holders of Certificates or Book-Entry Shares for one year after the Effective Time shall be delivered to T-Mobile, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article III shall thereafter be entitled to look only to

T-Mobile for payment of their claim for the Merger Consideration payable in respect of such shares and any dividends or distributions with respect to T-Mobile Common Stock.

(h) No Liability. None of Sprint, T-Mobile, Merger Sub, Merger Company, the Surviving Corporation, the SoftBank Surviving Entity, the DT Parties, the SoftBank Parties or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered prior to seven years after the Effective Time, or immediately prior to such earlier date on which any cash, any shares of T-Mobile Common Stock, any cash in lieu of fractional shares of T-Mobile Common Stock or any dividends or distributions with respect to T-Mobile Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash or dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of T-Mobile, free and clear of all claims or interests of any person previously entitled thereto.

(i) Withholding Rights. Each of T-Mobile and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement (including any shares of T-Mobile Common Stock otherwise required to be delivered pursuant to this Article III) such amounts as it is required to deduct and withhold with respect to the making of such payment (or delivery) under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Taxing Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost, Stolen or Destroyed Certificates. If any Certificate or SoftBank Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate or SoftBank Certificate to be lost, stolen or destroyed and, if required by T-Mobile or the Exchange Agent, the posting by such person of a bond in such reasonable amount as T-Mobile or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate or SoftBank Certificate, as applicable, the Exchange Agent shall deliver (i) in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration with respect to the shares of Sprint Common Stock formerly represented thereby, any cash in lieu of fractional shares of T-Mobile Common Stock, and any unpaid dividends and distributions on shares of T-Mobile Common Stock deliverable in respect thereof, pursuant to this Agreement and (ii) in exchange for such lost, stolen or destroyed SoftBank Certificate, the applicable pro rata portion of the Galaxy Merger Consideration or the applicable pro rata portion of the Starburst Merger Consideration, as applicable, with respect to the shares of Galaxy Common Stock or Starburst Common Stock formerly represented thereby and any unpaid dividends and distributions on shares of T-Mobile Common Stock deliverable in respect thereof, pursuant to this Agreement.

Section 3.6. Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Sprint Common Stock or T-Mobile Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction, the Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of Sprint Common Stock, Galaxy Common Stock, Starburst Common Stock or Sprint Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction. Nothing in this Section 3.6 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.7. Certain Subsidiaries; Further Assurances.

(a) DT shall cause its subsidiaries (other than T-Mobile and its subsidiaries) to comply with this Agreement. SoftBank shall cause its subsidiaries (other than Sprint and its subsidiaries) to comply with this Agreement.

(b) In the event DT, T-Mobile, SoftBank or Sprint shall have given a Revised Structure Notice prior to the SoftBank US Mergers Effective Time, the parties shall take all actions necessary or advisable in order to give effect to the last sentence of Section 1.1.

(c) At and after the Effective Time, the officers and directors, as applicable, of T-Mobile, the Surviving Corporation and the SoftBank Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Sprint, Merger Sub, Merger Company, the Surviving Corporation or the SoftBank Surviving Entity any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in T-Mobile or a subsidiary of T-Mobile, as the case may be, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by T-Mobile or a subsidiary of T-Mobile, as the case may be, as a result of, or in connection with, the Merger Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties of Sprint. Except as set forth in any Sprint SEC Document filed with the U.S. Securities and Exchange Commission (the “SEC”) since January 1, 2016 (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “Sprint Filed SEC Documents”), excluding any disclosures in such Sprint Filed SEC Documents contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or except as disclosed in the disclosure letter delivered by Sprint to T-Mobile at or prior to the execution of this Agreement (the “Sprint Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided that such disclosure shall be deemed to qualify that particular subsection and any other subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies such other subsection), Sprint represents and warrants to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows:

(a) Organization, Standing and Corporate Power. Each of Sprint and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, or to have such power, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Each of Sprint and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Sprint has delivered or made available to T-Mobile prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of Sprint (the “Sprint Certificate of Incorporation”) and the Bylaws of Sprint not filed prior to the date of this Agreement with the Sprint Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Sprint has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject only to the Sprint Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Sprint and the consummation by Sprint of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Sprint, subject, in the case of the Merger, to the Sprint Stockholder Approval and the filing of the Merger Certificate pursuant to the DGCL. The Board of Directors of Sprint (at a meeting duly called and held) has, by the unanimous vote of all directors of Sprint, duly adopted resolutions: (A) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, on the terms and subject to the conditions set forth in this Agreement, (B) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, are fair to, and in the best interests of, Sprint and the stockholders of Sprint, (C) recommending the adoption of this Agreement to the stockholders of Sprint (the “Sprint Board Recommendation”) and (D) directing that this Agreement be submitted to the stockholders of Sprint for adoption, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. A committee of the Board of Directors of Sprint consisting solely of independent directors of Sprint (the “Sprint Independent Committee”) (at a meeting duly called and held) has, by unanimous vote, duly adopted resolutions: (A) determining that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger Transactions, are advisable and fair to, and in the best interests of, all of the stockholders of Sprint (including such stockholders other than the SoftBank Parties), and (B) recommending the submission of this Agreement to the full Board of Directors of Sprint and the approval of this Agreement and the transactions contemplated hereby, including the Merger Transactions, by the full Board of Directors of Sprint. This Agreement has been duly executed and delivered by Sprint and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Sprint, enforceable against Sprint in accordance with its terms, except that such enforcement may be subject to (A) applicable bankruptcy, insolvency, examinership, fraudulent transfer, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting or relating to the enforcement of creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief (collectively, the “Enforceability Exceptions”).

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance, option, right of first refusal, preemptive right, hypothecation, mortgage, security interest or other similar restriction of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Sprint or any of its subsidiaries under, (A) the Sprint Certificate of Incorporation or the Bylaws of Sprint or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which Sprint or any of its subsidiaries is a party or by which Sprint, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.1(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Sprint or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of Sprint’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Sprint or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority (each, a “Governmental Entity”) is required by or with respect to Sprint or any of its subsidiaries in connection with the execution and delivery of this Agreement by Sprint or the consummation by Sprint of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of

1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), (B) compliance with any applicable requirements of the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Communications Act”), (C) pursuant to any applicable Laws of any state or territorial public utility commissions (“PUCs”) or any similar foreign public utility bodies regulating telecommunications businesses, (D) pursuant to Section 721 of the Defense Production Act of 1950, as amended, including amendments made by the Foreign Investment and National Security Act of 2007 (codified at 50 U.S.C. § 4565), and the regulations promulgated by the Committee on Foreign Investment in the United States (“CFIUS”) thereunder, codified at 31 C.F.R. Part 800, et seq., or any successor statute and/or regulations thereto (collectively, “Section 721”), (E) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (F) pursuant to the DGCL, (G) in accordance with the rules and policies of the New York Stock Exchange (“NYSE”) or the NASDAQ Global Select Market (“NASDAQ”), (H) such filings with the Defense Security Service (“DSS”) as are necessary to comply with the National Industrial Security Program Operating Manual (DOD 5220.22-M) (February 28, 2006) (together with any supplements, amendments or revised editions thereof, the “NISPOM”) and (I) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on Sprint or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of Sprint consists of 9,000,000,000 shares of Sprint Common Stock, 1,000,000,000 shares of non-voting common stock, par value $0.01 per share (the “Sprint Non-Voting Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share (the “Sprint Preferred Stock”). At the close of business on April 25, 2018 (the “Measurement Date”), (A) 4,006,698,492 shares of Sprint Common Stock were issued and outstanding, (B) 8,279 shares of Sprint Common Stock were held by Sprint in its treasury, (C) no shares of Sprint Non-Voting Common Stock were outstanding, (D) no shares of Sprint Preferred Stock were outstanding, (E) 28,403,976 shares of Sprint Common Stock were subject to issuance pursuant to Sprint Options, (F) 8,724,233 shares of Sprint Common Stock were subject to issuance pursuant to Sprint RSU Awards, (G) 70,075,588 shares (assuming satisfaction of any performance vesting conditions at target levels) or 89,994,614 shares (assuming satisfaction of any performance vesting conditions at maximum levels) of Sprint Common Stock were subject to issuance pursuant to Sprint PSU Awards, (H) 54,579,924 shares of Sprint Common Stock were subject to issuance at a purchase price of $5.25 per share pursuant to the SoftBank Sprint Warrant, and 7,288,630 shares of Sprint Common Stock were subject to issuance at a purchase price of $3.43 per share pursuant to the Non-SoftBank Sprint Warrant and (I) 68,030,781 shares of Sprint Common Stock were reserved for issuance under the Sprint ESPP.

(ii) All outstanding shares of capital stock of Sprint are, and all shares of capital stock of Sprint that may be issued as permitted by this Agreement or otherwise shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.1(c) and except for changes since the Measurement Date resulting from the issuance of shares of Sprint Common Stock pursuant to the Sprint ESPP or the exercise or settlement of Sprint Options, Sprint RSU Awards or Sprint PSU Awards, or otherwise, to the extent expressly permitted by Section 5.1(a)(ii) (including Section 5.1(a)(ii) of the Sprint Disclosure Letter) or otherwise by this Agreement, (A) there are not issued or outstanding (x) any shares of capital stock or other voting or equity securities or interests of Sprint, (y) any securities or interests of Sprint or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of Sprint or (z) any warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from Sprint or any of its subsidiaries (including any subsidiary trust), or any agreements, arrangements or obligations of Sprint or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of Sprint, or any securities or interests convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of Sprint, (B) there are no outstanding obligations of Sprint or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests and (C) there are no outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by Sprint or any of its subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Sprint or any of its subsidiaries is party, in each case pursuant to which any person is entitled to receive any payment from Sprint based in whole or in part on the value of any shares of capital stock or other voting or equity securities or interests of Sprint or any of its subsidiaries.

(iii) There are no stockholder agreements, voting agreements, voting trusts or other agreements or understandings to which Sprint or any of its subsidiaries is a party, including any such agreements or understandings restricting the transfer of the capital stock or other voting or equity securities or interests of Sprint or its subsidiaries or affecting the voting rights of the capital stock or other voting or equity securities or interests of Sprint or its subsidiaries. Neither Sprint nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights, buy-sell rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of Sprint are held by any subsidiary of Sprint.

(d) Subsidiaries.

(i) All outstanding shares of capital stock or other voting or equity securities or interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of Sprint have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Sprint, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or interests.

(ii) There are no outstanding (A) securities or interests of Sprint or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint, (B) warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from Sprint or any of its subsidiaries (including any subsidiary trust), or agreements, arrangements or obligations of Sprint or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint, or any securities or interests convertible into, or exchangeable or exercisable for, or based on the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of Sprint or (C) obligations of Sprint or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any subsidiary of Sprint or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Sprint and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) with the SEC since January 1, 2016 (the “Sprint SEC Documents”). As of their respective dates, the Sprint SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Sprint SEC Documents, and none of the Sprint SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date of this Agreement, Sprint has furnished to T-Mobile true and complete copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the Sprint SEC Documents, together with all written responses of Sprint thereto, other than any such letters and responses that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval database (“EDGAR”) prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Sprint SEC Documents, and, to the knowledge of Sprint, none of the Sprint SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of Sprint is required to file periodic reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of Sprint and its subsidiaries included in the Sprint SEC Documents (the “Sprint Financial Statements”) when filed complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Sprint and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as (and to the extent) reflected or reserved against in Sprint’s unaudited balance sheet as of December 31, 2017 (or the notes thereto) included in the Sprint Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Sprint nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of Sprint and its subsidiaries (or in the notes thereto)) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Sprint.

(iv) Sprint maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of Sprint’s financial reporting and the preparation of Sprint’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Sprint, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Sprint are being made only in accordance with authorizations of management and directors of Sprint and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Sprint’s assets that could have a material effect on its financial statements. Since January 1, 2016, none of Sprint, Sprint’s independent accountants, the Board of Directors of Sprint or its audit committee has received any written or, to the knowledge of Sprint, oral notification of any (1) “significant deficiency” in the internal controls over financial reporting of Sprint, (2) “material weakness” in the internal controls over financial reporting of Sprint or (3) fraud, whether or not material, that involves management or other employees of Sprint who have a significant role in the internal controls over financial reporting of Sprint. Since January 1, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of Sprint or the Board of Directors of Sprint or any committee thereof.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Sprint are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Sprint in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Sprint, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Sprint to make the certifications required under the Exchange Act with respect to such reports.

(vi) Since January 1, 2016, (A) neither Sprint nor any of its subsidiaries has received any written or, to the knowledge of Sprint, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Sprint or any of its subsidiaries, or unlawful accounting or auditing matters with respect to Sprint or any of its subsidiaries, and (B) no attorney representing Sprint or any of its subsidiaries, whether or not employed by Sprint or any of its subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Sprint or any of its subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Sprint or any committee thereof or to the general counsel or chief executive officer of Sprint pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, in each case (A) and (B), except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to Sprint and its subsidiaries, taken as a whole.

(vii) Neither Sprint nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract or arrangement relating to any transaction or relationship between or among Sprint and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Sprint or any of its subsidiaries in the Sprint Financial Statements or otherwise in the Sprint SEC Documents.

(viii) Sprint is in compliance in all material respects with the applicable rules and regulations of the NYSE and the applicable listing requirements of the NYSE.

(f) Information Supplied. None of the information supplied or to be supplied by Sprint specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Consent Solicitation Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Sprint with respect to statements made or incorporated by reference therein based on information supplied by T-Mobile or a DT Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of Sprint and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) From December 31, 2017 through the date of this Agreement, neither Sprint nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of clause (i), (iv), (viii), (ix), (xi), (xii), (xv), (xvii) or (xx) (in the case of (xx), to the extent relating to any of the foregoing clauses) of Section 5.1(a).

(iii) Since March 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Sprint.

(h) Compliance with Laws; Licenses.

(i) Sprint and its subsidiaries have been and are, and the businesses of Sprint and its subsidiaries have been and are being, conducted, in compliance with all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity (collectively, “Laws”) relating to Sprint and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such applicable Laws, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to Sprint or any of its subsidiaries is pending or, to the knowledge of Sprint, threatened, except for such investigations or reviews that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Each of Sprint and its subsidiaries has obtained, holds and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as currently conducted (the “Sprint Material Licenses”), except where the failure to have any such License, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(ii) Each of Sprint and its subsidiaries is in compliance with its obligations under each of the Licenses issued or granted to it by the Federal Communications Commission (the “FCC”) and all leases for the use of wireless spectrum between Sprint or any of its subsidiaries, as lessee(s), and the FCC licensees of such spectrum, as lessors (the “Sprint FCC Licenses”) and the rules and regulations of the FCC, and with its obligations under each of the Licenses issued or granted to it by PUCs regulating telecommunications businesses (the “Sprint State Licenses”), and with its obligations under each of the Licenses issued or granted to it by foreign Governmental Entities regulating telecommunications businesses (together with the Sprint Material Licenses, the Sprint FCC Licenses and the Sprint State Licenses, the “Sprint Communications Licenses”), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(iii) Sprint and its subsidiaries are not the subject of, and there are no pending or, to the knowledge of Sprint, threatened proceedings, notices of violation, orders of forfeiture, complaints or investigations relating to the Sprint Communications Licenses before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. The FCC actions granting all Sprint Communications Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of Sprint, threatened application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such Sprint Communications License, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(iv) Sprint or its subsidiaries have good and valid title to, or in the case of leases, a valid leasehold interest in, free and clear of all Liens, other than Sprint Permitted Liens, all of the Sprint Communications Licenses. Each of the Sprint Communications Licenses is issued in the name of Sprint or one of its subsidiaries. Each of the Sprint Communications Licenses is in full force and effect, is granted without conditions, except for those conditions on the face of such Sprint Communications License, conditions imposed by the FCC’s 800 MHz Report and Order, or conditions generally applicable to all similarly situated licenses of comparable spectrum, and is free and clear of all Liens (other than Permitted Liens), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(v) Each lease pursuant to which Sprint or any of its subsidiaries has the right to use wireless spectrum licensed by the FCC is (A) valid and binding, (B) in compliance with all applicable Laws and (C) enforceable in accordance with its terms, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. To the knowledge of Sprint, each licensee of such wireless spectrum is in compliance with all of its obligations under the FCC Rules with respect to each License to which any such lease relates, and, to the knowledge of Sprint, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. None of Sprint or its subsidiaries has, nor to the knowledge of Sprint has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. No party to any such lease has claimed in writing nor, to the knowledge of Sprint, has any party threatened in writing that Sprint or any of its subsidiaries is in violation of or default under any such lease, or that such party has the right to terminate such lease, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. To the knowledge of Sprint, all FCC licenses underlying all such leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC license, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(vi) All of the currently operating cell sites, microwave paths, fiber routes and other network facilities of Sprint and its subsidiaries in respect of which a filing with the FCC or any other Governmental Entity was required have been constructed and are currently operated as represented to the FCC or such other Governmental Entity in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes or other network facilities have been preceded by the submission to the FCC or any other applicable Governmental Entity of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. All facilities constructed by Sprint or its subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, whether such filings were made by Sprint or a lessor leasing spectrum to Sprint, remain constructed and are currently being operated as represented to the FCC, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(vii) All transmission towers owned or leased by Sprint and its subsidiaries are (to the knowledge of Sprint with respect to leased towers) obstruction-marked and lighted by Sprint or its subsidiaries to the extent required by, and in accordance with, the rules and regulations of the FAA (the “FAA Rules”), except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by Sprint and its subsidiaries to the extent required to be made by Sprint or any of its subsidiaries by, and in accordance with, the FAA Rules, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(viii) Neither Sprint nor any of its subsidiaries holds any Sprint Communications Licenses through a partnership, joint venture or other person that is not a subsidiary of Sprint, or any structured finance, special purpose or limited purpose entity or person.

(ix) Sprint and its subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the Sprint FCC Licenses generally. To the knowledge of Sprint, there are no facts or circumstances relating to the qualifications of Sprint and its subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the rules and regulations of the FCC (the “FCC Rules”) and the Communications Act with respect to the Merger Transactions.

(i) Litigation. There is no legal, administrative, arbitral or other action, suit, investigation, proceeding, claim, audit, hearing, charge, complaint, indictment, litigation or examination (each, an “Action”) pending or, to the knowledge of Sprint, threatened in writing against or affecting Sprint or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither Sprint nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on Sprint or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) Section 4.1(j)(i) of the Sprint Disclosure Letter contains a complete and correct list of each material Sprint Benefit Plan. With respect to each material Sprint Benefit Plan, Sprint has made available to T-Mobile complete and accurate copies of the following documents (if applicable): (A) such Sprint Benefit Plan and summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (E) the most recently received IRS determination letter or opinion.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) each of the Sprint Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no Sprint Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Sprint or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by Sprint or its subsidiaries as of the Effective Time pursuant to each Sprint Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither Sprint nor any of its subsidiaries has engaged in a transaction in connection with which Sprint or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (E) there are no pending or, to the knowledge of Sprint, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Sprint Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.1(j)(iii) of the Sprint Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, each of the Sprint Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of Sprint, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) Section 4.1(j)(v) of the Sprint Disclosure Letter sets forth each Sprint Benefit Plan that is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code (each, a “Sprint Title IV Plan”). With respect to each Sprint Title IV Plan, except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (B) no such Sprint Title IV Plan is currently in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA, (C) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (D) none of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA, (E) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (F) no liability (other than for premiums to the PBGC) has been or, to the knowledge of Sprint, is expected to be incurred by Sprint or any of its subsidiaries, and (G) the PBGC has not instituted proceedings to terminate any such Sprint Title IV Plan. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of Sprint, any of its subsidiaries or any of their respective ERISA Affiliates. Since December 31, 2016, there has not been any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Sprint Title IV Plan, or any material change in the manner in which contributions to any Sprint Title IV Plan are made or the basis on which such contributions are determined.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former employee, director or other individual service provider of Sprint or its subsidiaries under any Sprint Benefit Plan, (B) increase any compensation or benefits otherwise payable under any Sprint Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (D) impose any restrictions or limitations on the rights of T-Mobile or its affiliates to amend, merge, terminate or receive a reversion of assets from any Sprint Benefit Plan or (E) result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to Sprint or its affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from Sprint or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, all Sprint Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, neither Sprint nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, affirmative action, immigration, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of Sprint or any of its subsidiaries and, to the knowledge of Sprint, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of Sprint or any of its subsidiaries, (B) to the knowledge of Sprint, there is no (and has not been during the three-year period preceding the date of this Agreement) labor organizing effort pending or threatened in writing against Sprint or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Sprint, threatened in writing against Sprint or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown or work stoppage in effect or, to the knowledge of Sprint, threatened in writing, with respect to any employees of Sprint or any of its subsidiaries, (E) neither Sprint nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the Worker Adjustment and Retraining Act of 1988 or any similar applicable state, local or foreign law (the “WARN Act”), and (F) to the knowledge of Sprint, no current or former employee, independent contractor or consultant of Sprint or any of its subsidiaries has breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) Sprint or any of its subsidiaries or (ii) a former employer of any such individual relating to (a) the right of any such individual to be employed or engaged by Sprint or any of its subsidiaries or (b) the use or disclosure of confidential information in connection with such individual’s employment with or engagement by Sprint or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint, Sprint and each of its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, immigration and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

(ii) Neither Sprint nor any of its subsidiaries is a party or subject to, or otherwise bound by, any Labor Agreement, and none of the employees of Sprint or its subsidiaries are represented by a works council, union or similar labor organization with respect to their services to Sprint or its subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Sprint or any of its subsidiaries.

(l) Taxes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint:

(i) (A) All Tax Returns required to be filed by Sprint and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Sprint and its subsidiaries have been timely paid, except, in the case of clause (B) or (C), with respect to Taxes for which adequate reserves have been established in accordance with GAAP in the Sprint Financial Statements, and (D) Sprint and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) As of the date hereof, there is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Sprint or any of its subsidiaries that remains in effect.

(iii) (A) No investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return of Sprint or any of its subsidiaries is currently pending or has been threatened in writing, and (B) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Sprint or any of its subsidiaries may be liable which has not been adequately reserved for in the Sprint Financial Statements, fully paid or finally settled.

(iv) Neither Sprint nor any of its subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority, which agreement, ruling or memorandum is or would be binding with respect to any taxable period for which the applicable statute of limitations has not yet expired.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where Sprint or any of its subsidiaries does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Neither Sprint nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely between Sprint and one or more wholly owned subsidiaries of Sprint or (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Sprint is the common parent corporation), or (C) has any liability for the payment of Taxes of any person (other than Sprint or any of its subsidiaries) as a successor or transferee, or otherwise.

(vii) None of the assets of Sprint or any of its subsidiaries is subject to any Liens for Taxes (other than Permitted Liens).

(viii) In the past two years, neither Sprint nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Neither Sprint nor any of its subsidiaries has taken any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Starburst or Galaxy from delivering their respective Tax Certificates, or (iii) Sprint obtaining the opinion described in Section 7.3(e).

(x) Neither Sprint nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(m) Voting Requirements. The Sprint Stockholder Approval is the only vote of holders of any securities of Sprint or its subsidiaries necessary to approve the transactions contemplated by this Agreement. The execution and delivery to Sprint by the SoftBank Stockholder (as defined in the SoftBank Support Agreement) of the written consent contemplated by Section 2 of the SoftBank Support Agreement will constitute receipt of the Sprint Stockholder Approval.

(n) Intellectual Property.

(i) Sprint and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. All such rights shall survive the consummation of the Merger unchanged in all respects, except as would not reasonably be expected to have a Material Adverse Effect on Sprint.

(ii) The conduct of Sprint’s and its subsidiaries’ businesses as currently conducted or as contemplated by them to be conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. No claims are pending or, to the knowledge of Sprint, threatened in writing adversely affecting the Intellectual Property rights of Sprint, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. To the knowledge of Sprint, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of Sprint or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iii) Sprint and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, except where the failure to take such measures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. To the knowledge of Sprint, there has been no disclosure of any such trade secrets or confidential information of or relating to Sprint or any of its subsidiaries to any person, except for disclosures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iv) The material IT Assets of Sprint and its subsidiaries operate and perform as needed by Sprint and its subsidiaries to adequately conduct their respective businesses as currently conducted or as contemplated by them to be conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Since January 1, 2015, to the knowledge of Sprint, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of Sprint or its subsidiaries or any other persons to the extent used by or on behalf of Sprint or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(o) Data Protection.

(i) Sprint and its subsidiaries (A) are and have been since January 1, 2015 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole, and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.

(ii) To the knowledge of Sprint, since January 1, 2015, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Sprint or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole. Since January 1, 2015, no person (including any Governmental Entity) has made any claim or commenced any Action with respect to any unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of Sprint or any of its subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to be material to Sprint and its subsidiaries, taken as a whole.

(p) Material Contracts.

(i) Except for this Agreement, the Sprint Benefit Plans or any contracts filed as exhibits to or incorporated by reference in (regardless of when such contract was originally filed) any Sprint Filed SEC Document, Section 4.1(p)(i) of the Sprint Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each contract described below in this Section 4.1(p)(i) that is unexpired and effective as of the date of this Agreement to which Sprint or any subsidiary of Sprint is a party or by which any of their respective properties or assets is bound or affected (all contracts of the type described in this Section 4.1(p)(i), other than the Sprint Benefit Plans, whether or not set forth on Section 4.1(p)(i) of the Sprint Disclosure Letter, being referred to herein as the “Sprint Material Contracts”):

(A) any partnership, joint venture, strategic alliance or collaboration contract which is material to Sprint and its subsidiaries, taken as a whole;

(B) any contract pursuant to which any Indebtedness of Sprint or any of its subsidiaries, in each case in excess of $100,000,000, is outstanding or secured, other than any such contract or instrument solely between or among Sprint and any of its wholly owned subsidiaries;

(C) any contract related to an acquisition, divestiture, merger or similar transaction that contains financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and that would reasonably be expected to result in the receipt or making of future payments in excess of $100,000,000;

(D) any contract requiring or reasonably likely to result in (x) payments by Sprint and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of Sprint or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $50,000,000 during any 12-month period or $100,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $200,000,000 during any 12-month period or $400,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (y) payments to Sprint and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of Sprint or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $50,000,000 during any 12-month period or $100,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $200,000,000 during any 12-month period or $400,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof;

(E) any contract containing a non-competition or similar provision that materially restricts the ability of Sprint or any of its subsidiaries to compete in any material line of business or in any material geographic region or with any person;

(F) any contract that provides for exclusive rights for the benefit of any third party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires Sprint or any of its subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to Sprint and its subsidiaries, taken as a whole;

(G) any contract obligating Sprint or any of its subsidiaries to make any capital expenditures in excess of $100,000,000, other than acquisitions of inventory and equipment in the ordinary course of business;

(H) any contract pursuant to which Sprint or any of its subsidiaries (x) leases wireless spectrum requiring or reasonably likely to result in annual payments by or to Sprint and its subsidiaries in excess of $100,000,000, (y) would reasonably be expected to be required to purchase, sell, lease or exchange any wireless spectrum with a value in excess of $100,000,000 or (z) provides mobile virtual network operator or other wholesale mobile network services to any third person and requiring or reasonably likely to result in annual payments by or to Sprint and its subsidiaries in excess of $100,000,000;

(I) any contract involving the settlement of any claim, action, suit or proceeding or any threatened claim, action, suit or proceeding (or series of related claims, actions, suits or proceedings) which (x) involves payments after the date hereof in excess of $100,000,000 or (y) imposes material monitoring, reporting or other non-monetary obligations to any third party or Governmental Entity;

(J) (x) any NSA, (y) any Government Contract of Sprint or any of its subsidiaries involving payments in excess of $50,000,000, the period of performance of which is still active or for which final payment has not been received or (z) any other material contract with a Governmental Entity;

(K) any contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which Sprint or any of its subsidiaries would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets;

(L) (x) any contract providing for a sale-leaseback, lease-leaseback or similar arrangement of tower sites and related assets involving, or that would reasonably be expected to involve, proceeds in excess of $100,000,000 and (y) any material lease, sublease, sub-sublease license or other agreement under which Sprint or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property;

(M) any contract or binding oral or other arrangement between Sprint or any of its subsidiaries, on the one hand, and SoftBank or any of its affiliates (other than Sprint and its subsidiaries), on the other hand reasonably likely to result in (x) payments by Sprint and its subsidiaries in excess of $25,000,000 in any fiscal year or (y) payments to Sprint and its subsidiaries in excess of $25,000,000 in any fiscal year; and

(N) any contract not otherwise described in any other subsection of this Section 4.1(p)(i) that would be required to be filed by Sprint as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(ii) Sprint has delivered or made available to T-Mobile, or its external legal advisors pursuant to a confidential review process, prior to the date of this Agreement, true and complete copies (with the exception of redactions) of all Sprint Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the Sprint Filed SEC Documents. Except to the extent it has previously expired in accordance with its terms, each Sprint Material Contract is valid and binding on Sprint (or, to the extent that a subsidiary of Sprint is a party, such subsidiary) and is in full force and effect in all material respects (subject to the Enforceability Exceptions). Sprint and each of its subsidiaries have performed all obligations required to be performed by them to date under each Sprint Material Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint. Neither Sprint nor any of its subsidiaries has knowledge of, or has received written notice of, any material violation or default under (nor, to the knowledge of Sprint, does there exist any condition that with or without notice or lapse of time, or both, would result in such a material violation or default under) any Sprint Material Contract. To the knowledge of Sprint, no other party to any Sprint Material Contract is in breach of or default under the terms of any Sprint Material Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Sprint.

(iii) Since December 31, 2013, (A) neither Sprint nor any of its subsidiaries has been suspended or debarred from bidding on or entering into contracts or subcontracts for or with any Governmental Entity, (B) no suspension or debarment actions with respect to any Government Contract have been commenced or threatened in writing against Sprint or any of its subsidiaries, (C) all representations and certifications made by Sprint or any of its subsidiaries in connection with each of such entity’s Government Contracts and Government Bids were accurate and complete in all material respects as of the date of submission, and all such representations and certifications have been kept current, to the extent required, (D) neither Sprint nor any of its subsidiaries has received any written notice of investigations or audits planned, underway or unresolved by any Governmental Entity with respect to any Government Contract or Government Bid, and to the knowledge of Sprint, there are no such investigations planned, underway or unresolved for which Sprint or any of its subsidiaries has not received notice, (E) there are no material outstanding claims or disputes against or with Sprint or any of its subsidiaries relating to any Government Contracts and involving either the U.S. government, any prime contractor, any higher-tier subcontractor or any third party, (F) neither Sprint nor any of its subsidiaries has received a written negative determination of responsibility with respect to any quotation, bid or proposal for a Government Contract, (G) Sprint and its subsidiaries are in compliance, in all material respects, with all applicable statutory, regulatory and contractual requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, as set forth under Title 48 of the Code of Federal Regulations (“FAR”) and applicable agency supplements thereto, the FAR Cost Principles and the Cost Accounting Standards, (H) there are no adverse or negative government past performance evaluations or ratings that would reasonably be expected to adversely affect in any material respect the evaluation of bids or proposals for future Government Contracts, (I) to the knowledge of Sprint, no facts exist which are reasonably likely to give rise to a material claim for price adjustment under the False Claims Act (31 U.S.C. §§ 3729 - 3733), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. Chapter 35) or to any other request for a material reduction in the price of any Government Contract of Sprint or any of its subsidiaries, (J) the business systems of Sprint and each of its subsidiaries, including their accounting systems and related processes, are in compliance, in all material respects, with applicable requirements of each Government Contract and Government Bid and all applicable Laws, and no Governmental Entity has notified Sprint or any of its subsidiaries of a significant weakness or deficiency with respect to any such business system, (K) no termination for default, show cause notice, cure notice or letter of concern has been issued to or against Sprint or any of its subsidiaries with respect to any Government Contract and (L) no Government Contracts were awarded to Sprint or any of its subsidiaries pursuant to a procurement process that was limited to persons having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status. Section 4.1(p)(iii) of the Sprint Disclosure Letter contains a true and complete list of each Government Bid by Sprint or any of its subsidiaries outstanding as of the date of this Agreement, which Government Bid is material to the business of Sprint and its subsidiaries, taken as a whole.

(iv) A true and complete list of all facility security clearances held by Sprint or any of its subsidiaries, and aggregate data on all personnel security clearances held by their respective employees (the “Clearance List”), in each case as of the date of this Agreement, has been provided orally or in writing to T-Mobile’s external legal advisors prior to the date of this Agreement. Each Sprint entity holding any such facility security clearance holds, and at all relevant times has held, at least a “satisfactory” rating from DSS with respect to its facility clearance. The Clearance List contains all of the facility and aggregate data on personnel security clearances necessary to conduct the business of Sprint and its subsidiaries as currently being conducted, and are in full force and effect. No notice of revocation from DSS or any other Governmental Entity has been issued and remains unresolved with respect to any facility or personnel security clearance of Sprint, any of its subsidiaries or any of their respective employees. To the knowledge of Sprint, no information, fact, condition or circumstance currently exists that is reasonably likely to give rise to the revocation of any such clearance. Each of Sprint and its subsidiaries is in compliance with all applicable Laws regarding national security, including those obligations specified in the NISPOM, and in compliance with all national security agreements or other similar agreements with a Governmental Entity relating to U.S. national security (each, a “NSA”) to which it is a party. Prior to the date of this Agreement, Sprint has provided to T-Mobile’s external legal advisors a true and complete copy of each such NSA. A true and complete list of all Government Contracts that require access to U.S. classified information to which Sprint or any of its subsidiaries is a party except to the extent disclosure thereon is not permitted by Law (the “Sprint Classified Contracts”) will be provided to T-Mobile’s outside legal advisors after disclosure to and consent by the customers associated with the Sprint Classified Contracts.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint:

(i) Sprint and each of its subsidiaries are and have been since January 1, 2014 in compliance with all applicable Environmental Laws and neither Sprint nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that Sprint or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) Sprint and each of its subsidiaries have obtained or have applied for all environmental, health and safety permits and governmental authorizations (“Environmental Permits”) necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and Sprint and its subsidiaries are in compliance with all terms and conditions of their material Environmental Permits.

(iii) There are no Environmental Claims pending or, to the knowledge of Sprint, threatened against (1) Sprint or any of its subsidiaries, (2) any person or entity whose liability for any Environmental Claim Sprint or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law, or (3) any real or personal property or operations which Sprint or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2014, in whole or in part.

(iv) There has been no release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against Sprint or any of its subsidiaries, or, to the knowledge of Sprint, against any person or entity whose liability for any Environmental Claim Sprint or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Prohibited Payments. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, since January 1, 2014, none of Sprint or any of its subsidiaries or, to the knowledge of Sprint, any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (“Anti-Corruption Laws”) or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment. Neither Sprint nor any of its subsidiaries, as of the date of this Agreement, (i) to the knowledge of Sprint, is under external or internal investigation for any material violation of any Anti-Corruption Laws, (ii) has received any written or, to the knowledge of Sprint, other communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) to the knowledge of Sprint, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, since January 1, 2014, neither Sprint nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Sprint: (i) Sprint and each of its subsidiaries have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of their owned real property, and good and valid leasehold title to all of their leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) all such real property (A) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (B) has sufficient access to a public road, and (C) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Licenses of Sprint and its subsidiaries and applicable Laws, (iii) there are no existing (or, to the knowledge of Sprint, threatened in writing) condemnation proceedings with respect to any such real property, and (iv) with respect to all such leased real property, Sprint and each of its subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither Sprint nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Related Party Agreements. As of the date hereof, there are no agreements or arrangements between Sprint and/or any of its subsidiaries, on the one hand, and SoftBank and/or any affiliate of SoftBank or Sprint (other than Sprint and its subsidiaries), on the other hand, that are material to the operation of the businesses of Sprint and its subsidiaries as currently conducted, or that otherwise provide for rights or obligations of Sprint or any of its subsidiaries that, individually or in the aggregate, are, or would reasonably be expected to be, material to Sprint and its subsidiaries, taken as a whole, other than as set forth on Section 4.1(t) of the Sprint Disclosure Letter. Sprint has delivered or made available to T-Mobile, prior to the date of this Agreement, true and complete copies of all such agreements or arrangements that exist as of the date of this Agreement and have not been filed as exhibits to the Sprint Filed SEC Documents.

(u) Opinion of Financial Advisors. The Board of Directors of Sprint has received the opinion of J.P. Morgan Securities LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such opinion, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Sprint Common Stock as of immediately prior to the SoftBank US Mergers. The Board of Directors of Sprint has received the opinion of Raine Securities LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement and taking into account the Merger is fair, from a financial point of view, to the holders of Sprint Common Stock as of immediately prior to the SoftBank US Mergers. The Sprint Transaction Committee has received the opinion of Centerview Partners LLC, dated the date of this Agreement, to the effect that, as of such date, based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations set forth in such opinion, that Exchange Ratio is fair, from a financial point of view, to the holders of Sprint Common Stock, other than Sprint Common Stock held in treasury and Sprint Common Stock held by the SoftBank Parties, the DT Parties or any affiliate of Sprint or T-Mobile.

(v) Brokers. Except as set forth in Section 4.1(v) of the Sprint Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sprint.

(w) Takeover Statutes and Charter Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.2(x), the Board of Directors of Sprint has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies with respect to Sprint or any of its subsidiaries in connection with this Agreement, the Merger Transactions or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Sprint or any of its subsidiaries is subject, party or otherwise bound.

(x) Ownership of T-Mobile Common Stock. Neither Sprint nor any of its affiliates is, nor at any time during the last three years, has Sprint or any of its affiliates been, an “interested stockholder” of T-Mobile as defined in Section 203 of the DGCL. Sprint and its affiliates do not beneficially own any shares of T-Mobile Common Stock or other securities of T-Mobile or any option, warrants or other rights to acquire T-Mobile Common Stock or other securities of, or any other economic interest in, T-Mobile.

Section 4.2. Representations and Warranties of T-Mobile, Merger Sub and Merger Company. Except as set forth in any T-Mobile SEC Document filed with the SEC since January 1, 2016 (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) and publicly available prior to the date of this Agreement (as amended prior to the date of this Agreement, the “T-Mobile Filed SEC Documents”), excluding any disclosures in such T-Mobile Filed SEC Documents contained in any risk factors section, any section related to forward-looking statements and other disclosures that are predictive, cautionary or forward-looking in nature, or except as disclosed in the disclosure letter delivered by T-Mobile to Sprint at or prior to the execution of this Agreement (the “T-Mobile Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and any other subsection of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies such other subsection), T-Mobile, Merger Sub and Merger Company represent and warrant to Sprint and SoftBank as follows:

(a) Organization, Standing and Corporate Power. Each of T-Mobile and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, or to have such power, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Each of T-Mobile and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. T-Mobile has delivered or made available to Sprint prior to the date of this Agreement true and complete copies of any amendments to the Certificate of Incorporation of T-Mobile (the “T-Mobile Certificate of Incorporation”) and the Bylaws of T-Mobile not filed prior to the date of this Agreement with the T-Mobile Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) T-Mobile has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and, subject only to the T-Mobile Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by T-Mobile and the consummation by T-Mobile of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of T-Mobile, subject, in the case of the T-Mobile Share Issuance and the T-Mobile Charter Amendment, to the T-Mobile Stockholder Approval, and in the case of the Merger Transactions, to the adoption of this Agreement by the sole stockholder of Merger Sub and the sole member of Merger Company pursuant to Section 6.18. The Board of Directors of T-Mobile (at a meeting duly called and held) has, by the unanimous vote of all directors of T-Mobile, duly adopted resolutions: (A) approving and declaring advisable this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, on the terms and subject to the conditions set forth in this Agreement, (B) determining that this Agreement and the transactions contemplated by this Agreement, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are fair to, and in the best interests of, T-Mobile and the stockholders of T-Mobile, (C) recommending the approval of the T-Mobile Charter Amendment and the T-Mobile Share Issuance to the stockholders of T-Mobile (the “T-Mobile Board Recommendation”) and (D) directing that the T-Mobile Charter Amendment and the T-Mobile Share Issuance be submitted to the stockholders of T-Mobile for approval, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. A committee of the Board of Directors of T-Mobile consisting solely of independent directors of T-Mobile (the “T-Mobile Independent Committee”) (at a meeting duly called and held) has, by unanimous vote, duly adopted resolutions: (A) determining that entering into this Agreement and consummating the transactions contemplated hereby, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, are advisable and fair to, and in the best interests of, all of the stockholders of T-Mobile (including such stockholders other than DT and its affiliates (other than T-Mobile and its subsidiaries)), and (B) recommending the submission of this Agreement to the full Board of Directors of T-Mobile and the approval of this Agreement and the transactions contemplated hereby, including the Merger Transactions, the T-Mobile Charter Amendment and the T-Mobile Share Issuance, by the full Board of Directors of T-Mobile. This Agreement has been duly executed and delivered by T-Mobile and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of T-Mobile, enforceable against T-Mobile in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement shall not, conflict with, or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Liens upon any of the properties or assets of T-Mobile or any of its subsidiaries under, (A) the T-Mobile Certificate of Incorporation or the Bylaws of T-Mobile or the comparable organizational documents of any of its subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization to which T-Mobile or any of its subsidiaries is a party or by which T-Mobile, any of its subsidiaries or their respective properties or assets may be bound or (C) subject to the governmental filings and other matters referred to in Section 4.2(b)(iii), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to T-Mobile or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (A) (with respect to the certificate of incorporation and bylaws or comparable organizational documents of T-Mobile’s subsidiaries), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on T-Mobile or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to T-Mobile or any of its subsidiaries in connection with the execution and delivery of this Agreement by T-Mobile or the consummation by T-Mobile of the transactions contemplated hereby, except for (A) compliance with any applicable requirements of the HSR Act, and with any other applicable Antitrust Laws, (B) compliance with any applicable requirements of the Communications Act, (C) pursuant to any applicable Laws of any PUCs or any similar foreign public utility bodies regulating telecommunications businesses, (D) pursuant to Section 721, (E) pursuant to the Securities Act and the Exchange Act, (F) pursuant to the DGCL, (G) in accordance with the rules and policies of the NYSE and NASDAQ, (H) such filings with DSS as are necessary to comply with the NISPOM and (I) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to (1) have a Material Adverse Effect on T-Mobile or (2) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(c) Capital Structure.

(i) The authorized capital stock of T-Mobile consists of 1,000,000,000 shares of T-Mobile Common Stock and 100,000,000 shares of preferred stock, par value $0.00001 per share, of which 20,000,000 shares have been designated as 5.50% Mandatory Convertible Preferred Stock, Series A (the “T-Mobile Preferred Stock”). At the close of business on the Measurement Date, (A) 847,947,274 shares of T-Mobile Common Stock were issued and outstanding, (B) 1,510,742 shares of T-Mobile Common Stock were held by T-Mobile in its treasury, (C) no shares of T-Mobile Preferred Stock were outstanding, (D) 397,541 shares of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile Options, (E) 14,356,507 shares of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile RSU Awards, (F) 2,218,614 shares (assuming satisfaction of any performance vesting conditions at target levels) or 4,437,228 shares (assuming satisfaction of any performance vesting conditions at maximum levels) of T-Mobile Common Stock were subject to issuance pursuant to T-Mobile PSU Awards, and (G) 4,431,843 shares of T-Mobile Common Stock were reserved for issuance under the T-Mobile ESPP.

(ii) All outstanding shares of capital stock of T-Mobile are, and all shares of capital stock of T-Mobile that may be issued as permitted by this Agreement or otherwise shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.2(c) and except for changes since the Measurement Date resulting from the issuance of shares of T-Mobile Common Stock pursuant to the T-Mobile ESPP or the exercise or settlement of T-Mobile Options, T-Mobile RSU Awards or T-Mobile PSU Awards, or otherwise, to the extent expressly permitted by Section 5.1(b)(ii) (including Section 5.1(b)(ii) of the T-Mobile Disclosure Letter) or otherwise by this Agreement, (A) there are not issued or outstanding (x) any shares of capital stock or other voting or equity securities or interests of T-Mobile, (y) any securities or interests of T-Mobile or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of T-Mobile or (z) any warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from T-Mobile or any of its subsidiaries (including any subsidiary trust), or any agreements, arrangements or obligations of T-Mobile or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of T-Mobile, or any securities or interests convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of T-Mobile, (B) there are no outstanding obligations of T-Mobile or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests, and (C) there are no outstanding or authorized equity or equity-based compensation awards, including any equity appreciation rights, security-based performance units, “phantom” stock, profit-participation or other security rights issued by T-Mobile or any of its subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which T-Mobile or any of its subsidiaries is party, in each case pursuant to which any person is entitled to receive any payment from T-Mobile based in whole or in part on the value of any shares of capital stock or other voting or equity securities or interests of T-Mobile or any of its subsidiaries.

(iii) There are no stockholder agreements, voting agreements, voting trusts or other agreements or understandings to which T-Mobile or any of its subsidiaries is a party, including any such agreements or understandings restricting the transfer of the capital stock or other voting or equity securities or interests of T-Mobile or its subsidiaries or affecting the voting rights of the capital stock or other voting or equity securities or interests of T-Mobile or its subsidiaries. Neither T-Mobile nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights, buy-sell rights or similar rights with respect to its shares of capital stock that are in effect. No shares of capital stock of T-Mobile are held by any subsidiary of T-Mobile.

(d) Subsidiaries.

(i) All outstanding shares of capital stock or other voting or equity securities or interests of each “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X of the SEC) of T-Mobile have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by T-Mobile, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other securities or interests.

(ii) There are no outstanding (A) securities or interests of T-Mobile or any of its subsidiaries convertible into, or exchangeable or exercisable for, or based upon the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile, (B) warrants, calls, options, preemptive rights, subscriptions or other securities or rights to acquire from T-Mobile or any of its subsidiaries (including any subsidiary trust), or agreements, arrangements or obligations of T-Mobile or any of its subsidiaries to issue, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile, or any securities or interests convertible into, or exchangeable or exercisable for, or based on the value of, any shares of capital stock or other voting or equity securities or interests of any subsidiary of T-Mobile or (C) obligations of T-Mobile or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or interests of any subsidiary of T-Mobile or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities or interests (in the case of clauses (B) and (C), other than in the case of Merger Sub and Merger Company pursuant to this Agreement).

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) T-Mobile and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including all exhibits and other information filed therewith or incorporated therein (including by reference), regardless of when such exhibits and other information were filed) with the SEC since January 1, 2016 (the “T-Mobile SEC Documents”). As of their respective dates, the T-Mobile SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the T-Mobile SEC Documents, and none of the T-Mobile SEC Documents when filed and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to the date of this Agreement, T-Mobile has furnished to Sprint true and complete copies of all comment letters from the SEC since January 1, 2016 through the date of this Agreement with respect to any of the T-Mobile SEC Documents, together with all written responses of T-Mobile thereto, other than any such letters and responses that are publicly available on EDGAR prior to the date of this Agreement. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the T-Mobile SEC Documents, and, to the knowledge of T-Mobile, none of the T-Mobile SEC Documents is the subject of any outstanding SEC comment or investigation. No subsidiary of T-Mobile is required to file periodic reports with the SEC pursuant to the requirements of the Exchange Act.

(ii) The consolidated financial statements (including all related notes and schedules) of T-Mobile and its subsidiaries included in the T-Mobile SEC Documents (the “T-Mobile Financial Statements”) when filed complied in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of T-Mobile and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as (and to the extent) reflected or reserved against in T-Mobile’s audited balance sheet as of December 31, 2017 (or the notes thereto) included in the T-Mobile Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2017, and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither T-Mobile nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether or not required by GAAP to be reflected on a consolidated balance sheet of T-Mobile and its subsidiaries (or in the notes thereto)) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iv) T-Mobile maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of T-Mobile’s financial reporting and the preparation of T-Mobile’s financial statements for external purposes in accordance with GAAP and that includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of T-Mobile, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of T-Mobile are being made only in accordance with authorizations of management and directors of T-Mobile and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of T-Mobile’s assets that could have a material effect on its financial statements. Since January 1, 2016, none of T-Mobile, T-Mobile’s independent accountants, the Board of Directors of T-Mobile or its audit committee has received any written or, to the knowledge of T-Mobile, oral notification of any (1) “significant deficiency” in the internal controls over financial reporting of T-Mobile, (2) “material weakness” in the internal controls over financial reporting of T-Mobile or (3) fraud, whether or not material, that involves management or other employees of T-Mobile who have a significant role in the internal controls over financial reporting of T-Mobile. Since January 1, 2016 through the date of this Agreement, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, chief accounting officer or general counsel of T-Mobile or the Board of Directors of T-Mobile or any committee thereof.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by T-Mobile are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by T-Mobile in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of T-Mobile, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of T-Mobile to make the certifications required under the Exchange Act with respect to such reports.

(vi) Since January 1, 2016, (A) neither T-Mobile nor any of its subsidiaries has received any written or, to the knowledge of T-Mobile, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of T-Mobile or any of its subsidiaries, or unlawful accounting or auditing matters with respect to T-Mobile or any of its subsidiaries, and (B) no attorney representing T-Mobile or any of its subsidiaries, whether or not employed by T-Mobile or any of its subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by T-Mobile or any of its subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of T-Mobile or any committee thereof or to the general counsel or chief executive officer of T-Mobile pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act, in each case (A) and (B), except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, materially adverse to T-Mobile and its subsidiaries, taken as a whole.

(vii) Neither T-Mobile nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar contract (including any contract or arrangement relating to any transaction or relationship between or among T-Mobile and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, T-Mobile or any of its subsidiaries in the T-Mobile Financial Statements or otherwise in the T-Mobile SEC Documents.

(viii) T-Mobile is in compliance in all material respects with the applicable rules and regulations of NASDAQ and the applicable listing requirements of NASDAQ.

(f) Information Supplied. None of the information supplied or to be supplied by T-Mobile specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Consent Solicitation Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by T-Mobile with respect to statements made or incorporated by reference therein based on information supplied by Sprint or a SoftBank Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

(g) Absence of Certain Changes or Events.

(i) From December 31, 2017 through the date of this Agreement, other than with respect to the transactions contemplated hereby, the businesses of T-Mobile and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice.

(ii) From December 31, 2017 through the date of this Agreement, neither T-Mobile nor any of its subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of clause (i), (iv), (viii), (ix), (xi), (xii), (xv), (xvii) or (xx) (in the case of (xx), to the extent relating to any of the foregoing clauses) of Section 5.1(b).

(iii) Since March 31, 2017, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on T-Mobile.

(h) Compliance with Laws; Licenses.

(i) T-Mobile and its subsidiaries have been and are, and the businesses of T-Mobile and its subsidiaries have been and are being, conducted, in compliance with all Laws relating to T-Mobile and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such applicable Laws, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to T-Mobile or any of its subsidiaries is pending or, to the knowledge of T-Mobile, threatened, except for such investigations or reviews that, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Each of T-Mobile and its subsidiaries has obtained, holds and is in compliance with all Licenses necessary to conduct its business as currently conducted (the “T-Mobile Material Licenses”), except where the failure to have any such License, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(ii) Each of T-Mobile and its subsidiaries is in compliance with its obligations under each of the Licenses issued or granted to it by the FCC and all leases for the use of wireless spectrum between T-Mobile or any of its subsidiaries, as lessee(s), and the FCC licensees of such spectrum, as lessors (the “T-Mobile FCC Licenses”) and the rules and regulations of the FCC, and with its obligations under each of the Licenses issued or granted to it by PUCs regulating telecommunications businesses (the “T-Mobile State Licenses”), and with its obligations under each of the Licenses issued or granted to it by foreign Governmental Entities regulating telecommunications businesses (together with the T-Mobile Material Licenses, the T-Mobile FCC Licenses and the T-Mobile State Licenses, the “T-Mobile Communications Licenses”), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(iii) T-Mobile and its subsidiaries are not the subject of, and there are no pending or, to the knowledge of T-Mobile, threatened proceedings, notices of violation, orders of forfeiture, complaints or investigations relating to the T-Mobile Communications Licenses before the FCC, the FAA or any other Governmental Entity, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. The FCC actions granting all T-Mobile Communications Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is no pending or, to the knowledge of T-Mobile, threatened application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity that challenges or questions the validity of or any rights of the holder under any such T-Mobile Communications License, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(iv) T-Mobile or its subsidiaries have good and valid title to, or in the case of leases, a valid leasehold interest in, free and clear of all Liens, other than T-Mobile Permitted Liens, all of the T-Mobile Communications Licenses. Each of the T-Mobile Communications Licenses is issued in the name of T-Mobile or one of its subsidiaries. Each of the T-Mobile Communications Licenses is in full force and effect, is granted without conditions, except for those conditions on the face of such T-Mobile Communications License or conditions generally applicable to all similarly situated licenses of comparable spectrum, and is free and clear of all Liens (other than Permitted Liens), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(v) Each lease pursuant to which T-Mobile or any of its subsidiaries has the right to use wireless spectrum licensed by the FCC is (i) valid and binding, (ii) in compliance with all applicable Laws and (iii) enforceable in accordance with its terms, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. To the knowledge of T-Mobile, each licensee of such wireless spectrum is in compliance with all of its obligations under the FCC Rules with respect to each License to which any such lease relates, and, to the knowledge of T-Mobile, there are no facts or circumstances that would reasonably be likely (whether with or without notice, lapse of time or the occurrence of any other event) to preclude the renewal or extension of any such lease in the ordinary course of business, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. None of T-Mobile or its subsidiaries has, nor to the knowledge of T-Mobile has any other party to any such lease, claimed that any party to any such lease is in breach or default under such lease, and any past breach or default has been waived, cured or otherwise settled, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. No party to any such lease has claimed in writing nor, to the knowledge of T-Mobile, has any party threatened in writing that T-Mobile or any of its subsidiaries is in violation of or default under any such lease, or that such party has the right to terminate such lease, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. To the knowledge of T-Mobile, all FCC licenses underlying all such leases were validly issued and are in full force and effect, and are not subject to proceedings or threatened proceedings that could reasonably be expected to result in the revocation, modification, restriction, cancellation, termination, suspension or non-renewal of any such FCC license, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(vi) All of the currently operating cell sites, microwave paths, fiber routes and other network facilities of T-Mobile and its subsidiaries in respect of which a filing with the FCC or any other Governmental Entity was required have been constructed and are currently operated as represented to the FCC or such other Governmental Entity in currently effective filings, and modifications to such cell sites, microwave paths, fiber routes or other network facilities have been preceded by the submission to the FCC or any other applicable Governmental Entity of all required filings, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. All facilities constructed by T-Mobile or its subsidiaries for the purpose of demonstrating compliance with FCC substantial service or build-out requirements, or educational use requirements, whether such filings were made by T-Mobile or a lessor leasing spectrum to T-Mobile, remain constructed and are currently being operated as represented to the FCC, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(vii) All transmission towers owned or leased by T-Mobile and its subsidiaries are (to the knowledge of T-Mobile with respect to leased towers) obstruction-marked and lighted by T-Mobile or its subsidiaries to the extent required by, and in accordance with, the FAA Rules, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. Appropriate notification to the FAA has been made for each transmission tower owned or leased by T-Mobile and its subsidiaries to the extent required to be made by T-Mobile or any of its subsidiaries by, and in accordance with, the FAA Rules, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(viii) Neither T-Mobile nor any of its subsidiaries holds any T-Mobile Communications Licenses through a partnership, joint venture or other person that is not a subsidiary of T-Mobile, or any structured finance, special purpose or limited purpose entity or person.

(ix) T-Mobile and its subsidiaries are fully qualified under the Communications Act and the rules and regulations of the FCC to hold the T-Mobile FCC Licenses generally. To the knowledge of T-Mobile, there are no facts or circumstances relating to the qualifications of T-Mobile and its subsidiaries that would prevent or materially delay the grant of any FCC Form 603 application (or other appropriate form) under the FCC Rules and the Communications Act with respect to the Merger Transactions.

(i) Litigation. There is no Action pending or, to the knowledge of T-Mobile, threatened in writing against or affecting T-Mobile or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity, except as, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby. Neither T-Mobile nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to (A) have a Material Adverse Effect on T-Mobile or (B) prevent or materially delay the consummation of any of the transactions contemplated hereby.

(j) Benefit Plans.

(i) Section 4.2(j)(i) of the T-Mobile Disclosure Letter contains a complete and correct list of each material T-Mobile Benefit Plan. With respect to each material T-Mobile Benefit Plan, T-Mobile has made available to Sprint complete and accurate copies of the following documents (if applicable): (A) such T-Mobile Benefit Plan and summary plan description thereof, (B) each trust, insurance, annuity or other funding contract related thereto, (C) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, (D) the most recent annual report on Form 5500 required to be filed with the IRS with respect thereto, and (E) the most recently received IRS determination letter or opinion.

(ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, (A) each of the T-Mobile Benefit Plans has been operated and administered in compliance with its terms and in accordance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder, (B) no T-Mobile Benefit Plan provides welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of T-Mobile or its subsidiaries beyond their retirement or other termination of service, other than coverage mandated by COBRA, or comparable U.S. state or foreign law, (C) all contributions or other amounts payable by T-Mobile or its subsidiaries as of the Effective Time pursuant to each T-Mobile Benefit Plan in respect of current or prior plan years have been timely paid or, to the extent not yet due, have been accrued in accordance with GAAP, (D) neither T-Mobile nor any of its subsidiaries has engaged in a transaction in connection with which T-Mobile or its subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (E) there are no pending or, to the knowledge of T-Mobile, threatened in writing or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the T-Mobile Benefit Plans or any trusts related thereto.

(iii) Except as set forth on Section 4.2(j)(iii) of the T-Mobile Disclosure Letter or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, none of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding the date of this Agreement contributed to, or was obligated to contribute to, a Multiemployer Plan or Multiple Employer Plan, and none of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates has, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4202 of ERISA.

(iv) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, each of the T-Mobile Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and, to the knowledge of T-Mobile, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favorable determination letter or opinion letter as to its qualification.

(v) No T-Mobile Benefit Plan is subject to Section 302 or Title IV or Section 412, 430 or 4971 of the Code. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability following the Closing of T-Mobile, any of its subsidiaries or any of their respective ERISA Affiliates.

(vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former employee, director or other individual service provider of T-Mobile or its subsidiaries under any T-Mobile Benefit Plan, (B) increase any compensation or benefits otherwise payable under any T-Mobile Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (D) impose any restrictions or limitations on the rights of T-Mobile or its affiliates to amend, merge, terminate or receive a reversion of assets from any T-Mobile Benefit Plan, or (E) result in the payment of any compensation or benefits to any person who would be a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) with respect to T-Mobile or its affiliates that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(vii) No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from T-Mobile or any of its subsidiaries as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(viii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, all T-Mobile Benefit Plans subject to the laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) that are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) that are intended to be funded and/or book-reserved are funded and/or book reserved, as required under applicable Laws and GAAP, based upon reasonable actuarial assumptions.

(k) Labor and Employment Matters.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, neither T-Mobile nor any of its subsidiaries has received written notice during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor, employment, affirmative action, immigration, occupational health and safety or workplace safety and workers compensation insurance laws to conduct an investigation of T-Mobile or any of its subsidiaries and, to the knowledge of T-Mobile, no such investigation is in progress. Except in each case as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, (A) there are no (and have not been during the three-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of T-Mobile or any of its subsidiaries, (B) to the knowledge of T-Mobile, there is no (and has not been during the three-year period preceding the date of this Agreement) labor organizing effort pending or threatened in writing against T-Mobile or any of its subsidiaries, (C) there is no (and has not been during the three-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of T-Mobile, threatened in writing against T-Mobile or any of its subsidiaries, (D) there is no (and has not been during the three-year period preceding the date of this Agreement) slowdown or work stoppage in effect or, to the knowledge of T-Mobile, threatened in writing, with respect to any employees of T-Mobile or any of its subsidiaries, (E) neither T-Mobile nor any of its subsidiaries has, or is reasonably expected to have, any liabilities under the WARN Act, and (F) to the knowledge of T-Mobile, no current or former employee, independent contractor or consultant of T-Mobile or any of its subsidiaries has breached any nondisclosure obligation to, non-competition agreement with or other restrictive covenant with: (i) T-Mobile or any of its subsidiaries or (ii) a former employer of any such individual relating to (a) the right of any such individual to be employed or engaged by T-Mobile or any of its subsidiaries or (b) the use or disclosure of confidential information in connection with such individual’s employment with or engagement by T-Mobile or any of its subsidiaries. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile, T-Mobile and each of its subsidiaries are in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, affirmative action, immigration and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

(ii) Neither T-Mobile nor any of its subsidiaries is a party or subject to, or otherwise bound by, any Labor Agreement, and none of the employees of T-Mobile or its subsidiaries are represented by a works council, union or similar labor organization with respect to their services to T-Mobile or its subsidiaries. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of T-Mobile or any of its subsidiaries.

(l) Taxes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile:

(i) (A) All Tax Returns required to be filed by T-Mobile and its subsidiaries, have been timely filed, (B) all such Tax Returns are true, complete and correct in all respects, (C) all Taxes (whether or not reflected on such Tax Returns) required to have been paid by T-Mobile and its subsidiaries have been timely paid, except, in the case of clause (B) or (C), with respect to Taxes for which adequate reserves have been established in accordance with GAAP in the T-Mobile Financial Statements, and (D) T-Mobile and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) As of the date hereof, there is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to T-Mobile or any of its subsidiaries that remains in effect.

(iii) (A) No investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return of T-Mobile or any of its subsidiaries is currently pending or has been threatened in writing, and (B) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which T-Mobile or any of its subsidiaries may be liable which has not been adequately reserved for in the T-Mobile Financial Statements, fully paid or finally settled.

(iv) Neither T-Mobile nor any of its subsidiaries is bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or has received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority, which agreement, ruling or memorandum is or would be binding with respect to any taxable period for which the applicable statute of limitations has not yet expired.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where T-Mobile or any of its subsidiaries does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Neither T-Mobile nor any of its subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than (x) any such agreements solely between T-Mobile and one or more wholly owned subsidiaries of T-Mobile or (y) customary Tax indemnification provisions in commercial contracts entered into in the ordinary course of business and not primarily related to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which T-Mobile is the common parent corporation) or (C) has any liability for the payment of Taxes of any person (other than T-Mobile or any of its subsidiaries) as a successor or transferee, or otherwise.

(vii) None of the assets of T-Mobile or any of its subsidiaries is subject to any Liens for Taxes (other than Permitted Liens).

(viii) In the past two years, neither T-Mobile nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Neither T-Mobile nor any of its subsidiaries has taken any action or knows of the existence of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) T-Mobile from delivering its Tax Certificate, or (iii) T-Mobile obtaining the opinion described in Section 7.2(e).

(x) Neither T-Mobile nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(m) Voting Requirements. The T-Mobile Stockholder Approval is the only vote of holders of any securities of T-Mobile or its subsidiaries necessary to approve the transactions contemplated by this Agreement. The execution and delivery to T-Mobile by the DT Stockholder (as defined in the DT Support Agreement) of the written consent contemplated by Section 2 of the DT Support Agreement will constitute receipt of the T-Mobile Stockholder Approval.

(n) Intellectual Property.

(i) T-Mobile and its subsidiaries own, free and clear of all Liens (except Permitted Liens), or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. All such rights shall survive the consummation of the Merger unchanged in all respects, except as would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(ii) The conduct of T-Mobile’s and its subsidiaries’ businesses, as currently conducted or as contemplated by them to be conducted does not infringe, misappropriate, dilute or otherwise violate any of the Intellectual Property rights of any third party, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. No claims are pending or, to the knowledge of T-Mobile, threatened in writing adversely affecting the Intellectual Property rights of T-Mobile, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. To the knowledge of T-Mobile, no third party has infringed upon, misappropriated, diluted, or otherwise violated any Intellectual Property rights of T-Mobile or any of its subsidiaries, except for infringements, misappropriations, dilutions or other violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iii) T-Mobile and its subsidiaries have taken reasonable measures to protect the confidentiality of material trade secrets and other material confidential information, owned by or provided to them under conditions of confidentiality, including requiring all persons having access thereto to execute written non-disclosure agreements or otherwise be bound by obligations of confidentiality, except where the failure to take such measures, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. To the knowledge of T-Mobile, there has been no disclosure of any such trade secrets or confidential information of or relating to T-Mobile or any of its subsidiaries to any person, except for disclosures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iv) The material IT Assets of T-Mobile and its subsidiaries operate and perform as needed by T-Mobile and its subsidiaries to adequately conduct their respective businesses as currently conducted or as contemplated by them to be conducted, except for failures to operate or perform that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Since January 1, 2015, to the knowledge of T-Mobile, there have been no security breaches, unauthorized access, failures or unplanned outages or other adverse integrity or security access incidents affecting the IT Assets of T-Mobile or its subsidiaries or any other persons to the extent used by or on behalf of T-Mobile or its subsidiaries (or, in each case, information and transactions stored or contained therein or transmitted thereby), in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(o) Data Protection.

(i) T-Mobile and its subsidiaries (A) are and have been since January 1, 2015 in compliance with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of Personal Data, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole, and (B) have implemented and maintained a data security plan with commercially reasonable administrative, technical and physical safeguards to protect Personal Data against unauthorized access, use, loss and damage.

(ii) To the knowledge of T-Mobile, since January 1, 2015, there has been no unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of T-Mobile or any of its subsidiaries, in each case, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole. Since January 1, 2015, no person (including any Governmental Entity) has made any claim or commenced any Action with respect to any unauthorized access to, or use, misuse or loss of, or damage to, any Personal Data maintained by or on behalf of T-Mobile or any of its subsidiaries, except as, individually or in the aggregate, would not reasonably be expected to be material to T-Mobile and its subsidiaries, taken as a whole.

(p) Material Contracts.

(i) Except for this Agreement, the T-Mobile Benefit Plans or any contracts filed as exhibits to or incorporated by reference in (regardless of when originally filed) any T-Mobile Filed SEC Document, Section 4.2(p)(i) of the T-Mobile Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each contract described below in this Section 4.2(p)(i) that is unexpired and effective as of the date of this Agreement to which T-Mobile or any subsidiary of T-Mobile is a party or by which any of their respective properties or assets is bound or affected (all contracts of the type described in this Section 4.2(p)(i), other than the T-Mobile Benefit Plans, whether or not set forth on Section 4.2(p)(i) of the T-Mobile Disclosure Letter, being referred to herein as the “T-Mobile Material Contracts”):

(A) any partnership, joint venture, strategic alliance or collaboration contract which is material to T-Mobile and its subsidiaries, taken as a whole;

(B) any contract pursuant to which any Indebtedness of T-Mobile or any of its subsidiaries, in each case in excess of $100,000,000, is outstanding or secured, other than any such contract or instrument solely between or among T-Mobile and any of its wholly owned subsidiaries;

(C) any contract related to an acquisition, divestiture, merger or similar transaction that contains financial covenants, indemnities or other similar payment obligations (including “earn-out” or other contingent payment obligations) that are still in effect and would reasonably be expected to result in the receipt or making of future payments in excess of $150,000,000;

(D) any contract requiring or reasonably likely to result in (x) payments by T-Mobile and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of T-Mobile or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $75,000,000 during any 12-month period or $150,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $300,000,000 during any 12-month period or $600,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (y) payments to T-Mobile and its subsidiaries in excess of (I) for any interconnection, bundling or similar agreement in connection with which the equipment, networks and services of T-Mobile or any of its subsidiaries are connected to those of another service provider in order to allow their respective customers access to each other’s services and networks, $75,000,000 during any 12-month period or $150,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof, or (II) for all other contracts, $300,000,000 during any 12-month period or $600,000,000 for the period beginning on the date hereof and ending at the stated termination date of such contract, or, if no termination date is stated therein, for the period beginning on the date hereof and ending on the second anniversary of the date hereof;

(E) any contract containing a non-competition or similar provision that materially restricts the ability of T-Mobile or any of its subsidiaries to compete in any material line of business or in any material geographic region or with any person;

(F) any contract that provides for exclusive rights for the benefit of any third party, grants “most favored nation” status, contains minimum volume or purchase commitments, or requires T-Mobile or any of its subsidiaries to provide any minimum level of service, in each case which are, or in a manner that is, material to T-Mobile and its subsidiaries, taken as a whole;

(G) any contract obligating T-Mobile or any of its subsidiaries to make any capital expenditures in excess of $150,000,000, other than acquisitions of inventory and equipment in the ordinary course of business;

(H) any contract pursuant to which T-Mobile or any of its subsidiaries (x) leases wireless spectrum requiring or reasonably likely to result in annual payments by or to T-Mobile and its subsidiaries in excess of $150,000,000, (y) would reasonably be expected to be required to purchase, sell, lease or exchange any wireless spectrum with a value in excess of $150,000,000 or (z) provides mobile virtual network operator or other wholesale mobile network services to any third person and requiring or reasonably likely to result in annual payments by or to T-Mobile and its subsidiaries in excess of $150,000,000;

(I) any contract involving the settlement of any claim, action, suit or proceeding or any threatened claim, action, suit or proceeding (or series of related claims, actions, suits or proceedings) which (x) involves payments after the date hereof in excess of $150,000,000 or (y) imposes material monitoring, reporting or other non-monetary obligations to any third party or Governmental Entity;

(J) (x) any NSA, (y) any Government Contract of T-Mobile or any of its subsidiaries involving payments in excess of $50,000,000, the period of performance of which is still active or for which final payment has not been received or (z) any other material contract with a Governmental Entity;

(K) any contract that contains a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which T-Mobile or any of its subsidiaries would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other assets;

(L) (x) any contract providing for a sale-leaseback, lease-leaseback or similar arrangement of tower sites and related assets involving, or that would reasonably be expected to involve, proceeds in excess of $150,000,000 and (y) any material lease, sublease, sub-sublease license or other agreement under which T-Mobile or any of its subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property;

(M) any contract or binding oral or other arrangement between T-Mobile or any of its subsidiaries, on the one hand, and DT or any of its affiliates (other than T-Mobile and its subsidiaries), on the other hand, reasonably likely to result in (x) payments by T-Mobile and its subsidiaries in excess of $25,000,000 in any fiscal year or (y) payments to T-Mobile and its subsidiaries in excess of $25,000,000 in any fiscal year; and

(N) any contract not otherwise described in any other subsection of this Section 4.2(p)(i) that would be required to be filed by T-Mobile as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(ii) T-Mobile has delivered or made available to Sprint, or its external legal advisors pursuant to a confidential review process, prior to the date of this Agreement, true and complete copies (with the exception of redactions) of all T-Mobile Material Contracts that exist as of the date of this Agreement and have not been filed as exhibits to the T-Mobile Filed SEC Documents. Except to the extent it has previously expired in accordance with its terms, each T-Mobile Material Contract is valid and binding on T-Mobile (or, to the extent that a subsidiary of T-Mobile is a party, such subsidiary) and is in full force and effect in all material respects (subject to the Enforceability Exceptions). T-Mobile and each of its subsidiaries have performed all obligations required to be performed by them to date under each T-Mobile Material Contract, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile. Neither T-Mobile nor any of its subsidiaries has knowledge of, or has received written notice of, any material violation or default under (nor, to the knowledge of T-Mobile, does there exist any condition that with or without notice or lapse of time, or both, would result in such a material violation or default under) any T-Mobile Material Contract. To the knowledge of T-Mobile, no other party to any T-Mobile Material Contract is in breach of or default under the terms of any T-Mobile Material Contract, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on T-Mobile.

(iii) Since December 31, 2013, (A) neither T-Mobile nor any of its subsidiaries has been suspended or debarred from bidding on or entering into contracts or subcontracts for or with any Governmental Entity, (B) no suspension or debarment actions with respect to any Government Contract have been commenced or threatened in writing against T-Mobile or any of its subsidiaries, (C) all representations and certifications made by T-Mobile or any of its subsidiaries in connection with each of such entity’s Government Contracts and Government Bids were accurate and complete in all material respects as of the date of submission, and all such representations and certifications have been kept current, to the extent required, (D) neither T-Mobile nor any of its subsidiaries has received any written notice of investigations or audits planned, underway or unresolved by any Governmental Entity with respect to any Government Contract or Government Bid, and to the knowledge of T-Mobile, there are no such investigations planned, underway or unresolved for which T-Mobile or any of its subsidiaries has not received notice, (E) there are no material outstanding claims or disputes against or with T-Mobile or any of its subsidiaries relating to any Government Contracts and involving either the U.S. government, any prime contractor, any higher-tier subcontractor or any third party, (F) neither T-Mobile nor any of its subsidiaries has received a written negative determination of responsibility with respect to any quotation, bid or proposal for a Government Contract, (G) T-Mobile and its subsidiaries are in compliance, in all material respects, with all applicable statutory, regulatory and contractual requirements, including the Armed Services Procurement Act, the Federal Procurement and Administrative Services Act, the Federal Acquisition Regulation, as set forth under FAR and applicable agency supplements thereto, the FAR Cost Principles and the Cost Accounting Standards, (H) there are no adverse or negative government past performance evaluations or ratings that would reasonably be expected to adversely affect in any material respect the evaluation of bids or proposals for future Government Contracts, (I) to the knowledge of T-Mobile, no facts exist which are reasonably likely to give rise to a material claim for price adjustment under the False Claims Act (31 U.S.C. §§ 3729 - 3733), the Truth in Negotiations Act (10 U.S.C. § 2306a, 41 U.S.C. Chapter 35) or to any other request for a material reduction in the price of any Government Contract of T-Mobile or any of its subsidiaries, (J) the business systems of T-Mobile and each of its subsidiaries, including their accounting systems and related processes, are in compliance, in all material respects, with applicable requirements of each Government Contract and Government Bid and all applicable Laws, and no Governmental Entity has notified T-Mobile or any of its subsidiaries of a significant weakness or deficiency with respect to any such business system, (K) no termination for default, show cause notice, cure notice or letter of concern has been issued to or against T-Mobile or any of its subsidiaries with respect to any Government Contract and (L) no Government Contracts were awarded to T-Mobile or any of its subsidiaries pursuant to a procurement process that was limited to persons having 8(a), small business, small disadvantaged business, historically underutilized business zone small business, women owned small business, veteran-owned small business or service-disabled veteran-owned small business status or other preferential status. Section 4.1(p)(iii) of the T-Mobile Disclosure Letter contains a true and complete list of each Government Bid by T-Mobile or any of its subsidiaries outstanding as of the date of this Agreement, which Government Bid is material to the business of T-Mobile and its subsidiaries, taken as a whole.

(iv) Neither T-Mobile nor any subsidiary of T-Mobile (A) has a facility security clearance under U.S. national industrial security regulations, or (B) performs, or since December 31, 2013, has performed, on any classified Government Contracts or programs. Aggregate data on all personnel security clearances held by T-Mobile’s and its subsidiaries’ employees (the “T-Mobile Clearance List”), as of the date of this Agreement, has been provided orally or in writing to Sprint’s external legal advisors prior to the date of this Agreement. The T-Mobile Clearance List provided to T-Mobile prior to the date hereof contains aggregate data on personnel security clearances necessary to conduct the business of T-Mobile and its subsidiaries as currently being conducted, and are in full force and effect. No notice of revocation from DSS or any other Governmental Entity has been issued to T-Mobile and remains unresolved with respect to any personnel security clearance of any employee of T-Mobile or any of its subsidiaries. To the knowledge of T-Mobile, no information, fact, condition or circumstance currently exists that is reasonably likely to give rise to the revocation of any such clearance.

(q) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile:

(i) T-Mobile and each of its subsidiaries are and have been since January 1, 2014 in compliance with all applicable Environmental Laws and neither T-Mobile nor any of its subsidiaries has received any written communication from any person or Governmental Entity that alleges that T-Mobile or any of its subsidiaries is not in such compliance with, or has any liability under, applicable Environmental Laws.

(ii) T-Mobile and each of its subsidiaries have obtained or have applied for all Environmental Permits necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and T-Mobile and its subsidiaries are in compliance with all terms and conditions of their material Environmental Permits.

(iii) There are no Environmental Claims pending or, to the knowledge of T-Mobile, threatened against (1) T-Mobile or any of its subsidiaries, (2) any person or entity whose liability for any Environmental Claim T-Mobile or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law or (3) any real or personal property or operations which T-Mobile or any of its subsidiaries owns, leases or manages, or any such property formerly owned, leased or managed by any of them since January 1, 2014, in whole or in part.

(iv) There has been no release of any Hazardous Material that would be reasonably likely to form the basis of any Environmental Claim against T-Mobile or any of its subsidiaries or, to the knowledge of T-Mobile, against any person or entity whose liability for any Environmental Claim T-Mobile or any of its subsidiaries has or may have retained or assumed, either contractually or by operation of law.

(r) Prohibited Payments. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, since January 1, 2014, none of T-Mobile or any of its subsidiaries or, to the knowledge of T-Mobile, any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Anti-Corruption Laws or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other payment. Neither T-Mobile nor any of its subsidiaries, as of the date of this Agreement, (i) to the knowledge of T-Mobile, is under external or internal investigation for any material violation of any Anti-Corruption Laws, (ii) has received any written or, to the knowledge of T-Mobile, other communication from any Governmental Entity regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or (iii) to the knowledge of T-Mobile, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Except as, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, since January 1, 2014, neither T-Mobile nor any of its subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(s) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on T-Mobile: (i) T-Mobile and each of its subsidiaries have good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of their owned real property, and good and valid leasehold title to all of their leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (ii) all such real property (A) complies with all applicable zoning and land use ordinances, laws and regulations, or is a valid nonconforming use thereunder, (B) has sufficient access to a public road, and (C) is improved with all necessary and sufficient buildings, structures and improvements sufficient for the continuation of its business as currently conducted, in accordance with all applicable Licenses of T-Mobile and its subsidiaries and applicable Laws, (iii) there are no existing (or, to the knowledge of T-Mobile, threatened in writing) condemnation proceedings with respect to any such real property, and (iv) with respect to all such leased real property, T-Mobile and each of its subsidiaries are in compliance with all material terms and conditions of each lease therefor, and neither T-Mobile nor any of its subsidiaries has received any written notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(t) Related Party Agreements. As of the date hereof, there are no agreements or arrangements between T-Mobile and/or any of its subsidiaries, on the one hand, and DT and/or any affiliate of DT or T-Mobile (other than T-Mobile and its subsidiaries), on the other hand, that are material to the operation of the businesses of T-Mobile and its subsidiaries as currently conducted, or that otherwise provide for rights or obligations of T-Mobile or any of its subsidiaries that, individually or in the aggregate, are, or would reasonably be expected to be, material to T-Mobile and its subsidiaries, taken as a whole, other than as set forth on Section 4.2(t) of the T-Mobile Disclosure Letter. T-Mobile has delivered or made available to Sprint, prior to the date of this Agreement, true and complete copies of all such agreements or arrangements that exist as of the date of this Agreement and have not been filed as exhibits to the T-Mobile Filed SEC Documents.

(u) Opinion of Financial Advisors. The Board of Directors of T-Mobile has received the opinion of PJT Partners LP, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to T-Mobile. The Board of Directors of T-Mobile has received the opinion of Goldman Sachs & Co. LLC, dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to T-Mobile. The T-Mobile Independent Committee has received the opinion of Evercore Group L.L.C., dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of T-Mobile Common Stock (including such holders of T-Mobile Common Stock other than DT and its affiliates).

(v) Brokers. Except as set forth in Section 4.2(v) of the T-Mobile Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of T-Mobile.

(w) Takeover Statutes and Charter Provisions. Assuming the accuracy of the representations and warranties set forth in Section 4.1(x), the Board of Directors of T-Mobile has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL will be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar statute or regulation applies with respect to T-Mobile or any of its subsidiaries in connection with this Agreement, the Merger Transactions or any of the other transactions contemplated hereby. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which T-Mobile or any of its subsidiaries is subject, party or otherwise bound.

(x) Ownership of Sprint Common Stock. Neither T-Mobile nor any of its affiliates is, nor at any time during the last three years, has T-Mobile or any of its affiliates been, an “interested stockholder” of Sprint as defined in Section 203 of the DGCL. T-Mobile and its affiliates do not beneficially own any shares of Sprint Common Stock or other securities of Sprint or any option, warrants or other rights to acquire Sprint Common Stock or other securities of, or any other economic interest in, Sprint.

(y) Financing.

(i) T-Mobile has delivered to Sprint a true, complete and correct copy of an executed commitment letter, dated the date of this Agreement (such commitment letter as the same may be amended from time-to-time is referred to herein as the “Commitment Letter”, together with the customary fee letters referred to in clause (ii) below), among T-Mobile USA, Inc. and the Financing Parties party thereto, pursuant to which, among other things, each of the Financing Parties has agreed, subject to the terms and conditions of the Commitment Letter, to provide or cause to be provided the financing commitments specified in the Commitment Letter subject to the terms and conditions thereof, the proceeds of which are intended by T-Mobile to be utilized as specified in the Commitment Letter. The financing commitments contemplated under the Commitment Letter and the financing contemplated thereby are referred to herein, individually and collectively, as the “Financing”.

(ii) The Commitment Letter as of the date hereof, (x) is in full force and effect, (y) is a legal, valid and binding obligation of T-Mobile USA, Inc. and, to the knowledge of T-Mobile, the other parties thereto (z) has not been amended or modified prior to the date hereof. As of the date hereof, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a material default or material breach on the part of T-Mobile USA, Inc. under the Commitment Letter, and (ii) subject the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 hereof, and assuming the accuracy in all material respects of the representations and warranties contained in Section 4.1, 4.3 and 4.4, T-Mobile has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Commitment Letter on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Financing (including any “market flex” provisions contained in the Commitment Letter) other than as expressly set forth in or expressly contemplated by the Commitment Letter. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters, fee credit letters, and engagement letters, a correct and complete copy of which have been delivered by T-Mobile to Sprint on or prior to the date of this Agreement (other than with respect to redacted fees, fee amounts, pricing terms, pricing caps, “market flex” provisions and other economic terms) which do not contain provisions that impose any additional conditions to the funding of the Financing not otherwise set forth in the Commitment Letter) related to the funding of the full amount of the Financing other than as expressly set forth in or expressly contemplated by the Commitment Letter.

(z) Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Merger Company. Merger Sub was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, Merger Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub and the filing of the Merger Certificate pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions.

(aa) Merger Company. All of the limited liability interests of Merger Company are, and at the Effective Time will be, owned by T-Mobile. Merger Company was formed solely for the purpose of entering into the transactions contemplated by this Agreement and, since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Subject only to the adoption of this Agreement by the sole member of Merger Company, Merger Company has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the SoftBank US Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement by Merger Company and the consummation by Merger Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Merger Company, subject only to the adoption of this Agreement by the sole member of Merger Company and the filing of the SoftBank US Merger Certificates pursuant to the DGCL. This Agreement has been duly executed and delivered by Merger Company and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of Merger Company, enforceable against Merger Company in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. No entity classification election has been made to treat Merger Company, for U.S. federal income tax purposes, other than as an entity disregarded as separate from T-Mobile.

Section 4.3. Representations and Warranties of the SoftBank Parties. The SoftBank Parties represent and warrant to T-Mobile, Merger Sub, Merger Company and the DT Parties as follows:

(a) Organization, Standing and Corporate Power. Each SoftBank Party is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each SoftBank US HoldCo is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Each SoftBank US HoldCo has delivered or made available to T-Mobile prior to the date of this Agreement true and complete copies of its certificate of incorporation and bylaws.

(b) Corporate Authority. Subject, in the case of the SoftBank US HoldCos, only to the adoption of this Agreement by SoftBank UK HoldCo, in its capacity as the sole stockholder of each SoftBank US HoldCo, each of the SoftBank Parties has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the SoftBank Parties and the consummation by the SoftBank Parties of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the SoftBank Parties, subject, in the case of the SoftBank US HoldCos, only to the adoption of this Agreement by SoftBank UK HoldCo in its capacity as the sole stockholder of such SoftBank US HoldCo and the filing of the SoftBank US Merger Certificates pursuant to the DGCL. This Agreement has been duly executed and delivered by the

SoftBank Parties and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the SoftBank Parties, enforceable against each of the SoftBank Parties in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. Other than, in the case of the SoftBank US HoldCos, the adoption of this Agreement by SoftBank UK HoldCo in its capacity as the sole stockholder of each SoftBank US HoldCo, no approval by the stockholders of any of the SoftBank Parties is required in order for each of the SoftBank Parties to execute, deliver and perform its obligations under this Agreement or to consummate the transactions hereby on the terms and subject to the conditions of this Agreement.

(c) Ownership of Sprint Shares; Total Shares; Assets. As of the date hereof, Starburst is the record and beneficial owner of 3,076,525,523 shares of Sprint Common Stock, Galaxy is the record and beneficial owner of 314,980,663 shares of Sprint Common Stock (such shares of Sprint Common Stock held by the SoftBank US HoldCos, together with any shares of Sprint Common Stock acquired by the SoftBank Parties from and after the Effective Date as permitted under Section 5.1(d), collectively, the “Sprint Subject Shares”) and SoftBank is the indirect beneficial owner of all of the shares of common stock of each of Starburst and Galaxy. The Sprint Subject Shares are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or transfer the Sprint Subject Shares), except (i) for the obligation to settle the Galaxy RSUs in Sprint Capital Stock, (ii) as provided hereunder or (iii) pursuant to any applicable restrictions on transfer under the Securities Act. As of the date hereof, neither SoftBank US HoldCo owns any assets, directly or indirectly, beneficially or otherwise, other than its respective Sprint Subject Shares. As of the date hereof, none of the SoftBank Parties owns, directly or indirectly, beneficially or otherwise, any shares of Sprint Common Stock other than the Sprint Subject Shares and 54,579,924 shares of Sprint Common Stock issuable upon exercise of the SoftBank Sprint Warrants.

(d) Voting Power. Collectively, SoftBank and its wholly owned subsidiaries have full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in the SoftBank Support Agreement, in each case with respect to all of the Sprint Subject Shares. None of the Sprint Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided in the SoftBank Support Agreement.

(e) Capitalization. The authorized capital stock of Galaxy consists of 2,000 shares of Galaxy Common Stock. As of the date hereof and as of the Closing Date, (i) 1,501 shares of Galaxy Common Stock are issued and outstanding, all of which are owned of record and beneficially by SoftBank UK HoldCo, and (ii) no shares of Galaxy Common Stock are held by Galaxy in its treasury. The authorized capital stock of Starburst consists of 100,000 shares of Starburst Common Stock. As of the date hereof and as of the Closing Date, (i) 34,122 shares of Starburst Common Stock are issued and outstanding, all of which are owned of record and beneficially by SoftBank UK HoldCo, and (ii) no shares of Starburst Common Stock are held by Starburst in its treasury. All outstanding shares of capital stock of each SoftBank US HoldCo are, and all shares of capital stock of each SoftBank US HoldCo that may be issued shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

(f) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of SoftBank, threatened against either SoftBank or any subsidiary of SoftBank (other than the SoftBank US HoldCos and other than Sprint or any subsidiary of Sprint) arising out of or relating to (i) the SoftBank Parties’ ownership of the Sprint Subject Shares or (ii) this Agreement or any of the transactions contemplated hereby, in each case, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby. As of the date of this Agreement and as of the Closing Date, there are no Actions pending or threatened against either SoftBank US HoldCo.

(g) Holdco Status. Each SoftBank US HoldCo was formed solely for the purpose of acquiring and holding shares of Sprint Common Stock and, since the date of its formation, has not carried on any other business, conducted any other operations, owned any assets other than the Sprint Subject Shares, or incurred any liabilities or obligations of any kind other than those incident to its ownership of the Sprint Subject Shares and the execution of this Agreement.

(h) Taxes. With respect to each SoftBank US HoldCo:

(i) (A) All material Tax Returns required to be filed by or with respect to such SoftBank US HoldCo have been timely filed, (B) all such Tax Returns are true, complete and correct in all material respects, (C) all material Taxes (whether or not reflected on such Tax Returns) required to have been paid have been timely paid and (D) all material Taxes required to be withheld have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.

(ii) There is no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material amount of Taxes that remains in effect.

(iii) (A) No material investigation, examination, audit or other administrative proceeding with regard to any Taxes or Tax Return is currently pending or has been threatened and (B) no Taxing Authority has asserted in writing, or has threatened, any material deficiency or claim for Taxes or any material adjustment to Taxes.

(iv) Such SoftBank US HoldCo is not bound by any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) and has not received or requested any private letter ruling, technical advice memorandum or other written ruling from a Taxing Authority.

(v) In the past three years, no claim has been made in writing by a Governmental Entity in a jurisdiction where such SoftBank US HoldCo does not file Tax Returns with respect to a particular type of Tax that it is or may be subject to taxation for such Tax by that jurisdiction.

(vi) Such SoftBank US HoldCo (A) is not a party to or bound by, or does not have any obligation under, any Tax indemnification, separation, sharing or similar agreement or arrangement, (B) is not and has not been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (except that, from October 5, 2012 to July 10, 2013, Starburst was the common parent of a consolidated federal income tax return group that included Sprint and its subsidiaries), and (C) has no liability for the payment of Taxes of any person as a successor or transferee, or otherwise.

(vii) None of such SoftBank US HoldCo’s assets is subject to any Liens for Taxes (other than statutory Liens for Taxes that are not yet delinquent).

(viii) Such SoftBank US HoldCo has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(ix) Such SoftBank US HoldCo has not taken any action, nor does it know of the existence of any fact, agreement, plan or other circumstance, that could reasonably be expected to prevent or impede (i) the qualification of any of the SoftBank US Mergers or the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) Starburst or Galaxy from delivering their respective Tax Certificates, or (iii) Sprint obtaining the opinion described in Section 7.3(e).

(x) Such SoftBank US HoldCo has not participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).

(xi) No power of attorney has been granted to any person with respect to any Tax matter of such SoftBank US HoldCo that will remain in force after the Closing.

(xii) Such SoftBank US HoldCo (or any successor thereto) will not be required to include any material item of income in, or exclude any material item of deduction from, its taxable income for any taxable period

(or portion thereof) beginning after the Closing Date as a result of any (A) adjustment required by reason of a change in method of accounting under Section 481(c) of the Code (or any similar provision of state, local or foreign Law), (B) closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, or (C) installment sale or intercompany transaction made prior to the Closing.

(xiii) No such SoftBank US HoldCo has been or will have been, at any time during the five-year period ending on the date on which the SoftBank US Mergers Effective Time occurs, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i) Information Supplied. None of the information supplied or to be supplied by the SoftBank Parties specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the SoftBank Parties with respect to statements made or incorporated by reference therein based on information supplied by T-Mobile or a DT Party specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

Section 4.4. Representations and Warranties of the DT Parties. The DT Parties represents and warrants to Sprint and SoftBank as follows:

(a) Organization, Standing and Corporate Power. Each DT Party is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power and authority to carry on its business as now being conducted.

(b) Corporate Authority. Each DT Party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the DT Parties and the consummation by the DT Parties of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the DT Parties. This Agreement has been duly executed and delivered by the DT Parties and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of the DT Parties, enforceable against the DT Parties in accordance with its terms, except that such enforcement may be subject to the Enforceability Exceptions. No approval by the stockholders of the DT Parties is required in order for the DT Parties to execute, deliver and perform its obligations under this Agreement or to consummate the transactions hereby on the terms and subject to the conditions of this Agreement.

(c) Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of DT, threatened against either DT or any subsidiary of DT (other than T-Mobile or any subsidiary of T-Mobile) arising out of or relating to this Agreement or any of the transactions contemplated hereby, in each case, except as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated hereby.

(d) Information Supplied. None of the information supplied or to be supplied by the DT Parties specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or (ii) the Consent Solicitation Statement will, at the date it is first mailed to the respective stockholders of Sprint and T-Mobile, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the DT Parties with respect to statements made or incorporated by reference therein based on information supplied by Sprint or SoftBank specifically for inclusion or incorporation by reference in the Form S-4 or the Consent Solicitation Statement.

Section 4.5. No Other Representations and Warranties.

(a) Except for the representations and warranties of Sprint contained in Section 4.1 or in any certificates delivered by Sprint in connection with the Merger Transactions pursuant to Section 7.2(c) and the representations and warranties of the SoftBank Parties contained in Section 4.3, T-Mobile, Merger Sub, Merger Company and the DT Parties acknowledge that none of Sprint, the SoftBank Parties or any of their respective affiliates or such parties’ or their affiliates’ respective Representatives, nor any other person on behalf of Sprint or the SoftBank Parties, makes, and none of T-Mobile, Merger Sub, Merger Company or the DT Parties has relied upon, any other express or implied representation or warranty with respect to Sprint, the SoftBank Parties or any of their respective affiliates or with respect to any other information provided or made available by them or on their behalf to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective Representatives in connection with this Agreement, including any information, documents, projections, forecasts or other material made available to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective Representatives in certain “data rooms” or management presentations or meetings in expectation of the Merger Transactions.

(b) Except for the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.2 or in any certificates delivered by T-Mobile in connection with the Merger Transactions pursuant to Section 7.3(c) and the representations and warranties of the DT Parties contained in Section 4.4, Sprint and the SoftBank Parties acknowledge that none of T-Mobile, Merger Sub, Merger Company, the DT Parties or any of their respective affiliates or such parties’ or their affiliates’ respective Representatives, nor any other person on behalf of T-Mobile, Merger Sub, Merger Company or the DT Parties, makes, and none of Sprint or the SoftBank Parties has relied upon, any other express or implied representation or warranty with respect to T-Mobile, Merger Sub, Merger Company, the DT Parties or their respective affiliates or with respect to any other information provided or made available by them or on their behalf to Sprint, the SoftBank Parties or their respective Representatives in connection with this Agreement, including any information, documents, projections, forecasts or other material made available to Sprint, the SoftBank Parties or their respective Representatives in certain “data rooms” or management presentations or meetings in expectation of the Merger Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1. Conduct of Business.

(a) Conduct of Business by Sprint. Except (w) as set forth in Section 5.1(a) of the Sprint Disclosure Letter, (x) as otherwise expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to by T-Mobile in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, Sprint (1) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and (2) shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned subsidiary of Sprint to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) (I) other than with respect to the capital stock or securities of direct or indirect wholly owned subsidiaries of Sprint, split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, unless such issuance is to other direct or indirect wholly owned subsidiaries of Sprint, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Sprint or any non-wholly owned subsidiary of Sprint or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities of Sprint or any non-wholly owned subsidiary of Sprint (other than the acquisition of shares from a holder of a Sprint Equity Award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of a Sprint Equity Award);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities other than (A) in connection with the exercise or settlement of Sprint Equity Awards outstanding as of the date of this Agreement in accordance with their present terms (or granted following the date of this Agreement in accordance with the terms of this Agreement), (B) in accordance with Section 5.1(a)(ii) of the Sprint Disclosure Letter, (C) the issuance, delivery or sale of capital stock or other voting or equity securities or interests to another direct or indirect wholly owned subsidiary of Sprint, (D) Liens on the capital stock of any subsidiaries of Sprint which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(a)(viii) or that constitutes or is incurred because it represents a Pre-Merger Financing Transaction, or (E) the issuance by Sprint of up to 61,868,554 shares of Sprint Common Stock upon the exercise of Sprint Warrants in accordance with the terms thereof;

(iii) except as set forth in Section 5.1(a)(iii)(X) of the Sprint Disclosure Letter, (X) amend or modify in any material respect, renew, waive any material provision of, or terminate, any Sprint Material Contract, or enter into any contract that would have been a Sprint Material Contract had it been in effect as of the date of this Agreement, except (A) in the ordinary course of business consistent with past practice (other than materially increasing the financial commitments of Sprint or any of its subsidiaries under any contract of the type described in clause (D)(x)(II) of the definition of “Sprint Material Contracts ” (with the references to “$200,000,000” and “$400,000,000” in such clause replaced with “$300,000,000” and “$600,000,000,” respectively, for purposes of this Section 5.1(a)(iii)) and other than with respect to any contract of the type described in clauses (H)(z), (J)(x), (L)(x) and (M) of the definition of “Sprint Material Contracts,” to which the foregoing ordinary course exception shall not apply), (B) in connection with any matter to the extent such matter is expressly permitted by another clause of this Section 5.1(a) or (C) for any renewal or extension of a Sprint Material Contract in the ordinary course of business consistent with past practice and in accordance with the express terms of such Sprint Material Contract as in effect on the date hereof; or (Y) permit to exist as of the Closing Date any condition that is or would result in an event of termination or an event of default with respect to any of the Sprint Material Contracts set forth on Section 5.1(a)(iii)(Y) to the Sprint Disclosure Letter, or otherwise would result in a right of the applicable counterparty to terminate such Sprint Material Contract;

(iv) other than acquisitions of wireless spectrum, which shall be governed by Section 5.1(a)(v), and except for transactions solely between Sprint and its wholly owned subsidiaries, or among Sprint’s wholly owned subsidiaries, (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire (including through leases, subleases and licenses of real property) any assets, except (I) in the case of clause (B), inventory, equipment, tower leases and assets acquired in the ordinary course of business consistent with past practice and (II) in the case of clauses (A) and (B), (w) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (x) acquisitions in the investment portfolio of Sprint or its subsidiaries made in the ordinary course of business consistent with past practice and consistent with Sprint’s bona fide cash management policies, (y) assets required for, and reasonably acquired for, a disaster recovery operation or (z) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $250,000,000;

(v) acquire any wireless spectrum, except (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of Sprint or its subsidiaries, (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (C) pursuant to an auction of wireless spectrum by a Governmental Entity or (D) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of this Agreement to the Closing Date does not exceed $1,000,000,000;

(vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among Sprint and its wholly owned subsidiaries, including transactions between such subsidiaries) any Sprint Communications Licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to Sprint or any of its subsidiaries to do any of the foregoing to the extent it would impair rights of Sprint or its subsidiaries to leased spectrum), other than (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of Sprint or its subsidiaries, and would not reasonably be expected to adversely affect the expected benefits of the transactions contemplated by this Agreement to T-Mobile and Sprint, in each case, in any material respect, (B) pursuant to any agreement in effect on the date hereof and made available to T-Mobile prior to the date hereof (and without giving effect to any amendment or modification thereto after the date hereof), (C) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000, or (D) Liens which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(a)(viii);

(vii) except in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (except transfers, sales, leases or licenses solely among Sprint and its wholly owned subsidiaries, including transactions between such subsidiaries) any Licenses (other than Sprint Communications Licenses), assets (other than wireless spectrum and Intellectual Property), operations, rights, businesses or interests therein of Sprint or its subsidiaries, other than (A) any such Licenses, assets, operations, rights, businesses or interests therein with a fair market value or purchase price in the aggregate not in excess of $250,000,000 for all such transactions during the period from the date of this Agreement to the Closing Date or (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof;

(viii) create, incur or assume any Indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; enter into any securitization or factoring arrangement; or enter into any arrangement having the economic effect of any of the foregoing, except for:

(A) Indebtedness under Sprint’s current revolving credit facilities, and securitization facilities;

(B) any Indebtedness incurred to refinance or replace Indebtedness in existence on the date hereof or permitted to be incurred by this Section 5.1(a)(viii), which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto;

(C) any intercompany Indebtedness solely among Sprint and/or its direct or indirect wholly owned subsidiaries;

(D) incremental Indebtedness for borrowed money used to finance the acquisition of wireless spectrum under Section 5.1(a)(v)(C) after the date hereof and prior to the Closing Date, not to exceed $1,000,000,000 in the aggregate outstanding at any time;

(E) incremental Indebtedness for borrowed money not to exceed $2,000,000,000 in the aggregate outstanding at any time; and

(F) guarantees by Sprint or its wholly owned subsidiaries of Indebtedness for borrowed money of Sprint or its wholly owned subsidiaries (other than intercompany Indebtedness) to the extent that (1) such guarantee is required by the terms of such Indebtedness and (2) such Indebtedness is in existence on the date hereof or incurred in compliance with clauses (A) through (E) of this Section 5.1(a)(viii);

provided that any such Indebtedness incurred pursuant to the foregoing clauses (B), (D) or (E) is prepayable at par at any time (except, in the case of any term loan B, for any customary 101 “soft call”); provided, further, that the foregoing shall not limit the incurrence of Indebtedness pursuant to any Pre-Merger Financing Transaction in accordance with Section 6.17;

(ix) except in the ordinary course of business consistent with past practice, make any loans or advances, except (A) to the extent required under any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to T-Mobile prior to the date hereof, (B) to Sprint or any of its wholly owned subsidiaries (including loans and advances between such subsidiaries) or (C) loans or advances not in excess of $30,000,000 in the aggregate for all such loans and advances during the period from the date of this Agreement to the Closing Date;

(x) make or forgive any loans or advances to any of its employees, directors or officers (other than making travel and similar advances in the ordinary course of business consistent with past practice), except in the ordinary course of business in amounts not in excess of $5,000 per employee;

(xi) other than any Action with respect to Taxes (which are governed by Section 5.1(a)(xii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action, other than (A) settlements that result in recoveries by Sprint or any of its subsidiaries, (B) settlements involving de minimis non-monetary obligations entered into in the ordinary course of business consistent with past practice or (C) settlements that result solely in monetary obligations of Sprint or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the future activity or conduct of, Sprint or any of its subsidiaries, and excluding any Action subject to Section 6.16) involving the payment by Sprint or any of its subsidiaries of (i) amounts not in excess of the amounts specifically reserved in accordance with GAAP with respect to such Action on Sprint’s consolidated financial statements for the quarterly period ending December 31, 2017, or (ii) amounts not in excess of $100,000,000 for a single Action or $167,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any material aspect of its method of accounting for Tax purposes, (D) amend any material Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax or (F) surrender any claim for a refund of a material amount of Taxes;

(xiii) other than (1) in the ordinary course of business and consistent with past practice, (2) as set forth on Section 5.1(a)(xiii) of the Sprint Disclosure Letter, (3) as required by any Sprint Benefit Plan as in effect on the date of this Agreement or (4) as required by applicable Law, (A) increase any compensation or benefits of any executive officer or director of Sprint, (B) grant any cash or equity incentive compensation to any executive officer or director of Sprint, or pay or settle any cash or equity incentive compensation, other than in accordance with the terms of the applicable Sprint Benefit Plan based, if applicable, on actual performance, (C) enter into or adopt any new Sprint Benefit Plan or amend in any material respect or terminate any existing Sprint Benefit Plan, (D) accelerate the vesting of any compensation or benefits (including Sprint Equity Awards), (E) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (F) amend the funding obligation or contribution rate of any Sprint Benefit Plan or change any underlying assumptions to calculate benefits payable under any Sprint Benefit Plan, except as may be required by GAAP, or (G) grant to any executive officer or director of Sprint any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(xiv) (A) negotiate, enter into, materially modify or (except in accordance with its terms) extend any Labor Agreement or (B) voluntarily recognize or certify any labor or trade union, works council, employee representative body or other labor organization as the representative of any employees of Sprint or any of its subsidiaries;

(xv) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP (or with respect to permitted early adoption of changes required by GAAP), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board (the “FASB”) or any similar organization) as determined in consultation with Sprint’s outside auditor or (B) as required by applicable Law;

(xvi) make any payment or accrual of aggregate capital expenditures (excluding leased handsets in the ordinary course of business consistent with past practice) that are greater than 110% of the amounts set forth in Section 5.1(a)(xvi) of the Sprint Disclosure Letter for the respective periods set forth therein;

(xvii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Sprint’s financial accounting policies and procedures and GAAP as determined in consultation with Sprint’s outside auditor;

(xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of (in each case except among Sprint and its wholly owned subsidiaries), or cancel, dedicate to the public, disclaim, forfeit, reexamine, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms), any rights in, or registrations or applications for, Intellectual Property, other than immaterial rights in, or registrations or applications for, Intellectual Property in the ordinary course of business consistent with past practice;

(xix) (A) amend the Sprint Certificate of Incorporation or Bylaws of Sprint or the comparable organizational documents of any of its subsidiaries (other than any amendment to the organizational documents of any of its wholly owned subsidiaries that would not reasonably be expected to be materially adverse to T-Mobile or Merger Sub or to prevent or materially delay the consummation of any of the transactions contemplated hereby) or (B) merge or consolidate with any person (other than any merger or consolidation involving only Sprint’s direct and indirect wholly owned subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization; or

(xx) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions.

(b) Conduct of Business by T-Mobile. Except (w) as set forth in Section 5.1(b) of the T-Mobile Disclosure Letter, (x) as otherwise expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to by Sprint in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, T-Mobile (1) shall, and shall cause its subsidiaries to, use reasonable best efforts to carry on their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use reasonable best efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time and (2) shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than dividends and distributions by a direct or indirect wholly owned subsidiary of T-Mobile to its parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) (I) other than with respect to the capital stock or securities of direct or indirect wholly owned subsidiaries of T-Mobile, split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for shares of its capital stock, unless such issuance is to other direct or indirect wholly owned subsidiaries of T-Mobile, or (C) purchase, redeem or otherwise acquire any shares of capital stock of T-Mobile or any non-wholly owned subsidiary of T-Mobile or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities of T-Mobile or any non-wholly owned subsidiary of T-Mobile (other than the acquisition of shares from a holder of a T-Mobile Equity Award in satisfaction of withholding obligations or in payment of the exercise price in accordance with the terms thereof or in connection with the forfeiture of a T-Mobile Equity Award);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities other than (A) in connection with the exercise or settlement of T-Mobile Equity Awards outstanding as of the date of this Agreement in accordance with their present terms (or granted following the date of this Agreement in accordance with the terms of this Agreement), (B) in accordance with Section 5.1(b)(ii) of the T-Mobile Disclosure Letter, (C) the issuance, delivery or sale of capital stock or other voting or equity securities or interests to another direct or indirect wholly owned subsidiary of T-Mobile, or (D) Liens on the capital stock of any subsidiaries of T-Mobile which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(b)(viii) or that constitutes or is incurred because it represents a Pre-Merger Financing Transaction;

(iii) (X) amend or modify in any material respect, renew, waive any material provision of, or terminate, any T-Mobile Material Contract, or enter into any contract that would have been a T-Mobile Material Contract had it been in effect as of the date of this Agreement, except (A) in the ordinary course of business consistent with past practice (other than with respect to any contract of the type described in clause (M) of the definition of “T-Mobile Material Contracts”, to which the foregoing ordinary course exception does not apply), (B) in connection with any matter to the extent such matter is expressly permitted by another clause of this Section 5.1(b) or (C) for any renewal or extension of a T-Mobile Material Contract in the ordinary course of business consistent with past practice and in accordance with the express terms of such T-Mobile Material Contract as in effect on the date hereof; or (Y) permit to exist as of the Closing Date any condition that is or would result in an event of termination or an event of default with respect to any of the T-Mobile Material Contracts set forth on Section 5.1(b)(iii)(Y) to the T-Mobile Disclosure Letter, or otherwise would result in a right of the applicable counterparty to terminate such T-Mobile Material Contract;

(iv) other than acquisitions of wireless spectrum, which shall be governed by Section 5.1(b)(v), and except for transactions solely between T-Mobile and its wholly owned subsidiaries, or among T-Mobile’s wholly owned subsidiaries, (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), including in each case by merger or consolidation, or (B) otherwise acquire (including through leases, subleases and licenses of real property) any assets, except (I) in the case of clause (B), inventory, equipment, tower leases and assets acquired in the ordinary course of business consistent with past practice and (II) in the case of clauses (A) and (B), (w) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (x) acquisitions in the investment portfolio of T-Mobile or its subsidiaries made in the ordinary course of business consistent with past practice and consistent with T-Mobile’s bona fide cash management policies, (y) assets required for, and reasonably acquired for, a disaster recovery operation or (z) in one or more transactions with respect to which the aggregate consideration for all such transactions during the period from the date of this Agreement to the Closing Date does not exceed $375,000,000;

(v) acquire any wireless spectrum, except (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of T-Mobile or its subsidiaries, (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (C) pursuant to an auction of wireless spectrum by a Governmental Entity or (D) in one or more transactions with respect to which the aggregate consideration for all such transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses) during the period from the date of this Agreement to the Closing Date does not exceed $2,000,000,000;

(vi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (in each case except among T-Mobile and its wholly owned subsidiaries, including transactions between such subsidiaries) any T-Mobile Communications Licenses or wireless spectrum (or leases therefor) (or authorize, by action or inaction, any licensee leasing spectrum to T-Mobile or any of its subsidiaries to do any of the foregoing to the extent it would impair rights of T-Mobile or its subsidiaries to leased spectrum), other than (A) fair market value exchanges of spectrum licenses in the ordinary course of business consistent with past practice that do not adversely affect existing operations of T-Mobile or its subsidiaries, and would not reasonably be expected to adversely affect the expected benefits of the transactions contemplated by this Agreement to T-Mobile and Sprint, in each case, in any material respect, (B) pursuant to any agreement in effect on the date hereof and made available to Sprint prior to the date hereof (and without giving effect to any amendment or modification thereto after the date hereof), or (C) effecting any of the foregoing in one or more transactions (including any cash component of an otherwise fair market value exchange of spectrum licenses and fair market value of the wireless spectrum for any lease not so renewed) during the period from the date of this Agreement to the Closing Date does not exceed $50,000,000, or (D) Liens which are required to be granted pursuant to the terms of any Indebtedness existing on the date hereof or permitted to be incurred in accordance with Section 5.1(b)(viii);

(vii) except in the ordinary course of business, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of (except transfers, sales, leases or licenses solely among T-Mobile and its wholly owned subsidiaries, including transactions between such subsidiaries) any Licenses (other than T-Mobile Communications Licenses), assets (other than wireless spectrum and Intellectual Property), operations, rights, businesses or interests therein of T-Mobile or its subsidiaries, other than (A) any such Licenses, assets, operations, rights, businesses or interests therein with a fair market value or purchase price in the aggregate not in excess of $375,000,000 for all such transactions during the period from the date of this Agreement to the Closing Date or (B) pursuant to any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof;

(viii) create, incur or assume any Indebtedness for borrowed money; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; or enter into any arrangement having the economic effect of any of the foregoing, except for:

(A) Indebtedness under T-Mobile’s current revolving credit agreements and securitization facilities;

(B) any Indebtedness incurred to refinance or replace Indebtedness in existence on the date hereof or permitted to be incurred by this Section 5.1(b)(viii), which refinancing Indebtedness shall be in an amount not to exceed the amount of Indebtedness refinanced thereby, plus accrued and unpaid interest, customary fees and expenses relating thereto;

(C) any intercompany Indebtedness solely among T-Mobile and/or its direct or indirect wholly owned subsidiaries;

(D) incremental Indebtedness for borrowed money used to finance the acquisition of wireless spectrum under Section 5.1(b)(v)(C) after the date hereof and prior to the Closing Date, not to exceed $2,500,000,000 in the aggregate outstanding at any time;

(E) incremental Indebtedness for borrowed money not to exceed $2,000,000,000 in the aggregate outstanding at any time; and

(F) guarantees by T-Mobile or its wholly owned subsidiaries of Indebtedness for borrowed money of T-Mobile or its wholly owned subsidiaries (other than intercompany Indebtedness) to the extent that (1) such guarantee is required by the terms of such Indebtedness and (2) such Indebtedness is in existence on the date hereof or incurred in compliance with clauses (A) through (E) of this Section 5.1(b)(viii);

provided that the foregoing shall not limit the incurrence of Indebtedness pursuant to any Pre-Merger Financing Transaction in accordance with Section 6.17;

(ix) except in the ordinary course of business consistent with past practice, make any loans or advances, except (A) to the extent required under any agreement in effect on the date hereof (and without giving effect to any amendment or modification thereto after the date hereof) and made available to Sprint prior to the date hereof, (B) to T-Mobile or any of its wholly owned subsidiaries (including loans and advances between such subsidiaries) or (C) loans or advances not in excess of $30,000,000 in the aggregate for all such loans and advances during the period from the date of this Agreement to the Closing Date;

(x) make or forgive any loans or advances to any of its employees, directors or officers (other than making travel and similar advances in the ordinary course of business consistent with past practice), except in the ordinary course of business in amounts not in excess of $5,000 per employee;

(xi) other than any Action with respect to Taxes (which are governed by Section 5.1(b)(xii)), waive, release, assign, settle or compromise any pending or threatened (in writing) Action, other than (A) settlements that result in recoveries by T-Mobile or any of its subsidiaries, (B) settlements involving de minimis non-monetary obligations entered into in the ordinary course of business consistent with past practice or (C) settlements that result solely in monetary obligations of T-Mobile or its subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea by, the imposition of injunctive or other equitable relief on, or restrictions on the future activity or conduct of, T-Mobile or any of its subsidiaries, and excluding any Action subject to Section 6.16) involving the payment by T-Mobile or any of its subsidiaries of (A) amounts not in excess of the amounts specifically reserved in accordance with GAAP with respect to such Action on T-Mobile’s consolidated financial statements for the annual period ending December 31, 2017 or (B) amounts not in excess of $150,000,000 for a single Action or $250,000,000 in the aggregate for all such Actions during the period from the date of this Agreement to the Closing Date;

(xii) other than in the ordinary course of business consistent with past practice, (A) make, change or revoke any material Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to a material amount of Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any material aspect of its method of accounting for Tax purposes, (D) amend any material Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any material Tax, (F) surrender any claim for a refund of a material amount of Taxes or (G) take any action or make any election pursuant to Treasury Regulations Section 301.7701-3(c) to treat Merger Company as other than disregarded as an entity separate from T-Mobile for U.S. federal income Tax purposes;

(xiii) other than (1) in the ordinary course of business and consistent with past practice, (2) as set forth on Section 5.1(b)(xiii) of the T-Mobile Disclosure Letter, (3) as required by any T-Mobile Benefit Plan as in effect on the date of this Agreement or (4) as required by applicable Law, (A) increase any compensation or benefits of any executive officer or director of T-Mobile, (B) grant any cash or equity incentive compensation to any executive officer or director of T-Mobile, or pay or settle any cash or equity incentive compensation, other than in accordance with the terms of the applicable T-Mobile Benefit Plan based, if applicable, on actual performance, (C) enter into or adopt any new T-Mobile Benefit Plan or amend in any material respect or terminate any existing T-Mobile Benefit Plan, (D) accelerate the vesting of any compensation or benefits (including T-Mobile Equity Awards), (E) provide any funding for any rabbi trust or similar arrangement, or take any other action to fund or secure the payment of any compensation or benefit, (F) amend the funding obligation or contribution rate of any T-Mobile Benefit Plan or change any underlying assumptions to calculate benefits payable under any T-Mobile Benefit Plan, except as may be required by GAAP, or (G) grant to any executive officer or director of T-Mobile any right to receive any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein;

(xiv) (A) negotiate, enter into, materially modify or (except in accordance with its terms) extend any Labor Agreement or (B) voluntarily recognize or certify any labor or trade union, works council, employee representative body or other labor organization as the representative of any employees of T-Mobile or any of its subsidiaries;

(xv) change any of its material financial accounting policies or procedures currently in effect, except (A) as required by GAAP (or with respect to permitted early adoption of changes required by GAAP), Regulation S-X of the Exchange Act or a Governmental Entity or quasi-governmental authority (including the FASB or any similar organization) as determined in consultation with T-Mobile’s outside auditor or (B) as required by applicable Law;

(xvi) make any payment or accrual of aggregate capital expenditures (excluding leased handsets in the ordinary course of business consistent with past practice) that are greater than 110% of the amounts set forth in Section 5.2(b)(xvi) of the T-Mobile Disclosure Letter for the respective periods set forth therein;

(xvii) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with T-Mobile’s financial accounting policies and procedures and GAAP as determined in consultation with T-Mobile’s outside auditor;

(xviii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest or otherwise dispose of (in each case except among T-Mobile and its wholly owned subsidiaries), cancel, dedicate to the public, disclaim, forfeit, reexamine, abandon or allow to lapse (except with respect to patents expiring in accordance with their terms), any rights in, or registrations or applications for, Intellectual Property, other than immaterial rights in, or registrations or applications for, Intellectual Property in the ordinary course of business consistent with past practice;

(xix) (A) amend the T-Mobile Certificate of Incorporation or Bylaws of T-Mobile or the comparable organizational documents of any of its subsidiaries (other than any amendment to the organizational documents of any of its wholly owned subsidiaries that would not reasonably be expected to be materially adverse to Sprint or to prevent or materially delay the consummation of any of the transactions contemplated hereby) or (B) merge or consolidate with any person (other than any merger or consolidation involving only T-Mobile’s direct and indirect wholly owned subsidiaries) or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization of T-Mobile; or

(xx) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions.

(c) Conduct of the SoftBank US HoldCos. Except (x) as required by applicable Law or (y) as consented to by T-Mobile in writing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, each SoftBank US HoldCo shall not, SoftBank shall cause each SoftBank US HoldCo not to:

(i) (A) enter into any agreement with respect to the voting of any shares of its capital stock, (B) (I) split, combine or reclassify any shares of its capital stock or (II) issue any other securities in respect of, in lieu of or in substitution for any shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting or equity securities or interests or any securities or interests convertible into, or any rights, warrants or options to acquire, any such shares, securities or interests or convertible securities;

(iii) (A) acquire any equity interests in, or make any investment in or any capital contribution to, any person, or acquire any other assets, or (B) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon, voluntarily fail to renew on commercially reasonable terms, allow to lapse or expire or otherwise dispose of any assets, operations, rights, businesses or interests therein;

(iv) create, incur or assume any Indebtedness; issue any debt securities or any right to acquire debt securities; assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the Indebtedness of another person; enter into any agreement to maintain any financial condition of another person; enter into any arrangement having the economic effect of any of the foregoing; or make any loans or advances;

(v) (A) amend its certificate of incorporation or bylaws or (B) merge or consolidate with any person or adopt or implement any plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;

(vi) (A) make, change or revoke any Tax election, (B) settle or compromise any claim, audit, proceeding or liability relating to Taxes, (C) change (or make a request to any Taxing Authority to change) any Tax accounting period or any aspect of its method of accounting for Tax purposes, (D) file any amended Tax Return, (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) or (F) surrender any claim for a refund of Taxes; or

(vii) authorize, commit, agree or publicly announce an intention to take any of the foregoing actions;

provided, however, that notwithstanding the foregoing, (x) Galaxy is permitted to settle Galaxy RSUs by distributing up to 711,627 shares of Sprint Common Stock and (y) Starburst is permitted to exercise the SoftBank Sprint Warrant in accordance with its terms.

(d) Conduct of the SoftBank Parties. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, the SoftBank Parties shall not, and shall cause their respective subsidiaries not to, enter into or effect any acquisition of beneficial ownership of shares of Sprint Common Stock that would reasonably be expected to result in (i) SoftBank’s Voting Interest (as defined in the Sprint Certificate of Incorporation) equaling or exceeding 85% for purposes of Section 6.5 of the Sprint Certificate of Incorporation, (ii) the Voting Percentage of both Stockholders (as each such term in this clause (ii) is defined in the Stockholders’ Agreement), taken together, exceeding 80.1%, as of immediately following the Effective Time or (iii) SoftBank having Beneficial Ownership of Voting Securities (as each such term in this clause (iii) is defined in the Voting and Proxy Agreement) in excess of the ratio contemplated by Section 5(a) of the Voting and Proxy Agreement.

(e) Conduct of DT. During the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, DT shall not, and shall cause its subsidiaries not to, enter into or effect any acquisition of beneficial ownership of shares of T-Mobile Common Stock that would reasonably be expected to result in the Voting Percentage of both Stockholders (as each such term is defined in the Stockholders’ Agreement), taken together, exceeding 80.1% as of immediately following the Effective Time.

(f) Other Actions. Except as required by applicable Law, during the period from the date of this Agreement to the Effective Time, neither Sprint nor T-Mobile shall, nor shall either permit any of its subsidiaries to, consummate, enter into any agreement providing for or announce any investment, acquisition, disposition, divestiture, business combination or other similar transaction, or enter into any new line of business, in each case that would or would reasonably be expected to prevent or materially delay the satisfaction of any of the conditions to the Merger set forth in Article VII.

(g) No Right to Control or Direct Operations. Nothing contained in this Agreement is intended to give T-Mobile, Merger Sub, Merger Company or DT, directly or indirectly, the right to control or direct the operations of Sprint or its subsidiaries prior to the Effective Time, and nothing contained in this Agreement is intended to give Sprint or SoftBank, directly or indirectly, the right to control or direct the operations of T-Mobile or its subsidiaries prior to the Effective Time, in each case, in violation of applicable Law. Prior to the Effective Time, each of T-Mobile, Merger Sub, Merger Company and Sprint shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.

Section 5.2. No Solicitation by Sprint. Each of Sprint and the SoftBank Parties shall not, shall cause its controlled affiliates and its officers and directors not to, and shall use reasonable best efforts to cause its other employees, and any investment banker, financial advisor, attorney, accountant or other representative or agent (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons) (including by furnishing non-public information regarding Sprint and its subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, or (iii) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, a Sprint Alternative Transaction. Sprint or SoftBank will promptly (and in no event later than 48 hours after receipt) advise T-Mobile in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute a Sprint Alternative Transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and thereafter shall keep T-Mobile informed on a reasonably prompt basis regarding the status and material details (including modifications and proposed modifications) of any such inquiry or proposal, and neither Sprint nor SoftBank will enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Each of Sprint and SoftBank shall, and shall cause its controlled affiliates and its respective officers and directors to, and shall use reasonable best efforts to cause its other employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (or group of persons) other than T-Mobile, DT and their respective subsidiaries (including Merger Sub) (any such person (or group of persons) other than T-Mobile, DT and their respective subsidiaries, a “Sprint Third Party”) conducted heretofore with respect to any Sprint Alternative Transaction. Sprint shall promptly (and in any event within one business day) after the date hereof (A) terminate access of any such Sprint Third Party to any data room (virtual or actual) containing any information of or relating to Sprint or its subsidiaries and

(B) instruct each such Sprint Third Party that has heretofore executed a confidentiality agreement relating to a Sprint Alternative Transaction promptly to return to Sprint or destroy all information, documents and materials relating to such Sprint Alternative Transaction or to Sprint or its businesses, operations or affairs heretofore furnished by Sprint or any of its Representatives to such Sprint Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such Sprint Third Party. In addition, to the extent any material non-public information, documents or materials (and that have not already been provided to T-Mobile) shall thereafter be made available by or on behalf of Sprint to any Sprint Third Party as required to be provided to such Sprint Third Party in response to any Sprint Alternative Transaction pursuant to the fiduciary duties of the Sprint Board of Directors, all such information, documents and materials shall promptly (and in any event within 48 hours) be made available to T-Mobile and DT. For purposes of this Agreement, “Sprint Alternative Transaction” means any of (I) a transaction or series of transactions pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of Sprint Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Sprint, whether from Sprint or pursuant to a tender offer or exchange offer or otherwise, (II) a merger, consolidation, share exchange or similar transaction pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, assets or businesses of Sprint or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, (III) any transaction pursuant to which any Sprint Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Sprint and any entity surviving any merger or combination including any of them) of Sprint or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, (IV) any disposition of assets to a Sprint Third Party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of Sprint and its subsidiaries, taken as a whole, or (V) other than arrangements in effect as of the date hereof and arrangements in the ordinary course of business consistent with past practice, any agreement or transaction pursuant to which Sprint or any of its subsidiaries provides or would provide mobile virtual network operator or other wholesale mobile network services to any Sprint Third Party which, individually or together with all related agreements or transactions with such Sprint Third Party or any affiliate thereof, would provide annual billed revenue to Sprint in excess of $3,000,000,000.

Section 5.3. No Solicitation by T-Mobile. Each of T-Mobile and DT shall not, shall cause its controlled affiliates and its officers and directors not to, and shall use reasonable best efforts to cause its other employees and Representatives retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, (ii) participate in any discussions or negotiations, or cooperate in any way with any person (or group of persons) (including by furnishing non-public information regarding T-Mobile and its subsidiaries), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, or (iii) approve, endorse or recommend any proposal the consummation of which would constitute, or enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, option, joint venture, partnership or other agreement, or any other commitment, arrangement or understanding providing for, contemplating or otherwise in connection with, a T-Mobile Alternative Transaction. T-Mobile or DT will promptly (and in no event later than 48 hours after receipt) advise Sprint in writing of the receipt of any inquiry regarding, or the making of, any proposal the consummation of which would constitute a T-Mobile Alternative Transaction, including the identity of the person making or submitting such inquiry or proposal, a summary of all of the material terms thereof and copies of all written materials relating thereto, and thereafter shall keep Sprint informed on a reasonably prompt basis regarding the status and material details (including modifications and proposed modifications) of any such inquiry or proposal, and neither T-Mobile nor DT will enter into any confidentiality agreement with any person after the date of this Agreement that prohibits it from complying with the foregoing obligations. Each of T-Mobile and DT shall, and shall cause its controlled affiliates and its respective officers and directors to, and shall use reasonable best efforts to cause its other employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any person (or group of persons) other than Sprint, SoftBank and their respective subsidiaries (any such person (or group of persons) other than Sprint, SoftBank and their respective subsidiaries, a “T-Mobile Third Party”) conducted heretofore with respect to any T-Mobile Alternative Transaction. T-Mobile shall promptly (and in any event within one business day) after the date hereof (A) terminate access of any such T-Mobile Third Party to any data room (virtual or actual) containing any information of or relating to T-Mobile or its subsidiaries and (B) instruct each such T-Mobile Third Party that has heretofore executed a confidentiality agreement relating to a T-Mobile Alternative Transaction promptly to return to T-Mobile or destroy all information, documents and materials relating to such T-Mobile Alternative Transaction or to T-Mobile or its businesses, operations or affairs heretofore furnished by T-Mobile or any of its Representatives to such T-Mobile Third Party or any of its Representatives in accordance with the terms of the confidentiality agreement with such T-Mobile Third Party. In addition, to the extent any material non-public information, documents or materials (that have not already been provided to Sprint) shall thereafter be made available by or on behalf of T-Mobile to any T-Mobile Third Party as required to be provided to such T-Mobile Third Party in response to any T-Mobile Alternative Transaction pursuant to the fiduciary duties of the T-Mobile Board of Directors, all such information, documents and materials shall promptly (and in any event within 48 hours) be made available to Sprint and SoftBank. For purposes of this Agreement, “T-Mobile Alternative Transaction” means any of (I) a transaction or series of transactions pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 15% of the outstanding shares of T-Mobile Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of T-Mobile, whether from T-Mobile or pursuant to a tender offer or exchange offer or otherwise, (II) a merger, consolidation, share exchange or similar transaction pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, assets or businesses of T-Mobile or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, (III) any transaction pursuant to which any T-Mobile Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of T-Mobile and any entity surviving any merger or combination including any of them) of T-Mobile or any of its subsidiaries representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, (IV) any disposition of assets to a T-Mobile Third Party representing 15% or more of the revenues, net income or assets (in each case on a consolidated basis) of T-Mobile and its subsidiaries, taken as a whole, or (V) other than arrangements in effect as of the date hereof and arrangements in the ordinary course of business consistent with past practice, any agreement or transaction pursuant to which T-Mobile or any of its subsidiaries provides or would provide mobile virtual network operator or other wholesale mobile network services to any T-Mobile Third Party which, individually or together with all related agreements or transactions with such T-Mobile Third Party or any affiliate thereof, would provide annual billed revenue to T-Mobile in excess of $3,000,000,000.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Preparation of the Form S-4 and the Consent Solicitation Statement; Recommendations.

(a) As soon as practicable following the date of this Agreement, (i) Sprint and T-Mobile shall prepare, and the parties shall file with the SEC, a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively (such consent solicitation statement, as amended or supplemented from time to time, the “Consent Solicitation Statement”), and (ii) T-Mobile and Sprint shall prepare, and T-Mobile shall file with the SEC, a registration statement on Form S-4 in connection with the issuance of shares of T-Mobile Common Stock in the Merger Transactions (such registration statement, as amended or supplemented from time to time, the “Form S-4”), in which the Consent Solicitation Statement shall be included as a prospectus. Each of Sprint and T-Mobile shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Sprint and T-Mobile shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Consent Solicitation Statement received from the SEC. Each of Sprint and T-Mobile shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 or the Consent Solicitation Statement prior to filing such Form S-4 or Consent Solicitation Statement with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Form S-4 or the Consent Solicitation Statement shall be made without the approval of both Sprint and T-Mobile, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or the Consent Solicitation Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity (including the Merger Transactions and the other transactions contemplated by this Agreement). Sprint shall use reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of Sprint, to seek the Sprint Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law in connection with obtaining the Sprint Stockholder Approval via written consent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. T-Mobile shall use reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of T-Mobile, to seek the T-Mobile Stockholder Approval via written consent and to take such other actions as may be necessary under applicable Law in connection with obtaining the T-Mobile Stockholder Approval via written consent, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other parties, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or any request by the SEC for amendment of the Consent Solicitation Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Sprint, T-Mobile or any of their respective affiliates, officers or directors, should be discovered by Sprint or T-Mobile that should be set forth in an amendment or supplement to the Form S-4 or the Consent Solicitation Statement, so that any such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement disclosing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Sprint and T-Mobile.

(b) T-Mobile shall include the T-Mobile Board Recommendation in the Form S-4 and Consent Solicitation Statement, subject to the fiduciary duties of the Board of Directors of T-Mobile under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the T-Mobile Stockholder Approval, (i) nothing in this Agreement shall prohibit T-Mobile or the Board of Directors of T-Mobile from (A) disclosing to the stockholders of T-Mobile a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of T-Mobile pursuant to Rule 14d-9(f) under the Exchange Act or (B) making any disclosure to the stockholders of T-Mobile and (ii) the Board of Directors of T-Mobile shall be permitted to change or withdraw the T-Mobile Board Recommendation, but, in the case of clause (i)(B) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Board of Directors of T-Mobile to carry out its fiduciary duties under applicable Law; provided, further, however, that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the DT Support Agreement, including T-Mobile’s or the DT Parties’ obligations to consummate the transactions contemplated by this Agreement, including the Merger Transactions, or the DT Parties’ obligations to deliver (or cause to be delivered) the written consent contemplated by Section 2 of the DT Support Agreement, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Merger Transactions or the other transactions contemplated by this Agreement.

(c) Sprint shall include the Sprint Board Recommendation in the Form S-4 and Consent Solicitation Statement, subject to the fiduciary duties of the Board of Directors of Sprint under applicable Law; provided that, notwithstanding anything to the contrary in this Agreement, prior to obtaining the Sprint Stockholder Approval, (i) nothing in this Agreement shall prohibit Sprint or the Board of Directors of Sprint from (A) disclosing to the stockholders of Sprint a position contemplated by Rules 14d-9 and 14e-2(a) under the Exchange Act or issuing a “stop, look and listen” statement to the stockholders of Sprint pursuant to Rule 14d-9(f) under the Exchange Act or (B) making any disclosure to the stockholders of Sprint and (ii) the Board of Directors of Sprint shall be permitted to change or withdraw the Sprint Board Recommendation, but, in the case of clause (i)(B) or (ii), solely to the extent any such disclosure, change or withdrawal is required for the Board of Directors of Sprint to carry out its fiduciary duties under applicable Law; provided, further, however, that in no event shall any such disclosure, change or withdrawal (I) affect the validity and enforceability of this Agreement or the SoftBank Support Agreement, including Sprint’s or the SoftBank Parties’ obligations to consummate the transactions contemplated by this Agreement, including the Merger Transactions, or the SoftBank Parties’ or SoftBank UK HoldCo’s obligations to deliver (or cause to be delivered) the written consent contemplated by Section 2 of the SoftBank Support Agreement, or (II) cause any state corporate takeover statute or other similar statute to be applicable to the Merger Transactions or the other transactions contemplated by this Agreement.

(d) Neither Sprint nor T-Mobile shall call or convene any meeting of its stockholders in connection with the Sprint Stockholder Approval or the T-Mobile Stockholder Approval, respectively. The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement by the holders of Sprint Common Stock, (ii) the approval of the T-Mobile Share Issuance by the holders of the T-Mobile Common Stock, (iii) the approval of the T-Mobile Charter Amendment by the holders of T-Mobile Common Stock and, if applicable, by the holders of the Sprint Common Stock and (iv) any other matters contemplated by this Agreement that may be required to be approved by the holders of the T-Mobile Common Stock and/or the holders of Sprint Common Stock under applicable Law.

Section 6.2. Access to Information; Confidentiality.

(a) Subject to the terms and conditions of the Confidentiality Agreement and subject to applicable Law, and solely for purposes of furthering the Merger Transactions and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, afford the other party and the officers, employees and Representatives of such other party reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to its properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party and its subsidiaries), and during such period, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that the foregoing shall not require Sprint or T-Mobile to disclose any information pursuant to this Section 6.2 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege, attorney work product or other relevant legal privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.2(a), Sprint or T-Mobile, as applicable, shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to (1) obtain the required consent of any third party necessary to provide such disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Sprint or T-Mobile, as applicable, and (3) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. No review pursuant to this Section 6.2 shall affect any representation or warranty given by the other party hereto.

(b) Notwithstanding anything to the contrary in this Agreement, none of Sprint, T-Mobile or any of their respective subsidiaries shall be obligated to afford any other party or its Representatives access to any properties, books, contracts, commitments, personnel or records relating to, or in respect of, any forward product plans, product specific cost information, pricing information, customer specific information, merchandising information or other similar competitively sensitive information, except pursuant to reasonable “clean room” procedures approved by counsel to Sprint and T-Mobile. Any information provided or made available pursuant to this Section 6.2 shall be governed by the terms and conditions of the Confidentiality Agreement.

(c) Subject to applicable Law, and solely for purposes of furthering the Merger Transactions and the other transactions contemplated hereby or integration planning relating thereto, upon reasonable notice, each of the SoftBank US HoldCos shall afford T-Mobile and the officers, employees and Representatives of T-Mobile reasonable access, during normal business hours during the period from the date of this Agreement to the Effective Time, to its properties, books, contracts, commitments, personnel and records, and during such period, each of the SoftBank US HoldCos shall furnish promptly to T-Mobile all information concerning its business, properties and personnel as T-Mobile may reasonably request.

Section 6.3. Reasonable Best Efforts; Filings; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as possible following the date hereof, the Merger Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts in (i) obtaining all Governmental Consents, including making all necessary registrations and filings and taking all steps as may be necessary to obtain a Governmental Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, and (v) refraining from taking any action that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.3(a), each of Sprint and T-Mobile agrees to submit (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to other Antitrust Laws as promptly as practicable, (iii) appropriate filings with the FCC (including any petition for declaratory ruling regarding foreign ownership and any applications and filings pertaining to the transfer of control of the Sprint FCC Licenses and, if required, the T-Mobile FCC Licenses pursuant to the Merger Transactions) and any PUCs or similar state or foreign regulatory bodies, (iv) appropriate filings with CFIUS, (v) appropriate submissions to DSS and, to the extent applicable, any other Governmental Entity, pursuant to the NISPOM and any other applicable national or industrial security regulations, and appropriate submissions and requests for approval under any applicable foreign ownership, control or influence requirements (“FOCI”), and (v) any other necessary filings with other Governmental Entities relating to the Merger Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to such Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Governmental Consents as soon as practicable. The parties agree that the use of “reasonable best efforts”

in this Section 6.3 shall include (A) contesting and defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any adverse decision, stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (B) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, (I) the sale, divestiture, license or disposition of such assets or businesses of either party or its subsidiaries and (II) restrictions, limitations or conditions relating to, or actions that after the Effective Time would limit T-Mobile’s or its subsidiaries’ freedom of action or operations with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case (x) as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement and (y) conditioned upon the consummation of the Merger Transactions, in all cases subject to Section 6.3(d).

(c) Each of the parties shall (i) promptly notify the other party of any substantive communication inquiry or investigation received by that party from, or given by it to, any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed substantive communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Merger Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate therein, and (iii) promptly furnish the other party with copies of all substantive correspondence, filings and written communications between them and their respective affiliates, officers, directors, employees and Representatives, on the one hand, and any such Governmental Entity or its staff, on the other hand, with respect to this Agreement and the Merger Transactions in order for such other party to meaningfully consult and participate in accordance with the preceding clauses (i) and (ii); provided, that materials furnished pursuant to this Section 6.3(c) may be redacted as necessary to address reasonable attorney-client privilege or other relevant legal privilege or confidentiality concerns. In furtherance and not in limitation of Section 6.3(a) and Section 6.3(b), but subject to Section 6.3(d), each of the parties agrees to make or submit all filings, registrations, analyses, appearances, presentations, memoranda, briefs, arguments, opinions, proposals, correspondence and written communications, and to take all other actions or steps to be taken, in connection with or subject to this Section 6.3 in accordance with a strategy (including as to the timing and substance thereof) jointly developed by T-Mobile and Sprint, with each of the parties to consult and cooperate reasonably promptly and in good faith with the other parties with respect thereto; provided, that in the event any party reasonably objects in writing to any filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication to be (or proposed to be) made or submitted, or any other action or step (including any action or step contemplated by the last sentence of Section 6.3(b)) to be (or proposed to be) taken, in connection with obtaining any Governmental Consent necessary, proper or advisable to consummate and make effective the Merger Transactions and the other transactions contemplated by this Agreement, then such matters may be escalated for discussion to the Chief Executive Officer of SoftBank and the Chief Executive Officer of DT, such discussion to be held no later than 24 hours following the date of the objection, and if such representatives are not in good faith able to resolve such objection during such discussion, such matter shall thereafter be resolved by the Chief Executive Officer of DT in his sole discretion (it being understood that any such resolution shall not (a) relieve any party of its express obligations under Section 6.3(a) or Section 6.3(b), including such party’s general obligation to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or (b) affect the scope of the Regulatory Material Adverse Condition as such term is defined in Section 6.3(d) or any rights of, or remedies available to, any party relating to or arising out of a Regulatory Material Adverse Condition), and the parties shall in good faith, promptly following such resolution by the Chief Executive Officer of DT, make or submit any such filing, registration, analysis, appearance, presentation, memorandum, brief, argument, opinion, proposal, correspondence or written communication, or take any such other action or step, in accordance with such resolution by the Chief Executive Officer of DT.

(d) Notwithstanding the foregoing, nothing in this Section 6.3 or otherwise in this Agreement shall require Sprint, T-Mobile, any SoftBank Party or either DT Party to take, or cause to be taken, any action (including proposing, negotiating, committing to, agreeing to or effecting, by consent decree, hold separate order, any agreement or letter to address U.S. national security, law enforcement or public safety interests or to mitigate any foreign ownership, control or influence over the businesses of Sprint or T-Mobile, or otherwise, (x) the sale, divestiture, license or disposition of any of the assets or businesses of Sprint or T-Mobile or their respective subsidiaries or (y) restrictions, limitations or conditions, or actions that would limit Sprint or T-Mobile, or their respective subsidiaries, in its freedom of action or operations or ability to retain any businesses, product lines or assets, or any combination thereof), that, individually or in the aggregate (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3), would or would reasonably be expected to result in any of the following:

(i) any of the consequences set forth on Section 6.3(d)(i) of the T-Mobile Disclosure Letter;

(ii) a materially adverse impact on the business, financial condition or results of operations of T-Mobile, Sprint and their respective subsidiaries following the Merger, taking into account the impact on the expected synergies of the Merger (in each case with materiality measured on a scale consistent with the financial standard set forth in Section 6.3(d)(iii)), as compared to such persons if such action (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3) were not taken;

(iii) any loss, cost or diminution in value of $7,000,000,000 or more, measured on a net present value basis, to T-Mobile, Sprint and their respective subsidiaries following the Merger, taking into account the loss, cost or diminution in value of the expected synergies of the Merger, as compared to such persons if such action (when taken together with all other actions undertaken with respect to the matters contemplated by this Section 6.3) were not taken;

(iv) any limit, restrictions or conditions (including as a result of any national security agreement or similar agreement or arrangement with CFIUS or any of its constituent members, whether as part of or separate from any review by CFIUS (each, a “National Security Agreement”)) on:

(A) the ability of DT or SoftBank to designate members of the Board of Directors of T-Mobile after the Merger or committees thereof (other than a minority of the compensation committee thereof) in all respects as contemplated by Section 2.4(a) of this Agreement and/or the Stockholders Agreement and in accordance with the existing qualification criteria for T-Mobile directors as of the date of hereof (other than any requirement that one of each of DT’s and SoftBank’s designees qualify as a “Security Director” or substantial equivalent to the extent required by any National Security Agreement);

(B) the scope of authority provided to the Board of Directors of T-Mobile after the Merger or the exercise of any rights of any directors of such Board of Directors, in his or her capacity as a member of such Board of Directors or any committee thereof, other than with respect to oversight of, or participation in, a national security committee or related national security matters;

(C) the exercise of any material right contemplated to be provided to DT (unless waived by DT) or SoftBank (unless waived by SoftBank) under the Stockholders Agreement or the Voting and Proxy Agreement; or

(D) except in any de minimis respect, any business or operations of DT, SoftBank or any of their respective affiliates, apart from the business or operations of T-Mobile, Sprint or their respective subsidiaries;

(v) any requirement to adopt a FOCI mitigation agreement or similar arrangement with DSS that results in a material change in, or material impact to, the network operations or the business operations of T-Mobile and its subsidiaries following the Effective Time, including T-Mobile’s control over such network operations or the business operations, as compared to such operations as conducted and controlled by T-Mobile and Sprint and their respective subsidiaries prior to the Effective Time (it being agreed that restrictions having the same terms and operational scope of the FOCI mitigation agreement in effect as of the date hereof (including the Affiliated Operations Plan in effect as of the date hereof) between Sprint and DSS, and solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC, shall not be deemed to result in any such change or impact); or

(vi) any requirement to change the ownership, including the interests held by any shareholders, of DT, SoftBank or any of their respective affiliates;

(any of the items described in clauses (i) through (vi), a (“Regulatory Material Adverse Condition”); it being agreed that each of (x) the existing Sprint Security Agreement and any other National Security Agreement with substantially similar or less conditions as applied to T-Mobile after the Merger and (y) the FOCI mitigation agreement in effect as of the date hereof (including the Affiliated Operations Plan in effect as of the date hereof between Sprint and DSS), and solely with respect to the business currently conducted by Sprint Federal Operations LLC and Sprint Federal Management LLC is not a Regulatory Material Adverse Condition).

Section 6.4. Regulatory Compliance.

(a) Each of Sprint and T-Mobile shall, and shall cause its respective subsidiaries to, use commercially reasonable efforts to (i) cure no later than the Closing any material violations and material defaults by any of them under applicable FCC Rules and FAA Rules, (ii) comply in all material respects with the terms of their respective FCC Licenses and the FAA Rules, and (iii) file or cause to be filed with the FCC and the FAA all material reports and other material filings required to be filed under applicable FCC Rules and FAA Rules.

(b) During the period from the date hereof through the earlier of the Closing and the date this Agreement is terminated pursuant to the terms hereof, each of Sprint and T-Mobile shall, and shall cause its subsidiaries to, use reasonable best efforts to (i) take such actions as are reasonably necessary to maintain and preserve the Sprint Communications Licenses and the T-Mobile Communications Licenses, respectively, (ii) take such steps as are reasonably necessary to renew any expiring Sprint Communications License or T-Mobile Communications License, respectively, including preparing and filing with the appropriate Governmental Entities all necessary applications in connection therewith as soon as reasonably practicable after the commencement of the period during which such applications may be made, and (iii) refrain from taking any action that would reasonably be expected to cause the FCC or any other Governmental Entity with jurisdiction over such party or any of its subsidiaries to institute proceedings for the suspension, revocation or adverse modification of any Sprint Communications License or T-Mobile Communications License, respectively.

Section 6.5. Communications. Subject to applicable Law, the parties shall cooperate in developing an agreed upon communications program for communications relating to the Merger with customers, vendors, suppliers, contractors and other service providers (other than Representatives of the parties) (collectively, “Business Counterparties”) of Sprint, T-Mobile and their respective subsidiaries on or after the date hereof and prior to the Closing. Until the earlier of the Closing, or the termination of this Agreement pursuant to its terms, each party and its respective subsidiaries shall not, and each party shall use its reasonable best efforts to cause its Representatives not to, make any communication to any Business Counterparties of Sprint, T-Mobile or their respective subsidiaries that (i) primarily relates to the transactions contemplated hereby and (ii) is not in accordance with the agreed communications program described in the first sentence of this Section 6.5, other than in each case (x) with the prior written consent of Sprint or T-Mobile, as applicable, such consent not to be unreasonably withheld, conditioned or delayed, (y) as required by applicable Law or (z) as otherwise expressly permitted by the terms of this Agreement.

Section 6.6. Indemnification, Exculpation and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and T-Mobile shall cause the Surviving Corporation to, indemnify and hold harmless each individual who is or was, or who becomes prior to the Effective Time, a director or officer of Sprint or any of its subsidiaries or T-Mobile or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of Sprint or any of its subsidiaries as a director, officer or employee of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was a director, officer or employee of Sprint or any of its subsidiaries or T-Mobile or is or was serving at the request of Sprint or any of its subsidiaries as a director, officer or employee of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Sprint or T-Mobile (as applicable) pursuant to the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any indemnification agreements in existence as of the date of this Agreement. Without limiting the indemnification obligations set forth in the immediately preceding sentence, in the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of costs and expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Corporation to the same extent as such Indemnified Party is entitled to advancement of expenses as of the date of this Agreement by Sprint or T-Mobile (as applicable) pursuant to the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing or organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any indemnification agreements in existence as of the date of this Agreement; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL, the Sprint Certificate of Incorporation, the Bylaws of Sprint, the governing organizational documents of any subsidiary of Sprint, the T-Mobile Certificate of Incorporation, the Bylaws of T-Mobile and any indemnification agreements in existence as of the date of this Agreement, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, and (ii) T-Mobile and Sprint (as applicable) shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that T-Mobile or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, T-Mobile and/or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of T-Mobile and/or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.6.

(b) For a period of six years from and after the Effective Time, T-Mobile shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Sprint or T-Mobile (as applicable) or any of their respective subsidiaries or provide substitute policies for not less than the existing coverage and with other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred prior to the Effective Time, except that in no event shall T-Mobile be required to pay with respect to such insurance policies (or substitute insurance policies) of Sprint or T-Mobile (as applicable) in respect of any one policy year more than 300% of the annual premium payable by Sprint or T-Mobile (as applicable) for such insurance for the prior 12 months (the “Maximum Amount”), and if T-Mobile is unable to obtain the insurance required by this Section 6.6 it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period; provided, that in lieu of the foregoing, Sprint or T-Mobile (as applicable) may obtain at or prior to the Effective Time a six-year “tail” policy under Sprint’s or T-Mobile’s existing directors’ and officers’ liability insurance policy (as applicable) providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Maximum Amount.

(c) The provisions of this Section 6.6 (i) shall survive the consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.7. Fees and Expenses. Except as set forth in this Section 6.7, Section 6.17 or Section 8.2 or as otherwise explicitly provided in this Agreement, all fees and expenses incurred in connection with the Merger Transactions, this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger Transactions are consummated, except that each of T-Mobile and Sprint shall bear and pay the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) (collectively, the “Apportioned Expenses”) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Consent Solicitation Statement (including SEC filing fees), of which Apportioned Expenses each of Sprint and T-Mobile will pay 50%, and (ii) (A) the filings of the premerger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees) and (B) FCC filing fees, of which Apportioned Expenses, in each case (A) and (B), Sprint will pay 33% and T-Mobile will pay 67%.

Section 6.8. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release agreed by Sprint, T-Mobile, SoftBank and DT. Each of Sprint, T-Mobile, SoftBank and DT agrees that it shall consult with the other parties before issuing any press release or other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or other public statement, except (a) with the prior consent of Sprint, in the case of T-Mobile and DT, or T-Mobile, in the case of Sprint and SoftBank, such consent not to be unreasonably withheld, conditioned or delayed, (b) to the extent required by applicable Law (or any applicable securities exchange rule or requirement) or (c) to the extent the information contained therein relating to this Agreement or the transactions contemplated hereby is substantially consistent with (x) information included in a press release or other public statement to which Sprint (in the case of T-Mobile and DT) or T-Mobile (in the case of Sprint and SoftBank), as applicable, has previously consented pursuant to clause (a) or (y) a communications plan approved in writing in advance by T-Mobile and Sprint which has not been modified or rescinded by T-Mobile and Sprint; provided, that in the case of clause (b), to the extent not prohibited by applicable Law, the party issuing such press release or other public statement gives the other party reasonable advance notice of (including the contents of) such release or statement, and the opportunity to comment thereon, if giving such opportunity is practicable.

Section 6.9. Listing; Delisting and Deregistration. T-Mobile shall use reasonable best efforts to cause the T-Mobile Common Stock issuable under Article III to be approved for listing on NASDAQ, subject to official notice of issuance, at or prior to the SoftBank US Mergers Effective Time. Prior to the Closing Date, Sprint shall cooperate with T-Mobile and use reasonable best efforts to take such actions as are necessary or advisable to cause the Sprint Common Stock to be delisted from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time. Prior to the Effective Time, Sprint shall not voluntarily delist the Sprint Common Stock from the NYSE.

Section 6.10. Certain Tax Matters.

(a) Each of SoftBank, Starburst, Galaxy, Sprint and T-Mobile shall use reasonable best efforts (i) to cause each of the SoftBank US Mergers and the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to obtain the opinions of Specified Counsel referred to in Section 7.2(e) and Section 7.3(e). None of the parties hereto or any of their respective subsidiaries shall take any action, or allow any controlled affiliate to take any action, that could reasonably be expected to prevent or impede such qualification or the ability of counsel to deliver such opinion.

(b) If pursuant to this Agreement the SoftBank US Mergers are to be consummated, T-Mobile hereby requests, and SoftBank shall cause each of Starburst and Galaxy to deliver to T-Mobile prior to the Closing, (i) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated not more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of Starburst or Galaxy, as applicable, certifying that the equity interests in Starburst and Galaxy, as applicable, are not “United States real property interests” (as defined in Section 897(c)(1) of the Code) and (ii) a copy of the notification provided to the IRS regarding such certificate, in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). If pursuant to this Agreement the SoftBank US Mergers will not be consummated, each of Starburst and Galaxy shall deliver to T-Mobile prior to the Closing a duly executed certificate of non-foreign status, substantially in the form of the sample certification contained in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(c) To the extent Treasury Regulations Section 1.358-6 were to apply with respect to the SoftBank US Mergers and the Merger, taken together, T-Mobile agrees to determine its tax basis in the Sprint shares acquired from Starburst and Galaxy in accordance with Treasury Regulations Section 1.358-6(c)(2)(ii)(B).

Section 6.11. Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or, if it is not possible to eliminate, then to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 6.12. Conveyance Taxes. Sprint and T-Mobile shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any sales, use, transfer (including real property transfer), value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

Section 6.13. Employee Benefits.

(a) For a period of eighteen (18) months following the Effective Time (the “Protection Period”), T-Mobile shall provide, or cause to be provided, to each employee of Sprint or its subsidiaries (i) base salary and base wages that are each on a basis no less favorable than those in effect immediately prior to the Effective Time, (ii) short-term or annual cash incentive compensation opportunities, equity compensation and commission opportunities that are no less favorable in the aggregate than those in effect immediately prior to the Effective Time, and (iii) other benefits that are no less favorable in the aggregate than the benefits provided to such employee immediately prior to the Effective Time or, commencing with the year immediately following the year in which the Effective Time occurs, that are no less favorable in the aggregate than the benefits provided to similarly situated employees of T-Mobile or its subsidiaries. In addition, during the Protection Period, T-Mobile shall provide, or cause to be provided, to each employee of Sprint or its subsidiaries with severance payments and severance benefits that are no less favorable than the greater of (i) the severance payments and severance benefits that were provided to such employee immediately prior to the Closing and (ii) the severance payments and severance benefits that are provided to similarly situated employees of T-Mobile and its affiliates from time to time.

(b) Effective as of the Effective Time, T-Mobile shall cause, for all purposes under the benefit plans of T-Mobile or its subsidiaries in which individuals who were employed by Sprint, T-Mobile or their respective subsidiaries as of immediately prior to the Effective Time (the “Employees”) are eligible to participate following the Effective Time (the “New Plans”), each Employee to be credited with his or her years of service with Sprint or T-Mobile or any of their respective affiliates, as the case may be, before the Effective Time, to the same extent as such Employee was entitled, before the Effective Time, to credit for such service under any similar Sprint Benefit Plans or T-Mobile Benefit Plans, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: T-Mobile shall, to the extent permitted by the terms of the applicable New Plans, cause (i) each Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans that are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable Sprint Benefit Plan or T-Mobile Benefit Plan, as applicable, in which such Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Employee and his or her covered dependents, and any eligible expenses incurred by such Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Prior to making any material broad-based communications to Employees pertaining to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, each of Sprint and T-Mobile shall provide the other party with a copy of the intended communication, the other party shall have a reasonable opportunity to review and comment on the proposed communication, and the party seeking to make the communication shall consider in good faith all comments of such other party.

(d) If requested by T-Mobile in writing not less than ten (10) business days before the Closing Date, the Board of Directors of Sprint (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary to terminate Sprint’s 401(k) plan (the “Sprint 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of T-Mobile (which review and approval shall not be unreasonably withheld, conditioned or delayed). If the Sprint 401(k) Plan is terminated prior to the Closing Date pursuant to this Section 6.13(d), then following the Effective Time, the account balances of the participants in the Sprint 401(k) Plan shall be distributed to the participants, and T-Mobile shall permit the Employees who are then actively employed by T-Mobile or its subsidiaries to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code including loans) in an amount equal to the full account balance (including loans) distributed to such Employee from the Sprint 401(k) Plan to T-Mobile’s 401(k) plan (the “T-Mobile 401(k) Plan”).

(e) Each Employee participating in any Sprint Benefit Plan that is an annual bonus plan (an “Annual Bonus Plan”) during Sprint’s fiscal year in which the Effective Time occurs shall be eligible to receive a bonus equal to the product obtained by multiplying (i) such Employee’s full bonus entitlement under all such Annual Bonus Plans for Sprint’s fiscal year in which the Effective Time occurs, based on the greater of (A) deemed performance at “target” levels and (B) actual performance through the latest practicable date prior to the Effective Time, with such level of achievement (1) determined by the Compensation Committee of the Board of Directors of Sprint or such other applicable committee and (2) annualized, on a straight line basis, through the end of the quarter in which the Closing occurs, by (ii) a fraction, the numerator of which equals the number of days that have elapsed during such fiscal year through the Effective Time and the denominator of which equals 365 (a “Pro-Rata Bonus”), payable following the end of Sprint’s fiscal year in which the Effective Time occurs (but in no event later than sixty (60) days following the end of such fiscal year), subject to the applicable Employee’s continued employment with T-Mobile, Sprint or any of their respective affiliates through the end of Sprint’s fiscal year in which the Effective Time occurs; provided, however, that if any such Employee becomes eligible for severance payments or severance benefits pursuant to either a Sprint Benefit Plan or T-Mobile Benefit Plan, as applicable, following the Effective Time, such Pro-Rata Bonus shall be paid to such Employee within sixty (60) days following such termination of employment (and such payment shall, if requested by T-Mobile, Sprint or any of their affiliates, be subject to the applicable Employee’s execution and non-revocation of a general release of claims in a form customarily used by T-Mobile, Sprint or their respective affiliates for their similarly situated employees).

(f) T-Mobile hereby agrees and acknowledges that a “change of control” (or similar phrase) within the meaning of the Sprint Benefit Plans shall occur at or prior to the Effective Time, as applicable.

(g) Nothing contained in this Section 6.13 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Sprint, T-Mobile or any of their respective subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any Employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Sprint, T-Mobile or any of their respective subsidiaries or affiliates or (iv) limit the right of Sprint, T-Mobile or any of their respective subsidiaries or affiliates to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

Section 6.14. Section 16(b). Sprint and T-Mobile shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Sprint (including derivative securities) or acquisitions of equity securities of T-Mobile (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Sprint or (b) at the Effective Time, will become a director or officer of T-Mobile, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15. Notification of Certain Matters. Each of Sprint and T-Mobile shall promptly advise the other party of any Effect (a) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Sprint or T-Mobile, respectively, or (b) that it believes has caused or constituted or would reasonably be expected to cause or constitute a breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that it would cause a failure of the applicable condition related to such breach in Article VII if the Closing were otherwise to occur on the date such Effect occurs; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.15 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.16. Certain Litigation. Each party shall promptly advise the other party of any litigation commenced before, on or after the date hereof against such party or any of its directors or officers (in their capacities as such) by any stockholders of such party (on their own behalf or on behalf of such party) relating to this Agreement or the transactions contemplated hereby (any such litigation, “Stockholder Litigation”), and shall keep the other party reasonably informed regarding any such Stockholder Litigation. With respect to Stockholder Litigation commenced against Sprint or any of its directors or officers, Sprint shall give T-Mobile the opportunity to participate in the defense or settlement of any such Stockholder Litigation and no settlement shall be offered or agreed to by Sprint without T-Mobile’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). With respect to Stockholder Litigation commenced against T-Mobile or any of its directors or officers, T-Mobile shall give Sprint the opportunity to participate in the defense or settlement of any such Stockholder Litigation, and no settlement shall be offered or agreed to by T-Mobile without Sprint’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.17. Financing Matters.

(a) The parties hereto acknowledge and agree that, prior to the Effective Time, but subject to the limitations set forth in Section 5.1, it may be necessary for Sprint, T-Mobile and/or their respective subsidiaries to enter into financing transactions (including (i) the raising of new financing by Sprint, T-Mobile and/or their respective subsidiaries, (ii) the refinancing of existing Indebtedness by Sprint, T-Mobile and/or their respective subsidiaries, (iii) the repayment or retirement of existing Indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, (iv) tendering or exchanging (or offering to tender or exchange) existing Indebtedness of Sprint, T-Mobile and/or their respective subsidiaries, and/or (v) entering into amendments or modifications or obtaining consents or waivers (including waivers of change of control provisions) in relation to agreements governing existing Indebtedness or other financing arrangements of Sprint, T-Mobile and/or their respective subsidiaries, including the Change of Control Waiver Offers and the Spectrum Notes Change of Control Waiver) (any such financing transaction, other than any financing transaction permitted by Section 5.1(a)(viii)(A)-(F) or Section 5.1(b)(viii)(A)-(F), a “Pre-Merger Financing Transaction”).

(b) Management; Certain Requirements.

(i) T-Mobile shall, in reasonable consultation with Sprint and in a reasonable manner, direct and control all decisions, communications and discussions relating to any Pre-Merger Financing Transaction, including as to the amount, type, providers, economic and other terms, syndication and marketing thereof, and documentation in respect thereof. Sprint shall not, and shall cause its subsidiaries and use its reasonable best efforts to cause its Representatives not to, enter into any Pre-Merger Financing Transaction without the prior written consent of T-Mobile, such consent not to be unreasonably withheld. Without limiting the foregoing, T-Mobile may commence, or may direct Sprint to commence, one or more offers to purchase or exchange, and/or consent solicitations with respect to, or amendment requests relating to, all or any portion of notes issued by Sprint or its subsidiaries (the “Sprint Notes”) or any other Indebtedness of Sprint or its subsidiaries, on terms determined by T-Mobile and otherwise in compliance with applicable Law and the indentures relating to the applicable Sprint Notes (collectively, the “Debt Offers”). None of the Sprint Notes or such other Indebtedness shall be required to be purchased pursuant to the Debt Offers prior to the Closing.

(ii) In addition, without limiting the foregoing, Sprint shall:

(A) in consultation with T-Mobile, commence consent solicitations with respect to each of the following series of Sprint Notes: (I) all Sprint Notes issued by Sprint Corporation and (II) the 11.500% Senior Notes due 2021, the 7.000% Senior Notes due 2020 and the $2.28 billion 6.000% Senior Notes due 2022, each issued by Sprint Communications (collectively, the notes described in clauses (I) and (II), the “Sprint CoC Notes”) for the purpose of changing the relevant definitions under the Sprint CoC Notes such that (x) T-Mobile and DT and their affiliates will constitute “Permitted Holders” and (y) the Merger and related transactions will not constitute a change of control thereunder (each, a “Change of Control Waiver Offer”), as soon as reasonably practicable following the date hereof on terms reasonably determined by T-Mobile in consultation with Sprint;

(B) use its reasonable best efforts, and T-Mobile shall also use its reasonable best efforts to cause the consummation of the closing of such Change of Control Waiver Offers (including paying all consent fees in connection therewith, to be allocated in the manner described in Section 6.17(f)) not later than the date which is 60 days after the date hereof; and

(C) in connection with and subject to the closing of the Change of Control Waiver Offers, execute, and use its reasonable best efforts to cause the applicable trustees to execute, supplemental indentures (“Change of Control Waiver Supplemental Indentures”) with respect to each series of Sprint CoC Notes effecting the consents contemplated in clause (A) above.

(iii) In addition, without limiting the foregoing, Sprint shall:

(A) upon request of T-Mobile on reasonable notice, use its reasonable best efforts to obtain (and T-Mobile shall also use its reasonable best efforts to assist in obtaining) the consents necessary such that (x) T-Mobile and DT and their affiliates will constitute “Permitted Holders”, (y) the Merger and related transactions will not constitute a change of control thereunder ((x) and (y) together, the “Spectrum Notes Change of Control Waiver”) with respect to the Series 2016-1 3.360% Senior

Secured Notes, Series 2018-1 4.738% Senior Secured Notes, and Series 2018-1 5.152% Senior Secured Notes (the “Spectrum Notes”) issued under that certain Base Indenture dated as of October 27, 2016, among Sprint Spectrum Co LLC, Sprint Spectrum Co II LLC, and Sprint Spectrum Co III LLC, as issuers, and Deutsche Bank Trust Company Americas, as trustee and securities intermediary on terms reasonably determined by T-Mobile in consultation with Sprint; and

(B) upon receipt of the necessary consents, Sprint shall execute, and use its reasonable best efforts to cause the applicable trustee to execute, a supplemental indenture effecting the Spectrum Notes Change of Control Waiver.

(iv) Sprint covenants and agrees that, promptly following the expiry of any consent solicitation forming part of any Debt Offer and assuming the requisite consents are received, Sprint or its applicable subsidiaries shall (and shall use reasonable best efforts to cause the applicable Sprint Notes trustee to, including by delivering to the Trustee any deliverables required to be delivered under the applicable indenture for the Sprint Notes subject to such Debt Offer), execute a supplemental indenture in the form contemplated by the Debt Offer, which supplemental indenture shall become operative upon the Effective Time. In addition, in connection with the Debt Offer, T-Mobile may select one or more dealer managers, information agents, depositaries and other agents to provide assistance in connection therewith, and at T-Mobile’s request, Sprint shall enter into customary agreements therewith.

(c) Without limiting the generality of this Section 6.17, (i) each of T-Mobile and Sprint agrees that it shall timely file all periodic and current reports required to be filed by it with the SEC by the date required under the Exchange Act and (ii) each of T-Mobile and Sprint agrees that it shall, and shall cause (x) its officers and employees, (y) its subsidiaries and (z) the officers and employees of its subsidiaries to, and shall use reasonable best efforts to cause its Representatives (including legal and accounting advisors) to, provide all reasonable cooperation in consummating any Pre-Merger Financing Transaction (and, in particular, each of T-Mobile and Sprint agree to use reasonable best efforts to consummate and obtain the financing contemplated by the Commitment Letter in amounts reasonably necessary to effect the Merger and related transactions), including to:

(i) designate members of senior management to participate in a reasonable and customary number of meetings, drafting sessions, presentations, “road show” meetings and conference calls, sessions with rating agencies and due diligence sessions;

(ii) assist in preparing the documentation required in connection with such Pre-Merger Financing Transaction, including requesting any consents of accountants for use of their historical reports in any materials relating to such Pre-Merger Financing Transaction, and assist in preparing materials for rating agency presentations, “road show” meetings and conference calls, bank information memoranda, private placement memoranda and other customary marketing materials, and assist in the preparation of pro forma financial statements;

(iii) furnish financial and other information necessary, customary or otherwise advisable in connection with such Pre-Merger Financing Transaction, including as necessary to prepare any pro forma financial statements or information;

(iv) provide all documentation and other information required by U.S. bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(v) agree to deliver such officer’s certificates as are reasonable and customary and as are, in the good faith determination of the persons executing such officer’s certificates, accurate;

(vi) obtain customary accountants’ comfort letters, if applicable (and the participation of outside auditors in customary accounting due diligence calls), legal opinions, consents, approvals and other documentation and items relating to or reasonably requested in connection with such Pre-Merger Financing Transaction; and

(vii) cooperate in connection with the prepayment or discharge (or defeasance), in each case with is fully effective as of the Closing Date, of any Sprint Indebtedness, including delivery of notices and deliverables with respect thereto.

(d) Notwithstanding anything to the contrary in this Section 6.17, none of Sprint, T-Mobile or their respective subsidiaries shall be required to disclose any information pursuant to this Section 6.17 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party, or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege (but, for absence of doubt, this clause (iii) shall not apply to disclosure of the underlying nonprivileged facts); provided, that Sprint or T-Mobile, as applicable, shall use its commercially reasonable efforts to (A) obtain the required consent of any third party necessary to provide such disclosure, (B) develop an alternative to providing such information that is reasonably acceptable to T-Mobile or Sprint, as applicable, and (C) utilize the procedures of a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such attorney-client privilege. Additionally, except as otherwise provided in this Section 6.17 (including with respect to the Change of Control Waiver Offers and the Spectrum Notes Change of Control Waiver), neither party will be required to consummate any Pre-Merger Financing Transaction prior to the Closing.

(e) T-Mobile shall indemnify and hold harmless Sprint, its subsidiaries and their respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable, documented out-of-pocket attorneys’ fees) suffered or incurred by any of them in connection with any Pre-Merger Financing Transaction solely to the extent arising from (i) information provided by or on behalf of T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof for inclusion in any offering documents or similar materials relating to any Pre-Merger Financing Transaction or (ii) the bad faith, gross negligence or willful misconduct of T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof in connection with any Pre-Merger Financing Transaction. Sprint shall indemnify and hold harmless T-Mobile, its subsidiaries and their respective directors, officers, employees and Representatives from and against any and all losses, damages, claims, costs or expenses (including reasonable attorneys’ fees) suffered or incurred by any of them in connection with any Pre-Merger Financing Transaction solely to the extent arising from (i) information provided by or on behalf of Sprint, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof to T-Mobile, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof for inclusion in any offering documents or similar materials relating to any Pre-Merger Financing Transaction or (ii) the bad faith, gross negligence or willful misconduct of Sprint, its subsidiaries or their respective affiliates or shareholders or the Representatives thereof in connection with any Pre-Merger Financing Transaction. This Section 6.17(e) shall survive the termination of this Agreement.

(f) T-Mobile shall bear 67% and Sprint shall bear 33% of the out-of-pocket fees, costs, penalties, premiums and expenses incurred in connection with any Pre-Merger Financing Transaction, and any interest on or prepayment penalties with respect to any pre-funded indebtedness (including indebtedness funded into escrow) incurred as part of any Pre-Merger Financing Transaction, including any such costs and expenses incurred prior to the date hereof (including fees and expenses relating to rating advisory services), in each case subject to Section 6.17(f) of the Sprint Disclosure Letter. This Section 6.17(f) shall be given effect whether or not the Closing occurs and shall survive the termination of this Agreement.

(g) T-Mobile and Sprint shall each use their reasonable best efforts to (i) secure the credit ratings for T-Mobile, after giving effect to the Merger, which are contemplated in Section 7.1(g), and (ii) obtain the financing necessary to consummate the transactions contemplated by this Agreement.

(h) Upon consummation of the Merger, T-Mobile will, and will cause T-Mobile USA, Inc. to, provide guarantees of the Sprint obligations set forth on Section 6.17(h) of the T-Mobile Disclosure Letter.

Section 6.18. Merger Sub Approval and Merger Company Approval. Promptly following the execution of this Agreement, (a) Merger Company, acting in its capacity as the sole stockholder of Merger Sub, shall adopt this Agreement by written consent in accordance with the Certificate of Incorporation and Bylaws of Merger Sub and the DGCL, and T-Mobile shall deliver a copy of the corporate record evidencing such adoption to Sprint, and (b) T-Mobile, acting in its capacity as the sole member of Merger Company, shall adopt this Agreement by written consent in accordance with the limited liability company agreement of Merger Company and the DLLCA, and T-Mobile shall deliver a copy of the corporate record evidencing such adoption to Sprint.

Section 6.19. Termination of Certain Agreements. From and after (a) the date hereof and prior to the Effective Time, the parties shall reasonably cooperate in order to mutually agree as to which of the agreements or other arrangements set forth on Section 6.19 of the Sprint Disclosure Letter or Section 6.19(a) of the T-Mobile Disclosure Letter will be continued following, or terminated effective as of, the Effective Time, and shall take all such other actions as may be reasonably necessary or appropriate in order to effect such mutual agreement, and (b) the Effective Time through the six-month anniversary thereof, each of SoftBank and DT shall, and shall cause its affiliates to, execute all such agreements, documents and instruments, and take all such other actions as may be reasonably necessary or appropriate, in order to terminate any contracts or other arrangements (without any penalty, payment or other continuing obligation of T-Mobile or any of its subsidiaries under such contract or other arrangement, as a result of or relating to such termination or waiver, or otherwise (other than payment for amounts accrued for products or services rendered under such contract or other arrangement through the date of such termination set forth in such notice)) between or among SoftBank or any of its affiliates, or DT or any of its affiliates, as applicable (in each case other than T-Mobile and its subsidiaries), on the one hand, and T-Mobile or any of its subsidiaries (including Sprint or any of its subsidiaries), on the other hand, other than those set forth on Section 6.19 of the Sprint Disclosure Letter or on Section 6.19 of the T-Mobile Disclosure Letter, promptly following notice from T-Mobile to SoftBank or DT, as applicable, that it has elected to terminate such contract or other arrangement pursuant to this Section 6.19.

Section 6.20. FCC Auction Procedures. Sprint and T-Mobile hereby acknowledge that this Agreement is not intended to, and shall not be interpreted to, restrict the ability of either Sprint and its subsidiaries, or T-Mobile and its subsidiaries, from participating in any FCC auction that may occur after the date of this Agreement and prior to the Closing. In connection with the foregoing, (a) Sprint and T-Mobile shall not discuss or enter into any agreements related to bids, bidding strategies or post-auction market structure related to licenses being auctioned by the FCC and (b) not later than 30 days in advance of the applicable initial auction application deadline, the parties shall (i) distribute guidelines for compliance with the FCC’s Prohibited Communications rules to all individuals and consultants involved in the discussions with the other party regarding the transactions contemplated by this Agreement and (ii) implement safeguards mutually agreed upon by the parties, which may include assigning personnel or committees to monitor or evaluate proposed communications between the Parties regarding matters potentially falling under the FCC’s Prohibited Communications rules, firewalls and third-party nondisclosure agreements, remedial steps to be followed in the event of any such Prohibited Communication, and other reasonable and appropriate procedures implemented in consultation with outside counsel and intended to prevent communications concerning any FCC licenses to be auctioned, bids or bidding strategy between such parties.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger Transactions. The respective obligations of each party to effect the Merger Transactions are subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Sprint Stockholder Approval and the T-Mobile Stockholder Approval shall have been obtained.

(b) Required Regulatory Consents. (i) The waiting period (and any extension thereof) applicable to the Merger Transactions under the HSR Act shall have been terminated or shall have expired and (ii) all consents required to be obtained from the FCC in connection with the transactions contemplated by this Agreement shall have been granted by the FCC.

(c) Other Governmental Consents. (i) All consents required to be obtained from any PUCs or similar state and foreign regulatory bodies in connection with the transactions contemplated by this Agreement shall have been obtained, (ii) all consents required to be obtained pursuant to any Antitrust Laws other than the HSR Act set forth on Section 7.1(c)(ii) of the T-Mobile Disclosure Letter in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, (iii) CFIUS shall have completed its review and, where applicable, investigation under Section 721 without unresolved national security concerns with respect to the transactions contemplated by this Agreement, and (iv) DSS shall have approved a plan to operate pursuant to a FOCI mitigation agreement those NISPOM covered activities of T-Mobile, Sprint and their respective subsidiaries that DSS determines are necessary to be operated pursuant to such an agreement, or shall have accepted a commitment from the parties to implement such FOCI mitigation agreement following the Closing.

(d) No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction shall have entered, enacted, promulgated, enforced or issued any Law (whether temporary, preliminary or permanent) preventing the consummation of the Merger (a “Restraint”).

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Consent Solicitation Statement by each of Sprint and T-Mobile to their respective stockholders, and no stop order or proceeding seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

(f) NASDAQ Listing. The shares of T-Mobile Common Stock issuable to the stockholders of Sprint as contemplated by Article III shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Ratings. On the Closing Date, T-Mobile USA, Inc., taking into account and after giving effect to the Merger and the other transactions contemplated by and relating to this Agreement, shall have at least two of the following three credit ratings: (i) a corporate family rating (CFR) of at least “Ba2” from Moody’s Investors Services, Inc., (ii) a long-term issuer credit rating of at least “BB” from Standard & Poor’s Financial Services LLC, and (iii) a long-term issuer credit rating of at least “BB” from Fitch, Inc., provided, however, that the foregoing condition in this Section 7.1(g) shall be deemed satisfied if, on the Closing Date (or, earlier, upon the date of issuance by T-Mobile USA, Inc. of debt securities in an amount sufficient to replace in full the commitments under the bridge facilities in the Commitment Letter), T-Mobile USA, Inc., taking into account and after giving effect to the Merger and the other transactions contemplated by and relating to this Agreement, shall have at least two of the following three public credit ratings on not less than $45,000,000,000 of secured debt: (i) a secured tranche rating of at least “Baa3” from Moody’s Investors Services, Inc., (ii) a secured tranche rating of at least “BBB-” from Standard & Poor’s Financial Services LLC, and (iii) a secured tranche rating at least “BBB-” from Fitch, Inc.; provided, further, that no party may rely on the failure of the condition set forth in this Section 7.1(g) to be satisfied if such failure was principally caused by such party’s material breach of any material provision of this Agreement or such party’s failure to act in good faith.

Section 7.2. Conditions to Obligations of T-Mobile, Merger Sub, Merger Company and the DT Parties. The obligations of T-Mobile, Merger Sub, Merger Company and the DT Parties to effect the Merger Transactions are further subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Sprint contained in the first sentence of Section 4.1(a), Section 4.1(b)(i), Section 4.1(c)(iii), Section 4.1(m), Section 4.1(t),

Section 4.1(v) and Section 4.1(w) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of Sprint contained in Section 4.1(c)(i) and Section 4.1(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of Sprint contained in Section 4.1(g)(iii) shall be true and correct as of the Closing Date as though made on the Closing Date, (iv) the representations and warranties of Sprint contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect on Sprint, and (v) the representations and warranties of the SoftBank Parties contained in Section 4.3 (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that the accuracy of the representations and warranties of the SoftBank US HoldCos shall only be a condition to the obligations of T-Mobile, Merger Sub, Merger Company and DT to effect the SoftBank US Mergers.

(b) Performance of Obligations. Each of Sprint and the SoftBank Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. T-Mobile shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of Sprint to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Other Agreements. SoftBank shall have duly executed and delivered (i) the Stockholders’ Agreement and (ii) the Voting and Proxy Agreement.

(e) Tax Opinion. Subject to the last sentence of Section 1.1, T-Mobile shall have received a written opinion of its Specified Counsel, in form and substance reasonably satisfactory to T-Mobile, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, each of the SoftBank US Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, T-Mobile’s Specified Counsel shall be entitled to receive and rely upon representations and covenants contained in certificates of Starburst, Galaxy and T-Mobile substantially in the form of Exhibits A, B and C to the T-Mobile Disclosure Letter (the “Tax Certificates”).

Section 7.3. Conditions to Obligations of Sprint and the SoftBank Parties. The obligations of Sprint and the SoftBank Parties to effect the Merger Transactions are further subject to the satisfaction or waiver, in whole or in part (to the extent permitted by applicable Law), of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of T-Mobile, Merger Sub and Merger Company contained in the first sentence of Section 4.2(a), Section 4.2(b)(i), Section 4.2(c)(iii),

Section 4.2(m), Section 4.2(t) and Section 4.2(v) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date), (ii) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.2(c)(i) and Section 4.2(c)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for any de minimis inaccuracies, (iii) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in Section 4.1(g)(iii) shall be true and correct as of the Closing Date as though made on the Closing Date, (iv) the representations and warranties of T-Mobile, Merger Sub and Merger Company contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct, individually or in the aggregate, does not have and would not reasonably be expected to have a Material Adverse Effect on T-Mobile, and (v) the representations and warranties of the DT Parties contained in Section 4.4 (without giving effect to any limitation as to “materiality,” “Material Adverse Effect” or any provisions relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or the date of this Agreement, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b) Performance of Obligations. Each of T-Mobile, Merger Sub, Merger Company and the DT Parties shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Sprint shall have received an officer’s certificate duly executed by the Chief Executive Officer or the Chief Financial Officer of T-Mobile to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Other Agreements. T-Mobile and DT shall have duly executed and delivered (as applicable) (i) the Stockholders’ Agreement, (ii) the Voting and Proxy Agreement and (iii) the License Agreement Amendment.

(e) Tax Opinion. Subject to the last sentence of Section 1.1, Sprint shall have received a written opinion of its Specified Counsel, in form and substance reasonably satisfactory to Sprint (and, with respect to the opinion in clause (ii), T-Mobile), dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, (i) each of the SoftBank US Mergers will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the Merger (or the Merger and the SoftBank US Mergers, taken together) will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. T-Mobile shall be entitled to rely upon the opinion in clause (ii) as though T-Mobile were an addressee of such opinion. In rendering such opinion, Sprint’s Specified Counsel shall be entitled to receive and rely upon representations and covenants (x) with respect to the opinion in clause (i), contained in certificates of Starburst, Galaxy and T-Mobile substantially in the form of the Tax Certificates, and (y) with respect to the opinion in clause (ii), of T-Mobile and Sprint as reasonably requested by Sprint’s Specified Counsel for purposes of such opinion.

For the avoidance of doubt, this Section 7.3(e) may not be waived without the consent of the SoftBank Parties.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1. Termination. This Agreement may be terminated at any time prior to the SoftBank US Mergers Effective Time, whether before or after the Sprint Stockholder Approval or the T-Mobile Stockholder Approval:

(a) by mutual written consent of Sprint and T-Mobile;

(b) by either Sprint or T-Mobile:

(i) if the Merger Transactions shall not have been consummated by the first anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the first anniversary of the date of this Agreement) (the “Outside Date”); provided, that if the Closing shall not have occurred by the first anniversary of the date of this Agreement, but on that date, any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then either T-Mobile or Sprint may elect (by delivery of written notice to the other party at or prior to 11:59 p.m. New York City time on such first anniversary of the date of this Agreement) to extend the Outside Date to the fifteen-month anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the fifteen-month anniversary of the date of this Agreement); provided, further, that, if after such extension, the Closing shall not have occurred by the fifteen-month anniversary of the date of this Agreement, but on that date, any of the conditions set forth in Section 7.1(b), Section 7.1(c) or Section 7.1(d) shall not be satisfied but all other conditions shall have been satisfied or waived (other than those that by their terms are to be satisfied at the Closing, provided that they would be satisfied if the Closing were to occur on such date), then either T-Mobile or Sprint may elect (by delivery of written notice to the other party at or prior to 11:59 p.m. New York City time on such extended date) to extend the Outside Date to the eighteen-month anniversary of the date of this Agreement, or, if the Marketing Period has started and is in effect at such date, then the second business day following the end of the Marketing Period (but in no event shall such date be later than the 22nd business day following the eighteen-month anniversary of the date of this Agreement); and in each such case, the Outside Date, as so extended, shall be the “Outside Date” for purposes of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to Sprint, if Sprint’s or any SoftBank Party’s, or T-Mobile, if T-Mobile’s or any DT Party’s, material breach of its obligations under this Agreement, the SoftBank Support Agreement or the DT Support Agreement, as applicable, has been the principal cause of, or principally resulted in, the failure of the Merger to be consummated by such time;

(ii) if (A) any Restraint shall be in effect and shall have become final and nonappealable or (B) any authorization or consent from a Governmental Entity that must be obtained pursuant to Section 7.1(b) or Section 7.1(c): (I) has been denied and such denial has become final and nonappealable or (II) requires as a final and nonappealable condition to such authorization or consent that Sprint, T-Mobile, SoftBank or DT take any action that would or would reasonably be expected to result in a Regulatory Material Adverse Condition; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to Sprint, if Sprint’s or SoftBank’s, or T-Mobile, if T-Mobile’s or DT’s, material breach of its obligations under Section 6.3 has been the principal cause of, or principally resulted in, such Restraint or denial;

(c) by T-Mobile (provided, that T-Mobile is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Sprint shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Sprint or is not cured within sixty (60) days of written notice thereof;

(d) by Sprint (provided, that Sprint is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if T-Mobile shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by T-Mobile or is not cured within sixty (60) days of written notice thereof;

(e) by T-Mobile, if any of the SoftBank Parties or SoftBank UK HoldCo fail to execute and deliver to T-Mobile the SoftBank Support Agreement within one business day following the execution of this Agreement; and

(f) by Sprint, if either DT Party fail to execute and deliver to Sprint the DT Support Agreement within one business day following the execution of this Agreement.

Section 8.2. Effect of Termination.

(a) In the event of termination of this Agreement as provided in Section 8.1, and subject to the provisions of Section 10.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any party hereto (or of any of its directors, officers, employees or Representatives), except (i) the provisions of this Section 8.2 (Effect of Termination), the last sentence of Section 6.2(b) (Access to Information; Confidentiality), Section 6.7 (Fees and Expenses), Section 6.17(e) (Financing Matters), Section 6.17(f) (Financing Matters), this Section 8.2 (Effect of Termination) and Article X (General Provisions) shall survive any such termination of this Agreement and remain in full force and effect and no such termination shall relieve either party from any liability or obligation under such provisions, and (ii) nothing contained herein shall relieve any party from liability for fraud or any Willful Breach of this Agreement, the Confidentiality Agreement or any other agreement contemplated hereby and delivered in connection herewith prior to the termination of this Agreement.

(b) In the event that (i) T-Mobile terminates this Agreement pursuant to Section 8.1(b)(i), (ii) at the time of such termination, all of the conditions set forth in Section 7.1 (other than the condition set forth in Section 7.1(g)) and all of the conditions set forth in Section 7.2 would be satisfied at the time of such termination if the Closing were held at the time of such termination, and (iii) Sprint has provided a written certification to T-Mobile that it stands ready, willing and able to consummate the Merger on the date required by Section 1.3 at the time of termination of this Agreement (a “Specified Termination”), then T-Mobile shall pay to Sprint, on the date of termination of this Agreement, an amount equal to $600,000,000 (the “Payment Amount”); provided, that notwithstanding the foregoing, T-Mobile shall have no obligation to pay the Payment Amount (in whole or in part) and may terminate this Agreement pursuant to Section 8.1(b)(i) without paying the Payment Amount if:

(i) on the date of termination of this Agreement pursuant to the Specified Termination, Sprint does not have the following three credit ratings: (A) a corporate family rating (CFR) of at least “B2” from Moody’s Investors Services, Inc., (B) a long-term issuer credit rating of at least “B” from Standard & Poor’s Financial Services LLC, and (C) a long-term issuer credit rating of at least “B+” from Fitch, Inc., unless Sprint does not have any such credit rating due to a change in credit ratings or credit outlook generally affecting the industry in which Sprint operates; or

(ii) Sprint or any of the SoftBank Parties has breached in any material respect any of its representations, warranties, covenants or agreements set forth in this Agreement and such breach has impacted any of the credit ratings described in clause (i) of this Section 8.2(b) or the ability of T-Mobile to obtain the credit ratings described in Section 7.1(g).

(c) Sprint and the SoftBank Parties agree that in the event that the Payment Amount is paid to Sprint pursuant to Section 8.2(b), the payment of the Payment Amount shall be the sole and exclusive remedy of Sprint and the SoftBank Parties and their respective subsidiaries, stockholders, affiliates, officers, directors, employees and Representatives against T-Mobile, Merger Sub, Merger Company, DT, their respective affiliates and their and their respective affiliates’, stockholders, officers, directors, employees and Representatives, for, and in no event will Sprint or the SoftBank Parties seek to recover any other money damages or seek any other remedy based on a claim in law or equity with respect to, (I) any loss suffered as a result of the failure of the Merger Transactions to be consummated, (II) the termination of this Agreement, (III) any liabilities or obligations arising under this Agreement or (IV) any claims or actions arising out of or relating to this Agreement, and upon payment to Sprint of the Payment Amount, none of T-Mobile, Merger Sub, Merger Company, DT, their respective affiliates and their and their respective affiliates’, stockholders, officers, directors, employees and Representatives shall have any further liability or obligation to Sprint or the SoftBank Parties relating to or arising out of this Agreement, the Merger Transactions or the transactions contemplated hereby. All payments under Section 8.2(b) shall be made by wire transfer of immediately available funds to an account designated in writing by Sprint to T-Mobile.

Section 8.3. Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Sprint Stockholder Approval or the T-Mobile Stockholder Approval; provided, however, that any amendment of this Agreement that requires approval by the stockholders of Sprint or approval by the stockholders of T-Mobile under applicable Law shall be subject to such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors (or comparable governing body) or a duly authorized committee thereof.

Section 8.4. Extension; Waiver. At any time prior to the Effective Time, a party hereto may, subject to the proviso of Section 8.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement, except in the case of each of (c) and (d) for any waiver that is prohibited by Law. No extension or waiver by Sprint or T-Mobile shall require the approval of the stockholders of Sprint or T-Mobile, respectively, unless such approval is required by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 8.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

SOFTBANK INDEMNIFICATION

Section 9.1. SoftBank US Mergers Indemnification. Effective from and after the SoftBank US Mergers Effective Time, SoftBank shall indemnify DT, T-Mobile, their respective affiliates (including DT Holdco and the SoftBank Surviving Entity) and each of their and their respective affiliates’ Representatives, successors and assigns (each, an “Article IX Indemnitee”) against, and shall hold each of them harmless from, any claims, losses, costs, Taxes, liabilities, obligations and expenses (whether or not arising out of third-party claims), including interest, penalties, attorneys’ fees and all amounts paid in connection with the investigation, defense or settlement or other compromise of any of the foregoing (collectively, “Losses”) incurred or suffered by any such Article IX Indemnitee arising out of, attributable to or resulting from (a) any breach of, or inaccuracy in, any of the representations or warranties of the SoftBank US HoldCos contained in this Agreement or any Tax

Certificate (in each case, without giving effect to any limitation as to materiality or knowledge set forth therein), (b) any breach or nonfulfillment of any of the covenants or agreements made or to be performed by any of the SoftBank US HoldCos pursuant to this Agreement, whether before, on or after the Effective Time, (c) any breach of a covenant or agreement made or to be performed by SoftBank or any of its Representatives or affiliates pursuant to Section 9.3, whether before, on or after the Effective Time, (d) any and all assets of any of the SoftBank US HoldCos, other than the Sprint Subject Shares, or (e) any and all liabilities of any of the SoftBank US HoldCos, other than Taxes of the SoftBank US HoldCos indemnified pursuant to Section 9.2.

Section 9.2. SoftBank Tax Indemnification. Effective from and after the SoftBank US Mergers Effective Time, SoftBank shall indemnify and hold harmless each Article IX Indemnitee from any and all Losses for or in connection with (a) Taxes imposed on or payable by any of the SoftBank US HoldCos or the SoftBank Surviving Entity for any Pre-Closing Tax Period, (b) Taxes arising from the failure of any of the SoftBank US Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, except to the extent such failure is exclusively attributable to a breach by T-Mobile of any of the covenants contained in the Tax Certificates delivered by T-Mobile, (c) any Taxes of an Article IX Indemnitee that would not have arisen but for the SoftBank US Mergers, (d) Taxes required to be deducted or withheld from the Galaxy Merger Consideration, the Starburst Merger Consideration or any other amounts paid, issued or delivered pursuant to the SoftBank US Mergers, (e) amounts payable by any of the SoftBank US HoldCos pursuant to any Tax sharing, allocation or indemnification agreement entered into before the SoftBank US Mergers Effective Time, (f) any transfer, recording, documentary, sales, use, stamp, registration and similar Taxes (including any real estate transfer or similar Tax arising from any indirect transfer of property) and related fees incurred with respect to or arising from any of the SoftBank US Mergers, (g) Taxes for which any of the SoftBank US HoldCos (or any successor thereof) is liable (or that may be collected from any of the SoftBank US HoldCos by way of offset against a refund of Tax otherwise due to the SoftBank US HoldCos (or any successor thereof)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a successor or transferee or as a result of having been a member of any group prior to the SoftBank US Mergers Effective Time, (h) Taxes attributable to the inclusion of any item of income in, or the denial of any item of deduction from, taxable income for any Post-Closing Tax Period as a result of any (I) adjustment required with respect to any of the SoftBank US HoldCos by reason of a change in method of accounting for a Pre-Closing Tax Period under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Law), (II) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into by any of the SoftBank US HoldCos prior to the SoftBank US Mergers Effective Time or (III) installment sale by, or intercompany transaction (within the meaning of Treasury Regulations Section 1.1502-13) involving, any of the SoftBank US HoldCos entered into prior to the SoftBank US Mergers Effective Time, or (i) Taxes of SoftBank or any of its affiliates (other than the SoftBank US HoldCos, Sprint or Sprint’s subsidiaries) for any period. In determining the amount of Losses (including Taxes) indemnifiable by SoftBank under this Section 9.2, no Tax Attribute or Tax benefit (e.g., any correlative step-up in the tax basis of assets) of any Article IX Indemnitee shall be taken into account.

Section 9.3. Additional Agreements.

(a) An Article IX Indemnitee shall notify SoftBank of a third-party claim with respect to which indemnification may be sought under this Article IX reasonably promptly after receiving written notice thereof (provided, that the failure or delay to so notify SoftBank shall not affect any Article IX Indemnitee’s right to indemnification, or SoftBank’s indemnification obligations, under this Article IX, except to the extent SoftBank is materially prejudiced by such failure or delay). SoftBank shall have the right to assume control of the defense of any such third-party claim upon written notice to the Article IX Indemnitee within fifteen (15) days of receipt of the notice referred to in the preceding sentence, unless such third party claim involves an injunction or equitable relief, non-monetary claims, or criminal liability (in which case, the Article IX Indemnitee will have the right to take control and conduct the defense, compromise and settlement of such third-party claim (but such third-party claim shall not be compromised or settled without the written consent of SoftBank, which consent shall not be unreasonably withheld, conditioned or delayed); provided, that (i) as a condition precedent to

SoftBank’s right to control such defense, it must first notify the Article IX Indemnitee in writing within such fifteen (15)-day period that SoftBank will indemnify the Article IX Indemnitee from and against the entirety of any Losses of Article IX Indemnitees may suffer resulting from, arising out of, relating to or caused by the third party claim in accordance with the terms of this Article IX and (ii) in no event shall SoftBank enter into any settlement or compromise or consent to the entry of any judgment with respect to such third party claim without the prior written consent of the Article IX Indemnitees (not to be unreasonably withheld, conditioned or delayed); and provided, further, that if SoftBank does not assume control of the defense of such third-party claim within such fifteen (15)-day period, then the Article IX Indemnitee shall have the exclusive right to control the defense thereof. SoftBank shall (and shall cause its affiliates to) cooperate with the Article IX Indemnitees with respect to any claim for indemnification under this Article IX, including making available all witnesses, information and materials in its possession or under its control relating thereto as are reasonably requested by an Article IX Indemnitee.

(b) If SoftBank (or an applicable withholding agent) is required by applicable Law to deduct or withhold any Tax from any payment required to be made pursuant to this Article IX, then the amount of the payment shall be increased as necessary so that after any such deduction or withholding (including any deductions or withholdings applicable to additional amounts payable under this provision) the applicable Article IX Indemnitee receives an amount equal to the amount it would have received had no such deduction or withholding been required.

(c) If an Article IX Indemnitee incurs or would incur any Tax liability arising from the receipt or accrual of any payment received or to be received pursuant to this Article IX, then the amount of the payment payable by SoftBank shall be increased as necessary so that after taking into account any such Tax liability (including any Tax liability arising from additional amounts payable under this provision, and disregarding any Tax Attributes of such Article IX Indemnitee) the Article IX Indemnitee receives an amount equal to the amount it would have received had no such Tax liability arisen. To the extent permitted by applicable Law, SoftBank and the applicable Article IX Indemnitee agree to treat, for applicable Tax purposes, any indemnification payment pursuant to this Article IX as an adjustment to the Starburst Merger Consideration or Galaxy Merger Consideration, as applicable.

(d) Any payment required to be made pursuant to this Article IX shall be made by wire transfer of immediately available funds to an account designated by the relevant Article IX Indemnitee within fifteen (15) business days after any of the Article IX Indemnitees makes written demand upon SoftBank, but (in the case of any payment for Taxes payable) no earlier than five (5) days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority.

(e) SoftBank and T-Mobile shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and other Representatives to reasonably cooperate, in preparing and filing all Tax Returns and in connection with all disputes, audits and other proceedings relating to Taxes, in each case imposed on or with respect to the SoftBank US HoldCos or the SoftBank US Mergers, including by maintaining and making available to each other all records reasonably requested and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. SoftBank shall cause the SoftBank US HoldCos to be in possession, at the SoftBank US Mergers Effective Time, of all Tax Returns, schedules, work papers and all other material records and documents relating to Tax matters of the SoftBank US HoldCos for their respective Tax periods ending on or prior to, or including, the Closing Date.

(f) Any Article IX Indemnitee’s right to indemnification for Losses pursuant to this Article IX shall not be affected by any investigation conducted, or knowledge or information acquired or capable of being acquired, by such Article IX Indemnitee (or any Representative of such Article IX Indemnitee or its affiliates), whether before or after the date hereof or the Closing Date, of or with respect to the facts, events or conditions resulting in or giving rise to such Losses (including the breach of, or inaccuracy in, any representation or warranty, or the breach or nonfulfillment of any covenant, agreement or other provision giving rise to such Losses). The waiver of any condition based upon the accuracy of any representation or warranty, or the fulfillment of, or compliance with, any covenant or agreement, will not affect the right to, or amount of, indemnification under this Article IX.

(g) In the event that SoftBank or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or surviving entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, SoftBank shall cause proper provision to be made so that the successors and assigns of SoftBank assume the obligations set forth in this Article IX, and such successor, assignee or transferee, as the case may be, shall be deemed to have assumed the obligations of SoftBank set forth in this Article IX.

ARTICLE X

GENERAL PROVISIONS

Section 10.1. Nonsurvival of Representations and Warranties. Except as provided in the next sentence, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. Notwithstanding anything in this Agreement to the contrary, the representations and warranties set forth in Section 4.3 (and, for the absence of doubt, any right to indemnification for breach thereof pursuant to Article IX) shall survive the Effective Time and shall terminate 90 days after the expiration of the applicable statute of limitations (or, provided that notice for indemnification is delivered prior to such date, until the matter specified in such notice is finally resolved). This Section 10.1 shall not limit Section 8.2 or any covenant or agreement of the parties that, by its terms, contemplates performance after the Effective Time.

Section 10.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to T-Mobile, to:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention:         Dave Miller

Email:               dave.miller@t-mobile.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

                          David K. Lam

Email:              AOEmmerich@wlrk.com

                          DKLam@wlrk.com

and with a copy (which shall not constitute notice) to, as counsel to the T-Mobile Independent Committee:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:         Charles K. Ruck

Email:               Charles.Ruck@lw.com

and

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

Wilmington, Delaware 19801

Attention:         Mark J. Gentile

Email:               gentile@rlf.com

(b) if to the DT Parties, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

Attention:         General Counsel

Email:               Axel.luetzner@telekom.de

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

                          David K. Lam

Email:              AOEmmerich@wlrk.com

                          DKLam@wlrk.com

(c) if to Sprint, to:

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention:         General Counsel

Email:               office.chief.legal.officer@sprint.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:         Robert S. Townsend

                          Brandon C. Parris

Email:              RTownsend@mofo.com

                          BParris@mofo.com

and

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, Delaware 19899

Attention:         Mark A. Morton

                          Pamela L. Millard

Email:              mmorton@potteranderson.com

                          pmillard@potteranderson.com

and with a copy (which shall not constitute notice) to, as counsel to the Sprint Independent Committee:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention:          Stuart M. Cable

                           Mark S. Opper

Email:               scable@goodwinlaw.com

                           mopper@goodwinlaw.com

(d) if to the SoftBank Parties, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303

Japan

Attention:         Corporate Officer, Head of Legal Unit

Email:               sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:         Robert S. Townsend

                          Brandon C. Parris

Email:               RTownsend@mofo.com

                          BParris@mofo.com

and

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, Delaware 19899

Attention:         Mark A. Morton

                          Pamela L. Millard

Email:               mmorton@potteranderson.com

                           pmillard@potteranderson.com

Section 10.3. Definitions. For purposes of this Agreement:

“affiliate” means, with respect to any person, another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first person, where “control”

means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Board of Directors” means, with respect to any person, the board of directors of such person.

“business day” means any day other than a Saturday, Sunday or federal holiday, or a day on which banks in New York, New York, Bonn, Germany, or Tokyo, Japan are authorized or obligated by law to close.

“Compliant” means, with respect to the Required Information, that: (a) such Required Information does not contain any untrue statement of a material fact regarding Sprint and its Subsidiaries, or omit to state any material fact regarding Sprint and its Subsidiaries necessary in order to make such Required Information not materially misleading in light of the circumstances under which such statements were made, (b) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering, and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under the rules and regulations promulgated by the SEC for registered debt offerings and are sufficient to permit Sprint and its Subsidiaries’ applicable independent accountants to issue comfort letters in connection with any Pre-Merger Financing Transaction, including as to customary negative assurances, in order to consummate any Pre-Merger Financing Transaction on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

“Confidentiality Agreement” means the Agreement for Mutual Use and Non-Disclosure of Proprietary Information, effective as of August 8, 2013, by and among Sprint, SoftBank, DT and T-Mobile, as modified and supplemented by the Supplement to the Non-Disclosure Agreement, effective as of August 13, 2017, and the Addendum to Non-Disclosure Agreement, effective as of September 25, 2017, as it may be further amended or supplemented from time to time.

“contract” means any binding written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, arrangement, commitment, instrument, understanding, permit, concession, franchise, commitment, partnership, limited liability company or other agreement (excluding purchase orders not containing material contractual terms entered into in the ordinary course of business consistent with past practice).

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412, 430 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or (e) under corresponding or similar provisions of foreign laws.

“Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings, requests for information, orders or written notices of noncompliance or violation by any person or entity (including any Governmental Entity), alleging potential liability (including potential responsibility or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Hazardous Materials, (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law or (c) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence, release or threatened release of any Hazardous Materials.

“Environmental Laws” means any applicable Law relating to (a) the protection of the environment or natural resources (including air, water, soil and natural resources), (b) the use, storage, handling, release or disposal of any Hazardous Materials or waste or (c) as it relates to any of the foregoing, the protection of human health and safety.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“FCC Licenses” means the Sprint FCC Licenses and the T-Mobile FCC Licenses.

“Financing Entities” shall have the meaning set forth in the definition of “Financing Parties”.

“Financing Parties” shall mean the entities that have committed to provide or otherwise entered into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for T-Mobile in lieu of the Financing under the Commitment Letter, in connection with the Merger, including the parties to the Commitment Letter and any joinder agreements or credit agreements relating thereto (the “Financing Entities”) and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party.

“Galaxy RSUs” means restricted stock units granted by Galaxy to Ronald D. Fisher.

“Governmental Consents” means all notices, reports and other filings required to be made prior to the Closing by Sprint, T-Mobile or any of their respective affiliates with, and all consents, registrations, approvals, permits, clearances, licenses, certificates, waivers and authorizations required to be obtained prior to the Closing by Sprint, T-Mobile or any of their respective affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

“Government Bid” means any quotation, bid or proposal by Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, that, if accepted or awarded, would result in a Government Contract.

“Government Contract” means any prime contract, subcontract, task order or delivery order that is (a) between Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, and a Governmental Entity or (b) is entered into by Sprint or any of its subsidiaries, or T-Mobile or any of its subsidiaries, as applicable, as a subcontractor (at any tier) to provide supplies or services in connection with a contract between another entity and a Governmental Entity.

“Hazardous Materials” means any substance that is (a) listed, classified or regulated pursuant to any Environmental Law, (b) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon, and (c) any other substance which may be the subject of regulatory action by any Governmental Entity in connection with any Environmental Law.

“Indebtedness” means (i) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured, (ii) any indebtedness evidenced by a note, bond, debenture or other security (including any liability in respect of mandatorily redeemable or purchasable capital stock or securities convertible into capital stock) or similar instrument, (iii) any liabilities or obligations with respect to interest rate, currency or commodity swaps, collars, caps, hedging obligations or any similar contract designated to protect a person against fluctuations in interest rates, currency exchange rates or commodity prices, (iv) all liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases, (v) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and paid, (vi) any obligation to pay the deferred purchase price of property, services or equipment, and (vii) guarantees in respect of clauses (i) through (vi), including guarantees of another person’s Indebtedness or any obligation of another person which is secured by assets of Sprint or any of its subsidiaries or T-Mobile or any of its subsidiaries, as applicable.

“Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), rights in computer programs and computer databases and related data, technology, trade secrets, confidential business information (including confidential ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property, industrial or similar proprietary rights (in whatever form or medium) recognized under any jurisdiction worldwide.

“IT Assets” means computers, software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment.

“knowledge” means (i) with respect to Sprint or SoftBank, the actual knowledge of the persons listed on Section 10.3(a) or (b), respectively, of the Sprint Disclosure Letter, and (ii) with respect to T-Mobile or DT, the actual knowledge of the persons listed on Section 10.3(a) or (b), respectively, of the T-Mobile Disclosure Letter.

“Labor Agreement” means any collective bargaining agreements, union contract or similar agreement with a labor union or labor organization.

“Marketing Period” shall mean the first period of twenty (20) consecutive business days after the date hereof (a) throughout and at the end of which T-Mobile shall have the Required Information and (b) throughout and at the end of which the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their terms are to be satisfied at the Closing) shall be satisfied. Notwithstanding anything in this definition of “Marketing Period” to the contrary, the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive business day period: (i) Sprint’s independent accountant shall have withdrawn its audit opinion with respect to Sprint’s most recent annual audited financial statements, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of Sprint for the applicable periods by the independent accountant or another independent public accounting firm reasonably acceptable to T-Mobile, (ii) Sprint issues a public statement indicating its intent to restate any historical financial statements of Sprint or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or Sprint has announced that it has concluded that no restatement shall be required in accordance with GAAP, (iii) any Required Information would not be Compliant at any time during such twenty (20) consecutive business day period, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, the receipt by T-Mobile of Required Information that is Compliant, or (iv) Sprint shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein in which case the Marketing Period will not be deemed to commence unless and until, at the earliest, such reports have been filed. Notwithstanding anything herein to the contrary, (s) May 28, 2018 shall be excluded as a business day for such purposes, (t) July 4, 2018 through July 6, 2018 shall each be excluded as a business day for such purposes, (u) November 22, 2018 through November 23, 2018 shall each be excluded as a business day for such purposes, (v) if such twenty (20) consecutive business day period has not ended on or prior to August 17, 2018, then such twenty (20) consecutive business day period shall not commence prior to September 4, 2018, (w) if such twenty (20) consecutive business day period has not ended on or prior to December 14, 2018, then such twenty (20) consecutive business day period shall not commence prior to January 2, 2019, (x) May 27, 2019 shall be excluded as a business day for such purposes, (y) July 4, 2019 through July 5, 2019 shall be excluded as a business day for such purposes and (z) if such twenty (20) consecutive business day period has not ended on or prior to August 16, 2019, then such twenty (20) consecutive business day period shall not commence prior to September 3, 2019.

“Material Adverse Effect” on Sprint or T-Mobile means any fact, circumstance, effect, change, event or development (each, an “Effect”) that has had, or would reasonably be expected to have, individually or in the aggregate with all other Effects, a material adverse effect on the business, assets, financial condition or results of operations of Sprint and its subsidiaries, or T-Mobile and its subsidiaries, as applicable, in each case taken as a whole, respectively, excluding any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions in the United States or in any foreign jurisdiction, (B) any failure, in and of itself, by Sprint or T-Mobile to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Sprint or T-Mobile, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (C) the execution and delivery of this Agreement or the public announcement or pendency of the Merger Transactions or any of the other transactions contemplated by this Agreement, including any litigation resulting or arising therefrom or with respect thereto (except that this clause (C) shall not apply with respect to the representations or warranties in Section 4.1(b)(ii) and Section 4.1(b)(iii), in the case of Sprint, and Section 4.2(b)(ii) and Section 4.2(b)(iii), the case of T-Mobile), (D) any change, in and of itself, in the market price or trading volume of the securities of Sprint or T-Mobile, respectively (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Sprint or T-Mobile, respectively, unless otherwise excluded in this definition of “Material Adverse Effect”), (E) any change after the date hereof in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, (G) any hurricane, tornado, flood, earthquake or other natural disaster, (H) any changes, including in credit ratings or credit outlook, generally affecting the industry in which Sprint or T-Mobile operates, or (I) any action taken by a party hereto pursuant to the express written direction of another party hereto, where the authority of the second party to direct the first party is granted by this Agreement; provided, that the exclusions in clauses (A), (E), (F), (G) and (H) shall not apply to the extent the Effects set forth therein have a disproportionate impact on Sprint and its subsidiaries, or T-Mobile and its subsidiaries, as applicable, relative to other participants in the industry in which Sprint and T-Mobile and their respective subsidiaries operate.

“Merger Transactions” means (a) if the Revised Structure Notice has not been delivered in accordance with Section 1.1, the Merger and the SoftBank US Mergers, and (b) if the Revised Structure Notice has been delivered in accordance with Section 1.1, the Merger.

“Multiemployer Plan” means any plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“Permitted Liens” means all Liens specifically reflected, reserved against or disclosed in any Sprint Filed SEC Documents or T-Mobile Filed SEC Documents, as applicable, together with the following (without duplication): (a) Liens imposed by law, such as mechanics and materialmen Liens or other common law or statutory Liens arising or incurred in the ordinary course of business consistent with past practice and that are not material in amount or effect on the business of Sprint and its subsidiaries or T-Mobile and its subsidiaries, as applicable, in each case taken as a whole, (b) Liens for Taxes that are (x) not yet delinquent or (y) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP in the Sprint Financial Statements or the T-Mobile Financial Statements, as applicable, (c) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period in which such proceedings may be initiated has not expired, (d) with respect to real property, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, in each case that do not in the aggregate materially adversely affect the value of the property or materially impair its use for the purpose for which the property is currently being used, (e) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord, (f) Liens arising from licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business consistent with past practice, and (g) Liens required under the Indebtedness of Sprint or its subsidiaries and T-Mobile or its subsidiaries, as applicable, in existence as of the date hereof and delivered or made available to T-Mobile or Sprint, respectively, prior to the date hereof, or incurred as expressly permitted under this Agreement, in each case as security for such Indebtedness.

“person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Personal Data” means any information about an individual that, alone or in combination with other information, could be used to identify such individual, including: (a) a natural person’s name, street address, telephone number, email address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, customer or account number, biometric identifier or any other piece of information that allows the identification of, or contact with, a natural person, and (b) any (i) persistent identifier, such as IP address or machine I.D. associated with an individual, (ii) Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended) or (iii) Nonpublic Personal Information (as such term is defined in the Gramm-Leach-Bliley Act, as amended). “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Post-Closing Tax Period” means (i) any taxable period beginning after the Closing Date and (ii) the portion of any Straddle Period beginning immediately after the Closing Date and ending at the close of the last day of the Straddle Period.

“Pre-Closing Tax Period” means (i) any taxable period ending on or before the close of the Closing Date and (ii) the portion of any Straddle Period beginning on the first day of such Straddle Period and ending at the close of the Closing Date.

“Required Information” means all financial statements, financial data, audit reports and other information regarding Sprint and its Subsidiaries which is:

(i) of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering; or

(ii) of the type and form customarily included in prospectuses for registered debt securities under the Securities Act;

it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of T-Mobile (without waiver of the obligations of Sprint under Section 6.17).

“SoftBank Sprint Warrant” means the Warrant to Purchase Shares of Common Stock of Sprint Corporation, dated July 10, 2013 and issued to Starburst.

“Specified Counsel” means (i) in the case of T-Mobile, Wachtell, Lipton, Rosen & Katz; provided that, if Wachtell, Lipton, Rosen & Katz is unable to deliver the opinion contemplated by Section 7.2(e), then T-Mobile shall use its reasonable best efforts to select another nationally recognized legal counsel reasonably satisfactory to T-Mobile to deliver the opinion contemplated by Section 7.2(e) (and, if T-Mobile selects such counsel, then such counsel shall be the Specified Counsel of T-Mobile for purposes of Section 7.2(e)), and (ii) in the case of Sprint, Morrison & Foerster LLP.

“Sprint Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Sprint or any of its subsidiaries or which Sprint or any of its subsidiaries is obligated to sponsor, maintain or contribute to, or with respect to which Sprint would reasonably be expected to have any liability, but excluding any Multiemployer Plan.

“Sprint Equity Plans” means the Sprint Amended and Restated 2015 Omnibus Incentive Plan, the Sprint 2007 Omnibus Incentive Plan, the Sprint 1997 Long-Term Incentive Plan and the Sprint ESPP.

“Sprint Option” means an option to purchase shares of Sprint Common Stock, other than an option pursuant to the Sprint ESPP.

“Sprint PSU Award” means an award of restricted stock units in respect of shares of Sprint Common Stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria.

“Sprint RSU Award” means an award of restricted stock units in respect of shares of Sprint Common Stock whose vesting is not conditioned in any part on the satisfaction of performance criteria.

“Sprint Stockholder Approval” means the adoption of this Agreement by the affirmative vote of, or the execution and delivery to Sprint of a written consent by, the holders of a majority of the outstanding shares of Sprint Common Stock entitled to vote thereon.

“Sprint TIA Award” means a Sprint PSU Award with performance vesting based on the volume-weighted average price of Sprint Common Stock.

“Sprint Warrants” means the Non-SoftBank Sprint Warrant and the SoftBank Sprint Warrant.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“subsidiary” means, with respect to any person, any person with respect to which such first person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such second person that is sufficient to enable such first person to elect at least a majority of the members of such second person’s board of directors or comparable governing body or (b) at least 50% of the outstanding equity, voting or financial interests in such second person.

“Tax Attribute” means a net operating loss, net capital loss, Tax credit, or any other Tax item that could reduce a Tax.

“Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form and information return relating to Taxes filed or required to be filed with any Taxing Authority, including any schedules or amendments thereto.

“Taxes” means all taxes, charges, levies or other like assessments imposed by any Governmental Entity, including any income, gross receipts, license, severance, occupation, premium, environmental, customs, duties, profits, disability, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, intangible property, business and occupation, mercantile, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other taxes, charges, levies or other like assessments of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity, whether disputed or not.

“Taxing Authority” means any Governmental Entity responsible for the administration of Taxes.

“T-Mobile Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by T-Mobile or any of its subsidiaries or which T-Mobile or any of its subsidiaries is obligated to sponsor, maintain or contribute to, or otherwise has any liability, but excluding any Multiemployer Plan.

“T-Mobile Charter Amendment” means the amendment and restatement of the T-Mobile Certificate of Incorporation in its entirety to be in the form attached hereto as Exhibit A.

“T-Mobile Charter Amendment Approval” means the approval of the T-Mobile Charter Amendment by the affirmative vote of the holders of, or the execution and delivery to T-Mobile of a written consent by, a majority of the outstanding shares of T-Mobile Common Stock entitled to vote thereon.

“T-Mobile Equity Award” means a T-Mobile Option, T-Mobile RSU Award or T-Mobile PSU Award.

“T-Mobile ESPP” means the T-Mobile 2014 Employee Stock Purchase Plan.

“T-Mobile Option” means an option to purchase shares of T-Mobile Common Stock, other than with respect to an option pursuant to the T-Mobile ESPP.

“T-Mobile PSU Award” means an award of restricted stock units in respect of shares of T-Mobile Common Stock whose vesting is conditioned in whole or part on the satisfaction of performance criteria.

“T-Mobile RSU Award” means an award of restricted stock units in respect of shares of T-Mobile Common Stock whose vesting is not conditioned in any part on the satisfaction of performance criteria.

“T-Mobile Share Issuance” means the issuance of shares of T-Mobile Common Stock to the holders of (a) shares of Sprint Common Stock as of immediately prior to the Effective Time in accordance with the terms of this Agreement and (b) if the SoftBank US Mergers are consummated, shares of Starburst Common Stock and Galaxy Common Stock as of immediately prior to the SoftBank US Mergers Effective Time in accordance with the terms of this Agreement.

“T-Mobile Share Issuance Approval” means the approval of the T-Mobile Share Issuance by the affirmative vote of the holders of, or the execution and delivery to T-Mobile of a written consent by, a majority of the outstanding shares of T-Mobile Common Stock entitled to vote thereon.

“T-Mobile Stockholder Approval” means, collectively, the T-Mobile Share Issuance Approval and the T-Mobile Charter Amendment Approval.

“Willful Breach” means a material breach or failure to perform that is the consequence of an act or omission of a party with the knowledge that such act or omission would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 10.4. Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined, or except as otherwise provided, therein. Words in this Agreement describing the singular number shall be deemed to include the plural and vice versa, and words in this Agreement denoting any gender shall be deemed to include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Except with respect to Section 6.8, whenever a consent or approval of Sprint or T-Mobile is required under this Agreement, such consent or approval may be executed and delivered only in writing and only by an executive officer of such party.

Section 10.5. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 10.6. Entire Agreement; No Third-Party Beneficiaries; No Additional Representations. This Agreement (including the documents, exhibits, schedules and instruments referred to herein), taken together with the Confidentiality Agreement and the Roaming Agreement, (i) constitutes the entire agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger Transactions and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section  6.6, is not intended to confer upon any person other than the parties any rights or remedies.

Section 10.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 10.8. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.8.

Section 10.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.10. Specific Enforcement. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, subject to Section 8.2(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10.11, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 10.11. Jurisdiction. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10.2 shall be effective service of process for any such action.

Section 10.12. Headings, etc. The headings, table of contents and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.13. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 10.13 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.14. Financing Parties. Notwithstanding anything in this Agreement to the contrary, but in all cases subject to and without in any way limiting the rights and claims of T-Mobile and/or any of its subsidiaries under and pursuant to the Commitment Letter or the definitive agreement entered into with respect to the Financing, Sprint on behalf of itself, its Subsidiaries and each of its controlled Affiliates hereby: (a) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Commitment Letter, the Financing or the definitive agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (b) agrees that any such Action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Commitment Letter or other applicable definitive document relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon Sprint, its Subsidiaries or its controlled affiliates in any such Action shall be effective if notice is given in accordance with Section 10.14, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Action brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to Sprint or any of its subsidiaries or any of their respective affiliates or Representatives relating to or arising out of this Agreement, the Financing, the Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 10.14 and such provisions and (i) agrees that the provisions in this Section 10.14 and the definition of “Financing Parties” shall not be amended in any way adverse to the Financing Parties without the prior written consent of the Financing Entities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

T-MOBILE US, INC.

By:	/s/ John J. Legere
Name: John J. Legere
Title: President and Chief Executive Officer

[Business Combination Agreement]

SUPERIOR MERGER SUB CORPORATION

By:	/s/ G. Michael Sievert
Name: G. Michael Sievert
Title: President

[Business Combination Agreement]

HURON MERGER SUB LLC

By:	/s/ G. Michael Sievert
Name: G. Michael Sievert
Title: President

[Business Combination Agreement]

SPRINT CORPORATION

By:	/s/ Marcelo Claure
Name: Marcelo Claure
Title: Chief Executive Officer

[Business Combination Agreement]

DEUTSCHE TELEKOM AG

By:	/s/ Timotheus Höttges
Name: Timotheus Höttges
Title: Member of the Management Board, CEO

By:	/s/ Thomas Dannenfeldt
Name: Thomas Dannenfeldt
Title: Member of the Management Board

[Business Combination Agreement]

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: Chairman & CEO

[Business Combination Agreement]

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Business Combination Agreement]

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Business Combination Agreement]

DEUTSCHE TELEKOM HOLDING B.V.

By:	/s/ Raphael Kübler
Name: Raphael Kübler
Title: Managing Director

By:	/s/ Roman Zitz
Name: Roman Zitz
Title: Managing Director

[Business Combination Agreement]

ANNEX B

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of DT (the “DT Stockholder”), Sprint Corporation, a Delaware corporation (“Sprint”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile U.S., Inc. (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint, and, for the limited purposes set forth therein, DT, DT Holding and SoftBank, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, the parties agreed to effect a business combination through the SoftBank US Mergers (as defined in the Business Combination Agreement) and the merger of Merger Sub with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of T-Mobile (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, as of the date hereof, the DT Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of common stock, par value $0.00001 per share, of T-Mobile (the “T-Mobile Common Stock”) set forth in Section 4.4 of this Agreement (such shares of T-Mobile Common Stock, together with all other shares of T-Mobile Common Stock with respect to which the DT Stockholder or DT or any other Controlled Affiliate of DT acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and together with all other securities issued to DT or the DT Stockholder in respect of such T-Mobile Common Stock or into which shares of such T-Mobile Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Shares”); and

WHEREAS, Sprint and SoftBank desire that DT and the DT Stockholder agree, and DT and the DT Stockholder are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the Shares, and to vote or consent all of the Shares in a manner so as to facilitate the consummation of the SoftBank US Mergers, the Merger and the other transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1 Definitions. This Agreement is the “DT Support Agreement” as defined in the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, none of T-Mobile, Sprint, SoftBank or their respective Subsidiaries shall be deemed to be an Affiliate of DT or the DT Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“DT” shall have the meaning set forth in the Preamble.

“DT Stockholder” shall have the meaning set forth in the Preamble.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms.

“Form S-4” shall have the meaning set forth in Section 2.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“SoftBank” shall have the meaning set forth in the Preamble.

“Sprint” shall have the meaning set forth in the Preamble.

“T-Mobile” shall have the meaning set forth in the Recitals.

“T-Mobile Common Stock” shall have the meaning set forth in the Recitals.

“Transfer” shall mean, with respect to any Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such Share to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such Share, or otherwise; provided, however, that (i) the Transfer of equity interests in the DT Stockholder to another Person Controlled by DT shall not be deemed to be a Transfer, and (ii) any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by DT, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any Shares by DT or the DT Stockholder.

1.2 Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vi) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vii) references herein to any gender includes each other gender; and (viii) the word “or” shall not be exclusive.

2. Agreement to Consent and Approve. The DT Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of a registration statement on Form S-4 in connection with the issuance of the shares of T-Mobile Common Stock in the Merger Transactions, in which a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively, is included as a prospectus (the “Form S-4”), which Form S-4 has been declared effective under the Securities Act by the SEC, the DT Stockholder shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The DT Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the DT Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of each of the T-Mobile Share Issuance and the T-Mobile Charter Amendment. The DT Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against (a) any T-Mobile Alternative Transaction and (b) any other action, agreement or transaction involving T-Mobile that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by the DT Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

3. Agreement Not to Transfer or Encumber. The DT Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares or (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that the DT Stockholder may Transfer any Shares to any Controlled Affiliate of DT subject to compliance with Section 9.11. Any Transfer or attempted Transfer of any Shares in violation of this Section 3 shall be null and void ab initio.

4. Representations, Warranties and Covenants of DT and the DT Stockholder. DT and the DT Stockholder hereby represent and warrant to Sprint and SoftBank as follows:

4.1 DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany. The Deer Stockholder is a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands

4.2 Each of DT and the DT Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of DT and the DT Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT and the DT Stockholder, as applicable. This Agreement has been duly executed and delivered by each of DT and the DT Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Sprint and SoftBank, constitutes the legal, valid and binding obligation of DT and the DT Stockholder, as applicable, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3 The execution and delivery of this Agreement by each of DT and the DT Stockholder and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of DT or the DT Stockholder, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of DT or the DT Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT or the DT Stockholder, or (c) a conflict with, breach or violation of any Law applicable to DT or the DT Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of DT or the DT Stockholder to perform its obligations under this Agreement on a timely basis.

4.4 As of the date hereof, (a) the DT Stockholder (i) Beneficially Owns 538,590,941 shares of T-Mobile Common Stock free and clear of any and all Liens, other than those created by this Agreement, and (ii) has sole voting power over and right to consent with respect to all of such shares of T-Mobile Common Stock and (b) DT and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of T-Mobile, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of T-Mobile Common Stock.

4.5 Except as contemplated by this Agreement, neither DT nor the DT Stockholder has entered into any tender, voting or other agreement or arrangement with respect to any Shares or entered into any other contract relating to the voting of any Shares. Any and all proxies in respect of the Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

4.6 As of the date hereof, there is no Action pending or, to the knowledge of DT, threatened against or affecting DT or the DT Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of DT or the DT Stockholder to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

4.7 Each of DT and the DT Stockholder hereby (i) authorizes T-Mobile and Sprint to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Business Combination Agreement, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, their identity and ownership of the Shares and the nature of their obligations under this Agreement, and (ii) agrees that it shall promptly (A) furnish to T-Mobile and Sprint any information that T-Mobile or Sprint may reasonably request for the preparation of any such announcement or disclosure and (B) notify T-Mobile and Sprint of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties hereto agree that T-Mobile is a third party beneficiary, and entitled to enforce the terms, of this Section 4.7.

5. Termination. Other than this Section 5 and Section 9, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

6. Duties. DT and the DT Stockholder are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of T-Mobile.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Sprint or SoftBank any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to DT and the DT Stockholder, as applicable, and neither Sprint nor SoftBank shall have the authority to direct DT or the DT Stockholder in the voting or disposition of any Shares, except as otherwise expressly provided herein.

8. No Obligation to Exercise. No provision of this Agreement shall require DT or the DT Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of T-Mobile Common Stock; provided, for the avoidance of doubt, that upon any such exercise, the shares of T-Mobile Common Stock acquired by DT or the DT Stockholder pursuant thereto shall be Shares for all purposes hereunder.

9. Miscellaneous.

9.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

9.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, DT may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of DT, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 9.2 shall be null and void ab initio.

9.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to SoftBank, to:

SoftBank Group Corp.
Tokyo Shiodome Bldg.
1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303, Japan
	Attention:	Corporate Officer, Head of Legal Unit
	Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP 425 Market Street
San Francisco, CA 94015
	Attention:	Robert S. Townsend
Brandon C. Parris
	Email:	RTownsend@mofo.com
BParris@mofo.com

(ii)	if to DT or the DT Stockholder, to:

Deutsche Telekom AG Friedrich-Ebert-Allee 140 53113 Bonn, Germany
	Attention:	General Counsel
	Email:	axel.luetzner@telekom.de

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
	Attention:	Adam O. Emmerich
David K. Lam

	Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

(iii)	if to Sprint, to:

Sprint Corporation
6200 Sprint Parkway
Overland Park, KS 66251
	Attention:	Chief Legal Officer
	Email:	office.chief.legal.officer@sprint.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP 425 Market Street
San Francisco, CA 94015
	Attention:	Robert S. Townsend
Brandon C. Parris
	Email:	RTownsend@mofo.com
BParris@mofo.com

9.5 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.5. In any action between the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.4 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

9.6 Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.7 Entire Agreement; No Other Representations. This Agreement, the DT Support Agreement and the Business Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. Except as provided in Section 4.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

9.11 Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Shares on or after the date hereof, (i) DT shall give each of Sprint and SoftBank written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by Sprint or SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

DEUTSCHE TELEKOM HOLDING B.V.

By:	/s/ Raphael Kübler
Name:	Raphael Kübler
Title:	Managing Director

By:	/s/ Roman Zitz
Name:	Roman Zitz
Title:	Managing Director

DEUTSCHE TELEKOM AG

By:	/s/ Timotheus Höttges
Name:	Timotheus Höttges
Title:	Member of the Management Board, CEO

By:	/s/ Thomas Dannenfelt
Name:	Thomas Dannenfelt
Title:	Member of the Management Board

[Signature Page to Support Agreement]

SOFTBANK GROUP CORP.

By:	/s/ Yoshimitsu Goto
Name:	Yoshimitsu Goto
Title:	Senior Executive Corporate Officer, CFO

SPRINT CORPORATION

By:	/s/ Marcelo Claure
Name:	Marcelo Claure
Title:	Chief Executive Officer

[Signature Page to Support Agreement]

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDER

IN LIEU OF A MEETING

[●], 201[●]

The undersigned, being the stockholder of T-Mobile US, Inc., a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.00001 per share, of the Company (the “Stockholder”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Article VII(B) of the fourth amended and restated certificate of incorporation of the Company (the “Original Charter”), hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) and a committee of the Board consisting solely of independent directors of the Company have determined that it is advisable and fair to, and in the best interests of, the Company and all of its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among the Company, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc. (“Galaxy”), a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of Merger Sub with and into Sprint (the “Merger”), with Sprint continuing as the surviving corporation and a wholly owned subsidiary of Merger Company, with each share of common stock, par value $0.01 per share, of Sprint (“Sprint Common Stock”) (other than certain treasury and other similar internally held shares) converting into the right to receive 0.10256 validly issued, fully paid and nonassessable shares of common stock, par value $0.00001 per share, of the Company (“Company Common Stock”), (ii) the issuance of shares of Company Common Stock to the holders of shares of shares of Sprint Common Stock as of immediately prior to the Effective Time (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement and, if the SoftBank US Mergers (as defined in the Business Combination Agreement) are consummated, shares of common stock, par value $0.01 per share, of Starburst and shares of common stock, par value $0.01 per share, of Galaxy as of immediately prior to the SoftBank US Mergers Effective Time (as defined in the Business Combination Agreement) in accordance with the terms of the Business Combination Agreement (the “Company Share Issuance”) and (iii) the amendment and restatement of the Original Charter in its entirety in the form attached as Annex I hereto at the Effective Time (as defined in the Business Combination Agreement) (the “Company Charter Amendment”); and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company Share Issuance and the Company Charter Amendment, the Company has executed and delivered the Business Combination Agreement and submitted the Company Share Issuance and the Company Charter Amendment to the stockholders of the Company for their adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Company Share Issuance and the Company Charter Amendment be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholder, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholder, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among DT, the DT Stockholder, Sprint and SoftBank.

[Signature Page Follows]

IN WITNESS WHEREOF, the Stockholder has executed this written consent as of the date first written above.

DEUTSCHE TELEKOM HOLDING B.V.

By:
Name:
Title:

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “DT Support Agreement”) by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid organized and existing under the laws of the Netherlands and an indirect wholly owned subsidiary of DT (the “DT Stockholder”), Sprint Corporation, a Delaware corporation (“Sprint”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the DT Support Agreement.

By executing and delivering this Joinder to the DT Support Agreement, the undersigned hereby adopts and approves the DT Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the DT Support Agreement applicable to the DT Stockholder in the same manner as if the undersigned were an original signatory to the DT Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of DT.

Section 9 of the DT Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of             ,         .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:
Telephone:
Email:

ANNEX C

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of April 29, 2018 (this “Agreement”), is made by and among SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”) and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile, Huron Merger Sub LLC, a Delaware limited liability company (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), and, for the limited purposes set forth therein, DT, Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheidraies organized and existing under the laws of the Netherlands and SoftBank, entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which, among other things, the parties agreed to effect a business combination through the SoftBank US Mergers (as defined in the Business Combination Agreement) and the merger of Merger Sub with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of T-Mobile (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, SoftBank UK HoldCo is the Beneficial Owner of, and has the right to vote and consent with respect to, all of the issued and outstanding shares of common stock, par value $0.01 per share, of Starburst, and all of the issued and outstanding shares of common stock, par value $0.01 per share, of Galaxy (collectively, the “HoldCo Shares”);

WHEREAS, as of the date hereof, the SoftBank Stockholder is the Beneficial Owner of, and has the right to vote and consent with respect to, that number of shares of common stock, par value $0.01 per share, of Sprint (the “Sprint Common Stock”) set forth in Section 4.4 of this Agreement (such shares of Sprint Common Stock, together with all other shares of Sprint Common Stock with respect to which the SoftBank Stockholder or SoftBank or any other Controlled Affiliate of SoftBank acquires Beneficial Ownership after the date hereof and prior to the Expiration Time and together with all other securities issued to SoftBank or the SoftBank Stockholder in respect of such Sprint Common Stock or into which shares of such Sprint Common Stock may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof, collectively, the “Shares”); and

WHEREAS, T-Mobile and DT desire that SoftBank and the SoftBank Stockholder agree, and SoftBank and the SoftBank Stockholder are willing to agree, on the terms and subject to the conditions set forth herein, not to Transfer (as defined below) any of the HoldCo Shares or Shares, and to vote or consent all of the HoldCo Shares and the Shares in a manner so as to facilitate the consummation of the SoftBank US Mergers, the Merger and the other transactions contemplated by the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

1.1 Definitions. This Agreement is the “SoftBank Support Agreement” as defined in the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement. As used in this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of T-Mobile, Sprint, DT or their respective Subsidiaries shall be deemed to be an Affiliate of SoftBank or the SoftBank Stockholder, and (ii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank or the SoftBank Stockholder.

“Agreement” shall have the meaning set forth in the Preamble.

“Beneficially Own” shall mean, with respect to any securities, (a) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (b) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (c) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act).

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“DT” shall have the meaning set forth in the Preamble.

“Expiration Time” shall mean the earliest to occur of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms.

“Form S-4” shall have the meaning set forth in Section 2.

“Galaxy RSUs” shall mean restricted stock units issued by Galaxy to be settled in cash or up to 711,627 Shares.

“HoldCo Shares” shall have the meaning set forth in the Recitals.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

“Shares” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Stockholder” shall have the meaning set forth in the Preamble.

“SoftBank UK HoldCo” shall have the meaning set forth in the Preamble.

“SoftBank US Mergers” shall have the meaning set forth in the Recitals.

“Softbank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by a Controlled Affiliate of SoftBank, SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“SoftBank Warrant” shall mean the Warrant to Purchase Shares of Common Stock of Sprint, dated July 10, 2013, issued by Sprint to Starburst.

“Sprint” shall have the meaning set forth in the Recitals.

“Sprint Common Stock” shall have the meaning set forth in the Recitals.

“T-Mobile” shall have the meaning set forth in the Preamble.

“Transfer” shall mean, with respect to any HoldCo Share or Share, any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such HoldCo Share or Share, as applicable, to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such HoldCo Share or Share, as applicable, or otherwise; provided, however, that (i) the Transfer of equity interests in the SoftBank Stockholder to another Person Controlled by SoftBank shall not be deemed to be a Transfer, and (ii) any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any HoldCo Shares or Shares by SoftBank or the SoftBank Stockholder.

1.2 Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vi) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vii) references herein to any gender includes each other gender; and (viii) the word “or” shall not be exclusive.

2. Agreement to Consent and Approve.

2.1. The SoftBank Stockholder agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of a registration statement on Form S-4 in connection with the issuance of the shares of T-Mobile Common Stock in the Merger Transactions, in which a joint consent solicitation statement with respect to the solicitation of consents from the stockholders of Sprint and T-Mobile in connection with the Sprint Stockholder Approval and the T-Mobile Stockholder Approval, respectively, is included as a prospectus (the “Form S-4”), which Form S-4 has been declared effective under the Securities Act by the SEC, the SoftBank Stockholder shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit A, with respect to all of its Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. The SoftBank Stockholder shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance by the SoftBank Stockholder of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Business Combination Agreement. The SoftBank Stockholder agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its Shares against (a) any Sprint Alternative Transaction and (b) any other action, agreement or transaction involving Sprint that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by the SoftBank Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of this Section 2 shall be null and void ab initio.

2.2. SoftBank UK HoldCo agrees that, from the date hereof until the Expiration Time, promptly (and in any event within two business days) following receipt by it of the Form S-4, which Form S-4 has been declared effective under the Securities Act by the SEC, SoftBank UK HoldCo shall execute and deliver a written consent approving the adoption of the Business Combination Agreement, substantially in the form attached hereto as Exhibit B, with respect to all of its HoldCo Shares entitled to consent thereto. Any such written consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of such consent. SoftBank UK HoldCo shall not enter into any tender, voting or other agreement or arrangement with any Person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the HoldCo Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the HoldCo Shares that would in any way restrict, limit or interfere with the performance by SoftBank UK HoldCo of its obligations hereunder or the transactions contemplated hereby, including the approval of the adoption of the Business Combination Agreement. SoftBank UK HoldCo agrees that, from the date hereof until the Expiration Time, it shall vote or cause to be voted (including by written consent) all of its HoldCo Shares against (a) any Sprint Alternative Transaction and (b) any other action, agreement or transaction involving Sprint that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Merger or the other transactions contemplated by the Business Combination Agreement. Any attempt by SoftBank UK HoldCo to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its HoldCo Shares in contravention of this Section 2 shall be null and void ab initio.

3. Agreement Not to Transfer or Encumber. Each of SoftBank UK HoldCo and the SoftBank Stockholder hereby agrees that, from the date hereof until the Expiration Time, it shall not (a) Transfer any Shares or HoldCo Shares or (b) deposit any Shares or HoldCo Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or HoldCo Shares, as applicable, or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement); provided that (i) Galaxy may Transfer up to 711,627 Shares to persons other than SoftBank or a Controlled Affiliate of SoftBank for the settlement of Galaxy RSUs and (ii) the SoftBank Stockholder may Transfer any Shares to any Controlled Affiliate of SoftBank subject to compliance with Section 9.11. Any Transfer or attempted Transfer of any Shares or HoldCo Shares in violation of this Section 3 shall be null and void ab initio.

4. Representations, Warranties and Covenants of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder. SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder hereby represent and warrant to T-Mobile and DT as follows:

4.1 SoftBank is a Japanese kabushiki kaisha. SoftBank UK HoldCo is a private limited company incorporated in England and Wales. The SoftBank Stockholder is two Delaware corporations.

4.2 Each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable. This Agreement has been duly executed and delivered by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder and, assuming the due authorization, execution and delivery of this Agreement by T-Mobile and DT, constitutes the legal, valid and binding obligation of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable, enforceable against it in accordance with its terms, except as limited by the Enforceability Exceptions.

4.3 The execution and delivery of this Agreement by each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder and the performance of its obligations hereunder will not constitute or result in (a) a breach or violation of, or a default under, the Organizational Documents of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, (b) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, or (c) a conflict with, breach or violation of any Law applicable to SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder or by which its properties are bound or affected, except, in the case of clause (b) or (c), for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be expected to impair the ability of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder to perform its obligations under this Agreement on a timely basis.

4.4 As of the date hereof, (a) the SoftBank Stockholder (i) Beneficially Owns 3,446,086,110 shares of Sprint Common Stock (which includes 54,579,924 shares of Sprint Common Stock issuable upon the exercise of the SoftBank Warrant) free and clear of any and all Liens, other than those created by this Agreement and under the Galaxy RSUs, and (ii) has sole voting power over and right to consent with respect to all of such shares of Sprint Common Stock and (b) SoftBank and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of Sprint, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of Sprint Common Stock. As of the date hereof,

(a) SoftBank UK HoldCo (i) Beneficially Owns all of the HoldCo Shares free and clear of any and all Liens, other than those created by this Agreement, and (ii) has sole voting power over and right to consent with respect to all of such HoldCo Shares and (b) SoftBank UK HoldCo and its Controlled Affiliates do not Beneficially Own any shares of capital stock or other voting or equity securities or interests of the SoftBank Stockholder, or any rights to purchase or acquire any such shares or other securities or interests, except for such shares of HoldCo Shares.

4.5 Except as contemplated by this Agreement, neither SoftBank, SoftBank UK HoldCo nor the SoftBank Stockholder has entered into any tender, voting or other agreement or arrangement with respect to any Shares or any HoldCo Shares or entered into any other contract relating to the voting of any Shares or HoldCo Shares. Any and all proxies in respect of the Shares or the HoldCo Shares are revocable, and such proxies either have been revoked prior to the date hereof or are hereby revoked.

4.6 As of the date hereof, there is no Action pending or, to the knowledge of SoftBank, threatened against or affecting SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder that, individually or in the aggregate, would reasonably be expected to impair the ability of SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

4.7 Each of SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder hereby (i) authorizes T-Mobile and Sprint to publish and disclose in any announcement or disclosure in connection with the transactions contemplated by the Business Combination Agreement, including the Consent Solicitation Statement and the Form S-4 and any other applicable filings under the Exchange Act or the Securities Act, their identity and ownership of the Shares and the HoldCo Shares and the nature of their obligations under this Agreement, and (ii) agrees that it shall promptly (A) furnish to T-Mobile and Sprint any information that T-Mobile or Sprint may reasonably request for the preparation of any such announcement or disclosure and (B) notify T-Mobile and Sprint of any required corrections with respect to any written information supplied by it specifically for use in any such announcement or disclosure, if and to the extent that any such information contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The parties hereto agree that Sprint is a third party beneficiary, and entitled to enforce the terms, of this Section 4.7.

5. Termination. Other than this Section 5 and Section 9, which shall survive any termination of this Agreement, this Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time. Notwithstanding the foregoing, nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

6. Duties. SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder are entering into this Agreement solely in their capacities as Beneficial Owners of the Shares and the HoldCo Shares, as applicable, and nothing in this Agreement shall apply to any Person serving in his or her capacity as a director or officer of Sprint.

7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in T-Mobile or DT any direct or indirect ownership or incidence of ownership of or with respect to the Shares or the HoldCo Shares. All rights, ownership and economic benefits of and relating to the Shares and the HoldCo Shares shall remain vested in and belong to SoftBank, SoftBank UK HoldCo and the SoftBank Stockholder, as applicable, and neither T-Mobile nor DT shall have the authority to direct the SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder in the voting or disposition of any Shares or the HoldCo Shares, except as otherwise expressly provided herein.

8. No Obligation to Exercise. No provision of this Agreement shall require SoftBank, or the SoftBank Stockholder to exercise any option, warrant, convertible security or other security or contract right convertible into shares of Sprint Common Stock, including but not limited to the SoftBank Warrant; provided, for the avoidance of doubt, that upon any such exercise, the shares of Sprint Common Stock acquired by SoftBank or the SoftBank Stockholder pursuant thereto shall be Shares for all purposes hereunder.

9. Miscellaneous.

9.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 9.5, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

9.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, SoftBank may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of SoftBank, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 9.2 shall be null and void ab initio.

9.3 Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any party of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

9.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to SoftBank, SoftBank UK HoldCo or the SoftBank Stockholder, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303

Japan

Attention:         Corporate Officer, Head of Legal Unit

Email:               sbgrp-legalnotice@g.softbank.co.jp

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

Attention:        Robert S. Townsend

Brandon C. Parris

Email:              RTownsend@mofo.com

BParris@mofo.com

(ii) if to DT, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn

Germany

Attention:         General Counsel

Email:               Axel.luetzner@telekom.de

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

 David K. Lam

Email:               AOEmmerich@wlrk.com

 DKLam@wlrk.com

(iii) if to T-Mobile, to:

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Attention:         Dave Miller

Email:               dave.miller@t-mobile.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:         Adam O. Emmerich

 David K. Lam

Email:               AOEmmerich@wlrk.com

 DKLam@wlrk.com

9.5 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.5. In any action between the parties arising out of or relating to this Agreement, each of the parties (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the

State of Delaware in and for New Castle County, Delaware, (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (c) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 9.4 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney-in-fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with an interest.

9.6 Interpretation. The headings herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.7 Entire Agreement; No Other Representations. This Agreement, the DT Support Agreement and the Business Combination Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

9.8 No Third-Party Beneficiaries. Except as provided in Section 4.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.10 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

9.11 Affiliated Entities. (A) To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and (B) SoftBank shall cause SoftBank UK HoldCo to comply with all obligations under this Agreement applicable to SoftBank UK HoldCo, and in furtherance of the foregoing, (1) if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Shares on or after the date hereof, (i) SoftBank shall give each of T-Mobile and DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by T-Mobile or DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder and that such Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder), and (2) if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of HoldCo Shares on or after the date hereof, (i) SoftBank shall give each of T-Mobile and DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner and (ii) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder to this Agreement substantially in the form of Annex II, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by T-Mobile or DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to SoftBank UK HoldCo and that such HoldCo Shares are subject to this Agreement (provided, that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

SOFTBANK GROUP CORP.

By:	/s/ Masayoshi Son
Name: Masayoshi Son
Title: Chairman & CEO

SOFTBANK GROUP CAPITAL LIMITED

By:	/s/ Alok Sama
Name: Alok Sama
Title: Director

GALAXY INVESTMENT HOLDINGS, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

STARBURST I, INC.

By:	/s/ Ronald D. Fisher
Name: Ronald D. Fisher
Title: President

[Signature Page to Support Agreement]

DEUTSCHE TELEKOM AG

By:	/s/ Timotheus Hottges
Name: Timotheus Hottges
Title: Member of the Management Board, CEO

By:	/s/ Thomas Dannenfeldt
Name: Thomas Dannenfeldt
Title: Member of the Management Board

T-MOBILE US, INC.

By:	/s/ John Legere
Name: John Legere
Title: President and Chief Executive Officer

[Signature Page to Support Agreement]

Exhibit A

FORM OF WRITTEN CONSENT OF STOCKHOLDERS

IN LIEU OF A MEETING

[●], 201[●]

The undersigned, being the stockholders of Sprint Corporation, a Delaware corporation (the “Company”), holding a majority of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholders”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”) and Section 2.13 of the amended and restated bylaws of the Company, hereby consent in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) and a committee of the Board consisting solely of independent directors of the Company have determined that it is advisable and fair to, and in the best interests of, the Company and all of its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), the Company, Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheidraies organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Merger Company, with each share of common stock, par value $0.01 per share, of the Company (other than certain treasury and other similar internally held shares) converting into the right to receive 0.10256 validly issued, fully paid and nonassessable shares of common stock, par value $0.00001 per share, of T-Mobile; and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company has executed and delivered the Business Combination Agreement and submitted the Business Combination Agreement and the Merger to the stockholders of the Company for their adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholders, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement, including without limitation, certificates of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 251(d) of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholders, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among SoftBank, SoftBank UK HoldCo, the Stockholders, T-Mobile and DT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Stockholders have executed this written consent as of the date first written above.

STARBURST I, INC.

By:
Name:
Title:

GALAXY INVESTMENT HOLDINGS, INC.

By:
Name:
Title:

Exhibit B

FORM OF WRITTEN CONSENT OF SOLE STOCKHOLDER

IN LIEU OF A MEETING

[●], 201[●]

The undersigned, being the sole stockholder of [Galaxy Investment Holdings, Inc.][Starburst I, Inc.], a Delaware corporation (the “Company”), holding all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the “Stockholder”), acting by written consent in lieu of a special meeting, pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware (“DGCL”), hereby consents in writing to the adoption without a meeting of the following resolutions and to the taking of each of the actions contemplated thereby as of the date first written above:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and fair to, and in the best interests of, the Company and its stockholders for the Company to enter into, and have authorized the execution and delivery of, a Business Combination Agreement (the “Business Combination Agreement”), dated April 29, 2018, by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), the Company, [Starburst][Galaxy], a Delaware corporation, and for the limited purposes of the covenants and representations and warranties set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheidraies organized and existing under the laws of the Netherlands and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”);

WHEREAS, the Business Combination Agreement provides for, among other things, the merger of the Company and [Galaxy][Starburst] with and into Merger Company (the “SoftBank US Merger”), with Merger Company continuing as the surviving entity and a wholly owned subsidiary of T-Mobile, with all the issued and outstanding shares of common stock of the Company, $0.01 par value, and all the issued and outstanding shares of common stock of [Galaxy][Starburst], $0.01 par value, held by the Stockholder to be converted into the right to receive an aggregate number of shares of common stock of T-Mobile, par value $0.00001 per share equal to the product of (x) 0.10256 and (y) the aggregate number of shares of common stock of Sprint, par value $0.01, held by the Company and [Galaxy][Starburst] immediately prior to the effective time of the SoftBank US Merger; and

WHEREAS, in accordance with the resolutions of the Board approving the Business Combination Agreement, the Company has executed and delivered the Business Combination Agreement and submitted the Business Combination Agreement and the SoftBank US Merger to the Stockholder for its adoption and approval.

Approval of Business Combination Agreement

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the SoftBank US Merger, be, and they hereby are, adopted, ratified, approved and authorized in all respects by the Stockholder, and that the Company be, and hereby is, authorized, directed and empowered to (i) perform its obligations under the Business Combination Agreement and (ii) enter into and perform its obligations under each other agreement, instrument or certificate required or permitted to be entered into by the Company under the terms of the Business Combination Agreement, including without limitation, certificates of merger in such form as required by the DGCL;

FURTHER RESOLVED, that any of the officers of the Company be, and each hereby is, authorized, directed and empowered, acting on behalf of the Company, to execute and deliver any certificates, documents, agreements and instruments that any officer or officers executing such documents may, in the exercise of such officer’s or officers’ discretion, deem appropriate, advisable and in the best interests of the Company pursuant to the foregoing resolution, together with such amendments and modifications thereof as shall be made therein with the approval of such officer or officers, the execution of which shall be conclusive evidence of such approval;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to cause to be prepared, executed and filed with the appropriate foreign, federal, state or local governmental authorities or instrumentalities such registrations, declarations or other filings as any such officer may deem necessary or desirable or as may be required by such governmental authorities or instrumentalities in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed, on behalf and in the name of the Company, to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional agreements, certificates, documents and instruments as any such officer may deem necessary or appropriate in connection with the transactions contemplated by the Business Combination Agreement;

FURTHER RESOLVED, that the Board be, and hereby is, authorized and empowered to amend the Business Combination Agreement and take any other action with respect to the Business Combination Agreement permitted under Section 264 of the DGCL, as the Board may, in the exercise of its discretion, deem advisable, appropriate and in the best interests of the Company and its stockholders; and

FURTHER RESOLVED, that any and all acts heretofore done, and any and all documents, instruments and certificates heretofore executed and delivered, in the name and on behalf of the Company, in connection with the transactions contemplated by the Business Combination Agreement are hereby ratified and approved in all respects.

The undersigned hereby waives compliance with any and all notice requirements imposed by the DGCL or other applicable law. This consent may be executed in counterparts and all so executed shall constitute one consent, notwithstanding that all such signatories are not signatories to the original or the same counterparty.

When executed by the Stockholder, this Consent shall be delivered to the Company in accordance with Section 2 of the Support Agreement, dated as of April 29, 2018, by and among SoftBank Group Corp., the Stockholder, the Company, [Galaxy][Starburst], T-Mobile and DT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Stockholder has executed this written consent as of the date first written above.

SOFTBANK GROUP CAPITAL LIMITED

By:
Name:
Title:

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “SoftBank Support Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaishha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank Group Corp. (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the SoftBank Support Agreement.

By executing and delivering this Joinder to the SoftBank Support Agreement, the undersigned hereby adopts and approves the SoftBank Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the SoftBank Support Agreement applicable to the SoftBank Stockholder in the same manner as if the undersigned were an original signatory to the SoftBank Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of SoftBank.

Section 9 of the SoftBank Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                                                          ,                         .

[TRANSFEREE]

By:
Name:
Title:

Notice Information
Address: Telephone: Email:

Annex II

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Support Agreement, dated as of April 29, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “SoftBank Support Agreement”) by and among SoftBank Group Corp., a Japanese kabushiki kaishha (“SoftBank”), SoftBank Group Capital Limited, a private limited company incorporated in England and Wales and a wholly owned subsidiary of SoftBank (“SoftBank UK HoldCo”), Starburst I, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of SoftBank (“Galaxy” and, together with Starburst, the “SoftBank Stockholder”), T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), and Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the SoftBank Support Agreement.

By executing and delivering this Joinder to the SoftBank Support Agreement, the undersigned hereby adopts and approves the SoftBank Support Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of HoldCo Shares, to become a party to, and to be bound by and comply with the provisions of, the SoftBank Support Agreement applicable to SoftBank UK HoldCo in the same manner as if the undersigned were an original signatory to the SoftBank Support Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of SoftBank.

Section 9 of the SoftBank Support Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                                                              ,                     .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:

Telephone:

Email:

ANNEX D

Form of

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

T-MOBILE US, INC.

T-Mobile US, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

ONE: The name of the Corporation is T-Mobile US, Inc.

TWO: The Corporation was originally incorporated under the name “MetroPCS Communications, Inc.” and the original certificate of incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware on March 10, 2004 pursuant to the Delaware General Corporation Law (the “DGCL”).

THREE: The directors and the stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the DGCL, have duly adopted and approved this Fifth Amended and Restated Certificate of Incorporation.

The certificate of incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

CORPORATE NAME

The name of the Corporation is T-Mobile US, Inc.

ARTICLE II

REGISTERED ADDRESS AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

(A) General. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Two Billion One Hundred Million (2,100,000,000) shares. Two Billion (2,000,000,000) shares shall be Common Stock, par value $0.00001 per share, and One Hundred Million (100,000,000) shares shall be Preferred Stock, par value $0.00001 per share.

(B) Preferred Stock.

1. The Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors or by order or decree of a court of competent jurisdiction over the Corporation administering any applicable statute of the United States relating to plans of reorganization of corporations, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of each series of the Preferred Stock shall be such as are fixed by the Board of Directors or fixed by such court, the authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors or in an order or decree of such court providing for the issue of such series of Preferred Stock (herein called the “Certificate of Designation”). The Certificate of Designation as to any series shall, subject to any qualifications, limitations and restrictions set forth elsewhere in this Article IV or in Article VIII, (a) designate the series, (b) fix the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (d) state the price or prices or rate or rates, and adjustments, if any, at which, and the time or times and the terms and conditions upon which, the shares of such series may be redeemed at the option of the Corporation or at the option of the holder or holders of shares of such series or upon the occurrence of a specified event, and state whether such shares may be redeemed for cash, property or rights, including securities of the Corporation or other equity securities; and such Certificate of Designation may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to such series with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors or such court, to the extent not inconsistent with this Article IV or Article VIII and to the full extent now or hereafter permitted by the laws of the State of Delaware.

2. Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized and unissued Preferred Stock and may thereafter, subject to the provisions of any Certificate of Designation providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized and unissued Preferred Stock.

(C) Common Stock. All shares of Common Stock shall be identical except as expressly set forth in this Article IV. Each share of Common Stock shall have attributed to it the number of votes set forth in Section (E) below.

(D) Rights of Holders of Capital Stock.

1. Holders of Preferred Stock. Except as such rights may be specifically limited herein, the rights of holders of Preferred Stock shall be as set forth in any Certificate of Designation relating thereto.

2. Holders of Common Stock. The rights of holders of Common Stock shall be as set forth in this Section (D)(2), except with respect to such rights as are set forth in Section (E) of this Article IV.

(a) Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends, distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder, as may be declared from time to time by the Board of Directors.

(b) Liquidation Preference. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to distributions in the event of liquidation, dissolution or winding up of the Corporation, and after any and all distributions are made in accordance therewith, in such event, either voluntary or involuntary, the remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Common Stock in proportion to the number of shares of such Common Stock owned by each such holder.

3. Redemption.

(a) Subject to Section (D)(3)(e) of this Article IV, if, at any time, a holder of shares of Common Stock or Preferred Stock acquires additional shares of Common Stock or Preferred Stock, or is otherwise attributed with ownership of such shares, that would cause the Corporation to violate (in each case, an “FCC Violation”) (A) any requirement of the Federal Communications Commission (“FCC”) regarding foreign ownership (collectively, “Foreign Ownership Requirements”) or (B) any other rule or regulation of the FCC applicable to the Corporation, then the Corporation may, at the option of the Board of Directors, redeem from the holder or holders causing such FCC Violation a sufficient number of shares of Common Stock or Preferred Stock to eliminate the FCC Violation by paying in cash therefor a sum equal to the Redemption Price. The “Redemption Price” (herein so called) shall equal such price as is mutually determined by such stockholders and the Corporation, or, if no mutually acceptable agreement can be reached, shall equal either (i) seventy-five percent (75%) of the fair market value of the Common Stock (the “Common Stock Fair Market Value”) or the Fair Market Value of the Preferred Stock, as applicable, where such holder caused the FCC Violation, or (ii) one hundred percent (100%) of the Common Stock Fair Market Value or the Fair Market Value of the Preferred Stock, as applicable, where the FCC Violation was caused by no fault of the holder; provided, however, that the determination of whether such party caused the FCC Violation shall be made, in good faith, by the disinterested members of the Board of Directors. As used in this Section (D)(3), the Common Stock Fair Market Value shall be determined as follows:

(i) if the Common Stock is publicly traded at the time of determination, the average of the closing prices for the Common Stock on all domestic securities exchanges on which the Common Stock may at the time be listed, or, if there have been no sales of the Common Stock on any such exchange on such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day, or, if on any day the Common Stock is not so listed, the average of the representative bid and asked prices for the Common Stock quoted on the NASDAQ system as of the close of trading on such day, or if on any day such security is not quoted in the NASDAQ system, the average of the highest bid and lowest asked prices for the Common Stock on such day in the domestic over-the-counter market as reported by the Pink Sheets, LLC, or any similar successor organization, in each such case averaged over the 30-day period ending three days prior to the Redemption Date (as defined in Section (D)(3)(b) of this Article IV); and

(ii) if the Common Stock is not publicly traded at the time of determination then, the fair value of the Common Stock as determined in good faith by the disinterested members of the Board of Directors.

As used in this Section (D)(3), the Preferred Stock Fair Market Value shall mean the value determined by multiplying the Common Stock Fair Market Value by the number of shares of Common Stock into which the share of Preferred Stock is then convertible.

(b) At least five (5) but no more than thirty (30) days prior to any date on which Common Stock or Preferred Stock is to be redeemed (a “Redemption Date”), written notice shall be sent by mail, first class postage prepaid, overnight mail, facsimile, or electronic mail to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the shares of Common Stock or Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Section (D)(3)(c) of this Article IV, on or after the Redemption Date, each holder of shares of Common Stock or Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Common Stock or Preferred Stock designated for redemption in the Redemption Notice as holders of such shares of Common Stock or Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Common Stock or Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Common Stock or Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Common Stock or Preferred Stock to be redeemed. The shares of Common Stock or Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Common Stock or Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

(d) Prior to effecting any such redemption, the Corporation shall provide any holder of Common Stock or Preferred Stock to be redeemed with reasonable prior written notice of the reason giving rise to the Corporation’s redemption right and, if requested to do so by such holder, the Corporation shall reasonably cooperate with such affected holder in arranging another method to minimize or eliminate the reason giving rise to the Corporation’s redemption right, including, but not limited to and not in any particular order of priority, preparing and filing waiver requests with the FCC, developing alternative ownership structures, assisting with a sale of such holders’ interest in the Corporation, amending the Corporation’s Certificate of Incorporation and obtaining FCC approvals for such transaction.

(e) The provisions of Sections (D)(3)(a) through (D)(3)(d) of this Article IV shall not apply to the DT Stockholder or the SoftBank Stockholder] (each as defined in that certain Amended and Restated Stockholders’ Agreement, dated as of [●], 201[●], by and among the Corporation, Deutsche Telekom AG and SoftBank Group Corp., as it may be amended from time to time (the “Stockholders’ Agreement”)) (each, a “Stockholder”, and collectively, the “Stockholders”), any acquisition of shares of Common Stock or Preferred Stock by a Stockholder or any of its subsidiaries, or any ownership of such shares otherwise attributed to a

Stockholder or any of its subsidiaries, and the Corporation shall not have the authority under Sections (D)(3)(a) through (D)(3)(d) of this Article IV to redeem any shares of Common Stock or Preferred Stock Beneficially Owned, directly or indirectly, by a Stockholder or any of its subsidiaries, in each case notwithstanding anything to the contrary therein. In the event that any waivers or approvals are required from the FCC in order for a Stockholder or any of its subsidiaries to acquire or hold Common Stock or Preferred Stock, such Stockholder and its subsidiaries shall cooperate to secure such waivers or approvals and abide by any conditions related to such waivers or approvals.

(E) Voting Rights.

1. Common Stock. The holders of Common Stock shall have the right to vote on every matter submitted to a vote of the holders of capital stock of the Corporation other than any matter on which only the holders of one or more other classes or series of capital stock of the Corporation are entitled to vote separately as a class.

2. Preferred Stock. Except as specifically limited herein, the holders of Preferred Stock shall have such voting rights as shall be set forth in any Certificate of Designation relating thereto.

ARTICLE V

POWER TO AMEND BYLAWS

(A) Board of Directors. Except as otherwise provided in this Fifth Amended and Restated Certificate of Incorporation (as it may be amended from time to time, this “Certificate of Incorporation”) and subject to any additional requirements expressly set forth in the Bylaws of the Corporation, the Board of Directors is expressly authorized, upon the affirmative vote of a majority of the directors then serving, to make, adopt, alter, amend, and repeal from time to time the Bylaws of the Corporation and make from time to time new Bylaws of the Corporation (subject to the right of the stockholders entitled to vote thereon to adopt, alter, amend, and repeal Bylaws made by the Board of Directors or to make new Bylaws).

(B) Stockholders. The stockholders of the Corporation may adopt, alter, amend, or repeal Bylaws made by the Board of Directors or make new Bylaws upon the affirmative vote of the holders of shares having a majority of the aggregate voting power of all of the outstanding shares of the Corporation’s capital stock then entitled to vote thereon, subject to any additional requirements in the Bylaws of the Corporation.

ARTICLE VI

BOARD OF DIRECTORS

(A) Number, Election and Term of Directors. Subject to the provisions of Article III of the Stockholders’ Agreement, which are hereby incorporated by reference herein:

1. The number of directors constituting the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation, or as provided in accordance with any Certificate of Designation. All of the directors of the Corporation shall be of one class and shall be elected annually. Each director shall hold office until the next annual meeting of stockholders and, the foregoing notwithstanding, shall serve until his successor shall have been duly elected and qualified or until his earlier death, resignation, retirement, disqualification or removal.

(B) Vacancies. Any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other reason may be filled as provided in the Bylaws of the Corporation.

(C) Resignation; Retirement; Death; Removal. Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of the Corporation’s capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent.

(D) Written Ballots not Required. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(E) Corporate Opportunity Matters.

1. Except as set forth in Section (E)(2) of this Article VI, to the extent permitted by the DGCL, if any non-employee director (or any of his or her affiliates) acquires knowledge of a potential transaction or matter which may be a corporate opportunity in the same or similar activity or line of business as the Corporation, the Corporation shall have no interest or expectancy in being offered by such non-employee director any opportunity to participate in such corporate opportunity, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation and without limiting the scope of such renunciation, such person (a) shall have no duty to communicate or present such corporate opportunity to the Corporation and (b) shall have the right to hold any such corporate opportunity for its (and its officers’, directors’, agents’, stockholders’ or affiliates’) own account or to recommend, sell, assign or transfer such corporate opportunity to any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature (each, a “Person”) other than the Corporation; provided, however, that the foregoing shall not preclude or prevent the Corporation from pursuing any corporate opportunity that may be presented to it by any means.

2. Notwithstanding the provisions of Section (E)(1) of this Article VI, the Corporation does not renounce any interest or expectancy it may have in any corporate opportunity that is offered to any non-employee director, if such opportunity is expressly offered to such non-employee director (or his or her affiliates) solely in, and as a direct result of, his or her capacity as a director of the Corporation.

ARTICLE VII

MEETINGS OF STOCKHOLDERS; ACTION WITHOUT A MEETING

(A) Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. Special meetings of the stockholders of the Corporation (i) may be called, for any purpose or purposes, by the chairperson of the Board of Directors or the chief executive officer and (ii) shall be called by the Secretary of the Corporation at the request of (a) a majority of the Board of Directors or (b) for so long as the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is twenty-five percent (25%) or greater, the holders of not less than thirty-three and one third percent (33-1/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote generally for the election of directors, which such request must be in writing, shall state the purpose or purposes of the proposed meeting (which shall be included in the notice of such meeting) and shall include all information required to be delivered pursuant to the notice requirements set forth in the Bylaws of the Corporation in order for nominations or business, as applicable, to be properly brought before a meeting by a stockholder. If at any time the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is less than twenty-five percent (25%), the stockholders’ ability to request a special meeting of stockholders pursuant to the immediately preceding sentence shall forever terminate. Each special meeting shall be held within a reasonable time after being called in accordance with the preceding sentence. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(B) Stockholder Action by Written Consent. For so long as the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is twenty-five percent (25%) or greater, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. If at any time the DT Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is less than twenty-five percent (25%), the stockholders’ ability to act by written consent pursuant to the immediately preceding sentence shall forever terminate, and, thereafter, (i) no action shall be taken by the stockholders of the Corporation except at an annual or special meeting of such stockholders and (ii) the stockholders may not take action by written consent.

ARTICLE VIII

CONSENTS

(A) Specified Actions Requiring Consent of DT. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, prior to the DT Specified Actions Termination Date (as defined in the Stockholders’ Agreement), the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of Deutsche Telekom AG, which consent Deutsche Telekom AG may withhold in its sole discretion:

1. create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (as defined in the Stockholders’ Agreement) (excluding any Permitted Debt (as defined in the Stockholders’ Agreement)) that would result in the Corporation and its subsidiaries, on a consolidated basis, having or being liable for Indebtedness (as defined in the Stockholders’ Agreement) in an aggregate principal amount that would result in the Debt to Cash Flow Ratio (as defined in the Stockholders’ Agreement) for the Corporation’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness (as defined in the Stockholders’ Agreement) had been incurred at the beginning of such four-quarter period;

2. take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which Deutsche Telekom AG or any of its affiliates is a party or is bound;

3. acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any person, or make any investment in or loan to any person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business) (each, an “Acquisition”), for consideration in excess of $1,000,000,000;

4. sell, lease, transfer, Encumber (as defined in the Stockholders’ Agreement) (other than Permitted Liens (as defined in the Stockholders’ Agreement)) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Corporation or any of its subsidiaries, or any equity interests of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions (each, a “Disposition”), for consideration in excess of $1,000,000,000 (it being understood that for the purposes of Section (A)(4) of this Article VIII only, the foregoing shall include (A) any merger, tender or exchange offer, amalgamation, consolidation or similar transaction involving the Corporation, pursuant to which the stockholders of the Corporation immediately prior to such merger, tender or exchange offer, amalgamation, consolidation or similar transaction would own, as of immediately after such transaction, less than 50% of the Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation (or, in the case of a transaction where the Corporation or its successor entity becomes a direct or indirect subsidiary of a publicly traded entity, own less than 50% of the voting securities of such publicly traded entity) and (B) any sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Corporation and its subsidiaries, taken as a whole, or other liquidation of the Corporation, in each of cases (A) and (B), whether in any single transaction or series of related transactions, and regardless of the amount of consideration (each of the transactions described in clause (A) and (B), a “Sale of the Corporation”);

5. change the size of the Board of Directors;

6. issue any equity or equity-linked securities or other Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions, (i) constituting 10% or more of the then outstanding shares of Common Stock (other than (1) grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board of Directors or the applicable committee thereof or (2) issuances of securities to the Corporation or any of its wholly owned Subsidiaries) or (ii) for the purpose of redeeming or purchasing any Indebtedness (as defined in the Stockholders’ Agreement) of the Corporation held by Deutsche Telekom AG or its affiliates;

7. subject to Section (D)(3)(e) of Article IV, (i) repurchase or redeem any equity (or equity-based) securities of the Corporation or any of its non-wholly owned subsidiaries, or (ii) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Corporation or any of its subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Corporation, or a dividend to the Corporation or any of its wholly owned subsidiaries; or

8. hire, or terminate without cause, its chief executive officer, or agree to do so (provided that, if Deutsche Telekom AG has a right to designate any DT Designees (as defined in the Stockholders’ Agreement) pursuant to Section 3.1(a), 3.1(b), 3.1(c) or 3.1(d) of the Stockholders’ Agreement, then such consent shall be evidenced by a majority vote of the members of the CEO Selection Committee (as defined in the Stockholders’ Agreement)).

(B) Specified Actions Requiring Consent of SoftBank. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation or applicable Law, prior to the SoftBank Specified Actions Termination Date (as defined in the Stockholders’ Agreement), the Corporation shall not, and shall cause its subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of SoftBank Group Corp., which consent SoftBank Group Corp. may withhold in its sole discretion:

1. complete any Acquisition for consideration in excess of $1,000,000,000;

2. complete any Disposition for consideration in excess of $1,000,000,000 (other than a Sale of the Corporation, for which the prior written consent of SoftBank Group Corp. shall not be required); or

3. issue any equity or equity-linked securities or other Voting Securities (as defined in the Stockholders’ Agreement) of the Corporation or any of its subsidiaries, in any single transaction or series of related transactions constituting 10% or more of the then outstanding shares of Common Stock (other than (A) grants of incentive awards to officers or employees of the Corporation or its subsidiaries that are approved by the Board of Directors or the applicable committee thereof, (B) issuances of securities to the Corporation or any of its wholly owned subsidiaries, (C) issuances in connection with an Acquisition (provided that any issuance in connection with an Acquisition covered by Section (B) of this Article (VIII) shall remain subject to Section (B) of this Article VIII) or (D) an issuance in connection with a Sale of the Corporation).

(C) Organizational Documents Actions. In addition to any other vote, consent or approval required by this Certificate of Incorporation, the Bylaws of the Corporation, or applicable law, for so long as a Stockholder’s Voting Percentage (as defined in the Stockholders’ Agreement) is 5% or greater, the Corporation shall not amend or seek to amend this Certificate of Incorporation, the Bylaws of the Corporation or the Stockholders’ Agreement

(including the creation of any stockholder rights plan or other amendment intended to limit such Stockholder’s ownership or acquisition of securities of the Corporation) in any manner that could limit, restrict or adversely affect such Stockholder or its rights thereunder without the prior written consent of such Stockholder, which consent may be withheld in its sole discretion.

ARTICLE IX

INDEMNIFICATION

(A) The Corporation shall, to the fullest extent permitted by the DGCL in effect on the date of the effectiveness of this Certificate of Incorporation, and to such greater extent as the DGCL may thereafter permit, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, manager, member, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

(B) To the extent that a director, manager, member, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section (A) of this Article IX, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(C) Any indemnification under Section (A) of this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders of the Corporation.

(D) Expenses (including attorneys’ fees) incurred by an officer, director, a manager of a Corporation limited liability company, or a member of a management committee of a Corporation limited liability company, in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, manager or member to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(E) The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office.

(F) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, manager, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of Section 145 of the DGCL.

(G) For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation, partnership, limited liability company, or joint venturer or other enterprise (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, managers, members, employees or agents so that any person who is or was a director, officer, manager, member, employee or agent of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise, or is or was serving at the request of such constituent corporation, partnership, limited liability company, or joint venturer or other enterprise as a director, officer, manager, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation, partnership, limited liability company, or joint venturer or other enterprise as he would have with respect to such constituent corporation if its separate existence had continued.

(H) For purposes of this Article IX, (i) references to “other enterprises” shall include employee benefit plans, including without limitation, any plan of the Corporation which is governed by the Employee Retirement Income Security Act of 1974, as amended from time to time (collectively, “Employee Benefit Plans”), (ii) references to “fines” shall include any excise taxes assessed on a person with respect to an Employee Benefit Plan, (iii) references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves service by, such director, officer, employee or agent with respect to any Employee Benefit Plan, its participants or beneficiaries, and (iv) a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an Employee Benefit Plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

(I) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, manager, member, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(J) The provisions of this Article IX shall be deemed to be a contract between the Corporation and each director, officer, employee or agent who serves in such capacity at any time while this Article IX is in effect. Any repeal or modification of this Article IX shall be prospective only, and shall not adversely affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts, whether such state of facts was then known or later known.

ARTICLE X

LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended or replaced, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended after the date of filing this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article X shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XI

AMENDMENTS TO CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law and subject to Article VIII, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least seventy-five percent (75%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of the Board of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Article IX and this Article XI of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is adopted or authorized by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of all of the members of the Board of Directors.

ARTICLE XII

GOVERNING LAW; FORUM FOR ADJUDICATION OF DISPUTES

This Certificate of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Delaware, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware Corporation Law, this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Fifth Amended and Restated Certificate of Incorporation to be executed by [Name], a duly authorized officer of the Corporation, on this             day of             , 201[●].

T-Mobile US, Inc.

By:
Name:
Title:

ANNEX E

Form of

SIXTH AMENDED AND RESTATED BYLAWS

OF

T-MOBILE US, INC.

(A DELAWARE CORPORATION)

Effective [●], 201[●]

PREAMBLE

These Sixth Amended and Restated Bylaws (these “Bylaws”) of T-Mobile US, Inc., a Delaware corporation (the “Corporation”), are subject to, and governed by, the General Corporation Law of the State of Delaware (the “Delaware Corporation Law”) and the Fifth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) of the Corporation. In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the Delaware Corporation Law or the provisions of the Certificate of Incorporation, such provisions of the Delaware Corporation Law or the Certificate of Incorporation, as the case may be, will be controlling.

ARTICLE I

OFFICES

1. The registered office of the Corporation shall be the registered office named in the Certificate of Incorporation or such other place as shall be determined by the Board of Directors from time to time.

2. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

1. The annual meeting of the stockholders for the election of directors and the transaction of such other business as may properly be brought before the meeting shall be held on such date, and at such time and place, either within or without the State of Delaware, or solely by means of remote communication pursuant to Section 211(a)(2) of the Delaware Corporation Law, as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.

2. Written or printed notice of the annual meeting, stating the place, if any, date and hour of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the Delaware Corporation Law) or by mail, to each stockholder of record entitled to vote at such meeting.

3. Special meetings of the stockholders, for any purpose or purposes, may be called only as set forth in the Certificate of Incorporation. A special meeting of stockholders shall be held on such date, and at such time and place, within or without the State of Delaware, as shall be stated in the notice of the meeting.

4. Written or printed notice of the special meeting, stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the purpose or purposes for which the meeting is called, shall be given by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the Delaware Corporation Law) or by mail, to each stockholder of record entitled to vote at such meeting.

5. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

6. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting of stockholders (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided in the notice of the meeting, or at the principal place of business of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders entitled to vote at any meeting of stockholders.

7. At each meeting of the stockholders, the stockholders holding issued and outstanding capital stock of the Corporation having not less than a majority of the votes of the capital stock of the Corporation entitled to vote generally in the election of directors, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except as otherwise provided by statute or by the Certificate of Incorporation. Where a separate vote by a class or classes or series of capital stock of the Corporation is required on any matter at a meeting of stockholders, the stockholders holding issued and outstanding shares of such class or classes or series having not less than a majority of the votes of such class or classes or series entitled to vote thereon, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to such separate vote. If, however, a quorum shall not be present or represented at any meeting of the stockholders, the chairperson of such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty (30) days, or, if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

8. When a quorum is present or represented at any meeting, unless otherwise required by applicable law, the Certificate of Incorporation, or these Bylaws, the election of directors and any advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), shall be decided by a plurality of the votes cast at a meeting in person or by proxy by the holders of stock entitled to vote thereon. When a quorum is present or represented at any meeting, unless a different or minimum vote is provided applicable law, the Certificate of Incorporation, or these Bylaws, in which case such different or minimum vote shall be the required vote on such matter, any matter, other than the election of directors and an advisory vote on the frequency of stockholder votes related to the compensation of executives required by Section 14A(a)(2) of the Exchange Act, brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the votes cast in person or by proxy in favor of such action by the holders of stock entitled to vote thereon. For the avoidance of doubt, abstentions and, except as may be required pursuant to the rules of any exchange where the securities of the Corporation may be listed, broker non-votes will not be counted as votes cast for such purposes.

9. Unless otherwise provided by applicable law, in the Certificate of Incorporation, or in these Bylaws, at every meeting of the stockholders, each stockholder entitled to vote thereat shall be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder. Each stockholder entitled to vote at a meeting of stockholders may, by written instrument, electronic transmission or any other means permitted under Section 212 of the Delaware Corporation Law, authorize another person or persons to act for such stockholder as proxy, but no proxy shall be voted after three (3) years from its date, unless the proxy provides for a longer period. Such proxy shall be filed with the secretary of the Corporation before or at the time of the meeting. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

10. At every meeting of stockholders, the chairperson of the Board of Directors, or in his or her absence or inability to act, the chief executive officer, or in his or her absence or inability to act, the person whom the chief executive officer shall appoint, shall act as presiding chairperson of, and preside at, the meeting. The secretary, or in his or her absence or inability act, the person whom the presiding chairperson of the meeting shall appoint as secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. The Board of Directors of the Corporation may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or any rules and regulations adopted by the Board of Directors (or in the absence of any rules and regulations adopted by the Board of Directors), the presiding chairperson of any meeting of the stockholders shall have the right and authority to convene, recess and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such presiding chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding chairperson of the meeting, may include, without limitation, the following: (a) the order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the presiding chairperson of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; (f) limitations on the time allotted to questions or comments by participants; and (g) policies and procedures with respect to the adjournment of such meeting.

11. Unless otherwise provided in the Certificate of Incorporation, the provisions of this Section 11 shall apply to nominations of directors for election to the Board of Directors. Nominations of directors for election to the Board of Directors must be made by the Board of Directors or by any Eligible Stockholder (as defined below). Nominations, other than those made by the Board of Directors of the Corporation, may be made only by an Eligible Stockholder and only if (1) such stockholder has provided timely notice thereof in accordance with this Section 11, including timely updates and supplements thereof in accordance with Section 13, in each case in proper form in writing to the secretary of the Corporation, and (2) such stockholder has provided, or caused to be provided, the information and disclosures required by this Section 11. To be timely, a stockholder’s notice must be received by the secretary of the Corporation at the executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting, regardless of whether the party or parties seeking to make the nominations are seeking to include the nominees in management’s proxy materials or in its or their own or other proxy materials; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice must be received by the secretary of the Corporation not earlier than the close of business on the one hundred twentieth (120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the sixtieth (60th) calendar day nor earlier than the close of business on the ninetieth (90th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than seventy (70) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and, if applicable, of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such notice shall contain the following:

(a) the written consent of each proposed nominee to being named in the proxy statement as a nominee and to serve as a director if so elected;

(b) the following information as to each proposed nominee:

(1) the name, age, citizenship, residence address and business address of such proposed nominee;

(2) the principal occupation or employment, and the name, type of business and address of the corporation or other organization in which such employment is carried on, of such proposed nominee and of each such person nominating such proposed nominee;

(3) the qualifications of such proposed nominee to serve as a director of the Corporation;

(4) the amount of stock of the Corporation owned of record and beneficially, either directly or indirectly, by such proposed nominee;

(5) a description of any Derivatives Arrangements and Instruments (as defined below) that have been entered into by or on behalf of such proposed nominee;

(6) any proxy, contract, arrangement, understanding or relationship pursuant to which such proposed nominee has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(7) any performance-related fees (other than an asset-based fee) that such proposed nominee is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) a description of all arrangements or understandings of each proposed nominee, each stockholder proposing such nomination and any Stockholder Associated Person (as defined below) of such stockholder with each other or with any other person pursuant to which the nomination or nominations are to be made by the stockholder proposing such nomination, or regarding compensation or future employment with such stockholder and any Stockholder Associated Person or any future transaction to which the Corporation will or may be a party;

(9) all information required by the Corporation’s director questionnaire then in use by the Corporation for its directors and officers, a copy of which shall be available at the offices of the Corporation; and

(c) the following information with respect to the stockholder giving the notice and each of such stockholder’s Stockholder Associated Persons:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and any Stockholder Associated Person;

(2) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and any Stockholder Associated Person;

(3) the voting rights of such stockholder and any Stockholder Associated Person, including any proxy, contract, arrangement, understanding or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(4) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of such stockholder and any Stockholder Associated Person;

(5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such stockholder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(6) any proportionate interest in shares of the Corporation or Derivative Arrangements and Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder and any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7) any performance-related fees (other than an asset-based fee) that such stockholder and any Stockholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) any direct or indirect interest of such stockholder and any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to vote in the election of directors required under applicable law to elect the nominee; provided, however, that this Section 11(c)(7) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder of record providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner; and

(10) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

The term “Derivative Arrangements and Instruments” means, with respect to a specified person, any agreement, arrangement or understanding (including, without limitation and regardless of the form of settlement, any derivative, synthetic, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such person, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to (1) give such person economic benefits or risks similar to ownership of any class or series of shares of the Corporation, including due to the fact that the value of such agreement, arrangement or understanding is determined by reference to the price, value or volatility of any class or series of shares of the Corporation, and without regard to whether such person or others acting in concert therewith may have entered into transactions that hedge or mitigate the economic effect of such agreement, arrangement or understanding, (2) mitigate loss to such person, manage risk or volatility for such person, increase or decrease the voting power of such person, or (3) create any other direct or indirect opportunity to profit or share in any profit from any increase or decrease in value, in each case with respect to any class or series of shares of the Corporation.

The term “Eligible Stockholder” means a stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice by such stockholder provided for in this Section 11 or Section 12 (as the case may be) and on the record date for the determination of stockholders entitled to vote at the applicable annual or special meeting of the stockholders, (ii) who is entitled to vote on the business proposed in such notice to be conducted at an annual meeting of the stockholders (in the case of Section 12) or for the election of directors to be elected at an annual or special meeting of stockholders (in the case of this Section 11) and (iii) who complies with the applicable procedures set forth in this Section 11 or Section 12 (as the case may be).

The term “Stockholder Associated Person” in relation to any stockholder shall mean (i) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the nomination or proposal, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with, associate of, or other person acting in concert with, such person referred to in the preceding clauses (i) and (ii).

Public announcement of a stockholder meeting shall be deemed to occur upon disclosure of the date of such meeting in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

12. At any meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (a) pursuant to the Corporation’s notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any Eligible Stockholder who complies with the notice procedures set forth in these Bylaws. The procedures referred to in clause (c) of the immediately preceding sentence and described in the remainder of this Section 12 shall be the exclusive means for a stockholder to submit business (other than stockholder proposals properly submitted in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s notice of meeting) to be considered or acted upon at an annual meeting of stockholders. To be properly brought before a special meeting of the stockholders, business must be specified in the notice of meeting (or any supplement thereto), and stockholders shall not be entitled to submit business to be considered or acted upon at any special meeting except in accordance with any applicable procedures for calling a special meeting as set forth in the Certificate of Incorporation. For the avoidance of doubt, the nomination of directors and the election of directors are deemed separate and distinct items of business, and candidates eligible for election to the Board of Directors at any meeting will be limited to those candidates who have been nominated in accordance with the provisions of Section 11.

For business to be properly brought before an annual meeting by an Eligible Stockholder pursuant to clause (c) of the first sentence of this Section 12, (1) such stockholder must have provided timely notice thereof in accordance with this Section 12, including timely updates and supplements thereof in accordance with Section 13, in each case in proper form in writing to the secretary of the Corporation, (2) such stockholder must have provided, or caused to be provided, the information and disclosures required by this Section 12, and (3) such business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) in the case of an annual meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) calendar days before or more than sixty (60) calendar days after such anniversary date, notice to the Corporation to be timely must be so delivered not earlier than the close of business on the one hundred twentieth

(120th) calendar day prior to such annual meeting but not later than the close of business on the latter of the ninetieth (90th) calendar day prior to such annual meeting or the tenth (10th) calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation, and (ii) in the case of a special meeting, not later than the close of business on the ninetieth (90th) calendar day nor earlier than the close of business on the one hundred twentieth (120th) calendar day prior to the date of such special meeting, or if the first public announcement of the date of such special meeting is less than one hundred (100) days prior to the date of such special meeting, the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting. In no event shall any adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a stockholder’s notice as described above. Such notice shall contain the following:

(a) as to each matter the stockholder proposes to bring before the meeting, a precise description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; and

(b) the following information with respect to the stockholder and each of such stockholder’s Stockholder Associated Persons:

(1) the name and address of such stockholder, as they appear on the Corporation’s books, and any Stockholder Associated Person;

(2) the class and number of shares of the Corporation which are owned of record and beneficially by such stockholder and any Stockholder Associated Person;

(3) the voting rights of such stockholder and any Stockholder Associated Person, including any proxy, contract, arrangement, understanding or relationship pursuant to which any such party has a right to vote, directly or indirectly, any shares of any security of the Corporation;

(4) a description of any Derivative Arrangements and Instruments that have been entered into by or on behalf of such stockholder and any Stockholder Associated Person;

(5) any rights to dividends on the shares of the Corporation owned beneficially directly or indirectly by such stockholder and any Stockholder Associated Person that are separated or separable from the underlying shares of the Corporation;

(6) any proportionate interest in shares of the Corporation or Derivative Arrangements and Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;

(7) any performance-related fees (other than an asset-based fee) that such stockholder and any Stockholder Associated Person is directly or indirectly entitled to based on any increase or decrease in the value of shares of the Corporation or any Derivative Arrangements and Instruments, if any, as of the date of such notice;

(8) any direct or indirect interest of such stockholder or any Stockholder Associated Person in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

(9) a statement whether such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the votes entitled to vote on the proposal required under applicable law to carry the proposal; provided, however, that this Section 12(c)(9) shall not require disclosure in the applicable notice of the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is the stockholder of record providing such notice solely as a result of being the stockholder directed to prepare and submit the notice required pursuant to these Bylaws on behalf of a beneficial owner;

(10) any material interest that such stockholder and any Stockholder Associated Person has in the item of business that is the subject of the proposal; and

(11) any other information relating to such stockholder and any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act.

The preceding requirements must be met independently for each item of business that any stockholder proposes to bring before a meeting, regardless of whether the stockholder seeks to include the proposal in management’s proxy materials or in its own or other proxy materials.

Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 12. The presiding chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the procedures prescribed by this Section 12, and if such person should so determine, such person shall so declare to the meeting any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 12.

13. An Eligible Stockholder providing notice of any nominations to be made or business proposed to be brought before an annual meeting as set forth in Section 11 or Section 12, as applicable, shall further update and supplement such applicable notice, if necessary, so that the information provided or required to be provided in such notice pursuant to Section 11 or Section 12, as applicable, shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary of the Corporation at the principal executive offices of the Corporation no later than five (5) business days after the record date for the meeting (in the case of an update and supplement required to be made as of the record date), and no later than eight (8) business days prior to the date of the meeting, if practicable (or, if not practicable, on the first practicable date prior to), or any adjournment or postponement thereof (in the case of an update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

14. Failure to receive notice of any meeting shall not invalidate the meeting.

15. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment or postponement thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the presiding chairperson of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be determined by the presiding chairperson of the meeting and shall be announced at the meeting. No ballots, proxies, votes or any revocations thereof or changes thereto shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

ARTICLE III

DIRECTORS

1. Except as provided in the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be determined by resolution of the Board of Directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Except as provided in Section 2 of this Article III and the Certificate of Incorporation, the directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until his or her successor is elected and qualified, unless he or she shall die, resign, retire, become disqualified or otherwise be removed. Directors need not be stockholders.

2. Except as provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the votes of the directors then in office, though less than a quorum, or by a sole remaining director. The term of a director elected to fill a newly created directorship or other vacancy shall expire at the next annual election of directors, and such director shall hold office until his or her successor is duly elected and shall qualify, or until his or her earlier death, resignation, retirement, disqualification or removal. If there are no directors in office, then an election of directors may be held in the manner provided by applicable law.

3. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders or by specific stockholders.

MEETINGS OF THE BOARD OF DIRECTORS

4. The Board of Directors of the Corporation may hold meetings, both regular and special, either within or without the State of Delaware. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

5. The first meeting of each newly elected Board of Directors shall be held on such date and at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors, or as shall be specified in a written waiver signed by all of the directors.

6. Regular meetings of the Board of Directors may be held without notice on such dates at such times and places as shall from time to time be determined by the Board of Directors.

7. Special meetings of the Board of Directors may be called by the chairperson of the Board of Directors or the chief executive officer, and shall be called by the secretary on the written request of a majority of the directors. Notice of every special meeting of the Board of Directors shall be given to each director personally, in writing, by overnight courier service or first class mail, or by electronic transmission at least forty-eight (48) hours (in the case of notice given personally or by electronic transmission) or five (5) days (in the case of notice by overnight courier service or first class mail) before the date of the special meeting.

8. At all meetings of the Board of Directors a majority of all directors in office shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by applicable law, in the Certificate of Incorporation or in these Bylaws. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

9. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee, as applicable.

10. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference call, video conference, webcast or other means by which all persons participating in the meeting can hear or communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting.

11. At each meeting of the Board of Directors, the chairperson of the Board of Directors, or in his or her absence, the presiding or lead independent director, or in his or her absence, a director in attendance at such meeting selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the presiding chairperson of the meeting may appoint any person to act as secretary of the meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

12. The Board of Directors may, by resolution, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, subject to the provisions of the Certificate of Incorporation.

Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to submitting any actions to the stockholders which require stockholder approval (other than the election or removal of directors), amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amending these Bylaws; and, unless the resolution or the Certificate of Incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of capital stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Unless the Board of Directors or the applicable committee charter provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. A quorum, once established, shall not be broken by the subsequent withdrawal or departure of directors to leave less than a quorum. Unless the Board of Directors or the committee charter provides otherwise and subject to the provisions of the Certificate of Incorporation, each committee designated by the Board of Directors may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

13. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

COMPENSATION OF DIRECTORS

14. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors or designated committee thereof shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director payable in cash, stock, stock options, or other compensation or a combination thereof. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation and reimbursement of expenses for attending committee meetings.

REMOVAL OF DIRECTORS

15. Unless otherwise restricted or permitted by the Certificate of Incorporation or these Bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors at any meeting of stockholders or any adjournment thereof or by action taken by the stockholders by written consent without a meeting.

RESIGNATIONS OF DIRECTORS OR COMMITTEE MEMBERS

16. Any director or member of a committee may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time or upon the happening of an event or events specified therein, or if no such time or event is specified, at the time of its receipt by the chairperson of the Board of Directors or chief executive officer and the secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

FCC ELIGIBILITY — DIRECTORS

17. The Corporation, to the extent necessary to comply with FCC reporting or disclosure requirements, shall obtain from each existing and proposed director information relating to the citizenship and foreign affiliations, if any, of the director and such other information regarding the director as is reasonable to ensure the Corporation is in compliance with applicable law.

ARTICLE IV

NOTICES

1. Whenever, under the provisions of applicable law, the Certificate of Incorporation, or these Bylaws, notice is required to be given to any director or stockholder, such notice may be delivered either personally, by electronic transmission in the manner provided in Section 232 of the Delaware Corporation Law (except to the extent prohibited by Section 232(e) of the General Delaware Corporation Law) or by mail. If mailed, such notice shall be deemed to be given when deposited in the United States mail with postage thereon prepaid, addressed to the director or stockholder at such director’s or stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice shall be deemed to be given at the times provided in the Delaware Corporation Law. Such further notice shall be given as may be required by applicable law.

2. Whenever any notice is required to be given under the provisions of applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE V

OFFICERS

1. Subject to the restrictions of the Certificate of Incorporation, the officers of the Corporation elected or appointed by the Board of Directors shall include a chief executive officer, president, chief financial officer, treasurer and secretary, and may include such additional officers as may from time to time be authorized by these Bylaws or the Board of Directors. The Board of Directors may appoint, or may delegate to the chief executive officer or president the power to appoint, such other officers (including without limitation one or more senior vice-presidents, vice-presidents, assistant secretaries and assistant treasurers) as may be necessary or desirable for the conduct of the business or affairs of the Corporation. Any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide.

2. Each officer of the Corporation shall hold office until such officer’s successor is elected or appointed by the Board of Directors, or to the extent permitted in Section 1 of this Article V, by the chief executive officer or president, or until such officer’s death, resignation or removal in the manner hereinafter provided. Any officer may resign at any time. Such resignation shall be made in writing or electronic transmission and shall take effect at the time specified therein, or if no such time is specified, at the time of its receipt by the chief executive officer or secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Subject to the restrictions of the Certificate of Incorporation, any officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of directors comprising the whole Board of Directors and any officer elected or appointed by the chief executive officer or president may be removed by the Board of Directors, chief executive officer or president. Subject to the restrictions of the Certificate of Incorporation, any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors, or to the extent permitted in Section 1 of this Article V, the chief executive officer or president.

CHAIRPERSON OF THE BOARD OF DIRECTORS; PRESIDING DIRECTOR

3. Subject to the restrictions of the Certificate of Incorporation, the Board of Directors may elect from among its members a chairperson of the Board of Directors and a presiding or lead independent director of the Board of Directors, each of whom shall have and may exercise such powers as are set forth in these Bylaws or assigned by the Board of Directors from time to time. The chairperson of the Board of Directors, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he or she shall be present. In his or her absence, the presiding or lead independent director shall preside at any meetings of the Board of Directors and of the stockholders at which he or she shall be present.

THE CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER AND PRESIDENT

4. The chief executive officer, in the absence of the chairperson of the Board of Directors, shall preside at all meetings of the stockholders. The chief executive officer shall have general and active management of the business of the Corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall perform such other duties may be prescribed by the Board of Directors.

5. The chief operating officer shall be responsible for the day-to-day operations of the Corporation. The chief operating officer shall perform such duties as from time to time may be assigned to him or her by the Board of Directors or by the chief executive officer. In the absence of the chief executive officer or in the event of his or her inability or refusal to act, the chief operating officer shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of, and be subject to, all the restrictions upon the chief executive officer.

6. Unless otherwise determined by the Board of Directors, the chief executive officer shall be the president of the Corporation. If an officer other than the chief executive officer is designated president, the president shall perform such duties as may be prescribed by the Board of Directors or by the chief executive officer. In the absence of the chief executive officer or in the event of his or her inability or refusal to act, the president shall perform the duties of the chief executive officer, and when so acting, shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer.

CHIEF FINANCIAL OFFICER

7. The chief financial officer of the Corporation shall have responsibility for the general charge, management and control of the financial and accounting affairs and business of the Corporation and, jointly with the treasurer of the Corporation, shall have custody and control of all the funds and securities of the Corporation, and he or she shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president.

VICE PRESIDENTS

8. The vice presidents shall perform such duties and have such powers as may be prescribed by the Board of Directors or the chief executive officer or president.

THE SECRETARY AND ASSISTANT SECRETARIES

9. The secretary shall cause to be issued all authorized notices for, and shall keep minutes of, all meetings of the Board of Directors, the standing committees of the Board of Directors, and the stockholders. The secretary shall have charge of the corporate books and records of the Corporation, and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the secretary or in the event of his or her inability or refusal to act, perform the duties and exercise the powers of the secretary and shall perform such other duties may be prescribed by the Board of Directors or the chief executive officer or president.

THE TREASURER AND ASSISTANT TREASURERS

10. The treasurer, jointly with the chief financial officer, shall have custody and control of the corporate funds and securities. The treasurer shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors (or if there be no such determination, then in the order of their election or appointment) shall, in the absence of the treasurer or in the event of the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer and shall perform such other duties as may be prescribed by the Board of Directors or the chief executive officer or president.

ARTICLE VI

CERTIFICATE OF STOCK

1. Upon written request, every holder of capital stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by, any authorized officers of the Corporation, certifying the number of shares owned by such holder in the Corporation; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of capital stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in a form approved by the Board of Directors.

If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the Delaware Corporation Law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, and preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

2. Any of or all the signatures on the certificate may be facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

LOST CERTIFICATES

3. The Corporation may issue a new certificate or certificates in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. The Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

4. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

TRANSFER OF STOCK

5. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named as the holder thereof on the stock records of the Corporation, by such person’s attorney lawfully constituted in writing, and in the case of shares represented by a certificate upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. Subject to Section 155 of the Delaware Corporation Law, to the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

FIXING RECORD DATE

6. Except in the case of consent to corporate action in writing without a meeting, in order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment or postponement thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting nor more than sixty (60) days prior to any other action. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment or postponement of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned or postponed meeting.

7. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall request the Board of Directors to fix a record date, which request shall be in proper form and delivered to the Secretary at the principal executive offices of the Corporation. To be in proper form, such request must be in writing and shall state the purpose or purposes of the action or actions proposed to be taken by written consent. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date has been fixed by the Board of Directors within ten (10) days of the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business or to any officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

REGISTERED STOCKHOLDERS

8. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

ARTICLE VII

GENERAL PROVISIONS

DIVIDENDS

1. Dividends upon the capital stock of the Corporation, subject to applicable law and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting, pursuant to applicable law. Dividends may be paid in cash, in property, in shares of the capital stock of the Corporation or out of any other assets of the Corporation legally available therefor, subject to the provisions of the Certificate of Incorporation and applicable law.

2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deem proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

CHECKS

3. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

FISCAL YEAR

4. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors. In the absence of such a resolution, the fiscal year of the Corporation shall be the calendar year.

SEAL

5. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

FCC ELIGIBILITY — STOCKHOLDERS

6. In order to enable the Corporation to establish that existing and proposed stockholders are eligible to be stockholders of the Corporation under applicable law, the officers of the Corporation, to the extent necessary, may request from each existing and proposed stockholder information relating to the citizenship and the extent, if any, of the foreign ownership of the stockholder, and such other information regarding the stockholder as is reasonable to ensure the Corporation is in compliance with applicable law.

ARTICLE VIII

AMENDMENTS

1. These Bylaws may be altered, amended or repealed only in accordance with the provisions of the Certificate of Incorporation.

ANNEX F

Form of

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

by and among

DEUTSCHE TELEKOM AG,

SOFTBANK GROUP CORP.

and

T-MOBILE US, INC.

DATED AS OF [●], 201[●]

F-i

This AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT, dated as of [●], 201[●] (this “Agreement”), is made by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), and T-Mobile US, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and DT previously entered into that certain Stockholder’s Agreement, dated as of April 30, 2013;

WHEREAS, on April 29, 2018, the Company, Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Huron Merger Sub LLC (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes set forth therein, DT, SoftBank and certain of their respective Affiliates entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of the Company (the “Merger”), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company, DT and SoftBank desire to establish among them certain rights and obligations in respect of the shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning DT’s and SoftBank’s relationship with and investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acquiring Stockholder” shall have the meaning set forth in Section 4.1(b).

“Acquiror Purchase Offer” shall have the meaning set forth in Section 4.2(b).

“Acquisition” shall have the meaning set forth in Section 3.2(a)(iii).

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of DT, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of SoftBank or any SoftBank Stockholder, (ii) none of SoftBank, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of DT or any DT Stockholder, (iii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank and (iv) no SoftBank Fortress Person shall be deemed to be an Affiliate of SoftBank.

“Affiliated Directors” shall mean the DT Affiliated Directors and the SoftBank Affiliated Directors.

“Agreement” shall have the meaning set forth in the Preamble.

“Approved Transaction” shall have the meaning set forth in Section 3.6.

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the “beneficial owner” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or in part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act). The parties agree that, for purposes of this Agreement, all Voting Securities held by the SoftBank Stockholder that are subject to the voting agreement and proxy granted to DT pursuant to the DT-SoftBank Agreement shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Blackout Period” shall have the meaning set forth in Section 5.3(c).

“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York, Tokyo, Japan or Bonn, Germany are authorized or obligated by Law to close.

“Cause” shall have the meaning set forth in the employment agreement of the Chief Executive Officer (or, in the absence thereof, in the Company’s 2013 Omnibus Incentive Plan, as amended from time to time, or any successor thereto), in effect at the time of determination.

“CEO Selection Committee” shall have the meaning set forth in Section 3.1(a)(iii).

“Claim Notice” shall have the meaning set forth in Section 5.10(a).

“Claims” shall have the meaning set forth in Section 5.9(a).

“Closing” shall mean the time at which the Merger shall be effective under the Delaware General Corporation Law.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Information” shall have the meaning set forth in Section 3.5(b).

“Competing Business” shall have the meaning set forth in Section 6.1.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Debt to Cash Flow Ratio” shall have the meaning set forth in the indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Demand Registration Statement” shall have the meaning set forth in Section 5.2.

“Demand Request” shall have the meaning set forth in Section 5.2.

“Dilutive Issuance” shall have the meaning set forth in Section 3.8.

“Dilutive Issuance Notice” shall have the meaning set forth in Section 3.8.

“Disposition” shall have the meaning set forth in Section 3.2(a)(iv).

“Director” shall mean any member of the Board.

“DT” shall have the meaning set forth in the Preamble.

“DT Affiliated Directors” shall mean Directors who are also officers, employees or directors of DT or any of its Controlled Affiliates.

“DT Designee” shall have the meaning set forth in Section 3.1(a)(i)(A).

“DT-SoftBank Agreement” shall mean the Proxy, Lock-Up and ROFR Agreement, dated as of the date hereof, by and between DT and SoftBank.

“DT Specified Actions Termination Date” shall mean the first date upon which the Voting Percentage of the DT Stockholder is less than 30%, unless such Voting Percentage is reduced to less than 30% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the DT Specified Actions Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the DT Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 30% or greater on such 60th Business Day (provided that if the DT Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the DT Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the DT Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 30% after the date hereof, the DT Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8).

“DT Stockholder” shall mean DT and any of its Controlled Affiliates that Beneficially Owns any Voting Securities.

“EDGAR” shall have the meaning set forth in Section 5.7(a)(ii).

“Effective Period” shall have the meaning set forth in Section 5.7(a)(iii).

“Encumbrance” and its corollary meanings, including “Encumber,” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to (i) this Agreement, the DT-SoftBank Agreement or the Organizational Documents of the Company or (ii) restrictions imposed by applicable securities Laws.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Indebtedness” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Indemnifying Party” shall have the meaning set forth in Section 5.10(a).

“Laws” shall mean all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity.

“Match Right Notice” shall have the meaning set forth in Section 3.2(c)(ii).

“Match Right Period” shall have the meaning set forth in Section 3.2(c)(ii).

“Maximum Number” shall have the meaning set forth in Section 5.5.

“Meeting Notice” shall have the meaning set forth in Section 3.1(h).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“NASDAQ” shall mean the NASDAQ Global Select Market.

“Non-Affiliated Director” shall mean any Director who is neither a DT Affiliated Director nor a SoftBank Affiliated Director.

“NSA” shall mean the National Security Agreement among Sprint, SoftBank, the Department of Justice, the Department of Homeland Security and the Department of Defense, or any successor or replacement agreement or arrangement that may be entered into in connection with the transactions contemplated by the Business Combination Agreement or by this Agreement or the DT-SoftBank Agreement.

“Offeror” shall have the meaning set forth in Section 3.2(c).

“Offeror Proposed Terms” shall have the meaning set forth in Section 3.2(c)(ii)(B).

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other similar constituent document or documents, each in its currently effective form as amended from time to time.

“Other Holder” shall have the meaning set forth in Section 5.5.

“Permitted Debt” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Permitted Liens” shall have the meaning set forth in the most restrictive indenture or other instrument governing the terms of the Stockholder Notes, as in effect on the date hereof.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Piggy-Back Registration” shall have the meaning set forth in Section 5.4.

“Piggy-Back Request” shall have the meaning set forth in Section 5.4.

“Piggy-Back Securities” shall have the meaning set forth in Section 5.4.

“Potential Default” shall have the meaning set forth in Section 3.4.

“Proposed Acquiror” shall have the meaning set forth in Section 4.2(a).

“Proposed Acquisition” shall have the meaning set forth in Section 4.1(b).

“Proposed Sale” shall have the meaning set forth in Section 4.2(a).

“Proxy” shall have the meaning set forth in Section 3.7.

“Registrable Debt” shall mean, with respect to any Stockholder at any time, notes, debentures or other debt securities of the Company or any of its Subsidiaries that are Beneficially Owned by such Stockholder as of such time.

“Registrable Securities” shall mean, with respect to any Stockholder at any time, the Registrable Shares and the Registrable Debt of such Stockholder as of such time.

“Registrable Securities Transferee” shall have the meaning set forth in Section 5.11.

“Registrable Shares” shall mean, with respect to any Stockholder at any time, the Stockholder Shares that are Beneficially Owned by such Stockholder as of such time.

“Representatives” shall have the meaning set forth in Section 3.5(b).

“Requesting Stockholder” shall have the meaning set forth in Section 5.1.

“Required Approval” shall have the meaning set forth in Section 4.1(b).

“Rule 144” shall mean Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“S-3 Eligible” shall have the meaning set forth in Section 5.1.

“Sale of the Company” shall have the meaning set forth in Section 3.2(a)(iv).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Schedule 6.3 Persons” shall have the meaning set forth in Section 6.3.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Affiliated Directors” shall mean Directors who are also officers, employees or directors of SoftBank, any Vision Fund Person or any of their respective Controlled Affiliates.

“SoftBank Designee” shall have the meaning set forth in Section 3.1(a)(i)(B).

“SoftBank Fortress Person” shall mean Fortress Investment Group LLC and any Person Controlled by Fortress Investment Group LLC, in each case so long as no such person is Controlled by SoftBank (it being understood that no such person is currently Controlled by SoftBank) and so long as no officer, employee or director of SoftBank shall participate in the investment decisions of such person.

“SoftBank Match Right Termination Date” shall mean the first date upon which the Voting Percentage of the SoftBank Stockholder is less than 22.5% unless such Voting Percentage is reduced to less than 22.5% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the SoftBank Match Right Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the SoftBank Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 22.5% or greater on such 60th Business Day (provided that if the SoftBank Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the SoftBank Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the SoftBank Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 22.5% after the date hereof, the SoftBank Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8).

“SoftBank Proposed Terms” shall have the meaning set forth in Section 3.2(c)(ii)(B).

“SoftBank Specified Actions Termination Date” shall mean the first date upon which either (a) the Voting Percentage of the SoftBank Stockholder is less than 22.5%, unless such Voting Percentage is reduced to less than 22.5% after the date hereof directly as a result of an issuance (including a Dilutive Issuance) by the Company of any equity or equity-linked securities or other Voting Securities, in which case such date shall not constitute the SoftBank Specified Actions Termination Date if, prior to the 60th Business Day following the closing or settlement of such issuance, the SoftBank Stockholder shall have acquired Beneficial Ownership of additional Voting Securities such that its Voting Percentage is 22.5% or greater on such 60th Business Day (provided that if the SoftBank Stockholder is unable to complete such acquisition within such 60 Business Day period due to a delivery of a notice by the SoftBank Stockholder to the Company that it is in the possession of material non-public information or due to a “blackout” period or other restriction on trading imposed by the Company or on the SoftBank Stockholder in connection with applicable securities Laws, such date shall automatically be extended by an additional 90 days) (it being understood that if any proposed Dilutive Issuance would directly cause such Voting Percentage to be reduced to less than 22.5% after the date hereof, the SoftBank Stockholder shall also have the right to acquire newly issued Voting Securities directly from the Company pursuant to Section 3.8); or (b) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is less than 30%.

“SoftBank Stockholder” shall mean SoftBank and any of its Controlled Affiliates that Beneficially Owns any Voting Securities.

“Softbank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by a Controlled Affiliate of SoftBank, SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“Sprint” shall have the meaning set forth in the Preamble.

“Stockholder” shall mean either the DT Stockholder or the SoftBank Stockholder.

“Stockholder Notes” shall mean the Company’s senior notes that are held, directly or indirectly, by DT or any of its Affiliates as of the date hereof.

“Stockholder Purchase Offer” shall have the meaning set forth in Section 4.1(b).

“Stockholder Shares” shall mean, with respect to any Stockholder, the shares of Common Stock Beneficially Owned by such Stockholder and any other securities issued in respect thereof or into which such shares of Common Stock shall be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations on or after the date hereof.

“Stockholder’s Designee” shall have the meaning set forth in Section 3.1(a)(i)(B).

“Stockholders” shall mean both the DT Stockholder and the SoftBank Stockholder.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Takedown Prospectus Supplement” shall have the meaning set forth in Section 5.1.

“Takedown Request” shall have the meaning set forth in Section 5.1.

“Territory” shall mean the United States, Puerto Rico, and the territories and protectorates of the United States.

“Third Party” means any Person other than DT, SoftBank, the Company or their respective Controlled Affiliates.

“Top Up Election” shall have the meaning set forth in Section 3.8.

“Top Up Right” shall have the meaning set forth in Section 3.8.

“Top Up Shares” shall have the meaning set forth in Section 3.8.

“Trademark License” shall mean that certain License Agreement, dated as of April 30, 2013, by and between DT and the Company, as amended [as of the date hereof].

“Transfer” shall mean any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions or otherwise; provided, however, that any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of the capital stock of DT or SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any Voting Securities by any Stockholder.

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Person shall mean, as of the date of determination, the ratio, expressed as a percentage, of (i) the aggregate number of Votes entitled to be cast in respect of the Voting Securities Beneficially Owned by such Person to (ii) the aggregate number of Votes entitled to be cast by all holders of the then-outstanding Voting Securities. The parties agree that, for purposes of the calculation of each Stockholder’s respective Voting Percentage, all Voting Securities held by the SoftBank Stockholder that are subject to the Proxy (as defined in the DT-SoftBank Agreement) shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that is entitled to vote generally in the election of Directors.

Section 1.2 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa;

(e) any references herein to “Dollars” and “$” are to United States Dollars;

(f) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement;

(g) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(h) references herein to any gender includes each other gender; and

(i) the word “or” shall not be exclusive.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company. The Company represents and warrants to DT and SoftBank that, as of the date hereof:

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority and has taken all necessary action in order to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by DT and SoftBank, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by the Company and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of the Company (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon the Company, or (iii) a conflict with, or breach or violation of, any Law applicable to the Company or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of the Company to perform its obligations under this Agreement.

(d) The Company is a “well-known seasoned issuer” (as defined in Rule 405 promulgated under the Securities Act) eligible to register the Registrable Shares for resale by the Stockholders on a registration statement on Form S-3 under the Securities Act. The Company is subject to the reporting requirements of the Exchange Act.

Section 2.2 Representations and Warranties of DT. DT represents and warrants to the Company and SoftBank that, as of the date hereof:

(a) DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b) DT has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or equivalent action of DT. This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by the Company and SoftBank, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) a conflict with, or breach or violation of, any Law applicable to DT or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

Section 2.3 Representations and Warranties of SoftBank. SoftBank represents and warrants to the Company and DT that, as of the date hereof:

(a) SoftBank is a kabushiki kaisha organized and existing under the Laws of Japan.

(b) SoftBank has all requisite corporate or equivalent power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SoftBank of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank. This Agreement has been duly executed and delivered by SoftBank and, assuming the due authorization, execution and delivery of this Agreement by the Company and DT, constitutes the legal, valid and binding obligation of SoftBank, enforceable against SoftBank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by SoftBank and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of SoftBank, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SoftBank (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, or (iii) a conflict with, of breach or violation of, any Law applicable to SoftBank or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of SoftBank to perform its obligations under this Agreement.

ARTICLE III

CORPORATE GOVERNANCE

Section 3.1 Board Representation.

(a) 50% or More Aggregate Voting Percentage / 22.5% or More SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is 22.5% or more, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate nine individuals to be nominees for election to the Board (any such designee of the DT Stockholder, a “DT Designee”). Of such nine DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate four individuals to be nominees for election to the Board (any such designee of the SoftBank Stockholder, a “SoftBank Designee” and, together with any DT Designee, a “Stockholder’s Designee”). Of such four SoftBank Designees, (x) at least two of such SoftBank Designees shall be designated following consultation with the DT Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, one of whom shall also be the “Security Director” (or equivalent) to the extent required by the NSA, and (y) one of such SoftBank Designees shall be the Chief Executive Officer of SoftBank as of the date of the Business Combination Agreement (or, if such Person is unable to serve, another Person designated by SoftBank).

(C) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing committee of the Board that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company (the “CEO Selection Committee”); provided that prior to any such firing or recall from office of the Chief Executive Officer of the Company, the CEO Selection Committee shall consult with SoftBank for a period of one month (which period shall not be mandatory or applicable in the event that (x) SoftBank concurs with such firing or recall or (y) the Chief Executive Officer of the Company is fired or recalled for Cause). The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), (B) one of whom shall be a SoftBank Affiliated Director (unless otherwise consented in writing by SoftBank) and (C) one of whom shall be a Non-Affiliated Director.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT), the number of DT Designees and SoftBank Designees on such committee is proportionate to the number of DT Designees and SoftBank Designees on the Board and in no event shall there be less than one SoftBank Designee on such committee (in each case, unless otherwise consented in writing by SoftBank), and so that there shall be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(b) 50% or More Aggregate Voting Percentage / Between 15% and 22.5% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is 15% or more but less than

22.5%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate two SoftBank Designees. Of such two SoftBank Designees, at least one of such SoftBank Designees shall be designated following consultation with the DT Stockholder and the then-serving Non-Affiliated Directors, shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and shall also be the “Security Director” (or equivalent) to the extent required by the NSA.

(C) Out of such fourteen Directors, one Director shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(D) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company; provided that prior to any such firing or recall from office of the Chief Executive Officer of the Company, the CEO Selection Committee shall consult with SoftBank for a period of one month (which period shall not be mandatory or applicable in the event that (x) SoftBank concurs with such firing or recall or (y) the Chief Executive Officer of the Company is fired or recalled for Cause). The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), (B) one of whom shall be a SoftBank Affiliated Director (unless otherwise consented in writing by SoftBank) and (C) one of whom shall be a Non-Affiliated Director.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT), the number of DT Designees and SoftBank Designees on such committee is proportionate to the number of DT Designees and SoftBank Designees on the Board and in no event shall there be less than one SoftBank Designee on such committee (in each case, unless otherwise consented in writing by SoftBank) and so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(c) 50% or More Aggregate Voting Percentage / Between 10% and 15% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the

Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is 10% or more but less than 15%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the SoftBank Stockholder and the then-serving Non-Affiliated Directors and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, the SoftBank Stockholder shall have the right to designate one SoftBank Designee.

(C) Out of such fourteen Directors, two Directors shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(D) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company. The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT) and (B) two of whom shall be Non-Affiliated Directors.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that the number of DT Designees on such committee is greater than the number of SoftBank Designees on such committee (unless otherwise consented in writing by DT) and so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(d) 50% or More Aggregate Voting Percentage / Less Than 10% SoftBank Voting Percentage. At all times when all of the following are satisfied: (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more, (ii) any Voting Security continues to be subject to the Proxy and (iii) the Voting Percentage of the SoftBank Stockholder is less than 10%, unless otherwise agreed by the parties, the parties shall cooperate to take all actions necessary to cause the Board and the committees of the Board to be comprised as follows:

(i) Board. The Board shall consist of fourteen Directors.

(A) Out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees. Of such ten DT Designees, (x) at least two of such DT Designees shall be designated following consultation with the then-serving Non-Affiliated Directors and shall qualify as an

“independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and (y) one of such DT Designees shall be the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT).

(B) Out of such fourteen Directors, three Directors shall not be designated by the DT Stockholder or the SoftBank Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall each qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC.

(C) The remaining Director shall be the Chief Executive Officer of the Company.

(ii) Chairperson of the Board. The DT Designee who is the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT) shall have the right to be the Chairperson of the Board.

(iii) CEO Selection Committee of the Board. The Board shall establish a standing CEO Selection Committee that has the exclusive right, by a majority vote of the members of such committee, to select, appoint, hire, fire and recall from office the Chief Executive Officer of the Company. The CEO Selection Committee shall consist of five Directors, (A) three of whom shall be DT Affiliated Directors (unless otherwise consented in writing by DT), and (B) two of whom shall be Non-Affiliated Directors.

(iv) Other Committees of the Board. All other committees of the Board shall be comprised so that there be at least one Non-Affiliated Director (or such greater number as may be required by the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed, or any other applicable securities Laws, including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee) on each committee. In addition, (x) the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director and (y) there shall be a transaction committee of the Board and the Chairperson of such committee shall be a DT Affiliated Director.

(e) Less Than 50% or More Aggregate Voting Percentage. At all times when either (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is less than 50% or (ii) no Voting Security continues to be subject to the Proxy, then, in each case, each of the DT Stockholder and the SoftBank Stockholder shall have the right to designate a number of individuals to be nominees for election to the Board as follows so long as, in the case of such Stockholder, its Voting Percentage is 10% or more:

(i) The number of such Stockholder’s Designees shall be equal to (x) such Stockholder’s Voting Percentage multiplied by (y) the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number (and in any event not less than one), and the Company and the Stockholders shall use their reasonable best efforts to cause such designees to be elected to the Board; provided that (A) in the case of the DT Stockholder, the number of Directors who are DT Affiliated Directors shall not in any event exceed a number equal to the Voting Percentage of the DT Stockholder multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero; and (B) in the case of the SoftBank Stockholder, the number of Directors who are SoftBank Affiliated Directors shall not in any event exceed a number equal to the Voting Percentage of the SoftBank Stockholder multiplied by the total number of Directors that the Company would have if there were no vacancies, rounded to the nearest whole number greater than zero. If at any time the Voting Percentage of any Stockholder is less than 10%, such Stockholder shall promptly cause all of such Stockholder’s Designees then serving as Directors to resign from the Board, and the contractual rights of such Stockholder to designate one or more Stockholder’s Designees pursuant to this Article III shall forever terminate.

(ii) Unless otherwise consented to in writing by the applicable Stockholder, the Company shall cause any committee of the Board to include in its membership (A) a number of a Stockholder’s Designees then serving as Directors equal to (x) such Stockholder’s Voting Percentage multiplied by (y) the total number of members that such committee would have if there were no vacancies on such committee, rounded to the nearest whole number, in each case except to the extent that such membership would violate the rules of the SEC, NASDAQ or any other or additional exchange on which the securities of the Company are listed (including any requirement to have a minimum of three Directors who qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC on the Audit Committee), or any other applicable securities Laws; provided, however, that no committee may consist solely of Affiliated Directors. In addition, the Chairperson of the Nominating and Corporate Governance Committee of the Board shall be a Non-Affiliated Director.

(f) Excess Representation. Unless otherwise agreed by the parties, if at any time the number of a Stockholder’s Designees then serving as Directors or as members of any committee of the Board exceeds the number of a Stockholder’s Designees that such Stockholder is entitled to designate to the Board or any committee thereof pursuant to this Article III, such Stockholder shall promptly cause the number of such Stockholder’s Designees then serving as Directors or as members of such committee of the Board representing such excess to resign as promptly as possible as Directors or committee members, as applicable.

(g) Qualification; Information. Each Stockholder’s Designee shall not be prohibited or disqualified from serving as a Director pursuant to any rule or regulation of the SEC, NASDAQ or any other or additional exchange on which securities of the Company are listed or by applicable Law. Each of the Stockholders shall, and shall cause such Stockholder’s Designees to, timely provide the Company with accurate and complete information relating to such Stockholder and such Stockholder’s Designees that may be required to be disclosed by the Company under the Securities Act or the Exchange Act, including such information required to be furnished by the Company with respect to such Stockholder’s Designees in a proxy statement pursuant to Rule 14a-101 promulgated under the Exchange Act, and the nationality of such Stockholder’s Designees. In addition, at the Company’s request, each of the Stockholders shall cause such Stockholder’s Designees to complete and execute the Company’s director and officer questionnaire prior to being elected to the Board or standing for reelection at an annual meeting of stockholders or at such other time as may be reasonably requested by the Company.

(h) Notice. With respect to each meeting of stockholders of the Company at which Directors are to be elected, the Company shall provide each of the Stockholders with written notice of such meeting not less than 120 days prior to the date thereof (the “Meeting Notice”), and each of the Stockholders shall provide the Company with written notice of the names (together with all other information requested by the Company pursuant to Section 3.1(g)) of such Stockholder’s Designees to be nominated for election at such meeting not more than 30 days following the delivery of such Meeting Notice. If a Stockholder shall fail to timely provide the Company with the names of that number of such Stockholder’s Designees equal to the number of such Stockholder’s Designees that such Stockholder is entitled to designate pursuant to this Article III, the Nominating and Corporate Governance Committee of the Board shall nominate the incumbent Stockholder’s Designees serving on the Board at the time such Meeting Notice was delivered to the Stockholder. If any of a Stockholder’s Designee is not qualified, available or eligible to stand for election, then the Stockholder that designated such Stockholder’s Designee may name an acceptable and available replacement of such Stockholder’s Designee and any such Stockholder’s Designee will be included as a nominee for election at such meeting if written notice of the name of such Stockholder’s Designee is provided to the Company within a reasonable period of time prior to the mailing of the proxy statement for such meeting. The Company shall cause the Stockholder Designees to be included in the slate of Directors approved and recommended by the Board for election at such meeting and shall use its reasonable best efforts to cause the election of each such Stockholder’s Designee, including soliciting proxies in favor of the election of such Stockholder’s Designees at such meeting.

(i) Increase in Size of Board. If the size of the Board is increased at any time and, as a result of such increase, a Stockholder shall be entitled to designate one or more additional Stockholder’s Designees based upon the increased size of the Board and in accordance with this Section 3.1, then (i) such Stockholder shall be entitled promptly to designate such additional Stockholder’s Designees, and (ii) the Company shall cause the prompt appointment or election of such Stockholder’s Designee(s) as Director(s).

(j) Resignation; Retirement; Death; Removal. Upon the resignation, retirement, death or other removal (with or without cause) from office of any Stockholder’s Designee serving as a Director at a time when such Stockholder that designated such Stockholder’s Designee has the right under this Section 3.1 to designate a replacement Stockholder Designee, (i) such Stockholder shall be entitled promptly to designate a replacement Stockholder Designee and (ii) the Company and the other Stockholder shall take all necessary actions to cause the prompt appointment or election of such replacement Stockholder Designee as a Director; provided that, if such Stockholder’s Designee is a Non-Affiliated Director, then such Stockholder shall, prior to the removal and replacement of such Non-Affiliated Director, consult with the Nominating and Corporate Governance Committee of the Board and, if the other Stockholder would have a consultation right on the designation of the replacement of such Non-Affiliated Director pursuant to Section 3.1(a), 3.1(b) or 3.1(c), such other Stockholder.

(k) Notwithstanding anything to the contrary herein, the provisions of this Section 3.1 are subject to the provisions of Section 6.3. In the event that the SoftBank Stockholder shall no longer have its rights under this Section 3.1 pursuant to the provisions of Section 6.3, then at all times when both (i) the sum of the Voting Percentage of the DT Stockholder and the Voting Percentage of the SoftBank Stockholder is 50% or more and (ii) any Voting Security continues to be subject to the Proxy, (A) the Board shall consist of fourteen Directors; (B) out of such fourteen Directors, the DT Stockholder shall have the right to designate ten DT Designees (with at least two of such DT Designees to be designated following consultation with the then-serving Non-Affiliated Directors and whom shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC, and with one of such DT Designees being the Chief Executive Officer of DT (or, if such Person is unable to serve, another Person designated by DT)); (C) out of such fourteen Directors, three Directors shall not be designated by the DT Stockholder, but shall be recommended by the Nominating and Corporate Governance Committee of the Board for nomination by the Board, and shall qualify as an “independent director” under the listing standards of NASDAQ and the applicable rules of the SEC); and (D) the remaining Director shall be the Chief Executive Officer of the Company.

Section 3.2 Specified Actions.

(a) Specified Actions Requiring Consent of DT. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, prior to the DT Specified Actions Termination Date, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of DT, which consent DT may withhold in its sole discretion:

(i) create, incur, issue, assume or otherwise become liable for (including through a merger, acquisition or otherwise) or refinance or guarantee any Indebtedness (excluding any Permitted Debt) that would result in the Company and its Subsidiaries, on a consolidated basis, having or being liable for Indebtedness in an aggregate principal amount that would result in the Debt to Cash Flow Ratio for the Company’s most recently ended four full fiscal quarters for which financial statements are available to be greater than 5.25 to 1.0 on a pro forma basis as if the additional Indebtedness had been incurred at the beginning of such four-quarter period;

(ii) take any action or enter into any transaction that would reasonably be expected to result in a breach of or default under any credit agreement, indenture, note, or similar instrument or security to which DT or any of its Affiliates is a party or is bound;

(iii) acquire (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any business, debt or equity interests, operations or assets of any Person, or make any investment in or loan to any Person, in any single transaction or series of related transactions (excluding the acquisition of products and equipment in the ordinary course of business) (each, an “Acquisition”), for consideration in excess of $1,000,000,000;

(iv) sell, lease, transfer, Encumber (other than Permitted Liens) or otherwise dispose of (including by way of merger, recapitalization, reorganization, liquidation or dissolution) any division, business, or operations of the Company or any of its Subsidiaries, or any equity interests of the Company or any of its Subsidiaries, in any single transaction or series of related transactions (each, a “Disposition”), for consideration in excess of $1,000,000,000 (it being understood that for the purposes of this Section 3.2(a)(iv) only, the foregoing shall include (A) any merger, tender or exchange offer, amalgamation, consolidation or similar transaction involving the Company, pursuant to which the stockholders of the Company immediately prior to such merger, tender or exchange offer, amalgamation, consolidation or similar transaction would own, as of immediately after such transaction, less than 50% of the Voting Securities of the Company (or, in the case of a transaction where the Company or its successor entity becomes a direct or indirect Subsidiary of a publicly traded entity, own less than 50% of the voting securities of such publicly traded entity) and (B) any sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or other liquidation of the Company, in each of cases (A) and (B), whether in any single transaction or series of related transactions, and regardless of the amount of consideration (each of the transactions described in clause (A) and (B), a “Sale of the Company”));

(v) change the size of the Board;

(vi) issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions (A) constituting 10% or more of the then outstanding shares of Common Stock (other than (1) grants of incentive awards to officers or employees of the Company or its Subsidiaries that are approved by the Board or the applicable committee thereof or (2) issuances of securities to the Company or any of its wholly owned Subsidiaries) or (B) for the purpose of redeeming or purchasing any Indebtedness of the Company held by DT or its Affiliates;

(vii) (A) except as required by the Company’s Organizational Documents, repurchase or redeem any equity (or equity-based) securities of the Company or any of its non-wholly owned Subsidiaries, or (B) make any extraordinary or in-kind dividend with respect to any of the equity (or equity-based) securities of the Company or any of its Subsidiaries, other than a dividend on a pro rata basis with respect to all stockholders of the Company or a dividend to the Company or any of its wholly owned Subsidiaries; or

(viii) hire, or terminate without cause, its Chief Executive Officer, or agree to do so (provided that, if DT has a right to designate any DT Designees pursuant to Section 3.1(a), 3.1(b), 3.1(c) or 3.1(d), then such consent shall be evidenced by a majority vote of the members of the CEO Selection Committee).

(b) Specified Actions Requiring Consent of SoftBank. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, prior to the SoftBank Specified Actions Termination Date, the Company shall not, and shall cause its Subsidiaries not to, take or agree to take any of the following actions, in each case without the prior written consent of SoftBank, which consent SoftBank may withhold in its sole discretion:

(i) complete any Acquisition for consideration in excess of $1,000,000,000;

(ii) complete any Disposition for consideration in excess of $1,000,000,000 (other than a Sale of the Company, for which the prior written consent of SoftBank shall not be required); or

(iii) issue any equity or equity-linked securities or other Voting Securities of the Company or any of its Subsidiaries, in any single transaction or series of related transactions constituting 10% or more of the then outstanding shares of Common Stock (other than (A) grants of incentive awards to officers or employees of the Company or its Subsidiaries that are approved by the Board or the applicable committee thereof, (B) issuances of securities to the Company or any of its wholly owned Subsidiaries, (C) issuances in connection with an Acquisition (provided that any issuance in connection with an Acquisition covered by Section 3.2(b) shall remain subject to Section 3.2(b)) or (D) an issuance in connection with a Sale of the Company).

(c) SoftBank Match Right for Sale of the Company. Subject to Section 6.3, prior to the SoftBank Match Right Termination Date, the Company shall not, and shall cause its Subsidiaries not to, enter into any binding definitive agreement to effect a Sale of the Company to a Third Party (the “Offeror”), unless it shall have first complied with the provisions of this Section 3.2(c):

(i) Sales Process Initiated by the Company. If the Company determines to commence a process pursuant to which it will solicit offers from one or more Third Parties for a Sale of the Company to a Third Party, then the Company shall provide written notice to SoftBank at least 20 days prior to soliciting any such offers from such Third Parties. During such 20 day period, SoftBank shall have the right to make one bona fide written proposal to the Company for a Sale of the Company to SoftBank (it being understood that, in connection therewith, SoftBank shall be deemed to waive all of its rights under this Section 3.2(c)(i) with respect to the process commenced by the Company if it involves any Schedule 6.3 Person (or Affiliate thereof) as a co-bidder or equity or debt financing source without the prior written consent of the Board of Directors of the Company). If SoftBank notifies the Board in writing that it does not intend to submit such a proposal prior to the end of such 20 day period, then the Company shall not be obligated to wait until the end of such 20 day period to solicit offers from Third Parties for a Sale of the Company.

(ii) Offer Not In Connection with a Sales Process.

(A) If the Company receives a proposal from an Offeror for a Sale of the Company to such Offeror (other than a proposal received pursuant to a process commenced by the Company pursuant to Section 3.2(c)(i)), then at least 20 days (the “Match Right Period”), prior to entering into any binding agreement to effect a Sale of the Company to such Offeror, the Company shall deliver (1) a written notice (the “Match Right Notice”) to SoftBank (with a copy to DT) setting forth the identity of the Offeror, the proposed purchase price, form of consideration, and material terms and conditions of the proposed Sale of the Company (collectively, the “Offeror Proposed Terms”), (2) if a form of proposed definitive agreement with the Offeror has been provided by the Offeror, a copy of such agreement, and (3) a written certification that the Company believes in good faith (i) that the Offeror Proposed Terms represent a bona fide proposal for the Sale of the Company on the Offeror Proposed Terms and (ii) that a binding agreement for the Sale of the Company could be obtainable on the Offeror Proposed Terms.

(B) Following the delivery of a Match Right Notice, SoftBank shall be entitled, during the Match Right Period, to submit to the Board one (subject to Section 3.2(c)(ii)(C)) bona fide written proposal containing proposed terms for a Sale of the Company to SoftBank (the “SoftBank Proposed Terms”) (it being understood that, in connection therewith, SoftBank shall be deemed to waive all of its rights under this Section 3.2(c)(ii) with respect to a Sale of the Company to such Offeror if it involves any Schedule 6.3 Person (or Affiliate thereof) as a co-bidder or equity or debt financing source without the prior written consent of the Board of Directors of the Company).

(C) If, prior to entering into a binding definitive agreement to effect a Sale of the Company to the Offeror, the Offeror proposes any material decrease to the purchase price or any material change to the form of consideration in the Sale of the Company, then the Company shall be required to deliver a new Match Right Notice to SoftBank (with a copy to DT), and a new Match Right Period shall commence.

(D) Subject to Section 3.2(c)(ii)(E), the Company shall not enter into any binding definitive agreement to effect a Sale of the Company to the Offeror unless the Board, by a majority vote of the Directors, determines in good faith, as of or following the end of the Match Right Period, that the Offeror Proposed Terms are more favorable to the Company’s stockholders (other than SoftBank) than the SoftBank Proposed Terms, if any, submitted to the Board during the Match Right Period (taking into account all relevant circumstances, including legal, financial and regulatory aspects, all terms and conditions, and the likelihood of consummation).

(E) Subject to Section 3.2(c)(ii)(C), if SoftBank notifies the Board in writing that it does not intend to submit SoftBank Proposed Terms prior to the end of the Match Right Period, then the Company shall not be obligated to wait until the end of the Match Right Period to enter into any binding definitive agreement to effect a Sale of the Company to the Offeror. In addition, subject to Section 3.2(c)(ii)(C), if SoftBank does not submit SoftBank Proposed Terms prior to the end of the Match Right Period with respect to any proposed Sale of the Company to an Offeror, then SoftBank shall be deemed to have waived all of its rights under this Section 3.2(c)(ii) with respect to any proposed Sale of the Company to such Offeror.

Section 3.3 Organizational Documents Actions. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement or applicable Law, for so long as a Stockholder’s Voting Percentage is 5% or greater, the Company shall not amend or seek to amend its Organizational Documents (including the creation of any stockholder rights plan or other amendment intended to limit such Stockholder’s ownership or acquisition of securities of the Company) in any manner that could limit, restrict or adversely affect such Stockholder or its rights thereunder without the prior written consent of such Stockholder, which consent may be withheld in its sole discretion.

Section 3.4 Debt Defaults. The Company shall notify DT any time that it is reasonably likely that the Company or any of its Subsidiaries will default on any Indebtedness (as defined in the Business Combination Agreement) with a principal amount greater than $75 million (a “Potential Default”). Thereupon, DT shall have the right, but not the obligation, to provide or to have its Affiliates provide new debt financing to the Company or such Subsidiary up to the amount of the Indebtedness that is the subject of the Potential Default plus any applicable prepayment or other penalties, on the same terms and conditions as such Indebtedness (together with any waiver of the Potential Default). If DT elects to provide or to cause its Affiliates to provide the Company or such Subsidiary with new debt financing, the Company and such Subsidiary shall take any actions reasonably requested by DT (i) to prepare documentation reflecting the terms and conditions of the new debt financing; (ii) to repay the Indebtedness that is the subject of the Potential Default; and (iii) to take any other action necessary or desirable to avert the Potential Default.

Section 3.5 Information.

(a) Subject to Section 6.3, for so long as a Stockholder’s Voting Percentage is 10% or greater, such Stockholder shall be entitled to the information and consultation rights set forth in this Section 3.5 with respect to the Company and its Subsidiaries, in addition to any other vote, consent or approval rights set forth herein, in the Company’s Organizational Documents or otherwise: (i) such Stockholder shall be entitled to consult with the officers of the Company with respect to the Company’s business and financial matters, including management’s proposed annual operating plans, and, upon request, members of management will meet with representatives of such Stockholder at mutually agreeable times and places for such consultation, including to review progress in achieving said plans; provided that such consultation shall not unreasonably disrupt the normal operations of the Company or its Subsidiaries and such Stockholder shall be responsible for any out-of-pocket costs and expenses incurred by the Company in connection with such consultation; (ii) the Company shall furnish such Stockholder with such available financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as such Stockholder may reasonably request; provided that such request must be made through the Company’s chief financial officer or one or more individuals designated by such person, and in any event, if a Stockholder Designee of such Stockholder is then serving as a Director, with all information provided to members of the Board; and (iii) such Stockholder shall be entitled to inspect all books and records and facilities and properties of the Company at reasonable times and intervals.

(b) Subject to the requirements of applicable Law (including the regulations and rules of NASDAQ and any other or additional exchange on which the securities of the Company are listed), each of the Stockholders shall, and shall cause its officers, directors, employees, accountants, counsel and consultants (“Representatives”) and its Stockholder Designees to, keep confidential all information and documents of the Company and its Affiliates obtained by it and its Stockholder Designees (the “Company Information”) unless the Company Information (i) is or becomes publicly available other than as a result of a breach of this Section 3.5 by such Stockholder, including by way of actions taken by its Representatives or its Stockholder Designees; (ii) was within the possession of such Stockholder or its Stockholder Designees prior to being furnished such information by or on behalf of the Company on a non-confidential basis; provided that the source of such information was not known by such Stockholder, its Representatives or its Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to the Company Information; (iii) was available to such Stockholder or its Stockholder Designees on a non-confidential basis from a source other than the Company, any of its Subsidiaries or any of its or their Representatives; provided that such source was not known to such Stockholder or its Stockholder Designees to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any of its Subsidiaries with respect to such Company Information; or (iv) was independently developed by or on behalf of such Stockholder without violating any of the obligations under this Section 3.5. Each of the Stockholders shall, and shall cause its Controlled Affiliates, Representatives and Affiliated Directors to, comply with applicable Law regarding insider trading in the Company’s securities to the extent any of them is in possession of Company Information.

(c) Each of the Stockholders hereby acknowledges that it is aware and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that the United States securities Laws prohibit any Person who is in possession of material, non-public information concerning the matters that are the subject of this Agreement from purchasing or selling securities of the Company or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities.

(d) For so long as the Voting Percentage of the DT Stockholder is 20% or greater, the Company agrees that it will provide certain financial, accounting, tax and other advisory services as reasonably requested by the DT Stockholder on terms consistent with those contained in the letter agreement, dated February 10, 2015, by and between DT and the Company.

Section 3.6 Director Consent Rights. In addition to any other vote, consent or approval required by the Company’s Organizational Documents, this Agreement, applicable Law or otherwise, during the term of this Agreement, each of the Stockholders agrees not to, and shall cause its Affiliated Directors then serving as Directors not to, support, enter into or vote in favor of (a) any transaction in which the aggregate amount involved exceeds, or may be expected to exceed, $120,000 between or involving both (i) the Company and (ii) such Stockholder or an Affiliate of such Stockholder, unless such transaction is approved unanimously by the Audit Committee of the Board (an “Approved Transaction”), or (b) any amendment or modification to, extension or waiver of, or statement of work under, an Approved Transaction, unless such amendment, modification, extension, waiver or statement of work has been approved by a majority of the Audit Committee.

Section 3.7 Acknowledgement of Voting Agreement and Proxy. The Company acknowledges that, pursuant to the DT-SoftBank Agreement, SoftBank has agreed to, and to cause its Controlled Affiliates to, vote its and their Voting Securities as directed by DT and has granted to DT a proxy over its and their Voting Securities, in each case, in accordance with the terms and subject to the conditions set forth in the DT-SoftBank Agreement (such voting obligation and proxy, the “Proxy”). The Company agrees to take such actions as reasonably requested by DT to facilitate the Proxy as contemplated by the DT-SoftBank Agreement.

Section 3.8 Top Up Procedures. In the event that the Voting Percentage of the SoftBank Stockholder would be reduced to less than 22.5% or the Voting Percentage of the DT Stockholder would be reduced to less than 30% after the date hereof as a direct result of a proposed issuance by the Company of any equity or equity-linked securities or other Voting Securities, in a public or private offering, regardless of the number of purchasers, in exchange for cash (a “Dilutive Issuance”), the Stockholder shall have the right to acquire newly issued Voting Securities issued directly from the Company, either as part of the Dilutive Issuance or otherwise as determined mutually by the Company and the Stockholder, up to an amount that would cause the Stockholder’s Voting Percentage to equal its Voting Percentage as of immediately prior to the Dilutive Issuance (the “Top Up Right,” and such newly issued Voting Securities issued by the Company to the Stockholder pursuant to such Top Up

Right, the “Top Up Shares”). The price per share applicable to the Top Up Shares shall be equal to the price per share applicable to the Dilutive Issuance that triggered the Top Up Right; provided that if the price per share applicable to the Dilutive Issuance is not available or readily determinable, then the price per share applicable to the Top Up Shares shall instead be equal to the average of the volume-weighted average prices per share of the Common Stock on the national securities exchange on which the Common Stock is then listed (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DT and SoftBank) for the ten consecutive trading days immediately preceding the date that the Dilutive Issuance is consummated or completed or as otherwise determined mutually by the Company and the Stockholder. In the event the Company proposes to issue Voting Securities that would constitute a Dilutive Issuance, the Company shall provide a written notice of the Dilutive Issuance to each Stockholder (the “Dilutive Issuance Notice”) no later than 10 Business Days prior to the Dilutive Issuance, which Dilutive Issuance Notice shall set forth the proposed price per share of the Voting Securities to be sold in the Dilutive Issuance and the number of Voting Securities proposed to be sold in the Dilutive Issuance, and all other material terms and conditions applicable to the Company’s proposed sale of Voting Securities in the Dilutive Issuance. In the event that a Stockholder elects to exercise its Top Up Right, it shall deliver a written notice (the “Top Up Election”) to the Company no later than the 3rd Business Day prior to the proposed date of the Dilutive Issuance as set forth in the Dilutive Issuance Notice, which shall set forth the number of Voting Securities the Stockholder intends to acquire from the Company pursuant to its Top Up Right. Following the Company’s receipt of a Top Up Election, the Company shall (i) use reasonable best efforts to take such actions as are necessary to issue the Top Up Shares to the Stockholder, including by obtaining all consents and approvals required to be obtained from the Company, its stockholders and any Governmental Entity and making all necessary registrations and filings related thereto; and (ii)  promptly consummate such issuance to such Stockholder following the receipt of all such required consents and approvals.

ARTICLE IV

CERTAIN TRANSFERS OF COMMON STOCK

Section 4.1 Certain Acquisitions.

(a) The Stockholders shall not, and shall cause their respective Affiliates not to, directly or indirectly, alone, together or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Common Stock that would cause the Voting Percentage of both Stockholders, taken together, to exceed 80.1%, except in accordance with Section 4.1(b) and the terms of the DT-SoftBank Agreement.

(b) If any Stockholder or its Affiliates, either alone or as part of a group (as such term is contemplated by Section 13d-5(b) of the Exchange Act) formed for the purpose of making a Proposed Acquisition (as defined below) (together, the “Acquiring Stockholder”), directly or indirectly acquires or proposes to acquire Common Stock that would cause the Voting Percentage of both Stockholders, taken together, to exceed 80.1% (the “Proposed Acquisition”), then such Acquiring Stockholder shall offer to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions as the Proposed Acquisition (the “Stockholder Purchase Offer”). The Stockholder Purchase Offer may contemplate a merger or other consolidation, a tender offer or any other transaction that permits the acquisition of all of the then-outstanding Common Stock. The Acquiring Stockholder shall not, and shall cause its Affiliates not to, consummate, in whole or in part, any Proposed Acquisition or Stockholder Purchase Offer unless such Stockholder Purchase Offer is either (i) accepted and approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors, or (ii) accepted or approved by holders of a majority of the Common Stock held by stockholders of the Company other than any of the Stockholders and their respective Affiliates (either of clause (i) or (ii), the “Required Approval”). The Acquiring Stockholder may, in its sole discretion, withdraw any Stockholder Purchase Offer and terminate any Proposed Acquisition at any time.

Section 4.2 Certain Dispositions.

(a) If any Stockholder intends to Transfer any Common Stock to a Third Party (the “Proposed Acquiror”), as a result of which Transfer (to the knowledge of such Stockholder following reasonable inquiry) the Proposed Acquiror’s Voting Percentage would be greater than 30% (the “Proposed Sale”), then such Stockholder shall not effect such Proposed Sale other than in accordance with Section 4.2(b).

(b) No Proposed Sale shall be consummated unless (i) such Proposed Sale receives approval by the Board (including the Required Approval) or (ii) the Proposed Acquiror shall contemporaneously make a binding offer to acquire all of the then-outstanding Common Stock at the same price and on the same terms and conditions as the Proposed Sale (the “Acquiror Purchase Offer”). The Acquiror Purchase Offer may contemplate a merger or other consolidation, a tender offer or any other transaction that permits the acquisition of all of the then-outstanding Common Stock.

ARTICLE V

REGISTRATION RIGHTS

Section 5.1 Shelf Registration. As soon as reasonably practicable following the Closing, and in any event within 30 days thereof, the Company shall file, and shall thereafter use its commercially reasonable efforts to make and keep effective (including by renewing or refiling upon expiration), a shelf registration statement permitting the resale from time to time on a delayed or continuous basis pursuant to Rule 415 of the Securities Act by the Stockholders of the Registrable Securities, which registration statement shall be filed on (a) Form S-3, if the Company is then eligible to file a registration statement on Form S-3 (pursuant to the General Instructions to Form S-3) (“S-3 Eligible”), which Form S-3 shall be filed as an automatically effective registration statement if the Company is eligible for such filing, or (b) any other appropriate form under the Securities Act for the type of offering contemplated by a Stockholder, if the Company is not then S-3 Eligible. Thereafter, the Company shall, as promptly as reasonably practicable following the written request of a Stockholder (each, a “Requesting Stockholder”) for a resale of Registrable Securities (a “Takedown Request”), file a prospectus supplement (a “Takedown Prospectus Supplement”) to such shelf registration statement filed under Rule 424 promulgated under the Securities Act with respect to resales of the Registrable Securities pursuant to the Requesting Stockholder’s intended method of distribution thereof, and to the extent such Takedown Prospectus Supplement is not automatically effective upon filing, shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such prospectus supplement to be declared effective under the Securities Act promptly after the filing thereof. Each Takedown Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Requesting Stockholder agrees to provide the Company with such information in connection with a Takedown Request as may be reasonably requested by the Company to ensure that the Takedown Prospectus Supplement complies with the requirements of the Securities Act.

Section 5.2 Demand Registration. At any time that the shelf registration statement required pursuant to Section 5.1 shall not be available for the resale of the Registrable Securities, including if for any reason the Company shall be ineligible to maintain or use a shelf registration statement, the Company shall, as promptly as reasonably practicable following the written request of a Requesting Stockholder for registration under the Securities Act of all or part of the Registrable Securities (a “Demand Request”), file a registration statement with the SEC (a “Demand Registration Statement”) with respect to resales of the Registrable Securities pursuant to the Requesting Stockholder’s intended method of distribution thereof, and shall, subject to the terms of this Article V, use its commercially reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act promptly after the filing thereof; provided that such Demand Registration Statement shall be filed on (a) Form S-3, if the Company is then S-3 Eligible, or (b) any other appropriate form under the Securities Act for the type of offering contemplated by the Requesting Stockholder, if the Company is not then

S-3 Eligible. Each Demand Request shall specify the Registrable Securities to be registered, their aggregate amount, and the intended method or methods of distribution thereof. The Requesting Stockholder agrees to provide the Company with such information in connection with a Demand Request as may be reasonably requested by the Company to ensure that the Demand Registration Statement complies with the requirements of the Securities Act.

Section 5.3 Registration Obligations.

(a) Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2, the Company shall not be obligated to prepare, file or cause a Demand Registration Statement or Takedown Prospectus Supplement to become effective:

(i) unless the expected proceeds from the sale of the Registrable Securities to be included in such Demand Registration Statement or Takedown Prospectus Supplement is $100,000,000 or greater; and

(ii) in the case of Registrable Shares, within 90 days after the effective date of a Takedown Prospectus Supplement, a Demand Registration Statement or a registration statement in which the Requesting Stockholder participated pursuant to its piggy-back rights pursuant to Section 5.4 (provided that the number of Registrable Shares included in such Piggy-Back Registration was not less than 60% of the number of Registrable Shares requested to be registered by the Requesting Stockholder pursuant to the Piggy-Back Request related to such Piggy-Back Registration), in each case with respect to Registrable Shares.

(b) Any Takedown Request or Demand Request may be revoked by notice from the Requesting Stockholder to the Company at any time prior to the effective date of the corresponding Takedown Prospectus Supplement or Demand Registration Statement; provided that (i) the Requesting Stockholder reimburses the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Takedown Request or Demand Request, and (ii) the Requesting Stockholder shall not make another Takedown Request or Demand Request with respect to Registrable Shares during the 45 days following the date of a revocation with respect to Registrable Shares.

(c) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay, for reasonable periods of time not in excess of 60 days, but in no event more than twice in any 12-month period (a “Blackout Period”), the filing or effectiveness of any Takedown Prospectus Supplement or Demand Registration Statement or the offer or sale of any Registrable Securities thereunder if one or more executive officers of the Company shall determine in good faith that any such filing or the offering or sale of any Registrable Securities thereunder would (i) impede, delay or otherwise interfere with any pending or contemplated material acquisition, disposition, corporate reorganization or other similar material transaction involving the Company, (ii) based upon advice from the Company’s investment banker or financial advisor, materially and adversely impede, delay or otherwise interfere with any pending or contemplated financing, offering or sale of any class of securities by the Company, (iii) require disclosure of material non-public information which, if disclosed at such time, would not be in the best interests of the Company and its stockholders, or (iv) have a material adverse effect on the Company; provided that in the event that the Company proposes to register Common Stock, whether or not for sale for its own account, during a Blackout Period, each of the Stockholders shall have the right to exercise its rights under Section 5.4 with respect to such registration, subject to the limitations contained in this Agreement on the exercise of such rights. Upon notice by the Company to each of the Stockholders of any such determination, such Stockholder shall, except as required by applicable Law, including any disclosure obligations under Section 13 of the Exchange Act, keep the fact of any such notice strictly confidential, and during any Blackout Period, promptly halt any offer, sale, trading or Transfer by it of any Common Stock for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and promptly halt any use, publication, dissemination or distribution of any prospectus or prospectus supplement covering such Registrable Securities for the duration of the Blackout Period set forth in such notice (or until such Blackout Period shall be earlier terminated in writing by the Company) and, if so directed by the Company, shall deliver to the Company any copies then in its possession of any such prospectus or prospectus supplement.

(d) In connection with any offering pursuant to a Takedown Prospectus Supplement or a Demand Registration Statement, the managing underwriter for such offering shall be selected by the Requesting Stockholder (or, if there is more than one Requesting Stockholder, by the Requesting Stockholders); provided, however, that the managing underwriter must be a nationally recognized investment banking firm.

Section 5.4 Piggy-Back Registration. If the Company at any time proposes or is required to register any Common Stock or Company debt securities under the Securities Act on its behalf or on behalf of any of its stockholders (including any Requesting Stockholder), on a form and in a manner that would permit registration of the Registrable Securities (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Company shall give each of the Stockholders prompt written notice of its intent to do so not less than 15 Business Days prior to the contemplated filing date for such registration statement. Upon the written request of any Stockholder (a “Piggy-Back Request”), given within five Business Days following the time that such Stockholder was given any such written notice (which Piggy-Back Request shall specify the number of Registrable Securities requested to be registered on behalf of such Stockholder) (the “Piggy-Back Securities”), the Company shall include in such registration statement (a “Piggy-Back Registration”), subject to the provisions of this Section 5.4 and, in the case of a registration on behalf of any of the Company’s stockholders, subject to the rights of such stockholders, the number of Registrable Securities set forth in such Piggy-Back Request.

Section 5.5 Cutbacks. In the event that (x) the Company proposes or is required (other than pursuant to a Takedown Request or Demand Request) to register Common Stock or Company debt securities in connection with an underwritten offering, (y) one or both of the Stockholders has made a Piggy-Back Request with respect to such offering, and (z) a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof reasonably and in good faith shall have advised the Company, the Stockholder(s) or any other holder of Common Stock or Company debt securities intending to offer Common Stock or Company debt securities in the offering, as applicable (each, an “Other Holder”) in writing that, in its opinion, the inclusion in the registration statement of some or all of the Common Stock or Company debt securities sought to be registered by the Company, the Stockholder(s) or the Other Holder(s) would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of shares of Common Stock or principal amount of Company debt securities as the Company is advised can be sold in such offering without such an effect (the “Maximum Number”) as follows and in the following order of priority:

(a) if such registration is by the Company for its own account, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as the Company proposes to register for its own account, (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of Piggy-Back Securities as the Requesting Stockholder(s) proposes to be included pursuant to a Piggy-Back Request (with such number of Piggy-Back Securities allocated pro rata between the Requesting Stockholder(s) in proportion to their respective Voting Percentages), and (iii) third, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clauses (i) and (ii) is less than the Maximum Number, such number of shares of Common Stock or principal amount of Company debt securities as all Other Holders request to be included for their own account (with such number of shares or principal amount of debt allocated pro rata between the Other Holders in proportion to their respective Voting Percentages); or

(b) if such registration is pursuant to the demand registration rights of one or more Other Holders, (i) first, such number of shares of Common Stock or principal amount of Company debt securities as such Other Holder(s) and the Requesting Stockholder(s) propose to be included (with such number of shares or principal amount allocated pro rata among the Other Holder(s) and the Requesting Stockholder(s) in proportion to their respective Voting Percentages), and (ii) second, to the extent the number of shares of Common Stock or Company debt securities to be included in the registration pursuant to clause (i) is less than the Maximum Number, such number of shares of the Common Stock or principal amount of Company debt securities as the Company requests to be included.

Section 5.6 Termination of Registration Obligation. The obligation of the Company to register Registrable Securities pursuant to this Article V and maintain the effectiveness of any shelf registration statement filed pursuant to Section 5.1 and Section 5.2 shall terminate with respect to a Stockholder (a) solely with respect to Registrable Shares, on the first date on which such Stockholder’s Voting Percentage is less than 5%, and (b) solely with respect to Registrable Debt, on the first date on which such Stockholder no longer Beneficially Owns any Registrable Debt.

Section 5.7 Registration Procedures. (a) In connection with each registration statement prepared pursuant to this Article V pursuant to which Registrable Securities will be offered and sold, and in accordance with the intended method or methods of distribution of the Registrable Securities as described in such registration statement, the Company shall:

(i) use its commercially reasonable efforts to, as promptly as reasonably practicable, prepare and file with the SEC a registration statement on an appropriate registration form of the SEC and cause such registration statement to become effective under the Securities Act promptly after the filing thereof, which registration statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by such form to be filed therewith; provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to one counsel selected by the Requesting Stockholder(s) draft copies of all such documents proposed to be filed at least five Business Days prior to such filing, which documents will be subject to the reasonable review and comment of the Requesting Stockholder(s) and its agents and Representatives and the underwriters, if any, and the Company shall not file any amendment or supplement to a Takedown Prospectus Supplement or Demand Registration Statement to which the Requesting Stockholder(s) or the underwriters, if any, shall reasonably object;

(ii) use its commercially reasonable efforts to, as promptly as reasonably practicable, furnish without charge to the Requesting Stockholder(s) and the underwriters, if any, at least one conformed copy of the registration statement and each post-effective amendment or supplement thereto (including all schedules and exhibits but excluding all documents incorporated or deemed incorporated therein by reference, unless requested in writing by the Requesting Stockholder(s) or an underwriter, except to the extent such exhibits and schedules are currently available via the SEC’s Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”)) and such number of copies of the registration statement and each amendment or supplement thereto (excluding exhibits and schedules) and the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as the Requesting Stockholder(s) or the underwriters, if any, may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities being sold by the Requesting Stockholder(s) (the Company hereby consents to the use in accordance with the U.S. securities Laws of such registration statement (or post-effective amendment thereto) and each such prospectus (or preliminary prospectus or supplement thereto) by the Requesting Stockholder(s) and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such registration statement or prospectus);

(iii) use its commercially reasonable efforts to keep such registration statement effective until the date that is 45 days after the date such registration statement is initially declared effective (or such shorter period as shall terminate when all of the securities covered by the registration statement have been disposed or withdrawn, or if such registration statement relates to a firm commitment underwritten offering, such longer period as, in the opinion of counsel for the underwriters for such offering, a prospectus is required under the Securities Act to be delivered in connection with sales of Registrable Securities by an underwriter or dealer (but not in excess of 90 days) (the “Effective Period”), prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period) and cause the prospectus (and any amendments or supplements thereto) to be filed with the SEC;

(iv) use its commercially reasonable efforts to, as promptly as reasonably practicable, register or qualify the Registrable Securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions in the United States as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable the Requesting Stockholder(s) or any underwriter to consummate the disposition of the Registrable Securities in such jurisdictions; provided, however, that in no event shall the Company be required to (A) qualify to do business as a foreign corporation in any jurisdiction where it would not, but for the requirements of this subparagraph (iv), be required to be so qualified, (B) execute or file any general consent to service of process under the Laws of any jurisdiction, (C) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the registration statement, or (D) subject itself to taxation in any jurisdiction where it would not otherwise be obligated to do so, but for this subparagraph (iv);

(v) use its commercially reasonable efforts to, as promptly as reasonably practicable, cause all Registrable Shares covered by such registration statement, if any, to be listed (after notice of issuance) on NASDAQ or on the principal securities exchange or interdealer quotation system on which the Common Stock is then listed or quoted;

(vi) use its commercially reasonable efforts to promptly notify the Requesting Stockholder(s) and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any request by the SEC or any U.S. state securities authority for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (E) within the Effective Period of the happening of any event or the existence of any fact which makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) during the Effective Period, use its commercially reasonable efforts to obtain, as promptly as practicable, the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction at the earliest date reasonably practicable;

(viii) use its commercially reasonable efforts to deliver promptly to the Requesting Stockholder(s) and the managing underwriters, if any, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement (except to the extent such correspondence is currently available via EDGAR) and permit the Requesting Stockholder(s) to do such investigation with respect to information contained in or omitted from the registration statement as it deems reasonably necessary for the purpose of conducting due diligence with respect to the Company; provided that any such investigation shall not interfere unreasonably with the Company’s business;

(ix) use its commercially reasonable efforts to, as promptly as reasonably practicable, provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement not later than the effective date of such registration statement;

(x) use its commercially reasonable efforts to cooperate with the Requesting Stockholder(s) and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the registration statement in a form eligible for deposit with the Depository Trust Corporation not bearing any restrictive legends (other than as required by the Depository Trust Corporation) and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the managing underwriters, if any, may request in writing or, if not an underwritten offering, in accordance with the instructions of the Requesting Stockholder(s), in each case at least two Business Days prior to any sale of Registrable Securities;

(xi) in the case of a firm commitment underwritten offering, use its commercially reasonable efforts to, as promptly as reasonably practicable, enter into an underwriting agreement customary in form and substance (taking into account the Company’s prior underwriting agreements) for firm commitment underwritten secondary offerings of the nature contemplated by the applicable registration statement;

(xii) use its commercially reasonable efforts to, as promptly as reasonably practicable, obtain an opinion from the Company’s counsel and a “cold comfort” letter from the Company’s independent public accountants (and, if necessary, any other independent certified public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data is, or is required to be, included in the registration statement) in customary form and covering such matters as are customarily covered by such opinions and “cold comfort” letters in connection with an offering of the nature contemplated by the applicable registration statement;

(xiii) use its commercially reasonable efforts to, as promptly as reasonably practicable, provide to counsel to the Requesting Stockholder(s) and to the managing underwriters, if any, and no later than the time of filing of any document which is to be incorporated by reference into the registration statement or prospectus (after the initial filing of such registration statement), copies of any such document;

(xiv) cause its officers to fully cooperate with the marketing of the Registrable Securities covered by the registration statement, including, at the recommendation or request of the underwriters, making themselves available to participate in “road-show,” “one-on-one,” and other customary marketing activities in such locations (domestic and foreign) as recommended by the underwriter(s);

(xv) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC and any applicable national securities exchange; and

(xvi) use its commercially reasonable efforts to comply with the requirements of Rule 144(c)(1) with respect to public information about the Company.

(b) In the event that the Company would be required, pursuant to Section 5.7(a)(vi)(E), to notify the Requesting Stockholder(s) or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to Section 5.3(c), as promptly as practicable, prepare and furnish to the Requesting Stockholder(s) and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Securities that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Requesting Stockholder(s) agrees that, upon receipt of any notice from the Company pursuant to Section 5.7(a)(vi)(E), it shall, and shall use its reasonable best efforts to, cause any sales or placement agent or agents for the Registrable Securities and the underwriters, if any, to forthwith discontinue disposition of the Registrable Securities until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Securities as soon as practicable after such Requesting Stockholder’s or Requesting Stockholders’ receipt of such notice.

(c) (i) If requested by the managing underwriter for an underwritten offering (primary or secondary) of any equity securities of the Company, the Requesting Stockholder(s) agrees not to effect any Transfer of any

Registrable Shares, including any sale pursuant to Rule 144, and not to effect any Transfer of any other equity security of the Company (in each case, other than as part of such underwritten public offering) during the ten days prior to, and during the 90-day period (or such longer period as the Requesting Stockholder(s) agrees with the underwriter of such offering) beginning on, the consummation of any underwritten public offering covered by a registration statement referred to in Section 5.4 if the Requesting Stockholder(s) is permitted to include Registrable Shares thereunder.

(ii) The Company hereby agrees that if it shall previously have received a request pursuant to Section 5.1 or Section 5.2 for registration of Registrable Securities in an underwritten offering, and if such previous registration shall not have been withdrawn or abandoned, the Company, if requested by the managing underwriter for such underwritten offering, shall not Transfer to a third party or third parties any Common Stock, any other equity security of the Company or any security convertible into or exchangeable for any equity security of the Company until the earlier of (A) 90 days after the effective date of such registration statement and (B) such time as all of the Registrable Securities covered by such registration statement have been distributed; provided, however, that notwithstanding the foregoing, the Company may Transfer Common Stock or such other securities (1) as part of such underwritten offering, (2) pursuant to a registration statement on Form S-8 or Form S-4 under the Securities Act or any successor or similar form, (3) as part of a transaction under Rule 145 of the Securities Act, (4) in one or more private transactions that would not interfere with the method of distribution contemplated by such registration statement, or (5) if such Transfer was publicly announced or agreed to in writing by the Company prior to the date of the receipt of such request pursuant to Section 5.1.

(d) The Requesting Stockholder(s) shall furnish to the Company in writing such information regarding the Requesting Stockholder(s) and its intended method of distribution of the Registrable Securities as the Company may from time to time reasonably request in writing in order for the Company to comply with its obligations under all applicable securities and other Laws and to ensure that the prospectus relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. The Requesting Stockholder(s) shall promptly notify the Company of any inaccuracy or change in information previously furnished by the Requesting Stockholder(s) to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) In the case of any underwritten offering of shares of Common Stock registered under a Takedown Prospectus Supplement or a Demand Registration Statement, or in the case of a registration under Section 5.4 if the Company has entered into an underwriting agreement in connection therewith, all shares of Common Stock to be included in such offering or registration, as the case may be, shall be subject to the applicable underwriting agreement and no Person may participate in such offering or registration unless such Person agrees to sell such Person’s securities on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) which must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to offer or register such Person’s Common Stock.

Section 5.8 Registration Expenses. Each of the Stockholders shall bear all agent fees and commissions, underwriting discounts and commissions and fees and disbursements of its counsel and accountants in connection with any registration and sale of any Registrable Securities by it, including pursuant to Section 5.1 or Section 5.4. Except as otherwise provided in this Agreement, the Company shall bear all other fees and expenses in connection with any registration statement for the registration of any Registrable Securities, including all registration and filing fees, all printing costs and all fees and expenses of counsel and accountants for the Company.

Section 5.9 Indemnification; Contribution. (a) The Company shall, and it hereby agrees to, indemnify and hold harmless each of the Stockholders and its Controlling Persons, if any, and each underwriter and its Controlling Persons, if any, in any offering or sale of the Registrable Securities, including pursuant to Section 5.1, Section 5.2 or Section 5.4, against any losses, claims, damages or liabilities, actions or proceedings (whether commenced or threatened) in respect thereof and expenses (including actual out-of-pocket fees of counsel reasonably incurred) (collectively, “Claims”) to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement effected with the consent of the Company as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse periodically any such Stockholder or underwriter for any actual out-of-pocket legal or other actual out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such Claims; provided, however, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon information furnished to the Company by any Stockholder, any underwriter or any Representative of such Stockholder, expressly for use therein, or by such Stockholder’s failure to furnish the Company, upon request, with the information with respect to such Stockholder, or any underwriter or Representative of such Stockholder, or such Stockholder’s intended method of distribution, that is the subject of the untrue statement or omission.

(b) Each of the Stockholders shall, and hereby agrees to, (i) indemnify and hold harmless the Company, its directors, officers, employees and Controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and Controlling Persons, if any, in any offering or sale of Registrable Securities by it against any Claims to which each such indemnified party may become subject, insofar as such Claims (including any amounts paid in settlement as provided herein), or actions or proceedings in respect thereof, arise out of, relate to, are in connection with, or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of, relate to, are in connection with, or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Stockholder expressly for use therein, and (ii) reimburse the Company for any actual out-of-pocket legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.

(c) Each of the Stockholders and the Company agree that if, for any reason, the indemnification provisions contemplated by Section 5.9(a) or Section 5.9(b) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other hand, with respect to the applicable offering of securities. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or by such indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. If, however, the allocation in the first sentence of this Section 5.9(c) is not permitted by applicable Law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults, but also the relative benefits of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.9(c) were to be determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the preceding sentences of this Section 5.9(c). The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in Section 5.10) any actual out-of-pocket legal or other out-of-pocket fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 5.10 Indemnification Procedures. (a) If an indemnified party shall desire to assert any claim for indemnification provided for under Section 5.9 in respect of, arising out of or involving a Claim against such indemnified party, such indemnified party shall notify the Company, the DT Stockholder or the SoftBank Stockholder, as the case may be (the “Indemnifying Party”), in writing of such Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”) promptly after receipt by such indemnified party of written notice of the Claim; provided, however, that failure to provide a Claim Notice shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure. The indemnified party shall deliver to the Indemnifying Party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Claim; provided, however, that failure to provide any such copies shall not affect the indemnification obligations provided hereunder except to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a Claim is made against an indemnified party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with separate counsel selected by the Indemnifying Party and reasonably satisfactory to the indemnified party. Should the Indemnifying Party so elect to assume the defense of a Claim, the Indemnifying Party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the Claim involves potential conflicts of interest or substantially different defenses for the indemnified party and the Indemnifying Party. If the Indemnifying Party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party. The Indemnifying Party shall be liable for the actual out-of-pocket fees and expenses of counsel reasonably incurred by the indemnified party for any period during which the Indemnifying Party has not assumed the defense thereof and as otherwise contemplated by the two immediately preceding sentences. If the Indemnifying Party chooses to defend any Claim, the other party shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Claim, and use of reasonable efforts to make employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Claim without the written consent of the indemnified party, so long as such settlement (i) includes an unconditional release of the indemnified party from all liability in respect of such Claim, (ii) does not subject the indemnified party to any injunctive relief or other equitable remedy, and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any indemnified party.

Section 5.11 Transferee Registration Rights. Any transferee who acquires at least 5% of either the Registrable Shares or the Registrable Debt pursuant to a Transfer that is not registered under the Securities Act (each, a “Registrable Securities Transferee”) shall be entitled to enjoy the same registration and other rights pursuant to this Article V as does the Stockholder that effected such Transfer so long as the Registrable Shares or the Registrable Debt held by such Registrable Securities Transferee may not be sold or disposed of pursuant to Rule 144 without volume limitations at the time when such Registrable Securities Transferee seeks to exercise its rights pursuant to this Agreement. Any Registrable Securities Transferee shall enjoy such right pursuant to this Section 5.11 if and to the extent the Company shall have received (x) written notice from the Stockholder that effected such Transfer stating the name and address of such Registrable Securities Transferee and identifying the amount of Registrable Shares or Registrable Debt with respect to which such rights under this Article V apply and (y) a written agreement from such Registrable Securities Transferee to be bound by all of the relevant terms of this Article V. In relation to any such Registrable Securities Transferee, the terms “DT Stockholder,” “SoftBank Stockholder” “Stockholder” or “Requesting Stockholder,” as the case may be, as used in this Article V shall, where appropriate, be deemed to refer to such Registrable Securities Transferee. After such Transfer, the Stockholder that effected such Transfer shall retain its rights under this Agreement with respect to all other Registrable Securities owned by such Stockholder. Upon the request of the Stockholder that effected such Transfer, the Company shall execute a registration rights agreement with such Registrable Securities Transferee or a proposed Registrable Securities Transferee substantially similar to the applicable sections of this Article V.

ARTICLE VI

NON-COMPETITION

Section 6.1 Non-Competition. Each of the Stockholders agrees that (a) for the period commencing at the Closing and expiring on the date that is six months after the first date on which such Stockholder’s Voting Percentage is less than 10%, neither such Stockholder nor any of its Controlled Affiliates shall directly engage in the provision to retail mass market customers in the Territory through a terrestrial facilities-based network of Commercial Mobile Radio Services, Broadband Internet Access Service or acting as a Multichannel Video Programming Distributor, in each case as such term is defined by the Federal Communications Commission as of the date of the Business Combination Agreement, including conventional mobile virtual network operator, but in each case excluding the provision of (i) devices, software, apps, advertising and “over-the-top” services on or through mobile, wireless or wired networks, (ii) resale of network services ancillary to providing Internet of Things products or services, including autonomous driving, accident prevention, monitoring and security, smart agriculture, demand forecasting, consumer services, preventative medicine, health monitoring and smart houses and mapping services, and/or (iii) satellite-based services, and (b) in the case of the DT Stockholder, for the period commencing at the Closing and expiring on the first anniversary of the termination of the Trademark License in accordance with its terms and, in the case of the SoftBank Stockholder, at any time after the Closing, manufacture, market or distribute any products or services under, or use in any way, the trademark T-MOBILE in connection with any of the activities described in clause (a) (subject to the exceptions therein), other than by the Company and its Affiliates in accordance with the terms of the Trademark License (each of (a) and (b), a “Competing Business”). Each of the Stockholders further agrees that, during the applicable period set forth in clause (a) or (b), it will not acquire an interest in (whether as a stockholder, member or partner, but in each case excluding any such interest not exceeding 10% of the voting equity of a Person engaged in a Competing Business or any such interests in a Person engaged in a Competing Business if the aggregate purchase price for all of such interests is less than $50,000,000), or manage, operate, or control, or act as or have the right to appoint a director of, any Person engaged in a Competing Business (other than the Company and its Subsidiaries) (it being understood that no ownership permitted by this sentence shall be considered to be a breach of any other part of this Section 6.1). If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.1 invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 6.1 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

Section 6.2 Reasonable Scope. Each of the Stockholders acknowledges and agrees that the agreements and covenants set forth in Section 6.1 are (a) necessary to protect the legitimate business interests of the Company, (b) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of such Stockholder than is reasonably necessary to protect such legitimate business interests of the Company, and (c) reasonable in light of the consideration and other value provided, directly or indirectly, to such Stockholder by the Company pursuant to this Agreement and the Business Combination Agreement. Each of the Stockholders hereby waives any and all rights to contest the validity of the agreements and covenants set forth in Section 6.1 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

Section 6.3 Consequences of Certain Vision Fund Activities. In the event that any Vision Fund Person acquires (a) any interest (whether as a stockholder, member or partner) in excess of 10% of the voting equity of any of the Persons set forth on Schedule 6.3 or any successor thereto (whether by merger, spin-off, split-off, reorganization, recapitalization, liquidation, dissolution, acquisition or disposition of material assets or equity interests or otherwise) (each, a “Schedule 6.3 Person”), then the SoftBank Stockholder shall (i) immediately give written notice thereof to the Company and (ii) be deemed to automatically, irrevocably and immediately waive all rights it may then or in the future have under Section 3.1, Section 3.2(c) and Section 3.5(a). If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 6.3 invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to and shall reform this Section 6.3 to reduce the time, geographic area and/or scope of activity, to delete specific words or phrases, and/or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. The SoftBank Stockholder acknowledges and agrees that the agreements and covenants set forth in this Section 6.3 are (a) necessary to protect the legitimate business interests of the Company, (b) reasonable as to time, geographic area and scope of activity and do not impose a greater restraint on the activities of the SoftBank Stockholder than is reasonably necessary to protect such legitimate business interests of the Company, and (c) reasonable in light of the consideration and other value provided, directly or indirectly, to the SoftBank Stockholder by the Company pursuant to this Agreement and the Business Combination Agreement. The SoftBank Stockholder hereby waives any and all rights to contest the validity of the agreements and covenants set forth in this Section 6.3 on the ground of the reasonableness of the length of their term or the breadth of their geographic area or scope of activity.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 7.6(a), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 7.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. Except as otherwise provided in this Agreement, no party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other parties; provided that, without the written consent of the other parties, (a) each Stockholder may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of such Stockholder, whether by merger, consolidation or sale of all or substantially all of its assets, (b) the Company’s obligations will succeed to any Person that will be a successor to the Company, whether by merger, consolidation or sale of all or substantially all of its assets, and (c) each Stockholder may assign certain of its rights in accordance with Section 5.11. Any purported direct or indirect assignment in violation of this Section 7.2 shall be null and void ab initio.

Section 7.3 Amendments; Waiver. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by the Company or any Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

Section 7.4 Termination. Except as otherwise provided in this Agreement (including Section 5.6(b)), this Agreement shall terminate with respect to any particular Stockholder at any time after which such Stockholder’s Voting Percentage is less than 5%; provided, however, that (a) the obligations of the Company under Section 3.2(a) shall terminate on the DT Specified Actions Termination Date, and the obligations of the Company under Section 3.2(b) shall terminate on the SoftBank Specified Actions Termination Date; (b) the indemnity and contribution provisions contained in Section 5.9 and Section 5.10 shall remain operative and in full force and effect regardless of any termination of this Agreement; and (c) the provisions of Article VI and this Article VII shall survive any termination of this Agreement or any provision thereof. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of a party to compel specific performance by the other party of its obligations under this Agreement.

Section 7.5 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to T-Mobile, to:

T-Mobile US, Inc. 12920 SE 38th Street
Bellevue, WA 98006
Attention:	Dave Miller
Email:	dave.miller@t-mobile.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com
if to DT or the DT Stockholder, to:

Deutsche Telekom AG
Friedrich-Ebert-Allee 140 53113 Bonn
Germany
Attention:	General Counsel
Email:	Axel.luetzner@telekom.de

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, New York 10019
Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

if to SoftBank or the SoftBank Stockholder, to:

SoftBank Group Corp.
Tokyo Shiodome Bldg. 1-9-1 Higashi-shimbashi
Minato-ku, Tokyo 105-7303
Japan
Attention:	Corporate Officer, Head of Legal Unit
Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP 425 Market Street
San Francisco, California 94015
Attention:	Robert S. Townsend
Brandon C. Parris
Email:	RTownsend@mofo.com
BParris@mofo.com

Section 7.6 Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 7.5 shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.6(b).

Section 7.7 Interpretation. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.8 Entire Agreement; No Other Representations. This Agreement and the Business Combination Agreement and, with respect to the DT Stockholder and the SoftBank Stockholder, the DT-SoftBank Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.9 No Third-Party Beneficiaries. Except as explicitly provided for in Section 5.9, Section 5.10 and Section 5.11, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 7.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 7.11 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

Section 7.12 Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT

Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Voting Securities on or after the date hereof, such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder). To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Voting Securities on or after the date hereof, such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

T-MOBILE US, INC.

By:
Name:
Title:

DEUTSCHE TELEKOM AG

By:
Name:
Title:

SOFTBANK GROUP CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Stockholders’ Agreement]

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Amended and Restated Stockholders’ Agreement, dated as of [●], 201[●] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Stockholders’ Agreement”) by and among Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany (“DT”), SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”), and T-Mobile US, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Stockholders’ Agreement.

By executing and delivering this Joinder to the Stockholders’ Agreement, the undersigned hereby adopts and approves the Stockholders’ Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Voting Securities, to become a party to, and to be bound by and comply with the provisions of, the Stockholders’ Agreement applicable to the [DT][SoftBank] Stockholder in the same manner as if the undersigned were an original signatory to the Stockholders’ Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of [DT][SoftBank].

Article VII of the Stockholders’ Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

Accordingly, the undersigned has executed and delivered this Joinder as of the      day of                         ,             .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address:
Telephone:
Email:

ANNEX G

Form of

PROXY, LOCK-UP AND ROFR AGREEMENT

by and between

DEUTSCHE TELEKOM AG

and

SOFTBANK GROUP CORP.

DATED AS OF [●], 201[●]

This PROXY, LOCK-UP AND ROFR AGREEMENT, dated as of [●], 201[●] (this “Agreement”), is made by and between Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”).

W I T N E S E T H

WHEREAS, on April 29, 2018, T-Mobile US, Inc., a Delaware corporation (the “Company”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint Corporation, a Delaware corporation (“Sprint”), Starburst I, Inc., a Delaware corporation, Galaxy Investment Holdings, Inc., a Delaware corporation, and for the limited purposes set forth therein, DT, SoftBank and certain of their respective Affiliates entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Merger Sub will merge with and into Sprint, with Sprint continuing as the surviving corporation and as a wholly owned Subsidiary of the Company (the “Merger”), upon the terms and subject to the conditions set forth therein;

WHEREAS, in connection with the Merger, the Company, DT and SoftBank entered into an Amended and Restated Stockholders’ Agreement, dated as of the date hereof (the “Stockholders’ Agreement”), to establish among the Company, DT and SoftBank certain rights and obligations in respect of the shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company; and

WHEREAS, in connection with the Merger and to enable, subject to the terms and conditions set forth herein, DT to consolidate the Company into DT’s financial statements following the Merger, DT and SoftBank desire to establish between DT and SoftBank certain rights and obligations in respect of the shares of Common Stock that shall be owned by each of DT, SoftBank and their respective Affiliates following the consummation of the Merger, and related matters concerning each of DT’s and SoftBank’s relationship with and investment in the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions and Related Matters.

(a) Definitions. As used in this Agreement, the following terms shall have the meanings indicated below:

“Acceptance Notice” shall have the meaning set forth in Section 4(c).

“Affiliate” shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such Person; provided that, for purposes of this Agreement, (i) none of DT, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of SoftBank or any SoftBank Stockholder, (ii) none of SoftBank, the Company or their respective Controlled Affiliates shall be deemed to be an Affiliate of DT or any DT Stockholder, (iii) no SoftBank Vision Fund Person shall be deemed to be an Affiliate of SoftBank and (iv) no SoftBank Fortress Person shall be deemed to be an Affiliate of SoftBank.

“Agreement” shall have the meaning set forth in the Preamble.

“Appointed Bank” shall have the meaning set forth in Section 4(e).

“Beneficially Own” shall mean, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation), (ii) having the right to become the “beneficial owner” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise, or (iii) having an exercise or conversion privilege or a settlement payment or mechanism with respect to any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not currently exercisable, at a price related to the value of the securities for which Beneficial Ownership is being determined or a value determined in whole or part with reference to, or derived in whole or in part from, the value of the securities for which Beneficial Ownership is being determined that increases in value as the value of the securities for which Beneficial Ownership is being determined increases or that provides to the holder an opportunity, directly or indirectly, to profit or share in any profit derived from any increase in the value of the securities for which Beneficial Ownership is being determined (excluding any interests, rights, options or other securities set forth in Rule 16a-1(c)(1)-(5) or (7) promulgated pursuant to the Exchange Act). The parties agree that, for purposes of this Agreement, all Voting Securities held by the SoftBank Stockholder that are subject to the voting agreement and proxy granted to DT pursuant to this Agreement shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Board” shall mean, as of any date, the Board of Directors of the Company in office on that date.

“Business Combination Agreement” shall have the meaning set forth in the Recitals.

“Business Day” shall mean any day other than a Saturday, a Sunday, a federal holiday or a day on which banks in the City of New York, Tokyo, Japan or Bonn, Germany are authorized or obligated by Law to close.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, direct or indirect, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, voting equity, limited liability company interests, general partner interests, or other voting interests, by contract or otherwise.

“Designated Pledge ROFR Transferee” shall have the meaning set forth in Section 5(c).

“Designated Transferee” shall have the meaning set forth in Section 4(c).

“Director” shall mean any member of the Board.

“DT” shall have the meaning set forth in the Preamble.

“DT Stockholder” shall mean collectively DT and any of its Controlled Affiliates that Beneficially Owns any Voting Securities or Shares.

“Effective Time” shall have the meaning set forth in the Business Combination Agreement.

“Encumbrance” shall mean any lien, pledge, charge, claim, encumbrance, hypothecation, security interest, option, lease, license, mortgage, easement or other restriction or third-party right of any kind, including any right of first refusal, tag-along or drag-along rights or restriction on voting, transferring, lending, disposing or assigning, in each case other than pursuant to (i) this Agreement, the Stockholders’ Agreement or the Organizational Documents of the Company or (ii) restrictions imposed by applicable securities Laws.

“Excess Shares” shall mean, with respect to any Stockholder as of any time, that number of Shares held by such Stockholder as of such time that is in excess of a number of shares equal to the Required Consolidation Shares as of such time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Governmental Entity” shall mean any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority.

“Independent Bank” shall have the meaning set forth in Section 4(e).

“Laws” shall mean all federal, state, local and foreign laws, statutes and ordinances, common law and all rules, regulations, guidelines, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses and permits of any Governmental Entity.

“Lock-up Period” shall have the meaning set forth in Section 3(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Company” shall have the meaning set forth in the Preamble.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Obligation” shall have the meaning set forth in Section 3(b)(iii).

“Offer Notice” shall have the meaning set forth in Section 4(b).

“Offer Terms” shall have the meaning set forth in Section 4(b).

“Offeree Stockholder” shall have the meaning set forth in Section 4(b).

“Open Market Transfer” shall mean (a) a sale of shares on a national securities exchange (including through a broker dealer) pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder, or (b) a sale of shares to a nationally recognized bank pursuant to a block trade, following which the bank intends to sell such shares on a national securities exchange.

“Open Market Transfer Price” shall mean (i) the VWAP for each of the ten consecutive trading days ending immediately preceding the date of the applicable Acceptance Notice less (ii) the per-share amount of all underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer.

“Organizational Documents” shall mean, with respect to any Person, such Person’s articles or certificate of association, incorporation, formation or organization, bylaws, limited liability company agreement, partnership agreement or other similar constituent document or documents, each in its currently effective form as amended from time to time.

“Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Planned Purchase Date” shall have the meaning set forth in Section 4(c).

“Pledge” and its corollary terms, including “Pledged”, shall mean any pledge or loan of Shares to, or other hedging or derivative transaction involving Shares entered into with, one or more internationally recognized financial institutions or brokerage firms pursuant to one or more bona fide hedging or financing transactions in which the Stockholder entering into such arrangement retains voting power over all such Shares prior to any foreclosure.

“Pledge Counterparty” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Acceptance Notice” shall have the meaning set forth in Section 5(c).

“Pledge ROFR Foreclosure Period” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Notice” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Offeree Stockholder” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Price” shall have the meaning set forth in Section 5(b).

“Pledge ROFR Purchase Date” shall have the meaning set forth in Section 5(c).

“Pledge ROFR Shares” shall have the meaning set forth in Section 5(b).

“Proposed Transferee” shall have the meaning set forth in Section 4(b).

“Proxy” shall have the meaning set forth in Section 2(b).

“Proxy Fall Away Date” shall have the meaning set forth in Section 2(d).

“Required Consolidation Shares” shall mean, as of any time, a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of immediately following the Effective Time, multiplied by (ii) the number of shares of Common Stock outstanding immediately following the Effective Time on a fully diluted basis (as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split); provided that, if after the Effective Time, the Voting Percentage of the DT Stockholder shall increase for any reason (including as a result of a share repurchase by the Company or as a result of the purchase of additional Shares by the DT Stockholder), then the Required Consolidation Shares shall be recalculated so that it shall be equal to a number of shares of Common Stock equal to (i) 51% minus the Voting Percentage of the DT Stockholder as of such time, multiplied by (ii) the number of shares of Common Stock outstanding as of such time on a fully diluted basis (it being understood that, after the Effective Time, the number of Required Consolidation Shares may only stay the same or decrease, but not increase, at any time after the Effective Time); provided that upon the Proxy Fall Away Date, “Required Consolidation Shares” shall mean zero (0) shares of Common Stock.

“ROFR Fall Away Date” shall have the meaning set forth in Section 4(a).

“ROFR Shares” shall have the meaning set forth in Section 4(b).

“Shares” shall mean: (i) with respect to the DT Stockholder, the Voting Securities Beneficially Owned by DT or any of its Controlled Affiliates as of immediately after the Effective Time, together with all other Voting Securities over which DT or any of its Controlled Affiliates acquires Beneficial Ownership after the Effective Time and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the Effective Time (provided that, in the event that the DT Stockholder shall have Transferred any such Voting Security or other security to a Person that is neither DT nor a Controlled Affiliate of DT in accordance with this Agreement, then such Voting Security or other security shall cease to be a Share of the DT Stockholder after such Transfer unless DT or any of its Controlled Affiliates thereafter reacquires Beneficial Ownership of such Voting Security or other security); and (ii) with respect to the SoftBank Stockholder, the Voting Securities Beneficially Owned by SoftBank or any of its Controlled Affiliates as of immediately after the Effective Time, together with all other Voting Securities over which SoftBank or any of its Controlled Affiliates acquires Beneficial Ownership after the Effective Time and together with all other securities issued in respect of such Voting Securities or into which such Voting Securities may be converted or exchanged in connection with stock dividends or distributions, combinations or any similar recapitalizations after the Effective Time (provided that, in the event that the SoftBank Stockholder shall have Transferred any such Voting Security or other security to a Person that is neither SoftBank nor a Controlled Affiliate of SoftBank in accordance with this Agreement, then such Voting Security or other security shall cease to be a Share of the SoftBank Stockholder after such Transfer unless SoftBank or any of its Controlled Affiliates thereafter reacquires Beneficial Ownership of such Voting Security or other security).

“SoftBank” shall have the meaning set forth in the Preamble.

“SoftBank Stockholder” shall mean collectively SoftBank and any of its Controlled Affiliates that Beneficially Owns any Voting Securities or Shares.

“SoftBank Fortress Person” shall mean Fortress Investment Group LLC and any Person Controlled by Fortress Investment Group LLC, in each case so long as no such person is Controlled by SoftBank (it being understood that no such person is currently Controlled by SoftBank) and so long as no officer, employee or director of SoftBank or any of its Controlled Affiliates shall participate in the investment decisions of such person.

“SoftBank Vision Fund Person” shall mean SoftBank Vision Fund L.P., any Person Controlled by SoftBank Vision Fund L.P., and (A) any alternative investment vehicle or similar entity established on or prior to the date of the Business Combination Agreement in relation to SoftBank Vision Fund L.P., or (B) any successor fund to SoftBank Vision Fund L.P., that is, in each case (A) or (B), managed by SB Investment Advisors (UK) Limited or SB Investment Advisors (US) Inc.

“Sprint” shall have the meaning set forth in the Recitals.

“Stockholder” shall mean the DT Stockholder or the SoftBank Stockholder.

“Stockholders’ Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any Person, any entity, whether incorporated or unincorporated, of which (i) voting power to elect a majority of the board of directors, management committee or others performing similar functions with respect to such other Person is held by the first mentioned Person and/or by any one or more of its Subsidiaries, (ii) a general partnership interest is held by such first mentioned Person and/or by any one or more of its Subsidiaries (excluding partnerships where such first mentioned Person (A) does not Beneficially Own a majority of the general partnership interests or voting interests and (B) does not otherwise Control such entity, directly or indirectly, by contract, arrangement or otherwise), or (iii) at least 50% of the equity interests of such other Person is, directly or indirectly, owned or Controlled by such first mentioned Person and/or by any one or more of its Subsidiaries.

“Third Party” shall mean any Person other than DT, SoftBank, the Company or their respective Affiliates.

“Transfer” shall mean, with respect to any security (including any Voting Security or Share), any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of such security to any Person, including those by way of any spin-off (such as through a dividend), hedging or derivative transactions, sale, transfer or assignment of a majority of the equity interest in, or sale, transfer or assignment of Control of, any Person holding such security, or otherwise; provided, however, that any direct or indirect sale, transfer, assignment, pledge, hypothecation, mortgage, license, gift, creation of a security interest in or lien on, placement in trust (voting or otherwise), encumbrance or other disposition of any security issued by DT or SoftBank, including by tender or exchange offer, merger, amalgamation, plan of arrangement or consolidation or any similar transaction, shall not be deemed to be a Transfer of any security (including any Voting Security or Share) by any Stockholder. The term “Transferee” shall have the correlative meaning.

“Transferring Stockholder” shall have the meaning set forth in Section 4(b).

“Valuation Process Notice” shall have the meaning set forth in Section 4(e).

“Votes” shall mean the number of votes entitled to be cast generally in the election of Directors.

“Voting Percentage” of a Stockholder shall mean, as of any time, the ratio, expressed as a percentage, of (i) the aggregate number of Votes entitled to be cast in respect of the Voting Securities Beneficially Owned by such Stockholder to (ii) the aggregate number of Votes entitled to be cast by all holders of the then-outstanding Voting Securities. The parties agree that, for purposes of the calculation of each Stockholder’s respective Voting Percentage, all Voting Securities held by the SoftBank Stockholder that are subject to the Proxy shall be treated as Voting Securities Beneficially Owned by the SoftBank Stockholder and not as Voting Securities Beneficially Owned by the DT Stockholder.

“Voting Securities” shall mean, together, (i) the Common Stock and (ii) any class of capital stock or other securities of the Company other than the Common Stock that is entitled to vote generally in the election of Directors.

“VWAP” shall mean the average of the volume-weighted average prices per share of the Common Stock on the U.S. national securities exchange on which the Common Stock is then listed (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by DT and SoftBank).

(b) Other Definitional Provisions. Unless the express context otherwise requires: (i) the words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof”, when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) references herein to “Dollars” and “$” are to United States Dollars; (vi) any references herein to a specific Section, Schedule, Annex or Exhibit shall refer, respectively, to Sections, Schedules, Annexes or Exhibits of this Agreement; (vii) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (viii) references herein to any gender includes each other gender; and (ix) the word “or” shall not be exclusive.

2. Voting Agreement and Proxy.

(a) Voting Agreement.

(i) The SoftBank Stockholder hereby agrees that from and after the Effective Time, at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting

Securities, however called, or in connection with any written consent of the holders of Voting Securities, the SoftBank Stockholder shall (A) vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to all of its Shares (including, for the avoidance of doubt, any Shares with respect to which the SoftBank Stockholder has become a Beneficial Owner after the date hereof) to the fullest extent that such Shares are entitled to be voted or to consent at the time of any vote or action by written consent, with respect to each proposal, action or other matter, as directed (whether for, against, abstain, withhold, consent, do not consent or otherwise) by DT by written notice to SoftBank prior to the date of such meeting or the deadline for such consent, as applicable, or, if DT does not deliver any such notice, in the same manner (whether for, against, abstain, withhold, consent, do not consent or otherwise) as DT shall vote or not vote (or cause to be voted or not voted) or deliver or not deliver a consent (or cause a consent to be delivered or not delivered) with respect to such proposal, action or other matter, and (B) take (or cause to be taken) all steps necessary or appropriate to ensure that all of its Shares (including, for the avoidance of doubt, any Shares with respect to which the SoftBank Stockholder has become a Beneficial Owner after the date hereof) are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(ii) So long as SoftBank has the right under Section 3.1 of the Stockholders’ Agreement to designate any Stockholder Designee (as defined in the Stockholders’ Agreement) to be a nominee for election to the Board, the DT Stockholder acknowledges and agrees that from and after the Effective Time, at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, the DT Stockholder shall (A) vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to all of its Shares (including, for the avoidance of doubt, any Voting Securities with respect to which the DT Stockholder has become a Beneficial Owner after the date hereof) and any Shares that are subject to the Proxy to the fullest extent that such Shares are entitled to be voted or to consent at the time of any vote or action by written consent, with respect to any election of directors, in favor of (1) the election of all SoftBank Designees (as defined in the Stockholders’ Agreement) to the extent that the selection of such SoftBank Designees is consistent with the requirement set forth in Section 3.1 of the Stockholders’ Agreement, and (2) removal (with or without cause) from office of any SoftBank Designee serving as a Director, upon the written request of the SoftBank Stockholder, and (B) take (or cause to be taken) all steps necessary or appropriate to ensure that all of its Shares (including, for the avoidance of doubt, any Voting Securities with respect to which the DT Stockholder has become a Beneficial Owner after the date hereof), and any Shares that are subject to the Proxy, are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent for such election of directors.

(b) Proxy. By entering into this Agreement, the SoftBank Stockholder hereby irrevocably constitutes and appoints DT or any designee of DT, and any officer(s) or director(s) thereof designated as proxy or proxies by DT or its designee, as its attorney-in-fact and proxy in accordance with the Delaware General Corporation Law (with full power of substitution and resubstitution), for and in the name, place and stead of the SoftBank Stockholder (including any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof), to vote, or express consent or dissent with respect to (or otherwise to utilize, subject to, and in the manner provided in, Section 2(a)(i), the voting power of) all of its Shares at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Voting Securities, however called, or in connection with any written consent of the holders of Voting Securities, which will be deemed, for all purposes of this Agreement, to include the right to execute and deliver a written consent in respect of such Shares from time to time. The proxy granted pursuant to this Section 2(b) (the “Proxy”) is valid, coupled with an interest and, except as otherwise expressly set forth in this Agreement, irrevocable. On and after the date hereof, the SoftBank Stockholder (including any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof) shall take (or cause to be taken) all actions, including executing all documents or instruments, necessary or appropriate in connection with, or to implement, and to effectuate the intent of, the proxy and power of attorney granted under this Section 2(b). The SoftBank Stockholder (i) hereby represents and warrants (and any Controlled Affiliate of SoftBank that becomes a SoftBank Stockholder on or after the date hereof shall represent and warrant upon becoming the Beneficial Owner of such Shares) that any and all other proxies heretofore given in respect of its Shares are revocable, and that such other proxies either have been revoked prior to the date hereof (or the date such Controlled Affiliate of SoftBank becomes the Beneficial Owner of such Shares, as applicable) or are hereby revoked, and (ii) agrees and covenants that no other proxy shall be given in respect of its Shares on or after the date hereof. Any attempt by the SoftBank Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilize the voting power of), its Shares in contravention of Section 2(a)(i) or the Proxy shall be null and void ab initio.

(c) Successors and Assigns; Transferees. With respect to any Share of the SoftBank Stockholder, until the obligations and Proxy with respect to such Share shall have terminated pursuant to Section 2(d), the Proxy over such Share as described in Section 2(b) shall apply to such Share, and the obligation to vote such Share in accordance with Section 2(a) shall apply to any Controlled Affiliate of SoftBank that has acquired Beneficial Ownership of such Share, including (i) any Transferee pursuant to Section 3(a) and (ii) any successor to the SoftBank Stockholder by merger, consolidation, other business combination or otherwise, and no such Transfer of a Share shall be valid unless the Transferee expressly agrees to vote such Share and to grant a Proxy over such Share in accordance with the terms of this Section 2 as if such Transferee were a SoftBank Stockholder.

(d) Fall Away. With respect to any Share of the SoftBank Stockholder or the DT Stockholder, as applicable, the obligation to vote such Share in accordance with Section 2(a) and the Proxy over such Share as described in Section 2(b) shall terminate only upon the earliest of the following: (i) the date on which this Agreement is terminated pursuant to its terms, (ii) the date on which such Share is Transferred (other than a Transfer that is a Pledge) to a Third Party in accordance with this Agreement (including Section 4) (A) following the expiration of the Lock-up Period or (B) pursuant to Section 3(a)(iii), Section 3(a)(iv), Section 3(a)(v), Section 3(a)(vi) or Section 3(a)(vii), (iii) in the case of a Pledged Excess Share, the date on which such Pledged Excess Share is Transferred to a Third Party pursuant to a foreclosure in accordance with this Agreement (including Section 5), (iv) the date on which the DT Stockholder’s Voting Percentage equals or exceeds 55% and (v) the date on which the DT Stockholder shall have Transferred (excluding any Transfer that is a permitted pursuant to Section 3(a)(i) or any Transfer that is a Pledge) an aggregate number of shares representing 5% or more of the outstanding Common Stock as of immediately following the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) (such earlier date in clause (iv) or (v), the “Proxy Fall Away Date”).

3. Restrictions on Transfers of Shares.

(a) Generally. From and after the Effective Time until the earliest to occur of (1) the date on which this Agreement is terminated in accordance with its terms, (2) the Proxy Fall Away Date and (3) the fourth anniversary of the Effective Time (the “Lock-up Period”), no Stockholder shall Transfer any of its Shares (including permitting there to be any Encumbrance on any of its Shares) without the prior written consent of the other Stockholder, except for:

(i) a Transfer of Shares to a Controlled Affiliate of the Stockholder (it being understood that no SoftBank Vision Fund Person or SoftBank Fortress Person shall be deemed to be a Controlled Affiliate of any SoftBank Stockholder); provided that, with respect to any such Transfer of any Shares of the SoftBank Stockholder, as a condition to such Transfer, the Transferee shall agree to vote such Shares and to grant a Proxy over such Shares in accordance with the terms of Section 2 as if such Transferee were a SoftBank Stockholder;

(ii) a Pledge of Shares in accordance with Section 3(b) or a Transfer of Pledged Shares pursuant to a foreclosure of such Pledged Shares in accordance with Section 3(b) and Section 5;

(iii) a Transfer of Shares of the DT Stockholder to the SoftBank Stockholder, or a Transfer of Shares of the SoftBank Stockholder to the DT Stockholder;

(iv) a Transfer pursuant to a tender offer or exchange offer for any Shares, or merger or consolidation involving the Company, in each case, that has been approved and recommended by the Board;

(v) one or more Transfers of Excess Shares of the SoftBank Stockholder or the DT Stockholder following the first anniversary of the Effective Time and prior to the second anniversary of the Effective Time totaling no more than 5% of the shares of Common Stock outstanding as of the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) (it being understood that all of such Transfers shall be subject to Section 4);

(vi) one or more Transfers of Excess Shares of the SoftBank Stockholder or the DT Stockholder following the second anniversary of the Effective Time totaling no more than the sum of (A) 10% of the shares of Common Stock outstanding as of the Effective Time (calculated on a fully diluted basis as of the Effective Time and as adjusted to reflect any change in the number of outstanding shares as the result of a stock dividend or any increase or decrease in the number of outstanding shares resulting from a stock split or reverse stock split) and (B) that number of shares, if any, which such Stockholder was permitted to Transfer pursuant to Section 3(a)(v) but did not so Transfer (it being understood that all of such Transfers shall be subject to Section 4);

(vii) one or more Transfers of any Excess Shares of the SoftBank Stockholder or the DT Stockholder following the third anniversary of the Effective Time (it being understood that all of such Transfers shall be subject to Section 4).

(b) Pledges.

(i) Subject to the terms and conditions set forth in the remainder of this Section 3(b), each of the SoftBank Stockholder and the DT Stockholder may Pledge any of its Shares.

(ii) The aggregate amount of all obligations (collectively, the “Obligations”) which are secured by any Shares subject to a Pledge shall not exceed 50% of the aggregate fair market value of such Shares that are subject to such Pledge, subject to any cure mechanism in the Pledge documents.

(iii) As a condition to any Pledge of a Share, such Share shall continue to be subject to the Proxy in accordance with the terms of Section 2 and may not be Transferred in connection with any foreclosure, except in accordance with Section 5; provided that: (A) if such Share is an Excess Share and is Transferred as a result of a foreclosure in accordance with Section 5, such Share shall cease to be subject to any restrictions set forth in this Agreement, including the Proxy; (B) if such Share is a Required Consolidation Share and is Transferred on or prior to the fourth anniversary of the Effective Time as a result of a foreclosure, such Required Consolidation Share shall continue to remain subject to the Proxy and subject to Section 2, 3, 4 and 5 in accordance with the terms of such Sections; and (C) if such Share is a Required Consolidation Share and is Transferred following the fourth anniversary of the Effective Time as a result of a foreclosure, such Share shall continue to remain subject to the Proxy and subject to Section 2, 3(b), 4 and 5 in accordance with the terms of such Sections, but shall cease to be subject to Section 3(a), following any Transfer of such Share as a result of any foreclosure. A Stockholder that Pledges a Share to secure any Obligation must provide a written agreement from the secured party to whom such Share has been Pledged acknowledging and agreeing to be bound by such conditions, including, in the case of a Required Consolidation Share, acknowledging and agreeing that any person that obtains a Required Consolidation Share as a result of a foreclosure of such Pledge on or prior to the fourth anniversary of the Effective Time shall be subject to the Proxy and the obligations set forth in Sections 2, 3, 4 and 5 as if such person were a SoftBank Stockholder under this Agreement, and any person that obtains a Required Consolidation Share as a result of a foreclosure of such Pledge after the fourth anniversary of the Effective Time shall be subject to the Proxy and the obligations set forth in Sections 2, 3(b), 4 and 5 as if such person were a SoftBank Stockholder under this Agreement.

(iv) A Stockholder must provide at least 10 days’ written notice to the other Stockholder prior to each Pledge of any of the first Stockholder’s Shares. Such notice shall set forth the terms and conditions of such Pledge (including a copy of the agreements setting forth such terms and conditions), the Obligations and the name(s) and address(es) of all Persons to whom such Shares are Pledged, and shall certify that the Pledge complies with the terms and conditions set forth in this Agreement.

(v) A Stockholder that has Pledged any Shares shall provide prompt written notice to the other Stockholder of any default of any Obligation.

(c) Void Transfers. Any Transfer (including Pledge) of a Share not effected in accordance with this Section 3 shall be null and void ab initio.

4. General Right of First Refusal.

(a) Applicability. Until the earliest to occur of (i) the Proxy Fall Away Date and (ii) such time as either the SoftBank Stockholder or the DT Stockholder no longer Beneficially Owns at least 5% of the Voting Securities outstanding as of the Effective Time (such earlier date, the “ROFR Fall Away Date”), neither Stockholder shall Transfer any of its Shares, whether such Transfer occurs during or after the Lock-up Period, unless such Stockholder shall have first complied with Section 4.2 of the Stockholders’ Agreement and this Section 4 with respect to such Transfer of Shares; provided that this Section 4 shall not apply to (i) any Transfer described in Section 3(a)(i), 3(a)(iii) or 3(a)(iv), (ii) any Pledge of a Share or any Transfer in connection with a foreclosure of a Pledged Share (it being understood that any Transfer in connection with a foreclosure of a Pledged Share shall be subject to Section 5), or (iii) any Transfer pursuant to a Sale of the Company (as defined in the Stockholders’ Agreement).

(b) Transfer Notice. Any Transfer of Shares subject to Section 4(a) (the “ROFR Shares”) by a Stockholder (the “Transferring Stockholder”) to any Person or Persons (the “Proposed Transferee(s)”) shall not occur and shall be null and void ab initio unless, prior to the consummation of such Transfer, the Transferring Stockholder shall, at least 20 Business Days prior to the date that such Transfer is to be consummated, deliver a written notice (the “Offer Notice”) to the other Stockholder (the “Offeree Stockholder”) (i) setting forth (A) the number and type of Shares proposed to be Transferred by the Transferring Stockholder, (B) whether the proposed Transfer is an Open Market Transfer or not an Open Market Transfer, and (C) if the proposed Transfer is not an Open Market Transfer, the name(s) and address(es) of the Proposed Transferee(s), the per Share purchase price, the form of consideration and the terms and conditions of payment offered by the Proposed Transferee(s), and any other material terms and conditions of the proposed Transfer (including a description of any non-cash consideration in sufficient detail to permit a valuation thereof) (collectively, the “Offer Terms”), (ii) in the case of a proposed Transfer that is not an Open Market Transfer, including a written certification that (A) the Offer Terms represent a bona fide proposal for the Transfer of the Shares to the Proposed Transferee(s) as set forth in the Offer Notice and (B) the Transferring Stockholder believes in good faith that a binding agreement for the Transfer could be obtainable on the terms set forth in the Offer Notice and (iii) including, if the proposed Transfer is an Open Market Transfer, a good-faith written estimate of the per-share amount of any applicable underwriting discounts and fees, if any, payable by the Proposed Transferee in the proposed Open Market Transfer, and if the proposed Transfer is not an Open Market Transfer, a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(c) Option of the Offeree Stockholder. The Offer Notice shall constitute, for a period of 20 Business Days after the delivery of the Offer Notice, a binding, irrevocable and exclusive offer to sell to the Offeree Stockholder (or any Controlled Affiliate of the Offeree Stockholder designated by the Offeree Stockholder or as part of a “group” including the Offeree Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Transferee”) any or all of the ROFR Shares (i) in the case of a proposed Transfer that is not an Open Market Transfer, on the Offer Terms (at the price per Share set forth therein); provided that if the Offer Terms provide for payment of any non-cash consideration, the Offeree Stockholder may elect to pay the purchase price in respect of such non-cash consideration in cash in an amount that is equal to the fair market value of such non-cash consideration described in the Offer Terms, as determined in good faith and mutually agreed by the

Transferring Stockholder and the Offeree Stockholder (provided that, if the Transferring Stockholder and the Offeree Stockholder shall be unable to so mutually agree within 10 Business Days of the delivery of the Offer Notice, then either party may commence the valuation process described in Section 4(e) and the all periods set forth in this Section 4(c) shall be tolled for, and such periods (or the remaining portion thereof) shall recommence only upon a final and binding determination of fair market value pursuant to, such valuation process); and (ii) in the case of a proposed Transfer that is an Open Market Transfer, at the Open Market Transfer Price; provided that, in each of clauses (i) and (ii), during such 20-Business-Day period, the Transferring Stockholder may not effect the proposed Transfer to the Proposed Transferee(s) or pursuant to any Open Market Transfer, as applicable (unless prior to the expiration thereof, the Offeree Stockholder provides written notice to the Transferring Stockholder that it is not electing to purchase the ROFR Shares). To accept such offer, an Offeree Stockholder shall deliver written notice (the “Acceptance Notice”) to the Transferring Stockholder on or prior to the end of such 20-Business-Day period setting forth (A) its binding acceptance of such offer, (B) the identity of the Designated Transferee, (C) the planned date for purchase of the ROFR Shares, which shall be a reasonable date within 120 days from the date of the Purchase Offer (the “Planned Purchase Date”) and (D) the number of ROFR Shares to be purchased, whereupon the Transferring Stockholder will be obligated to sell, and the Offeree Stockholder will be obligated to purchase, the ROFR Shares in accordance with the Offer Terms or Open Market Transfer Price, as applicable, or such other terms and conditions as may be agreed between the Transferring Stockholder and the Offeree Stockholder. The closing of such purchase and sale shall occur on the Planned Purchase Date or at such time and place as the Transferring Stockholder and the Offeree Stockholder may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

(d) Ability to Sell of the Transferring Stockholder. If (i) the Offeree Stockholder does not deliver an Acceptance Notice on or prior to the end of the 20-Business-Day period set forth in Section 4(c), (ii) the Offeree Stockholder or the Designated Transferee, as the case may be, has not paid the full Transfer price for the ROFR Shares on such terms and conditions as may be agreed between the Transferring Stockholder and the Offeree Stockholder or, in the absence of such agreement, in accordance with the Offer Terms or the Open Market Transfer Price, as applicable, or (iii) the Acceptance Notice is not for all the ROFR Shares, the Transferring Stockholder may, during the 120-day period immediately following the earlier of the end of such 20-Business-Day period and the delivery of the Acceptance Notice, Transfer the ROFR Shares (or the remaining ROFR Shares, in the event the Acceptance Notice is not for all the ROFR Shares) (A) if the proposed Transfer is an Open Market Transfer, pursuant to an Open Market Transfer, and (B) if the proposed Transfer is not an Open Market Transfer, to the Proposed Transferee(s) for no less than the per Share purchase price and the form of consideration, and on substantially similar terms and conditions of payment set forth in the Offer Terms, and otherwise on terms and conditions no more favorable to the Proposed Transferee(s) than the Offer Terms; provided that, if the Transferring Stockholder does not consummate the Transfer of the ROFR Shares in accordance with the foregoing within such 120-day period, any attempt to Transfer such ROFR Shares shall again be subject to the provisions of this Section 4.

(e) Valuation Process for Non-Cash Consideration. If any Offer Terms provide for payment of any non-cash consideration, then the Transferring Stockholder and the Offeree Stockholder shall negotiate in good faith to determine the fair market value of such non-cash consideration. If they are unable to agree on such fair market value within 10 Business Days of the delivery of the Offer Notice, then either the Transferring Stockholder or the Offeree Stockholder may commence the valuation process described in this Section 4(e) by providing written notice to the other party (such notice, a “Valuation Process Notice”). In the event a Valuation Process Notice is delivered, then within 10 Business Days of the delivery of the Valuation Process Notice, each of the Transferring Stockholder and the Offeree Stockholder shall appoint an internationally recognized investment banking firm (an “Appointed Bank”). Each of the Transferring Stockholder and the Offeree Stockholder shall instruct its Appointed Bank to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Appointed Bank in its professional experience deem relevant to such a determination. On the 45th Business Day following delivery of the Valuation Process Notice or such earlier date as mutually agreed between the Transferring Stockholder and the Offeree Stockholder, each Appointed Bank shall present to the other party and its Appointed Bank its determination of the fair market value of such non-cash consideration. In the event the fair market values determined by the two Appointed Banks are within 10% of one another (determined by reference to the higher of the two), the fair market value shall be the average of those two estimates and such determination of the fair market value of the non-cash consideration shall be final and binding on the Transferring Stockholder and the Offeree Stockholder. In the event the fair market values determined by the two Appointed Banks are not within 10% of one another (determined by reference to the higher of the two), the Appointed Banks shall mutually select a third internationally recognized investment banking firm (the “Independent Bank”) to determine, by no later than 20 Business Days after being appointed, its best estimate of the fair market value of the non-cash consideration, based on the customary methodologies that such Independent Bank in its professional experience deem relevant to such a determination. The fair market value of the non-cash consideration shall then be determined by the Independent Bank, and such resulting determination shall be final and binding on the Transferring Stockholder and the Offeree Stockholder.

5. Right of First Refusal upon Foreclosure of Pledged Shares.

(a) Applicability. Until the ROFR Fall Away Date, neither Stockholder shall permit any Person to Transfer Pledged Shares in connection with any foreclosure without first complying with the procedures set forth in this Section 5, and neither Stockholder shall enter into any agreement or arrangement relating to a Pledge that is inconsistent with or would have the effect of circumventing the process and requirements set forth in this Section 5.

(b) Pledge ROFR Notice. In the event that a financial institution, brokerage firm or other Person that is the creditor in respect of any Obligation (such Person, including any agent, trustee or other Person acting in a similar capacity on behalf of such creditor, being a “Pledge Counterparty”) delivers a notice of event of default or a similar event or consequence pursuant to any the agreement or arrangement relating to an Obligation secured by a Pledge of Shares, it shall concurrently deliver a written notice (the “Pledge ROFR Notice”) to the other Stockholder (the “Pledge ROFR Offeree Stockholder”), which notice shall include a copy of the notice delivered to the first Stockholder and shall set forth (i) the number of Pledged Shares securing the Obligation that is in default or subject to a similar event or consequence (the “Pledge ROFR Shares”), (ii) the number of Pledge ROFR Shares that are Pledged Required Consolidation Shares or Pledged Excess Shares, (iii) the VWAP for the ten consecutive trading days immediately preceding the date of the Pledge ROFR Notice (the “Pledge ROFR Price”), (iv) the cure period applicable to such default, event or consequence and the earliest date and time following such cure period on which the Pledge Counterparty may foreclose on the Pledge ROFR Shares (together, the “Pledge ROFR Foreclosure Period”), which Pledge ROFR Foreclosure Period shall be no less than 2 Business Days, subject to notice, cure and information rights set forth in the agreements for such Pledged Shares, and (v) all other material terms and conditions related to the right of first refusal described in this Section 5.

(c) Option of the Pledge ROFR Offeree Stockholder. The Pledge ROFR Notice shall constitute, during the Pledge ROFR Foreclosure Period, a binding, irrevocable and exclusive offer to sell to the Pledge ROFR Offeree Stockholder (or any Controlled Affiliate of the Pledge ROFR Offeree Stockholder designated by the Pledge ROFR Offeree Stockholder or as part of a “group” including the Pledge ROFR Offeree Stockholder as contemplated by Section 13d-5(b) of the Exchange Act) (the “Designated Pledge ROFR Transferee”) any or all of the Pledge ROFR Shares on the terms and at the Pledge ROFR Price set forth in the Pledge ROFR Notice; provided that during the Pledge ROFR Foreclosure Period, the Pledge Counterparty may not effect a foreclosure sale or other Transfer of the Pledge ROFR Shares unless prior to the expiration thereof, the Pledge ROFR Offeree Stockholder provides written notice to the Pledge Counterparty that it has elected not to purchase the Pledge ROFR Shares. The Pledge ROFR Offeree Stockholder may elect to purchase any or all of the Pledge ROFR Shares by delivering a written notice (the “Pledge ROFR Acceptance Notice”) to both the Stockholder that has Pledged such Shares and the Pledge Counterparty on or prior to the end of the Pledge ROFR Foreclosure Period setting forth (i) its irrevocable acceptance of such offer, (ii) the identity of the Designated Pledge ROFR

Transferee, (iii) its commitment to purchase the Pledge ROFR Shares on a date that is on or prior to the last day of the Pledge ROFR Foreclosure Period (the “Pledge ROFR Purchase Date”), and (iv) the number of Pledge ROFR Shares to be purchased, whereupon both the Stockholder that has Pledged such Shares and the Pledge Counterparty will be obligated to sell, and the Pledge ROFR Offeree Stockholder will be obligated to purchase, such number of Pledge ROFR Shares in accordance with the terms set forth in the Pledge ROFR Notice or such other terms and conditions as may be agreed between the Pledge ROFR Offeree Stockholder and the Pledge Counterparty. The closing of such purchase and sale shall occur on the Pledge ROFR Purchase Date or at such time and place as the Pledge ROFR Offeree Stockholder and the Pledge Counterparty may agree, pursuant to an agreement containing reasonable and customary representations and warranties and other terms and conditions.

6. Certain Prohibited Acquisitions of Shares.

(a) Until the Proxy Fall Away Date, SoftBank agrees that, without the prior written consent of DT, it shall not, and shall cause its Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Voting Securities if, following such acquisition, the ratio of (i) the number of Shares Beneficially Owned by the SoftBank Stockholder to (ii) the number of Shares Beneficially Owned by the DT Stockholder would be greater than the ratio of 49.9% to 50.1%.

(b) Each of DT and SoftBank agrees that, without the prior written consent of the other party hereto, until such time as either Stockholder’s Voting Percentage is less than 5%, it shall not, and shall cause its respective Affiliates not to, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire or agree to acquire (including from the Company) Beneficial Ownership of any Voting Securities if such acquisition would constitute a Proposed Acquisition, as defined in the Stockholders’ Agreement.

(c) Any acquisition of Beneficial Ownership of any Voting Securities by either SoftBank or DT or their respective Affiliates not effected in accordance with this Section 6 shall be null and void ab initio.

7. Representations and Warranties of DT. DT represents and warrants to SoftBank that, as of the date hereof:

(a) DT is an Aktiengesellschaft organized and existing under the Laws of the Federal Republic of Germany.

(b) DT has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by DT of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of DT. This Agreement has been duly executed and delivered by DT and, assuming the due authorization, execution and delivery of this Agreement by SoftBank, constitutes the legal, valid and binding obligation of DT, enforceable against DT in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by DT and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of DT, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of DT (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon DT, or (iii) a conflict with, or breach or violation of, any Law applicable to DT or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of DT to perform its obligations under this Agreement.

(d) As of immediately following the Effective Time, the DT Stockholder will (i) Beneficially Own the Shares set forth on Exhibit A free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement or under applicable securities Laws, (ii) have sole voting power over all of such Shares, other than as set forth in this Agreement or the Stockholders’ Agreement, and (iii) not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares and except as provided in this Agreement.

8. Representations and Warranties of SoftBank. SoftBank represents and warrants to DT that, as of the date hereof:

(a) SoftBank is a kabushiki kaisha organized and existing under the Laws of Japan.

(b) SoftBank has all requisite corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by SoftBank of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action of SoftBank. This Agreement has been duly executed and delivered by SoftBank and, assuming the due authorization, execution and delivery of this Agreement by DT, constitutes the legal, valid and binding obligation of SoftBank, enforceable against SoftBank in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

(c) The execution and delivery of this Agreement by SoftBank and the performance of its obligations hereunder will not constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of SoftBank, (ii) a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, or the creation of an Encumbrance on any of the assets of SoftBank (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation binding upon SoftBank, or (iii) a conflict with, or breach or violation of, any Law applicable to SoftBank or by which its properties are bound or affected, except, in the case of clause (ii) or (iii) above, for any breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to impair in any material respect the ability of SoftBank to perform its obligations under this Agreement.

(d) As of immediately following the Effective Time, the SoftBank Stockholder will (i) Beneficially Own the Shares set forth on Exhibit B free and clear of any and all Encumbrances, other than those created by this Agreement or the Stockholders’ Agreement or under applicable securities Laws, (ii) have sole voting power over all of such Shares, other than as set forth in this Agreement or the Stockholders’ Agreement, and (iii) not own of record or Beneficially Own any shares of capital stock or other voting or equity securities or interests of the Company, or any rights to purchase or acquire any such shares or other securities or interests, except for such Shares and except provided in this Agreement.

9. Termination. This Agreement shall terminate and shall have no further force or effect on the earlier to occur of:

(a) the first date that either the DT Stockholder or the SoftBank Stockholder no longer Beneficially Owns any Shares; or

(b) upon the mutual written agreement of SoftBank and DT;

provided that Section 1, this Section 9 and Section 10 shall survive any such termination of this Agreement. Notwithstanding the foregoing, nothing herein shall relieve any Stockholder from liability for any breach of this Agreement that occurred prior to such termination.

10. Miscellaneous.

(a) Injunctive Relief. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in Section 10(e), without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, or to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns. No party may directly or indirectly assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party; provided that, without the written consent of the other parties, each Stockholder may assign any of its rights or obligations hereunder, in whole or in part, to any Person that will be a successor to or that will acquire Control of such Stockholder, whether by merger, consolidation or sale of all or substantially all of its assets. Any purported direct or indirect assignment in violation of this Section 10(b) shall be null and void ab initio.

(c) Amendments and Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, and no extension of time for the performance of any of the obligations hereunder, shall be valid or binding unless set forth in writing and duly executed by the parties. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of any party granting any waiver in any other respect or at any other time. The waiver by any Stockholder of a breach of, or a default under, any of the provisions hereof, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Except as expressly provided in this Agreement, the rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

(d) Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or delivered by electronic mail (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to DT or the DT Stockholder, to:

Deutsche Telekom AG

Friedrich-Ebert-Allee 140

53113 Bonn, Germany

Attention: General	Counsel
Email: axel.luetzner@telekom.de

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Adam O. Emmerich
David K. Lam
Email:	AOEmmerich@wlrk.com
DKLam@wlrk.com

(ii)	if to SoftBank or the SoftBank Stockholder, to:

SoftBank Group Corp.

Tokyo Shiodome Bldg.

1-9-1 Higashi-shimbashi

Minato-ku, Tokyo 105-7303, Japan

Attention:	Corporate Officer, Head of Legal Unit
Email:	sbgrp-legalnotice@g.softbank.co.jp

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94015

Attention:	Robert S. Townsend
Brandon C. Parris
Email:	RTownsend@mofo.com
BParris@mofo.com

(e) Governing Law; Jurisdiction; Forum; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. In any action between the parties arising out of or relating to this Agreement, each of the parties (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware, (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court, and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery for the State of Delaware in and for New Castle County, Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the federal court of the United States of America sitting in the State of Delaware, and appellate courts thereof, or, if (and only if) each of such Court of Chancery for the State of Delaware and such federal court finds it lacks subject matter jurisdiction, any state court within the State of Delaware. Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 10(d) shall be effective service of process for any such action. Each party hereto irrevocably designates C.T. Corporation as its agent and attorney in fact for the acceptance of service of process and making an appearance on its behalf in any such claim or proceeding and for the taking of all such acts as may be necessary or appropriate in order to confer jurisdiction over it before the aforementioned courts and each party hereto stipulates that such consent and appointment is irrevocable and coupled with in interest. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(e).

(f) Interpretation. The headings are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Entire Agreement; No Other Representations. This Agreement, the Business Combination Agreement and the Stockholders’ Agreement constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof.

(h) No Third-Party Beneficiaries. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

(k) Affiliated Entities. To the extent that any Controlled Affiliate of DT is a DT Stockholder, DT shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the DT Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of DT becomes a Beneficial Owner of Shares on or after the date hereof, (i) DT shall give SoftBank written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable, or otherwise as promptly as possible thereafter and (ii) such Controlled Affiliate shall, and DT shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by SoftBank, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the DT Stockholder and that such Shares are subject to this Agreement (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder). To the extent that any Controlled Affiliate of SoftBank is a SoftBank Stockholder, SoftBank shall cause such Controlled Affiliate to comply with all obligations under this Agreement applicable to the SoftBank Stockholder, and in furtherance of the foregoing, if any Controlled Affiliate of SoftBank becomes a Beneficial Owner of Shares on or after the date hereof, (A) SoftBank shall give DT written notice thereof in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable, or otherwise as promptly as possible thereafter and (B) such Controlled Affiliate shall, and SoftBank shall cause such Controlled Affiliate to, promptly (and in advance of such Controlled Affiliate becoming a Beneficial Owner, if reasonably practicable) execute a joinder in substantially in the form of Annex I, and to execute any and all documents or instruments and take such other actions required, or otherwise reasonably requested by DT, to ensure that such Controlled Affiliate is subject to the obligations under this Agreement applicable to the SoftBank Stockholder and that such Shares are subject to this Agreement (provided that any failure to execute such documents or instruments or take such other actions shall not affect such obligations hereunder).

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

DEUTSCHE TELEKOM AG

By:
Name:
Title:

SOFTBANK GROUP CORP.

By:
Name:
Title:

[Signature Page to Proxy, Lock-Up and ROFR Agreement]

Exhibit A

Shares Beneficially Owned by the DT Stockholder: [●]

Exhibit B

Shares Beneficially Owned by the SoftBank Stockholder: [●]

Annex I

Form of Joinder

The undersigned is executing and delivering this joinder agreement (this “Joinder”) pursuant to that certain Proxy, Lock-Up and ROFR Agreement, dated as of [●], 201[●] (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “DT-SoftBank Agreement”) by and between Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank”). Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the DT-SoftBank Agreement.

By executing and delivering this Joinder to the DT-SoftBank Agreement, the undersigned hereby adopts and approves the DT-SoftBank Agreement and agrees, effective commencing on the date hereof and as a condition to the undersigned becoming a Beneficial Owner of Shares, to become a party to, and to be bound by and comply with the provisions of, the DT-SoftBank Agreement applicable to the [DT][SoftBank] Stockholder in the same manner as if the undersigned were an original signatory to the DT-SoftBank Agreement.

The undersigned hereby represents and warrants that it is a Controlled Affiliate of [DT][SoftBank].

Section 10 of the DT-SoftBank Agreement is hereby incorporated herein by reference, mutatis mutandis.

[Remainder of page intentionally left blank]

[Form of Joinder]

Accordingly, the undersigned has executed and delivered this Joinder as of the     day of             ,         .

[TRANSFEREE]

By:
Name:
Title:

Notice Information

Address: Telephone: Email:

[Form of Joinder]

ANNEX H

April 29, 2018

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, WA 98006

Members of the Board:

We understand that T-Mobile US, Inc. (the “Company”) proposes to enter into a Business Combination Agreement (the “Agreement”) with Sprint Corporation (“Sprint”) and certain other parties thereto, pursuant to which, among other things, the Company and Sprint will effect a business combination transaction and each issued and outstanding share of the common stock, par value $0.01 per share, of Sprint (the “Sprint Common Stock”) (subject to certain exceptions set forth in the Agreement), will be automatically converted into the right to receive 0.10256 (the “Exchange Ratio”) shares of the common stock, par value $0.00001 per share, of the Company (the “Company Common Stock”), on the terms and conditions set forth in the Agreement. We further understand that in connection with the transactions contemplated by the Agreement (collectively, the “Transaction”), the Company, Sprint and/or certain of their affiliates will enter into certain other agreements as provided in the Agreement.

You have asked us whether, in our opinion, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the Company from a financial point of view. In arriving at the opinion set forth below, we have, among other things:

(i)	reviewed certain publicly available information concerning the business, financial condition and operations of Sprint and the Company;

(ii)

reviewed certain internal information concerning the business, financial condition and operations of Sprint and the Company prepared by the management of Sprint and the Company, respectively, and approved for our use and furnished to us by the management of the Company;

(iii)

reviewed certain internal financial analyses, estimates and forecasts relating to the Company, including projections for the Company’s fiscal years 2018 through 2026, that were prepared by or at the direction of and approved and furnished to us by the management of the Company (the “Company Projections”);

(iv)

reviewed certain financial analyses, estimates and forecasts relating to Sprint, including (a) projections for calendar years 2018 through 2022 that were prepared by the management of Sprint and approved for our use and furnished to us by the management of the Company (the “Sprint Projections”) and (b) projections for calendar years 2018 through 2026 that were prepared by or at the direction of and approved and furnished to us by the management of the Company (the “Company Management Sprint Projections”);

(v)	reviewed certain financial analyses, estimates and forecasts relating to the combined company, including projections for calendar years 2019 through 2026 that were prepared by or at the direction of and approved and furnished to us by the management of the Company (the “Combined Company Projections”, and, together with the Company Projections, the Sprint Projections and the Company Management Sprint Projections, collectively, the “Projections”);

(vi)

held discussions with members of senior management of the Company concerning, among other things, their respective evaluations of the Transaction and the Company’s and Sprint’s respective businesses, operating and regulatory environment, financial condition, prospects and strategic objectives;

(vii)

reviewed the expectations of the management of the Company with respect to the pro forma impact of the Transaction on the future financial performance of the combined company, including operating cost synergies, capital expenditure savings and other combination benefits of the transaction and the related costs to achieve such savings and combination benefits (collectively, the “Expected Synergies”), and other strategic benefits expected by the management of the Company to result from the Transaction;

(viii)

reviewed the net operating loss projections for the Company, Sprint and the combined company that were prepared by or at the direction of and approved and furnished to us by the management of the Company (the “NOL Projections”);

(ix)

reviewed certain estimates relating to the capitalization of Sprint, the Company and the combined company as of March 31, 2018 and December 31, 2018 that were prepared by the management of Sprint or the Company, as applicable, and approved for our use and furnished to us by the management of the Company (with respect to the estimates relating to the capitalization of Sprint, the Company and the combined company as of December 31, 2018, the “Expected Capitalization”);

(x)

reviewed certain estimates relating to transaction and financing fees and expenses to be incurred in connection with the Transaction that were prepared by and approved for our use and furnished to us by the management of the Company (the “Expected Transaction Expenses”);

(xi)	compared certain financial information for Sprint and the Company with similar publicly available financial and stock market data for certain other companies that we deemed to be relevant;

(xii)	reviewed the publicly available financial terms of certain other business combinations that we deemed to be relevant;

(xiii)	reviewed an executed copy of the Agreement, dated as of April 29, 2018; and

(xiv)	performed such other financial studies, analyses and investigations, and considered such other matters, as we deemed necessary or appropriate for purposes of rendering this opinion.

In preparing this opinion, with your consent, we have relied upon and assumed the accuracy and completeness of the foregoing information and all other information discussed with or reviewed by us, without independent verification thereof. We have assumed, with your consent, that the Projections and the Expected Capitalization and the underlying assumptions therefor, and all other financial analyses, estimates and forecasts provided to us by the Company’s or Sprint’s management, have been reasonably prepared in accordance with industry practice and represent the Company or Sprint, as applicable, management’s best currently available estimates and judgments as to the business, financial condition and operations and future financial performance of the Company, Sprint and/or the combined company, as applicable. We have assumed, with your consent, that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates, and estimates of the tax effects set forth in the NOL Projections are reasonable and that the net operating losses described therein will be utilized in accordance with such estimates. We have also assumed, at your direction, that for purposes of our analysis the Expected Transaction Expenses represent the aggregate amount of transaction and financing fees and expenses that will be incurred in connection with the Transaction.

With your consent, we assume no responsibility for and express no opinion as to any of the Projections, the Expected Synergies, the NOL Projections, the Expected Capitalization or the Expected Transaction Expenses, the assumptions upon which any of the foregoing are based or any other financial analyses, estimates and forecasts provided to us by the management of the Company or Sprint. We have also assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of each of the Company and Sprint since the respective dates of the last financial statements made available to us. We have further relied, with your consent, upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information provided to or reviewed by us, nor have we been furnished with any such verification and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company or Sprint. We did not make an independent evaluation or appraisal of the assets or the liabilities (contingent or otherwise) of the Company or Sprint, nor have we been furnished with any such evaluations or appraisals, nor have we evaluated the solvency of the Company or Sprint (or the impact of the Transaction thereon) under any applicable laws.

We also have assumed, with your consent, that the consummation of the Transaction will be effected in accordance with the terms and conditions of the Agreement, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party consents and approvals (contractual or otherwise, including any consent or waiver under the Company’s, Sprint’s or any of their affiliates’ debt instruments or securities) for the Transaction and related transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Transaction in any way that would affect our analysis. We have assumed, with your consent, that the Transaction will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals. We are not legal, tax or regulatory advisors and have relied, with your consent, upon without independent verification the assessment of the Company and its legal, tax and regulatory advisors with respect to such matters.

We have not considered the relative merits of the Transaction as compared to any other business plan or opportunity that might be available to the Company or the effect of any other arrangement in which the Company might engage and our opinion does not address the underlying decision by the Company to engage in the Transaction. Our opinion is limited to the fairness as of the date hereof, from a financial point of view, to the Company of the Exchange Ratio pursuant to the Agreement, and our opinion does not address any other aspect or implication of the Transaction, the Agreement, or any other agreement or understanding entered into or to be entered into in connection with the Transaction or otherwise. We further express no opinion or view as to the fairness of the Transaction or any related transaction to the holders of any class of securities, creditors or other constituencies of any party, including, without limitation, the treatment of any debt provided by Deutsche Telekom AG (“DT”) to the Company in connection with the Transaction, or as to the underlying decision by the Company to engage in the Transaction. We also express no opinion as to the fairness (financial or otherwise) of the amount or nature of the compensation to any officers, directors or employees, or any class of such persons or any party to the Transaction, whether relative to the Exchange Ratio or otherwise. This opinion does not constitute a recommendation to any stockholder of the Company or Sprint as to how any such stockholder should vote or act with respect to the Transaction or any other matter.

Our opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they exist and can be evaluated, and the information made available to us, as of the date hereof. We express no opinion as to the prices or trading ranges at which the shares of the Company Common Stock or Sprint Common Stock will trade at any time. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. This opinion has been approved by a fairness committee of PJT Partners LP in accordance with established procedures.

This opinion is provided to the Board of Directors of the Company, in its capacity as such, in connection with and for the purposes of its evaluation of the Transaction only and is not a recommendation as to any action the Board of Directors should take with respect to the Transaction or related transactions or any aspect thereof. This opinion is not to be quoted, summarized, paraphrased or excerpted, in whole or in part, in any registration statement, prospectus or proxy or information statement, or in any other report, document, release or other written or oral communication prepared, issued or transmitted by the Board of Directors, including any committee thereof, or the Company, without our prior written consent. However a copy of this opinion may be included, in its entirety, as an exhibit to any disclosure document the Company is required to file with the U.S. Securities and Exchange Commission in connection with the Transaction without the prior written consent of PJT Partners LP. Any summary of or reference to the opinion or the analysis performed by PJT Partners LP in connection with the rendering of the opinion in such documents shall require the prior written approval of PJT Partners LP.

We are acting as financial advisor to the Company with respect to the Transaction and will receive a fee from the Company for our services, a significant portion of which is payable upon the consummation of the Transaction. In addition, the Company has agreed to reimburse us for out-of-pocket expenses and to indemnify us for certain liabilities arising out of the performance of such services (including the rendering of this opinion).

In the ordinary course of our and our affiliates’ businesses, we and our affiliates may provide investment banking and other financial services to the Company, Sprint or their respective affiliates and may receive compensation for the rendering of these services. During the two years preceding the date of this opinion, we and certain of our affiliated entities are advising or have advised (i) the Company’s Audit Committee in connection with certain financings by DT, for which we have received customary compensation, (ii) Softbank Group Corp. (“Softbank”) in connection with an investment unrelated to the Transaction, for which we have received customary compensation, (iii) OneWeb, in which Softbank owns a non-controlling equity stake, in connection with a potential transaction unrelated to the Transaction, for which we may in the future receive customary compensation, and (iv) Ligado Networks LLC, in which Fortress Investment Group LLC, which has become a subsidiary of Softbank subsequent to our mandate, owns a significant investment, on matters unrelated to the Transaction, for which we may in the future receive customary compensation.

*     *     *

Based on and subject to the foregoing, we are of the opinion, as investment bankers, that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair to the Company from a financial point of view.

Very truly yours,

/s/ PJT Partners LP
PJT Partners LP

ANNEX I

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

April 29, 2018

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to T-Mobile US, Inc. (the “Company”) of the exchange ratio (the “Exchange Ratio”) of 0.10256 shares of common stock, par value $0.00001 per share (the “Company Common Stock”), of the Company to be issued in exchange for each share of common stock, par value $0.01 per share (the “Sprint Common Stock”), of Sprint Corporation (“Sprint”) pursuant to the Business Combination Agreement, dated as of April 29, 2018 (the “Agreement”), by and among the Company, Huron Merger Sub LLC, a wholly owned subsidiary of the Company (“Merger Company”), Superior Merger Sub Corporation, a wholly owned subsidiary of Merger Company, Sprint, Starburst I, Inc. and Galaxy Investment Holdings, Inc., each a holder of shares of Sprint Common Stock and an indirect wholly owned subsidiary of SoftBank (as defined below), and for the limited purposes of the covenants set forth therein that are expressly obligations of such persons, Deutsche Telekom AG, an indirect controlling stockholder of the Company (“DT”), Deutsche Telekom Holding B.V., a holder of Company Common Stock and indirect subsidiary of DT, and SoftBank Group Corp., an indirect, controlling stockholder of Sprint (“SoftBank”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Sprint, DT, SoftBank and any of their respective affiliates and, as applicable, portfolio companies, and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company and DT in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees from the Company and DT for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company and DT have agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. At your request, affiliates of Goldman, Sachs & Co. LLC have entered into financing commitments and agreements to provide the Company with senior secured credit facilities, a senior secured bridge loan facility, and a senior unsecured bridge loan facility in connection with the consummation of the Transaction, in each case subject to the terms of such commitments and agreements. We have provided from time to time, and are currently providing, certain financial advisory and/or underwriting services to DT and/or its affiliates for which our Investment Banking Division has received, and may receive, compensation, including having acted as dealer manager on DT’s commercial paper program since June 2011; as joint bookrunner in connection with DT’s 1.770% guaranteed notes due 2019

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

T-Mobile US, Inc.

April 29, 2018

Page Two

(aggregate principal amount $250,000,000), 2.485% guaranteed notes due 2023 (aggregate principal amount $750,000,000), 1.95% guaranteed notes due 2021 (aggregate principal amount $1,000,000,000) and 1.500% guaranteed notes due 2019 (aggregate principal amount $750,000,000) in September 2016; as bookrunner in connection with DT’s 2.950% medium term notes due 2027 (aggregate principal amount HK$1,300,000,000) in April 2017; and as joint bookrunner in connection with DT’s 2.250% guaranteed medium term notes due 2029 (aggregate principal amount GBP 250,000,000) in April 2017. We also have provided from time to time, and are currently providing, certain financial advisory and/or underwriting services to Sprint and/or its affiliates for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with Sprint’s $3,500,000,000 asset securitization in October 2016; and as joint bookrunner in connection with Sprint’s $3,937,500,000 asset securitization in March 2018. We also have provided from time to time, and are currently providing, certain financial advisory and/or underwriting services to SoftBank and/or its affiliates and portfolio companies for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with Alibaba Group Holdings Limited’s (“Alibaba”), a portfolio company of SoftBank, unsecured term loan (aggregate principal amount $4,000,000,000) in May 2016; as joint bookrunner in connection with Alibaba’s $5,500,000,000 mandatory exchangeable trust offering of common stock in June 2016; financial advisor to SoftBank in connection with the formation of the approximately $100,000,000,000 SoftBank Vision Fund in May 2017; and as co-manager in connection with SoftBank’s 6.000% perpetual notes (aggregate principal amount $2,750,000,000) and 6.875% perpetual notes (aggregate principal amount $1,750,000,000) in July 2017. We may also in the future provide financial advisory and/or underwriting services to the Company, DT, Sprint, SoftBank, and their respective affiliates and, as applicable, portfolio companies for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs & Co, LLC also may have co-invested with SoftBank and its affiliates from time to time and may have invested in limited partnership units of affiliates of SoftBank from time to time and may do so in the future. In addition, a Director on the board of Softbank is currently affiliated with The Goldman Sachs Group, Inc. as a senior director.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Sprint for the five fiscal years ended December 31, 2017 and March 31, 2017, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Sprint; certain other communications from the Company and Sprint to their respective stockholders; certain publicly available research analyst reports for the Company and Sprint; certain internal financial analyses and forecasts for Sprint prepared by its management; and certain internal financial analyses and forecasts for the Company on a stand-alone basis and on a pro-forma basis giving effect to the Transaction and certain financial analyses and forecasts for Sprint, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”), and certain operating synergies projected by the managements of the Company and Sprint to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Sprint regarding their assessment of the past and current business operations, financial condition and future prospects of Sprint and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company and the strategic rationale for, and the potential benefits of, the Transaction; reviewed the reported price and trading activity for the shares of Company Common Stock and the shares of Sprint Common Stock; compared certain financial and stock market information for the Company and Sprint with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the telecommunications industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

Board of Directors

T-Mobile US, Inc.

April 29, 2018

Page Three

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Sprint or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Sprint or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the Company, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, those agreements contemplated by Section 2.6 of the Agreement, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or Sprint, or any class of such persons in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company, DT, Sprint or SoftBank or the ability of the Company, DT, Sprint or SoftBank to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services provided to the Company and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,

/s/ Goldman Sachs & Co. LLC

(GOLDMAN SACHS & CO. LLC)

ANNEX J

April 29, 2018

The Independent Committee of the Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington

98006-1350

Members of the Independent Committee:

We understand that T-Mobile US, Inc., a Delaware corporation (“Parent”), proposes to enter into a Business Combination Agreement (the “Business Combination Agreement”), with Sprint Corporation, a Delaware corporation (the “Company”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and a wholly owned subsidiary of Merger Company (“Merger Sub”), Starburst I, Inc., a Delaware corporation (“Silver Hawk”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Gold Hawk”), and for the limited purposes of the covenants, representations and warranties set forth therein that are express obligations of such persons, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheidraies organized and existing under the laws of the Netherlands (“DT Holdco”), Softbank Group Corp., a Japanese kabushiki kaisha (“Hawk”), and SoftBank Group Capital Limited, a private limited company incorporated in England and Wales (“Royal Hawk”), pursuant to which (i) Merger Sub will merge with and into the Company, with the Company as the surviving entity (the “Surviving Company”), as a result of which the Surviving Company will become a wholly owned subsidiary of Parent (the “Merger”) and (ii) immediately prior to the Merger, Silver Hawk and Gold Hawk will each merge with and into Merger Company, with Merger Company continuing as the surviving entity and as a wholly owned subsidiary of Parent (the “Hawk Mergers”, and together with the Merger, the “Mergers”). As a result of the Mergers, among other things, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than any shares of Company Common Stock to be canceled pursuant to Section 3.2(b) of the Business Combination Agreement and any shares of Company Common Stock to remain outstanding and held by Merger Company as a result of the Hawk Mergers, issued and outstanding immediately prior to the Effective Time will be converted into and become the right to receive 0.10256 (the “Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.00001 per share, of Parent (the “Parent Stock”), subject to adjustment in accordance with the Business Combination Agreement (such per share amount, together with any cash in lieu of fractional shares of Parent Stock to be paid pursuant to the Business Combination Agreement, the “Merger Consideration”). The terms and conditions of the Mergers are more fully set forth in the Business Combination Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Business Combination Agreement.

The Independent Committee of the Board of Directors of Parent has asked us whether, in our opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Parent Stock (including such holders of shares of Parent Stock other than DT and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and Parent that we deemed to be relevant, including publicly available research analysts’ estimates;

EVERCORE 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

Letter to the Independent Committee

of the Board of Directors

April 29, 2018

(ii)

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to each of the Company and Parent prepared and furnished to us by the management of the Company and Parent, respectively;

(iii)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

(iv)	reviewed certain non-public projected financial and operating data relating to the Company prepared and furnished to us by the management of Parent;

(v)	reviewed certain non-public projected financial and operating data relating to Parent prepared and furnished to us by the management of Parent;

(vi)	reviewed the amount and timing of the cost savings estimated by the management of Parent to result from the Merger (collectively, the “Synergies”);

(vii)	reviewed the amount, timing and use of certain tax attributes of the Company, Parent and the combined company, as estimated by the management of Parent;

(viii)

discussed the past and current operations, financial projections and current financial condition of each of the Company and Parent with the management of Parent (including their views on the risks and uncertainties of achieving such projections);

(ix)	reviewed the reported prices and the historical trading activity of each of the Company Common Stock and the Parent Stock;

(x)	compared the financial performance of each of the Company and Parent and their respective stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(xi)	compared the financial performance of the Company and Parent and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(xii)

reviewed the potential pro forma financial impact of the Merger on the future financial performance of the combined company based on the projected financial data relating to each of the Company and Parent referred to above, including the projected Synergies and other strategic benefits and the amount and timing of realization thereof, anticipated by the management of Parent to be realized from the Merger;

(xiii)	reviewed a draft of the Business Combination Agreement dated April 25, 2018; and

(xiv)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and Parent referred to above (including the Synergies), we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgment of the management of Parent as to (i) the future financial performance of the companies under the assumptions reflected therein and (ii) the Synergies, including

Letter to the Independent Committee

of the Board of Directors

April 29, 2018

the amount and timing of the realization of such Synergies. We express no view as to any projected financial data relating to the Company or Parent, the Synergies or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Business Combination Agreement in the draft form reviewed by us are true and correct, that each of the Mergers will qualify as a tax free reorganization for United States federal income tax purposes, that each party will perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement in all material respects and that all conditions to the consummation of the Mergers will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Mergers will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Parent or the Company or the consummation of the Mergers or materially reduce the benefits of the proposed Mergers to the holders of shares of Company Common Stock or Parent Stock. We have also assumed that the executed Business Combination Agreement will not differ in any material respect from the draft Business Combination Agreement dated April 25, 2018 reviewed by us.

We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or Parent, nor have we been furnished with any such inspection, valuation or appraisal, nor have we evaluated the solvency or fair value of the Company or Parent under any state, federal or foreign laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, of the Exchange Ratio to holders of shares of Parent Stock (including such holders of shares of Parent Stock other than DT and its affiliates). We do not express any view on, and our opinion does not address, the fairness of the Mergers to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of Parent or the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Company, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have assumed that any modification to the structure of the transaction will not vary our analysis in any material respect, Our opinion does not address the relative merits of the Mergers as compared to other business or financial strategies that might be available to Parent, nor does it address the underlying business decision of Parent to engage in the Mergers. This letter, and our opinion, does not constitute a recommendation to the Independent Committee of the Board of Directors of Parent or to any other persons in respect of the Mergers, including as to how any holder of shares of Company Common Stock or Parent Stock should vote or act in respect of the Mergers. We express no opinion herein as to the price at which shares of Company Common Stock or Parent Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by Parent and its advisors with respect to legal, regulatory, accounting and tax matters.

We will receive a fee for our services upon the rendering of this opinion. We will be entitled to receive a success fee upon the consummation of the Merger. Parent has also agreed to pay us a monthly retainer fee,

Letter to the Independent Committee

of the Board of Directors

April 29, 2018

reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We may also be entitled to receive an additional fee at the discretion of the Independent Committee of the Board of Directors. Prior to this engagement, Evercore Group L.L.C. and its affiliates provided financial advisory services to Parent and received fees for the rendering of these services including the reimbursement of expenses. Other than the monthly retainer fee and expense reimbursement described above, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and Parent or the Company pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to Parent or the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, Parent and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein, is addressed to, and is for the use and benefit of, the Independent Committee of the Board of Directors of Parent and the Board of Directors of Parent in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred or communicated (in whole or in part) to or by any party other than Parent, the Independent Committee of the Board of Directors of Parent and the Board of Directors of Parent for any purpose whatsoever except with our prior written approval, except the Company or Parent may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company or Parent to its stockholders relating to the Mergers; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of Parent Stock (including such holders of shares of Parent Stock other than DT and its affiliates).

Very truly yours, EVERCORE GROUP L.L.C.

By:	/s/ Daniel B. Mendelow
Daniel B. Mendelow Senior Managing Director

ANNEX K

Raine Securities LLC 810 Seventh Avenue, 39th Floor New York, NY 10019 Tel: (212) 603-5500 Fax: (212) 603-5501 Tel: (310) 987-7700 LA Tel: (415) 967-5830 SF

April 29, 2018

Sprint Corporation

6200 Sprint Parkway

Overland Park, KS 66251-6117

Attention: The Board of Directors of Sprint Corporation

Dear Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of outstanding shares of common stock, par value $0.01 per share (the “Sprint Common Stock”) as of immediately prior to the Hawk Mergers (as defined below), of Sprint Corporation (“Sprint”) of the Exchange Ratio (as defined below), taking into account the Merger (as defined below), pursuant to the Business Combination Agreement (the “Business Combination Agreement”) by and between T-Mobile US, Inc. (“T-Mobile”), Huron Merger Sub LLC, a wholly-owned subsidiary of T-Mobile (“Hawk Merger Company”), Superior Merger Sub Corp., a wholly-owned subsidiary of Hawk Merger Company (“Merger Sub”), Sprint, Starburst I, Inc., Galaxy Investment Holdings, Inc., SoftBank Group Corp. (“SoftBank”) Deutsche Telekom AG and Deutsche Telekom Holding BV.

We understand that, pursuant to the Business Combination Agreement, Starburst I, Inc. and Galaxy Investment Holdings, Inc. shall each merge with and into Hawk Merger Company, with Hawk Merger Company continuing as the surviving entity and as a wholly owned subsidiary of T-Mobile (the “Hawk Mergers”) and each issued and outstanding share of Starburst I, Inc. and Galaxy Investment Holdings, Inc., respectively, shall be cancelled and converted into the right to receive a proportionate amount of shares of common stock, par value $0.00001 per share, of T-Mobile (“T-Mobile Common Stock”) based on the product of the number of shares of Sprint Common Stock held by Starburst I, Inc. and Galaxy Investment Holdings, Inc., respectively, and the Exchange Ratio (as defined below), and immediately following the Hawk Mergers, Sprint will be merged with and into Merger Sub, with Sprint being the surviving corporation (the “Merger”), and each issued and outstanding share of Sprint Common Stock, other than shares of Sprint Common Stock held in treasury or held by Hawk Merger Company, shall be converted into the right to receive 0.10256 shares (the “Exchange Ratio”) of T-Mobile Common Stock.

In arriving at our opinion, we have, among other things:

1.	reviewed the draft dated April 29, 2018 of the Business Combination Agreement;

2.

reviewed certain publicly available financial and other information relating to Sprint and T-Mobile, including publicly filed reports for each of Sprint and T-Mobile, publicly available research analyst reports regarding each of Sprint and T-Mobile, and reported price and trading activity for the Sprint Common Stock and the T-Mobile Common Stock;

3.

reviewed certain additional financial and other information regarding the business, operations and future prospects of Sprint, which was furnished to us by Sprint, including certain financial projections (the “Sprint Projections”) prepared by the management of Sprint;

4.

reviewed and discussed certain additional financial and other information regarding the business, operations and future prospects of T-Mobile, which was furnished to us by T-Mobile, including certain financial projections (the “T-Mobile Projections”) prepared by the management of T-Mobile;

Sprint

April 29, 2018

5.

reviewed and discussed certain additional financial and other information regarding the potential synergies that may result from the Merger, as jointly projected by the managements of T-Mobile and Sprint (the “Projected Synergies”);

6.

conducted discussions with management of Sprint regarding (i) the business, operations and future prospects of Sprint, including their views regarding the Sprint Projections, (ii) the business, operations and future prospects of T-Mobile, including their views regarding the T-Mobile Projections, (iii) the strategic rationale for and the potential benefits of, the Merger, and (iv) the business, operations and future prospects of a combined entity, including management’s views regarding the Projected Synergies;

7.

reviewed and discussed certain financial information of a proforma combined entity, including associated synergies that may result from the Merger, pursuant to projections jointly prepared by the managements of T-Mobile and Sprint (the “NewCo Projections”);

8.	reviewed and analyzed certain publicly available financial data relating to selected public companies that we deemed relevant to our analysis;

9.	reviewed the financial terms, to the extent publicly available, of certain other business combinations; and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all the financial and other information that was available to us from public sources, that was provided to us by Sprint or T-Mobile or any of their respective representatives, or that was otherwise reviewed by us, and have been advised by management of Sprint that it is not aware of any information that might be material to our opinion that has not been made available to us. With respect to the Sprint Projections, we have been advised by management of Sprint that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sprint as to the future operating and financial performance of Sprint. With respect to the T-Mobile Projections, we have assumed, at the direction of Sprint’s management, that the T-Mobile Projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of T-Mobile as to the future operating and financial performance of T-Mobile. With respect to both the Projected Synergies and the NewCo Projections, we have been advised by Sprint’s management that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Sprint and have assumed, at the direction of Sprint’s management, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of T-Mobile as to the future operating and financial performance of the potential combined entity. We have further assumed, at the direction of Sprint’s Management and with your consent, that the financial results in each of the Sprint Projections, T-Mobile Projections, Projected Synergies and NewCo Projections and other financial and operating data utilized in our analyses will be realized at the times and in the amounts projected. We assume no responsibility for and express no view as to any such projections or forecasts, or as to the assumptions on which they are based.

We have not assumed any responsibility for making an independent evaluation or appraisal of any assets or liabilities of Sprint or T-Mobile, contingent or otherwise, and have not been provided with any such evaluation or appraisal, nor have we evaluated the solvency, viability or fair value of Sprint or T-Mobile or any other person or any assets, under any state or federal laws relating to bankruptcy, insolvency or similar matters. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any outstanding, pending or

Sprint

April 29, 2018

threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities to which Sprint or T-Mobile or any of their respective affiliates is a party or may be subject, and, at the direction of Sprint, our opinion does not consider the possible assertion of claims, outcomes or damages arising out of any such matters.

We have assumed that the Merger and the Hawk Mergers will be consummated in a timely manner and in accordance with the terms of the Business Combination Agreement, without any limitations, restrictions, conditions, amendments, waivers or modifications, regulatory or otherwise, and without any adjustment to the Exchange Ratio, that collectively would have an adverse effect on Sprint or T-Mobile, or the benefits contemplated by the Merger or the Hawk Mergers, in any way material to our analysis. We have assumed that the representations and warranties of Sprint and T-Mobile as set forth in the Business Combination Agreement are true and correct in all respects material to our analysis. We have assumed that the Merger and the Hawk Mergers will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We also have assumed that the final executed Business Combination Agreement will not differ in any material respect from the draft referred to above.

Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent circumstances, developments or events may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

Our opinion does not address the relative merits of any portion of the Merger as compared to any other business strategies or alternative transactions that may be available to Sprint, nor does it address the underlying business decision of the Board of Directors of Sprint (the “Board”) or any other person to proceed with the Merger or any other action. We do not express any view or opinion with respect to any aspect of the Business Combination Agreement or the Merger, other than the fairness to the holders of Sprint Common Stock immediately prior to the Hawk Mergers of the Exchange Ratio, taking into account the Merger, to the extent expressly specified herein, including that we do not express any view or opinion with respect to the Hawk Mergers or any legal, tax, regulatory or accounting matters relating to the Merger, as to which we understand that Sprint has obtained such advice as it deemed necessary from qualified professionals.

Our opinion is limited to whether the Exchange Ratio, taking into account the Merger, is fair to the holders of Sprint Common Stock immediately prior to the Hawk Mergers, solely in their capacity as stockholders, from a financial point of view, and does not address any other terms or aspects of the Merger including, without limitation, the Hawk Mergers or the form or structure of the Merger or any terms or aspects of any voting, support, stockholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, the Hawk Mergers or otherwise. We are not expressing any opinion as to the prices at which shares of T-Mobile Common Stock will trade at any time or as to the impact of the Transaction on the solvency or viability of Sprint or T-Mobile or the ability of Sprint or T-Mobile to pay their respective obligations when they come due.

We also express no view or opinion as to the fairness of the amount or nature of the compensation, if any, to be received by any party’s officers, directors or employees, or any class of such persons, as a result of, or in connection with, the Merger or the Hawk Mergers, relative to amounts to be paid or issued to any party’s stockholders or otherwise, or to the relative ownership of T-Mobile by the holders of T-Mobile Common Stock following the Merger and the Hawk Mergers. Our opinion does not constitute a recommendation to the Board, the holders of Sprint Common Stock, the holders of T-Mobile Common Stock or to any other person as to how to vote or act with respect to the Merger or the Hawk Mergers or any other matter.

Sprint

April 29, 2018

Raine Securities LLC (“Raine”), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions and valuations for corporate and other purposes. Raine has acted as a financial advisor to Sprint in connection with the Merger and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is payable upon the consummation of the Merger. Sprint also has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising from our engagement. In the past two years prior to the date hereof, we have provided financial advisory and investment banking services to SoftBank, the majority equityholder of Sprint, which are unrelated to the Merger, for which we have received customary compensation. Further, we were previously engaged by SoftBank to act as SoftBank’s financial advisor in connection with its consideration of a potential transaction between Sprint and T-Mobile, including a potential merger, for which we received customary compensation. Entities affiliated with SoftBank beneficially own a minority interest in Raine, and affiliates of SoftBank and Raine are investors in investment funds managed by Raine and SoftBank, respectively. We may, in the future, provide other investment banking, financial advisory or other services to Sprint, T-Mobile, SoftBank, Deutsche Telekom AG or their respective affiliates, for which we would expect to receive compensation.

Our opinion has been approved for issuance by the fairness opinion and valuation review committee of Raine. This opinion letter is provided for the use of Sprint in its evaluation of the Merger and is not to be used by Sprint for any other purpose or disclosed or otherwise referred to in any manner, without our prior written consent, except as provided in the engagement letter, dated April 25, 2018, by and between Sprint and Raine.

Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that, as of the date hereof and taking into account the Merger, the Exchange Ratio pursuant to the Business Combination Agreement is fair, from a financial point of view, to the holders of Sprint Common Stock as of immediately prior to the Hawk Mergers.

Sprint

April 29, 2018

Very truly yours,

RAINE SECURITIES LLC

/s/ Raine Securities LLC

[Signature Page to Opinion Letter]

ANNEX L

April 29, 2018

The Board of Directors

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Sprint Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of the Company with an indirect, wholly-owned subsidiary of T-Mobile US, Inc. (the “Merger Partner”). Pursuant to the Business Combination Agreement (the “Agreement”), among the Company, the Merger Partner, SoftBank Group Corp. (“SoftBank”), Galaxy Investment Holdings, Inc. (“Galaxy”), Starburst I, Inc. (“Starburst”), Huron Merger Sub LLC (“Merger Company”), Superior Merger Sub Corp. and the other parties thereto, the Company will become an indirect, wholly-owned subsidiary of the Merger Partner, and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement), other than any shares of Company Common Stock held directly by the Company as treasury stock or held directly by Merger Company, will be converted into the right to receive 0.10256 shares (the “Exchange Ratio”) of the Merger Partner’s common stock, par value $0.00001 per share (the “Merger Partner Common Stock”). In addition, pursuant to the Agreement, immediately prior to the Effective Time, each of Galaxy and Starburst will, unless abandoned in accordance with the Agreement, be merged with and into Merger Company, with Merger Company continuing as the surviving corporation and as a direct, wholly-owned subsidiary of the Merger Partner (the “SoftBank US Mergers” and, together with the Merger, the “Transaction”), and each share of common stock, par value $0.01 per share, of Galaxy and of common stock, par value $0.01 per share, of Starburst outstanding immediately prior to the SoftBank US Mergers Effective Time (as defined in the Agreement) will be converted into the right to receive an amount of Merger Partner Common Stock calculated pursuant to a formula set forth in the Agreement and based in part upon the Exchange Ratio. You have informed us that Galaxy and Starburst collectively directly hold 100% of SoftBank’s indirect interest in the Company and have no other assets or liabilities that would be material to our analysis.

In connection with preparing our opinion, we have (i) reviewed a draft of the Agreement furnished to us on April 28, 2018 and labeled “Execution Version”; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the “Synergies”); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Merger Partner or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have further assumed, for purposes of our financial analysis, that each share of Company Common Stock issued and outstanding immediately prior to the SoftBank US Mergers, other than any shares of Company Common Stock held directly by the Company as treasury stock, will be converted into the right to receive a number of shares of the Merger Partner Common Stock equal to the Exchange Ratio. In addition, at your direction, for purposes of our financial analysis, we have disregarded, and not given any effect to, the occurrence of the SoftBank US Mergers. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner or any other party to the Agreement under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes and otherwise have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement, without any modifications to the structure of the Transaction that would be material to our analysis, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Merger Partner and the other parties in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock as of immediately prior to the SoftBank US Mergers of the Exchange Ratio in the proposed Merger and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or in connection with any other transaction contemplated by the Agreement (including the SoftBank US Mergers) or as to the underlying decision by the Company to engage in the Transaction. We also do not express any opinion as to the terms of the Stockholders’ Agreement or the Voting and Proxy Agreement (each as defined in the Agreement) or any governance or other rights in either thereof or in the other documentation being entered into in connection with the Transaction and the other transactions contemplated by the Agreement (and have not taken any such terms or rights into account in our analysis), and our opinion does not take into account the individual circumstances of any holders with respect to control, governance or other rights which may distinguish such holders from other holders. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio applicable to the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, the Merger Partner and their respective ultimate parent companies, SoftBank and Deutsche Telekom AG (“DT”), for which we and such affiliates have received or may receive customary compensation. Such services during such period have included acting as joint bookrunner on the Company’s offering of debt securities in October 2016, February 2018 and March 2018; as joint lead arranger and bookrunner on the Company’s credit facility in February 2017 and September 2017 (which was subsequently terminated in February 2018); as joint bookrunner on offerings of debt securities by the Merger Partner in November 2015, March 2016, March 2017 and January 2018; as joint lead arranger and joint bookrunner on SoftBank’s credit facility in November 2017; as joint bookrunner on offerings of debt securities by DT in April and September 2016 and as a co-advisor to DT on a joint venture involving one of its affiliates. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company, the Merger Partner, SoftBank and DT. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock as of immediately prior to the SoftBank US Mergers.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger, the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any consent solicitation statement or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

ANNEX M

Centerview Partners LLC
31 West 52nd Street
New York, NY 10019

April 29, 2018

The Transaction Committee of the Board of Directors

Sprint Corporation

6200 Sprint Parkway

Overland Park, Kansas 66251

The Transaction Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Sprint Corporation, a Delaware corporation (“Sprint”), of the Exchange Ratio (as defined below) provided for pursuant to the Business Combination Agreement proposed to be entered into (the “Agreement”) by and among T-Mobile US, Inc., a Delaware corporation (“T-Mobile”), Huron Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of T-Mobile (“Merger Company”), Superior Merger Sub Corporation, a Delaware corporation and wholly owned subsidiary of Merger Company (“Merger Sub”), Sprint, Starburst I, Inc., a Delaware corporation (“Starburst”), Galaxy Investment Holdings, Inc., a Delaware corporation (“Galaxy”), and for the limited purposes set forth in the Agreement, Deutsche Telekom AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), Deutsche Telekom Holding B.V., a besloten vennootschap met beperkte aansprakelijkheidraies organized and existing under the laws of the Netherlands (“DT Holdco” and, collectively with DT, the “DT Parties”) and SoftBank Group Corp., a Japanese kabushiki kaisha (“SoftBank” and, collectively with Starburst and Galaxy, the “SoftBank Parties”). The Agreement provides that Merger Sub will be merged with and into Sprint (the “Merger” and, collectively with the other transactions contemplated by the Agreement, the “Transaction”), as a result of which Sprint will become a wholly owned subsidiary of T-Mobile and each issued and outstanding Share immediately prior to the effective time of the Merger (other than Shares held by Sprint as treasury stock (such Shares, the “Sprint Treasury Shares”) and any Shares held by Merger Company (such Shares, the “Merger Company Shares”)) will be converted into the right to receive 0.10256 (the “Exchange Ratio”) shares of common stock, par value $0.00001 per share (the “T-Mobile Shares”), of T-Mobile. Shares held by the SoftBank Parties, the DT Parties or any affiliate of Sprint or T-Mobile, together with the Sprint Treasury Shares and the Merger Company Shares, are referred to herein collectively as the “Excluded Shares.” The terms and conditions of the Transaction are more fully set forth in the Agreement.

We have acted as financial advisor to the Transaction Committee of the Board of Directors of Sprint in connection with the Transaction. We will receive a fee for our services in connection with the Transaction, a portion of which is payable upon the execution of the Agreement and a portion of which is contingent upon the consummation of the Transaction. Should the Transaction fail to close, we may receive a fee, at the sole discretion of the Transaction Committee of the Board of Directors of Sprint, for services provided to the Transaction Committee following the execution of the Agreement. In addition, Sprint has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, except for our engagement by the Transaction Committee of the Board of Directors in connection with the Transaction, we have not been engaged to provide financial advisory or other services to Sprint, and we have not received any compensation from Sprint during such period. In the past two years, we have not been engaged to provide financial advisory or other services to T-Mobile, the DT Parties, the SoftBank Parties, Merger Company or Merger Sub, and we have not received any compensation from T-Mobile, the DT Parties, the SoftBank Parties, Merger Company or Merger Sub during such period. We may provide investment banking and other services to or with respect to Sprint, T-Mobile, the DT Parties or the SoftBank Parties or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, Sprint, T-Mobile, the DT Parties, the SoftBank Parties or any of their respective affiliates, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated April 29, 2018 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of Sprint for the years ended March 31, 2017, March 31, 2016 and March 31, 2015 and Annual Reports on Form 10-K of T-Mobile for the years ended December 31, 2017, December 31, 2016 and December 31, 2015; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Sprint and T-Mobile; (iv) certain publicly available research analyst reports for Sprint and T-Mobile; (v) certain other communications from Sprint and T-Mobile to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Sprint, including certain financial forecasts, analyses and projections relating to Sprint prepared by management of Sprint and furnished to us by Sprint for purposes of our analysis (the “Sprint Forecasts”) (collectively, the “Sprint Internal Data”); (vii) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of T-Mobile, including certain financial forecasts, analyses and projections relating to T-Mobile prepared by management of T-Mobile and furnished to us by Sprint for purposes of our analysis (the “T-Mobile Forecasts”) (collectively, the “T-Mobile Internal Data”); and (viii) and certain pro forma forecasts, including tax and other cost savings and operating synergies projected by the management of T-Mobile and Sprint to result from the Transaction furnished to us by Sprint for purposes of our analysis (the “Synergies”). We have participated in discussions with members of the senior management and representatives of Sprint and T-Mobile regarding their assessment of the Sprint Internal Data, the T-Mobile Internal Data and the Synergies, as appropriate, and the strategic rationale for the Transaction. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for Sprint and T-Mobile and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Sprint Internal Data (including, without limitation, the Sprint Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Sprint as to the matters covered thereby and, that the T-Mobile Internal Data (including, without limitation, the T-Mobile Forecasts) and the Synergies have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of T-Mobile as to the matters covered thereby, and we have relied, at your direction, on the Sprint Internal Data, the T-Mobile Internal Data and the Synergies for purposes of our analysis and this opinion. We express no view or opinion as to the Sprint Internal Data, the T-Mobile Internal Data, the Synergies or the assumptions on which they are based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Sprint or T-Mobile, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Sprint or T-Mobile. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of Sprint, T-Mobile, the DT Parties, the SoftBank Parties or any other person, or the ability of Sprint, T-Mobile, the DT Parties, the SoftBank Parties or any other person to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, Sprint’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Sprint or in which Sprint might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the SoftBank Parties, the holders of any other class of securities, creditors or other constituencies of Sprint or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Sprint or any party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise. Our opinion, as expressed herein, relates to the relative values of Sprint and T-Mobile. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We express no view or opinion as to what the value of T-Mobile Shares actually will be when issued pursuant to the Transaction or the prices at which the Shares or T-Mobile Shares will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of Sprint or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Transaction Committee of the Board of Directors of Sprint (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to the holders of Shares other than Excluded Shares.

Very truly yours,

/s/ CENTERVIEW PARTNERS LLC
CENTERVIEW PARTNERS LLC

PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Officers and Directors

T-Mobile’s certificate of incorporation requires T-Mobile to indemnify and hold harmless, to the fullest extent permitted by Delaware law, any person who is made or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, manager, member, officer, employee or agent of T-Mobile, or is or was serving at the request of T-Mobile as a director, manager, member, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The organizational documents of T-Mobile’s subsidiaries generally provide for indemnification of directors, managers and officers, as applicable, to the fullest extent permitted by Delaware law.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

T-Mobile has entered into indemnification agreements with all of its directors and executive officers and has purchased directors’ and officers’ liability insurance.

T-Mobile’s certificate of incorporation provides that no director is liable to T-Mobile or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to T-Mobile or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules

(a)	The exhibits listed below in the “Exhibit Index” are filed as part of, or are incorporated by reference in, this joint consent solicitation statement/prospectus.

(b)	Exhibit Index

Exhibit Number	Exhibit Description
2.1	Business Combination Agreement, dated as of April 29, 2018, by and among T-Mobile US, Inc., Huron Merger Sub LLC, Superior Merger Sub Corporation, Sprint Corporation, Starburst I, Inc., Galaxy Investment Holdings, Inc., and for the limited purposes set forth therein, Deutsche Telekom AG, Deutsche Telekom Holding B.V., and SoftBank Group Corp. (included as Annex A to this joint consent solicitation statement/prospectus that is a part of this registration statement)†

3.1	Fourth Amended and Restated Certificate of Incorporation of T-Mobile (incorporated by reference to Exhibit 3.1 to T-Mobile’s Form 8-K filed on May 2, 2013)

3.2	Form of Fifth Amended and Restated Certificate of Incorporation of T-Mobile to be adopted upon completion of the merger (included as Annex D to this joint consent solicitation statement/prospectus)

3.3	Fifth Amended and Restated Bylaws of T-Mobile (incorporated by reference to Exhibit 3.2 to T-Mobile’s Form 8-K filed on May 2, 2013)

Exhibit Number	Exhibit Description

3.4	Form of Sixth Amended and Restated Bylaws of T-Mobile to be adopted upon completion of the merger (included as Annex E to this joint consent solicitation statement/prospectus)

5.1	Opinion of Wachtell, Lipton, Rosen & Katz regarding the validity of T-Mobile common stock being registered

8.1	Opinion of Morrison & Foerster LLP regarding certain tax matters

10.1	Support Agreement, dated as of April 29, 2018, by and among Deutsche Telekom AG, Deutsche Telekom Holding B.V., Sprint Corporation and SoftBank Group Corp. (included as Annex B to this joint consent solicitation statement/prospectus)

10.2	Support Agreement, dated as of April 29, 2018, by and among SoftBank Group Corp., SoftBank Group Capital Limited, Starburst I, Inc., Galaxy Investment Holdings, Inc., T-Mobile US, Inc., and Deutsche Telekom AG (included as Annex C to this joint consent solicitation statement/prospectus)

10.3	Form of Amended and Restated Stockholders’ Agreement, by and among Deutsche Telekom AG, SoftBank Group Corp. and T-Mobile US, Inc. to be entered into upon completion of the merger (included as Annex F to this joint consent solicitation statement/prospectus)

10.4	Amended and Restated Commitment Letter, dated as of May 15, 2018, by and among T-Mobile USA, Inc. and the financial institutions party thereto (incorporated by reference to Exhibit 10.1 to T-Mobile’s Form 8-K filed on May 17, 2018)

10.5	Financing Matters Agreement, dated as of April 29, 2018, by and between T-Mobile USA, Inc. and Deutsche Telekom AG (incorporated by reference to Exhibit 10.3 to T-Mobile’s Form 8-K filed on April 30, 2018)

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in the opinion filed as Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for T-Mobile US, Inc.

23.3	Consent of Deloitte & Touche LLP, independent registered public accounting firm for Sprint Corporation

23.4	Consent of Morrison & Foerster LLP (included in the opinion filed as Exhibit 8.1)

24.1	Power of Attorney#

99.1	Consent of PJT Partners LP

99.2	Consent of Goldman Sachs & Co. LLC

99.3	Consent of Evercore Group LLC

99.4	Consent of J.P. Morgan Securities LLC

99.5	Consent of Raine Securities LLC

99.6	Consent of Centerview Partners LLC

99.7	Form of Consent for Holders of Sprint common stock

99.8	Form of Consent for Holders of T-Mobile common stock

†	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.
#	Previously filed.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(h) That every prospectus (1) that is filed pursuant to paragraph (g) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(i) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(j) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(k) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on October 19, 2018.

T-MOBILE US, INC.
By:	/s/ John J. Legere
Name: John J. Legere
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities indicated below on October 19, 2018.

Signature	Title
/s/ John J. Legere John J. Legere	Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. Braxton Carter J. Braxton Carter	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Peter Osvaldik Peter Osvaldik	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Timotheus Höttges	Chairman of the Board

* Thomas Dannenfeldt	Director

* Srikant Datar	Director

* Lawrence H. Guffey	Director

* Bruno Jacobfeuerborn	Director

* Raphael Kübler	Director

* Thorsten Langheim	Director

* G. Michael Sievert	President, Chief Operating Officer and Director

* Olaf Swantee	Director

* Teresa A. Taylor	Director

* Kelvin R. Westbrook	Director

*

J. Braxton Carter, by signing his name hereto, does hereby sign this registration statement on behalf of the directors of the registrant above in front of whose name asterisks appear, pursuant to powers of attorney duly executed by such directors and filed with the SEC.

By:	/s/ J. Braxton Carter
J. Braxton Carter
Executive Vice President and Chief Financial Officer, as Attorney-in-Fact